 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1998
                                                     REGISTRATION NO. 333-63519

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                        ARCH COMMUNICATIONS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    4812                    31-1358569
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                        1800 WEST PARK DRIVE, SUITE 250
                       WESTBOROUGH, MASSACHUSETTS 01581
                                (508) 870-6700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             C. EDWARD BAKER, JR.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                       WESTBOROUGH, MASSACHUSETTS 01581
                                (508) 870-6700
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
                             JAY E. BOTHWICK, ESQ.
                           DAVID A. WESTENBERG, ESQ.
                             C/O HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                (617) 526-6000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the effective registration statement for the same offering. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 PRELIMINARY COPY--DATED DECEMBER 4, 1998

                               [ARCH LETTERHEAD]

                                                         December   , 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Arch Communications Group, Inc., a Delaware corporation
("Arch"), to be held on January   , 1999 at 10:00 a.m., local time, at the
offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

  At the Special Meeting you will be asked to consider and vote upon two related proposals which provide for the following:

    1. The MobileMedia Proposal: The issuance of shares of Arch's Common Stock, $.01 par value per share ("Arch Common Stock"), shares of Arch's Class B Common Stock, $.01 par value per share ("Arch Class B Common Stock" and, together with the Arch Common Stock, the "Arch Combined Common Stock") and rights and warrants to acquire shares of Arch Common Stock pursuant to
  (x) an Agreement and Plan of Merger, dated as of August 18, 1998, amended as of September 3, 1998 and as of December 1, 1998 (as amended, the "Merger Agreement"), among Arch, Farm Team Corp., a Delaware corporation and a wholly owned subsidiary of Arch (the "Merger Subsidiary"), MobileMedia Corporation, a Delaware corporation ("Parent") which is currently operating as a debtor-in-possession under Chapter 11 ("Chapter 11") of the United States Bankruptcy Code, and MobileMedia Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent which is also currently operating as a debtor-in-possession under Chapter 11 ("MMC" and, together with its subsidiaries, "MobileMedia"), (y) a related Third Amended Joint Plan of Reorganization of Parent and MobileMedia under Chapter 11 dated as of December 1, 1998 (the "Amended Plan") and (z) certain separate commitment letters dated as of August 18, 1998, amended as of September 3, 1998 and as of December 1, 1998 (collectively, as amended, the "Standby Purchase Agreements"), among Arch, MMC and certain unsecured creditors of Parent and MobileMedia (collectively, the "Standby Purchasers"). Pursuant to the Amended Plan, Arch will contribute approximately $479.0 million in cash for distribution to certain secured creditors of Parent and MobileMedia in consideration of the discharge of their claims against Parent and MobileMedia and Arch will issue 14,344,969 shares of Arch Common Stock (the "Creditor Stock Pool") to the unsecured creditors of Parent and MobileMedia (the "Unsecured Creditors") in consideration of the discharge of their claims against Parent and MobileMedia. As additional consideration for the discharge of the claims of the Unsecured Creditors and otherwise in connection with the Merger Agreement and the Amended Plan, Arch will (a) distribute to the Unsecured Creditors (the "Rights Offering") certain transferable rights (the "Rights") to acquire 108,500,000 shares of Arch Common Stock at a purchase price of $2.00 per share (the "Rights Shares");
  (b) sell shares of Arch Combined Common Stock pursuant to the Standby Purchase Agreements to the Standby Purchasers also at a price of $2.00 per share, to the extent that any of the Rights are not otherwise exercised (subject to reduction by the Standby Purchasers to the extent the Arch Stockholder Rights (as defined below) are exercised), and, in consideration of such purchase commitments, Arch will distribute to the Standby Purchasers warrants (the "Arch Participation Warrants") to acquire up to 3,675,659 shares of Arch Common Stock at a fixed per share exercise price equal to the amount that would result at September 1, 2001 from an investment of $2.00 on the consummation of the Merger assuming a 20% per annum internal rate of return (the "Warrant Exercise Price") and (c) distribute (the "Arch Rights Offering") to the holders of shares of Arch Common Stock and Series C Preferred Stock outstanding on a date to be determined and announced by the Arch Board of Directors certain non-transferable rights (the "Arch Stockholder Rights") to acquire up to 44,893,166 shares of Arch Common Stock at a price of $2.00 per share and, to the extent such Arch Stockholder Rights are not exercised, Arch will distribute in lieu thereof the Arch Participation Warrants to acquire an equivalent number of shares of Arch Common Stock at the Warrant Exercise Price.

    2. The Charter Amendment Proposal: Approval of an amendment to the Restated Certificate of Incorporation of Arch (the "Arch Certificate") (i) increasing the number of authorized shares of Arch Common Stock from 75,000,000 shares to 365,000,000 shares, 65,000,000 shares of which will be designated Class B Common Stock and (ii) increasing the number of authorized shares of Arch's Series B Junior Participating Preferred Stock, $.01 par value per share, from 200,000 to 300,000 shares.

  THE APPROVAL OF EACH OF THE MOBILEMEDIA PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL IS CONDITIONED UPON APPROVAL OF BOTH SUCH PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THESE PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH SUCH PROPOSALS.

  Pursuant to the Merger Agreement, upon the satisfaction or, if legally permissible, waiver of the conditions to the closing set forth therein and in the Amended Plan, MMC will be merged with and into the Merger Subsidiary (the "Merger"). Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and in connection with the Merger MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger. If the MobileMedia Proposal and the Charter Amendment Proposal each receive the requisite approval of the stockholders of Arch and the other conditions to the Merger are satisfied or, if legally permissible, waived, the Merger is expected to be consummated in the first quarter of 1999.

  In addition, at the Special Meeting you will be asked to consider and vote upon an amendment to the Arch Certificate to effect a reverse stock split as described in the attached Proxy Statement/Prospectus (the "Stock Split Proposal"), an amendment to Arch's 1997 Stock Option Plan to increase the number of shares of Arch Common Stock issuable thereunder (the "Option Plan Proposal") and the approval of Arch's 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan Proposal").

  The MobileMedia Proposal, the Charter Amendment Proposal, the Stock Split Proposal, the Option Plan Proposal and the Stock Purchase Plan Proposal are more fully described in the accompanying Notice of Special Meeting of Stockholders, Proxy Statement/Prospectus and the Annexes thereto, including discussions therein concerning Arch's reasons for the Merger and the factors which should be considered in connection with your vote on these proposals. Please give this information your careful attention.

  AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF ARCH HAS UNANIMOUSLY CONCLUDED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, ARCH AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE MOBILEMEDIA PROPOSAL, THE CHARTER AMENDMENT PROPOSAL, THE STOCK SPLIT PROPOSAL, THE OPTION PLAN PROPOSAL AND THE STOCK PURCHASE PLAN PROPOSAL.

  At the Special Meeting, holders of shares of Arch Common Stock and Series C Preferred Stock will vote together as a single class. Each share of Arch Common Stock is entitled to one vote on all matters presented at the Special Meeting, and each share of Series C Preferred Stock is currently entitled to
18.5 votes on all such matters.

  The presence, either in person or by proxy, of the holders of a majority of the shares of Arch Common Stock and Series C Preferred Stock (calculated on an As-Converted Basis and voting together as a single class) (as so calculated, the "Arch Voting Stock") issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

  The affirmative vote of shares of the Arch Voting Stock representing a majority of the votes entitled to be cast in respect of the shares of Arch Voting Stock present or represented at the Special Meeting (assuming a quorum is present) is necessary to approve each of the matters to be considered at the Special Meeting, except that the affirmative vote of shares of the Arch Voting Stock representing a majority of all votes entitled to be cast is necessary to approve the Charter Amendment Proposal and the Stock Split Proposal. The Merger Agreement and the Merger will also require the satisfaction or, if legally permissible, waiver of other conditions as described in the attached Proxy Statement/Prospectus. Holders of Arch Common Stock and Series C Preferred Stock do not have rights of appraisal under Delaware law in connection with the Merger.

  Your vote is important regardless of the number of shares you own. We urge you to read the enclosed materials carefully and then to complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Special Meeting. Your prompt cooperation and continued support of Arch is greatly appreciated.

                                          Sincerely,

                                          C. Edward Baker, Jr.,
                                          Chairman of the Board and Chief
                                           Executive Officer

                 PRELIMINARY COPY--DATED DECEMBER 4, 1998

                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                             WESTBOROUGH, MA 01581

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON JANUARY   , 1999

To the Stockholders of
Arch Communications Group, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Arch Communications Group, Inc., a Delaware corporation ("Arch"),
will be held on January   , 1999 at 10:00 a.m., local time, at the offices of
Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, for the following purposes:

  To consider and vote upon five proposals more fully described in the accompanying Proxy Statement/Prospectus and the Annexes thereto, which provide for the following:

    1. The MobileMedia Proposal: Approval of the issuance of shares of Arch's Common Stock, $.01 par value per share ("Arch Common Stock"), shares of Arch's Class B Common Stock, $.01 par value per share ("Arch Class B Common Stock" and, together with the Arch Common Stock, the "Arch Combined Common Stock") and rights and warrants to acquire shares of Arch Common Stock pursuant to (x) an Agreement and Plan of Merger, dated as of August 18, 1998, amended as of September 3, 1998 and as of December 1, 1998 (as amended, the "Merger Agreement"), among Arch, Farm Team Corp., a Delaware corporation and a wholly owned subsidiary of Arch (the "Merger Subsidiary"), MobileMedia Corporation, a Delaware corporation ("Parent") which is currently operating as a debtor-in-possession under Chapter 11 ("Chapter 11") of the United States Bankruptcy Code, and MobileMedia Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent which is also currently operating as a debtor-in-possession under Chapter 11 ("MMC" and, together with its subsidiaries, "MobileMedia"), (y) a related Third Amended Joint Plan of Reorganization of Parent and MobileMedia dated as of December 1, 1998 (the "Amended Plan") and (z) certain separate commitment letters, dated as of August 18, 1998, amended as of September 3, 1998 and as of December 1, 1998, among Arch, MMC and certain unsecured creditors of Parent and MobileMedia (the "MobileMedia Proposal");

    2. The Charter Amendment Proposal: Approval of an amendment to the Restated Certificate of Incorporation of Arch (the "Arch Certificate") (i) increasing the number of authorized shares of Arch Common Stock from 75,000,000 to 365,000,000 shares, 65,000,000 shares of which will be designated Class B Common Stock and (ii) increasing the number of authorized shares of Arch's Series B Junior Participating Preferred Stock, $.01 par value per share, from 200,000 to 300,000 shares (the "Charter Amendment Proposal");

    3. The Stock Split Proposal: Approval of an amendment to the Arch Certificate to effect a reverse stock split (the "Stock Split Proposal");

    4. The Option Plan Proposal: Approval of an amendment to Arch's 1997 Stock Option Plan to increase the number of shares of Arch Common Stock issuable under such plan from 1,500,000 to 6,000,000 shares (the "Option Plan Proposal");

    5. The 1999 Employee Stock Purchase Plan: Approval of Arch's 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan Proposal"); and

    to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    THE APPROVAL OF EACH OF THE MOBILEMEDIA PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL IS CONDITIONED UPON APPROVAL OF BOTH SUCH PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THESE PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH SUCH PROPOSALS.

  Pursuant to the Merger Agreement, upon the satisfaction or, if legally permissible, waiver of the conditions to the closing set forth therein and in the Amended Plan, MMC will be merged with and into the Merger Subsidiary (the "Merger"). Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and in connection with the Merger, MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger.

  The Arch Board of Directors has fixed the close of business on Friday, December 11, 1998 as the record date for the determination of Arch stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. The Arch Board of Directors will announce the record date for the determination of Arch stockholders entitled to receive certain warrants and/or rights, pursuant to the MobileMedia Proposal and described in the accompanying Proxy Statement/Prospectus, at a future date. The complete list of Arch stockholders entitled to vote at the Special Meeting will be available for examination, for purposes pertaining to the Special Meeting, by any stockholder of Arch entitled to vote at the Special Meeting, at the principal executive offices of Arch, 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, for ten days prior to the Special Meeting.

  At the Special Meeting, holders of shares of Arch Common Stock and holders of shares of Arch's Series C Convertible Preferred Stock ("Series C Preferred Stock") will vote together as a single class. Each share of Arch Common Stock is entitled to one vote on all matters presented at the Special Meeting, and each share of Series C Preferred Stock is currently entitled to 18.5 votes on all such matters.

  The presence, either in person or by proxy, of the holders of a majority of the shares of Arch Common Stock and Series C Preferred Stock (calculated on an as-converted basis, assuming conversion of all convertible securities, and voting together as a single class)(as so calculated, the "Arch Voting Stock") issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

  Assuming a quorum is present, the affirmative vote of shares of Arch Voting Stock representing a majority of the votes entitled to be cast in respect of the shares of Arch Voting Stock present or represented at the Special Meeting is necessary to approve each of the matters to be considered at the Special Meeting, except that the affirmative vote of shares of Arch Voting Stock representing a majority of all votes entitled to be cast is necessary to approve the Charter Amendment Proposal and the Stock Split Proposal. Holders of Arch Common Stock and Series C Preferred Stock do not have rights of appraisal under Delaware law in connection with the Merger.

  All Arch stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope.

                                          By order of the Board of Directors,

                                          Garry B. Watzke, Secretary

December  , 1998
Westborough, MA

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION--DATED DECEMBER 4, 1998

                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                             WESTBOROUGH, MA 01581
                                  ----------
                           PROXY STATEMENT/PROSPECTUS

                                  ----------

  This Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $.01 per share ("Arch Common Stock"), and holders of Series C Convertible Preferred Stock, par value $.01 per share ("Series C Preferred Stock"), of Arch Communications Group, Inc., a Delaware corporation ("Arch"), in connection with the solicitation of proxies by the Arch Board of Directors (the "Arch Board") for use at the Special Meeting of Arch stockholders (the
"Special Meeting") to be held on January   , 1999, at the offices of Hale and
Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof.

  At the Special Meeting, you will be asked to consider and vote upon the following proposals (each more fully described herein):

    1. The MobileMedia Proposal: Approval of the issuance of shares of Arch Common Stock, shares of Arch's Class B Common Stock, $.01 par value per share ("Class B Common Stock" and, together with the Arch Common Stock, the "Arch Combined Common Stock") and warrants and rights to acquire shares of Arch Common Stock pursuant to (x) an Agreement and Plan of Merger, dated as of August 18, 1998, amended as of September 3, 1998 and as of December 1, 1998 (as amended, the "Merger Agreement"), among Arch, Farm Team Corp., a Delaware corporation and a wholly owned subsidiary of Arch (the "Merger Subsidiary"), MobileMedia Corporation, a Delaware corporation ("Parent") which is currently operating as a debtor-in-possession under Chapter 11 ("Chapter 11") of the United States Bankruptcy Code ("Bankruptcy Code"), and MobileMedia Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent which is also currently operating as a debtor-in-possession under Chapter 11 ("MMC" and, together with its subsidiaries, "MobileMedia"), (y) a related Third Amended Joint Plan of Reorganization of Parent and MobileMedia under Chapter 11 dated December 1, 1998 (the "Amended Plan") and (z) certain standby commitment letters, dated as of August 18, 1998, amended as of September 3, 1998 and as of December 1, 1998 (as amended, the "Standby Purchase Agreements"), among Arch, MMC and certain unsecured creditors of Parent and MobileMedia (the "MobileMedia Proposal");

    2. The Charter Amendment Proposal: Approval of an amendment to the Restated Certificate of Incorporation of Arch (the "Arch Certificate") (i) increasing the number of authorized shares of Arch Common Stock from 75,000,000 to 365,000,000 shares, 65,000,000 shares of which will be designated Class B Common Stock and (ii) increasing the number of authorized shares of Arch's Series B Junior Participating Preferred Stock, $.01 par value per share, from 200,000 to 300,000 shares (the "Charter Amendment Proposal");

    3. The Stock Split Proposal: Approval of an amendment to the Arch Certificate to effect a reverse stock split (the "Stock Split Proposal");

    4. The Option Plan Proposal: Approval of an amendment to Arch's 1997 Stock Option Plan to increase the number of shares of Arch Common Stock issuable under such plan from 1,500,000 to 6,000,000 shares (the "Option Plan Proposal");

    5. The 1999 Employee Stock Purchase Plan Proposal: Approval of Arch's 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan Proposal"); and

    such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    THE APPROVAL OF EACH OF THE MOBILEMEDIA PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL IS CONDITIONED UPON APPROVAL OF BOTH SUCH PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THESE PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH SUCH PROPOSALS.

  This Proxy Statement/Prospectus also constitutes a prospectus of Arch with respect to the issuance, pursuant to the MobileMedia Proposal, of (i) up to 44,893,166 rights to acquire Arch Common Stock (the "Arch Stockholder Rights"),
(ii) up to 44,893,166 warrants to purchase Arch Common Stock that may be issued to Arch stockholders pursuant to the Merger Agreement in lieu of the foregoing Arch Stockholder Rights to the extent that such Arch Stockholder Rights are not exercised and (iii) up to 44,893,166 shares of Arch Common Stock issuable upon exercise of such Arch Stockholder Rights or warrants issued in lieu thereof. The terms of such rights and warrants are described in detail under "Description of Arch Securities".

  Pursuant to the Merger Agreement, upon the satisfaction or, if legally permissible, waiver of the conditions to the closing set forth therein and in the Amended Plan, MMC will be merged with and into the Merger Subsidiary (the "Merger"). Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and in connection with the Merger MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger. The total number of shares of Arch Combined Common Stock which will be issued to unsecured creditors of Parent and MobileMedia upon the effectiveness of the Merger is 122.8 million shares, or approximately 82.7% of the total number of shares of Arch Common Stock outstanding on an As-Converted Basis (as defined in this Proxy Statement/Prospectus).

  On December 11, 1998, the record date for determination of stockholders of Arch entitled to vote at the Special Meeting (the "Record Date"), there were outstanding and entitled to vote an aggregate of 21,067,110 shares of Arch Common Stock and 250,000 shares of Series C Preferred Stock. Each share of Arch Common Stock entitles the record holder thereof to one vote, and each share of Series C Preferred Stock currently entitles the record holder thereof to 18.5 votes on each of the matters to be voted upon at the Special Meeting. See "Description of Arch Securities--Arch Series C Preferred Stock".

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Arch on or about December , 1998. All information contained in this Proxy Statement/Prospectus relating to Arch has been supplied by Arch, and all information relating to Parent and MobileMedia has been supplied by MobileMedia.

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ARCH STOCKHOLDERS.

                                  ----------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED   UPON    THE   ACCURACY    OR   ADEQUACY   OF    THIS   PROXY
      STATEMENT/PROSPECTUS.  ANY  REPRESENTATION  TO THE  CONTRARY  IS  A
        CRIMINAL OFFENSE.

                                  ----------
          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS      , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   1
  The Companies...........................................................   1
    Arch..................................................................   1
    MobileMedia...........................................................   2
  The Combined Company....................................................   3
  The Merger and the Reorganization.......................................   3
    The Proposed Transaction..............................................   3
    Stockholdings Before and After the Merger.............................   5
    The Merger............................................................   5
    The Reorganization....................................................   6
    Recommendation of the Arch Board......................................   6
    Opinion of Arch's Financial Advisor...................................   6
    Interests of Certain Persons in the Merger............................   7
    Effective Time of the Merger..........................................   7
    Board of Directors of Arch upon the Merger............................   7
    Regulatory Approvals..................................................   7
    Conditions to the Merger..............................................   8
    Termination; Amendment and Waiver.....................................   8
    Appraisal Rights......................................................   9
    Material Federal Income Tax Consequences of the Merger................   9
    Accounting Treatment..................................................   9
    Restrictions on Resale of Securities Issued in the Merger;
     Registration Rights..................................................   9
  The Special Meeting.....................................................  10
    Date and Place of the Special Meeting.................................  10
    Stockholders Entitled to Vote.........................................  10
    Purpose of the Special Meeting........................................  10
    Vote Required.........................................................  10
  Risk Factors............................................................  11
  The Arch Rights Offering................................................  11
FORWARD-LOOKING STATEMENTS................................................  14
RISK FACTORS..............................................................  15
  Uncertainties Related to the Merger and the Reorganization..............  15
    Challenges of Business Integration....................................  15
    Certain Risks Associated with the Merger..............................  15
    Transaction Costs.....................................................  15
    Substantial Amortization Charges......................................  16
    Use of Pro Forma Assumptions..........................................  16
    Possible Adverse Effect on Market Price of Common Stock of Shares
     Eligible for Future Sale.............................................  16
    Possible Inability to Exercise Arch Participation Warrants............  16
  Risks Common to Arch and MobileMedia....................................  16
    Growth and Acquisition Strategy.......................................  16
    Future Capital Needs; Uncertainty of Additional Funding...............  17
    Competition and Technological Change..................................  17
    Government Regulation, Foreign Ownership and Possible Redemption......  18
    High Degree of Leverage After the Merger..............................  19
    Subscriber Turnover...................................................  20
    Dependence on Third Parties...........................................  20
    Possible Acquisition Transactions.....................................  21

                                                                           PAGE
                                                                           ----
    Dependence on Key Personnel...........................................  21
    Impact of the Year 2000 Issue.........................................  21
      Arch................................................................  21
      MobileMedia.........................................................  22
    No Dividends..........................................................  22
    History of Losses.....................................................  22
    Volatility of Trading Price...........................................  23
    Risks Relating to the Combined Company Projections....................  23
    Material Federal Income Tax Considerations; Possible Loss of Corporate
     Tax Benefits.........................................................  23
  Risks Related to Arch...................................................  23
    Arch's Indebtedness and High Degree of Leverage.......................  23
    Merger Cash Requirements..............................................  24
    API Credit Facility, Bridge Facility and Indenture Restrictions.......  24
    Possible Fluctuations in Revenues and Operating Results...............  25
    Risk of Arch Common Stock being Delisted from the Nasdaq National
     Market...............................................................  25
    Divisional Reorganization of Arch.....................................  26
    Anti-Takeover Provisions..............................................  26
  Risks Related to MobileMedia............................................  26
    Disruption of Operations Prior to and Following Bankruptcy Filing.....  26
    Assumptions Regarding Value of MobileMedia Assets.....................  26
  Risks Related to the Rights Offering....................................  26
    Market Risks in Exercising Rights.....................................  26
    Dilution..............................................................  27
    Material Federal Income Tax Considerations............................  27
DILUTION..................................................................  28
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH.......  29
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--
 MOBILEMEDIA..............................................................  31
UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA..................  33
COMPARATIVE PER SHARE DATA................................................  34
MARKET PRICE INFORMATION AND DIVIDEND POLICY..............................  35
STOCKHOLDINGS BEFORE AND AFTER THE MERGER.................................  36
THE SPECIAL MEETING.......................................................  37
  General.................................................................  37
  Purpose of the Special Meeting..........................................  37
  Arch Board of Directors Recommendation..................................  37
  Date, Time and Place....................................................  37
  Record Date; Shares Outstanding.........................................  37
  Voting at the Special Meeting...........................................  38
  Solicitation of Proxies.................................................  38
  Effect of Abstentions and "Broker Non-Votes"............................  39
  Appraisal Rights........................................................  39
ITEM 1 -- THE MOBILEMEDIA PROPOSAL........................................  40
  Background of the Merger................................................  40
  Arch Reasons for the Merger.............................................  43
  Recommendation of the Arch Board of Directors...........................  44
  Opinion of Arch's Financial Advisor.....................................  44
    Pro Forma Company Trading Analysis....................................  46
    Contribution Analysis.................................................  47

                                                                            PAGE
                                                                            ----
  MobileMedia Reasons for the Merger.......................................  48
  Interests of Certain Persons in the Merger...............................  50
  Accounting Treatment.....................................................  50
  The Arch Rights Offering.................................................  50
  Material Federal Income Tax Consequences.................................  51
    The Merger.............................................................  51
  Regulatory Approvals.....................................................  53
    FCC Approval...........................................................  53
    State Approvals........................................................  55
    Antitrust..............................................................  55
  Federal Securities Law Consequences......................................  56
  Nasdaq National Market Listing...........................................  56
  Appraisal Rights.........................................................  56
THE MERGER AGREEMENT.......................................................  57
  The Merger...............................................................  57
  Effect of the Merger.....................................................  57
  Representations and Warranties...........................................  57
  Certain Covenants and Agreements.........................................  57
    Best Efforts...........................................................  58
    Approvals, Consents....................................................  58
    Arch Not to Control....................................................  58
    Bankruptcy Covenants...................................................  58
    Conduct of MobileMedia's Business Pending the Merger...................  58
    Conduct of Arch's Business Pending the Merger..........................  59
    Notice of Breaches.....................................................  60
    Exclusivity Provisions.................................................  60
    Break-up Fee Provisions................................................  62
    Nasdaq National Market Quotation.......................................  63
    Delivery of Financial Statements.......................................  63
    Full Access............................................................  63
    Stockholder Approval; Special Meeting..................................  63
    Preparation of Proxy Statement/Prospectus and Disclosure Statement.....  64
    Application of MobileMedia Tower Sale Proceeds.........................  64
    FCC Filing.............................................................  64
    Indemnification; Directors and Officers Insurance......................  65
    State Takeover Laws....................................................  65
    Employees..............................................................  65
    Effects of Arch's Rights Agreement.....................................  65
    Rights Offering; Registration Statement................................  66
    Arch Rights Offering; Registration Statement...........................  66
    Reimbursement of Arch's Expenses.......................................  66
  Conditions...............................................................  66
  Termination..............................................................  69
  Amendment and Waiver.....................................................  70
  Related Agreements.......................................................  70
    Standby Purchase Agreements............................................  70
    Registration Rights Agreements.........................................  73
    Warrant Agreements.....................................................  74
  Related Matters After the Merger.........................................  74
THE MOBILEMEDIA PLAN OF REORGANIZATION.....................................  75
  The Amended Plan.........................................................  75

                                                                            PAGE
                                                                            ----
  Executory Contracts.....................................................   77
  Implementation of Plan..................................................   77
  Conditions to Effectiveness of the Plan.................................   78
  Discharge...............................................................   78
  Releases and Indemnification............................................   78
  Jurisdiction............................................................   78
THE COMBINED COMPANY......................................................   79
  Overview................................................................   79
  Strategy................................................................   79
  Unaudited Financial Projections and Operational Cost Synergies..........   80
  Assumptions Used in the Unaudited Financial Projections.................   80
UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS.......................   83
UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATION..............   84
UNAUDITED COMBINED COMPANY PROJECTED STATEMENT OF CASH FLOW...............   85
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ..........   87
ARCH COMMUNICATIONS GROUP, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
 BALANCE SHEET............................................................   88
ARCH COMMUNICATIONS GROUP, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
 STATEMENT OF OPERATIONS..................................................   89
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS..   91
THE ARCH RIGHTS OFFERING..................................................   93
  Terms of the Arch Rights Offering.......................................   93
  Subscription Agent......................................................   93
  Information Agent.......................................................   94
  Method of Exercise of Arch Stockholder Rights...........................   94
  Payment for Shares......................................................   94
  Dilution................................................................   96
  Use of Proceeds.........................................................   96
  No Revocation...........................................................   96
  Non-Transferable Rights.................................................   96
  Arch Participation Warrants.............................................   96
  Foreign and Certain Other Holders.......................................   96
INDUSTRY OVERVIEW.........................................................   97
  General.................................................................   97
  Paging and Messaging Services...........................................   98
  Competition.............................................................   98
  Regulation..............................................................   99
    Federal Regulation....................................................   99
    State Regulation......................................................  102
BUSINESS..................................................................  103
  Arch....................................................................  103
    Business Strategy.....................................................  103
    Paging and Messaging Services, Products and Operations................  104
    Investments in Narrowband PCS Licenses................................  106
    Subscribers and Marketing.............................................  107
    Competition...........................................................  108

                                                                           PAGE
                                                                           ----
    Regulation............................................................ 108
    Sources of Equipment.................................................. 108
    Employees............................................................. 108
    Trademarks............................................................ 108
    Properties............................................................ 108
    Litigation............................................................ 109
  Arch Management......................................................... 109
    Directors and Executive Officers...................................... 109
    Certain Relationships and Related Transactions........................ 111
    Board Committees...................................................... 111
    Indemnification and Director Liability................................ 111
  Arch Executive Compensation............................................. 112
    Summary Compensation Table............................................ 112
    Executive Retention Agreements........................................ 113
    Stock Option Grants................................................... 113
    Option Exercises and Year-End Option Table............................ 114
    Compensation Committee Interlocks and Insider Participation........... 114
  Principal Stockholders.................................................. 115
  Arch Management's Discussion and Analysis of Financial Condition and
   Results of Operations.................................................. 118
    Overview.............................................................. 118
    Shift in Operating Focus.............................................. 119
    Divisional Reorganization............................................. 119
    ACE/USAM Merger....................................................... 120
    Results of Operations................................................. 120
    Liquidity and Capital Resources....................................... 124
    Recent and Pending Accounting Pronouncements.......................... 126
  MobileMedia............................................................. 127
    Business Strategy..................................................... 127
    Paging and Messaging Services Products and Operations................. 127
    Networks and Licenses................................................. 129
    Sales and Marketing................................................... 130
    Competition........................................................... 131
    Regulation............................................................ 131
    Sources of Equipment.................................................. 131
    Employees............................................................. 131
    Trademarks............................................................ 131
    Properties............................................................ 131
    Events Leading Up To MobileMedia's Bankruptcy Filings................. 132
    Litigation............................................................ 134
  MobileMedia Management's Discussion and Analysis of Financial Condition
   and Results of Operations.............................................. 136
    Presentation of Financial Condition and Results of Operations......... 136
    Overview.............................................................. 136
    Pending FCC Action Against MobileMedia................................ 137
    Results of Operations................................................. 139
    Liquidity and Capital Resources....................................... 146
    Risks Relating to Year 2000........................................... 150

                                                                           PAGE
                                                                           ----
DESCRIPTION OF ARCH SECURITIES............................................ 152
  Arch Common Stock....................................................... 152
  Class B Common Stock.................................................... 152
  Arch Preferred Stock.................................................... 152
  Arch Series C Preferred Stock........................................... 153
  Arch Participation Warrants............................................. 153
  Foreign Ownership Restrictions.......................................... 154
  Anti-Takeover Provisions................................................ 154
    Rights Plan........................................................... 155
    Classified Board of Directors......................................... 155
    Stockholder Actions and Meetings...................................... 156
    Amendment of Certain Provisions of the Arch Certificate and Arch By-
     laws................................................................. 156
    Consideration of Non-Economic Factors in Acquisitions................. 156
    Restrictions on Certain Purchases of Stock by Arch.................... 156
    "Blank Check" Preferred Stock......................................... 157
    Delaware Anti-Takeover Statute........................................ 157
    Director Liability and Indemnification................................ 157
  Transfer Agent and Registrar............................................ 158
  Registration Rights..................................................... 158
DESCRIPTION OF CERTAIN ARCH INDEBTEDNESS.................................. 159
  API Credit Facility..................................................... 159
  Bridge Facility......................................................... 159
  ACI 9 1/2% Notes........................................................ 160
  ACI 14% Notes........................................................... 162
  ACI 12 3/4% Notes....................................................... 163
  Arch Discount Notes..................................................... 164
  Arch Convertible Debentures............................................. 166
ITEM 2--CHARTER AMENDMENT PROPOSAL........................................ 168
  Arch Board Recommendation............................................... 168
ITEM 3--APPROVAL OF STOCK SPLIT PROPOSAL.................................. 169
  Purpose of the Reverse Split............................................ 169
  Effect of the Reverse Split............................................. 170
  Exchange of Stock Certificates.......................................... 171
  Federal Income Tax Consequences of the Reverse Split.................... 171
  Arch Board Recommendation............................................... 172
ITEM 4--APPROVAL OF AN AMENDMENT TO ARCH'S 1997 STOCK OPTION PLAN......... 173
  Summary of the Plan..................................................... 173
  Federal Income Tax Consequences......................................... 174
    Incentive Stock Options............................................... 174
    Non-Statutory Options................................................. 175
    Delivery of Common Stock Upon Exercise of Stock Options............... 175
    Maximum Income Tax Rate on Capital Gain and Ordinary Income........... 175
    Tax Consequences to Arch.............................................. 175
    Withholding........................................................... 176
  Arch Board Recommendation............................................... 176
ITEM 5--APPROVAL OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN................. 177
  Summary of the Plan..................................................... 177

                                                                            PAGE
                                                                            ----
  Federal Income Tax Consequences.......................................... 178
    Tax Consequences to Participants....................................... 178
    Tax Consequences To Arch............................................... 178
LEGAL MATTERS.............................................................. 179
EXPERTS.................................................................... 179
STOCKHOLDER PROPOSALS...................................................... 179
OTHER MATTERS.............................................................. 180
GLOSSARY OF CERTAIN DEFINED TERMS.......................................... 181
INDEX TO FINANCIAL STATEMENTS.............................................. F-1
ANNEX A: AGREEMENT AND PLAN OF MERGER (COMPOSITE COPY)..................... A-1
ANNEX B: OPINION OF BEAR, STEARNS & CO. INC. .............................. B-1
ANNEX C: DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION............... C-1
ANNEX D: CHARTER AMENDMENT................................................. D-1
ANNEX E: STOCK SPLIT AMENDMENT............................................. E-1

                             AVAILABLE INFORMATION

  Arch is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Parent and MMC are also subject to the informational requirements of the Exchange Act but have filed only limited reports since the commencement of their bankruptcy proceedings in January 1997. See "Business--MobileMedia--Events Leading up to MobileMedia's Bankruptcy Filings". Financial statements included in Parent's and MMC's periodic reports from February 1997 through June 1998 have not been prepared in accordance with generally accepted accounting principles ("GAAP") due to Parent's and MMC's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to an impairment adjustment of $792.5 million recorded as of December 31, 1996. The reports, proxy statements and other information filed with the Commission by Arch and, to the extent available, by Parent and MMC, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Commission's public reference room is available by calling the Commission at 1-800-SEC-0330. In addition, Arch, Parent and MMC are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Arch Common Stock is traded on the Nasdaq National Market ("NNM") under the symbol "APGR" and Arch maintains a World Wide Web site at http://www.arch.com. Arch's web site is not a part of this Proxy Statement/Prospectus. Reports and other information filed by Arch can also be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Parent's Common Stock is not currently traded on any exchange.

  Arch has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. As used herein the term "Registration Statement" includes all amendments, exhibits, annexes and schedules thereto. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to Arch, Parent and MMC and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ARCH, PARENT, MOBILEMEDIA OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ARCH, PARENT OR MOBILEMEDIA SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  COPIES OF ARCH'S FILINGS WITH THE COMMISSION MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE FROM ARCH COMMUNICATIONS GROUP, INC., 1800 WEST PARK DRIVE, SUITE 250, WESTBOROUGH, MASSACHUSETTS 01581, ATTENTION: INVESTOR RELATIONS, TELEPHONE (508) 870-6700. COPIES OF PARENT'S AND MMC'S FILINGS WITH THE COMMISSION MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE FROM MOBILEMEDIA CORPORATION, FORT LEE EXECUTIVE PARK, ONE EXECUTIVE DRIVE, SUITE 500, FORT LEE, NEW JERSEY 07024, ATTENTION: SECRETARY, TELEPHONE (201) 224-9200. TO OBTAIN TIMELY DELIVERY, FILINGS MUST BE REQUESTED NO LATER THAN
     , 1998.

                               ----------------

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement/Prospectus and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. See "Glossary of Certain Defined Terms" beginning on page 181. None of the financial or share information reflects the effect of a reverse stock split which may be effected pursuant to the Stock Split Proposal. See "Item 3--Approval of Stock Split Proposal". Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

                                 THE COMPANIES

ARCH

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States based on pagers in service. Arch had 4.2 million pagers in service at September 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

  Arch has achieved significant growth in pagers in service through a combination of internal growth and acquisitions. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase.

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital; (v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation.

  Arch's operating objectives are to increase its earnings before interest, taxes, depreciation and amortization ("EBITDA"), deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. To achieve its operating objectives, Arch: (i) has selected a low-cost operating strategy as its principal competitive tactic; (ii) is seeking to reduce its financial leverage by reducing capital requirements and increasing EBITDA; (iii) has focused its capital and marketing resources on one-way paging and enhanced services while taking steps to position itself to participate in new and emerging services and applications in narrowband personal communications services ("N-PCS"); and (iv) is pursuing new revenue opportunities associated with its 4.2 million pagers in service.

  A predecessor to Arch, also named Arch Communications Group, Inc. ("Old Arch"), was incorporated in January 1986 in Delaware and conducted its operations through wholly owned direct and indirect subsidiaries. On September 7, 1995, Old Arch completed its acquisition of USA Mobile Communications Holdings, Inc. ("USA Mobile") through the merger (the "USA Mobile Merger") of Old Arch with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. In accordance with GAAP, Old Arch was treated as the acquirer in such merger for accounting and financial reporting purposes, and Arch reports the historical financial statements of Old Arch as its historical financial statements. See Note 2 to Arch's Consolidated Financial Statements. As used herein, unless the context otherwise requires the term "Arch" refers to Arch Communications Group, Inc. from and after the USA Mobile Merger and Old Arch prior to the USA Mobile Merger, in each case together with its wholly owned direct and indirect subsidiaries. Arch's principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581 and its telephone number is (508) 870-6700.

MOBILEMEDIA

  Parent, through MobileMedia, operates one of the largest paging companies in the United States, with approximately 3.2 million units in service as of September 30, 1998. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia offers local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia markets its services primarily under the MobileComm brand name. Parent's business is conducted primarily through MobileMedia, and MMC and various subsidiaries of MMC hold the Federal Communications Commission ("FCC") licenses and, where applicable, state public utility commission authorizations that grant MobileMedia the authority to operate its paging systems.

  MobileMedia distributes its paging services using three primary distribution channels: direct, reseller and retail. MobileMedia's paging and wireless messaging services consist principally of numeric and alphanumeric paging services, offering local, regional and national coverage. Parent and MMC were each incorporated in Delaware in 1993. Unless the context otherwise requires, references to MobileMedia refer to MMC and its consolidated subsidiaries. The executive offices of Parent and MMC are located at Fort Lee Executive Park, One Executive Drive, Suite 500, Fort Lee, New Jersey 07024 and their telephone number is (201) 224-9200.

  In January 1996, MMC completed the acquisition of Mobile Communications Corporation of America ("MobileComm"). During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy due largely to problems encountered in integrating the operations of MobileComm and Dial Page Inc. ("Dial Page"), which MMC had acquired in August 1995. Accordingly, during 1996 MobileMedia's financial position deteriorated. At September 30, 1996, MMC was in violation of certain financial covenants under its $750.0 million senior secured credit agreement (as amended, the "MobileMedia 1995 Credit Agreement"), which resulted in the occurrence of "Events of Default" under that agreement and precluded MMC from borrowing additional funds thereunder. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent (the "Pre-Petition Agent") for the lenders (the "Pre-Petition Lenders") under the MobileMedia 1995 Credit Agreement, regarding the terms of a possible financial restructuring. In addition, in the fall of 1996, MobileMedia failed to make payments due to certain of its most important vendors, including Motorola, Inc. ("Motorola"), MobileMedia's largest supplier of pagers and pager repair parts. As a result, MobileMedia was unable to place orders with or obtain shipments from Motorola and certain of MobileMedia's other important vendors. In addition, MobileMedia disclosed in September and October of 1996 that misrepresentations had been made to the FCC by certain members of its management (none of whom are now employed by MobileMedia) and that other violations of law had occurred during the licensing process for as many as 400 to 500 authorizations, which authorizations relate to approximately 6% to 7% of its approximately 8,000 local transmission one-way paging stations. MobileMedia is still in the process of resolving these issues with the FCC. See "Business-- MobileMedia--Litigation" and "Business--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending FCC Action Against

MobileMedia". On January 30, 1997 (the "Petition Date"), Parent, MMC and all of MMC's subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). During the pendency of these cases (the "Cases"), MobileMedia's management has continued to manage the operations and affairs of the Debtors as debtors-in-possession under the jurisdiction of the Bankruptcy Court. The Debtors filed an initial plan of reorganization on January 27, 1998, which has now been superseded by the Amended Plan. Pursuant to the Amended Plan, the investments of holders of Parent capital stock will be eliminated and such holders will receive no consideration on account of their ownership interests in Parent.

                              THE COMBINED COMPANY

  Arch, after giving effect to the acquisition of MobileMedia (together, the "Combined Company"), would be the second largest paging operator in the United States as measured by pagers in service and net revenues (total revenues less cost of products sold). On a pro forma basis (but excluding the impact of expected operational cost synergies), at and for the nine months ended September 30, 1998, the Combined Company would have had approximately 7.1 million pagers in service, net revenues of $605.3 million, Adjusted Pro Forma EBITDA (as defined below) of $190.9 million, net loss before extraordinary items of $117.9 million and total debt of $1.3 billion. For the nine-month period ended September 30, 1998, cash flows provided by operating activities, used in investing activities and provided by financing activities were $139.2 million, $487.5 million and $361.4 million, respectively. The adjusted pro forma cash flow information assumes that the Merger and the Related Transactions had been effected as of January 1, 1998. Leverage for the Combined Company on a pro forma basis (but excluding the impact of expected operational cost synergies), as measured by the ratio of total debt to annualized EBITDA (net of restructuring charges and bankruptcy related expenses, equity in loss of affiliate, income tax benefit, interest and non-operating expenses (net), extraordinary items and amortization of deferred gain on tower sale ) ("Adjusted Pro Forma EBITDA") for the nine months ended September 30, 1998, would have been 5.2:1. See "The Combined Company" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

  Arch believes that the Combined Company will be well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets will significantly broaden the geographic scope of Arch's marketing presence and should position the Combined Company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the Combined Company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement Arch's over 200 company-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide the opportunity to take advantage of Arch's distribution platforms. MobileMedia's plan to deploy its nationwide N-PCS spectrum over its existing network infrastructure should permit Arch to market enhanced N-PCS services (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise be able to, and these services are expected to provide higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to "scalable" regional customer service centers. See "The Combined Company".

                       THE MERGER AND THE REORGANIZATION

THE PROPOSED TRANSACTION

  Pursuant to the Merger Agreement and the Amended Plan, Arch will acquire MobileMedia for approximately $479.0 million in cash (plus up to $1.0 million of attorneys and other fees), which will be distributed to certain secured creditors of Parent and MobileMedia in consideration of the discharge of their claims against Parent and MobileMedia, and will issue 14,344,969 shares of Arch Common Stock (the "Creditor

Stock Pool") and certain rights to acquire Arch securities described below to unsecured creditors of Parent and MobileMedia (the "Unsecured Creditors") in consideration of the discharge of their claims against Parent and MobileMedia that are classified as Class 6 claims (as described below under "The MobileMedia Plan of Reorganization"). In addition, Arch will make available sufficient funds to pay borrowings outstanding under MobileMedia's post-petition credit facility and to pay certain pre-petition priority claims and post-petition claims incurred by the Debtors in the ordinary course of business or otherwise approved by the Bankruptcy Court. To the extent that certain of such post-petition and pre-petition priority claims exceed $34.0 million, the Creditor Stock Pool is subject to downward adjustment as described below under "--The Reorganization."

  As additional consideration for the discharge of the claims of the Unsecured Creditors and pursuant to the Merger Agreement and the Amended Plan, Arch will distribute to the Unsecured Creditors (the "Rights Offering") transferable rights (the "Rights") to acquire Arch securities as described below, and Arch will issue other securities as described below. The Rights will be distributed and become exercisable as promptly as practicable after the later to occur of the approval of the Bankruptcy Court and the effectiveness of the registration statement relating to the Rights filed by Arch with the SEC. The Rights will expire upon a date (the "Expiration Date") to be agreed upon by Arch and MobileMedia on or prior to the later of (i) the date on which the Bankruptcy Court enters an order (the "Confirmation Order") confirming the Amended Plan (the "Confirmation Date") or (ii) the date on which the FCC Grant (as defined herein) is issued, which date must be at least 15 days after the date on which all closing conditions to the Merger have been satisfied or waived, other than the conditions as to the finality of the Confirmation Order and the FCC Grant and certain other conditions which by their terms cannot be satisfied until the Effective Time (as defined herein). Certain of the Unsecured Creditors, W.R. Huff Asset Management Co., L.L.C. (as agent for various discretionary accounts and affiliates), Whippoorwill Associates, Inc. (as general partner of and/or agent for various discretionary accounts), The Northwestern Mutual Life Insurance Company (both individually and for its General Annuity Separate Account), Northwestern Mutual Series Fund, Inc.--High Yield Bond Portfolio and Credit Suisse First Boston Corporation (collectively, the "Standby Purchasers"), have executed separate Standby Purchase Agreements pursuant to which they have agreed to purchase shares of Arch Combined Common Stock to the extent the Rights are not exercised. The proceeds received upon exercise of the Rights together with amounts received under the Standby Purchase Agreements will be used to fund, in part, the cash payments to be made by Arch under the Amended Plan.


  In the Rights Offering, Arch will:

    (a) distribute to the Unsecured Creditors Rights to acquire 108,500,000 shares of Arch Combined Common Stock at a purchase price of $2.00 per share and an aggregate purchase price of $217.0 million;

    (b) sell shares of Arch Combined Common Stock to the Standby Purchasers also at a price of $2.00 per share, to the extent that any of the Rights are not otherwise exercised (subject to the reduction of the number of shares of Arch Combined Common Stock to be purchased by the Standby Purchasers to the extent the Arch Stockholder Rights are exercised as described below), and

    (c) distribute to the Standby Purchasers (in consideration of their Standby Purchase Agreements) warrants (the "Arch Participation Warrants") to acquire up to 3,675,659 shares of Arch Common Stock on or before September 1, 2001 at a fixed per share exercise price equal to the amount that would result at September 1, 2001 from an investment of $2.00 on the Effective Date (as defined below) assuming a 20% per annum internal rate of return (the "Warrant Exercise Price").

    Arch will also distribute (the "Arch Rights Offering"), to the holders of shares of Arch Common Stock and Series C Preferred Stock outstanding on a date to be determined and announced by the Arch Board of Directors, non-transferable Arch Stockholder Rights to acquire up to 44,893,166 shares of Arch Common Stock at a price of $2.00 per share, and to the extent such Arch Stockholder Rights are not exercised Arch will distribute in lieu thereof the Arch Participation Warrants to acquire an equivalent number of shares of Arch Common Stock at the Warrant Exercise Price.

  The Class B Common Stock will be issued only to the Standby Purchasers or their affiliates if the Standby Purchasers and their affiliates would collectively own more than 49.0% of the Arch Common Stock to be outstanding after consummation of the Merger, on an as-converted basis, assuming conversion of all convertible securities (an "As-Converted Basis") and assuming the exercise of all warrants held by the Standby Purchasers and their affiliates. In such event shares of Class B Common Stock will be issued to the Standby Purchasers in substitution for shares of Arch Common Stock sufficient so that the Standby Purchasers and their affiliates would own, in the aggregate, no more than 49.0% of the outstanding shares of capital stock of Arch generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the Merger. Any shares of Class B Common Stock transferred by any Standby Purchaser to any transferee other than another Standby Purchaser or affiliate thereof will automatically convert into an equal number of shares of Arch Common Stock. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization-- Certain Risks Associated with the Merger"; "Description of the Arch Securities" and "Description of Certain Arch Indebtedness." The Class B Common Stock will be identical in all respects to Arch Common Stock, except that holders of Class B Common Stock will not be entitled to vote in the election of directors and will be entitled to 1/100th of a vote per share with respect to all other matters. Except as otherwise required by law, Class B Common Stock will vote as a single class together with the Arch Common Stock.

STOCKHOLDINGS BEFORE AND AFTER THE MERGER

  The following table sets forth certain information with respect to the ownership of Arch Combined Common Stock, including shares issuable upon exercise of Arch Participation Warrants, after the Merger.

                                      PERCENTAGE OWNERSHIP OF ARCH COMMON STOCK
                                                   OUTSTANDING(1)
                                      -----------------------------------------
                                      ASSUMING NO EXERCISE
                                          OF ANY ARCH      ASSUMING EXERCISE OF
                                       STOCKHOLDER RIGHTS  ALL ARCH STOCKHOLDER
                                            OR ARCH        RIGHTS AND ALL ARCH
                                         PARTICIPATION        PARTICIPATION
                                            WARRANTS             WARRANTS
                                      -------------------- --------------------
Unsecured Creditors of
 MobileMedia(2)......................         82.7%                64.2%
Stockholders of Arch Prior to the
 Merger..............................         17.3                 35.8
                                             -----                -----
  Total..............................        100.0%               100.0%
                                             =====                =====

--------

(1) Assuming in all cases the conversion of all convertible Arch securities and the full exercise of the Rights by the initial recipient thereof.

(2) Includes Standby Purchasers. Depending on the amounts of Arch Common Stock which the other Unsecured Creditors elect to purchase, the Standby Purchasers might hold, in the aggregate, a majority of the outstanding shares of Arch Combined Common Stock. However, the Standby Purchasers would not hold, in the aggregate, shares representing more than 49.0% of securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Arch at such time, because a portion of their holdings would be Class B Common Stock. See "Description of Arch Securities--Class B Common Stock."

THE MERGER

  Upon consummation of the Merger pursuant to the Merger Agreement and the Amended Plan, MMC will be merged with and into the Merger Subsidiary, which will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation"). Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and in connection with the Merger MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger. See "The Merger Agreement" and "The MobileMedia Plan of Reorganization".

THE REORGANIZATION

  The Debtors filed the Amended Plan with the Bankruptcy Court on December 2, 1998. The Amended Plan provides for the treatment of all claims against and equity interests in the Debtors. In addition to providing for the distribution of $479.0 million in cash to the secured creditors of Parent and MobileMedia and the issuance of shares of Arch Combined Common Stock to the Unsecured Creditors (in connection with the Merger and the Amended Plan, upon exercise of Rights or pursuant to the Standby Purchase Agreements), the Amended Plan provides that holders of pre-petition claims which are entitled to priority in accordance with applicable provisions of the Bankruptcy Code will be paid in full in cash on the date on which the Amended Plan becomes effective (the "Effective Date") or be unimpaired under the Bankruptcy Code and that all post-petition claims incurred by the Debtors in the ordinary course of business or as authorized by the Bankruptcy Court will either be paid in full in cash on the Effective Date or in accordance with the terms applicable to such post-petition claims (all such transactions being collectively referred to herein as the "Reorganization"). The Amended Plan requires Arch to make sufficient funds available to pay all such priority and administrative claims; provided, however, that if the total required to be paid on account of priority tax claims, professional fees (other than those paid monthly pursuant to orders entered by the Bankruptcy Court in the Cases), cure payments due with respect to assumed executory contracts, bonus payments and amounts required to pay the Dial Page 12 1/4% Senior Notes due 2000 (the "Dial Page Notes"), payable by MMC, together with the costs and expenses of the Standby Purchasers in accordance with the Standby Purchase Agreements, exceeds $34.0 million, the number of shares of Arch Common Stock in the Creditor Stock Pool will be reduced by a number of shares equal to the amount by which such claims exceed $34.0 million divided by $25.315. Arch has also agreed to pay in cash on the Effective Date loans outstanding under MMC's Revolving Credit and Guarantee Agreement dated as of January 30, 1997 among MMC, The Chase Manhattan Bank and other lenders who are a party thereto (as amended, the "DIP Credit Agreement"). The Merger Agreement provides that at the Effective Time (as defined below) the amount of loans outstanding under the DIP Credit Agreement shall not exceed specified amounts. See "The Merger Agreement". The Amended Plan will become effective on a business day that is ten (10) business days after the day that all conditions to closing under the Merger Agreement have been satisfied or waived, other than the condition that the Amended Plan be confirmed (which condition cannot be waived). See "The MobileMedia Plan of Reorganization".

RECOMMENDATION OF THE ARCH BOARD

  After careful consideration, the Arch Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that holders of Arch Common Stock and Series C Preferred Stock vote in favor of the MobileMedia Proposal, the Charter Amendment Proposal, the Stock Split Proposal and the Option Plan Proposal. The Arch Board considered many factors in reaching its conclusion to approve the Merger Agreement and to recommend that stockholders vote for the MobileMedia Proposal, the Charter Amendment Proposal, the Stock Split Proposal and the Option Plan Proposal, including the opinion of its financial advisor. See "The MobileMedia Proposal--Arch Reasons for the Merger", --Recommendation of the Arch Board of Directors", and "--Opinion of Arch's Financial Advisor".

OPINION OF ARCH'S FINANCIAL ADVISOR

  Bear, Stearns and Co. Inc. ("Bear Stearns") has delivered a written opinion dated September 3, 1998 to the Arch Board to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by Arch to the claimholders of MobileMedia in connection with the Merger (and pursuant to the Amended Plan) and the issuance of Arch Stockholder Rights (or Arch Participation Warrants in lieu of any unexercised Arch Stockholder Rights) to Arch's stockholders, taken together as a whole, is fair, from a financial point of view, to Arch and its stockholders. See "The MobileMedia Proposal--Opinion of Arch's Financial Advisor".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Arch is unaware of any interests that any directors or officers of Arch have in connection with the Merger that are in addition to the interests of the stockholders of Arch generally. See "The MobileMedia Proposal--Interests of Certain Persons in the Merger".

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of a duly executed Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, or such later time as may be specified in the Certificate of Merger (the "Effective Time"). It is anticipated that the Merger will become effective as promptly as practicable after the requisite Arch stockholder approval has been obtained and all regulatory approvals and other conditions to the Merger set forth in the Merger Agreement and the Amended Plan have been satisfied or, if legally permissible, waived. Assuming all such conditions are met, the Merger is expected to be consummated in the first quarter of 1999. See "The Merger Agreement--Conditions" and "The MobileMedia Plan of Reorganization--Conditions to Effectiveness of the Plan".

BOARD OF DIRECTORS OF ARCH UPON THE MERGER

  Edwin M. Banks, a designee of W.R. Huff Asset Management Co., L.L.C.
("W.R. Huff"), and H. Sean Mathis, a designee of Whippoorwill Associates, Inc. ("Whippoorwill"), will become directors of Arch at the Effective Time, and Arch will be required to nominate for election as directors one designee of W.R. Huff and one designee of Whippoorwill so long as W.R. Huff or Whippoorwill, as the case may be, holds securities of Arch representing at least 10% of the combined voting power of all outstanding securities of Arch (5% in the case of the initial renomination of such designees). At the Effective Time, therefore, the directors of Arch are expected to be: Edwin M. Banks, James S. Hughes and Allan L. Rayfield, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 1998, H. Sean Mathis, John B. Saynor and John A. Shane, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 1999; and C. Edward Baker, Jr., R. Schorr Berman and John Kornreich, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 2000. In addition, a designee of W.R. Huff will be granted observation rights at all meetings of the Arch Board following the Merger so long as a designee of W.R. Huff is serving on the Arch Board. See "The Merger Agreement--Related Agreements--Standby Purchase Agreements".

REGULATORY APPROVALS

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), and, to a much more limited extent, by public utility or public service commissions in certain states. See "Industry Overview--Regulation". The consummation of the Merger is subject to certain regulatory approvals, including FCC approval and the approval of various state regulatory authorities. The Merger is also subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until certain required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Arch and MobileMedia have filed the required information and material with the Antitrust Division and the FTC and the required waiting periods have expired. See "The MobileMedia Proposal--Regulatory Approvals".

CONDITIONS TO THE MERGER

  The Merger Agreement and the Amended Plan each provide that the respective obligations of Arch and MobileMedia to effect the Merger are subject to the satisfaction or, if legally permissible, waiver of a number of conditions on or prior to the Effective Time. See "The Merger Agreement--Conditions" and "The MobileMedia Plan of Reorganization--Conditions to Effectiveness of the Plan".

TERMINATION; AMENDMENT AND WAIVER

  The Merger Agreement provides that Arch and MMC may terminate the Merger Agreement prior to the Effective Date as follows: (i) Arch and MMC may terminate the Merger Agreement by mutual written consent; (ii) either Arch or MMC may terminate the Merger Agreement by giving written notice to the other in the event the other is in material breach of its representations and warranties or its material covenants or agreements contained in the Merger Agreement (with certain bankruptcy-related exceptions); (iii) Arch or MMC may terminate the Merger Agreement by written notice to the other if the Merger has not occurred on or prior to June 30, 1999; (iv) MMC may terminate the Merger Agreement if it has decided to pursue a MobileMedia Superior Proposal (as defined herein) by giving written notice to Arch, provided that on or before such termination MMC will have paid to Arch a fee of $25.0 million (the "Buyer Breakup Fee");
(v) MMC may terminate the Merger Agreement by giving written notice to Arch if
(A) the Arch Board does not issue its recommendation prior to the Special Meeting or withdraws or amends in a manner adverse to MMC such recommendation or otherwise materially breaches its obligations with respect to soliciting proxies from its stockholders for approval of the MobileMedia Proposal or the Charter Amendment Proposal to be considered at a Special Meeting or (B) at the Special Meeting either the MobileMedia Proposal or the Charter Amendment Proposal is not approved by the requisite vote of Arch's stockholders, and upon such termination Arch must pay a fee of $32.5 million to MMC (the "MobileMedia Breakup Fee"); and (vi) Arch may terminate the Merger Agreement by giving written notice to MMC if MMC or any other Debtor files either an amendment to the Amended Plan or any other plan of reorganization in violation of the Merger Agreement. See "The Merger Agreement--Certain Covenants and Agreements--Break-up Fee Provisions".

  If any party terminates the Merger Agreement, all obligations of Arch and MMC thereunder will generally terminate without any liability of any party to any other party, except for any liability of any party for willful or intentional breaches of the Merger Agreement, and except for MMC's obligation to pay the Buyer Breakup Fee, if applicable, and Arch's obligation to pay the MobileMedia Breakup Fee, if applicable, which will survive any such termination.

  Arch, Parent and MMC may mutually amend any provision of the Merger Agreement (in certain cases Parent and MMC may do so only with the consent of the Official Committee of Unsecured Creditors (the "Unsecured Creditors Committee") or pursuant to an order of the Bankruptcy Court). Any amendments or modifications (with certain exceptions) to the Merger Agreement must be reasonably satisfactory to the Standby Purchasers. The Merger Agreement provides that no waiver by any party to the Merger Agreement of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  MMC, on behalf of itself, Parent and MobileMedia, has agreed not to make any material change to the Amended Plan or the Merger Agreement, exercise any rights they may have to terminate the Merger Agreement or take any action which could result in the termination of the Merger Agreement by Arch without the prior written consent of the Unsecured Creditors Committee or the entry of an order by the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so. The Unsecured

Creditors Committee has undertaken with each Standby Purchaser to provide copies of all notices, documents or information provided to it by Arch, Parent or MobileMedia and to consult with such Standby Purchaser prior to delivering any consent or exercising any right of the Unsecured Creditors Committee under the foregoing agreement or under the Amended Plan. The obligation of the Standby Purchasers under the Standby Purchase Agreements are conditioned upon any amendments or modifications to the Merger Agreement or exhibits or schedules thereto, or any waivers or consents delivered by Arch or MMC (with certain exceptions), being reasonably satisfactory to the Standby Purchasers. Arch has agreed not to take certain actions (including incurring additional debt, amending the Arch Certificate and issuing Arch securities) without written consent from the Standby Purchasers.

APPRAISAL RIGHTS

  Stockholders of Arch are not entitled to appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. See "The MobileMedia Proposal--Appraisal Rights". At the Effective Time, all rights of the holders of Parent's common stock (the "MobileMedia Stockholders") will be extinguished. See "The MobileMedia Plan of Reorganization".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Neither Arch nor the stockholders of Arch will recognize gain or loss for federal income tax purposes as a result of the Merger. It is anticipated that
(S)382 of the Internal Revenue Code of 1986, as amended (the "Tax Code"), will limit the amount of income earned by Arch after the Merger that may be offset by Arch's net operating loss ("NOL") carryforwards and other tax attributes. It is also anticipated that the NOL carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to (S)108 and (S)382 of the Tax Code. See "The MobileMedia Proposal--Certain Federal Income Tax Consequences".

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "purchase" method of accounting; the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. In accordance with GAAP, Arch will be treated as the acquiror in the Merger for accounting and financial reporting purposes, and Arch will continue to report its historical financial statements as the historical financial statements of the combined entities. See "The MobileMedia Proposal--Accounting Treatment".

RESTRICTIONS ON RESALE OF SECURITIES ISSUED IN THE MERGER; REGISTRATION RIGHTS

  In general, all resales and subsequent transactions in securities received by Unsecured Creditors pursuant to the Merger Agreement, the Amended Plan and the Standby Purchase Agreements will be exempt from registration under the Securities Act, pursuant to Section 4(1) of the Securities Act unless the holder thereof is deemed to be an "affiliate" of Arch or an "underwriter" with respect to such securities. Rule 144 under the Securities Act provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. The securities received by Unsecured Creditors pursuant to the Merger Agreement, the Amended Plan and the Standby Purchase Agreements will be unrestricted securities for purposes of Rule 144. See "The MobileMedia Proposal--Federal Securities Law Consequences". In addition, Arch has agreed to provide the Standby Purchasers and certain other creditors that may be deemed to be "affiliates" of Arch certain registration rights with respect to the securities to be received by them pursuant to the Merger Agreement, the Amended Plan and the Standby Purchase Agreements (in the case of the Standby Purchasers). See "The Merger Agreement--Related Agreements--Registration Rights Agreements".

                              THE SPECIAL MEETING

DATE AND PLACE OF THE SPECIAL MEETING

  The Special Meeting will be held on January   , 1999 at 10:00 a.m., local
time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

STOCKHOLDERS ENTITLED TO VOTE

  Holders of record of shares of Arch Common Stock and Series C Preferred Stock at the close of business on the Record Date, December 11, 1998, are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date, there were [21,067,110] shares of Arch Common Stock and 250,000 shares of Series C Preferred Stock outstanding.

PURPOSE OF THE SPECIAL MEETING

  1. To approve the MobileMedia Proposal;

  2. To approve the Charter Amendment Proposal;

  3. To approve the Stock Split Proposal;

  4. To approve the Option Plan Proposal;

  5. To approve the Stock Purchase Plan Proposal; and

     to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    THE APPROVAL OF BOTH THE MOBILEMEDIA PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL IS CONDITIONED UPON APPROVAL OF BOTH SUCH PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THESE PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH SUCH PROPOSALS.

VOTE REQUIRED

  The affirmative vote of shares of Arch Common Stock and Series C Preferred Stock (voting on an As-Converted Basis together as a single class) (as so calculated, the "Arch Voting Stock") representing a majority of the votes entitled to be cast in respect of the shares of Arch Voting Stock present or represented at the Special Meeting is necessary to approve each of the matters to be considered at the Special Meeting, provided a quorum is present, except that the affirmative vote of shares of Arch Voting Stock representing a majority of all votes entitled to be cast is necessary to approve the Charter Amendment Proposal and the Stock Split Proposal. Each share of Arch Common Stock is entitled to one vote, and each share of Series C Preferred Stock is currently entitled to 18.5 votes, on all matters presented at the Special Meeting. See "Description of Arch Securities--Arch Series C Preferred Stock".

  Votes may be cast in person at the Special Meeting or by proxy. Any Arch stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of Arch at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

  The MobileMedia stockholders are not entitled to vote in connection with the Merger. See "The MobileMedia Plan of Reorganization".

                                  RISK FACTORS

  In considering the proposed Merger, Arch stockholders should consider, among other risks, the risks associated with integrating the businesses of Arch and MobileMedia, the structure of the Merger and the Reorganization and financing the future capital needs of the Combined Company following the Merger. Other risks to be considered include risks of the Combined Company related to competition, technological change, government regulation, subscriber turnover, reliance on equipment suppliers, dependence on key personnel and possible volatility of stock price. Each of Arch and MobileMedia has a history of operating losses. Arch does not anticipate that it will make any cash distributions to its stockholders after the Merger and expects to continue to have a highly leveraged capital structure. Participation in the Arch Rights Offering involves certain market risks, illiquidity with respect to certain of the securities being offered and substantial dilution. See "Risk Factors".

                         THE ARCH RIGHTS OFFERING

Securities Offered..........
                              44,893,166 Arch Stockholder Rights will be dis-tributed. Each Arch Stockholder Right will enti-tle its holder to subscribe for and purchase one share of Arch Common Stock.

Subscription Price..........
                              $2.00 per Arch Stockholder Right payable in cash.

Distribution Ratio..........
                              The Arch Stockholder Rights will be distributed pro rata to holders of Arch Common Stock and Se-ries C Preferred Stock (assuming for these pur-poses the conversion of all Series C Preferred Stock) outstanding on a record date to be deter-mined by the Arch Board of Directors. No frac-tional rights will be distributed.

Oversubscription              None.
 Privileges.................

Expiration Date for
 Exercise of Arch Rights....

                              5:00 p.m., New York City time, on a date selected by Arch and MobileMedia on or prior to the later of (i) the Confirmation Date or (ii) the date on which the FCC Grant is issued, which date must be at least 15 days after the date on which all closing conditions in the Merger Agreement have been satisfied or, if legally permissible, waived (other than the conditions relating to (i) the requirement that the FCC Grant has become a Final Order (as defined herein), (ii) the requirement that the Confirmation Order has become a Final Order and (iii) certain other conditions which by their terms cannot be satisfied until the Effec-tive Time). Arch Stockholder Rights not exercised prior to the Expiration Date will be void and will no longer be exercisable.

Arch Participation
 Warrants...................  To the extent Arch stockholders elect not to ex-
                              ercise Arch Stockholder Rights such holders will receive a number of Arch Participation Warrants equal to the number of unexercised Arch Stock-holder Rights, exercisable at the Warrant Exer-cise Price. The Arch Participation Warrants will be exercisable until September 1, 2001.

Subscription Agent..........  The Bank of New York will serve as Subscription
                              Agent for the Arch Rights Offering.

Information Agent...........  MacKenzie Partners, Inc. will serve as Informa-
                              tion Agent for the Arch Rights Offering.

Method of Exercise of         Stockholders of Arch or their transferees may
 Rights.....................  subscribe by properly completing and signing the
                              Subscription Certificate evidencing the Arch
                              Stockholder Rights (each, a "Subscription Certif-icate"), and forwarding such Subscription Certif-icate, together with payment in good funds of the Subscription Price for each share of Arch Common
                              Stock subscribed for, to the Subscription Agent, on or prior to the Expiration Date. In forwarding
                              Subscription Certificates by mail, it is recom-mended that insured, registered mail be used.
                              Subscription Certificates will be mailed to hold-ers of Arch Stockholder Rights promptly following the date on which the Arch Stockholder Rights separate from the Arch Common Stock or Series C
                              Preferred Stock to which they relate.

NO REVOCATION...............  ONCE A HOLDER OF ARCH STOCKHOLDER RIGHTS HAS SUB-
                              SCRIBED, SUCH SUBSCRIPTION MAY NOT BE REVOKED. SEE "THE ARCH RIGHTS OFFERING--NO REVOCATION".

Exercise Through Others.....  Persons holding Arch Common Stock or Series C
                              Preferred Stock beneficially and receiving Arch Stockholder Rights issuable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding Arch Stockholder Rights directly who would prefer to have such institutions effect transactions relating to the Arch Stockholder Rights on their behalf, should contact the appro-priate institution or nominee and request it to effect such transaction for them.

Foreign Holders.............  Subscription Certificates will not be mailed to holders whose addresses are outside the United States, but will be held by the Subscription Agent for their accounts. To exercise the Arch Stockholder Rights represented thereby, such holders must notify the Subscription Agent and take all other steps which are necessary to exer-cise the Arch Stockholder Rights on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Transfer....................
                              The Arch Stockholder Rights are not transferable. Arch Participation Warrants will be transferable.

Escrow of Funds.............
                              Subscribed funds will be held in a segregated ac-count pending consummation of the Merger. If the Merger is not consummated, the Arch Rights Offer-ing will terminate and subscribed funds in the escrow account will be returned. No interest will be paid to subscribers on their subscribed funds.

Federal Income Tax
 Considerations.............  For federal income tax purposes, holders of Arch
                              Common Stock and holders of Series C Preferred Stock may recognize income or gain in connection with the distribution of Arch Stockholder Rights to them. Arch stockholders generally will not recognize any gain or loss in connection with the exercise of Arch Stockholder Rights or Arch Par-ticipation Warrants. See "The MobileMedia Propos-al--Material Federal Income Tax Consequences".

Use of Proceeds.............  Arch intends to use the net proceeds received upon the exercise of the Arch Stockholder Rights to pay a portion of the cash consideration pay-able to secured creditors of MobileMedia pursuant to the Amended Plan.

                           FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained herein (including, without limitation, statements to the effect that Arch, Parent or MMC or their respective managements or boards of directors "believe", "expect", "anticipate", "plan" and similar expressions) that are not statements of historical fact should be considered forward-looking statements. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Arch, Parent or MMC or their respective managements or boards of directors. Achieving the anticipated benefits of the Merger and the Reorganization will depend in significant part upon whether the integration of the two companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and management systems. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on the Combined Company following the Merger. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could also have a material adverse effect on the Combined Company. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that Arch will retain key employees or that Arch will realize any of the other anticipated benefits of the Merger. See "Risk Factors".

  The Combined Company Projections contained herein have been prepared jointly by Arch and MobileMedia as a projection of possible future results based upon the assumptions set forth therein, and are dependent on many factors over which neither Arch nor MobileMedia has any control. No assurance can be given that any of the assumptions on which the Combined Company Projections are based will prove to be correct. THE LAST REPORTED SALE PRICE OF ARCH COMMON STOCK WAS $1.1875 PER SHARE ON DECEMBER 3, 1998. FOR PURPOSES OF PREPARING THE COMBINED COMPANY PROJECTIONS, ARCH HAS ASSUMED THE MARKET VALUE OF THE ARCH COMMON STOCK TO BE $2.00. SEE "RISK FACTORS--UNCERTAINTIES RELATED TO THE MERGER AND THE REORGANIZATION--USE OF PRO FORMA ASSUMPTIONS" AND "THE COMBINED COMPANY-- UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES". ARCH AND MOBILEMEDIA DO NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS. THE UNAUDITED COMBINED COMPANY PROJECTIONS CONTAINED HEREIN (THE "COMBINED COMPANY PROJECTIONS") WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH (I) PUBLISHED GUIDELINES OF THE COMMISSION, (II) THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR (III) GAAP. ARTHUR ANDERSEN LLP, THE INDEPENDENT PUBLIC ACCOUNTANTS FOR ARCH, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. ERNST & YOUNG LLP, THE INDEPENDENT AUDITORS FOR MOBILEMEDIA, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, SUCH PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, RELATING TO THE FUTURE BUSINESS AND OPERATIONS OF ARCH AND MOBILEMEDIA AND THE INTEGRATION OF THEIR OPERATIONS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND MOBILEMEDIA. NEITHER ARCH, ON THE ONE HAND, NOR MOBILEMEDIA OR PARENT, ON THE OTHER HAND, MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE COMBINED COMPANY PROJECTIONS OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

  FOR A DISCUSSION OF SOME OF THE FACTORS WHICH COULD CAUSE FUTURE RESULTS TO VARY, SEE "RISK FACTORS".

                                 RISK FACTORS

  In evaluating the proposed Merger and whether to exercise the Arch Stockholder Rights, Arch stockholders should carefully consider the following factors, as well as the other information included in this Proxy
Statement/Prospectus and the Annexes hereto.

UNCERTAINTIES RELATED TO THE MERGER AND THE REORGANIZATION

CHALLENGES OF BUSINESS INTEGRATION

  There can be no assurance that the expectations regarding the future operations of Arch following the Merger described in "The MobileMedia Proposal--Recommendation of the Arch Board" will be fulfilled. The success of the Merger will depend in part on the ability of Arch to effectively integrate the businesses of Arch and MobileMedia. The process of integrating the businesses of Arch and MobileMedia may involve unforeseen difficulties and may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch following the Merger. Although it is anticipated that the Merger will provide the opportunity for synergies and efficiencies, there can be no assurance as to the timing or amount of synergies or efficiencies that may ultimately be attained. Certain of the anticipated benefits of the Merger may not be achieved if Arch's and MobileMedia's existing operations are not successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that Arch will be able to successfully integrate MobileMedia's operations or, even if successfully integrated, that Arch's operating performance after the Merger will be successful. If Arch is not successful in integrating MobileMedia's operations or if the integrated operations fail to achieve market acceptance, Arch would be materially adversely affected. In addition, following the Merger, the implementation of Arch's business strategy will be subject to numerous other contingencies beyond the control of Arch, including general and regional economic conditions, interest rates, competition, changes in regulation and the ability to attract and maintain skilled employees. As a result, no assurance can be given that the Merger will be successful or that Arch's business strategies will prove effective or that Arch will achieve its goals after the Merger. See "Business--Arch--Business Strategy".

CERTAIN RISKS ASSOCIATED WITH THE MERGER

  Arch is party to various contractual arrangements, including, without limitation, credit agreements and indentures, under which the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Amended Plan could (i) result in a breach, violation, default or conflict,
(ii) give other parties thereto rights of termination or cancellation or (iii) have other adverse consequences for Arch. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such arrangements may seek to assert any such rights and pursue any such remedies, and the ability of Arch to resolve such matters on acceptable terms. Under the indentures governing notes issued by Arch and its wholly owned subsidiary, Arch Communications, Inc. ("ACI"), having an aggregate principal balance of approximately $719.5 million as of July 31, 1998, Arch and ACI would be obligated to offer to repurchase such notes at the aggregate principal amount of such notes, plus accrued and unpaid interest and liquidated damages, upon a change of control as defined therein. Arch believes that consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Amended Plan will not constitute such a change in control. Although it is expected that the foregoing matters will not have a material adverse effect on Arch, there can be no assurance that the other parties to such agreements and indentures will not allege that the Merger constitutes either a breach or default or a change in control of Arch. See "Description of Certain Arch Indebtedness".

TRANSACTION COSTS

  Arch estimates that it will incur direct transaction costs of approximately $25.0 million associated with the Merger. This amount is a preliminary estimate only and is therefore subject to change. In addition, if Arch stockholders do not approve the MobileMedia Proposal and the Charter Amendment Proposal at the Special Meeting, Parent and MMC could terminate the Merger Agreement and Arch may be required to pay a $32.5 million termination fee to Parent. See "The Merger Agreement--Certain Covenants and Agreements". There can be no assurance that Arch will not incur significant additional costs in connection with the Merger.

SUBSTANTIAL AMORTIZATION CHARGES

  A significant effect of using purchase accounting treatment for the Merger will be to record a substantial amount of goodwill and other intangible assets which will result in substantial amortization charges to the consolidated income of Arch over the useful lives of such assets. The incremental amount of such charges is estimated to be approximately $26.0 million per year for ten years; however, actual charges could vary significantly in the event the underlying assets are impaired or the related useful lives of such assets are less than currently estimated. See "Unaudited Selected Pro Forma Consolidated Financial Data".

USE OF PRO FORMA ASSUMPTIONS

  For purposes of presenting the pro forma condensed consolidated financial statements included in this Proxy Statement/Prospectus, Arch has assumed the market value of the Arch Common Stock issued pursuant to the Merger Agreement and the Amended Plan will be $2.00. On December 3, 1998, the closing market price of Arch Common Stock was $1.1875. See "Prospectus Summary--The Merger and The Reorganization--The Proposed Transaction" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Merger, 122.8 million shares of Arch Common Stock (assuming no exercise of any Arch Stockholder Rights) will be issued to the Unsecured Creditors. In addition, 44,893,166 million shares of Arch Common Stock will be issuable upon exercise of the Arch Participation Warrants issuable in connection with the Merger (assuming no exercise of any Arch Stockholder Rights). The issuance of these shares of Arch Common Stock, together with the issuance of Arch Common Stock under Arch compensation plans, will substantially dilute the proportionate equity interests of the holders of the Arch Common Stock or Series C Preferred Stock. No prediction can be made as to the effect, if any, that future sales of Arch Common Stock, or the availability of shares for future sales, will have on the market price of the Arch Common Stock prevailing from time to time. Sales of substantial amounts of Arch Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices of Arch Common Stock.

POSSIBLE INABILITY TO EXERCISE ARCH PARTICIPATION WARRANTS

  A current prospectus covering Arch Common Stock issuable upon exercise of the Arch Participation Warrants must be in effect before Arch may accept warrant exercises. There can be no assurance Arch will be able to have a prospectus in effect when this Proxy Statement/Prospectus is no longer current. See "The Merger Agreement--Related Agreements--Registration Rights Agreement".

RISKS COMMON TO ARCH AND MOBILEMEDIA

GROWTH AND ACQUISITION STRATEGY

  Arch believes that the paging industry has experienced, and will continue to experience, consolidation due to factors that favor larger, multi-market paging companies, including (i) the ability to obtain additional radio spectrum, (ii) greater access to capital markets and lower costs of capital,
(iii) broader geographic coverage of paging systems, (iv) economies of scale in the purchase of capital equipment, (v) operating efficiencies and (vi) enhanced access to executive personnel.

  Arch has pursued, and, if the Merger is consummated, Arch intends for the Combined Company to continue to pursue, acquisitions of paging businesses as a key component of its growth strategy. However, the process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that any future acquisitions by Arch will be successful. See "Business--Arch--Paging and Messaging Services, Products and Operations".

  Implementation of Arch's growth strategy will be subject to numerous other contingencies beyond the control of its management. These contingencies include national and regional economic conditions, interest rates, competition, changes in regulation or technology and the ability to attract and retain skilled employees. Accordingly, no assurance can be given that Arch's growth strategy will prove effective or that its goals will be achieved. See "Business--Arch--Business Strategy" and "--Competition".

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  Arch's business strategy requires the availability of substantial funds to finance the continued development and future growth and expansion of its operations, including possible acquisitions. The amount of capital required by Arch following the Merger will depend upon a number of factors, including subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy and acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. The unavailability of sufficient financing when needed would have a material adverse effect on Arch. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Arch Indebtedness".

COMPETITION AND TECHNOLOGICAL CHANGE

  Arch and MobileMedia each face competition from other paging service providers in all markets in which they operate, as well as from certain competitors who hold nationwide licenses. Monthly fees for basic paging services have, in general, declined in recent years, due in part to competitive conditions, and Arch may face significant price-based competition in the future which could have a material adverse effect on Arch. Certain competitors of Arch and MobileMedia possess greater financial, technical and other resources than will Arch following the Merger. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or MobileMedia's particular markets, there could be a material adverse effect on the Combined Company following the Merger.

  Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor MobileMedia presently provides such two-way services, other than as a reseller. Although such services generally are higher priced than traditional one-way paging services, technological improvements could result in increased capacity and efficiency for such two-way paging technologies and, accordingly, could result in increased competition for Arch and/or MobileMedia. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services provided by Arch and MobileMedia or could require Arch or MobileMedia to reduce the price of their paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology, including cellular and broadband personal communications services ("PCS"), and specialized mobile radio services, also compete with the paging services that Arch and MobileMedia currently provide. While such services are primarily focused on two-way voice communications, service providers are, in many cases, electing to provide paging services as an adjunct to their primary services. Technological change also may affect the value of the pagers owned by Arch and MobileMedia and leased to their respective subscribers. If Arch's or MobileMedia's subscribers request more technologically advanced pagers, including, but not limited to, two-way pagers, Arch or MobileMedia could incur additional inventory costs and capital expenditures if required to replace pagers leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on Arch and MobileMedia. There can be no assurance that Arch or MobileMedia will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies. See "Industry Overview--Competition".

GOVERNMENT REGULATION, FOREIGN OWNERSHIP AND POSSIBLE REDEMPTION

  The paging operations of Arch and MobileMedia are subject to regulation by the FCC and various state regulatory agencies. The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. With the exception of the pending FCC proceeding regarding MobileMedia's qualifications to remain an FCC licensee (see "The MobileMedia Proposals--Regulatory Approvals"), Arch and MobileMedia are unaware of any circumstances which would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that Arch and MobileMedia have filed. There can be no assurance that the FCC and various state regulatory agencies will not propose or adopt regulations or take actions that would have a material adverse effect on Arch or MobileMedia or, if the Merger is consummated, on the Combined Company following the Merger.

  The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia are each participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands. The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), whether these coverage requirements should be imposed on a nationwide or regional basis, and whether--if such requirements are imposed--failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch and MobileMedia might have to accelerate the build-out of their systems in certain areas.

  Changes in regulation of Arch's and MobileMedia's paging businesses or the allocation of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect their results of operations. In addition, some aspects of the Telecommunications Act of 1996 (the "Telecommunications Act") may place additional burdens upon Arch and MobileMedia or subject them to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that Arch and MobileMedia will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers ("Universal Service"). Prior to the implementation of the

Telecommunications Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, certain telecommunications carriers, including Arch and MobileMedia, are required to contribute to a revised fund created for Universal Service (the "Universal Service Fund"). In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on state revenues. Neither Arch nor MobileMedia can yet know the impact of these state contribution requirements, if enacted and applied to Arch and MobileMedia. Moreover, neither Arch nor MobileMedia is able at this time to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the Universal Service Fund will likely increase the cost of doing business.

  Moreover, in a rulemaking proceeding pertaining to interconnection between local exchange carriers ("LECs") and commercial mobile radio services ("CMRS") providers such as MobileMedia and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position. Depending on further FCC disposition of these issues, Arch and MobileMedia may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in favor of CMRS providers, then Arch and MobileMedia will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withheld amounts. Although these requirements have not to date had a material adverse effect on Arch or MobileMedia, these or similar requirements could in the future have a material adverse effect on Arch or MobileMedia. See "Industry Overview--Regulation".

  The Communications Act also limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch and MobileMedia own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because Arch and MobileMedia are each individually parents of radio common carriers (but are not radio common carriers themselves), Arch and MobileMedia are limited to having 25% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. The FCC has the authority to waive this restriction unless the public interest would be served by denying such waiver. In connection with the World Trade Organization Agreement (the "WTO Agreement")--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of such a waiver if the foreign investor's home market country signed the WTO Agreement. Arch's and MobileMedia's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview-- Regulation". Arch's Restated Certificate of Incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the DGCL (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries (including MobileMedia following the Merger). See "--High Degree of Leverage After the Merger", "--Competition and Technological Change" and "Industry Overview--Regulation".

HIGH DEGREE OF LEVERAGE AFTER THE MERGER

  Each of Arch and MobileMedia is, and after the consummation of the Merger Arch expects the Combined Company will continue to be, highly leveraged. At September 30, 1998, Arch's total debt was $992.8 million compared with total assets of $942.4 million and Arch's latest nine-month annualized EBITDA (net of restructuring charges, equity in loss of affiliate, income tax benefit, interest and non-operating expenses (net) and extraordinary items) ("Arch Adjusted EBITDA") was $140.7 million. At September 30, 1998 MobileMedia's total debt was $905.7 million compared with total assets of $577.3 million and its latest nine-month annualized EBITDA (net of impairment of long-lived assets, amortization of deferred gain on tower sale and restructuring costs) ("MobileMedia Adjusted EBITDA") was $124.1 million at September 30, 1998. After giving effect to the Merger, the sale of MMC's transmission towers and related real property (the "MobileMedia Tower Site Sale"), the elimination of indebtedness of MobileMedia as contemplated by the Amended Plan and the incurrence of additional indebtedness by Arch in connection with the Merger and the Amended Plan on a pro forma basis (but excluding the impact of expected operational cost synergies), the Combined Company would have had long-term debt of $1.3 billion compared with total assets of $1.7 billion and latest nine-month annualized Adjusted Combined EBITDA of $254.6 million at September 30, 1998. See "--Risks Related to Arch--Arch's Indebtedness and High Degree of Leverage", "Selected Historical Consolidated Financial and Operating Data--Arch", "--MobileMedia", and "Unaudited Selected Pro Forma Consolidated Financial Data".

SUBSCRIBER TURNOVER

  The results of operations of wireless messaging service providers, such as Arch and MobileMedia, can be significantly affected by subscriber cancellations. Since filing for bankruptcy protection on January 30, 1997, MobileMedia has experienced a significant decline in subscribers. At September 30, 1998, MobileMedia had 3,182,207 units in service compared to 3,440,342 units in service at December 31, 1997. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. An increase in the subscriber cancellation rate could have a material adverse effect on Arch or MobileMedia. See "Business--MobileMedia-- Sales and Marketing".

DEPENDENCE ON THIRD PARTIES

  Neither Arch nor MobileMedia manufactures any of the pagers used in their respective paging operations. Arch and MobileMedia each buy pagers primarily from Motorola and NEC America Inc. ("NEC") and therefore are dependent on such manufacturers to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, Arch and MobileMedia purchase terminals and transmitters primarily from Glenayre Electronics, Inc. ("Glenayre") and Motorola and thus are dependent on such manufacturers for sufficient terminals and transmitters to meet their expansion and replacement requirements. To date, neither Arch nor MobileMedia (other than, in the case of MobileMedia, in the period leading up to MobileMedia's bankruptcy filing) has experienced significant delays in obtaining pagers, terminals or transmitters, but there can be no assurance that neither Arch nor MobileMedia will experience such delays in the future. Arch's purchase agreement with Motorola expires on June 19, 1999, although it contains a provision for one-year term renewals. MobileMedia's agreement with Motorola will expire on February 6, 1999, although it provides for one-year term renewals. In addition, at the Effective Time, MobileMedia will need to provide Motorola with credit support in respect of MobileMedia's obligations to Motorola. There can be no assurance that Arch's or MobileMedia's respective agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable to Arch or MobileMedia as those under the current agreements. Although Arch believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that Arch would not be materially adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms. See "Business--Arch--Sources of Equipment" and "--MobileMedia--Sources of Equipment". Finally, Arch and MobileMedia rely on third parties to provide satellite transmission for some aspects of their paging services. To the extent there are satellite outages or if satellite coverage is otherwise impaired, Arch and MobileMedia may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect on Arch or MobileMedia.

POSSIBLE ACQUISITION TRANSACTIONS

  Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such continued industry consolidation. Arch has evaluated and expects to continue to evaluate possible acquisition transactions on an ongoing basis and at any given time may be engaged in discussions with respect to possible acquisitions or other business combinations. The process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management and financial and other resources. No assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, that Arch's future acquisitions will be successful, or that Arch will participate in any future consolidation of the paging industry. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON KEY PERSONNEL

  The success of Arch will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with, or maintain life insurance on the lives of, any of its current executive officers, although certain executive officers have entered into non-competition agreements and all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch. See "Business--Arch Management".

IMPACT OF THE YEAR 2000 ISSUE

  The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Combined Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, within the next year the computerized systems (including both information and non-information technology systems) and applications used by the Combined Company will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

 ARCH

  Arch has created a cross-functional project group (the "Y2K Project Group") to work on the Year 2000 problem. The Y2K Project Group is finishing its analysis of external and internal areas likely to be affected by the Year 2000 problem. It has classified the identified areas of concern into either a mission critical or non-mission critical status. For the external areas, Arch has distributed vendor surveys to its primary and secondary vendors. The surveys requested information about hardware and/or software supplied by information technology vendors as well as non-information technology system vendors that might use embedded technologies in their systems or products. Information was requested regarding the vendor's Year 2000 compliance planning, timing, status, testing and contingency planning. As part of its evaluation of Year 2000 vulnerability related to its pager and paging equipment vendors, Arch has discussed with them their efforts to identify potential issues associated with their equipment and/or software and has concluded that, to the extent any vulnerability exists, it has been addressed. Internally, Arch has initiated an inventory audit of hardware and software testing for both its corporate and divisional operations. These areas of operation include: information systems, finance, operations, inventory, billing, pager activation and purchasing. Additional testing is scheduled to conclude in the first quarter of 1999.

  Arch expects that it will incur costs to replace existing hardware, software and paging equipment, which will be capitalized and amortized in accordance with Arch's existing accounting policies, while maintenance or modification costs will be expensed as incurred. Arch has upgraded hardware to enable compliance testing to be performed on dedicated test equipment in an isolated production-like environment. Based on Arch's costs incurred to date, as well as estimated costs to be incurred over the next fourteen months, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once detailed plans are developed and implemented.

  While it is Arch's stated goal to be compliant, on an internal basis, by September 30, 1999, Arch may face the possibility that one or more of its mission critical vendors, such as its utility providers, telephone carriers or satellite carriers, may not be Year 2000 compliant. Because of the unique nature of such vendors, alternative providers of these services may not be available. Additionally, although Arch has initiated its test plan for its business-related hardware and software applications, there can be no assurance that such testing will detect all applications that may be affected by the Year 2000 problem. Lastly, Arch does not manufacture any of the pagers or paging-related equipment used by its customers or for its own paging operations. Although Arch has initiated testing of such equipment it has relied to a large extent on the representations of its vendors with respect to their readiness. Arch can offer no assurances as to the accuracy of such vendors' representations.

  Arch has initiated the process of designing and implementing contingency plans relating to the Year 2000 problem. To this end, each department will identify the likely risks and determine commercially reasonable solutions. The Y2K Project Group will collect and review the determinations on both a department-by-department and company-wide basis. Arch intends to complete its Year 2000 contingency planning during calendar year 1999.

 MOBILEMEDIA

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. See "Business--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Risks Relating to Year 2000".

NO DIVIDENDS

  Neither Arch nor MobileMedia has ever declared or paid cash dividends. Neither Arch nor MobileMedia intends, and if the Merger is consummated Arch does not intend, to declare or pay any cash dividends in the foreseeable future. Certain covenants in the bank credit facility (the "API Credit Facility") of Arch Paging, Inc. ("API"), an indirect wholly owned subsidiary of Arch, and in other Arch debt instruments, effectively prohibit the declaration or payment of cash dividends by Arch for the foreseeable future. In addition, the terms of the Series C Preferred Stock generally prohibit the payment of cash dividends on Arch Common Stock unless all accrued and unpaid dividends on the Series C Preferred Stock are paid in full. See "Market Price Information and Dividend Policy", "Description of Arch Securities--Arch Series C Preferred Stock" and "Description of Certain Arch Indebtedness".

HISTORY OF LOSSES

  Since their respective inceptions, Arch has not reported any net income while MobileMedia reported net income of $42.3 million in the nine months ended September 30, 1998 resulting from a gain of $94.1 million on the sale of its tower site assets. Arch reported net losses of $36.6 million, $114.7 million, $181.9 million and $157.8 million in the fiscal years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively. MobileMedia reported net losses of $41.1 million, $1.1 billion and $124.6 million in the years ended December 31, 1995, 1996 and 1997 and net income of $42.3 million in the nine months ended September 30, 1998, respectively, and has operated as a debtor-in-possession under Chapter 11 from January 30, 1997 to the present. For the year ended December 31, 1997 and the nine months ended September 30, 1998, and after giving effect to the Merger and the Related Transactions (as defined below), Arch would have incurred, on a pro forma basis, a loss before extraordinary item of $299.6 million and $117.9 million, respectively. See Arch's Consolidated Financial Statements and MobileMedia's Consolidated Financial Statements included elsewhere herein and "Arch Communications Group, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations".

  For both Arch and MobileMedia, these historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets (in the case of MobileMedia) and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future, which will result in significant additional interest expense which could have a material adverse effect on Arch following the Merger. See "--Future Capital Needs; Uncertainty of Additional Funding" and "--High Degree of Leverage After the

Merger". Arch expects to continue to report net losses for the foreseeable future, whether or not the Merger is consummated. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations", Arch's Consolidated Financial Statements and MobileMedia's Consolidated Financial Statements included elsewhere herein.

VOLATILITY OF TRADING PRICE

  The market price of Arch Common Stock is subject to significant fluctuation. Between November 1, 1997 and December 3, 1998, the reported sale price of Arch Common Stock on the NNM has ranged from a low of $.6875 per share to a high of $8.00 per share. The trading price of Arch Common Stock following the Merger will likely be affected by numerous factors, including the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of paging companies such as Arch and Parent have exhibited a high degree of volatility. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Arch Common Stock in any given period. Such shortfalls may result from events that are beyond Arch's immediate control and can be unpredictable. The trading price of Arch's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally, which may not have any direct relationship with Arch's business or long-term prospects. See "Market Price Information and Dividend Policy".

RISKS RELATING TO THE COMBINED COMPANY PROJECTIONS

  The managements of Arch and MobileMedia have jointly prepared the Combined Company Projections contained herein in connection with the development of the Amended Plan to present the projected effects of the Amended Plan and the transactions contemplated thereby if the Merger is consummated. The Combined Company Projections assume the Merger, the Amended Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Combined Company Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, those enumerated therein or herein. Accordingly, the Combined Company Projections are not necessarily indicative of the future financial condition or results of operations of the Combined Company following the Merger, which may vary significantly from those set forth in the Combined Company Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by Arch, the advisors of Arch, Parent, MobileMedia, the advisors of Parent and MobileMedia or any other person that the Combined Company Projections can or will be achieved. See "Forward-Looking Statements".

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS; POSSIBLE LOSS OF CORPORATE TAX BENEFITS

  It is anticipated that (S)382 of the Tax Code will limit the amount of income earned by Arch after the Merger that may be offset by Arch's net operating loss carryforwards and other tax attributes. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to (S)382 and (S)108 of the Tax Code. See "The MobileMedia Proposal--Certain Federal Income Tax Consequences".

RISKS RELATED TO ARCH

ARCH'S INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE

  Arch is highly leveraged. At September 30, 1998, Arch and its subsidiaries had outstanding $992.8 million of total debt, including (i) $125.0 million principal amount of ACI's 9 1/2% Senior Notes due 2004 (the "ACI 9 1/2% Notes"), (ii) $100.0 million principal amount of ACI's 14% Senior Notes due 2004 (the "ACI 14% Notes"), (iii) $127.5 million principal amount of ACI's 12 3/4% Senior Notes due 2007 (the "ACI 12 3/4% Notes" and, together with the ACI 9 1/2% Notes and the ACI 14% Notes, the "ACI Notes"), (iv) $359.9 million (accreted value) of Arch's 10 7/8% Senior Discount Notes due 2008 (the "Arch Discount Notes"), (v) $13.4 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 (the "Arch Convertible Debentures") and (vi) $267.0 million of borrowings under the API Credit Facility. See "Description of Certain

Arch Indebtedness". Arch's high degree of leverage may have adverse consequences for Arch, including: (i) if necessary, the ability of Arch to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, may be impaired or extinguished or such financing may not be available on acceptable terms, if at all; (ii) a substantial portion of the Arch Adjusted EBITDA will be required to pay interest expense, which will reduce the funds which would otherwise be available for operations and future business opportunities; (iii) the API Credit Facility and the indentures (the "Arch Indentures") under which the ACI Notes are outstanding contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on Arch; (iv) Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage; (v) Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally; and (vi) Arch's high degree of leverage may impair its ability to participate in the future consolidation of the paging industry. In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service has slowed and is expected to remain below the rates of internal growth previously achieved by Arch, but Arch has not yet reduced its financial leverage significantly. There can be no assurance that Arch will be able to reduce its financial leverage significantly or that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments. EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Arch Adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Arch Indebtedness" and Arch's Consolidated Financial Statements and Notes thereto included elsewhere herein.

MERGER CASH REQUIREMENTS

  To fund the estimated cash payments required by the Merger of approximately $347.0 million (consisting of $262.0 million to fund a portion of the cash payments to MobileMedia's secured creditors and $85.0 million to fund estimated administrative expenses, amounts to be outstanding at the Effective Time under the DIP Credit Agreement and transaction expenses), API and The Bank of New York, Toronto Dominion (Texas), Inc., Royal Bank of Canada and Barclays Bank, PLC executed a commitment letter for a $200.0 million increase to the API Credit Facility (the "API Credit Facility Increase") and ACI intends to issue $200.0 million of new senior notes (the "Planned ACI Notes"). The API Credit Facility Increase was approved on November 16, 1998 by all API lenders but remains subject to final documentation. In addition, there can be no assurance that Arch will complete an offering of the Planned ACI Notes on terms satisfactory to it, if at all. As a result, ACI and The Bear Stearns Companies, Inc., TD Securities (USA), Inc., the Bank and Royal Bank of Canada have executed a commitment letter for a $120.0 million bridge facility (the "Bridge Facility") which would be available to Arch in the absence of an offering of the Planned ACI Notes. The Planned ACI Notes, the Bridge Facility and the Merger each require approval by the Required Lenders (as defined in the API Credit Facility), and there can be no assurance such approval will be granted. See "Description of Certain Arch Indebtedness--Bridge Facility". If API's lenders do not grant the foregoing approvals, and Arch is not able to arrange alternative financing to make the cash payments required by the Merger and therefore could not consummate the Merger, and Arch's failure to perform its obligations under the Merger Agreement is not otherwise excused, Arch will be liable to pay the MobileMedia Breakup Fee of $32.5 million to MMC. See "The Merger Agreement--Certain Covenants and Agreements".

API CREDIT FACILITY, BRIDGE FACILITY AND INDENTURE RESTRICTIONS

  The API Credit Facility, the Bridge Facility and the Arch Indentures impose (or will impose) certain operating and financial restrictions on Arch. The API Credit Facility requires API and, in certain cases, ACI, to maintain specified financial ratios, among other obligations, including a maximum leverage ratio and a minimum fixed charge coverage ratio, each as defined in the API Credit Facility. In addition, the API Credit Facility limits or restricts, among other things, API's ability to: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale/leaseback transactions;
(iv) make loans and investments; (v) incur indebtedness and contingent obligations; (vi) amend or otherwise alter debt instruments and other material agreements; (vii) engage in mergers, consolidations, acquisitions and asset sales; (viii) engage in transactions with affiliates; and (ix) alter its lines of business or accounting methods. In addition, the Bridge Facility and the Arch Indentures limit, among other things: (i) the incurrence of additional indebtedness by Arch and its Restricted Subsidiaries (as defined therein);
(ii) the payment of dividends and other restricted payments by Arch and its Restricted Subsidiaries; (iii) asset sales; (iv) transactions with affiliates;
(v) the incurrence of liens; and (vi) mergers and consolidations. Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the API Credit Facility, the Bridge Facility and/or the Arch Indentures. Upon the occurrence of an event of default under the API Credit Facility, the Bridge Facility or the Arch Indentures, the creditors could elect to declare all amounts outstanding, together with accrued and unpaid interest, to be immediately due and payable. If Arch were unable to repay any such amounts, the creditors could proceed against the collateral securing certain of such indebtedness. If the lenders under the API Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and the other indebtedness of Arch, including the Arch Notes and any borrowings under the Bridge Facility. In addition, because the API Credit Facility, the Bridge Facility and the Arch Indentures limit (or will limit) the ability of Arch to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch including the Merger, which is subject to the approval of the Required Lenders (as defined under the API Credit Facility). Arch will be incurring additional indebtedness in connection with the Merger and the Reorganization. See "--Lender Approval and Merger Cash Requirements" and "Description of Certain Arch Indebtedness".

POSSIBLE FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

  Arch believes that future fluctuations in its revenues and operating results are possible as the result of many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues, and Arch may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Due to the foregoing or other factors, it is possible that due to future fluctuations Arch's revenue or operating results may not meet the expectations of securities analysts or investors, which may have a material adverse effect on the price of Arch Common Stock. See "Market Price Information and Dividend Policy" and "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

RISK OF ARCH COMMON STOCK BEING DELISTED FROM THE NASDAQ NATIONAL MARKET

  Arch Common Stock has been listed, and its shares have traded on the NNM since January 17, 1992. In addition, it is a condition to the Merger that the shares of Arch Common Stock to be issued in connection with the Merger be approved for listing on the NNM. Arch has received a notice from the NNM indicating that Arch fails to meet the NNM listing requirements because the market price of the Arch Common Stock is less than $5.00 per share and that unless Arch comes in compliance with the continued listing requirements of the NNM, Arch Common Stock will be delisted. The rules of the NNM require that as a condition of continued listing a company must satisfy at least one of several alternative maintenance requirements relating to specified financial parameters and the trading price for listed securities. While Arch has requested a hearing from the NNM at which it intends to seek the continued listing of Arch Common Stock on the NNM based, in part, on the proposed Reverse Split (as defined herein), there can be no assurance that the NNM will not delist the Arch Common Stock either prior to or following the Merger. For a more detailed discussion of the continued listing requirements of the NNM and the action Arch proposes to take to come into compliance with such requirements, see "Item 3--Approval of Stock Split Proposal".

DIVISIONAL REORGANIZATION OF ARCH

  In June 1998, the Arch Board approved a reorganization of its operations (the "Divisional Reorganization"). As part of such reorganization, which is expected to be implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and to take advantage of various operating efficiencies. Once fully implemented, the Divisional Reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce,
(ii) plans to close certain office locations and redeploy other real estate assets and (iii) recorded a restructuring charge of $16.1 million in the second quarter of 1998. The restructuring charge consisted of approximately
(i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations, (iii) $1.4 million for the writedown of fixed assets and (iv) $1.5 million of other costs. There can be no assurance that the expected cost savings will be achieved or that the reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia would have a material adverse effect on Arch. See "--Uncertainties Related to the Merger and the Reorganization--Challenges of Business Integration".

ANTI-TAKEOVER PROVISIONS

  The Arch Certificate and the Arch By-laws (the "Arch By-laws") include provisions for a classified Board of Directors, the issuance of "blank check" preferred stock (the terms of which may be fixed by the Arch Board without further stockholder approval), a prohibition on stockholder action by written consent in lieu of a meeting and certain procedural requirements governing stockholder meetings. Arch also has a stockholders rights plan. In addition,
Section 203 of the DGCL will, with certain exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" (as defined therein) for a three-year period following the date that such stockholder becomes an interested stockholder. Such provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch. See "Description of Arch Securities--Anti-Takeover Provisions".

RISKS RELATED TO MOBILEMEDIA

DISRUPTION OF OPERATIONS PRIOR TO AND FOLLOWING BANKRUPTCY FILING

  MobileMedia's business operations have been adversely affected by integration difficulties following its acquisition of MobileComm and Dial Page, by liquidity problems arising prior to its January 30, 1997 bankruptcy filing and by the reluctance of some customers and potential customers to do business with MobileMedia while it operates under Chapter 11. In addition, one of MobileMedia's primary assets is its experienced employees, who have the ability to leave MobileMedia and to deprive it of the skill and knowledge essential for executing its business strategy. Any further deterioration of MobileMedia's business, or the loss of significant numbers of key employees, could have a material adverse effect on MobileMedia and, as a result, on Arch if the Merger is consummated. See "The MobileMedia Plan of Reorganization" and "Business--MobileMedia".

ASSUMPTIONS REGARDING VALUE OF MOBILEMEDIA ASSETS

  For financial reporting purposes, the fair value of the assets of MobileMedia must be determined as of the Effective Time. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the unaudited pro forma condensed consolidated financial statements and the Combined Company Projections, there can be no assurance with respect thereto. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "The Combined Company--Unaudited Financial Projections and Operational Cost Synergies".

RISKS RELATED TO THE ARCH RIGHTS OFFERING

MARKET RISKS IN EXERCISING RIGHTS

  The exercise prices of the Arch Stockholder Rights and the Arch
Participation Warrants have been determined by negotiation among Arch, the Debtors, the Unsecured Creditors Committee and the Standby

Purchasers and are not necessarily related to Arch's assets, net worth, results of operations or other recognized criteria of value. There can be no assurance that the market value of the Arch Common Stock underlying the Arch Stockholder Rights or the Arch Participation Warrants will not be below the valuation therefor implied by the exercise price thereof between the time a holder exercises an Arch Stockholder Right and the time the holder takes delivery of the Arch Common Stock or at any time thereafter. The exercise of an Arch Stockholder Right is irrevocable. Subscribed funds may not be withdrawn and no interest will be paid thereon to the subscribers. See "The Arch Rights Offering--Terms of the Arch Rights Offering".

DILUTION

  The subscription price per Arch Stockholder Right will exceed the net tangible book value per share of Arch Common Stock, which is a negative number. See "Dilution". Accordingly, subscribers in the Arch Rights Offering will experience immediate and substantial dilution.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The distribution to holders of Arch Common Stock and Series C Preferred Stock of Arch Stockholder Rights and Arch Participation Warrants may be taxable to such holders depending upon various factual determinations which cannot be made at this time and as to which the interpretation of various provisions of the tax law is uncertain. See "The MobileMedia Proposal-- Material Federal Income Tax Consequences".

                                   DILUTION

  Arch stockholders will suffer immediate and substantial dilution upon consummation of the Merger. An aggregate of 122.8 million shares of Arch Combined Common Stock will either be contributed to the Creditor Stock Pool or reserved for issuance upon exercise of Rights by Unsecured Creditors. This will represent 82.7% of the total number of shares of Arch Common Stock outstanding immediately following the Merger (assuming conversion of the Series C Preferred Stock, no exercise of the Arch Stockholder Rights and no exercise of the Arch Participation Warrants (an "As-Converted Basis")). As a result, stockholders of Arch holding 100% of the outstanding capital stock of Arch prior to the Merger will hold 17.3% of the outstanding capital stock of Arch immediately following the Merger (on an As-Converted Basis). The issuance of Arch Combined Common Stock in the Merger and upon the exercise of Rights may cause a dilution of earnings per share which may negatively impact the market price of Arch Common Stock. There can be no assurance that the market price of Arch Common Stock will not be adversely affected, or that the pro forma financial information presented herein will be indicative of future results.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH

  The following table sets forth selected historical consolidated financial and operating data of Arch for each of the two years ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the four years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. The selected financial and operating data as of December 31, 1994, 1995, 1996 and 1997 and for each of the three years ended December 31, 1997 have been derived from Arch's audited consolidated financial statements and notes thereto. The selected financial and operating data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from Arch's unaudited consolidated financial statements and notes thereto. The following consolidated financial information should be read in conjunction with "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                         FOUR MONTHS                                                     NINE MONTHS
                      YEAR ENDED            ENDED                                                           ENDED
                    AUGUST 31, (1)     DECEMBER 31, (1)          YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                   ------------------  -----------------  -----------------------------------------  --------------------
                     1993      1994     1993      1994    1994 (1)  1995 (1)     1996       1997       1997       1998
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
                                                                                                         (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
STATEMENTS OF
 OPERATIONS DATA:
Service, rental
 and maintenance
 revenues........  $ 39,610  $ 55,139  $16,457  $ 22,847  $ 61,529  $ 138,466  $ 291,399  $ 351,944  $ 261,570  $ 277,826
Product sales....     5,698    12,108    2,912     5,178    14,374     24,132     39,971     44,897     34,029     31,811
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Total revenues...    45,308    67,247   19,369    28,025    75,903    162,598    331,370    396,841    295,599    309,637
Cost of products
 sold............    (4,031)  (10,124)  (2,027)   (4,690)  (12,787)   (20,789)   (27,469)   (29,158)   (22,044)   (21,863)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
                     41,277    57,123   17,342    23,335    63,116    141,809    303,901    367,683    273,555    287,774
Operating
 expenses:
 Service, rental
  and
  maintenance....     9,532    13,123    3,959     5,231    14,395     29,673     64,957     79,836     59,227     60,812
 Selling.........     7,307    10,243    3,058     4,338    11,523     24,502     46,962     51,474     39,019     36,902
 General and
  administrative.    13,123    17,717    5,510     7,022    19,229     40,448     86,181    106,041     78,878     84,527
 Depreciation and
  amortization...    13,764    16,997    5,549     6,873    18,321     60,205    191,871    232,347    179,917    164,990
 Restructuring
  charge.........       --        --       --        --        --         --         --         --         --      16,100
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Operating income
 (loss)..........    (2,449)     (957)    (734)     (129)     (352)   (13,019)   (86,070)  (102,015)   (83,486)   (75,557)
Interest and non-
 operating
 expenses, net...    (2,861)   (4,112)  (1,132)   (1,993)   (4,973)   (22,522)   (75,927)   (97,159)   (72,436)   (78,334)
Equity in loss of
 affiliate (2)...       --        --       --        --        --      (3,977)    (1,968)    (3,872)    (2,828)    (2,219)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss)
 before income
 tax benefit and
 extraordinary
 item............    (5,310)   (5,069)  (1,866)   (2,122)   (5,325)   (39,518)  (163,965)  (203,046)  (158,750)  (156,110)
Income tax
 benefit.........       --        --       --        --        --       4,600     51,207     21,172     15,900        --
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss)
 before
 extraordinary
 item............    (5,310)   (5,069)  (1,866)   (2,122)   (5,325)   (34,918)  (112,758)  (181,874)  (142,850)  (156,110)
Extraordinary
 item (3)........      (415)      --       --     (1,137)   (1,137)    (1,684)    (1,904)       --         --      (1,720)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Net income
 (loss)..........  $ (5,725) $ (5,069) $(1,866) $ (3,259) $ (6,462) $ (36,602) $(114,662) $(181,874) $(142,850) $(157,830)
                   ========  ========  =======  ========  ========  =========  =========  =========  =========  =========
OTHER OPERATING
 DATA:
Adjusted EBITDA
 (4).............  $ 11,315  $ 16,040  $ 4,815  $  6,744  $ 17,969  $  47,186  $ 105,801  $ 130,332  $  96,431  $ 105,533
Adjusted EBITDA
 margin (5)......        27%       28%      28%       29%       28%        33%        35%        35%        35%        37%
Capital
 expenditures,
 excluding
 acquisitions....  $ 20,853  $ 25,657  $ 7,486  $ 15,279  $ 33,450  $  60,468  $ 165,206  $ 102,769  $  74,762  $  85,785
Cash flows
 provided by
 operating
 activities......  $  8,721  $ 14,781  $ 5,306  $  4,680  $ 14,155  $  14,749  $  37,802  $  63,590  $  44,551  $  91,415
Cash flows used
 in investing
 activities......  $(30,998) $(28,982) $(7,486) $(34,364) $(55,860) $(192,549) $(490,626) $(102,769) $ (74,672) $ (85,785)
Cash flows
 provided by
 (used in)
 financing
 activities......  $ 11,268  $ 14,636  $11,290  $ 26,108  $ 29,454  $ 179,092  $ 452,678  $  39,010  $  31,645  $  (2,387)
Pagers in service
 at end of
 period..........   254,000   410,000  288,000   538,000   538,000  2,006,000  3,295,000  3,890,000  3,781,000  4,211,000

-------
(footnotes on following page)

                              AS OF
                         AUGUST 31, (1)             AS OF DECEMBER 31,                 AS OF
                         ---------------  ---------------------------------------  SEPTEMBER 30,
                          1993    1994      1994     1995      1996       1997         1998
                         ------- -------  -------- -------- ---------- ----------  -------------
                                         (DOLLARS IN THOUSANDS)                     (UNAUDITED)
BALANCE SHEET DATA:
Current assets.......... $ 4,690 $ 6,751  $  8,483 $ 33,671 $   43,611 $   51,025    $ 55,815
Total assets............  62,209  76,255   117,858  785,376  1,146,756  1,020,720     942,366
Long-term debt, less
 current maturities.....  49,748  67,328    93,420  457,044    918,150    968,896     992,790
Redeemable preferred
 stock..................     --      --        --     3,376      3,712        --          --
Stockholders' equity
 (deficit)..............   1,563  (3,304)    9,368  246,884    147,851    (33,255)   (165,423)

--------
(1) On October 17, 1994, Arch announced that it was changing its fiscal year end from August 31 to December 31. Arch was required to file a transition report on Form 10-K with audited financial statements for the period September 1, 1994 through December 31, 1994 and has elected to include herein, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.

(2) Represents Arch's share of losses of the Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. ("Westlink") in May 1996. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

(3) Reflects extraordinary charge resulting from prepayment of indebtedness. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

(4) EBITDA, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, income tax benefit, interest and non-operating expenses, net and extraordinary items; consequently EBITDA may not necessarily be comparable to similarly titled data of other paging companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the paging industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with covenants under their respective indebtedness which covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, advance funds to Benbow, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value the Company. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or Arch Adjusted EBITDA are not necessarily available for discretionary use as a result of, among other things, restrictions imposed by the terms of existing indebtedness or limitations imposed by applicable law upon the payment of dividends or distributions. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operation".

  The following table reconciles net income to the presentation of Arch Adjusted EBITDA:

                                          FOUR MONTHS
                        YEAR ENDED           ENDED                                                  NINE MONTHS ENDED
                        AUGUST 31,       DECEMBER 31,           YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                      ----------------  ----------------  ---------------------------------------  --------------------
                       1993     1994     1993     1994     1994      1995      1996       1997       1997       1998
                      -------  -------  -------  -------  -------  --------  ---------  ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS)
Net income (loss)...  $(5,725) $(5,069) $(1,866) $(3,259) $(6,462) $(36,602) $(114,662) $(181,874) $(142,850) $(157,830)
Interest and non-
 operating expenses,
 net................    2,861    4,112    1,132    1,993    4,973    22,522     75,927     97,159     72,436     78,334
Income tax benefit..      --       --       --       --       --     (4,600)   (51,207)   (21,172)   (15,900)       --
Depreciation and
 amortization.......   13,764   16,997    5,549    6,873   18,321    60,205    191,871    232,347    179,917    164,990
Restructuring
 charge.............      --       --       --       --       --        --         --         --         --      16,100
Equity in loss of
 affiliate..........      --       --       --       --       --      3,977      1,968      3,872      2,828      2,219
Extraordinary Item..      415      --       --     1,137    1,137     1,684      1,904        --         --       1,720
                      -------  -------  -------  -------  -------  --------  ---------  ---------  ---------  ---------
Adjusted EBITDA.....  $11,315  $16,040  $ 4,815  $ 6,744  $17,969  $ 47,186  $ 105,801  $ 130,332  $  96,431  $ 105,533
                      =======  =======  =======  =======  =======  ========  =========  =========  =========  =========

(5) Calculated by dividing Arch Adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

  SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--MOBILEMEDIA

  The following table sets forth selected historical consolidated financial and operating data of MobileMedia and Metromedia Paging Services ("Predecessor") for each of the five years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. The historical financial and operating data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years ended December 31, 1997 have been derived from MobileMedia's and the Predecessor's audited consolidated financial statements and notes thereto. The selected financial and operating data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from MobileMedia's unaudited consolidated financial statements and notes thereto. The following consolidated financial information should be read in conjunction with "Business--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and MobileMedia's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                                                      (UNAUDITED)
                        ELEVEN                                                                        NINE MONTHS
                        MONTHS     ONE MONTH                                                             ENDED
                        ENDED        ENDED               YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,(9)
                     NOVEMBER 30, DECEMBER 31, -----------------------------------------------  -------------------------
                         1993       1993(1)       1994      1995(2)      1996(3)       1997        1997         1998
                     ------------ ------------ ----------  ----------  -----------  ----------  ----------  -------------
                     PREDECESSOR                                     MOBILEMEDIA
                     ------------ ---------------------------------------------------------------------------------------
                                                         (DOLLARS IN THOUSANDS)
STATEMENTS OF
 OPERATIONS DATA:
Total revenues.....   $  173,761   $   15,058  $  203,149  $  252,996  $   640,710  $  527,392  $  407,157   $  340,369
Cost of products
 sold..............      (20,170)        (522)    (18,705)    (26,885)     (72,595)    (35,843)    (27,524)     (16,531)
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
                         153,591       14,536     184,444     226,111      568,115     491,549     379,633      323,838
Services, rents and
 maintenance,
 selling, and
 general and
 administrative
 expenses(4).......      123,727       11,125     136,672     164,037      459,474     388,476     309,299      230,737
Impairment of long-
 lived assets(5)...          --           --          --          --       792,478         --          --           --
Restructuring
 costs(6)..........          --           --          --          --         4,256      19,811      15,577       13,831
Depreciation and
 amortization......       47,919        4,880      67,651      71,408      348,698     140,238     104,368       88,312
Amortization of
 deferred gain on
 tower sale........          --           --          --          --           --          --          --          (389)
Parent company cost
 allocations.......        7,267          --          --          --           --          --          --           --
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
Operating loss.....      (25,322)      (1,469)    (19,879)     (9,334)  (1,036,791)    (56,976)    (49,611)      (8,653)
Other income
 (expense)
Interest expense...       (4,914)      (1,461)    (18,237)    (31,745)     (92,663)    (67,611)    (51,531)     (42,449)
(Loss) gain on sale
 of assets.........          --           --        1,049         --            68           3           3       94,085
Other..............         (405)         --          --          --           --          --          --           --
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
 Total other income
  (expense)........       (5,319)      (1,461)    (17,188)    (31,745)     (92,595)    (67,608)    (51,528)     (51,636)
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
Income (loss)
 before income tax
 provision
 (benefit).........      (30,641)      (2,930)    (37,067)    (41,079)  (1,129,386)   (124,584)   (101,139)      42,983
Income tax benefit
 (provision).......        7,328          --          --          --        69,442         --          --          (678)
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
Net income (loss)..   $  (23,313)  $   (2,930) $  (37,067) $  (41,079) $(1,059,944) $ (124,584) $ (101,139)  $   42,305
                      ==========   ==========  ==========  ==========  ===========  ==========  ==========   ==========
OTHER DATA
Adjusted EBITDA(7).   $   22,597   $    3,411  $   47,772  $   62,074  $   108,641  $  103,073  $   70,334   $   93,101
Adjusted EBITDA
 margin(8).........         14.7%        23.5%       25.9%       27.5%        19.1%       21.0%       18.5%        28.7%
Units in service
 (at end of
 period)...........    1,196,079    1,205,233   1,447,352   2,369,101    4,424,107   3,440,342   3,681,069    3,182,207
Capital
 expenditures......   $   31,480   $    3,250  $   65,574  $   86,163  $   161,861  $   40,556  $   32,321   $   32,394
Cash flows provided
 by (used in)
 operating
 activities........   $   27,737   $    8,381  $   53,781  $   43,849  $    57,194  $   14,920  $   (2,847)  $   41,585
Cash flows provided
 by (used in)
 investing
 activities........   $  (31,773)  $ (320,753) $  (50,878) $ (312,698) $(1,028,321) $  (40,556) $  (32,321)  $  137,309
Cash flows provided
 by (used in)
 financing
 activities........   $    4,036   $  314,700         --   $  671,794  $   586,111  $   13,396  $   20,396   $ (180,000)
                                                     AS OF DECEMBER 31,
                                  ------------------------------------------------------------
                                                                                                                AS OF
                                                                                                            SEPTEMBER 30,
                                      1993        1994        1995        1996         1997                     1998
                                  ------------ ----------  ----------  -----------  ----------              -------------
                                                   (DOLLARS IN THOUSANDS)                                    (UNAUDITED)
CONSOLIDATED
 BALANCE SHEET DATA
Total assets.......                $  356,744  $  353,703  $1,128,546  $   790,230  $  655,134               $  577,306
Debt...............                   181,992     195,677     476,156    1,074,196   1,075,681                  905,681
Total stockholders'
 equity (deficit)..                   138,567     101,500     578,753     (468,391)   (589,579)                (547,274)

-------
(footnotes on following page)

--------
 (1) Parent completed the acquisition of Predecessor on November 30, 1993 for a purchase price of $308.1 million.

 (2) MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page on August 31, 1995 for a purchase price of $187.4 million. The consolidated statement of operations data includes Dial Page's results of operations from that date. (See Note 3 to MobileMedia's Consolidated Financial Statements and "Business-- MobileMedia--Events Leading Up to MobileMedia's Bankruptcy Filings".)

 (3) MobileMedia completed the MobileComm Acquisition on January 4, 1996 for a purchase price of $928.7 million. The consolidated statement of operations data includes MobileComm results of operations from that date. (See Note 3 to MobileMedia's Consolidated Financial Statements and "Business--MobileMedia--Events Leading Up to MobileMedia's Bankruptcy Filings").
 (4) Includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.
 (5) Includes non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (See Note 2 to MobileMedia's Consolidated Financial Statements).
 (6) Includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.

 (7) MobileMedia Adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, amortization of deferred gain on tower sale and restructuring costs. MobileMedia Adjusted EBITDA for the Predecessor includes parent company cost allocations. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. MobileMedia Adjusted EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA is also one of the financial measures used by analysts to value the Company. MobileMedia Adjusted EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. MobileMedia Adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies. The following table reconciles net income to the presentation of MobileMedia Adjusted EBITDA.

                                              ONE MONTH
                                                ENDED                                                 NINE MONTHS ENDED
                         ELEVEN MONTHS ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                            NOVEMBER, 30     ------------ ------------------------------------------  ------------------
                                1993             1993       1994      1995       1996        1997       1997      1998
                                ----             ----       ----      ----       ----        ----       ----      ----
                             PREDECESSOR                                  MOBILEMEDIA
                         ------------------- ---------------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
Net income (loss)......       $(23,313)        $(2,930)   $(37,067) $(41,079) $(1,059,944) $(124,584) $(101,139) $42,305
Interest expense.......          4,914           1,461      18,237    31,745       92,663     67,611     51,531   42,449
Income tax provision
 (benefit)..                    (7,328)            --          --        --       (69,442)       --         --       678
Depreciation and
 amortization..........         47,919           4,880      67,651    71,408      348,698    140,238    104,368   88,312
Amortization of
 deferred gain on tower
 sale..................            --              --          --        --           --         --         --      (389)
Restructuring costs....            --              --          --        --         4,256     19,811     15,577   13,831
Impairment of long
 lived assets..........            --              --          --        --       792,478        --         --       --
Gain/loss on sale of
 assets................            --              --       (1,049)      --           (68)        (3)       (3)  (94,085)
Other income/expense...            405             --          --        --           --         --         --       --
                              --------         -------    --------  --------  -----------  ---------  ---------  -------
Adjusted EBITDA........       $ 22,597         $ 3,411    $ 47,772  $ 62,074  $   108,641  $ 103,073  $  70,334  $93,101
                              ========         =======    ========  ========  ===========  =========  =========  =======

 (8) Calculated by dividing MobileMedia Adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. MobileMedia Adjusted EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets.

 (9) The interim financial information as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 contained herein is unaudited but, in the opinion of MobileMedia management, includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

           UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following selected pro forma financial information gives effect to the Merger and the Related Transactions as if such transactions had been consummated on September 30, 1998 in the case of the balance sheet and on January 1, 1997 in the case of the statement of operations data and the other operating data assuming 122,845,000 shares of Arch Combined Common Stock were issued in the Rights Offering and in the Creditor Stock Pool having an aggregate market value of $245.7 million at a price of $2.00 per share. As used herein, the term "Related Transactions" means (i) the completion of the Rights Offering and the issuance and sale of 108,500,000 shares of Common Stock pursuant thereto, resulting in proceeds to Arch of $217.0 million, (ii) the issuance and sale of $200.0 million aggregate principal amount of Planned ACI Notes (assumed for purposes hereof to bear interest at 13% per annum),
(iii) additional borrowings under the API Credit Facility of $122.0 million,
(iv) the issuance of 14,344,969 shares of Arch Common Stock and the distribution of such shares from the Creditor Stock Pool in accordance with the Amended Plan, and (v) the payment by Arch of $479.0 million in cash and the distribution of such funds in accordance with the Amended Plan. The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and the notes thereto appearing elsewhere herein. The financial impact of expected operational cost synergies resulting from the Merger are excluded from this presentation. See "The Combined Company".

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and the Related Transactions had been consummated as of the above-referenced dates or of the future operating results or financial position of Arch following the Merger and the Related Transactions.

                                                  YEAR ENDED     NINE MONTHS
                                                 DECEMBER 31,       ENDED
                                                     1997     SEPTEMBER 30, 1998
                                                 ------------ ------------------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Service, rental and maintenance revenues.......   $ 833,785       $ 591,488
Product sales..................................      81,115          52,178
                                                  ---------       ---------
Total revenues.................................     914,900         643,666
Cost of products sold..........................     (65,001)        (38,394)
                                                  ---------       ---------
                                                    849,899         605,272
Operating expenses:
 Service rental and maintenance................     220,636         145,689
 Selling.......................................     121,018          82,750
 General and administrative....................     285,640         185,910
 Depreciation and amortization.................     398,606         272,818
 Restructuring charge..........................         --           16,100
 Bankruptcy and related expense................      19,811          13,831
                                                  ---------       ---------
Operating income (loss)........................    (195,812)       (111,826)
Interest and non-operating expenses, net.......    (138,618)        (14,661)
                                                  ---------       ---------
Income (loss) before income tax benefit and ex-
 traordinary item..............................    (334,430)       (126,487)
Income tax benefit (provision).................      21,172            (678)
                                                  ---------       ---------
Income (loss) before extraordinary item........   $(313,258)      $(127,165)
                                                  =========       =========
OTHER OPERATING DATA:
Capital expenditures, excluding acquisitions...     143,325         118,179
Pagers in service at end of period(1)..........   7,130,000       7,143,000

                                                                   SEPTEMBER 30,
                                                                       1998
                                                                   -------------
BALANCE SHEET DATA:
Current assets....................................................  $  116,713
Total assets......................................................   1,601,971
Long-term debt, less current maturities...........................   1,314,790
Stockholders' equity..............................................      80,267

--------
(1) Consolidated pagers in service is calculated by adding the Arch and MobileMedia amounts less an elimination for intercompany pagers in service.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth, for the periods indicated, selected historical per share data of Arch and MobileMedia and the corresponding pro forma equivalent per share amounts after giving effect to the Amended Plan and the Merger. The pro forma information gives effect to the Merger accounted for as a purchase, assuming that 122,845,000 shares of Arch Combined Common Stock were issued and have an aggregate market value of $245.7 million. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions". The data presented are based upon the audited and unaudited historical financial statements and related notes thereto of Arch and MobileMedia which are included elsewhere herein, and the Unaudited Pro Forma Condensed Consolidated Financial Statements which are included elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The unaudited pro forma consolidated financial data are not necessarily indicative of the results that would have occurred if the Amended Plan and the Merger had been consummated as of the beginning of the earliest period presented.

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                YEAR ENDED     NINE MONTHS
                                               DECEMBER 31,       ENDED
                                                   1997     SEPTEMBER 30, 1998
                                               ------------ ------------------
Arch Historical:
  Income (loss) before extraordinary item.....    $(8.77)         $(7.47)
  Extraordinary item..........................       --            (0.08)
  Net income (loss)...........................     (8.77)          (7.55)
  Book value (1)..............................     (1.59)          (7.85)
MobileMedia Historical: (2)...................       n/a             n/a
Pro Forma Consolidated--Arch and MobileMedia
 (3):
  Income (loss) before extraordinary item.....     (2.18)          (0.88)
  Extraordinary item..........................       --            (0.01)
  Net income (loss)...........................     (2.18)          (0.89)
  Book value (4)..............................      1.48            0.56

--------
(1) Historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of Arch Common Stock outstanding at the end of the period.

(2) The historical per share data for MMC is not presented since MMC is a wholly owned subsidiary of Parent with a single share of common stock issued and outstanding. In addition, all capital stock interests in Parent will be extinguished under the Amended Plan without the payment of consideration. Therefore historical per share data for MMC or the Parent is not considered meaningful.

(3) Pro forma consolidated net income (loss) per share is computed by dividing pro forma net income (loss) by the weighted average number of shares of Arch Common Stock after giving effect to the issuance of Arch Common Stock in the Merger, at an assumed market value of $2.00 per share, having an aggregate market value of approximately $245.7 million.

(4) Pro forma consolidated book value per share is computed by dividing pro forma consolidated stockholders' equity (deficit) by the number of shares of Arch Common Stock outstanding after giving effect to the issuance of Arch Common Stock in the Merger, at an assumed market value price of $2.00 per share, having an aggregate market value of approximately $245.7 million.

                 MARKET PRICE INFORMATION AND DIVIDEND POLICY

  Arch Common Stock is traded on the NNM under the symbol "APGR". Parent's common stock is not currently listed on the NNM or any other stock exchange. Arch Common Stock began trading on the NNM in January 1992. The following table sets forth for the periods indicated the high and low reported sale prices per share of Arch Common Stock on the NNM:

                                                                 HIGH     LOW
                                                                ------- --------
      FISCAL 1996
        First Quarter.......................................... $27.125 $19.125
        Second Quarter......................................... $27.125 $17.875
        Third Quarter.......................................... $19.75  $11.50
        Fourth Quarter......................................... $13.875 $ 8.25
      FISCAL 1997
        First Quarter.......................................... $10.00  $ 3.75
        Second Quarter......................................... $ 8.375 $ 3.75
        Third Quarter.......................................... $ 9.50  $ 5.875
        Fourth Quarter......................................... $ 9.125 $ 4.125
      FISCAL 1998
        First Quarter.......................................... $ 6.125 $ 3.00
        Second Quarter......................................... $ 6.938 $ 3.50
        Third Quarter.......................................... $ 5.000 $ 1.6875
        Fourth Quarter (through December 3, 1998).............. $ 1.75  $ 0.6875

  On August 19, 1998, Arch publicly announced it was engaged in negotiations to acquire Parent and, on August 20, 1998, Arch announced it had entered into a merger agreement with Parent and MMC. On September 4, 1998 Arch announced that it had modified the previously announced merger agreement. On December 2, 1998 Arch announced that it had entered into further modifications resulting in the Merger Agreement. The high and low reported sale prices per share of Arch Common Stock on the NNM were $4.00 and $3.375, respectively, on August 18, 1998 and were $4.75 and $3.8125, respectively, on August 19, 1998. Based upon the market value per share of $2.00 used to prepare the pro forma condensed consolidated financial statements, the shares of Arch Common Stock to be issued in connection with the Merger would have an aggregate market value of $245.7 million.

  On the Record Date, there were [21,067,110] outstanding shares of Arch Common Stock held by [167] stockholders of record and [250,000] shares of Series C Preferred Stock held by [9] stockholders of record. The number of record holders may not be representative of the number of beneficial holders because many shares are held by depositaries, brokers or other nominees.

  Neither Arch nor Parent has ever declared or paid any cash dividends on its capital stock. Arch anticipates that all of its earnings in the foreseeable future will be used to finance the continued growth and development of its business and has no current intention to pay cash dividends on Arch Common Stock. Arch's future dividend policy will depend on its earnings, capital requirements and financial condition, requirements of the financing agreements to which it is then a party and other factors considered relevant by the Arch Board. The API Credit Facility prohibits declaration or payment of cash dividends to Arch stockholders without the written consent of a majority of the lenders during the term of the credit agreement and until all obligations under the credit agreement have been met. The Arch Indentures only permit the declaration or payment of cash dividends subject to certain leverage and cash flow requirements (which Arch does not currently meet). In addition, the terms of the Series C Preferred Stock generally prohibit the payment of cash dividends on Arch Common Stock unless all accrued dividends due with respect to the Series C Preferred Stock have been paid in full. See "Description of Arch Securities" and "Description of Certain Arch Indebtedness".

                   STOCKHOLDINGS BEFORE AND AFTER THE MERGER

  The following table sets forth certain information with respect to the ownership of the Arch Combined Common Stock, including shares issuable upon exercise of the Arch Participation Warrants after the Merger.

                                       PERCENTAGE OWNERSHIP OF ARCH
                                       COMMON STOCK OUTSTANDING(1)
                         --------------------------------------------------------
                              ASSUMING NO EXERCISE       ASSUMING EXERCISE OF ALL
                          OF ANY ARCH STOCKHOLDER RIGHTS ARCH STOCKHOLDER RIGHTS
                                     OR ARCH                   AND ALL ARCH
                             PARTICIPATION WARRANTS       PARTICIPATION WARRANTS
                         ------------------------------- ------------------------
Unsecured Creditors of
 MobileMedia(2).........               82.7%                       64.2%
Stockholders of Arch
 Prior to The Merger....               17.3                        35.8
                                      -----                       -----
  Total.................              100.0%                      100.0%
                                      =====                       =====

--------

(1) Assuming in all cases the conversion of all convertible Arch securities and the full exercise of the Rights by the initial recipient thereof.

(2) Includes Standby Purchasers. Depending on the amounts of Arch Common Stock which the other Unsecured Creditors elect to purchase, the Standby Purchasers might hold, in the aggregate, a majority of the outstanding shares of Arch Combined Common Stock. However, the Standby Purchasers would not hold, in the aggregate, shares representing more than 49.0% of securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Arch at such time, because a portion of their holdings would be Class B Common Stock. See "Description of Arch Securities--Class B Common Stock."

  The Standby Purchasers have agreed to purchase shares of Arch Combined Common Stock in connection with the Merger to the extent that Rights are not otherwise exercised by the Unsecured Creditors, other than the Standby Purchasers, subject to certain reductions if Arch Stockholder Rights are exercised prior to the Effective Time. Depending on the amounts of Arch Common Stock which other Unsecured Creditors elect to purchase, the Standby Purchasers might hold, in the aggregate, a majority of the shares of outstanding Arch Combined Common Stock. However, the Standby Purchasers will not hold, in the aggregate, shares representing more than 49.0% of securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Arch at such time, because a portion of their holdings would be Class B Common Stock.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of Arch Common Stock and Series C Preferred Stock in connection with the solicitation of proxies by the Arch Board for use at the Special Meeting and any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus mailed to holders of Arch Common Stock or Series C Preferred Stock is accompanied by a form of proxy for use at the Special Meeting.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Arch on or about December , 1998.

  ARCH STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO ARCH IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, the holders of Arch Common Stock and Series C Preferred Stock eligible to vote will be asked the following:

  1. To consider and vote upon the MobileMedia Proposal;

  2.  To consider and vote upon the Charter Amendment Proposal;

  3. To approve the Stock Split Proposal;

  4. To approve the Option Plan Proposal;

  5. To approve the Stock Purchase Plan Proposal; and

to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  THE APPROVAL OF EACH OF THE MOBILEMEDIA PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL IS CONDITIONED UPON APPROVAL OF BOTH SUCH PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THESE PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH SUCH PROPOSALS.

ARCH BOARD OF DIRECTORS RECOMMENDATION

  The Arch Board has approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends a vote FOR the MobileMedia Proposal, the Charter Amendment Proposal, the Stock Split Proposal and the Option Plan Proposal.

DATE, TIME AND PLACE

  The Special Meeting is scheduled to be held on January   , 1999 at 10:00
a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

RECORD DATE; SHARES OUTSTANDING

  The Arch Board has fixed the close of business on Friday, December 11, 1998 as the Record Date for the determination of Arch stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. On the Record Date, there were [21,067,110] shares of Arch Common Stock outstanding held by [167] stockholders of record and [250,000] shares of Series C Preferred Stock outstanding, held by [9] stockholders of record in the aggregate.

VOTING AT THE SPECIAL MEETING

  At the Special Meeting, holders of shares of Arch Common Stock and holders of Series C Preferred Stock will vote together as a single class. Each share of Arch Common Stock is entitled to one vote on all matters presented at the Special Meeting, and each share of Series C Preferred Stock is currently entitled to 18.5 votes on all such matters.

  The presence, either in person or by proxy, of the holders of a majority of the shares of Arch Voting Stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

  Assuming a quorum is present, the affirmative vote of shares of Arch Voting Stock representing a majority of the votes entitled to be cast in respect of the shares of Arch Voting Stock present or represented at the Special Meeting is required to approve each of the matters to be considered at the Special Meeting, except that the affirmative vote of shares of Arch Voting Stock representing a majority of all votes entitled to be cast is necessary to approve the Charter Amendment Proposal and the Stock Split Proposal. Each share of Arch Common Stock is entitled to one vote on all matters presented at the Special Meeting, and each share of Series C Preferred Stock is currently entitled to 18.5 votes per share on all matters presented at the Special Meeting. See "Description of Arch Capital Stock--Arch Series C Preferred Stock". The approval of the MobileMedia Proposal is required by the rules of the NASD governing corporations with securities approved for quotation on the NNM.

  If a stockholder attends the Special Meeting, such stockholder may vote by ballot. However, many of Arch's stockholders may be unable to attend the Special Meeting. Therefore, the Arch Board is soliciting proxies so that each holder of Arch Common Stock and Series C Preferred Stock on the Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If an Arch stockholder does not return a signed proxy card, such stockholder's shares will not be voted. Stockholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a holder of Arch Common Stock or Series C Preferred Stock returns a signed proxy card, but does not indicate how such stockholder's shares are to be voted, the shares represented by the proxy will be voted FOR approval of the MobileMedia Proposal, the Charter Amendment Proposal, the Stock Split Proposal and the Option Plan Proposal. The proxy also confers discretionary authority on the persons appointed by the Arch Board and named on the proxy to vote the shares represented thereby on any other matter that may properly arise at the Special Meeting in accordance with the judgment of such persons.

  The Special Meeting may be adjourned, and additional proxies solicited, if the vote necessary to approve a proposal has not been obtained. Any adjournment of the Special Meeting will require the affirmative vote of the holders of at least a majority of the voting power of the shares represented, whether in person or by proxy, of the Special Meeting (regardless of whether these shares constitute a quorum).

  Any Arch stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of Arch at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581,
(ii) executing a subsequent proxy or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

  As of the date of this Proxy Statement/Prospectus, the Arch Board does not know of any other matters to be presented for action by Arch stockholders at the Special Meeting. If, however, any other matters not now known are properly brought before the Special Meeting, the persons appointed as the named proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

  All expenses of Arch's solicitation of proxies, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by Arch. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Arch in person or by telephone, telecopy, telegram or other means of communication. Such directors, officers and employees soliciting proxies will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arch has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the Special Meeting at an estimated expense of approximately $10,000, plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Arch will reimburse such persons for reasonable expenses incurred in connection therewith.

EFFECT OF ABSTENTIONS AND "BROKER NON-VOTES"

  At the Special Meeting, abstentions and "broker non-votes" will be counted for purposes of determining the presence or absence of a quorum. In determining whether the MobileMedia Proposal and the Option Plan Proposal have received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes in favor of such matters, and also will not be counted as shares voting on such matters. Accordingly, abstentions and broker non-votes will have no effect on the outcome of such votes. In determining whether the Charter Amendment Proposal and the Stock Split Proposal have received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes in favor of such matter. Accordingly, abstentions and broker non-votes will have the effect of a vote against the Charter Amendment Proposal and the Stock Split Proposal.

APPRAISAL RIGHTS

  Holders of Arch Common Stock and Series C Preferred Stock will not be entitled to any appraisal rights in connection with the matters to be voted upon at the Special Meeting. See "The MobileMedia Proposal--Appraisal Rights".

                      ITEM 1 -- THE MOBILEMEDIA PROPOSAL

BACKGROUND OF THE MERGER

  In furtherance of its strategic objective to strengthen its position as a leading nationwide paging company, Arch has completed 33 acquisitions of other paging companies since its inception in 1986. Senior management of Arch regularly engages in discussions of potential acquisitions with third parties. Prior to its bankruptcy proceeding, MobileMedia had also engaged in several acquisitions of paging companies.

  At various times during 1995 and 1996, the then Chief Executive Officer of MobileMedia and C. Edward Baker, Jr., Arch's Chairman and Chief Executive Officer, informally discussed opportunities for a possible business combination involving the two companies. In December 1996, Arch executed a non-disclosure agreement with MobileMedia, received confidential information about MobileMedia's operations and began to explore on a more formal basis a potential business combination with MobileMedia. In January 1997, Arch engaged Bear Stearns as its financial advisor to explore a variety of strategic consolidation opportunities, including the possibility of a business combination involving MobileMedia. These discussions terminated prior to MobileMedia filing for bankruptcy protection in January 1997 without Arch making any formal proposal.

  During the summer of 1997, MobileMedia, through The Blackstone Group, L.P., its financial advisor ("Blackstone"), solicited acquisition proposals from a number of third parties, including Arch. During this process, Arch reviewed various operational and financial information provided by MobileMedia, and conducted a due diligence investigation with respect to MobileMedia's business, including a meeting with MobileMedia's executives held at Blackstone's offices on June 9, 1997. By letter dated September 24, 1997, Arch made a preliminary proposal to acquire MobileMedia for $300 million of senior notes, $200 million of preferred stock, and Arch Common Stock which would have represented approximately 32% of the outstanding shares of Arch Common Stock (on an As-Converted Basis) following such issuance. Bear Stearns, on behalf of Arch, and Blackstone, on behalf of MobileMedia, continued to negotiate possible changes or enhancements to Arch's preliminary proposal through December 1997. In October 1997, the Chairman--Restructuring of MobileMedia met with the Chief Executive Officer of Arch to discuss a possible business combination. In December 1997, Arch was informed that MobileMedia had determined to pursue a different strategy and formal discussions between Arch and MobileMedia concerning a potential business combination were terminated.

  Thereafter, certain unsecured creditors of MobileMedia engaged in informal discussions with Bear Stearns about a potential business combination between MobileMedia and Arch. These discussions focused upon the amount of indebtedness Arch would be willing to incur, as well as the type and amount of equity securities that Arch would be willing to issue, in connection with such a transaction.

  Following the filing of the original plan of reorganization by MobileMedia on January 27, 1998 providing for the continued operation of MobileMedia as a stand-alone entity (the "Original Plan"), Bear Stearns had discussions with Blackstone and Houlihan, Lokey, Howard & Zukin ("HLH&Z"), the financial advisor to the Unsecured Creditors Committee. As a result of such discussions, Arch agreed to make an acquisition proposal, subject to the support of the Unsecured Creditors Committee.

  At a March 4, 1998 meeting of the Arch Board, Arch management and Bear Stearns made presentations concerning the status of negotiations with MobileMedia, and the directors authorized submission of an acquisition proposal.

  On March 17, 1998, Arch, the Unsecured Creditors Committee, W.R. Huff and the Northwestern Mutual Life Insurance Company ("Northwestern Mutual") executed a term sheet relating to an acquisition of MobileMedia by Arch for consideration consisting of $300.0 million in cash and/or senior notes (at Arch's election), the assumption of up to $30.0 million in administrative claims and liabilities under the DIP Credit Agreement, shares of Arch Common Stock equivalent to 70% of the outstanding common stock of the Combined Company on a pro forma basis, and warrants to purchase Arch Common Stock equivalent to 3.5% of the fully diluted equity interest in the Combined Company (concurrent with the issuance of identical warrants to existing

Arch stockholders for the purchase of 8.5% of the fully diluted equity interest in the Combined Company). This proposal was subject to a number of conditions, including the satisfactory completion of due diligence, the negotiation of definitive agreements and the consent of Arch's lenders. Pursuant to the term sheet, for a period of 30 days Arch and the Unsecured Creditors Committee each agreed to use its best efforts to accomplish the proposed transaction, and each of Arch, W.R. Huff, Northwestern Mutual and the Unsecured Creditors Committee (subject to its fiduciary duties) agreed not to pursue any alternative proposal.

  By letter dated March 17, 1998 to Parent and Blackstone, Arch proposed an acquisition of MobileMedia on the terms set forth in the term sheet executed by Arch, the Unsecured Creditors Committee, W.R. Huff and Northwestern Mutual.

  On March 30, 1998, Mr. Baker and John B. Saynor, Executive Vice President of Arch, together with Arch's financial and legal advisors, met with certain members of the executive management of MobileMedia, members of the Unsecured Creditors Committee, and certain secured creditors of MobileMedia, and their respective financial and legal advisors, to discuss the March 17, 1998 Arch proposal. Following this meeting, it was agreed that each of Arch and MobileMedia would conduct due diligence on the other's operations, primarily to identify and quantify potential operational cost synergies that Arch indicated in its proposal would likely result from a business combination. Over the next several weeks, executives of each of Arch and MobileMedia exchanged information and met on a number of occasions to review business synergies and operational and technical integration issues. In addition, Arch's financial advisor continued negotiations with the financial advisors to MobileMedia, the secured creditors and the Unsecured Creditors Committee, and their respective legal advisors commenced due diligence reviews.

  On April 17, 1998, the financial advisors for the secured creditors and the Unsecured Creditors Committee met with the senior management of Arch and MobileMedia, together with their respective financial advisors, to review Arch's and MobileMedia's estimated operational cost synergies believed likely to result from a combination of the businesses by each respective senior management team. By letter dated April 24, 1998, Arch informed MobileMedia that it had substantially completed its business due diligence, confirmed the terms of its proposal and indicated it was prepared to negotiate expeditiously the requisite legal documentation to proceed with the acquisition. On April 24, 1998, Arch's counsel forwarded to MobileMedia's counsel a proposed merger agreement.

  From April 17, 1998 through June 12, 1998, Arch and Bear Stearns held ongoing discussions with MobileMedia, Blackstone, various secured creditors, the Unsecured Creditors Committee and their financial advisors concerning Arch's acquisition proposal. Major issues included the form of the proposed consideration, since the secured creditors were seeking a cash payment for their claims, and the appropriate valuation of the Arch securities proposed to be issued. The Arch Board again reviewed the status of negotiations among Arch, MobileMedia and the Unsecured Creditors Committee at a meeting held on May 19, 1998. On May 20, 1998, Arch management and its financial advisor made a presentation to a group of MobileMedia's unsecured creditors, including the Standby Purchasers, and HLH&Z, about Arch's due diligence and the merits of the business combination. Further discussions followed and, on June 12, 1998, the Unsecured Creditors Committee sent Arch and MobileMedia a draft term sheet providing for a cash payment of the secured creditors' pre-petition claims of $649.0 million. The term sheet contemplated that the cash payment to the secured creditors would be funded by $170.0 million in proceeds from the MobileMedia Tower Site Sale, $217.0 million in proceeds from the sale of Arch equity securities to certain Unsecured Creditors, and borrowings incurred by Arch estimated to be $262.0 million. The term sheet also contemplated that the Unsecured Creditors would receive in consideration for their MobileMedia claims and their $217.0 million equity investment, shares of Arch Common Stock equivalent to 67.05% of the outstanding common stock of the Combined Company on a pro forma basis, and warrants to purchase Arch Common Stock equivalent to 5.0% of the fully diluted equity interest in the Combined Company (concurrent with the issuance of identical warrants to existing Arch stockholders for the purchase of 7.0% of the fully diluted equity interest in the Combined Company). Following further discussions, on July 2, 1998 the Unsecured Creditors Committee circulated a revised term sheet providing for the Rights Offering to the Unsecured Creditors with a subscription price between $5.00 and $8.50 per share (based upon a trading period prior to approval of the disclosure statement related to the plan of reorganization), with the Standby

Purchasers agreeing to subscribe for and exercise their pro rata portion of the Rights as well as any Rights not exercised by the other Unsecured Creditors.

  On July 7, 1998 counsel to MobileMedia circulated a revised form of merger agreement reflecting the July 2, 1998 term sheet. On July 14, 1998, senior managements of Arch and MobileMedia, their respective financial advisors and counsel and the financial advisor and counsel to the Unsecured Creditors Committee met to discuss the proposed merger agreement. The major issues discussed included the circumstances under which breakup fees would be payable by each party and the size of such fees, the conditions to closing, the liabilities and administrative expenses to be assumed by Arch following the merger and the number of directors to be added to the Arch Board. At an Arch Board meeting held on July 28, 1998, Arch's financial advisor and legal counsel again reviewed the proposed transaction.

  The Arch Board met again on August 14, 1998 to further consider the transactions contemplated by the Merger Agreement and, following the delivery of an opinion by Bear Stearns as to the fairness of the consideration to be paid by Arch in the proposed transactions, from a financial point of view, to Arch and its stockholders, the Arch Board conditionally approved the Merger Agreement, the Merger and the transactions contemplated thereby, including the issuance of the Arch Combined Common Stock and warrants to acquire shares of Arch Common Stock. Legal and financial advisors for Arch, MobileMedia and the Unsecured Creditors Committee continued to negotiate various terms and documentation, and conducted due diligence through August 17, 1998. The Arch Board met again on August 17, 1998 received an update from Arch's legal counsel on the status of negotiations and approved certain additional terms and authorized management to execute definitive documents. On August 19, 1998, the parties reached final agreement and thereafter executed the Agreement and Plan of Merger dated as of August 18, 1998 (the "Original Merger Agreement"), the First Amended Joint Plan of Reorganization dated as of August 18, 1998 (the "First Amended Plan") and the related documents (collectively, the "August 18 Agreements").

  On August 31 and September 1, 1998, senior management of Arch and MobileMedia, the Unsecured Creditors Committee, the Standby Purchasers, and their respective financial advisors and legal counsel, met to discuss concerns resulting from increased volatility in the capital markets, the market price of the Arch Common Stock since the execution and announcement of the August 18 Agreements and the process for submitting for Bankruptcy Court approval the Initial Merger Order (as defined below), which provided for certain exclusivity, termination fee and expense reimbursement provisions in the Original Merger Agreement to become immediately enforceable. During these meetings, the representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated modifications to the August 18 Agreements, principally to incorporate a subsequent pricing period, reduce the minimum market price of the Arch Common Stock in such subsequent pricing period (which would have the effect of increasing the number of shares of Arch Common Stock issuable in the Rights Offering and decreasing the purchase price per share if the market price for the Arch Common Stock in the subsequent pricing period was less than $6.25) and provide for the issuance of the Arch Stockholder Rights, or the Arch Participation Warrants in lieu of unexercised Arch Stockholder Rights, to the Arch stockholders.

  On September 1, 1998, the Arch Board, together with Arch's legal and financial advisors, met to consider the proposed modifications to the August 18 Agreements. Subject to the delivery of a fairness opinion by Bear Stearns as to the fairness of the consideration to be paid by Arch in the proposed transactions, from a financial point of view, to Arch and its stockholders, the Arch Board approved the proposed revisions to the August 18, 1998 Agreements and authorized management to negotiate and execute documents reflecting the proposed amendments. During the evening of September 1, 1998, Bear Stearns delivered an oral fairness opinion as to the fairness of the consideration to be paid by Arch in the proposed transactions, which opinion was subsequently confirmed in writing.

  Representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers thereafter negotiated various additional terms and documentation, and amendments to the August 18 Agreements and a Second Amended Joint Plan of Reorganization were executed on September 3, 1998 (the "September 3 Amendments").

  From time to time thereafter, the Unsecured Creditors Committee, the Standby Purchasers, senior management of Arch and MobileMedia and their respective financial advisors discussed concerns raised by the continued volatility in the capital markets and the market price of the Arch Common Stock. As a result of such volatility and market price, the date for approval of the disclosure statement related to the Second Amended Joint Plan of Reorganization was scheduled for October 14, 1998 and was adjourned to December 10, 1998.

  In early November 1998, the Standby Purchasers proposed specific modifications to the August 18 Agreements, as previously amended by the September 3 Amendments. Such modifications principally consisted of fixing the price of the Rights Offering at $2.00 per share of Arch Combined Common Stock (the low point of the range in the subsequent pricing period incorporated by the September 3 Amendments), increasing by 7,500,000 the number of Arch Stockholder Rights and/or Arch Participation Warrants to be distributed to Arch stockholders in the Arch Rights Offering and incorporating covenants of the Standby Purchasers not to fund other potential MobileMedia acquisition proposals and covenants of the Unsecured Creditors Committee and Standby Purchasers not to seek or negotiate any such other MobileMedia acquisition proposals.

  On November 17, 1998, the Arch Board, together with Arch's legal and financial advisors, met to consider the further modifications that had been proposed. After confirming with its financial advisor that the proposed modifications were within the scope of the fairness opinion previously delivered by Bear Stearns and dated September 3, 1998, the Arch Board unanimously approved the proposed revisions subject to execution of appropriate amendments in sufficient time to permit the previously scheduled December 10, 1998 hearing on the MobileMedia disclosure statement to proceed without delay.

  Thereafter, representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated various additional terms and documentation, and amendments to the August 18 Agreements, as previously amended by the September 3 Amendments, were executed on December 2, 1998.

ARCH REASONS FOR THE MERGER

  The Arch Board believes that the Merger represents a strategic opportunity to significantly expand the size and scope of Arch's operations, while significantly decreasing Arch's overall financial leverage. The Arch Board believes that, following the Merger, Arch will have greater financial strength, operational efficiencies and growth potential than either Arch or MobileMedia would have on its own. The Arch Board has identified a number of potential benefits of the proposed Merger that it believes will contribute to the success of the combined entities, including the following:

  . The combination of Arch and MobileMedia would create the second largest paging company in the United States. Given high fixed infrastructure costs in the paging industry, greater scale should permit increased efficiencies and improved margins for the Combined Company.

  . Arch's overall leverage should be reduced significantly as a result of the Merger. Arch's ratio of consolidated total debt to Arch Adjusted EBITDA (based on annualized Arch Adjusted EBITDA for the nine months ended September 30, 1998) was 7:1 as of September 30, 1998; on a pro forma basis, taking into account the Merger (but excluding the impact of expected operational cost synergies) the leverage ratio for the Combined Company as measured by the ratio of total debt to annualized Adjusted Pro Forma EBITDA for the nine months ended September 30, 1998 would have been 5.2:1.

  . Arch would have access to MobileMedia's two nationwide narrowband PCS licenses, and the cost of developing a nationwide narrowband PCS network could be shared over the combined operations.

  . Significant operational efficiencies could be realized through the integration and combination of operations and the sharing of investment in future infrastructure investments.

  . Greater scale should yield enhanced purchasing power and improved sales distribution.

  . Following the Merger, Arch would have a significantly stronger capital structure and financial resources providing greater operating flexibility, as well as enhancing Arch's capabilities to further effectuate its strategic objective to participate in the continuing paging industry consolidation.

  . Arch's larger market capitalization and size should result in broader research coverage and increased interest by institutional investors.

  In reaching its decision to approve the Merger Agreement, the Merger and the transactions contemplated thereby, the Arch Board also considered, in addition to the factors described above: (i) information concerning the financial performance and condition, business operations, capital and prospects of each of Arch and MobileMedia on a stand-alone basis as well as a combined basis;
(ii) current industry, economic and market trends, including the likelihood of continuing consolidation and competition in the paging industry and the communications industry as a whole; (iii) the structure of the Merger and the terms of the Merger Agreement and the Amended Plan; (iv) the opinion of Bear Stearns that the consideration to be paid by Arch to the claimholders of MobileMedia in connection with the Merger (and pursuant to the Amended Plan) and the issuance to Arch stockholders of the Arch Stockholder Rights (or Arch Participation Warrants in lieu of any unexercised Arch Stockholder Rights) as the case may be, taken together as a whole, is fair, from a financial point of view, to Arch and its stockholders; (v) the importance of market position, significant scale and scope and financial resources to Arch's ability to compete effectively in the future; (vi) the current and historic prices for the Arch Common Stock and for shares of comparable publicly traded paging companies; (vii) the valuation range ascribed to Arch Common Stock in the Merger Agreement and the Amended Plan and the valuation implied for the combined entity based on existing market multiples; (viii) the relative contributions of Arch and MobileMedia to the net revenues and EBITDA of the Combined Company; (ix) the benefits to Arch of the Initial Merger Order (as defined herein); and (x) the risks of alternative proposals for the acquisition of Parent and MobileMedia.

  The Arch Board also considered potential risks relating to the Merger, including: (i) the risk that the benefits and synergies sought from the Merger would not be fully achieved; (ii) the management distraction inherent in integrating two business operations; (iii) the risk that the Merger would not be consummated as the result of the uncertainties of the bankruptcy process;
(iv) the requirement that Arch's stockholders approve the transaction and the lack of a financing condition for Arch which could result in Arch being liable to pay the MobileMedia Breakup Fee if its stockholders did not approve the MobileMedia Proposal or the Charter Amendment Proposal or if Arch was not able to secure sufficient financing to consummate the Merger; (v) the limitation on the conduct of Arch's business under the Merger Agreement prior to the Effective Time, as well as the length of time projected for satisfying all closing conditions; (vi) the possibility that holders of outstanding Arch debt securities might assert a claim that the Merger would result in a "change in control" of Arch which would require Arch to offer to redeem such securities at a premium to par or accreted value and (vii) the significant number of shares of Arch Common Stock issuable in connection with the Merger including the greater number of shares that would be issued to Unsecured Creditors as a result of the amendments dated as of September 3, 1998 and December 1, 1998. The Arch Board believed that these risks were outweighed by the potential benefits to be realized by the Merger.

  The foregoing discussion of the information and factors considered by the Arch Board is not intended to be exhaustive but includes all material factors considered by the Arch Board. In view of the wide variety of information and factors considered, the Arch Board did not find it practical to, and did not, assign any relative or special weights to the foregoing factors, and individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE ARCH BOARD OF DIRECTORS

  After careful consideration, the Arch Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that holders of Arch Common Stock and Series C Preferred Stock vote FOR the MobileMedia Proposal.

OPINION OF ARCH'S FINANCIAL ADVISOR

  Bear Stearns served as financial advisor to Arch in connection with the Merger and delivered its written opinion to the Arch Board on August 14, 1998, to the effect that, as of such date and based on and subject to the assumptions, limitations and qualifications set forth therein, (i) the consideration to be paid by Arch to the claimholders of MobileMedia in connection with the August 18 Agreements and (ii) the issuance of the Arch

Participation Warrants to holders of Arch Common Stock and Series C Preferred Stock, taken together as a whole, is fair, from a financial point of view, to Arch and its stockholders. On September 1, 1998, Bear Stearns delivered its oral opinion to the Arch Board, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to the assumptions, limitations and qualifications set forth therein, (i) the consideration to be paid to the claimholders of MobileMedia in connection with the Merger (and pursuant to the Amended Plan) and (ii) the issuance of the Arch Stockholder Rights (or the Arch Participation Warrants in lieu of unexercised Arch Stockholder Rights), as the case may be, to holders of Arch Common Stock and Series C Preferred Stock, taken together as a whole, is fair, from a financial point of view, to Arch and its stockholders.

  THE FULL TEXT OF BEAR STEARNS' OPINION DATED SEPTEMBER 3, 1998 IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. ARCH STOCKHOLDERS SHOULD READ THE BEAR STEARNS OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS. THE SUMMARY OF THE BEAR STEARNS' OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  No limitations were imposed by Arch on the scope of Bear Stearns' investigation or the procedures to be followed by Bear Stearns in rendering its opinion. Bear Stearns was not requested to and did not make any recommendation to the Arch Board as to the form or amount of the consideration to be paid by Arch to MobileMedia claimholders in the Merger, which was determined through arm's-length negotiations between the principal parties. In arriving at its opinion, Bear Stearns did not ascribe a specific range of values to Arch or MobileMedia, but rather made its determination as to the fairness to Arch and its stockholders, from a financial point of view, of (i) the consideration to be paid by Arch to MobileMedia claimholders in connection with the Merger (and pursuant to the Amended Plan) and (ii) the issuance of the Arch Stockholder Rights (or Arch Participation Warrants in lieu of any unexercised Arch Stockholder Rights), as the case may be, to holders of Arch Common Stock and Series C Preferred Stock, on the basis of the financial and comparative analyses described below. Bear Stearns' opinion is for the use and benefit of the Arch Board and was rendered to the Arch Board in connection with its consideration of the Merger. Bear Stearns' opinion is not intended to be and does not constitute a recommendation to any holder of Arch Common Stock or Series C Preferred Stock as to how such stockholder should vote with respect to the MobileMedia Proposal, or a recommendation as to any related financing transaction. Bear Stearns was not requested to opine as to, and its opinion does not address, Arch's underlying business decision to proceed with or effect the Merger. It should be understood that, although subsequent developments may affect the conclusions reached in Bear Stearns' opinion, Bear Stearns does not have any obligation to, and does not intend to, update, revise or reaffirm its opinion.

  In arriving at its opinion, Bear Stearns reviewed and analyzed: (a) the Original Merger Agreement, together with the exhibits and schedules thereto dated as of August 18, 1998; (b) the First Amended Plan; (c) the Proxy Statement as filed with the Commission on August 21, 1998; (d) a summary of the proposed modifications to the Original Merger Agreement and the First Amended Plan; (e) certain historical financial information regarding both Arch and MobileMedia; (f) certain operating and financial information provided by the senior managements of Arch and MobileMedia relating to Arch's and MobileMedia's respective businesses and prospects, including the Combined Company Projections and certain other forward-looking information; (g) publicly available financial data and market data of public companies that Bear Stearns deemed generally comparable to Arch and MobileMedia or otherwise relevant to its inquiry; (h) the financial terms, to the extent publicly available, of certain mergers and acquisitions in the paging industry; (i) certain estimates of anticipated cost savings, capital expenditure avoidance and other benefits (collectively, the "Merger Benefits") expected to result from the Merger, jointly prepared and provided to Bear Stearns by the senior managements of Arch and MobileMedia; (j) certain estimates provided to Bear Stearns by Arch's senior management of anticipated MobileMedia non-ordinary course administrative claims and other pre-petition claims, and certain liabilities to be assumed pursuant to the Amended Plan; (k) the historical stock prices, trading volumes and valuation multiples for Arch Common Stock; and (l) the pro forma financial impacts of the Merger on Arch. In addition, Bear Stearns met separately and/or jointly with certain members of the senior managements of Arch and MobileMedia to discuss (i) the current paging industry landscape and competitive dynamics related thereto, (ii) each company's operations, historical financial statements, future prospects and financial condition,
(iii) their views of the business, operational and financial rationale for, and expected strategic benefits and other implications of, the Merger and (iv) the Combined Company Projections and the Merger Benefits. Bear Stearns also conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

  In arriving at its opinion, Bear Stearns assumed and relied upon the accuracy and completeness of the financial and other information made available to, discussed with or reviewed by Bear Stearns, or publicly available, without assuming any responsibility for independent verification of such information, the Combined Company Projections or the Merger Benefits and further relied upon the assurances of Arch senior management that they were not aware of any facts that would make such information, the Combined Company Projections or the Merger Benefits incomplete or misleading in any material respect. With respect to the Combined Company Projections and the Merger Benefits, upon the advice of Arch, Bear Stearns assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Arch as to the anticipated future performance of Arch and MobileMedia and as to the anticipated Merger Benefits achievable within the time frames forecast therein. Bear Stearns did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Arch or MobileMedia nor was Bear Stearns furnished with any such evaluation or appraisal. Bear Stearns did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Arch or MobileMedia. Bear Stearns assumed that the transactions will be consummated in accordance with the terms described in the Original Merger Agreement and the First Amended Plan (each as amended to reflect the proposed modifications reviewed by Bear Stearns), without any waiver of any material condition and with all necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Arch, MobileMedia or the Merger Benefits. Bear Stearns' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

  The following is a summary of the material financial and comparative analyses performed by Bear Stearns and presented to the Arch Board.

PRO FORMA COMPANY TRADING ANALYSIS

  Using publicly available information, Bear Stearns analyzed the stock market valuation data for publicly traded companies in the paging industry. Such companies, which were selected based on general business, operating and financial characteristics representative of paging companies, included Paging Network, Inc. ("PageNet"), Metrocall, Inc. ("Metrocall"), PageMart, Inc., SkyTel Communications, Inc. ("SkyTel") and Teletouch Communications, Inc. (collectively, the "Comparable Public Companies"). For each of the Comparable Public Companies, based, in part, on projections of EBITDA contained in third party research reports, Bear Stearns calculated the multiples of enterprise value to latest quarter annualized ("LQA"), 1998 estimated and 1999 estimated EBITDA. The harmonic means of such multiples were 8.9x, 8.3x and 6.8x, respectively. The range of multiples was 14.0x-6.9x, 16.5x-6.4x and 14.4x-5.6x, respectively. Bear Stearns noted that Arch Common Stock trades at a medium-to-low EBITDA multiple compared to its peer group. Based on the various multiples of enterprise value to EBITDA calculated for the Comparable Public Companies, as described above (but which excluded outliers), and on the LQA, 1998 estimated and 1999 estimated EBITDA for the Combined Company (both with and without Merger Benefits, in each case as set forth in the Combined Company Projections), Bear Stearns calculated a theoretical reference price range of $2.50 to $7.50 per share. Based on this theoretical reference price range thus calculated, Bear Stearns calculated implied enterprise values for MobileMedia (after divestiture of its communications tower assets) ranging from $631.3 million to $736.4 million. The resultant range of implied enterprise values was then divided by the LQA, 1998 estimated and 1999 estimated EBITDA (both with and without Merger Benefits, in each case as set forth in the Combined Company Projections) of MobileMedia. The multiples thus calculated implied a range of multiples from 4.5x to 7.0x (with Merger Benefits) and from 5.5x to 7.9x (without Merger Benefits). This range of multiples was then compared to the corresponding range (excluding outliers) of multiples of LQA, 1998 estimated and 1999 estimated EBITDA for the Comparable Public Companies. Such corresponding range (excluding outliers) was 5.6x to 8.2x.

  Because of the inherent differences between the businesses, operations and prospects of Arch, MobileMedia and the Comparable Public Companies, Bear Stearns believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of the Combined Company and the Comparable Public Companies that would affect the public trading values of the Combined Company and the Comparable Public Companies.

  The theoretical reference price range calculated by Bear Stearns was calculated solely for analytical purposes and did not, and does not, constitute or reflect an opinion or prediction as to what the value of Arch Common Stock actually will be at the time of the Merger or the actual trading price or range of trading prices of Arch Common Stock after announcement or consummation of the Merger. Such actual trading prices may be impacted by, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial holdings of Arch Common Stock by Unsecured Creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, the potential concentration of shares of Arch Common Stock that may be held by the Standby Purchasers, arbitrage activity and other factors that generally influence the prices of securities.

CONTRIBUTION ANALYSIS

  Bear Stearns analyzed the relative contribution to combined estimated net revenues and EBITDA for Arch and MobileMedia for the years 1998 through 2002. This analysis indicated that in 1998, 1999, 2000, 2001 and 2002 Arch is projected to contribute 48%, 51%, 52%, 52% and 52%, respectively, and MobileMedia is projected to contribute 52%, 49%, 48%, 48% and 48%, respectively, of estimated net revenues. This analysis also indicated that in 1998, 1999, 2000, 2001 and 2002 Arch is projected to contribute 57%, 61%, 56%,
55% and 55%, respectively, and MobileMedia is projected to contribute 43%, 39%, 44%, 45% and 45%, respectively, of estimated EBITDA. Bear Stearns compared such relative contributions to the percentage of combined enterprise value represented by a theoretical reference price range of $2.50 to $7.50 per share of Arch Common Stock. Based on such reference range, Arch stockholders' ownership interests, combined with Arch's existing debt, would represent 63% to 62% of the enterprise value of the Combined Company.

  Bear Stearns also analyzed the relative contribution to EBITDA less interest expense ("EBTDA") for Arch and MobileMedia for the years 1998 through 2002. This analysis indicated that in 1998, 1999, 2000, 2001 and 2002 Arch is projected to contribute 42%, 41%, 41%, 41% and 44%, respectively, and MobileMedia is projected to contribute 58%, 59%, 59%, 59% and 56%, respectively, of estimated EBTDA. Bear Stearns compared such relative contributions to the percentage of combined equity ownership represented by the same theoretical reference price range for Arch Common Stock (ranging from $2.50 to $7.50 per share). Based on such theoretical reference price range, Arch stockholders' fully diluted ownership interests (including the issuance of the Arch Stockholder Rights and the Arch Participation Warrants, as the case may be) would represent 35.8% of the Combined Company.

  In addition to the above analyses, Bear Stearns calculated a range of values for the Arch Participation Warrants utilizing the theoretical reference price range, and considered the value of the Arch Stockholder Rights over the same theoretical reference price range.

  The summary set forth above does not purport to be a complete description of the analyses performed by Bear Stearns or its presentation to the Arch Board, but describes in summary form the material elements of the analyses performed in connection with the delivery of its opinion to the Arch Board. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Bear Stearns did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Arch and MobileMedia. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Bear Stearns is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Arch Board selected Bear Stearns because of its expertise, reputation and familiarity with Arch in particular and the telecommunications industry in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

  As compensation for its services in connection with the Merger, Arch has agreed to pay Bear Stearns a fee for acting as financial advisor in connection with the Merger, including rendering its opinion. This fee includes (i) approximately $250,000 in retainer fees which have been paid to date, (ii) a fee of $500,000 paid upon delivery of the initial opinion and execution of the Original Merger Agreement and (iii) an additional fee (against which are credited the fees described in clauses (i) and (ii)) based on the value of the total transaction, and payable upon consummation of the Merger, equal to approximately $8.0 million. In the event the Merger is not consummated, but Arch receives a "break-up" or other payment as a result of the termination or cancellation of Arch's efforts to effect the Merger, Arch will pay Bear Stearns a cash fee equal to the lesser of $3.0 million or 20% of such fee or payment. In addition, Arch has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Bear Stearns and certain related persons for certain liabilities that may arise out of its engagement by Arch and the rendering of its opinion.

  An affiliate of Bear Stearns has committed to participate in the Bridge Facility to Arch in connection with the Merger. In the event that Arch does not complete the Planned ACI Notes, the Bridge Facility will be used to finance a portion of the cash consideration to be paid to MobileMedia creditors in the Merger. Arch has agreed to pay such affiliate of Bear Stearns certain fees in connection with the Bridge Facility. See "Description of Certain Arch Indebtedness--Bridge Facility". In addition, Bear Stearns has previously received fees from Arch in connection with prior financial advisory and investment banking services provided by Bear Stearns to Arch.

  In the ordinary course of its business, Bear Stearns may actively trade in Arch and/or MobileMedia debt and equity securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

MOBILEMEDIA REASONS FOR THE MERGER

  The Board of Directors of Parent and the Board of Directors of MMC (collectively, the "MobileMedia Boards") have unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated thereby (collectively the "Merger Transactions") are advisable and in the best interests of Parent, MobileMedia and their respective estates. Accordingly, the MobileMedia Boards have unanimously approved the Merger Transactions as described in more detail in the Amended Plan and in the Merger Agreement and are seeking approval of the Merger Transactions by the Bankruptcy Court.

  The approvals by the MobileMedia Boards are the result of a lengthy process of evaluating the alternatives available to MobileMedia in its reorganization and the effects of such alternatives on various claimants, including MobileMedia's secured and unsecured creditors and stockholders. During the pendency of their cases, Parent and MobileMedia, assisted by Blackstone, their financial advisor, conducted an extensive search for a third party purchaser of its business. To this end, Parent and MMC met with representatives of prospective purchasers, and a number of prospective purchasers conducted due diligence reviews of MobileMedia. By letter dated August 26,

1997, Parent formally solicited preliminary bids from prospective purchasers. In response, it received preliminary conditional proposals from certain prospective purchasers, including a proposal from Arch by letter dated September 24, 1997. Upon receipt of the proposals, Parent and MobileMedia provided the financial advisors to the Unsecured Creditors Committee and the Pre-Petition Agent with copies of such proposals, and engaged in discussions with the Unsecured Creditors Committee and the Pre-Petition Agent (and their respective advisors) regarding the proposals. During the same period, Parent and MobileMedia and their advisors had conversations with the parties making the proposals in order to clarify the terms of the proposals and to provide such parties with its reactions to the proposals.

  Subsequent to these discussions, Parent and MobileMedia engaged in further negotiations and discussions with various parties that had expressed an interest in a business combination and assisted these parties in conducting further due diligence. On January 27, 1998, having determined that none of the conditional bids received from third parties was an acceptable alternative to the stand-alone plan of reorganization that Parent and MobileMedia had formulated, Parent and MobileMedia filed the Original Plan with the Bankruptcy Court having jurisdiction over their reorganization. The Original Plan had the support of the Pre-Petition Agent but was opposed by the Unsecured Creditors Committee.

  Subsequent to the filing of the Original Plan, various third parties contacted Parent or MobileMedia regarding possible transactions and Parent and MobileMedia continued to engage in discussions and negotiations with certain of such parties and received certain conditional proposals regarding possible business combinations. By letter dated March 17, 1998, Arch submitted a revised proposal to Parent for a business combination with MobileMedia. Subsequent to that date, Arch and MobileMedia each conducted due diligence with respect to the other, and Arch, Parent, MobileMedia, the Pre-Petition Agent and the Unsecured Creditors Committee engaged in lengthy negotiations in connection with the form of the proposed transaction, the form and amount of the consideration to be provided by Arch and the other provisions of the Merger Agreement, including the amounts of "breakup" fees required to be paid by MobileMedia to Arch (or vice versa) in certain circumstances and the details of such circumstances.

  After an extended period of analysis and negotiations, the parties reached final agreement with respect to the terms of the August 18 Agreements, including the Original Merger Agreement, the First Amended Plan and related documents. In connection therewith, after consultation with Blackstone, the Unsecured Creditors Committee, the Standby Purchasers and the Pre-Petition Agent and their respective financial advisors, Parent and MobileMedia determined that the agreement reached with Arch (as reflected in the August 18 Agreements) represented the highest and best offer received and was superior to a stand-alone plan. The MobileMedia Boards approved the August 18 Agreements, and the August 18 Agreements were executed on August 19, 1998.

  Subsequently, senior management of Arch and MobileMedia, the Unsecured Creditors Committee, the Standby Purchasers and their respective advisors met to discuss concerns resulting from increased volatility in the capital markets, the decrease in the market price of the Arch Common Stock subsequent to the execution and announcement of the August 18 Agreements and the process for submitting the Initial Merger Order to the Bankruptcy Court for approval, which order provided for certain exclusivity, termination fee and expense reimbursement provisions in the Original Merger Agreement to become immediately enforceable.

  During these meetings, the representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated the September 3 Amendments, which amendments are described under "Background of Merger". After discussions between representatives of Parent and MobileMedia and their advisors, on the one hand, and representatives of the Unsecured Creditors Committee, the Standby Purchasers and the Pre-Petition Agent and their respective advisors, on the other hand, and after consultation with Blackstone, the September 3 Amendments were approved by the MobileMedia Boards, and the September 3 Amendments were executed by the parties on September 3, 1998.

  From time to time thereafter, the Unsecured Creditors Committee, the Standby Purchasers, senior management of Arch and MobileMedia and their respective financial advisors discussed concerns raised by the continued volatility in the capital markets and the market price of the Arch Common Stock and other related matters. As a result of such volatility and market price, the date for approval of the disclosure statement related to the Seconded Amended Joint Plan of Reorganization scheduled for October 14, 1998, was adjourned to December 10, 1998.

  In early November, 1998, the Standby Purchasers proposed specific modifications to the August 18 Agreements, as amended by the September 3 Amendments, which modifications are described under "Background of Merger". Thereafter, representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated various additional terms and documentation concerning the proposed modifications. After discussions between representatives of Parent and MobileMedia and their advisors, on the one hand, and the Unsecured Creditors Committee, the Standby Purchasers and the Pre-Petition Agent and their respective advisors, on the other hand, and after consultation with Blackstone, the changes as proposed and negotiated were approved by the MobileMedia Boards, and the amendments reflecting such changes were executed on December 2, 1998.

  The Merger and Amended Plan, will, if consummated, result in MobileMedia's emergence from bankruptcy and in the satisfaction and discharge or release of virtually all the claims against Parent and MobileMedia that were in existence on the Petition Date. A description of the consideration to be provided to MobileMedia's creditors is set forth under "The MobileMedia Plan of Reorganization--The Amended Plan".

  In making its decision to approve the Merger Transactions, the MobileMedia Board considered: (i) information concerning the financial performance and condition, business operations, capital and prospects of each of MobileMedia and Arch on a stand-alone basis as well as on a combined basis; (ii) current industry, economic and market trends, including the likelihood of continuing consolidation and competition in the paging industry and the communications industry as a whole; (iii) the structure and terms of the Merger Transactions and the Amended Plan; (iv) the importance of size and market position to the ability to compete effectively in the future; (v) the current and historic stock prices of Arch (on a stand-alone basis) and of comparable publicly traded paging companies; (vi) hypothetical ranges of stock prices for MobileMedia on a stand-alone basis, and Arch and MobileMedia on a combined basis, based on comparable publicly traded companies; (vii) the relative contributions of MobileMedia and Arch to the EBITDA of the Combined Company;
(viii) the advice received from Blackstone; (ix) the stated views of the Pre-Petition Agent and of the Unsecured Creditors Committee with respect to the Merger Transaction; and (x) in the case of the amendments dated as of September 3, 1998 and December 1, 1998, the changes to the Merger Transactions effected thereby and related matters.

  The MobileMedia Board also considered potential risks relating to the Merger Transactions including, but not limited to: (i) the risk that the benefits and synergies sought from the Merger Transactions will not be achieved; (ii) the management distraction inherent in integrating the business operations of the combined companies; (iii) the limitation on the conduct of MobileMedia's business under the Merger Agreement prior to the Effective Time, as well as the length of time projected for satisfying all closing conditions; (iv) the possibility that holders of outstanding Arch debt securities might assert a claim that the Merger and related transactions would result in a "change of control" of Arch which would require Arch to offer to redeem such securities at a premium to par or accreted value; (v) the risk that the Merger Transactions will not be consummated as a result of various factors, such as
(a) the failure to obtain final FCC approval or final approval of the Bankruptcy Court, (b) Arch's failure to meet certain conditions to the API Credit Facility Increase which are required to effect the Merger Transaction or approval from its stockholders, and (c) the failure of Arch to meet certain conditions to the API Credit Facility Increase or any other applicable loan agreement of Arch or API and (d) the failure of conditions to the Merger or any such financing to be satisfied; and (vi) the obligation of MobileMedia, shortly after execution of the Original Merger Agreement, to pay Arch $500,000 in reimbursement of certain expenses already incurred by Arch in connection with such execution and the possibility that MobileMedia might have to pay to Arch a substantial break-up fee in certain circumstances. The MobileMedia Board believed that these risks were outweighed by the potential gains to be realized from the Merger Transactions.

  The foregoing discussion of the information and factors considered by the MobileMedia Boards is not intended to be exhaustive but includes the material factors considered by the MobileMedia Boards. In view of the wide variety of information and factors considered, the MobileMedia Boards did not find it appropriate to, and did not quantify or otherwise assign any relative or special weights to the foregoing factors, and individual directors may have given differing weights to differing factors. In making its decision to approve the Merger Transactions, the MobileMedia Board reviewed the totality of the factors outlined above or otherwise considered and determined that the positive effects of such factors outweighed negative effects.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Arch is unaware of any interests that any directors or officers of Arch have in connection with the Merger that are in addition to the interests of the stockholders of Arch generally.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting in accordance with GAAP, whereby the purchase price will be allocated based on the relative fair value of the assets acquired and liabilities assumed. Such allocations will be made based upon valuations that have not been finalized. The excess of such purchase price over the amounts so allocated will be allocated to goodwill. It is anticipated that the most significant effect on the purchase accounting will be to record a significant amount of goodwill and other intangible assets which will result in substantial amortization charges to the income of the Combined Company over the useful lives of such assets. See "Risk Factors--Uncertainties Relating to the Merger and the Reorganization".

  In accordance with GAAP, Arch will be treated as the acquiror in the Merger for accounting and financial reporting purposes, and Arch will report its historical financial statements as the historical financial statements of the combined entities.

THE ARCH RIGHTS OFFERING

  As part of the MobileMedia Proposal, Arch will distribute to the holders of shares of Arch Common Stock and Series C Preferred Stock outstanding on a date to be determined by the Arch Board of Directors Arch Stockholder Rights to purchase up to 44,893,166 shares of Arch Common Stock at a price of $2.00 per share and, to the extent such Arch Stockholder Rights are not exercised, Arch will distribute in lieu thereof Arch Participation Warrants to purchase an equivalent number of shares of Arch Common Stock at the Warrant Exercise Price.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following discussion addresses the material United States federal income tax considerations of the Merger and the Arch Rights Offering that are applicable to United States holders of Arch Common Stock and Series C Preferred Stock, but does not purport to be a complete analysis of all potential tax considerations relating thereto.

  The following discussion is based on provisions of the Tax Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth therein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger or the Arch Rights Offering to Arch and its stockholders.

  Arch stockholders should be aware that the following discussion deals only with the tax consequences of the Merger and the Arch Rights Offering to Arch and Arch stockholders and does not deal with any federal income tax considerations that may be relevant to particular taxpayers in light of their particular circumstances or to taxpayers who are subject to special treatment under the federal income tax laws (including foreign persons, banks and other financial institutions, tax exempt entities, broker-dealers, or insurance companies), and does not address any aspect of foreign, state or local taxation or federal estate or gift taxation. ACCORDINGLY, ARCH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE ARCH RIGHTS OFFERING, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

 THE MERGER

  No gain or loss will be recognized by Arch or Arch stockholders as a result of the Merger.

  Arch filed its federal income tax return reflecting NOL carryforwards of approximately $280.0 million for its taxable year ended December 31, 1997, a portion of which will begin to expire in the taxable year ending December 31, 2002. Section 382 of the Tax Code generally restricts a corporation's utilization of its NOL carryforwards and other tax attributes by limiting the amount of income earned by the corporation after an "ownership change" that may be offset by tax attributes that arose prior to the ownership change (the "Section 382 Limitation"). The issuance of Arch shares pursuant to the Merger Agreement and the Amended Plan will cause Arch to experience an ownership change as defined under Section 382(g) of the Tax Code on the Effective Date (the "Change Date"). Consummation of the Amended Plan will also cause MMC to experience such an ownership change.

  In general, when the Section 382 Limitation applies, a corporation's utilization of its pre-Change Date tax attributes (including NOL carryforwards and certain amounts that otherwise would be allowable as deductions during the five-year period beginning on the Change Date that are attributable to pre-Change Date periods) for taxable years following the Change Date is limited to an annual amount of tax attributes equal to (A) the product of (i) the value of the corporation immediately before the ownership change multiplied by
(ii) the long-term tax exempt rate (as announced each month by the Treasury Department and which was 4.80% for ownership changes occurring in December
1998) on the date of ownership change, plus (B) any unused portion of the
Section 382 Limitation from prior years.

  A taxpayer generally must include in gross income the amount of any cancellation of indebtedness income realized during the taxable year. Section 108 of the Tax Code provides, however, that when the cancellation of indebtedness occurs in a case under the Bankruptcy Code, gross income does not include any amount that otherwise would be included in gross income by reason of the cancellation of indebtedness. Instead, cancellation of indebtedness income will generally be applied to reduce certain tax attributes of the taxpayer, including NOL carryforwards. Accordingly, it is anticipated that the NOL carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to Section 382 and Section 108 of the Tax Code.

 THE ARCH RIGHTS OFFERING

  As more fully described below, the taxability of the distribution of Arch Stockholder Rights and Arch Participation Warrants (collectively, the "Arch Rights and Warrants") to Arch stockholders will be dependent upon various factual determinations which cannot be made at this time and as to which the interpretation of various provisions of the tax law is uncertain.

  The distribution of the Arch Rights and Warrants to holders of Arch Common Stock will be a taxable distribution under Section 305(b)(2) of the Tax Code if it has the effect of the receipt of money or other property by some Arch shareholders and an increase in the proportionate interests of other Arch shareholders in the assets or earnings and profits of Arch. For this purpose, the payment of interest to a holder of Arch's outstanding 6 3/4% Convertible Debentures is treated as a distribution of property to a shareholder. An increase in the proportionate interests of the holders of Arch Common Stock in the assets or earnings and profits of Arch by reason of the distribution of the Arch Rights and Warrants will be considered to have occurred unless a "full adjustment" in the conversion price of the Convertible Debentures to reflect such distribution is made. Under the terms of the Convertible Debentures, the $16.75 conversion price will be adjusted only if the exercise price under the Arch Rights Offering is less than the market value of Arch Common Stock on the record date for the Arch Rights Offering.

  Due to the factual uncertainty regarding the market price per share of Arch Common Stock relative to the exercise price of the Arch Stockholders Rights on the record date for the Arch Rights Offering and on the date of the distribution of the Arch Rights and Warrants, it is not possible to ascertain whether the conversion price of the Convertible Debentures will be adjusted. Furthermore, as a matter of law, it is unclear what would constitute a "full adjustment" to the conversion price of outstanding convertible debentures for purposes of preventing an increase in the proportionate interests of holders of common stock in the assets or earnings and profits of a corporation by reason of a distribution of rights to holders of common stock to acquire such stock.

  If the conversion price of the Convertible Debentures is not adjusted, or if the conversion price is adjusted but the adjustment does not constitute a "full adjustment," then the distribution of the Arch Rights and Warrants to holders of Arch Common Stock will have the effect of the receipt of property by holders of the Convertible Debentures, who currently receive semi-annual interest payments, and an increase in the proportionate interests of holders of Arch Common Stock. Therefore, the distribution of the Arch Rights and Warrants will be a taxable distribution to holders of Arch Common Stock under
Section 305(b)(2) of the Tax Code.

  The distribution of the Arch Rights to holders of Series C Preferred Stock will be taxable as a distribution with respect to preferred stock under
Section 305(b)(4) of the Tax Code unless it is considered to be an increase in the conversion ratio of convertible preferred stock made solely to take account of the distribution of the Arch Rights and Warrants with respect to the Arch Common Stock.

  Under Treasury Regulations applicable to Section 305(b)(4) of the Tax Code, any distribution of stock or rights to acquire stock that is made with respect to convertible preferred stock solely to take into account a stock dividend, stock split, or any similar event which would otherwise result in the dilution of the conversion right of the holders of convertible preferred stock is excepted from the general rule that distributions on convertible preferred stock are taxable. Nevertheless, such regulations are contrary to the position of the IRS as set forth in a published ruling in which the IRS specifically indicates that it will treat as a taxable distribution an actual distribution of common stock with respect to convertible preferred stock even though the distribution is made to take into account dilution of the holders' conversion right.

  Therefore, the IRS may assert that since the distribution of the Arch Rights and Warrants to holders of Series C Preferred Stock is an actual distribution of rights to acquire stock, it is a taxable distribution to such holders, notwithstanding that the distribution is made solely to take account of the distribution of the Arch Rights and Warrants to holders of Arch Common Stock. If the IRS were successful in asserting such position, then the distribution of the Arch Rights and Warrants to holders of Series C Preferred Stock will be a taxable distribution to such holders under Section 305(b)(4) of the Tax Code.

  If the distribution of the Arch Rights and Warrants to a holder of Arch Common Stock or to a holder of Series C Preferred Stock is taxable, then the distribution would be taxed to a holder as ordinary dividend income in an amount equal to the fair market value of the Arch Rights and Warrants on the date of the distribution, but only to the extent, if any, of the holder's share of Arch's current and accumulated earnings and profits, as determined under the Tax Code. Any amount received in excess of a holder's share of Arch's current and accumulated earnings and profits will first reduce the holder's tax basis in the Arch Common Stock or Series C Preferred Stock, as the case may be, and then, after such basis is exhausted, generally be treated as capital gain. For purposes of determining gain or loss to such holder if the Arch Rights and Warrants are sold, the basis of the Arch Rights and Warrants will be equal to their fair market value at the date of the distribution. The holding period for the Arch Rights and Warrants will commence on the day following the distribution. A holder will generally recognize capital loss if the Arch Rights and Warrants lapse.

  If the distribution of the Arch Rights and Warrants to a holder of Arch Common Stock or to a holder of Series C Preferred Stock is nontaxable, then the holder will recognize no ordinary dividend income or gain. The basis of the Arch Rights and Warrants for purposes of determining gain or loss if the Arch Rights and Warrants are sold will be calculated by allocating the basis of the shares with respect to which the distribution of the Arch Rights and Warrants is made between such shares and the Arch Rights and Warrants in proportion to the relative fair market values of such shares and the Arch Rights and Warrants on the date of distribution. However, if the fair market value of the Arch Rights and Warrants is less than 15% of the fair market value at the time of the distribution of the Arch Common Stock or Series C Preferred Stock, as the case may be, with respect to which the Arch Rights and Warrants are distributed then the basis of the Arch Rights and Warrants to a holder will be zero unless the holder elects to allocate the basis of the shares with respect to which the distribution of the Arch Rights and Warrants is made between such shares and the Arch Rights and Warrants in proportion to the relative fair market values of such shares and the Arch Rights and Warrants on the date of distribution. The election must be made in the form of a statement attached to the holder's timely filed tax return for the year in which the Arch Rights and Warrants are received. The election must be made with respect to all Arch Rights and Warrants received in respect of shares of the same class of stock owned by the holder at the time of the distribution and, once made, the election is irrevocable with respect to the Arch Rights and Warrants for which made. The holding period for the Arch Rights and Warrants will include the holding period for the shares in respect of which the Arch Rights and Warrants were distributed. No allocation of basis to the Arch Rights and Warrants will be made, and no gain or loss recognized, if the Arch Rights and Warrants lapse.

  If the Arch Rights and Warrants are exercised, the basis of the new shares acquired will be the exercise price paid therefor plus the basis of the Arch Rights and Warrants determined above. The holding period for the new shares will begin with and include the day upon which the Arch Rights and Warrants are exercised.

  Arch has not requested a ruling from the IRS in connection with the Merger or the Arch Rights Offering, or any of the other matters discussed herein, and the statements and conclusions described above are not binding on the IRS. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein.

  Hale and Dorr LLP, counsel to Arch, has rendered an opinion, attached as
Exhibit 8.1 to the Registration Statement of which this Proxy Statement/Prospectus is a part (the "Exhibit Opinion") that the statements made under the caption "The MobileMedia Proposal--Material Federal Income Tax Consequences", insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

REGULATORY APPROVALS

FCC APPROVAL

  The Communications Act requires prior FCC approval for the transfer of actual or legal control of companies holding FCC authorizations. The Communications Act requires that the FCC, as a prerequisite to granting its approval, find that the proposed acquisition or transfer would serve the public interest, convenience and necessity. The FCC also requires that the purchaser or transferee demonstrate that it possesses the requisite legal, technical and financial qualifications to operate the licensed facilities.

  The prior approval of the FCC is a condition to the consummation of the Merger. See "The Merger Agreement--Conditions". Arch and MobileMedia have jointly filed applications with the FCC seeking FCC approval of the Merger, including the transfer and/or assignment of FCC licenses held by Arch and MobileMedia. There can be no assurance that the FCC will grant the approvals sought or that, if granted, that such FCC approvals will be on a timely basis or on terms and conditions acceptable to Arch and MobileMedia. In the event of a challenge by an adverse party, the termination date established in the Merger Agreement may not allow sufficient time for FCC approvals to be received or, if received, for FCC approvals to become final. See "Industry Overview--Regulation".

  In its press releases issued on September 27 and October 21, 1996, MobileMedia disclosed that misrepresentations had been made to the FCC and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7% of its approximately 8,000 local transmission one-way paging transmitter stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's nationwide paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. Since November 8, 1996, MobileMedia has continued to provide additional information to the FCC.

  On January 13, 1997, the FCC issued a public notice (the "Public Notice") relating to the status of certain FCC authorizations held by MobileMedia. In the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 93 applications for fill-in sites around existing paging stations (which had been filed under the "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the constructed stations, the Public Notice permitted MobileMedia to continue to operate those stations on an interim basis until further action by the FCC.

  On April 8, 1997, the FCC issued an order (the "FCC Order") commencing an administrative hearing to inquire into the qualification of MobileMedia to remain an FCC licensee. The FCC Order directed an administrative law judge ("ALJ") to take evidence and develop a full factual record on issues concerning MobileMedia's filing of false forms and applications in connection with its applications for paging licenses. While the FCC Order initiated a fact-finding and evaluative hearing process to gather information with which to make a decision, the FCC directed the ALJ to make a recommended decision only as to factual matters. Decisions as to the conclusions of law, the disposition of the case and any appropriate sanctions were reserved to the FCC. During the proceeding, MobileMedia would continue to operate in the ordinary course and provide uninterrupted service to customers.

  On April 23, 1997, MobileMedia filed a motion with the ALJ seeking a stay of the hearing proceedings instituted by the FCC Order. MobileMedia sought the stay on the ground that, absent a stay, the uncertainty created by the hearing process would likely inflict material irreparable damage on MobileMedia's business. In the motion, MobileMedia also sought confirmation that MobileMedia's operations could be preserved through an assignment or transfer of control of MobileMedia's licenses consistent with an FCC doctrine known as Second Thursday. On May 5, 1997, the ALJ denied MobileMedia's motion for a stay. On May 13, 1997, MobileMedia requested review of the ALJ's order and sought a stay of the hearing proceeding and a determination that MobileMedia should have an opportunity to comply with the FCC's Second Thursday doctrine. The FCC granted MobileMedia's request on June 6, 1997 and issued a ten-month stay of the hearing proceeding determining that the Second Thursday doctrine may apply to publicly traded corporations, such as Parent. On March 27, 1998, MobileMedia filed a request with the FCC to extend the ten-month stay for an additional six months, in order to provide MobileMedia with sufficient time to complete its reorganization process and to continue discussions among the various parties in interest. This extension request was granted by the FCC on June 4, 1998.

  The Second Thursday doctrine balances the FCC's interests with the Bankruptcy Code's policies of preserving value for creditors by permitting a company to transfer its licenses as long as the individuals charged with misconduct (i) would have no part in the proposed operations and (ii) would receive either no benefit from the transfer or only a minor benefit that would be outweighed by equitable considerations in favor of innocent creditors. As part of the applications seeking FCC approval of the Merger, MobileMedia has also requested termination of the hearing proceeding under the Second Thursday doctrine. FCC approval of the transfer of MobileMedia's licenses pursuant to the Amended Plan is a condition to effectiveness of the Amended Plan. Such approval, if granted, will terminate the pending proceedings into MobileMedia's qualification to remain an FCC licensee. On September 2, 1998, MobileMedia and Arch filed a joint Second Thursday application. MobileMedia believes the plan of reorganization referenced in the application satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the proposed transaction. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application.

STATE APPROVALS

  The prior approval of certain state regulatory authorities ("State Authorities") is a condition to the consummation of the Merger. See "The Merger Agreement--Conditions". Arch and MobileMedia have jointly filed applications with certain states seeking approval of the consummation of the Merger. It is possible that one or more other states may assert a right to review and approve the Merger. In such event, Arch and MobileMedia may choose to challenge such assertion, seek to obtain such approval or take such other or further actions as they deem necessary or advisable at the time. If any state were to claim a right to approve the Merger, there is no assurance that any challenge to override or overturn that claim would be successful or that any approval, if sought, would be granted or, if granted, would be so granted on a timely basis or on terms and conditions acceptable to Arch and MobileMedia. In the event of a challenge by an adverse party, the termination date established in the Merger Agreement may not allow sufficient time for state regulatory approvals to be received or, if received, for such approvals to become final. See "Industry Overview--Regulation".

ANTITRUST

  The Merger is subject to the requirements of the HSR Act, and the rules and regulations thereunder, which provide that certain transactions may not be consummated until certain required information and materials have been furnished to the Antitrust Division and the FTC and certain waiting periods have expired or been terminated. Arch and MobileMedia filed the required information and material with the Antitrust Division and the FTC and the waiting periods have expired.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The termination of the HSR Act waiting periods does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Accordingly, at any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action, including seeking to enjoin the Merger, under the antitrust laws as it deems necessary or desirable in the public interest. Certain other persons, including the attorney general of one or more states or private parties, could take action under the antitrust laws.

  In addition, as part of the FCC's consideration of whether granting consent to the transfer of control of Arch's and MobileMedia's FCC licenses would serve the public interest, the FCC takes into account the potential effect that the Merger may have on competition in affected markets. The FCC's antitrust analysis may differ from that of the Antitrust Division and the FTC, and could serve as a basis for the FCC denying consent to the transfer or imposing conditions on its consent, which could materially adversely affect the combined operations of Arch and MobileMedia.

FEDERAL SECURITIES LAW CONSEQUENCES

  The Arch Common Stock, Class B Common Stock and the Arch Participation Warrants issuable in connection with the Merger will generally be freely tradeable under the Securities Act following the Merger, provided the holder thereof is not deemed to be an affiliate of Arch following the Merger within the meaning of Rule 144 or an underwriter within the meaning of Section 2(11) of the Securities Act or Section 1145(b) of the Bankruptcy Code. The Arch Stockholder Rights are not transferable; the Arch Participation Warrants are transferable.

  The shares of Arch Common Stock to be distributed from the Creditor Stock Pool are exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code, and will therefore be freely tradeable by any Unsecured Creditor who is not deemed to be an affiliate of Arch or an underwriter. Arch has agreed to register the Rights to be issued in connection with the Rights Offering, together with the shares of Arch Common Stock and the Arch Participation Warrants which may be issued thereunder. Unsecured Creditors who receive these securities may also freely sell such securities provided they are not deemed to be affiliates of Arch or an underwriter. Any securities of Arch held by a person deemed to be an "affiliate" of Arch may be sold pursuant to Rule 144 subject to certain restrictions. Arch has agreed to register these securities for resale by persons who may be deemed to be underwriters, such as the Standby Purchasers. See "The Merger Agreement-- Related Agreements--Standby Purchase Agreements".

NASDAQ NATIONAL MARKET LISTING

  Arch intends to file an application to have the shares of Arch Common Stock and the Arch Participation Warrants to be issued in connection with the Merger, Amended Plan and Standby Purchase Commitments (including the Arch Common Stock to be issued pursuant to the Arch Participation Warrants) approved for quotation on the NNM. See "Risk Factors--Risks Related to Arch-- Risk of Arch Common Stock Being Delisted from the Nasdaq National Market" and "Merger Agreement--Nasdaq National Market Quotation".

APPRAISAL RIGHTS

  Holders of Arch Common Stock or Series C Preferred Stock are not entitled to dissenters' appraisal rights under the DGCL in connection with the Merger because Arch is not a constituent corporation in the Merger.

                             THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement, a composite copy of which (reflecting the September amendments and the December amendments) is attached as Annex A to this Proxy Statement/Prospectus and incorporated herein by reference in its entirety. Although this section summarizes the material terms of the Merger Agreement, such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Arch are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. Defined terms used herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

THE MERGER

  The Merger Agreement and the Amended Plan provide that, following the approval by the stockholders of Arch and the satisfaction or, if legally permissible, waiver of the conditions to the Merger, MMC will be merged with and into the Merger Subsidiary. Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger.

EFFECT OF THE MERGER

  At the Effective Time, all of the estate, property, rights, privileges, immunities, powers and franchises of MMC will be transferred to and vested in the Surviving Corporation.

REPRESENTATIONS AND WARRANTIES

  In the Merger Agreement, each of Parent and MMC on the one hand, and Arch on the other, has made certain representations and warranties regarding, among other things: (i) their respective organization, qualification, corporate power and authority to enter into and perform their respective obligations under the Merger Agreement; (ii) capitalization; (iii) the compliance of the transactions contemplated by the Merger Agreement with their respective certificates of incorporation and by-laws, certain contracts and applicable laws; (iv) their respective subsidiaries; (v) the accuracy of their respective financial statements; (vi) the absence of certain specified types of changes in the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of each party and their respective subsidiaries, taken as a whole; (vii) the absence of undisclosed liabilities; (viii) taxes; (ix) tangible assets; (x) owned real property; (xi) intellectual property; (xii) real property leases; (xiii) certain contracts which are material to the respective parties; (xiv) the possession of licenses and authorizations; (xv) the absence of certain litigation; (xvi) certain employment contracts and related matters; (xvii) employee benefit plans; (xviii) certain environmental matters; (xix) compliance with applicable laws; (xx) certain information with respect to the parties' respective subscribers and suppliers; (xxi) capital expenditures;
(xxii) brokers' fees; (xxiii) the accuracy of certain information provided by each of the parties in connection with the various documents to be filed with the applicable regulatory authorities in connection with the Merger Agreement and the transactions contemplated thereby and (xxiv) the accuracy of the information provided by each of the parties to the other. In addition, Arch has made representations concerning (i) the Merger Subsidiary, (ii) the opinion of Bear Stearns regarding the fairness of the Merger, from a financial point of view, to Arch and its stockholders, (iii) certain amendments to Arch's shareholders' rights plan (iv) Section 203 of the DGCL and (v) the vote of Arch stockholders required to approve the Transactions.

CERTAIN COVENANTS AND AGREEMENTS

  Except as otherwise contemplated by the Merger Agreement or the Amended Plan and, in the case of Parent and MMC, by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the operation and information requirements of the Office of United States Trustee, and any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Cases during the period prior to the Effective Time (collectively, "Bankruptcy-Related Requirements"), each of MobileMedia, MMC and Arch is required to (and is required to cause each of its respective subsidiaries, as applicable, to) conduct its operations in the ordinary course of business and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all taxes (all post-petition taxes in the case of the Parent and MMC) as they become due and payable, maintain insurance on its business and assets (in amounts and types consistent with past practice), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

BEST EFFORTS

  Except as otherwise contemplated by the Merger Agreement, or in the case of the Parent and MMC, except to the extent required by Bankruptcy-Related Requirements, Arch, the Parent and MMC are obligated to use their respective best efforts to cause the transactions contemplated by the Merger Agreement and the Amended Plan to be consummated in accordance with the terms thereof.

APPROVALS; CONSENTS

  The Merger Agreement generally obligates Arch, the Parent and MMC to obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations from all Governmental Entities (as defined therein) reasonably necessary or required for the operation of their respective businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required. The Merger Agreement provides that none of Arch, the Parent or MMC shall make any material commitments to any Governmental Entity relating to any material approval, consent, permit or license without the prior written consent of the other, and that Arch, the Parent and MMC shall, and shall cause each of their respective subsidiaries, as applicable, to, use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. In the event of a challenge to the transactions contemplated by the Merger Agreement pursuant to the HSR Act, Arch, the Parent and MMC is required to (and is required to cause each of its respective subsidiaries to), use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated by the Merger Agreement; provided, however, that in no event shall Arch be required to divest or hold separate any portion of its business or otherwise take any action, which divestiture or holding separate or taking such action would be materially adverse to the continued conduct of either party's businesses. Arch is obligated to pay all filing fees payable by either Arch, the Parent or MMC in connection with the HSR Act.

ARCH NOT TO CONTROL

  The Merger Agreement provides that, pending the consummation of the transactions contemplated thereby, Arch shall not obtain actual (de facto) or legal (de jure) control over the Parent and MobileMedia. Specifically, and without limitation, the responsibility for the operation of the Parent and MobileMedia shall, pending the consummation of the transactions contemplated thereby, reside with the Parent and MMC Boards (subject to the jurisdiction of the Bankruptcy Court). Notwithstanding the foregoing, Arch and the Parent and MobileMedia have agreed to consult and cooperate with one another and consider in good faith the views of one another with respect to the assumption or rejection by the Parent and MobileMedia prior to the Effective Time of any unexpired lease, license or other executory contract.

BANKRUPTCY COVENANTS

  The Amended Plan requires MobileMedia and the Parent to file certain motions with the Bankruptcy Court and take certain other actions in furtherance of the transactions contemplated by the Merger Agreement. See "The MobileMedia Plan of Reorganization". On September 3, 1998, MobileMedia and Parent filed a motion seeking Bankruptcy Court approval of the exclusivity provisions, breakup fees and expense reimbursement provisions of the Merger Agreement, which motion was approved by the Bankruptcy Court (the "Initial Merger Order") on September 4, 1998. See "--Exclusivity Provisions", "--Bankruptcy Fee Provisions" and "--Reimbursement of Arch's Expenses".

CONDUCT OF MOBILEMEDIA'S BUSINESS PENDING THE MERGER

  The Merger Agreement provides that prior to the Effective Time, except to the extent required by any Bankruptcy-Related Requirements, MMC and Parent shall not and shall not permit any of their respective subsidiaries to, without the prior written consent of Arch and except as otherwise contemplated by the Merger Agreement or the Amended Plan: (i) except for assets not in excess of $2.5 million of fair market value, sell, lease, mortgage, pledge, encumber or dispose of any of its assets, other than in the ordinary course of business; (ii) (A) except for borrowings under the existing DIP Credit Agreement in an aggregate amount outstanding at any one time equal to the sum of (x) amounts representing costs incurred or committed as of the date hereof in connection with MMC's N-PCS network construction ("N-PCS Construction") plus any additional costs for N- PCS Construction approved by Arch and (y)(1) at any time on or before December 31, 1998 up to a maximum of $20.0 million, and (2) at any time between January 1, 1999 and June 30, 1999 up to a maximum of $30.0 million, previously committed or create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; or (C) make any loans, advances or capital contributions to, or investments in, any other person; (iii) except for changes to MobileMedia's payroll program as previously disclosed to Arch, enter into, adopt or amend any MobileMedia employee benefit plan, or (except for normal adjustments in the ordinary course of business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of its directors, officers or employees generally or pay any benefit not required by the terms in effect on the date hereof of any existing MobileMedia employee benefit plan; (iv) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; (v) pay any pre-petition liability other than liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that MobileMedia is authorized to pay by the Bankruptcy Court and adequate protection payments and the payment to the Pre-Petition Lenders of the cash proceeds from the MobileMedia Tower Site Sale, in each case as authorized by the Bankruptcy Court; (vi) amend its certificate of incorporation, by-laws or other comparable organizational documents; (vii) sell, assign, transfer or license any material licenses, authorizations or intellectual property other than in the ordinary course of business; (viii) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, certain licenses, authorizations, contracts or agreements other than in the ordinary course of business; (ix) make or commit to make any capital expenditure not set forth in the capital expense budget provided to Arch; (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of MMC, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares; (xi) issue, sell, grant or pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of the Merger Agreement; (xii) make any material tax election or settle or compromise any material tax liability or any pending or threatened suit or action other than consistent with Parent's practice since the Petition Date or pursuant to the terms of the Amended Plan; (xiii) establish, or transfer any assets to, a trust for purposes of funding any employee benefit plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or (xiv) agree in writing or otherwise to take any of the foregoing actions.

CONDUCT OF ARCH'S BUSINESS PENDING THE MERGER

  The Merger Agreement provides that, prior to the Effective Time, Arch shall not, and shall not permit any of its subsidiaries to, without the prior written consent of MobileMedia, and except as otherwise contemplated by the Merger Agreement or the Amended Plan: (i) dispose of any of its assets or acquire or dispose of any assets or shares or other equity interests in or securities of any subsidiary, other than in the ordinary course of business, except for (A) the mortgage, pledge or encumbering of such assets, shares, equity interests or securities pursuant to agreements existing as of the date of the Merger Agreement or agreements entered into to provide funding, in whole or in part, for the amounts payable by Arch under the Merger Agreement or the Amended Plan or (B) the acquisition of such assets, shares, equity interests or securities of any other Person (as defined therein) with an aggregate purchase price not exceeding $25.0 million; (ii) (A) except for borrowings under the

API Credit Facility or borrowings to provide funding for the amounts payable by Arch under the Merger Agreement or the Amended Plan, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (C) make any loans, advances or capital contributions to, or investments in, any other person; (iii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; (iv) amend its certificate of incorporation, by-laws or other comparable organizational documents; (v) sell, assign, transfer or license any material license, authorization or intellectual property, other than in the ordinary course of business; (vi) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, certain licenses, contracts or agreements, other than in the ordinary course of business; (vii) make or commit to make any capital expenditure not set forth in the capital expense budget provided to Parent; (viii) except as required under agreements existing as of the date of the Merger Agreement, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to any subsidiary of Arch, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options; (ix) issue, sell, grant, pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or, if outstanding as of the date of the Merger Agreement, change the material terms of any of the foregoing, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than pursuant to the terms of any benefit plan as in effect on the date of the Merger Agreement in accordance with past practice or upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of the Merger Agreement; (x) make any material tax election or settle or compromise any material tax liability or any pending or threatened suit or action; (xi) establish, or transfer any assets to, a trust for purposes of funding any of Arch's employee benefit plans, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or (xiii) agree in writing or otherwise to take any of the foregoing actions.

NOTICE OF BREACHES

  The Merger Agreement provides that each of Arch, Parent and MobileMedia shall promptly deliver to the other parties written notice of any event or development that would (a) render any statement, representation or warranty of such party in the Merger Agreement inaccurate or incomplete in any respect, or
(b) constitute or result in a breach by such party of, or a failure by such party to comply with, any agreement or covenant in the Merger Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

EXCLUSIVITY PROVISIONS

  The Merger Agreement provides that, except for the MobileMedia Tower Site Sale, Parent and MMC shall not, and shall cause each of their respective subsidiaries, as applicable, and each of their respective directors, officers, employees, financial advisors, representatives or agents, not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than Arch) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by MobileMedia or any of its subsidiaries, as applicable, proxy solicitation or other business combination involving MobileMedia or any of its subsidiaries, as applicable, (each, a "MobileMedia Acquisition Proposal") or
(ii) provide any non-public information concerning the business, properties or assets of MobileMedia or any of its subsidiaries, as applicable, to any person or entity (other than to Arch and other parties in accordance with existing confidentiality arrangements). The Merger Agreement provides that Parent and MMC shall, and shall cause each of their respective subsidiaries, as applicable, to immediately cease any and all existing activities, discussions or negotiations with any person other than Arch with respect to any MobileMedia Acquisition Proposal. Parent and MMC are obligated under the Merger

Agreement to immediately notify Arch of, and to disclose to Arch all details of, any such inquiries, discussions or negotiations.

  The Merger Agreement provides, however, that prior to the entry of the Confirmation Order, MobileMedia may, to the extent required by the Bankruptcy-Related Requirements, or to the extent that MMC's Board of Directors determines, in good faith after consultation with outside legal counsel, that its fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements set forth below, furnish information to any person, entity or group after such person, entity or group has delivered to MobileMedia, in writing, an unsolicited bona fide offer to effect a MobileMedia Acquisition Proposal that the MMC Board in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the claimholders of MobileMedia from a financial point of view than the Merger and for which financing, to the extent required, is then committed (or which, in the good faith judgment of the MMC Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "MobileMedia Superior Proposal"). In the event MMC receives a MobileMedia Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent the MMC Board from approving such MobileMedia Superior Proposal or requesting authorization of such MobileMedia Superior Proposal from the Bankruptcy Court, if the MMC Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the MMC Board may terminate the Merger Agreement; provided, however, that MMC may not terminate the Merger Agreement until at least 48 hours after Arch's receipt of a copy of such MobileMedia Superior Proposal. The Merger Agreement further provides that MobileMedia and each of its subsidiaries, as applicable, shall not provide any non-public information to a third party unless: (i) MobileMedia provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the confidentiality agreements between Parent and Arch (the "Confidentiality Agreements"); and (ii) such non-public information has previously been delivered or made available to Arch.

  MMC, on behalf of itself, Parent and MobileMedia, has agreed not to make any material change to the Amended Plan or the Merger Agreement, exercise any rights they may have to terminate the Merger Agreement or take any action which could result in the termination of the Merger Agreement by Arch without the prior written consent of the Unsecured Creditors Committee or the entry of an order by the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so.

  The Merger Agreement provides that except for the contemplated sale of certain tower sites owned by Arch (the "Tower Site Sale") Arch shall not, and shall cause each of its subsidiaries and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than MobileMedia and, in connection with the transactions contemplated by the Merger Agreement, the Unsecured Creditors Committee) concerning any merger (other than mergers of Arch subsidiaries in connection with acquisitions of other businesses by Arch (x) with a fair market value not in excess of $25.0 million and (y) that would not upon the closing thereof be in breach of Arch's obligations under the Merger Agreement), consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by Arch or any of Arch's subsidiaries, proxy solicitation or other business combination (other than business combinations of subsidiaries of Arch in connection with acquisitions of other businesses by Arch (x) with a fair market value not in excess of $25.0 million and (y) that would not upon the closing thereof be in breach of Arch's obligations under the Merger Agreement), involving Arch or any of its subsidiaries (each, an "Arch Acquisition Proposal") or (ii) except as permitted by the foregoing clause (i), provide any non-public information concerning the business, properties or assets of Arch or any its subsidiaries to any person or entity (other than MobileMedia or any of Arch's financing sources). The Merger Agreement provides that Arch and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any person other than MobileMedia with respect to any Arch Acquisition Proposal. Arch is obligated under the Merger Agreement to immediately notify MobileMedia of, and to disclose to MobileMedia all details of, any such inquiries, discussions or negotiations.

  The Merger Agreement provides, however, that prior to the Special Meeting, Arch may, to the extent that the Arch Board determines, in good faith, after consultation with outside legal counsel, that its fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements set forth below, furnish information to any person, entity or group after such person, entity or group has delivered to Arch, in writing, an unsolicited bona fide offer to effect an Arch Acquisition Proposal that the Arch Board in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stockholders of Arch from a financial point of view than the transactions contemplated thereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of the Arch Board, is reasonably capable of being obtained) and which (in the good faith judgment of the Arch Board) is likely to be consummated (an "Arch Superior Proposal"). In the event Arch receives an Arch Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent the Arch Board from recommending to its stockholders such Arch Superior Proposal if the Arch Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. The Merger Agreement further provides that Arch shall not provide any non-public information to a third party unless: (i) Arch provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has previously been delivered or made available to MobileMedia.

  The exclusivity provisions became effective on September 4, 1998, the date the Initial Merger Order was entered by the Bankruptcy Court.

BREAKUP FEE PROVISIONS

  The Merger Agreement provides that in the event that (i) Arch terminates the Merger Agreement as a result of a material breach of a representation, warranty or covenant by MobileMedia or if MMC or Arch terminates the Merger Agreement as a result of the failure of the Confirmation Order to be entered on a timely basis due to the failure of the creditors of MobileMedia entitled to vote on the Amended Plan (other than Classes 7, 8 or 9 as defined in the "MobileMedia Plan of Reorganization--The Amended Plan" below) to vote in favor of the Amended Plan, or due to the withdrawal or amendment of the Amended Plan in a manner adverse to Arch, the filing of any other plan of reorganization by MobileMedia, or the modification or amendment of any material provision of the Amended Plan, in each case without Arch's consent, or the confirmation of any other plan of reorganization filed by any other person, (ii) MobileMedia sells or otherwise transfers other than to Arch all or any substantial portion of its assets as part of a sale approved pursuant to Section 363 of the Bankruptcy Code (other than the MobileMedia Tower Site Sale) or
(iii) MobileMedia has terminated the Merger Agreement in connection with a MobileMedia Superior Proposal (collectively, the "Breakup Events"), and at the time of any such Breakup Event Arch is not in material breach of any material covenant or obligation required to be performed by Arch thereunder at or before such time, and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on Arch), then MobileMedia shall pay to Arch the Buyer Breakup Fee as promptly as practicable after demand therefor (but in no event later than the third business day thereafter). The sale of the MobileMedia Tower Sites was completed on September 3, 1998.

  In the event that MMC terminates the Merger Agreement as the result of Arch being in material breach of its representations, warranties and covenants, the failure of the Arch Board to recommend the MobileMedia Proposal and the Charter Amendment Proposal as required by the Merger Agreement or the failure of the MobileMedia Proposal and the Charter Amendment Proposal to be approved at the Special Meeting, or Arch or MobileMedia terminates the Merger Agreement as a result of Arch's failure to obtain the financing necessary to effect the transactions contemplated by the Merger Agreement and the Amended Plan (when all other conditions to Arch's obligations to close have been satisfied), and at the time of such termination MobileMedia is not in material breach of any material covenant or obligation required to be performed by MobileMedia thereunder at or before such time and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on MobileMedia), then Arch shall pay to MMC as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) the MobileMedia Breakup Fee in the amount of $32.5 million.

  The Breakup Fee provisions became effective on September 4, 1998, the date the Initial Merger Order was entered by the Bankruptcy Court.

NASDAQ NATIONAL MARKET QUOTATION

  The Merger Agreement provides that Arch shall use its best efforts to have the shares of Arch Common Stock (including shares issuable upon conversion of Class B Common Stock and upon exercise of the Arch Participation Warrants) and Arch Participation Warrants to be issued as contemplated in the Merger Agreement and the Amended Plan approved for quotation on the NNM prior to the Effective Time.

DELIVERY OF FINANCIAL STATEMENTS

  The Merger Agreement provides that as promptly as possible following the last day of each month prior to the Effective Time, and in any event within 35 days after the end of each such month, each of Arch and MobileMedia shall deliver to the other its unaudited consolidated balance sheet and the related consolidated statements of operations and cash flows for the one-month period then ended, all certified by its chief financial officer to the effect that such interim financial statements are prepared in accordance with GAAP (except as otherwise described therein) on a consistent basis as with each party's audited financial statements and fairly present the consolidated financial condition of each party as of the date thereof and for the period covered thereby. As promptly as possible following the last day of each fiscal quarter, and in any event within 45 days after the end of each such quarter, each of Arch and MobileMedia shall deliver to the other its unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for the year-to-date period then ended, prepared in accordance with GAAP (except as otherwise described therein) applied on a consistent basis, which comply as to form with the applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. MobileMedia shall also provide Arch with all information (including financial statements and accountants' consents) as Arch may reasonably request in connection with any offering of securities by Arch to fund amounts payable under the Amended Plan or working capital needs of the Combined Company.

FULL ACCESS

  The Merger Agreement provides that Arch and MobileMedia shall each permit representatives of the other to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such party. MobileMedia, upon Arch's request, is introducing Arch to MobileMedia's principal suppliers and employees to facilitate discussions between such persons and Arch with regard to the conduct of the Surviving Corporation's business.

STOCKHOLDER APPROVAL; SPECIAL MEETING

  The Merger Agreement provides that Arch shall take all action reasonably necessary in accordance with applicable law, the rules of the NNM, the Merger Agreement and the Arch Certificate and Arch By-laws, to duly convene the Special Meeting as promptly as practicable. Arch has agreed, subject to the Arch Board's fiduciary obligations, to recommend that its stockholders vote in favor of the MobileMedia Proposal and the Charter Amendment Proposal and to use its best efforts to cause to be solicited proxies from stockholders of Arch to be voted at the Special Meeting in favor of the MobileMedia Proposal and the Charter Amendment Proposal and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to approve the MobileMedia Proposal and the Charter Amendment Proposal.

PREPARATION OF PROXY STATEMENT/PROSPECTUS AND DISCLOSURE STATEMENT

  Pursuant to the Merger Agreement, Arch has prepared and filed with the Commission a Registration Statement on Form S-4 (the "Arch Stockholder Registration Statement"), of which this Proxy Statement/Prospectus constitutes a part. Arch is obligated to distribute this Proxy Statement/Prospectus for the Special Meeting and obligates MMC to provide all information (including financial information) as Arch may reasonably request in connection with this Proxy Statement/Prospectus. The Merger Agreement requires Arch to provide MobileMedia with all information (including financial information) as MobileMedia may reasonably request for the disclosure statement MobileMedia is required to send to its claimholders in connection with the approval of the Amended Plan. See "--Rights Offering; Registration Statement".

APPLICATION OF MOBILEMEDIA TOWER SALE PROCEEDS

  The Merger Agreement required MobileMedia to promptly pay the net proceeds from the MobileMedia Tower Site Sale of certain transmission towers and associated assets (the "MobileMedia Tower Sites") to Pinnacle Towers, Inc. ("Pinnacle"), the Pre-Petition Agent, for the benefit of the Pre-Petition Lenders. On September 3, 1998 the MobileMedia Tower Site Sale was completed and the proceeds thereof ($170.0 million) were paid to the Pre-Petition Lenders.

FCC FILING

  Pursuant to the Merger Agreement, on September 2, 1998 Arch and MobileMedia jointly prepared and filed applications (the "FCC Applications") requesting
(i) the FCC's consent to the transfer of the control of the Debtor Authorizations (as defined therein) to Arch, (ii) to the extent that such consent is required, the FCC's consent to the transfer of control of Buyer Authorizations (as defined therein) from Arch's current stockholders to Arch's stockholders immediately following the consummation of the transactions contemplated hereby in accordance with the Amended Plan, (iii) the termination of the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al. (the "Hearing") without any further findings adverse to MobileMedia, or to the Debtor Authorizations or otherwise materially restricting Arch's or MobileMedia's ability to own or operate the properties, assets and businesses of MobileMedia following the Effective Time, and (iv) the grant to Arch of permanent license authority to operate those stations listed on Attachment C of Public Notice DA 97-78 (January 13, 1997), as to which MobileMedia is currently operating under a grant of interim operating authority, or in the alternative, a determination by the FCC that as to such stations, Arch will enjoy protection from, and rights of incumbency as to, any future Market Area Licensee (as defined in the Merger Agreement) authorized to operate on the frequencies licensed under interim operating authority. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the Amended Plan and the Merger Agreement. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application. Public comments on the Second Thursday application were due November 16, 1998. Arch and MobileMedia are obligated to cooperate in providing all information and taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications with the FCC. In the event any person or entity petitions the FCC to deny any FCC Application, or petitions for any further proceedings in the Hearing, or otherwise challenges the grant of any FCC Application before the FCC, or in the event the FCC approves the transfer of control of the Debtor Authorizations (and, if necessary, Arch Authorizations (as defined in the Merger Agreement)), and any person requests reconsideration or judicial review of such order, then Arch and MobileMedia shall take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith; provided, however, that nothing contained in the Merger Agreement shall be deemed to require Arch to intervene in the Hearing or otherwise to defend MobileMedia as to any allegations or proceedings relating to the allegations before the FCC in the Hearing, except as reasonably required to support the transfer of control of the Debtor Authorizations to Arch. MobileMedia is obligated to provide Arch (whether or not Arch intervenes or otherwise participates in the Hearing) with reasonable advance notice of, and a right to participate in, any meetings or hearings relating to the FCC Applications or the Hearing, and a right to review in advance any correspondence, agreements, or pleadings which may be submitted by MobileMedia to the FCC or any other party to the Hearing with regard to the FCC Applications or any proceedings relating to the Hearing. In each such case, each party is required to bear its own costs and expenses of prosecuting such application to a favorable conclusion, to the end that the transactions contemplated by the Merger Agreement and the Amended Plan may be consummated.

  The Merger Agreement provides that MobileMedia shall use its reasonable best efforts to complete its voluntary program to inspect and audit its transmitter site facilities and license data, and provide periodic updates on the progress of such program to Arch.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

  The Merger Agreement provides that, to the extent set forth in the Amended Plan and only to such extent, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time existing at the Effective Time in favor of the current or former directors or officers of MobileMedia as provided in their respective charters or by-laws (or comparable organization documents) and any indemnification agreements of MobileMedia (including the indemnification agreement between MobileMedia and Alvarez & Marsal, Inc. ("A&M"), executed in connection with the retention of A&M as MobileMedia's crisis and restructuring consultants) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than three years from the Effective Time and the obligations of MobileMedia in connection therewith shall be assumed by Arch. To the extent set forth in the Amended Plan and only to such extent, Arch is obligated to provide, or to cause the Surviving Corporation to provide, MobileMedia's current directors and officers an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the three-year period following the Effective Time for events occurring prior to the Effective Time in an amount of $40.0 million or such lesser amount as can be purchased for $750,000.

STATE TAKEOVER LAWS

  The Merger Agreement provides that if any "fair price", "business combination" or "control share acquisition statute" or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Arch and MobileMedia and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any state statute or regulation affecting the transactions contemplated hereby.

EMPLOYEES

  The Merger Agreement provides that after the Effective Time Arch shall transfer MobileMedia employees to Arch's employee benefit plans as soon as practicable, and prior to such transfer shall maintain benefits for such employees comparable to the benefits currently in effect for employees of MobileMedia. Arch has agreed to honor accrued vacation, holiday, sick and personal days, maintain MobileMedia's 1998 Employee Incentive Plan and give MobileMedia's employees credit under Arch's benefit plans for service with MobileMedia, to the extent permitted by law.

EFFECTS OF ARCH'S RIGHTS AGREEMENT

  The Merger Agreement provides that, except as contemplated by the Merger Agreement, Arch is obligated not to (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Preferred Rights) with the purpose of facilitating an Arch

Acquisition Proposal. Arch has amended the Rights Agreement to increase the ownership threshold for W.R. Huff, Credit Suisse First Boston Corporation, Whippoorwill and Northwestern Mutual thereunder to a maximum of 33%, 26%, 27% and 15.5%, respectively. See "Description of Arch Securities--Anti-Takeover Provisions--Rights Plan".

RIGHTS OFFERING; REGISTRATION STATEMENT

  As specified in the Amended Plan, Arch will issue on a pro rata basis to the holders of Allowed Class 6 Claims (with certain exceptions as specified in the Amended Plan) Rights to purchase, for an aggregate consideration of $217.0 million, 108.5 million shares of Arch Common Stock at a subscription price of $2.00 per share.

  MobileMedia and Arch have entered into a Standby Purchase Agreement with each Standby Purchaser, as described in "--Related Agreements--Standby Purchase Agreements", and, prior to or at the Closing, Arch will execute and deliver to each of the Standby Purchasers a Registration Rights Agreement.

  Arch has filed with the Commission a separate Registration Statement under the Securities Act to effect the Rights Offering as contemplated hereby and is obligated to use its best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Arch is also obligated to take any action required to be taken under state blue sky laws or other securities laws in connection with the Rights Offering. MobileMedia has agreed to furnish Arch with all information (including, without limitation, financial statements, pro forma financial statements and projections) and shall take such other action including obtaining any necessary consents from its accountants as Arch may reasonably request in connection with the Registration Statement. Arch has agreed to consult with MobileMedia and its counsel in connection with, and shall permit MobileMedia and its counsel to participate in, the preparation of the Registration Statement. Arch has agreed to cause the Rights to be issued as specified in the Amended Plan as soon as practicable after the date the Registration Statement becomes effective but not before approval of the Disclosure Statement by the Bankruptcy Court.

  Arch has agreed to promptly notify MobileMedia of the receipt of the comments of the Commission and of any requests by the Commission for amendment or supplements to the Registration Statement or for additional information, to promptly supply MobileMedia with copies of all correspondence between it (or its representatives) and the Commission (or its staff) with respect thereto, and to permit counsel for MobileMedia to participate in any telephone conferences or meetings with the staff of the Commission.

ARCH RIGHTS OFFERING; REGISTRATION STATEMENT

  Arch will conduct the Arch Rights Offering pursuant to which it will distribute to holders of Arch Common Stock and Series C Preferred Stock, as of a record date to be determined and announced by the Arch Board, Arch Stockholder Rights to acquire up to 44,893,166 shares of Arch Common Stock at a price of $2.00 per share and to the extent such Arch Stockholder Rights are not exercised, Arch will distribute the Arch Participation Warrants to acquire an equivalent number of shares of Arch Common Stock at the Warrant Exercise Price. The Arch Stockholder Rights are not transferable; the Arch Participation Warrants are transferable.

REIMBURSEMENT OF ARCH'S EXPENSES

  Pursuant to the Initial Merger Order, on September 10, 1998, MMC paid $500,000 to Arch in partial reimbursement of Arch's expenses in connection with the negotiation and execution of the Merger Agreement.

CONDITIONS

  The Merger Agreement provides that the respective obligations of Arch and MobileMedia to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of each of the following conditions: (i) each of the MobileMedia Proposal and the Charter Amendment Proposal shall have been approved by the requisite vote of the stockholders of Arch in accordance with the DGCL, the Arch Certificate and Arch By-laws; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity which prohibits the consummation of the transactions contemplated thereby and all consents, orders and approvals from all Governmental Entities and other persons or entities identified by MobileMedia and Arch shall have been obtained and shall be in effect; (iii) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated thereby; (iv) the expiration or early termination of any waiting period under the HSR Act shall have occurred; (v) (1) the FCC shall have issued an order (the "FCC Grant") both (i) consenting to the transfer of the Debtor Authorizations and, to the extent requested by the Parties, to the transfer of the Buyer Authorizations without any conditions which would have a Buyer FCC Material Adverse Effect (as defined below in this clause (v)) or a Debtor FCC Material Adverse Effect (as defined below in this clause (v)) and (ii) terminating the Hearing without any findings or conclusions (x) which are materially adverse to the Reorganized Debtors (as defined in the Merger Agreement) or the Debtor Authorizations or which would have a material adverse effect on the use of the Debtor Authorizations by the Reorganized Debtors following the Closing, or (y) which impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on the Buyer or the Reorganized Debtors based on the activities of the Debtors prior to the Closing, or (z) which would have a Buyer FCC Material Adverse Effect or a Debtor FCC Material Adverse Effect; and (2) either (i) the FCC Grant has become a Final Order (as defined below) or (ii)(a) any condition or conditions under the Bank Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect) and (b) any condition or conditions under the Other Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); in this clause (v), (A) "Bank Lenders" shall mean, collectively, the Existing Lenders (as defined in the Bank Commitment Letter) and the Credit Parties (as so defined), as the same in each case shall exist at the Closing, (B) "Bank Lending Documents" shall mean the Existing Credit Agreements (as defined in the Bank Commitment Letter) as amended and modified by the Amendments (as so defined), (C) "Bank Commitment Letter" shall mean the Commitment Letter dated August 10, 1998 between API and the Credit Parties, including the Term Sheet (as defined in such Bank Commitment Letter), copies of which has been delivered to MobileMedia by Arch, as the same may be amended or modified, (D) "Other Lenders" shall mean the Lenders (as defined in the Bridge Commitment Letter), as the same shall exist at the Closing, or, if applicable, any other lenders which lend funds to ACI (or Arch or any other Arch subsidiary) pursuant to a Substitute Loan Agreement (as defined below), (E) "Other Lending Documents" shall mean the Bridge Commitment Letter, Bridge Loan Agreement (as defined in the Bridge Commitment Letter) or any other loan agreement, indenture or similar agreement (the "Substitute Loan Agreement") entered into by Arch or any Arch subsidiary in lieu thereof for purposes of funding a material portion of the consideration required by Arch for the transactions contemplated by this Agreement, (F) "Bridge Commitment Letter" shall mean the Bridge Commitment Letter, the Bridge Fee Letter and the Bridge Engagement Letter, each of even date herewith, between Arch and ACI, on the one hand, and the Other Lenders, on the other hand, a copy of which has been delivered by Arch to MobileMedia, as the same may be amended or modified, (G) "Buyer FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of Arch and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which Arch conducts its business, and (H) "Debtor FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of MobileMedia, taken as a whole, excluding any effect generally applicable to the economy or the industry in which MobileMedia conducts its business; for purposes of this clause (v), the FCC Grant shall become a "Final Order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed; deadline for filing any such appeal that may be designated by statute or rule has passed; (vi) each of the

Registration Statement and the Arch Stockholder Registration Statement shall have been declared effective and no stop order with respect thereto shall be in effect; (vii) the shares of Arch Common Stock (including all such shares issuable upon conversion of the Class B Common Stock and upon exercise of the Arch Participation Warrants) to be issued as contemplated by the Amended Plan and the Merger Agreement shall have been approved for quotation on the NNM;
(viii) (1) the Confirmation Order, in a form reasonably satisfactory to each of the Parties, shall have been entered by the Bankruptcy Court; and (2) either (i) the Confirmation Order has become a Final Order (as defined below in this clause (viii)) or (ii) (a) any condition or conditions under the Bank Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), and (b) any condition or conditions under the Other Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); the Confirmation Order shall become a "Final Order" when it shall have been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired; (ix) no action, suit or proceeding shall be pending or threatened by any Governmental Entity challenging the validity of the actions taken by Arch, MobileMedia or any of their respective subsidiaries in connection with the confirmation of the Amended Plan; (x) the Effective Date shall have occurred; and (xi) the shares of Arch Common Stock constituting the Creditor Stock Pool to be issued as contemplated by the Merger Agreement shall be so issued and distributed pursuant to the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code, shall be freely tradeable by holders thereof who are not then affiliates of Arch or "underwriters" under the Securities Act or 1145(b)(1) of the Bankruptcy Code and, except for certificates issuable to such affiliates or underwriters, shall be represented by certificates bearing no restrictive legend.

  The obligation of Arch to consummate the transactions to be performed by Arch in connection with the Closing is subject to the satisfaction, or waiver by Arch, of the following conditions: (i) the representations and warranties of MobileMedia contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by the Merger Agreement or would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of MobileMedia and its subsidiaries, taken as a whole; (ii) MobileMedia shall have performed or complied with its material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Effective Time in all material respects; (iii) there shall not have occurred between the date of the Merger Agreement and the Effective Time an event which has had a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of MobileMedia and its subsidiaries, taken as a whole; (iv) MobileMedia shall have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that the preceding conditions are satisfied in all respects; (v) after each of the Registration Statement and the Arch Stockholder Registration Statement has been declared effective, each of the Rights Offering and the Arch Rights Offering shall have expired and Arch shall have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Agreements) of $217.0 million; and (vi) the closing of the MobileMedia Tower Site Sale shall have occurred and MobileMedia shall have applied at least $165.0 million towards payment of the secured creditors of Parent and MobileMedia in connection with the Amended Plan. On September 3, 1998 the sale of the MobileMedia Tower Sites was completed and the proceeds thereon ($170.0 million) were paid to the Pre-Petition Lenders.

  The obligation of MobileMedia to consummate the transactions to be performed by it in connection with the Merger is subject to the satisfaction, or waiver by MobileMedia, of the following conditions: (i) the representations and warranties of Arch contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by the Merger Agreement or would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (ii) Arch shall have performed or complied with its material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Closing in all material respects; (iii) there shall not have occurred between the Agreement Date and the Effective Time an event which has had material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (iv) the Preferred Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement; and (v) Arch shall have delivered to MobileMedia a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that such conditions are satisfied in all respects.

TERMINATION

  The Merger Agreement provides that Arch and MobileMedia may terminate the Merger Agreement prior to the Effective Time only as follows: (i) Arch and MobileMedia may terminate the Merger Agreement by mutual written consent; (ii) either Arch or MobileMedia may terminate the Merger Agreement by giving written notice to the other in the event the other is in breach (A) of its representations and warranties contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of such party and its respective subsidiaries, taken as a whole, or (B) in respect of its material covenants or agreements contained in the Merger Agreement, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice shall specify in reasonable detail the nature of such breach); (iii) Arch may terminate the Merger Agreement by giving written notice to MobileMedia if the Merger shall not have occurred on or before June 30, 1999 (unless the failure results primarily from a breach by Arch of any representation, warranty or covenant contained in the Merger Agreement); (iv) MobileMedia may terminate the Merger Agreement by giving written notice to Arch if the Merger shall not have occurred on or before June 30, 1999 (unless the failure results primarily from a breach by MobileMedia of any representation, warranty or covenant contained in the Merger Agreement); (v) MobileMedia may terminate the Merger Agreement in connection with a MobileMedia Superior Proposal by giving written notice to Arch, provided that on or before such termination MobileMedia shall have paid to Arch the applicable Buyer Breakup Fee; (vi) MobileMedia may terminate the Merger Agreement by giving written notice to Arch if (A) the Arch Board does not issue the Arch Recommendation prior to the Special Meeting or withdraws or amends in a manner adverse to MobileMedia the Arch Recommendation or otherwise materially breaches its obligations with respect to soliciting proxies from its stockholders for approval of the MobileMedia Proposal and the Charter Amendment Proposal at the Special Meeting or (B) at the Special Meeting the MobileMedia Proposal or the Charter Amendment Proposal is not approved by the requisite vote of Arch Stockholders; (vii) Arch may terminate the Merger Agreement by giving written notice to MobileMedia if MobileMedia or any of its subsidiaries files either an amendment to the Amended Plan or any other plan of reorganization in a manner that is in violation of the Merger Agreement; and (viii) Arch may terminate the Merger Agreement by giving notice to MobileMedia if (A) MobileMedia takes (or omits to take) any action that would constitute a material breach of any of its covenants or agreements but for exceptions to its obligations pursuant to Bankruptcy-Related Requirements, and
(B) such action is not remedied within 20 business days of delivery of written notice thereof (which notice shall specify in reasonable detail the nature of such action). Parent has agreed for itself and MMC not to exercise any right to terminate the Merger Agreement without the prior written consent of the Unsecured Creditors Committee.

  If any party terminates the Merger Agreement, all obligations of Arch and MobileMedia thereunder shall generally terminate without any liability of any party to any other party, except for any liability of any party for willful or intentional breaches of the Merger Agreement, and except for MobileMedia's obligation to pay the Buyer Breakup Fee, if applicable, and Arch's obligation to pay the MobileMedia Breakup Fee, if applicable, which shall survive any such termination.

AMENDMENT AND WAIVER

  Arch, Parent and MMC may mutually amend any provision of the Merger Agreement (in certain cases Parent and MMC may do so only with the consent of the Unsecured Creditors Committee or pursuant to an order of the Bankruptcy Court). The Merger Agreement provides that no waiver by any party to the Merger Agreement of any default, misrepresentation or breach of warranty or covenant thereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  MMC, on behalf of itself, Parent and its subsidiaries, has agreed not to make any material changes, exercise any rights they may have to terminate the Merger Agreement or take any action which might result in the termination of the Merger Agreement without the prior written consent of the Unsecured Creditors Committee or pursuant to an order of the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so.

  The obligations of the Standby Purchasers under the Standby Purchaser Agreements are conditioned upon any amendments or modifications to the Merger Agreement or exhibits or schedules thereto, or any waivers or consents delivered by Arch or MMC (with certain exceptions), being reasonably satisfactory to the Standby Purchasers.

RELATED AGREEMENTS

  The agreements summarized below are related to the Merger Agreement and the transactions contemplated thereby. See also "The MobileMedia Plan of Reorganization".

STANDBY PURCHASE AGREEMENTS

  Certain unsecured creditors of MobileMedia, comprised of W.R. Huff, as agent for various discretionary accounts and affiliates, Northwestern Mutual, acting for itself and its Group Annuity Separate Account, the Northwestern Mutual Series Fund, Inc., Credit Suisse First Boston Corporation ("CS First Boston") and Whippoorwill as agent for various discretionary accounts, have each entered into the Standby Purchase Agreements to become Standby Purchasers and, in such capacity, to purchase, in the aggregate and at a price of $2.00 per share any shares not purchased by other Unsecured Creditors through the exercise of Rights, for an aggregate purchase price of up to $217.0 million. Each Standby Purchaser is obligated to exercise a portion of the Rights and obligations of the Standby Purchasers under the Standby Purchase Agreements are several and not joint. Each of the Standby Purchasers may reduce the aggregate amount of their commitment on a dollar-for-dollar basis to the extent that Arch Stockholder Rights have been exercised and CS First Boston must reduce the aggregate amount of its commitment by up to $10.0 million. The Standby Purchasers have 10 business days, after receipt of notification from Arch as to the exercise of the Arch Stockholder Rights, to elect to reduce their commitment.

  The Standby Purchase Agreements permit the Standby Purchasers to acquire or dispose of Rights, as well as the underlying claims in respect of which the Rights are distributed. However, any such acquisition or disposition will not relieve the Standby Purchaser's commitment to exercise Rights to the extent they are not exercised by third parties.

  The Standby Purchasers will be entitled to deliver the subscription price of the Rights on the Effective Date, following notification as to the number of Rights exercised by third parties. Other holders of Rights will be required to exercise them, if at all, on a date selected by Arch and MobileMedia on or prior to the later of (i) the Confirmation Date or (ii) the date on which the FCC Grant is issued, which date must be at least 15 days after the date on which all conditions to closing (other than conditions relating to the finality of the FCC Grant and the Confirmation Order and certain other conditions which by their terms cannot be satisfied until the Effective Time) have been satisfied or, if legally permissible, waived.

  The commitment of each Standby Purchaser is subject to a number of conditions, including: (i) that the Confirmation Order, in a form reasonably satisfactory to the Standby Purchaser shall have been entered and shall have become a Final Order, provided that one Standby Purchaser may not assert this condition if all other Standby Purchasers, acting in good faith, shall have waived the requirement of finality (with CS First Boston having waived such condition of finality); (ii) the satisfaction or, with the written consent of the Standby Purchaser, the waiver of all conditions precedent to the obligations of each of the parties to the Merger Agreement and all conditions precedent to the effectiveness of the Plan, provided, that the conditions contained in Sections 5.1(e) and (h), Sections 5.2(a), (b), (c), (d) and (e) and Sections 5.3(a), (b), (c) and (e) may be waived without the written consent of the Standby Purchaser; (iii) the Shelf Registration Statement covering the resale of Arch Common Stock, Class B Common Stock or Arch Participation Warrants by the Standby Purchaser shall be effective; (iv) Arch shall have executed the Standby Purchaser Registration Rights Agreement (as defined herein); (v) any and all amendments or modifications to the Merger Agreement or any consents or waivers delivered by Arch or MobileMedia to the other under the Merger Agreement (other than consents under Section 4.5 of the Merger Agreement or waiver of the conditions specified in clause (ii) above), shall have been satisfactory to the Standby Purchaser; (vi) the representations and warranties made in the Merger Agreement by Arch and MobileMedia shall have been accurate; (vii) Arch shall have obtained the necessary financing to consummate the Merger (other than as a result of the Standby Purchaser not fulfilling its commitment) on certain minimum terms;
(viii) each other Standby Purchaser shall have fulfilled its commitment; (ix) the Rights, shares of Arch Common Stock, shares of Class B Common Stock or the Arch Participation Warrants shall be issued and distributed pursuant to an exemption from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code or shall have been registered under the Securities Act, such Registration Statement shall have been declared effective and no stop order shall be in effect; (x) the FCC Grant shall have been issued by the FCC and it shall have become a Final Order, provided that a Standby Purchaser may not assert this condition if each other Standby Purchaser, acting in good faith, shall have waived this provision (with CS First Boston having waived such condition of finality) or if the reason that the FCC Grant shall not have become a Final Order is a result of action taken by any present or former officer of MobileMedia considered or determined by the FCC to be an alleged or an actual wrongdoer for purposes of the FCC proceeding; and (xi) any applicable waiting periods under the HSR Act shall have expired or been terminated. The obligation of the Standby Purchasers other than CS First Boston is also subject to the condition that there shall not have occurred between June 30, 1998 and the Confirmation Date (and between June 30, 1998 and the Effective Date if the Effective Date is more than 90 days after the Confirmation Date), (i) any event or events (other than those that affecting generally the economy or the industry in which Arch and MobileMedia conduct their respective businesses) which has had or would have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income or prospects of the Combined Company, (ii) any event or events involving a regulatory or statutory change and effecting generally the industry in which Arch and MobileMedia conduct their respective businesses which would materially and adversely affect the ability of the Combined Company to operate its business, or (iii) an event or events affecting generally the industry in which Arch and MobileMedia conduct their respective businesses but would not materially and adversely affect the ability of Combined Company to operate its business (except that no single Standby Purchaser having the benefit of this condition may assert such condition if each of the other Standby Purchasers (other than CS First Boston) shall have waived this condition).

  In addition, Arch and MobileMedia made certain representations and warranties about itself to the Standby Purchasers, including (i) due organization, valid existence and good standing, with all requisite corporate power and authority to perform its obligations under such Standby Purchase Agreement, (ii) subject to stockholder approval (in the case of Arch) and Bankruptcy Court approval (in the case of MobileMedia) the execution, delivery and performance of such Standby Purchase Agreement being duly and validly authorized by all necessary corporate action, (iii) the validity and enforceability of such Standby Purchase Agreement as against Arch and MobileMedia, respectively, (iv) the compliance of the transactions contemplated by the Standby Purchase Agreements with their respective certificates of incorporation and by laws, certain contracts and applicable laws, (v) the accuracy of the representations and warranties made by Arch and MobileMedia, respectively, in the Merger Agreement, (vi) the accuracy of copies of certain agreements given to each Standby Purchaser, (vii) the accuracy of the information provided by each of Arch and MobileMedia, (ix) the absence of any Buyer Material Adverse Effect or Company Material Adverse Effect (as defined therein), and (x) the due authorization, valid issuance, nonassessability and absence of preemptive rights with respect to shares of Arch issued in the transaction. Each Standby Purchaser represents (i) as to its organization, qualification, corporate power and authority to enter into and perform its obligations under the applicable Standby Purchase Agreement;
(ii) the taking of all required corporate action on the part of the Standby Purchaser, (iii) the validity and enforceability of the applicable Standby Purchase Agreement, (iv) the compliance of the transactions contemplated by the applicable Standby Purchase Agreement with its organizational documents, certain contracts and applicable laws, (v) the accuracy of certain information provided by the Standby Purchaser to Arch and MobileMedia, and (vi) the aggregate holdings of each Standby Purchaser of debt securities of MobileMedia.

  Each of Arch and MobileMedia also covenant to provide the Unsecured Creditor Committee notices of all information to be made available to Arch by the Unsecured Creditor Committee. The Unsecured Creditor Committee has undertaken with each Standby Purchaser to provide copies of all notices, documents or information provided to it by Arch, Parent or MobileMedia and to consult with such Standby Purchaser prior to delivering any consent or exercising any right of the Unsecured Creditor Committee pursuant to the Merger Agreement or under the Amended Plan. Each Standby Purchaser, and/or its counsel, has the right to review and comment on the registration statement to be filed on behalf of the Standby Purchaser. Arch has agreed not to take certain actions (including amending the Arch Certificate, issuing Arch securities and incurring additional debt) without written consent from the Standby Purchasers. Arch has undertaken, should the transaction close, to reimburse reasonable fees incurred by the Standby Purchasers in negotiating and documenting this transaction, up to a maximum of $100,000. In addition, each Standby Purchaser covenants not to engage in any transactions that would have an adverse effect on the market share price of Arch Common Stock and commits to vote for acceptance of the Amended Plan unsecured claims held by it. Each Standby Purchaser covenants not to solicit, initiate, engage or participate in, or encourage negotiations or discussions concerning any proposal to acquire MobileMedia other than the Merger Agreement and the Amended Plan. Each Standby Purchaser also covenants not to provide financing for any merger or plan of reorganization other than the Merger Agreement and the Amended Plan.

  In consideration of their purchase commitments contained in the Standby Purchase Agreements, the Standby Purchasers will be granted Arch Participation Warrants to purchase shares of Arch Common Stock which will constitute approximately 1.9% of Arch Common Stock immediately following the Merger (on a fully diluted basis). The Standby Purchase Agreements require Arch to nominate one designee of W.R. Huff and one designee of Whippoorwill to be elected as directors of Arch for so long as W.R. Huff or Whippoorwill, as the case may be, holds securities of Arch having at least 10% of the combined voting power of all outstanding securities of Arch (5% in the case of the initial renomination of such nominees).

  Arch will enter into a registration rights agreement with the Standby Purchasers (the "Standby Purchaser Registration Rights Agreement"). See "-- Registration Rights Agreements".

  In the event that the purchases by the Standby Purchasers would cause the Standby Purchasers together with any other person or entity that may be an associate or affiliate thereof, in the aggregate, to hold more than 49.0% of the securities of Arch entitled to vote in the election of directors and outstanding at the Effective Time, the Standby Purchasers will receive instead, proportionate to their obligations to purchase Rights and in lieu of shares of Arch Common Stock, shares of Class B Common Stock such that the Standby Purchasers, in the aggregate, will hold no more than 49.0% of the outstanding shares of capital stock of Arch generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the Merger. The Class B Common Stock will be identical in all respects to Arch Common Stock, except that holders of Class B Common Stock will not be entitled to vote in the election of directors and will be entitled to 1/100th of a vote per share with respect to all other matters. See "Description of Arch Securities--Class B Common Stock".

  The several commitments of the Standby Purchasers to purchase Rights, and their entitlement to receive Arch Participation Warrants are as follows:

                                            COMMITMENT
                                   RIGHTS     AMOUNT                 NUMBER OF
                                  EXERCISE  RELATING TO                ARCH
NAME AND ADDRESS OF STANDBY      COMMITMENT UNEXERCISED   TOTAL    PARTICIPATION
PURCHASER                          AMOUNT     RIGHTS    COMMITMENT   WARRANTS
---------------------------      ---------- ----------- ---------- -------------
                                       (DOLLARS IN MILLIONS)
W.R. Huff Asset Management Co.,
 L.L.C., as agent for various
 discretionary accounts and
 affiliates....................   $ 39.27     $ 35.80     $75.07     1,704,006
67 Park Place, 9th Floor
Morristown, New Jersey 07960
The Northwestern Mutual Life
 Insurance Company.............   $ 10.95     $  9.97     $20.92       474,861
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
The Northwestern Mutual Life
 Insurance Company,
 for its General Annuity
 Separate Account..............   $  2.65     $  2.42     $ 5.07       115,084
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Northwestern Mutual Series
 Fund, Inc.--
 High Yield Bond Portfolio.....   $   .75     $   .69     $ 1.44        32,686
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Credit Suisse First Boston
 Corporation...................   $ 29.48     $ 26.88     $56.36        29,309
11 Madison Avenue, 4th Floor
New York, New York 10010
Whippoorwill Associates, Inc.,
 as general partner of and/or
 agent for various
 discretionary accounts........   $ 30.42     $ 27.72     $58.14     1,319,713
11 Martine Avenue
White Plains, New York 10606
                                  -------     -------     ------     ---------
Total..........................   $113.52     $103.48     $217.0     3,675,659
                                  =======     =======     ======     =========

  None of the Standby Purchasers is required to exercise more than the number of Rights that can be exercised for the amount set forth opposite its name above.

REGISTRATION RIGHTS AGREEMENTS

  At the Effective Time, Arch will enter into the Standby Purchaser Registration Rights Agreement and, upon the request of any stockholder who as a result of the Merger and/or the Amended Plan becomes the beneficial owner of at least 10% of the outstanding Arch Common Stock (a "10% Stockholder"), will enter into a separate registration rights agreement with such 10% Stockholder (the "10% Stockholder Registration Rights Agreement").

  Pursuant to the Standby Purchaser Registration Rights Agreement, Arch will be required to file and have declared effective, by the Effective Time, a shelf registration statement relating to resales of Arch Common Stock, the Arch Participation Warrants and the Arch Common Stock issuable upon exercise of the Arch Participation Warrants, the Class B Common Stock and the Arch Common Stock issuable upon conversion of the Class B Common Stock owned by such Standby Purchasers or acquired after the Effective Time and securities, if any, received from Arch in respect of the foregoing by reason of stock dividends or similar matters (the "Registrable Securities"). Arch will be required to use its reasonable best efforts to keep such shelf registration statement continuously effective until the earliest of (a) March 1, 2003, (b) the date on which all Registrable Securities covered by the shelf registration statement have been sold thereunder and (c) the date on which all Registrable Securities covered by the shelf registration statement have otherwise ceased to be Registrable Securities under the Standby Purchaser Registration Rights Agreement (i.e., the date all Registrable Securities may be sold publicly without either (i) registration under the Securities Act or (ii) compliance with any restrictions under Rule 144 of the Securities Act).

  Each Standby Purchaser will also have demand registration rights which may be exercised no more than twice. In addition, Arch will provide Standby Purchasers "piggyback" registration rights with respect to other offerings filed by Arch.

  The 10% Stockholder Registration Rights Agreement provides for similar registration rights and indemnification provisions, except that Arch need not file a shelf registration except upon the written request of a 10% Stockholder.

  Fees and expenses incurred in connection with the filing of any registration statements (other than selling commissions, underwriting fees, discounts and stock transfer taxes applicable to the sale of the Registrable Securities) will be borne by Arch. These registration rights agreements will also provide for customary indemnification obligations on the part of Arch.

WARRANT AGREEMENT

  Arch will enter into a warrant agreement (the "Arch Participation Warrant Agreement") at the Effective Time with The Bank of New York, as warrant agent, with respect to the Arch Participation Warrants. The Arch Participation Warrant Agreement will govern the terms relating to the issuance, form, registration, exercise, transfer and exchange of Arch Participation Warrants, as well as certain adjustment provisions. Each Arch Participation Warrant will represent the right to purchase one share of Arch Common Stock at a fixed exercise price equal to $2.00 plus an amount to reflect compounding, from the Effective Date until September 1, 2001, at a 20% per annum internal rate of return. See "Prospectus Summary--The Merger and the Reorganization--The Proposed Transaction".

  Arch will be required to maintain an effective registration statement registering the issuance of Arch Common Stock upon exercise of the Arch Participation Warrants.

RELATED MATTERS AFTER THE MERGER

  At the Effective Time, the Certificate of Incorporation and By-Laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation and will continue to be the Surviving Corporation's Certificate of Incorporation and By-Laws until amended as provided therein or by applicable law.

  The directors and officers of the Merger Subsidiary immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, and will hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                    THE MOBILEMEDIA PLAN OF REORGANIZATION

  The following is a brief summary of certain provisions of the Amended Plan, a copy of which is attached as Annex C to this Proxy Statement/Prospectus and incorporated herein by reference in its entirety. Although this section summarizes the material terms of the Amended Plan, such summary is qualified in its entirety by reference to the Amended Plan. Stockholders of Arch are urged to read the Amended Plan in its entirety for a more complete description of the Amended Plan. Defined terms used herein but not otherwise defined shall have the meaning ascribed to them in the Amended Plan.

THE AMENDED PLAN

  The Debtors filed the Amended Plan with the Bankruptcy Court on December 2, 1998. The Amended Plan provides for the merger of MMC with and into the Merger Subsidiary. In connection with the Amended Plan, Arch has agreed to (i) pay to certain secured creditors of Parent and MobileMedia $479.0 million in cash (and reimburse certain of their legal fees up to $1.0 million in the aggregate) and to issue to the Unsecured Creditors 14,344,969 shares of Arch Common Stock, constituting the Creditor Stock Pool, (ii) to assume and pay all priority and administrative claims of MobileMedia and (iii) repay amounts due under the DIP Credit Agreement. In connection with the Amended Plan, Arch will conduct the Rights Offering. The Amended Plan provides that the Effective Date shall be that date that is 10 business days after the date that the Confirmation Order has been entered and 10 days have passed without the Confirmation Order being reversed, modified, vacated or stayed and each of the conditions to the consummation of the Merger is satisfied or waived, if legally permissible, other than the condition relating to the confirmation of the Amended Plan.

  The Amended Plan provides for the treatment of all claims against and equity interests in MobileMedia. The Amended Plan provides that holders of pre-petition claims which are entitled to priority in accordance with applicable provisions of the Bankruptcy Code will be paid in full in cash on the Effective Date or be unimpaired under the Bankruptcy Code and that all post-petition claims against MobileMedia which are incurred in the ordinary course of business or as authorized by the Bankruptcy Court will either be paid in full in cash on the Effective Date or in accordance with the terms applicable to such post-petition claims. The Amended Plan requires Arch to make sufficient funds available to pay all such priority and administrative claims, provided, however, that if the total required to be paid on account of priority tax claims, accrued and unpaid professional fees, cure payments due with respect to assumed executory contracts, bonus payments for employees and professionals, claims of indenture trustees, amounts required to pay certain fees and expenses of the secured creditors of MobileMedia and amounts required to pay the Dial Page Notes, together with the costs and expenses of the Standby Purchasers in accordance with the Standby Purchase Agreements, exceeds $34.0 million, the number of shares of Arch Common Stock constituting the Creditor Stock Pool will be reduced by a number of shares equal to the amount by which such claims exceed $34.0 million divided by $25.315. Arch has also agreed to pay in cash on the Effective Date loans outstanding under the DIP Credit Agreement. The Merger Agreement provides that as of the Effective Date the amount of loans outstanding under the DIP Credit Agreement shall not exceed $20.0 million prior to December 31, 1998, or $30.0 million between January 1, 1999 and June 30, 1999, in each case plus amounts borrowed under the DIP Credit Agreement for N-PCS construction incurred or committed by MobileMedia as of the date of the Merger Agreement or otherwise approved by Arch.

  The Amended Plan classifies all holders of pre-petition claims against, and equity interests in, MobileMedia into nine classes.

    1. Class 1 claims consist of claims entitled to priority under Section 507(a)(3) of the Bankruptcy Code (unpaid claims for wages, salaries or commissions up to an amount not in excess of $4,000 earned within ninety
  (90) days of the commencement of the Cases), 507(a)(4) of the Bankruptcy Code (claims for contributions to employee benefits plans subject to a formula limitation) and 507(a)(6) of the Bankruptcy Code (claims for consumer deposits in an amount not in excess of $1,800). These claims have been estimated by MobileMedia to total $150,000. The Amended Plan provides that all such claims will be paid in cash on the Effective Date. Arch is obligated to provide MobileMedia with the cash needed to pay these claims.

    2. Class 2 claims consist of miscellaneous secured claims. MobileMedia estimates that the total of such claims is $500,000. The Amended Plan provides that all such secured claims will be paid in accordance with their terms or will be unimpaired under the Amended Plan.

    3. Class 3 claims consist of customer refund claims not in Class 1 or Class 2. MobileMedia estimates that these claims total $0. The Amended Plan provides that all such customer refund claims will be paid in accordance with their terms.

    4. Class 4 claims consist of claims arising under the MobileMedia 1995 Credit Agreement. As of the Petition Date, MobileMedia was indebted thereunder in the principal amount of $649.0 million. During the pendency of the Cases, MobileMedia has paid the lenders thereunder adequate protection payments equal to the amount of interest due at the non-default rate. The Amended Plan provides that the banks will be paid 100% of the principal amount of their claims in full in cash on the Effective Date, together with certain fees and expenses and any unpaid accrued interest thereon up to the Effective Date at the non-default rate. On September 3, 1998, MobileMedia paid to the holders of the Class 4 claims all the proceeds realized from the MobileMedia Tower Site Sale ($170.0 million) pursuant to the Purchase Agreement between MobileMedia and Pinnacle (the "MobileMedia Tower Sale Agreement"). Arch is obligated to pay the balance of the Class 4 claims ($479.0 million) in cash on the Effective Date.

    5. Class 5 consists of claims arising under the Dial Page Notes. The outstanding principal balance of the Dial Page Notes, together with interest accrued thereon through the Effective Date and the reasonable fees and expenses of the Indenture Trustee for the Dial Page Notes, will be paid in full in cash on the Effective Date. MobileMedia estimates that these claims will total approximately $2.1 million as of September 30, 1998. Arch is obligated to provide the cash needed to pay the Dial Page Notes.

    6. Class 6 claims consist of all pre-petition unsecured claims which are not entitled to priority and not included in any other class. MobileMedia estimates that the total amount of Class 6 claims that will be allowed is approximately $464.0 million. A pro rata share of the Creditor Stock Pool and the Rights will be distributed to Class 6 creditors in full satisfaction of their claims, except that any Class 6 creditor whose claim is not allowed as of the date the Rights Offering is commenced or on the date of a supplemental Rights distribution, and who later has a Class 6 claim allowed, will be paid in cash the value of the Rights that the creditor would have received had its claim been allowed as of the date that the Rights Offering was commenced (the "Cash Equivalent"). The funds to make such cash payments will be obtained from the sale of Rights which are reserved from distribution to Class 6 creditors on account of disputed claims as of the date the Rights Offering is commenced, and which remain undistributed immediately after the date the Amended Plan is confirmed. If the proceeds from the sale of the Rights which are reserved from distribution are insufficient to pay the Cash Equivalent because Class 6 claims are allowed for more than the estimated amount, Arch is obligated to pay the Cash Equivalent out of its own funds.

    7. Class 7 claims consist of claims of holders of MobileMedia promissory notes based on alleged violations of applicable securities laws and any claims by officers or directors or underwriters for indemnification related thereto. The Amended Plan provides that no payment will be made with respect to Class 7 claims.

    8. Class 8 claims consist of all equity interests in Parent and all claims related to alleged violations of applicable securities laws and various claims for indemnification by any officer, director, underwriter, employee or professional related thereto. The Amended Plan provides that the holders of equity interests in Parent, any related claims thereto and any claims for indemnification will receive no distribution under the Amended Plan.

    9. Class 9 consists of any claim by Parent, MMC or any of MMC's subsidiaries against one another and the equity interests held by Parent, MMC or MMC's subsidiaries in one another. The Amended Plan provides that such claims and equity interests are cancelled, except that MMC will retain its shareholder interest in MobileComm.

EXECUTORY CONTRACTS

  The Amended Plan provides that all executory contracts of MobileMedia are to be assumed by the Surviving Corporation except for those which are the subject of a specific motion to reject and those which will be set forth in a schedule to the Amended Plan of executory contracts to be rejected. All the defaults under contracts which are to be assumed must be cured on the Effective Date. MobileMedia currently estimates that the cost to cure defaults under contracts to be assumed totals approximately $3.0 million. Arch will make the funds available to pay cure payments.

IMPLEMENTATION OF PLAN

  The Amended Plan contemplates that the Standby Purchasers, in accordance with the terms of each Standby Purchaser's commitment, will purchase shares of Arch Combined Common Stock to the extent that any of the Rights are not exercised by the holders of Class 6 claims. In addition, Arch will distribute Arch Participation Warrants to the Standby Purchasers. If, as a result of the exercise of Rights and purchase of shares, any "person" or "group" or the Standby Purchasers, together with any affiliates, collectively would in the aggregate beneficially own, within the meaning of Section 13(d)(3) of the Exchange Act, more than 49.0% of the capital stock of Arch outstanding on the Effective Date or more than 49.0% of the total voting power of the capital stock of Arch, then the person or group, or the Standby Purchasers will receive shares of Class B Common Stock in lieu of Arch Common Stock such that the person or group, or the Standby Purchasers in the aggregate will not beneficially own more than 49.0% of the shares of Arch capital stock generally entitled to vote in the election of directors and not more than 49.0% of the total voting power of all the Arch capital stock outstanding on the Effective Date.

  The Amended Plan further provides that following the issuance of the Confirmation Order, but prior to the Effective Date the current officers and directors of MobileMedia will continue to be responsible for the operations of MobileMedia and that the Unsecured Creditors Committee will continue to exist. On the Effective Date, the Unsecured Creditors Committee will cease to exist, and the officers and directors of Merger Subsidiary will become the officers and directors of the Surviving Corporation. Also on the Effective Date, Parent will contribute its assets to MMC and will then be dissolved, all subsidiaries of MobileMedia will be merged into a subsidiary of the Surviving Corporation, and all FCC licenses to operate MobileMedia's wireless network will be conveyed to a wholly owned limited liability company of MMC.

  The Unsecured Creditors Committee, prior to its expiration, will appoint a person, subject to Arch's and MobileMedia's consent, who will be responsible for winding up the bankruptcy estate of MobileMedia. Arch has agreed to fund the costs of such estate representative according to a budget which shall be mutually agreed upon by Arch and such estate representative. The estate representative will have the power to object to claims and to resolve all such objections. Any causes of action of MobileMedia arising under the Bankruptcy Code or otherwise are preserved for the benefit of the Combined Company, to be pursued or not in the discretion of the Combined Company.

  The Amended Plan provides that Class 6 creditors will receive their shares of the Arch Combined Common Stock through the exercise of the Rights and the purchase of Arch Combined Common Stock from Arch upon exercise thereof and from the Exchange Agent through distribution of Arch Combined Common Stock comprising the Creditor Stock Pool. The Creditor Stock Pool will be distributed on the Effective Date, or as soon thereafter as is practical. To the extent that there are disputed claims in Class 6 as of the Effective Date, the Exchange Agent will reserve from distribution from the Creditor Stock Pool sufficient shares of Arch Common Stock so that if a holder of a disputed claim has its claim allowed for the full amount asserted, such holder will receive the same distribution it would have received had its claim been allowed as of the first distribution from the Creditor Stock Pool. When a disputed claim is resolved, and to the extent such claim is allowed, the holder of such claim will receive a distribution of Arch Common Stock equal to what the claimant would have received had the claim been allowed when the original distribution of Arch Common Stock was made by the Exchange Agent and a cash payment in respect of the Rights the holder of such claim would have been entitled to receive had such claim been allowed when the Rights were distributed. Also included in Class 6 are claims arising from the rejection of contracts and leases. If the reserve established for such claims is inadequate, there is a possibility that there will be insufficient shares in the Creditor Stock Pool to make the pro rata distribution to all holders of Class 6 claims whose claims are allowed after the Effective Time. When all Class 6 claims have been resolved, the Exchange Agent will make a final distribution of then remaining shares in the Creditor Stock Pool on a pro rata basis. If, at the time of the final distribution, there are less than 10,000 shares in the Creditor Stock Pool, such shares will not be distributed and instead will be delivered to Arch and become treasury shares.

CONDITIONS TO EFFECTIVENESS OF THE PLAN

  The Bankruptcy Court will schedule a hearing to consider confirmation of the Amended Plan. The list that follows is qualified by reference to the Amended Plan and the Merger Agreement. The conditions to the Effective Date set forth in the Amended Plan are:

    (a) That the Confirmation Order has been entered by the Bankruptcy Court, more than ten (10) days have elapsed since the Confirmation Date, no stay of the Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated;

    (b) That all conditions to the Closing under the Merger Agreement (other than the condition that the Effective Date shall have occurred) have been satisfied or waived by the party entitled thereto; and

    (c) That the commitments under the DIP Credit Agreement have terminated, all amounts owing under or in respect of the DIP Credit Agreement have been paid in full in cash and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement or the MobileMedia 1995 Credit Agreement have been terminated or satisfied, or the Debtors have provided cash collateral therefor in accordance with the terms of the DIP Credit Agreement or the MobileMedia 1995 Credit Agreement, as applicable.

DISCHARGE

  The Amended Plan incorporates the provisions of Section 1141(d) of the Bankruptcy Code which provide that except as specifically set forth in the Amended Plan or the Confirmation Order, all claims against MobileMedia and all equity interests in MobileMedia will be discharged and/or extinguished on the Effective Date. In addition, the Amended Plan provides that any person holding a claim against MobileMedia or an interest in MobileMedia is enjoined from taking any action which seeks to enforce any claim or assert any interest in MobileMedia that is inconsistent with the Amended Plan.

RELEASES AND INDEMNIFICATION

  The Amended Plan provides that MobileMedia shall release all officers and directors of all liabilities for any and all actions up through and to the Effective Date, except for claims against former officers or directors who are considered by the FCC to be alleged or actual wrongdoers as of the Effective Date of the Amended Plan for purposes of MobileMedia's Second Thursday Application provided that such release shall not be provided to any officer or director who has a Disputed Claim as of the Effective Date. MobileMedia also agrees to continue in full force and effect, without the benefit of any discharge, its indemnification obligations to those persons who are officers and employees of MobileMedia as of the Effective Date, but not directors, and not any officers who are as of the effective date of the Amended Plan considered by the FCC to be alleged or actual wrongdoers for purposes of MobileMedia's Second Thursday Application except for indemnification claims
(i) relating to the Securities Actions, (ii) based upon factual allegations or causes of action similar to those alleged in the Securities Actions or (iii) relating to any action to rescind a purchase or sale of a security of MobileMedia or for damages relating to any such purchase or sale. MobileMedia has also agreed to purchase a directors and officers' liability insurance policy covering claims made within three years after the Effective Date with respect to acts or omissions occurring prior to the Effective Date for its current and former directors and officers, other than those former officers and directors who are now or hereafter considered by the FCC to be alleged wrongdoers for purposes of MobileMedia's Second Thursday Application with an aggregate coverage of up to $40.0 million or such lesser amount as may be purchased for a premium of $750,000.

JURISDICTION

  The Bankruptcy Court will retain jurisdiction to oversee implementation of the Amended Plan, to resolve any disputes relating to the Merger, to hear all applications for professional fees, to hear all objections to claims and other matters as set forth in the Amended Plan or as may be provided for in the Confirmation Order.

                             THE COMBINED COMPANY

OVERVIEW

  The Combined Company would be the second largest paging operator in the United States as measured by pagers in service and net revenues (total revenues less cost of products sold). On a pro forma basis (but excluding the impact of expected operational cost synergies), at and for the nine months ended September 30, 1998, the Combined Company would have had approximately
7.1 million pagers in service and net revenues of $605.3 million, net loss before extraordinary items of $117.9 million and total debt of $1.3 billion. On a pro forma basis, Adjusted Pro Forma EBITDA of the Combined Company at September 30, 1998 would have been $190.9 million. On a pro forma basis, for the nine-month period ended September 30, 1998 the historical Combined Company cash flows provided by operating activities, used in investing activities and provided by financing activities were $139.2 million, $487.5 million and $361.4 million, respectively. Leverage for the Combined Company on a pro forma basis (but excluding the impact of expected operational cost synergies), as measured by the ratio of total debt to annualized Adjusted Pro Forma EBITDA for the nine months ended September 30, 1998, would have been 5.2:1. See "The Combined Company" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

  Arch believes that the Combined Company will be well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets should significantly broaden the geographic scope of Arch's marketing presence and should position the Combined Company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the Combined Company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement the more than 200 Arch-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution platforms. MobileMedia's plan to deploy its nationwide N-PCS spectrum utilizing its existing network infrastructure should permit Arch to market N-PCS (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise have been able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to "scalable" regional customer service centers.

STRATEGY

  Arch expects the Combined Company to execute the following strategy:

  Cost Reductions. Arch's management has worked closely with MobileMedia's management to identify redundant managerial and administrative functions that Arch's management believes can be eliminated without material impact to customer related activities.

  Low Cost Provider. Arch management will continue to evolve its cost structure to seek greater cost efficiencies. Arch expects to be able to gradually improve the operating processes of the Combined Company to further reduce the Combined Company's operating costs from continuing efficiency gains. The greater scale of the combined operations should permit Arch to further reduce per unit operating costs.

  Balanced Distribution Channels. Arch's combination of direct sales, company-owned stores, and third party resellers will be supplemented by MobileMedia's own local market direct sales force, and its distribution agreements with third party regional and national retailers. In addition, MobileMedia's national accounts sales force should significantly enhance Arch's efforts to improve distribution to nationwide customers.

  Expanded Product Line. The Combined Company will have one of the broadest product offerings in the paging industry. MobileMedia's N-PCS Spectrum will provide Arch with more economical and broader access to higher ARPU, nationwide and regional services and text messaging services, which to date Arch has marketed on a limited basis through the resale of other carriers' services on less attractive terms.

  Enhanced Value-Added Services. The Combined Company's larger subscriber base should offer new revenue opportunities from the sale of enhanced value-added services such as voicemail, resale of long-distance service and fax storage and retrieval.

UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES

  Arch and MobileMedia have developed the unaudited Combined Company Projections consisting of projected operating and financial results for the six-month period ending December 31, 1998 and the twelve-month period ending December 31, 1999. The Combined Company Projections assume confirmation of the Amended Plan and consummation of the Merger Agreement and the Amended Plan as of December 31, 1998. The Combined Company Projections were filed with the Bankruptcy Court on August 20, 1998 in connection with MobileMedia's filing of the Amended Plan.

  The Combined Company Projections, which were developed by management of each of Arch and MobileMedia, with the assistance of their respective financial advisors, are based on:

  .Arch's projected financial results, as developed by the management of Arch, taking into account anticipated cost reductions associated with the recently announced Divisional Reorganization;

  . MobileMedia's projected financial results, as developed by the management of MobileMedia, taking into account the sale of tower assets and the related rental by MobileMedia of certain transmitter space and equipment on such towers;

  . Certain adjustments to MobileMedia's projected results made by the management of Arch to reflect more conservative assumptions with regard to expected subscriber additions, subscriber turnover and net revenues. Such adjustments were intended to reflect the continuing potential impact from the effects of MobileMedia's Chapter 11 filing and the integration of Arch's and MobileMedia's operations.

ASSUMPTIONS USED IN THE UNAUDITED FINANCIAL PROJECTIONS

  Additional information relating to the principal assumptions used in preparing the Combined Company Projections is set forth below. No assurances can be given that such assumptions will be realized. See "Risk Factors" for a discussion of various factors that could materially affect the Combined Company's financial condition, results of operations, businesses, prospects and securities.

     (i) The Combined Company Projections were prepared assuming an Effective Date of December 31, 1998.

     (ii) General economic conditions and their potential impact on capital spending and revenues within each of the Combined Company's operating regions were assumed to continue unchanged throughout the projection period.

     (iii) The financial projections assume $25.0 million in operating cost reductions annually after the consummation of the Merger. However, due to the time involved in implementing these cost savings, the financial projections assume that the Combined Company would recognize only
   $12.5 million in operating cost reductions in 1999. The amounts and timing of these operating cost reductions were estimated during multiple meetings of the management teams of Arch and MobileMedia. During these meetings a market-by-market analysis was performed to identify redundant costs. The Combined Company Projections for the six months ended December 31, 1998 do not include the financial benefits of potential operational expense reductions and capital expenditure efficiencies expected to result from the Merger.

     (iv) Service revenues for the Combined Company have been projected based on Arch management's estimates for subscriber growth and average revenue per unit. Based on these estimates, Arch's 1999 service revenues were projected to increase by approximately 10.5% from 1998 estimates, while MobileMedia's revenues were projected to decrease by approximately 3.9% from 1998 estimates. In addition, the projections assume no immediate incremental revenues resulting from the business combination. Pro forma combined service revenues for the three-month period ending December 31, 1998 are based upon each company's ongoing financial budgets employing a similar methodology as stated above.

     (v) Projected operating costs for 1999 are based on historical cost margins for both companies individually and the expected decrease in cost margins as Arch achieves further cost reductions resulting from the Divisional Reorganization. The Combined Company's projected operating costs for 1999 are based on the 1998 business plans for the individual companies, which included two quarters of historical costs at the time the projections were created. The cost margins used for 1999 assume only a small reduction in the historical cost margins (approximately 0.5% of net revenue) for Arch's base business and assume an increase in the historical cost margins (approximately 3.0% of net revenue) for MobileMedia's base business. Projected costs are based upon historical experience, expected market conditions, historical decreases in Arch's costs as Arch increased its operating leverage. These cost assumptions were then adjusted to reflect the impact of the assumed synergies. The Company assumed approximately $12.5 million in recognized synergy savings throughout 1999 with $5.9 million in savings from service, rent and maintenance costs, $0.8 million in savings from selling costs, and $5.8 million in savings from general administrative costs.

     (vi) The Combined Company Projections assume that the Combined Company will utilize proceeds from the anticipated increase in the API Credit Facility and the offering proceeds from the sale of Planned ACI Notes to fully repay all amounts owed to MobileMedia's secured creditors, any amounts outstanding under the DIP Credit Agreement, all administrative claims and transaction expenses and provide for working capital throughout the Projection Period.

     (vii) Interest expense is calculated using the assumed capital structure of the Related Transactions, as described in "Unaudited Selected Pro Forma Consolidated Financial Data", during the Projection Period and includes the amortization of any original issue discounts. New debt issued as a result of the Merger is assumed to be issued as of December 31, 1998; however pro forma interest expense has been included in the projections for the three-month period ending December 31, 1998.

     (viii) The Combined Company Projections have been prepared in accordance with the applicable principles of purchase accounting. Under purchase accounting principles, the Combined Company will record an intangible asset equal to the excess, if any, of the purchase price paid by Arch to acquire MobileMedia over the net fair market value allocated to the identifiable assets and liabilities of MobileMedia (such excess, if any, being referred to herein as "Goodwill"). The Combined Company Projections assume that such amount will be amortized on a straight-line basis (i.e., ratably) over a period of 10 years. The actual calculation of goodwill will depend upon the actual price of Arch Common Stock at the time of the Merger. For illustrative purposes, the Combined Company Projections assume a value of $2.00 per share of Arch Common Stock price to calculate the purchase accounting adjustment and an assumption that the historical, restated book value of MobileMedia assets and liabilities generally approximates the fair value thereof. See Note 9 to the "Unaudited Pro Forma Condensed Consolidated Financial Statements" for additional financial data at various assumed prices for Arch Common Stock at the Effective Time.

     These assumptions and resultant computations were made solely for the purposes of preparing the Combined Company Projections. The Combined Company will be required to determine the actual amount of Goodwill and the appropriate amortization period as of the Effective Date. Such determinations will be based on the fair values of MobileMedia's net assets and other relevant information as of the Effective Date. Although such determinations are not presently expected to result in the actual amount of Goodwill and related amortization being materially greater or less than the amounts thereof assumed for purposes of the Combined Company Projections, there can be no assurance with respect thereto. Any increase in the amount of amortization of Goodwill would reduce periodic income before taxes and net income.

     (ix) Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historic ratios of such accounts to other accounts such as revenue and are modified, where deemed appropriate, to recognize any adjustment or balance sheet item changes necessary to reflect the business combination. For the 1999 projections, the Arch assumed approximately 30 days sales outstanding to estimate the accounts receivable balance and approximately 44 days costs outstanding to estimate the accounts payable balance. These assumptions were based on the historical ratios for both companies and the resulting balances of the pro forma Combined Company. The projected long-term debt reflects the accretion of the Arch Discount Notes (as defined below) and the draw-down of the API Credit Facility (as defined below) to fund working capital requirements throughout 1999.

  THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR MOBILEMEDIA HAVE EXAMINED OR COMPILED THE ACCOMPANYING COMBINED COMPANY PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

  ARCH AND MOBILEMEDIA DO NOT PUBLISH THEIR RESPECTIVE BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE PROJECTIONS WERE PREPARED FOR, AND ARE CONTAINED IN, THE DISCLOSURE STATEMENT BEING DISTRIBUTED TO MOBILEMEDIA'S CREDITORS IN CONNECTION WITH THE APPROVAL OF THE AMENDED PLAN. THEY WERE INCLUDED THEREIN IN ORDER TO SATISFY APPLICABLE REQUIREMENTS FOR INFORMATION REQUIRED TO BE INCLUDED IN A BANKRUPTCY COURT APPROVED DISCLOSURE STATEMENT. THEY ARE PROVIDED HEREBY SO THAT ARCH STOCKHOLDERS WILL HAVE THE SAME INFORMATION BEING PROVIDED TO MOBILEMEDIA'S CREDITORS. ACCORDINGLY, ARCH AND MOBILEMEDIA DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED COMBINED COMPANY PROJECTIONS, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

  ARTHUR ANDERSEN LLP, THE INDEPENDENT PUBLIC ACCOUNTANTS FOR ARCH, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. ERNST & YOUNG LLP, THE INDEPENDENT AUDITORS FOR MOBILEMEDIA, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS.

  THE COMBINED COMPANY PROJECTIONS PROVIDED HEREIN HAVE BEEN PREPARED BY ARCH AND MOBILEMEDIA. THE COMBINED COMPANY PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY ARCH AND MOBILEMEDIA, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND MOBILEMEDIA. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE COMBINED COMPANY PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE COMBINED COMPANY PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. THE FOREGOING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE COMBINED COMPANY PROJECTIONS. SEE "FORWARD LOOKING STATEMENTS".

              UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
ASSETS
Current assets:
  Cash and cash equivalents.................................. $   11.7 $    5.0
  Accounts receivable, net...................................     72.1     76.5
  Inventories................................................     11.7     12.4
  Prepaid expenses and other.................................     16.0     10.6
                                                              -------- --------
    Total current assets.....................................    111.5    104.5
                                                              -------- --------
  Property and equipment, net................................    444.7    413.8
  Intangible and other assets................................  1,079.2    902.3
                                                              -------- --------
                                                              $1,635.4 $1,420.6
                                                              ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt....................... $    --  $    1.2
  Accounts payable...........................................     79.3     83.4
  Accrued expenses...........................................     12.5     12.6
  Accrued interest...........................................     18.8     18.8
  Customer deposits and deferred revenue.....................     44.9     44.9
  Accrued restructuring charges..............................     21.8      --
                                                              -------- --------
    Total current liabilities................................    177.3    160.9
                                                              -------- --------
  Long-term debt, less current maturities....................  1,325.1  1,396.0
                                                              -------- --------
  Other long-term liabilities................................     31.3     31.3
                                                              -------- --------
Stockholders' equity (deficit)...............................    101.7   (167.6)
                                                              -------- --------
                                                              $1,635.4 $1,420.6
                                                              ======== ========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                        THREE MONTHS
                                            ENDED              YEAR ENDED
                                    DECEMBER 31, 1998 (1) DECEMBER 31, 1999 (2)
                                    --------------------- ---------------------
Service, rental and maintenance
 revenues..........................        $198.0                $ 819.6
Product sales......................          24.8                  102.7
                                           ------                -------
    Total revenues.................         222.8                  922.3
  Cost of products sold............         (19.4)                 (81.1)
                                           ------                -------
                                            203.4                  841.2
Operating expenses:
  Service, rental and maintenance..          51.3                  206.4
  Selling..........................          28.5                  114.7
  General and administrative.......          63.7                  252.6
  Depreciation and amortization
   (3).............................          89.5                  388.8
                                           ------                -------
    Total operating expenses.......         233.0                  962.5
                                           ------                -------
Operating income (loss)............         (29.6)                (121.3)
Interest expense, net..............         (35.4)                (143.0)
Other expenses.....................          (2.0)                  (5.0)
                                           ------                -------
Net income (loss)..................        $(67.0)               $(269.3)
                                           ======                =======

--------
(1) Does not include the financial impact of potential operational expense reductions and capital expenditure efficiencies that may be achieved following the Merger.

(2) Based upon annualized $25.0 million in projected operational cost synergies (see "Unaudited Combined Company Projected Statement of Cash Flow--Potential Operational Cost Savings") expected to be realized by December 31, 1999 (assuming closing on January 1, 1999). One-half of the annualized savings, or $12.5 million, is projected to be recognized throughout 1999.

(3) Projected depreciation and amortization expense for the year ended December 31, 1999 is less than the historical amounts for the Combined Company due to a decline in the price of pagers purchased by Arch and MMC in 1997 and 1998 and a reduction in the number of pagers purchased by MMC.

          UNAUDITED COMBINED COMPANY PROJECTED STATEMENT OF CASH FLOW
                                 (IN MILLIONS)

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1999
                                                                    ------------
Net cash provided by operating activities..........................   $ 148.7
                                                                      -------
Cash flows from investing activities:
  Additions to property and equipment, net.........................    (178.0)
  Additions to intangible and other assets.........................      (8.0)
                                                                      -------
Net cash used for investing activities.............................    (186.0)
                                                                      -------
Cash flows from financing activities:
  Issuance of long-term debt.......................................      30.6
                                                                      -------
Net cash provided by financing activities..........................      30.6
                                                                      -------
Net decrease in cash and cash equivalents..........................      (6.7)
Cash and cash equivalents, beginning of period.....................      11.7
                                                                      -------
Cash and cash equivalents, end of period...........................   $   5.0
                                                                      -------
EBITDA.............................................................   $ 267.5
                                                                      =======

POTENTIAL OPERATIONAL COST SAVINGS

  During the negotiations leading up to the execution of the Merger Agreement, management of Arch and MobileMedia estimated operational expense reductions and capital expenditure efficiencies they believed could be achieved in connection with the Merger. Senior management from Arch and MobileMedia, together with their respective financial advisors, attended multiple meetings during April and July 1998 to discuss, review and compare organizational structures and staffing arrangements in order to identify potential opportunities to eliminate redundant costs and estimate the resulting financial impact. Three primary areas of estimated expense reductions included: (i) redundant managerial and administrative overhead at both Arch and MobileMedia; (ii) duplicative purchased services, including subcontracted paging services; and (iii) duplicative capital expenditures.

  Potential personnel redundancies and associated estimated financial impact were identified following a comparison of staffing levels at corporate, divisional and regional offices and on a market-by-market basis. No personnel reductions were identified in information services, call center operations, local market-level customer service, and most other "customer facing" activities.

  Purchased services identified include operations-related services, such as telecommunications and network services, subcontracted paging network services, third party dispatch services, and advertising and promotion expenditures, as well as professional services, including legal and accounting. These purchased services were reviewed to identify potential cost savings achievable through volume discounts, conversion to company-owned networks, replacement with lower cost service providers, and elimination of redundant expenditures.

  The two companies' planned capital expenditures were reviewed and savings opportunities identified for negotiating greater volume discounts on the purchase of pagers, avoiding network expenditures by utilizing complementary existing infrastructure, and eliminating duplicative expenditures related to each company's current N-PCS strategy.

  The following table presents the range of estimated annual ongoing expense reductions and annual capital expenditure savings that management of Arch and MobileMedia believe might be achieved based upon the foregoing review. Such estimates are based on current operating run-rates and the existing cost structures of Arch and MobileMedia, respectively. The potential cost savings shown below represent expense reduction opportunities and efficiencies that Arch believes will be implemented during the first twelve months following the Effective Time of the Merger, based on current expense run-rates. The estimated expense reductions as shown represent annualized savings. This table does not reflect additional unidentified savings opportunities or costs and timing risks associated with achieving the potential cost savings described.

   ESTIMATED RANGE OF ANNUAL OPERATIONAL EXPENSE REDUCTIONS BASED ON CURRENT
                                     COSTS
                                 (IN MILLIONS)

                                                                     LOW  HIGH
                                                                    ----- -----
Operating expense reductions:
  Market level personnel overlap................................... $ 6.6 $ 8.0
  Regional/divisional level management overlap.....................   3.6   4.4
  Corporate administrative overlap.................................   5.8   7.6
  Purchased services...............................................   7.5  12.5
                                                                    ----- -----
    Potential annual expense reductions............................ $23.5 $32.5
                                                                    ===== =====
Capital expenditure efficiencies:
  Pager purchases.................................................. $ 1.7 $ 4.2
  Network and N-PCS implementation.................................   8.0  10.0
                                                                    ----- -----
    Potential annual capital expenditure efficiencies.............. $ 9.7 $14.2
                                                                    ===== =====

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the Merger (using the purchase method of accounting), assuming the Merger and the Related Transactions had occurred on September 30, 1998. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the Combined Company will not include income (or loss) of MobileMedia prior to the Effective Time. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 present the results of operations of Arch and MobileMedia assuming the Merger and the Related Transactions had been effected on January 1, 1997. The unaudited pro forma financial data should be read in conjunction with the notes thereto and the consolidated historical financial statements of Arch and MobileMedia, including the respective notes thereto, which are included elsewhere in this Proxy Statement/Prospectus.

  The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the Combined Company or the actual results that would have been achieved had the Merger and the Related Transactions been consummated during the periods indicated. Moreover, the pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with MobileMedia utilizing the purchase method of accounting. The actual adjustments will be made as of the Effective Time of the Merger and the Related Transactions and may differ from those reflected in the pro forma financial statements.

  For purposes of presenting the pro forma condensed consolidated financial statements included herein, Arch has assumed the issuance of 122,845,000 shares of Arch Common Stock at an aggregate market value of $245.7 million. In the event the market price of Arch Common Stock is greater than $2.00 per share, stockholders' equity will increase. In the event the market price of Arch Common Stock is less than $2.00 per share, stockholders' equity will decrease. See Note 9 to the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements below. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions".

                        ARCH COMMUNICATIONS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                    PRO FORMA ADJUSTMENTS
                             ARCH     MOBILEMEDIA                                  PRO FORMA
                         (HISTORICAL) (HISTORICAL)    DEBITS        CREDITS       CONSOLIDATED
                         ------------ ------------  ----------     -----------    ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents...........   $  6,571      $  9,814                                  $   16,385
 Accounts receivable
  net...................     34,496        38,127                                      72,623
 Inventories............     10,578         1,167                                      11,745
 Prepaid expenses and
  other.................      4,170        11,790                                      15,960
                           --------   -----------                                  ----------
   Total current assets.     55,815        60,898                                     116,713
                           --------   -----------                                  ----------
 Property and
  equipment, net........    223,889       218,873                                     442,762
 Intangible and other
  assets (9)............    662,662       297,535      103,416 (1)     21,117 (1)   1,042,496
                           --------   -----------                                  ----------
                           $942,366      $577,306                                  $1,601,971
                           ========   ===========                                  ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Current maturities of
  long-term debt........   $    --    $   905,681      479,000 (1)                 $      --
                                                       426,681 (2)
 Accounts payable.......     23,571        14,579       12,473 (2)                     25,677
 Accrued expenses.......     12,523        71,967       23,498 (2)                     60,992
 Accrued interest.......     18,767        21,746       21,746 (2)                     18,767
 Customer deposits and
  deferred revenue......     16,689        31,340                                      48,029
 Accrued restructuring..     14,810         7,001        7,001 (2)     10,000 (1)      24,810
                           --------   -----------                                  ----------
   Total current
    liabilities.........     86,360     1,052,314                                     178,275
                           --------   -----------                                  ----------
 Long-term debt, less
  current maturities....    992,790           --                      322,000 (1)   1,314,790
                           --------   -----------                                  ----------
 Deferred income taxes..        --          2,655        2,655 (2)                        --
                           --------   -----------                                  ----------
 Other long-term
  liabilities...........     28,639        69,611       69,611 (2)                     28,639
                           --------   -----------                                  ----------
Stockholders' equity
 (deficit) (9):
 Preferred stock........          3           --                                            3
 Common stock...........        211           --                        1,228 (1)       1,439
 Additional paid-in
  capital...............    377,382       676,025        1,228 (1)    245,690 (1)     621,844
                                                       676,025 (3)
 Accumulated deficit....   (543,019)   (1,223,299)      21,117 (1)    563,665 (2)    (543,019)
                                                                      676,025 (3)
                                                                        4,726 (1)
                           --------   -----------                                  ----------
   Total stockholders'
    equity (deficit)....   (165,423)     (547,274)                                     80,267
                           --------   -----------                                  ----------
                           $942,366   $   577,306                                  $1,601,971
                           ========   ===========                                  ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                              ARCH      MOBILEMEDIA      PRO FORMA       PRO FORMA
                          (HISTORICAL)  (HISTORICAL)    ADJUSTMENTS     CONSOLIDATED
                          ------------  ------------    -----------     ------------
Service, rental and
 maintenance revenues...  $   351,944    $ 491,174      $    (9,333)(4) $    833,785
Products sales..........       44,897       36,218              --            81,115
                          -----------    ---------      -----------     ------------
    Total revenues......      396,841      527,392           (9,333)         914,900
Cost of products sold...      (29,158)     (35,843)             --           (65,001)
                          -----------    ---------      -----------     ------------
                              367,683      491,549           (9,333)         849,899
                          -----------    ---------      -----------     ------------
Operating expenses:
  Service, rental and
   maintenance..........       79,836      139,333           10,800 (5)      220,636
                                                             (9,333)(4)
  Selling...............       51,474       69,544              --           121,018
  General and
   administrative.......      106,041      179,599              --           285,640
  Depreciation and
   amortization.........      232,347      140,238           10,342 (6)      398,606
                                                             15,679 (6)
  Bankruptcy related
   expense..............          --        19,811 (7)                        19,811
                          -----------    ---------      -----------     ------------
    Total operating
     expenses...........      469,698      548,525           27,488        1,045,711
                          -----------    ---------      -----------     ------------
Operating income (loss).     (102,015)     (56,976)         (36,821)        (195,812)
Interest expense, net...      (97,159)     (67,611)          67,611 (8)     (134,749)
                                                            (37,590)(8)
Other (expenses) income.       (3,872)           3              --            (3,869)
                          -----------    ---------      -----------     ------------
Income (loss) before
 income tax benefit and
 extraordinary item.....     (203,046)    (124,584)          (6,800)        (334,430)
Benefit from income
 taxes..................       21,172          --               --            21,172
                          -----------    ---------      -----------     ------------
Income (loss) before
 extraordinary item.....  $  (181,874)   $(124,584)     $    (6,800)    $   (313,258)
                          ===========    =========      ===========     ============
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................  $     (8.77)                                  $      (2.18)
                          ===========                                   ============
Weighted average common
 shares outstanding.....   20,746,240                   122,845,000 (1)  143,591,240
                          ===========                   ===========     ============

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                              ARCH     MOBILEMEDIA     PRO FORMA       PRO FORMA
                          (HISTORICAL) (HISTORICAL)   ADJUSTMENTS     CONSOLIDATED
                          ------------ ------------   -----------     ------------
Service, rental and
 maintenance revenues...   $  277,826    $320,002     $    (6,341)(4) $   591,487
Products sales..........       31,811      20,367             --           52,178
                           ----------    --------     -----------     -----------
    Total revenues......      309,637     340,369          (6,341)        643,665
Cost of products sold...      (21,863)    (16,531)            --          (38,394)
                           ----------    --------     -----------     -----------
                              287,774     323,838          (6,341)        605,271
                           ----------    --------     -----------     -----------
Operating expenses:
  Service, rental and
   maintenance..........       60,812      83,117           8,100 (5)     145,688
                                                           (6,341)(4)
  Selling...............       36,902      45,848             --           82,750
  General and
   administrative.......       84,527     101,383             --          185,910
  Depreciation and
   amortization.........      164,990      88,312           7,756 (6)     272,818
                                                           11,760 (6)
  Restructuring expense.       16,100         --              --           16,100
  Bankruptcy related
   expense..............          --       13,831 (7)                      13,831
                           ----------    --------     -----------     -----------
    Total operating
     expenses...........      363,331     332,491          21,275         717,097
                           ----------    --------     -----------     -----------
Operating income (loss).      (75,557)     (8,653)        (27,616)       (111,826)
Interest expense, net...      (78,334)    (42,449)         42,449 (8)    (106,527)
                                                          (28,193)(8)
Gain on sale of assets..          --       94,085             --           94,085
Other expenses..........       (2,219)        --              --           (2,219)
                           ----------    --------     -----------     -----------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................     (156,110)     42,983         (13,360)       (126,487)
Provision for income
 taxes..................          --          678             --              678
                           ----------    --------     -----------     -----------
Income (loss) before
 extraordinary item.....   $ (156,110)   $ 42,305     $   (13,360)    $  (127,165)
                           ==========    ========     ===========     ===========
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................   $    (7.45)                                $     (0.88)
                           ==========                                 ===========
Weighted average common
 shares outstanding.....   20,968,281                 122,845,000 (1) 143,813,281
                           ==========                 ===========     ===========

 See accompanying notes to unaudited proforma condensed consolidated financial statements

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) To record (i) $322 million of additional Arch borrowings necessary to fund obligations of the Merger, (ii) the issuance of 122,845,000 shares of Arch Common Stock pursuant to the Merger Agreement and the Rights Offering, having an aggregate value of $245.7 million, (iii) the writeoff of $21.1 million of deferred financing costs associated with the former MobileMedia credit facility and (iv) the excess of purchase price over the assumed fair value of the identifiable assets acquired. The historical book value of the tangible and intangible assets of MobileMedia was assumed to approximate fair value. The excess of purchase price over the assumed fair value of identifiable assets acquired is calculated as follows:

    Consideration exchanged:
      Payments to secured creditors............................     $479,000
      Assumed fair value of shares issued to unsecured
       creditors...............................................       28,690
                                                                --- --------
                                                                     507,690
      Liabilities assumed:
        Administrative costs...................................       35,000(a)
        Other..................................................       81,915(b)
                                                                    --------
      Total consideration exchanged............................      624,605
      Transaction costs........................................       25,000(c)
      Restructuring reserve....................................       10,000(d)
                                                                    --------
      Total purchase price.....................................      659,605
    Less fair value of tangible and intangible net assets
     acquired..................................................      556,189
                                                                    --------
    Excess of purchase price over tangible and intangible net
     assets acquired...........................................      103,416
                                                                    ========

   --------

   (a) Consists of payments to certain of MobileMedia's creditors. The details of these costs are listed in "The MobileMedia Plan of Reorganization--The Amended Plan".

   (b) This amount relates to operating liabilities such as accounts payable, accrued expenses and advance billings which Arch will assume in the Merger.

   (c) This amount includes legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the Merger.

   (d) Consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of MobileMedia, such as technical, marketing, finance and other support functions. These terminations will occur as the operations of MobileMedia are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the companies. This analysis will be finalized after consummation of the Merger and may result in additional amounts to be reserved.

(2) To eliminate liabilities of MobileMedia which (i) Arch will not assume,
    (ii) will be satisfied in cash or (iii) will be exchanged for Arch Common Stock.

(3) To eliminate MobileMedia equity balances.

(4) To eliminate revenues and expenses between Arch and MobileMedia.

(5) This entry records the incremental rental expense for the use of transmitter space on the towers that were sold and leased back in MobileMedia's tower sale transaction.

(6) To record the amortization on the excess of purchase price over the tangible and intangible assets acquired, calculated on a straight-line basis over 10 years in the amounts of $10,342 and $7,756 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The actual amortization recorded upon consummation of the Merger may differ from these amounts due to changes in the price of Arch Common Stock at the Effective Time as well as full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization related to the $276.4 million assumed fair value of intangible assets, consisting primarily of FCC licenses and customer lists with assumed fair values of $246.4 million and $26.8 million, respectively has already been provided in the historical financial statements of MobileMedia. The MobileMedia historical amortization was adjusted by $15,679 and $11,760 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, to conform MobileMedia's 25 year estimated useful life of FCC licenses to Arch's 10 year estimated useful life. The estimated useful life of the customer lists was assumed to be 3 years.

(7) These costs represent incremental third-party legal, accounting and financial advisory fees and expenses incurred by MobileMedia related to its administration of bankruptcy proceedings which are non-recurring.

(8) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated pursuant to the Amended Plan and to record the interest associated with the additional Arch borrowings used to fund the Merger. Interest was calculated assuming a 9.5% rate on $122.0 million of additional bank borrowings and a 13% rate on $200.0 million of senior notes. Interest expense would be $27,891 and $28,494 and $37,188 and $37,993 for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively if interest rates were to decrease or increase 1/8 of a percent, respectively.

(9) The following unaudited pro forma consolidated financial information is provided to illustrate certain financial measurements if the shares were valued at the approximate current market price of $1.50. In the following example the purchase price is $7.2 million lower than the amount disclosed in Note 1 due to the decrease in the assumed market value of Arch Common Stock from $2.00 to $1.50 per share for the shares issued pursuant to the Merger Agreement and the Amended Plan.

                                                            APPROXIMATE CURRENT
                                                               MARKET PRICE
                                                            -------------------
                                                                   $1.50
                                                            -------------------
     Shares exchanged (000s)...............................        122,845
     Excess of purchase price over tangible and intangible
      net assets acquired..................................     $   96,244
     Total assets..........................................      1,594,799
     Stockholders' equity..................................         73,095
     Operating income (loss):
       For the year ended December 31, 1997................       (195,095)
       For the nine months ended September 30, 1998........       (111,288)
     Income (loss) before extraordinary item:
       For the year ended December 31, 1997................       (312,541)
       For the nine months ended September 30, 1998........       (126,627)
     Basic/diluted income (loss) before extraordinary item
      per share:
       For the year ended December 31, 1997................          (2.18)
       For the nine months ended September 30, 1998........          (0.88)

                           THE ARCH RIGHTS OFFERING

  Arch will offer the Arch Stockholder Rights described herein to the stockholders of Arch through the Arch Rights Offering in the manner described herein, subject to certain conditions.

TERMS OF THE ARCH RIGHTS OFFERING

  In connection with the Arch Rights Offering, the holders of Arch Common Stock and Series C Preferred Stock on a record date to be determined and announced by the Arch Board will receive, on a pro rata basis (calculated on an As-Converted Basis), Arch Stockholder Rights to purchase up to 44,893,166 shares of Arch Common Stock. No fractional shares will be issued upon the exercise of Arch Stockholder Rights, the number of shares of Arch Common Stock to be issued will be rounded up or down to the nearest whole number of shares.

  The Arch Stockholder Rights will not be transferable. The Arch Stockholder Rights will be evidenced by non-transferable Subscription Certificates which will be mailed to each stockholder of Arch promptly following the record date for the determination of Arch Stockholders entitled to receive the Arch Stockholder Rights.

  The Arch Stockholder Rights will be exercisable immediately after Arch has distributed Subscription Certificates. The Arch Stockholder Rights will expire at 5:00 p.m., New York City time, on the Expiration Date, a date selected by Arch and MobileMedia on or prior to the later of (i) the Confirmation Date or
(ii) the date on which the FCC Grant is issued, which date must be at least 15 days after the date on which all closing conditions to the Merger (other than the conditions relating to the finality of the Confirmation Order and the FCC Grant, and certain other conditions which by their terms cannot be satisfied until the Effective Time) are first satisfied or, if legally permissible, waived. The holders of Arch Common Stock and Series C Preferred Stock may also call Arch at 1- 800-322-2885 to find out the Expiration Date. Any Arch Stockholder Rights which remain unexercised at the close of business on the Expiration Date will no longer be exercisable and will represent only the right to receive Arch Participation Warrants to acquire an equivalent number of shares of Arch Common Stock at the Warrant Exercise Price. See "Description of Arch Securities--Arch Participation Warrants".

  Holders of Arch Stockholder Rights may subscribe for shares of Arch Common Stock in the Arch Stockholder Rights Offering in the manner described under "--Method of Exercise of Arch Stockholder Rights". All subscriptions will be irrevocable. Subscription documents and subscribed funds will be held in escrow by the Subscription Agent (as defined below), pending the Effective Time. If the Merger Agreement is terminated because the Merger does not take place by June 30, 1999 or the Arch Rights Offering is otherwise terminated for any reason, the Subscription Agent will promptly return all subscribed funds to subscribers without interest. Any and all interest earned on subscribed funds will be remitted to Arch.

SUBSCRIPTION AGENT

  Arch has appointed The Bank of New York as Subscription Agent for the Arch Rights Offering. For its services in processing the exercise of Arch Stockholder Rights, the Subscription Agent will receive a fee from Arch estimated to be $25,000 and reimbursement for all out-of-pocket expenses relating to the Arch Rights Offering. The Subscription Agent is also Arch's transfer agent and registrar.

INFORMATION AGENT

  Arch has appointed MacKenzie Partners, Inc. Information Agent for the Arch Rights Offering. The Information Agent will receive reimbursement for all out-of-pocket expenses related to the Arch Rights Offering. Any questions or requests for additional copies of this Proxy Statement/Prospectus or the instructions to the Subscription Certificate (the "Instructions") may be directed to the Information Agent at the following address and telephone number:

                MacKenzie Partners, Inc.
                156 Fifth Avenue
                New York, New York 10010
                (212) 929-5500 (Call collect)
                (Call toll-free) (800) 322-2885

  Arch has not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Arch Stockholder Rights in the Arch Rights Offering, and, except as described above, no other commissions, fees or discounts will be paid in connection with such solicitation. Certain directors and officers of Arch may answer questions or solicit responses from Arch stockholders, but such directors and officers will not receive any commissions or compensation for such services other than their normal employment compensation.

METHOD OF EXERCISE OF ARCH STOCKHOLDER RIGHTS

  Arch Stockholder Rights may be exercised by filling in and signing the Subscription Certificate and either mailing it in the envelope provided or delivering it to the Subscription Agent, in either case together with payment as described below under "Payment for Shares". Arch Stockholder Rights may also be exercised through an Arch Stockholder Rights holder's broker, or other nominee if such stockholder's shares of Arch Common Stock are held in such broker's or nominee's name. Such brokers or nominees may charge a servicing fee for exercising such Arch Stockholder Rights.

  Completed Subscription Certificates must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date. The Subscription Certificate and payment should be delivered to the offices of the Subscription Agent by one of the methods described below:

  (1)By mail:
     The Bank of New York
     Tender and Exchange Department
     P.O. Box 11248
     Church Street Station
     New York, New York 10286-1248

  (2)By Hand, Express Mail or Overnight Courier:
     The Bank of New York
     Tender and Exchange Department
     101 Barclay Street
     Receive and Delivery Window-Street Level
     New York, New York 10286

PAYMENT FOR SHARES

  Holders of Arch Stockholder Rights who elect to acquire shares of Arch Common Stock must send the Subscription Certificate together with payment in the form of a certified check or money order for the shares subscribed for. To be accepted, payment, together with the executed Subscription Certificate, must be received by the Subscription Agent at its Tender and Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248 or its Tender and Exchange Department, 101 Barclay Street, Receive and Delivery Window--Street Level, New York, New York 10286 prior to 5:00 p.m., New York City time, on the Expiration

Date. The Subscription Agent will deposit all such payments received by it prior to the final due date into a segregated interest-bearing account (which interest will accrue solely to the benefit of Arch) pending the consummation of the Arch Rights Offering.

  A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY MONEY ORDER OR CERTIFIED CHECK. PAYMENT MUST BE PAYABLE TO THE BANK OF NEW YORK, AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE FOR SUCH SUBSCRIPTION CERTIFICATE TO BE ACCEPTED. THE SUBSCRIPTION AGENT WILL NOT ACCEPT CASH AS A MEANS OF PAYMENT FOR SHARES.

  Whichever of the two methods described above is used, issuance and delivery of certificates for the shares purchased are subject to collection of any certified checks or money orders. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of any certified check or of any postal, telegraphic or express money order.

  Holders who hold Arch Stockholder Rights for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such Arch Stockholder Rights as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Arch Stockholder Rights. If the beneficial owner so instructs, the record holder of such Arch Stockholder Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Arch Stockholder Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

  The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES OR PAYMENTS TO ARCH.

  THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE ARCH STOCKHOLDER RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Arch Stockholder Rights will be determined by Arch, whose determination will be final and binding. Arch, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Arch Stockholder Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Arch determines in its sole discretion. Neither Arch nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

  Certificates representing shares of Arch Common Stock purchased will be delivered to the purchaser as soon as practicable after the Effective Time. It is expected that such certificates will be available for delivery within five business days following the Effective Date.

  If either the number of Arch Stockholder Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all shares stated to be subscribed for, the Arch Stockholder Rights holder will be deemed to have exercised the maximum number of Arch Stockholder Rights that could be exercised for the amount of the payment delivered by such Arch Stockholder Rights holder. If the payment delivered by the Arch Stockholder Rights holder exceeds the aggregate Subscription Price for the number of Arch Stockholder Rights evidenced by the Subscription Certificate(s) delivered by such Arch Stockholder Rights holder, any excess payment will be returned to the Arch Stockholder Rights holder as soon as practicable by mail, without interest or deduction.

  Any questions or requests for assistance concerning the method of exercising Arch Stockholder Rights or requests for additional copies of this Proxy Statement/Prospectus or the Instructions should be directed to the Information Agent at its address set forth above.

DILUTION

  The subscription price per Arch Stockholder Right will exceed the net tangible book value per share of Arch Common Stock, which is a negative number. Accordingly, subscribers in the Arch Rights Offering will experience immediate and substantial dilution.

USE OF PROCEEDS

  The net proceeds of the Arch Rights Offering will be applied in their entirety towards payment of a portion of the amounts payable to secured creditors of MobileMedia under the Amended Plan. See "The MobileMedia Plan of Reorganization--The Amended Plan".

NO REVOCATION

  AFTER A HOLDER OF ARCH STOCKHOLDER RIGHTS HAS SUBSCRIBED, SUCH SUBSCRIPTION MAY NOT BE REVOKED BY SUCH ARCH STOCKHOLDER RIGHTS HOLDER.

NON-TRANSFERABLE RIGHTS

  Arch Stockholder Rights may not be purchased, sold or transferred,

ARCH PARTICIPATION WARRANTS

  To the extent the holder of an Arch Stockholder Right does not exercise such right, it shall receive Arch Participation Warrants to acquire an equivalent number of shares of Arch Common Stock. The Arch Participation Warrants will have a fixed exercise price equal to the amount that would result at September 1, 2001 from an investment of $2.00 on the Effective Date assuming a 20% per annum internal rate of return. The Arch Participation Warrants will be fully transferable and exercisable until September 1, 2001.

FOREIGN AND CERTAIN OTHER HOLDERS

  Subscription Certificates will not be mailed to Arch stockholders whose addresses are outside the United States, but will be held by the Subscription Agent for each such holder's account. To exercise their Arch Stockholder Rights, such stockholders must notify the Subscription Agent at or prior to 5:00 p.m., New York time, on the Expiration Date. Such Arch Stockholder Rights will expire at the Expiration Date.

                               INDUSTRY OVERVIEW

GENERAL

  Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the transmission of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters broadcast a signal that is received by the pager a subscriber carries, which alerts the subscriber by a tone or vibration that there is a voice, tone, digital or alphanumeric message.

  The paging industry has been in existence since 1969 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. Since the 1980s, concentration in the paging industry has increased as paging companies continue to grow rapidly either internally or through acquisitions.

  Arch believes that paging is the most cost-effective form of mobile wireless communications. Paging has an advantage over conventional telephone service because a pager's reception is not restricted to a single location, and over a cellular telephone or broadband PCS handset because a pager is smaller, has a longer battery life and, most importantly, because pagers and air time required to transmit an average message cost less than equipment and air time for cellular telephones or broadband PCS handsets. Paging subscribers generally pay a flat monthly service fee for pager services, regardless of the number of messages, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. For these reasons, some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and thus lower the expense of cellular telephone service, and to a lesser extent, some broadband PCS subscribers use a pager in conjunction with their broadband PCS handsets, which often incorporate messaging functions, but have a much shorter battery life.

  Industry sources estimate that, since 1992, the number of pagers in service in the United States has grown at an annual rate of approximately 25% and will continue to grow at an annual rate of approximately 8% through the year 2001. Based on industry sources, Arch believes that there were in excess of 49 million pagers in service in the United States at December 31, 1997. Factors contributing to this growth include: (i) a continuing shift towards a service-based economy; (ii) increasing mobility of workers and the population at large; (iii) increasing awareness of the benefits of mobile communications among the population at large; (iv) the relatively high cost of two-way mobile communications, such as cellular telephone services; (v) introduction of new or enhanced paging services, including nationwide paging capability; (vi) continuing improvements in the performance of paging equipment; and (vii) significant price/performance improvements in paging services. The paging industry has undergone substantial consolidation over the past ten years, and Arch believes that the top five paging carriers represent approximately 50% of the pagers in service. Nonetheless, Arch believes that the paging industry remains fragmented, with more than 300 licensed carriers in the United States, and will continue to undergo consolidation.

  The paging industry has benefited from technological advances resulting from research and development conducted by vendors of pagers and transmission equipment. Such advances include microcircuitry, liquid crystal display technology and standard digital encoding formats, which have enhanced the capability and capacity of paging services while lowering equipment and air time costs. Technological improvements have enabled Arch to provide better quality services at lower prices to its subscribers and have generally contributed to strong growth in the market for paging services.

  The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved, including: (i) carrier-operated stores; (ii) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (iii) agents who solicit customers for carriers and are compensated on a commission basis;
(iv) retail outlets that often sell a variety of merchandise, including pagers and other telecommunications equipment; and (v) most recently, the Internet. While most paging subscribers traditionally have been business users, industry observers believe that pager use among retail consumers has increased significantly in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their pagers. These trends are expected to continue.

PAGING AND MESSAGING SERVICES

  The following table describes the principal paging and messaging services currently available in the paging industry.

          TYPE OF SERVICE                           DESCRIPTION
          ---------------                           -----------
 Numeric (Digital Display) Paging
  Service.........................  Numeric paging service permits a caller utilizing a touchtone telephone to transmit
                                    to a subscriber a numeric message
                                    consisting of a telephone number, an
                                    account number or coded information.
                                    Numeric pagers have memory capability to
                                    store several such numeric messages which
                                    can be recalled by a subscriber when
                                    desired.
 Alphanumeric Paging Service......  Alphanumeric paging service allows subscribers to receive and store messages
                                    consisting of both letters and numbers.
                                    Alphanumeric pagers have sufficient memory
                                    to store thousands of characters. This
                                    service also has the capability to tie into
                                    computer-based networks to provide advanced
                                    messaging services. Callers may input
                                    messages either by using an operator
                                    dispatch center, a personal computer
                                    equipped with applicable software or a
                                    portable alphanumeric input device.
 Voice Mail Service...............  Voice mail service enables a caller to leave a recorded message and automatically
                                    alerts a subscriber, through a pager, that
                                    a message has been recorded. A subscriber
                                    may retrieve messages by calling his or her
                                    voice mailbox at a paging network center.
 Wireless Electronic Mail Service.  Wireless electronic mail allows the user to receive messages via wireless receivers
                                    used in conjunction with portable personal
                                    computers or "PDAs" (this service is not
                                    currently offered by Arch or MobileMedia).

COMPETITION

  The paging industry is highly competitive with price being the primary means of differentiation among providers of numeric display paging services. Companies in the industry also compete on the basis of coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service.

  Arch and MobileMedia compete by maintaining competitive pricing of their products and service offerings, by providing high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, Arch and MobileMedia offer wireless messaging services on a local, regional and nationwide basis. In addition, Arch and MobileMedia offer enhanced services such as alphanumeric paging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes.

  Arch and MobileMedia compete with one or more competitors in all markets in which they operate. Although some of Arch's and MobileMedia's competitors are small, privately owned companies serving one market area, others are large diversified telecommunications companies serving numerous markets. Some of Arch's and MobileMedia's competitors possess financial, technical and other resources greater than those of Arch and MobileMedia. Major paging carriers that currently compete in one or more of Arch's and MobileMedia's markets include PageNet, Metrocall, and AirTouch Communications, Inc.

  As paging services become increasingly interactive, and as two-way services become increasingly competitive, the scope of competition for communications service customers in Arch's and MobileMedia's markets may broaden. For example, the FCC has created potential sources of competition by auctioning new spectrum for wireless communications services and local multipoint distribution service and holding an auction in the 220-222 MHZ service. Further, the FCC has announced plans to auction licenses in the general wireless communications services, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless two-way communications technology, including cellular, broadband PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that Arch and MobileMedia provide. See "Risk Factors--Risks Common to Arch and MobileMedia--Competition and Technological Change."

  In the 1995 FCC auctions for regional narrowband PCS licenses, MobileMedia purchased licenses for a nationwide system with a common two-way frequency. In addition, MobileMedia acquired a second narrowband PCS license for a nationwide system in the MobileComm Acquisition. Competitors of MobileMedia, some of which have substantially greater resources than MobileMedia, also acquired PCS licenses in the FCC auctions. One of MobileMedia's competitors, SkyTel, recently introduced a two-way narrowband PCS wireless data service. Although Arch cannot predict the types of PCS services which will be offered by those companies, Arch expects that those services will compete with the narrowband PCS and paging services to be offered by MobileMedia.

REGULATION

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under the Communications Act and, to a much more limited extent, by public utility or public service commissions in certain states. The following description does not purport to be a complete discussion of all present and proposed legislation and regulations relating to Arch's and MobileMedia's paging operations.

FEDERAL REGULATION

 Regulatory Classification.

  Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as a Radio Common Carrier ("RCC"), a Private Carrier Paging Operator ("PCP") or as a reseller. Arch's and MobileMedia's paging operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services (such as RCC and PCP services), and the FCC has taken, and continues to take, actions to implement this legislation. Under the new regulatory structure, all of Arch's and MobileMedia's paging services are classified as CMRS. As CMRS providers, Arch and MobileMedia are regulated as common carriers, except that the FCC has exempted paging services, which have been found to be highly competitive, from some typical common carrier regulations, such as tariff filing and resale requirements.

  The classification of Arch's and MobileMedia's paging operations as CMRS affects the level of permissible foreign ownership, as discussed below, and the nature and extent of the state regulation to which both may be subject. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting auctions, which may have the effect of increasing the costs of acquiring additional spectrum in markets in which Arch and MobileMedia operate. Also, Arch and MobileMedia are obligated to pay certain regulatory fees in connection with their paging operations.

 FCC Regulatory Approvals and Authorizations

  The Communications Act requires radio licensees such as Arch and MobileMedia to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any rights thereunder. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by Arch and MobileMedia as well as transfers of a controlling interest in any of Arch's or MobileMedia's licenses, construction permits or any rights thereunder. To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval. Although there can be no assurance that any future requests for approval of transfers of control and/or assignments of license will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval requested, with the exception of the pending FCC investigation into MobileMedia's qualification to continue to be an FCC licensee, neither Arch nor MobileMedia knows of any reason that any such applications will not be approved or granted.

  Effective April 2, 1998, the FCC's Wireless Telecommunications Bureau (the "Bureau"), which directly regulates Arch's and MobileMedia's paging activities, announced that it will forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's and MobileMedia's RCC and PCP licenses. Pursuant to this decision, wireless telecommunications carriers now only have to file a written notification of a pro forma transaction within 30 days after the transaction is completed. This decision will expedite the process and reduce the costs related to corporate reorganizations; however, Arch and MobileMedia may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of their licenses not covered by the forbearance decision, such as certain business radio authorizations.

  The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. With the exception of the pending FCC proceeding regarding MobileMedia's qualifications to remain an FCC licensee, Arch and MobileMedia are unaware of any circumstances which would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third-party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that Arch or MobileMedia have filed.

  On February 13, 1997, in connection with its filing for protection under the Bankruptcy Code, MobileMedia sought a grant of permission from the FCC to execute an involuntary, pro forma assignment of its licenses to MobileMedia as debtors-in-possession. On March 3, 1997, the FCC granted such permission with respect to MobileMedia's earth stations, on April 3, 1997, the FCC granted such permission for the assignment of MobileMedia's microwave licenses and on May 26, 1998 and July 17, 1998, the FCC granted such permission with respect to MobileMedia's paging, air-to-ground and narrowband PCS licenses. In addition, as noted above, FCC approval of the transfer of MobileMedia's licenses pursuant to the Merger Agreement and the Amended Plan (on terms that do not impair the feasibility of the Amended Plan and permit it to be implemented and consummated) is a condition to effectiveness of the Amended Plan and the closing of the Merger.

  The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia are participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

  Currently, however, the Communications Act requires that Arch and MobileMedia obtain licenses from the FCC to use radio frequencies to conduct their paging operations at specified locations. FCC licenses issued to Arch and MobileMedia set forth the technical parameters, such as power strength and tower height, under which Arch and MobileMedia are authorized to use those frequencies. In many instances, Arch and MobileMedia require the prior approval of the FCC before they can implement any significant changes to their radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, with the exception of applications still required by Section 22.369 of the FCC rules (request for authority to operate in a designated Quiet Zone), Section
90.77 (request for authority to operate in a protected radio receiving location) and Section 1.1301 et seq. (construction/modification that may have a significant environmental impact) or for coordination with Canada or Mexico.

  The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), whether these coverage requirements should be imposed on a nationwide or regional basis, and whether--if such requirements are imposed-- failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch and MobileMedia might have to accelerate the build-out of their systems in certain areas.

 Telecommunications Act of 1996

  The Telecommunications Act directly affects Arch and MobileMedia. Some aspects of the Telecommunications Act may place financial obligations upon each of Arch and MobileMedia or subject them to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that Arch or MobileMedia will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services including Universal Service. Prior to the implementation of the Telecommunications Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, all telecommunications carriers, including paging companies, will be required to contribute to the Universal Service Fund. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on intrastate revenues. Neither Arch nor MobileMedia can yet know the impact of these state contribution requirements, if enacted and applied to Arch and MobileMedia. Moreover, Arch and MobileMedia are unable at this time to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the Universal Service Fund will likely increase the cost of doing business.

  Some aspects of the Telecommunications Act could have a beneficial effect on Arch's and MobileMedia's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues.

  Moreover, in a rulemaking proceeding pertaining to interconnection between LECs and CMRS providers such as MobileMedia and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

 Future Regulation

  From time to time, legislation which could potentially affect Arch and MobileMedia, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that legislation will not be enacted by the federal or state governments, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch and/or MobileMedia. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect Arch's and MobileMedia's results of operations. See "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption."

  Depending on further FCC disposition of these issues, Arch and MobileMedia may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately reaches an unfavorable resolution, then Arch believes that it and MobileMedia would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

 Foreign Ownership

  The Communications Act limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch and MobileMedia own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because Arch and MobileMedia are each individually parents of radio common carriers (but are not radio common carriers themselves), Arch and MobileMedia are limited to having 25% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. The FCC has the authority to waive this restriction unless the public interest would be served by denying such waiver. In connection with the WTO Agreement--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of such a waiver if the foreign investor's home market country signed the WTO Agreement. Arch's and MobileMedia's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". Arch's Restated Certificate of Incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the DGCL (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries (including MobileMedia following the Merger). See "Risk Factors--Risks Common to Arch and MobileMedia--High Degree of Leverage After the Merger", "--Competition" and "--Regulation".

STATE REGULATION

  In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch and MobileMedia. Regulation in some states historically required Arch and MobileMedia to obtain certificates of public convenience and necessity before constructing, modifying or expanding paging facilities or offering or abandoning paging services. Rates, terms and conditions under which Arch and MobileMedia provided services, or any changes to those rates, have also been subject to state regulation. However, as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service (for example, requiring the identification of an agent to receive complaints). States also are accorded an opportunity to petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. The preemption of state entry regulation was confirmed in the Telecommunications Act. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. Further, some states and localities continue to exert jurisdiction over (i) approval of acquisitions and transfers of wireless systems; and (ii) resolution of consumer complaints. Arch and MobileMedia believe that to date all required filings for Arch's and MobileMedia's paging operations have been made.

                                   BUSINESS

ARCH

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States (based on pagers in service). Arch had 4.2 million pagers in service at September 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

  Arch has achieved significant growth in pagers in service and operating cash flow through a combination of internal growth and acquisitions. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase.

  The following table sets forth certain information regarding the approximate number of pagers in service with Arch subscribers and net increases in number of pagers through internal growth and acquisitions during the periods indicated:

                                 PAGERS IN SERVICE  NET INCREASE IN
                                  AT BEGINNING OF    PAGERS THROUGH     INCREASE IN PAGERS    PAGERS IN SERVICE
YEAR ENDED AUGUST 31,                 PERIOD       INTERNAL GROWTH(1) THROUGH ACQUISITIONS(2) AT END OF PERIOD
---------------------            ----------------- ------------------ ----------------------- -----------------
  1987....................               4,000            3,000                 12,000               19,000
  1988....................              19,000            8,000                  3,000               30,000
  1989....................              30,000           14,000                 34,000               78,000
  1990....................              78,000           20,000                  4,000              102,000
  1991....................             102,000           24,000                  1,000              127,000
  1992....................             127,000           33,000                    --               160,000
  1993....................             160,000           70,000                 24,000              254,000
  1994....................             254,000          138,000                 18,000              410,000
FOUR MONTHS ENDED DECEMBER 31,
------------------------------
  1994....................             410,000           64,000                 64,000              538,000
YEAR ENDED DECEMBER 31,
-----------------------
  1995....................             538,000          366,000              1,102,000            2,006,000
  1996....................           2,006,000          815,000                474,000            3,295,000
  1997....................           3,295,000          595,000                    --             3,890,000
NINE MONTHS ENDED SEPTEMBER 30,
-------------------------------
  1998....................           3,890,000          321,000                    --             4,211,000

---------------------
(1) Includes internal growth in acquired paging businesses after their acquisition by Arch. Increases in pagers through internal growth are net of subscriber cancellations during each applicable period.
(2) Based on pagers in service of acquired paging businesses at the time of their acquisition by Arch.

BUSINESS STRATEGY

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital;
(v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages, and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation.

  Arch's operating objectives are to increase its EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. Arch pursues the following strategies to achieve its operating objectives:

    Low-Cost Operating Structure. Arch has selected a low-cost operating strategy as its principal competitive tactic. Arch believes that a low-cost operating structure, compared to the other two fundamental competitive tactics in the paging industry (differentiated premium pricing and niche positioning), maximizes its flexibility to offer competitive prices while still achieving target margins and EBITDA. Arch maintains a low-cost operating structure through a combination of (i) the consolidation of certain operating functions, including centralized purchases from key vendors, to achieve economies of scale, and (ii) the installation of technologically advanced, reliable, transmission systems. In June 1998, the Arch Board approved the Divisional Reorganization, as part of which Arch plans, over a period of 18 to 24 months, to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. The Divisional Reorganization, once fully implemented, is expected to result in annual cost savings of approximately $15.0 million (approximately $11.5 million for salary and employee benefits and $3.5 million for lease obligations). See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

    Efficient Capital Deployment. Arch's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing EBITDA. To reduce capital expenditures, Arch has implemented a company-wide focus on the sale, rather than lease, of pagers, since subscriber-owned units require a lower level of capital investment than Arch-owned units. As a result of these efforts, the number of subscriber-owned pagers, as a percentage of net new pagers in service, increased from 56.6% in the six months ended June 30, 1997 to 78.8% in the six months ended June 30, 1998. In addition, Arch has modified its incentive compensation programs for line managers so that bonuses are based, in part, on capital efficiency.

    Fast Follower on N-PCS Opportunities. Consistent with its low-cost provider competitive tactic, Arch has focused its capital and marketing resources on one-way paging and other enhanced services rather than N-PCS services. However, Arch recognizes the potential benefits to current and prospective customers and the associated market opportunities from certain N-PCS applications, such as two-way text and voice messaging services. Arch has taken steps to position itself to participate in new and emerging N-PCS services and applications, including marketing N-PCS services as a reseller and its 49.9% equity interest in Benbow. See "--Investments in Narrowband PCS Licenses".

    Exploit Revenue Enhancement Opportunities. Arch believes there are a number of new revenue opportunities associated with its 4.1 million pagers in service, including increasing the proportion of subscribers utilizing alphanumeric display services, which generate higher revenue, and selling value-added, non-facilities-based enhanced services such as voicemail, resale of long-distance service and fax storage and retrieval. See "-- Paging and Messaging Services, Products and Operations".

PAGING AND MESSAGING SERVICES, PRODUCTS AND OPERATIONS

  Arch currently provides four basic types of paging services: digital display, alphanumeric display, tone-only and tone-plus-voice. Depending upon the type of pager used, a subscriber may receive information displayed or broadcast by the pager or may receive a signal from the pager indicating that the subscriber should call a prearranged number or a company operator to retrieve a message.

  A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters. A tone-only pager notifies the subscriber that a call has been received by emitting an audible beeping sound or vibration. A tone-plus-voice pager emits a beeping sound followed by a brief voice message. Arch provides digital display, alphanumeric display and tone-only service in all of its markets and tone-plus-voice service in only a few markets.

  Digital display paging service, which was introduced by the paging industry nearly 20 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service and currently represents a majority of all pagers in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficult data-input and specialized equipment requirements and its relatively high use of system capacity during transmission. The following table summarizes the types of Arch's pagers in service at the dates indicated:

                                       DECEMBER 31,
                         -------------------------------------------  SEPTEMBER 30,
                             1995           1996           1997           1998
                         -------------  -------------  -------------  -------------
                           UNITS    %     UNITS    %     UNITS    %     UNITS    %
Digital display......... 1,755,000  87% 2,796,000  85% 3,284,000  85% 3,536,000  84%
Alphanumeric display....   171,000   9    395,000  12    524,000  13    603,000  14
Tone-only...............    37,000   2     54,000   2     43,000   1     38,000   1
Tone-plus-voice.........    43,000   2     50,000   1     39,000   1     34,000   1
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 2,006,000 100% 3,295,000 100% 3,890,000 100% 4,211,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides paging service to subscribers for a monthly fee. Subscribers either lease the pager from Arch for an additional fixed monthly fee or they own the pager, having purchased it either from Arch or from another vendor. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of pagers provided to the customer and the period of the subscriber's commitment. Subscriber-owned pagers provide a more rapid recovery of Arch's capital investment than pagers owned and maintained by Arch, but may generate less recurring revenue. Arch also sells pagers to third-party resellers who lease or resell pagers to their own subscribers and resell Arch's paging services under marketing agreements. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned pagers in service at the dates indicated:

                                       DECEMBER 31,
                         -------------------------------------------  SEPTEMBER 30,
                             1995           1996           1997           1998
                         -------------  -------------  -------------  -------------
                           UNITS    %     UNITS    %     UNITS    %     UNITS    %
Arch-owned and leased...   902,000  45% 1,533,000  47% 1,740,000  45% 1,836,000  44%
Subscriber-owned........   596,000  30    914,000  28  1,087,000  28  1,130,000  27
Reseller-owned..........   508,000  25    848,000  25  1,063,000  27  1,245,000  29
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 2,006,000 100% 3,295,000 100% 3,890,000 100% 4,211,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides enhancements and ancillary services such as voice mail, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Arch is also in the process of test marketing various non-facilities-based value-added services that can be integrated with existing paging services. These include, among other services, voicemail, resale of long distance service and fax storage and retrieval.

INVESTMENTS IN NARROWBAND PCS LICENSES

  Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

  Benbow PCS Ventures, Inc. In connection with Arch's May 1996 acquisition of Westlink, Arch acquired a 49.9% equity interest in Benbow PCS Ventures, Inc. ("Benbow"), which holds (through Page Call, Inc. ("Page Call")) exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Benbow is a "designated entity" (a small, minority-controlled or female-controlled business) under FCC rules and is entitled to discounts and installment payment schedules in the payment of its N-PCS licenses. Arch has the right to designate one of Benbow's three directors and has veto rights with respect to specified major business decisions by Benbow. Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with the acquisition of its N-PCS licenses and to finance construction of an N-PCS system. The total purchase price for Benbow's licenses (together with the purchase price of licenses acquired from Page Call), net of the discounts, was $42.5 million. Arch estimates that the total cost to Benbow of servicing its license-related debt obligations and constructing such N-PCS system (including the effect of the Page Call acquisition) will be approximately $100.0 million over the next five years. Arch's advances to Benbow are secured by Benbow's assets, bear interest at an interest rate equal to that paid by Arch on its senior debt, are due on demand and must be repaid prior to any distribution of profits by Benbow. With certain exceptions, Arch has agreed not to exercise its right to demand repayment of such advances prior to the occurrence of a default. As of June 30, 1998, Arch had advanced $18.0 million to Benbow.

  Pursuant to a five-year agreement with Benbow expiring on October 1, 2000, Arch provides, subject to Benbow's ultimate control, management services and is paid a management fee and is reimbursed for its expenses. Arch also has a right of first refusal to provide Benbow with design, engineering and construction services for its N-PCS system as well as to lease certain equipment to Benbow for use in connection with such system. Arch has a right of first refusal with respect to any transfer of shares held by Ms. June Walsh, who holds the remaining 50.1% equity interest in Benbow, and Ms. Walsh has the right to require Arch, commencing January 23, 2000 (or sooner under certain circumstances), to repurchase (subject to prior FCC approval) her Benbow shares for an amount equal to the greater of (i) an amount between $3.5 million and $5.0 million, depending on the timing and circumstances under which Ms. Walsh exercises her put option, and (ii) the fair market value of her shares (as determined by arbitration absent agreement of the parties). If Arch exercises its right of first refusal or Ms. Walsh exercises her put option, Benbow could lose some of the benefits of the discounts and installment payment schedules for its FCC payments unless another "designated entity" acquired control of Benbow under FCC rules. See Note 1 of Notes to Arch's Consolidated Financial Statements included elsewhere herein.

  Benbow needs to construct its N-PCS system (or make other arrangements) before it can offer N-PCS services. Benbow has indicated that it plans to roll out its services over time to reach approximately one-third of the population in the licensed areas by the end of 1999. Benbow's network will use a Reflex 25 paging protocol. Arch believes that Benbow will provide Arch with a platform for a new generation of wireless messaging services, including two-way messaging and other enhanced services, and that the value of its Benbow relationship was significantly enhanced by the completion of the Page Call acquisition. Arch has yet to determine how to best integrate its N-PCS strategy with respect to Benbow and that of MobileMedia's intent to deploy its N-PCS Spectrum which has already been funded.

  On June 29, 1998, Benbow acquired Page Call's outstanding stock by issuing to Page Call's former stockholders preferred stock and a promissory note in the aggregate face amount of $17.2 million with a 12% annual return. At the time of the closing, Benbow entered into a five-year consulting agreement with one of Page Call's stockholders requiring consulting payments in the aggregate amount of $911,000. Benbow's preferred stock and promissory note are exchangeable for Arch Common Stock (i) at any time at the option of the holders thereof, at an exchange price equal to the higher of (A) $13.00 per share or (B) the market price of Arch's

Common Stock, (ii) mandatorily on April 8, 2000, at the then prevailing market price of Arch Common Stock, or (iii) automatically at an exchange price of $13.00 per share, if the market price of Arch Common Stock equals or exceeds $13.00 for 20 consecutive trading days. Arch is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Arch entered into guarantees (payable in Arch's Common Stock or cash, at Arch's election) of all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Benbow's redemption of its preferred stock and promissory note for cash, or Arch's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would be subject to the availability of capital and any restrictions contained in applicable debt instruments and under the DGCL (which currently would not permit any such cash redemptions or payments). If Arch issues Arch Common Stock or pays cash pursuant to its guarantees, Arch will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's stockholders received customary registration rights with respect to any shares of Arch's Common Stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Arch's guarantees thereof.

  CONXUS Communications, Inc. Arch currently holds a 10.5% equity interest in CONXUS Communications, Inc. ("Conxus"), formerly known as PCS Development Corporation, which holds exclusive rights to a 50 KHz outbound/50 KHz inbound two-way messaging license throughout the United States. Conxus, like Benbow, is a "designated entity" under FCC rules and is entitled to discounts and installment payment schedules.

  Each stockholder of Conxus is entitled to purchase services from Conxus at "most favored customer" rates, based on like services. Conxus and Arch have agreed to negotiate in good faith to enter into mutually acceptable intercarrier, network access and similar agreements. If Arch wishes to purchase N-PCS services of the kind offered by Conxus, Arch has agreed to contract exclusively with Conxus for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through Conxus in a limited number of markets.

SUBSCRIBERS AND MARKETING

  Arch's paging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers include proprietors of small businesses, professionals, management and medical personnel, field sales personnel and service forces, members of the construction industry and trades, and real estate brokers and developers. Arch believes that pager use among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

  Although today Arch operates in more than 180 of the 200 largest U.S. markets, Arch historically has focused on medium-sized and small market areas with lower rates of pager penetration and attractive demographics. Arch believes that such markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

  Arch markets its paging services through a direct marketing and sales organization which, as of June 30, 1998, operated approximately 200 retail stores. Arch also markets its paging services indirectly through independent resellers, agents and retailers. Arch typically offers resellers paging services in large quantities at wholesale rates that are lower than retail rates, and resellers offer the services to end-users at a markup. Arch's costs of administering and billing resellers are lower than the costs of direct end-users on a per pager basis.

  Arch also acts as a reseller of other paging carriers' services when existing or potential Arch customers have travel patterns that require paging service beyond the coverage of Arch's own networks.

  In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. As part of this branding initiative, Arch adopted a new corporate logo, a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. Arch believes that its unified branding identity will give the Arch name national exposure for the first time and result in significant economic leverage in its marketing and communications efforts.

COMPETITION

  See "Industry Overview--Competition".

REGULATION

  See "Industry Overview--Regulation".

SOURCES OF EQUIPMENT

  Arch does not manufacture any of the pagers or other equipment used in its paging operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries in order to achieve cost savings from volume purchases. Arch buys pagers primarily from Motorola and NEC and purchases terminals and transmitters primarily from Glenayre and Motorola. Arch anticipates that equipment and pagers will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times. See "Risk Factors--Risks Common to Arch and MobileMedia--Dependence on Third Parties".

  Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

EMPLOYEES

  At September 30, 1998, Arch employed approximately 2,700 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of the Divisional Reorganization, Arch anticipates a net reduction of approximately 10% of its workforce. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

TRADEMARKS

  Arch owns the service marks "Arch" and "Arch Paging", and holds a federal registration for the service mark "Arch Nationwide Paging" as well as various other trademarks.

PROPERTIES

  At September 30, 1998, Arch owned five office buildings and leased office space (including its executive offices) in over 200 localities in 35 states for use in conjunction with its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 3,200 locations in 45 states. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. In April 1998, Arch announced the Tower Site Sale pursuant to which Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites (including one site acquired from entities affiliated with Benbow) in 22 states, and will lease back space on the towers on which it currently operates communications equipment to service its own paging network. Arch held the initial closing on

June 26, 1998 and expects to complete the transaction in the fourth quarter of 1998. As part of the Divisional Reorganization, Arch will close certain office locations and redeploy other real estate assets. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

LITIGATION

  Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on Arch.

ARCH MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the individuals who are the directors and executive officers of Arch.

          NAME           AGE                          POSITION
          ----           ---                          --------
C. Edward Baker, Jr.....  48 Chairman of the Board, Chief Executive Officer and Director
Lyndon R. Daniels.......  45 President and Chief Operating Officer
John B. Saynor..........  58 Executive Vice President and Director
J. Roy Pottle...........  39 Executive Vice President and Chief Financial Officer
Paul H. Kuzia...........  56 Executive Vice President/Technology and Regulatory Affairs
R. Schorr Berman(1)(2)..  50 Director
James S. Hughes(1)......  56 Director
Allan L. Rayfield(2)....  63 Director
John A. Shane(1)(2).....  65 Director
John Kornreich..........  52 Director

--------
(1) Member of the Audit Committee of Arch.
(2) Member of the Executive Compensation and Stock Option Committee of Arch.

  C. EDWARD BAKER, JR. has served as Chief Executive Officer and a director of Arch since 1988 and of ACI since 1995. Mr. Baker became Chairman of the Board of Arch in 1989 and of ACI in 1995. He also served as President of Arch from 1988 to January 1998 and of ACI from 1995 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

  LYNDON R. DANIELS joined Arch and ACI in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

  JOHN B. SAYNOR has served as a director of Arch since 1988 and of ACI since 1995. Mr. Saynor has served as Executive Vice President of ACI since 1995 and of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

  J. ROY POTTLE joined Arch and ACI in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

  PAUL H. KUZIA has served as Executive Vice President/Technology and Regulatory Affairs of Arch and ACI since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996 and of ACI from 1995 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

  R. SCHORR BERMAN has been a director of Arch since 1986 and of ACI since 1995. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

  JAMES S. HUGHES has been a director of Arch since 1986 and of ACI since 1995. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

  ALLAN L. RAYFIELD has been a director of Arch since 1997 and of ACI since 1998. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

  JOHN A. SHANE has been a director of Arch since 1988 and of ACI since 1995. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., Summa Four, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

  JOHN KORNREICH has been a director of Arch and ACI since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

  The Arch Certificate and the Arch By-Laws provide that Arch has a classified Board of Directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Hughes and Rayfield will expire at Arch's annual meeting of stockholders to be held in 1999, the term of Messrs. Saynor and Shane will expire at Arch's annual meeting of stockholders to be held in 2000 and the term of Messrs. Baker, Berman and Kornreich will expire at Arch's annual meeting of stockholders to be held in 2001.

  In connection with the Merger, designees of W.R. Huff and Whippoorwill are expected to be elected to the Arch Board and the Board of Directors of ACI at the Effective Time. See "The Merger Agreement--Related Agreements--Standby Purchase Agreements". The expected nominees are:

  EDWIN M. BANKS, age 36, has been employed by W.R. Huff since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services, formerly Charter Medical Corporation, and e.SPIRE Corporation (formerly American Communications Services, Inc.).

  H. SEAN MATHIS, age 51, has been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of such company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis was the President of a predecessor to, and currently is a director of, Allied Digital Technologies. He is also a director of Thousand Trails, Inc.

  The holders of Series C Preferred Stock have the right, voting as a separate class, to elect one member of the Board of Directors of Arch and ACI, and such director will have the right to be a member of any committee of such Boards of Directors. Mr. Kornreich is currently the director elected by the holders of Series C Preferred Stock.

  Arch's executive officers are elected by the Arch Board and hold office until their successors are elected or until their earlier death, resignation or removal.

  Certain of Arch's executive officers have entered into non-competition agreements with Arch which provide that, for a minimum period of one year following termination, they will not compete with Arch nor, for a period of three years following termination, recruit or hire any other Arch employee.

  Arch has formed an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and an entity owned by Mr. Hughes each contributed $250,000 to this offshore corporation and each owns 13.3% of its equity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Arch and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and Mr. Hughes each contributed $250,000 to this offshore corporation and each owns 13.3% of its equity.

  Between August 6, 1998 and October 28, 1998, the Arch Board approved three full recourse, unsecured demand loans totaling $279,500 from Arch to C. Edward Baker, Jr. The loans bear interest at approximately 5% annually.

BOARD COMMITTEES

  The Arch Board has an Audit Committee and an Executive Compensation and Stock Option Committee. There is no standing nominating committee of the Arch Board. The Audit Committee reviews the annual consolidated financial statements of Arch and its subsidiaries prior to their submission to the Arch Board and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The Executive Compensation and Stock Option Committee recommends to Arch's Board the compensation of executive officers, key managers and directors and administers Arch's stock option plans.

INDEMNIFICATION AND DIRECTOR LIABILITY

  The Arch Certificate provides that Arch will, to the fullest extent permitted by the DGCL, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  The Arch Certificate also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARCH EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long-term compensation of Arch's Chief Executive Officer and other executive officers (the "Named Executive Officers") for the years ended December 31, 1995, 1996 and 1997:

                          SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                        ANNUAL COMPENSATION            COMPENSATION
                                              --------------------------------------- --------------
                                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION DURING 1997  YEAR SALARY $ BONUS $(1) COMPENSATION ($)(2) OPTIONS (#)(3)
---------------------------------------  ---- -------- ---------- ------------------- --------------
C. Edward Baker, Jr......                1997 $353,317  $227,500         $600            459,324(4)
 Chairman, President and                 1996  329,050    36,833          600            268,860(5)(6)
 Chief Executive Officer                 1995  281,650   106,000          600             40,000(7)
Lyndon R. Daniels........                1997      --        --           --                 --
 President and Chief
 Operating Officer
 (joined Arch in January
 1998)
J. Roy Pottle............                1997      --        --           --                 --
 Executive Vice President
 and Chief Financial
 Officer (joined Arch in
 February 1998)
John B. Saynor...........                1997  153,188    72,900          600             51,810(8)
 Executive Vice President                1996  146,867    15,300          600             20,000(6)
                                         1995  131,870    50,000          600             20,000(7)
Paul H. Kuzia............                1997  157,633    77,400          600             86,574(9)
 Executive Vice
  President/Technology                   1996  133,800    14,620          600              8,000(6)
 and Regulatory Affairs                  1995  123,300    46,000          600              8,000(7)
William A. Wilson........                1997  133,599   150,500          600             32,836
 Former Executive Vice
  President and                          1996  203,133    19,833          600            170,000(10)
 Chief Financial
  Officer(11)                            1995  157,300    58,000          600             20,000(7)

--------
 (1) Represents bonus paid in such fiscal year with respect to prior year.
 (2) Represents Arch's matching contributions paid under Arch's 401(k) plan.
 (3) No restricted stock awards or stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during the years ended December 31, 1995, 1996 or 1997.
 (4) Includes options to purchase 409,688 shares granted as part of Arch's January 16, 1998 option repricing program.
 (5) Includes options to purchase 106,860 shares replaced in connection with Arch's October 23, 1996 option repricing program.
 (6) Option replaced in connection with Arch's January 16, 1998 option repricing program.
 (7) Option replaced in connection with Arch's October 23, 1996 option repricing program.
 (8) Includes options to purchase 35,905 shares granted as part of Arch's January 16, 1998 option repricing program.
 (9) Includes options to purchase 69,687 shares granted as part of Arch's January 16, 1998 option repricing program.
(10) Includes options to purchase 75,000 shares replaced in connection with Arch's October 23, 1996 option repricing program.
(11) Mr. Wilson resigned on June 30, 1997.

EXECUTIVE RETENTION AGREEMENTS

  Arch is a party to Executive Retention Agreements (the "Retention Agreements") for a total of 16 executives (the "Arch Executives"), including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor.

  The purpose of the Retention Agreements is to assure the continued employment and dedication of the Arch Executives without distraction from the possibility of a Change in Control (as defined in the Retention Agreements) of Arch. In the event of a Change in Control, and the termination of the Arch Executive's employment by Arch at any time within the 12-month period thereafter (other than for cause, disability or death) or by the Arch Executive for Good Reason (as defined in the Retention Agreements), the Arch Executive shall be eligible to receive (i) a cash severance payment equal to the Arch Executive's base salary plus any other amounts earned through the date of termination (to the extent not previously paid), (ii) an additional lump sum cash payment equal to a specified multiple (the "Multiple") of the sum of (a) the Arch Executive's annual base salary in effect at the time of the Change in Control and (b) the average bonus paid for the three calendar years immediately preceding the calendar year during which the Change in Control occurs, and (iii) any amounts or benefits required to be paid or provided to the Arch Executive or which the Arch Executive is eligible to receive following the Arch Executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, until the earlier of (a) 12 months after termination or (b) the Arch Executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits, to arrange to provide the Arch Executive with life, disability, accident and health insurance benefits similar to those previously maintained. The Multiple for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the Multiple for the other Arch Executives is one or two. Good Reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits or, in the case of Mr. Baker, the failure to become the Chief Executive Officer of any entity succeeding or controlling Arch.

STOCK OPTION GRANTS

  The following table summarizes certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1997. No Stock Appreciation Rights were granted during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL
                                                                                REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                                                                               APPRECIATION
                                         INDIVIDUAL GRANTS                  FOR OPTIONS TERM(3)
                         -------------------------------------------------- -------------------
                                        PERCENT OF
                                          TOTAL
                                       OPTIONS/SARS
                         OPTIONS/SARS   GRANTED TO  EXERCISE OR
                           GRANTED     EMPLOYEE IN   BASE PRICE  EXPIRATION
                            (#)(1)     FISCAL YEAR  ($/SHARE)(2)    DATE     5% ($)   10% ($)
                         ------------  ------------ ------------ ---------- -------- ----------
C. Edward Baker, Jr. ...    49,636(4)      2.89        $6.875     03/05/07  $214,609 $  543,861
                           409,688(5)     23.89        5.0625     01/16/08   553,600  2,110,041
Lyndon R. Daniels.......       --           --            --           --        --         --
J. Roy Pottle...........       --           --            --           --        --         --
John B. Saynor..........    15,905(4)      0.93         6.875     03/05/07    68,768    174,271
                            35,905(5)      2.09        5.0625     01/16/08    48,517    184,924
Paul H. Kuzia...........    16,887(4)      0.98         6.875     03/05/07    73,013    185,031
                            69,687(5)      4.06        5.0625     01/16/08    94,166    358,913
William A. Wilson.......    32,836         1.92         6.875     03/05/07   141,971    359,783

--------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.
(2) The exercise price is equal to the fair market value of Arch Common Stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted and are not intended to forecast future appreciation of the price of the Common Stock. The Named Executive Officers will realize no gain upon the exercise of these options without an increase in the price of Arch Common Stock, which increase will benefit all Arch stockholders proportionately.
(4)  Option replaced as part of the January 16, 1998 option repricing program.
(5)  Option granted as part of the January 16, 1998 option repricing program.

OPTION EXERCISES AND YEAR-END OPTION TABLE

  The following table sets forth certain information regarding the exercise of stock options during the year ended December 31, 1997 and stock options held as of December 31, 1997 by the Named Executive Officers.

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTIONS VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                           SHARES                 UNDERLYING OPTIONS             IN-THE-MONEY OPTIONS
                         ACQUIRED ON  VALUE   OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                          EXERCISE   REALIZED (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
          NAME               (#)      ($)(1)              (#)                           ($)(2)
          ----           ----------- -------- ------------------------------ ------------------------------
C. Edward Baker, Jr ....     --        --           314,904(3)       188,816 $        188,064         --
Lyndon R. Daniels.......     --        --               --               --               --          --
John B. Saynor..........     --        --             4,000           31,905              --          --
J. Roy Pottle...........     --        --               --               --               --          --
Paul H. Kuzia...........     --        --            46,400           23,287              --          --
William A. Wilson.......     --        --               --               --               --          --

--------
(1) Represents the difference between the exercise price and the fair market value of Arch Common Stock on the date of exercise.
(2) Based on the fair market value of Arch Common Stock on December 31, 1997 ($5.125 per share) less the option exercise price.
(3) Subsequent to December 31, 1997, Mr. Baker exercised an option for 94,032 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of Arch's Compensation Committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman and Shane served on the Compensation Committee throughout 1997, and Mr. Rayfield joined the Compensation Committee upon his election as a director in July 1997.

  C. Edward Baker, Jr., the Chairman and Chief Executive Officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers has served as a director of Arch or as a member of the Compensation Committee of Arch.

PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Arch Common Stock, as of September 30, 1998, by (i) each person who is known by Arch to beneficially own more than 5% of its outstanding shares of Arch Common Stock, (ii) each current director of Arch,
(iii) Arch's Chief Executive Officer and the other Named Executive Officers and (iv) all current directors and executive officers of Arch as a group.

                        PRE-MERGER BENEFICIAL OWNERSHIP


                                                         NUMBER OF
                           NAME                          SHARES(1) PERCENTAGE(2)
   ----------------------------------------------------  --------- -------------
   Sandler Capital Management (3) .....................  4,674,433     18.2%
   Franklin Resources, Inc. (4)........................  2,514,080      9.8
   Memorial Drive Trust (5)............................  1,947,990      7.6
   State of Wisconsin Investment Board (6).............  1,388,000      5.4
   Dimensional Fund Advisors Inc. (7)..................  1,304,900      5.1
   Goldman, Sachs & Co. (8)............................  1,225,500      4.8
   C. Edward Baker, Jr. ...............................    220,679      0.9
   Lyndon R. Daniels...................................     12,000        *
   John B. Saynor......................................    197,924      0.8
   J. Roy Pottle.......................................         --       --
   Paul H. Kuzia.......................................     20,840        *
   R. Schorr Berman (9)................................  1,962,140      7.6
   James S. Hughes.....................................     81,837        *
   John Kornreich (10) ................................  4,911,574     19.1
   Allan L. Rayfield...................................      3,250        *
   John A. Shane (11)..................................     39,188        *
   William A. Wilson (12)..............................        600        *
   All current directors and executive officers of Arch
    as a group (10 persons) (13).......................  7,449,432     28.8

---------------------
 *  Less than 0.5%
 (1) Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) Assumes the conversion of Series C Preferred Stock into Arch Common Stock at the initial conversion price of $5.50 per share. See "--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sandler Equity Investment".
 (3) The business address of Sandler is 767 Fifth Avenue, 45th Floor, New York, New York 10153. Sandler has sole voting and investment power over 348,000 of such shares and shared voting and investment power over 4,326,433 of such shares.
 (4) The business address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404. Franklin Advisers, Inc., a subsidiary of Franklin Resources, Inc., has sole voting power and sole investment power with respect to 2,493,700 shares. Franklin Management, Inc., a subsidiary of Franklin Resources, Inc., has sole investment power with respect to 20,380 shares. Franklin Resources, Inc., the principal shareholders thereof, Franklin Advisers, Inc. and Franklin Management, Inc. disclaim beneficial ownership of these securities. This information is based on Amendment No. 1 to Schedule 13G filed by Franklin Resources, Inc. with the Commission on January 26, 1998.
 (5) The business address of Memorial Drive Trust is 125 Cambridge Park Drive, Cambridge, Massachusetts 02140. All shares listed in the above table as held by Memorial Drive Trust are held by MD Co. as nominee for Memorial Drive Trust, a trust holding assets of a qualified profit sharing plan for employees of Arthur D. Little, Inc., over which Mr. Berman may be deemed to share voting and investment power. See footnote (10).
 (6) The business address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. This information is based on the
     Schedule 13G filed by the State of Wisconsin Investment Board with the Commission on January 27, 1998.

 (7) The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. has sole voting power with respect to 860,800 shares and sole investment power with respect to all 1,304,900 shares. Officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company, each an open-end management investment company. These officers have sole voting power with respect to 139,100 shares owned by DFA Investment Dimensions Group Inc. and 305,000 shares owned by The DFA Investment Trust Company. All of these securities are owned by advisory clients of Dimensional Fund Advisors Inc., none of which, to the knowledge of Dimensional Fund Advisors Inc., owns more than 5% of the class. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such securities. This information is based on the Schedule 13G filed by Dimensional Fund Advisors Inc. with the Commission on February 10, 1998.
 (8) The business address of Goldman, Sachs & Co. and its parent holding company, The Goldman Sachs Group, L.P. (collectively "Goldman Sachs"), is 85 Broad Street, New York, New York 10004. Goldman Sachs has shared voting power with respect to 854,100 shares and shared investment power with respect to all 1,225,500 shares. Goldman Sachs disclaims beneficial ownership of the shares beneficially owned by (i) managed accounts and
     (ii) certain investment limited partnerships, of which a subsidiary of Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than Goldman Sachs or their affiliates. This information is based on the Schedule 13G filed by Goldman Sachs with the Commission on February 17, 1998.
(9) Includes 1,947,990 shares held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as Administrator and Chief Executive Officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.
(10) Includes 4,674,433 shares beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as Managing Director, and 190,000 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.
(11) Includes 1,051 shares owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as President and sole stockholder of Palmer Service Corporation, and 3,104 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P., of which Mr. Shane is the general partner. See "Description of Certain Arch Indebtedness--Arch Convertible Debentures".
(12) Consists of 600 shares held by or jointly with Mr. Wilson's children.
(13) Includes (i) 4,674,433 shares beneficially owned by Sandler and 190,000 shares beneficially owned by two limited partnerships of which Mr. Kornreich is a general partner, (ii) 1,947,990 shares held by Memorial Drive Trust, (iii) 1,051 shares held by Palmer Service Corporation, (iv) 3,104 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P. and (v) 108,379, 4,000, 19,520, 11,250, 11,250, 750,
     2,250, 11,250, and 168,649 shares issuable upon the exercise of outstanding stock options held by Messrs. Baker, Saynor, Kuzia, Berman, Hughes, Kornreich, Rayfield, Shane and all current directors and executive officers of Arch as a group, respectively, exercisable within 60 days after September 30, 1998.

  The following table sets forth certain information regarding the beneficial ownership of Arch Combined Common Stock that will be outstanding immediately following the Merger.

                       POST-MERGER BENEFICIAL OWNERSHIP

                                                      SHARES OWNED IMMEDIATELY
                                                          AFTER THE MERGER
                                                      -------------------------
                                                       NUMBER OF
                        NAME                          SHARES (1)  PERCENTAGE(2)
                        ----                          ----------- -------------
Sandler Capital Management (3).......................   4,674,433      3.1%
C. Edward Baker, Jr..................................     220,679       *
Lyndon R. Daniels....................................      12,000       *
John B. Saynor.......................................     197,924       *
J. Roy Pottle........................................         --       --
Paul H. Kuzia........................................      20,840       *
R. Schorr Berman (4).................................   1,962,140      1.3
James S. Hughes......................................      81,837       *
John Kornreich (5)...................................   4,911,574      3.3
Allan L. Rayfield....................................       3,250       *
John A. Shane (6)....................................      39,188       *
William A. Wilson (7)................................         600       *
Unsecured Creditors of Parent and MobileMedia (8).... 122,845,000     82.7
All current directors and executive officers of Arch
 as a group (10 persons) (9).........................   7,449,432      5.0

--------
*Less than 0.5%

(1) Arch will issue 122.8 million shares of Arch Combined Common Stock in the Merger and the Related Transactions, assuming no exercise of Arch Stockholder Rights. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2) Assumes the conversion of Series C Preferred Stock into Arch Common Stock at the initial conversion price of $5.50 per share. See "--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sandler Equity Investment".
(3) The business address of Sandler is 767 Fifth Avenue, 45th Floor, New York, New York 10153. Sandler has sole voting and investment power over 348,000 of such shares and shared voting and investment power over 4,326,433 of such shares.
(4) Includes 1,947,990 shares held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as Administrator and Chief Executive Officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.
(5) Includes 4,674,433 shares beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as Managing Director, and 190,000 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.
(6) Includes 1,051 shares owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as President and sole stockholder of Palmer Service Corporation, and 3,104 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P., of which Mr. Shane is the general partner. See "Description of Certain Arch Indebtedness--Arch Convertible Debentures".
(7) Consists of 600 shares held by or jointly with Mr. Wilson's children.
(8) Assumes that all shares sold in the Rights Offering are purchased by the Standby Purchasers. Calculated on an As-Converted Basis. Please note that the Standby Purchasers will not hold, in the aggregate, shares representing more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the securities of Arch outstanding at the Effective Time. See "The Merger Agreement--Related Agreements--Standby Purchase Agreements".

(9) Includes (i) 4,674,433 shares beneficially owned by Sandler and 190,000 shares beneficially owned by two limited partnerships of which Mr. Kornreich is a general partner, (ii) 1,947,990 shares held by Memorial Drive Trust, (iii) 1,051 shares held by Palmer Service Corporation, (iv) 3,104 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P. and (v) 108,379, 4,000, 19,520, 11,250, 11,250, 750, 2,250,
    11,250 and 168,649 shares issuable upon the exercise of outstanding stock options held by Messrs. Baker, Saynor, Kuzia, Berman, Hughes, Kornreich, Rayfield, Shane and all current directors and executive officers of Arch as a group, respectively, exercisable within 60 days after September 30, 1998.

ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion and analysis should be read in conjunction with Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States (based on pagers in service, net revenues (total revenues less cost of products sold)). Arch had 4.2 million pagers in service at September 30, 1998. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%.

  Arch derives the majority of its revenues from fixed periodic (usually monthly) fees, not dependent on usage, charged to subscribers for paging services. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons: (i) an increase in the number of subscriber owned and reseller owned pagers for which Arch receives no recurring equipment revenue and (ii) an increase in the number of reseller customers whose airtime is purchased at wholesale rates. The reduction in average paging revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over such period. Furthermore, recent data indicates such rate of decline has slowed.

  Arch has achieved significant growth in pagers in service and EBITDA through a combination of internal growth and acquisitions, including USA Mobile in September 1995 and Westlink in May 1996. Arch's total revenues have increased from $162.6 million in the year ended December 31, 1995 to $331.4 million in the year ended December 31, 1996 and to $396.8 million in the year ended December 31, 1997. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per pager operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $36.6 million, $114.7 million and $181.9 million in the years ended December 31, 1995, 1996 and 1997, respectively, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in Arch Adjusted EBITDA from $47.2 million in the year ended December 31, 1995 to $105.8 million in the year ended December 31, 1996 and to $130.3 million in the year ended December 31, 1997.

  EBITDA is a commonly used measure of financial performance in the paging industry and also is one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the covenants under their respective debt agreements, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its EBITDA, as such earnings are a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of pagers and paging system equipment, construction and expansion of paging systems, and possible acquisitions. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. Amounts reflected as EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness (including the repayment of such indebtedness or the payment of interest thereon), limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

SHIFT IN OPERATING FOCUS

  In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service slowed during the second half of 1997 and is expected to remain below the rates of internal growth previously achieved by Arch. As part of its reordered operating priorities, Arch is also reviewing the possible sale of non-strategic assets. In April 1998, Arch announced the Tower Site Sale for approximately $38.0 million in cash (subject to adjustment). In the Tower Site Sale, ACI is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. ACI will use its net proceeds from the Tower Site Sale (estimated to be $36.0 million) to repay indebtedness. ACI held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to ACI of approximately $12.0 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets owned by such entities and sold as part of this transaction), held a second closing on September 29, 1998 with gross proceeds to ACI of $20.4 million and currently expects to hold the final closing for the balance of the transaction in the fourth quarter of 1998, although no assurance can be given that the final closing will be held as expected. See "Business--Arch--Investments in Narrowband PCS Licenses".

DIVISIONAL REORGANIZATION

  In June 1998, the Arch Board approved the Divisional Reorganization. As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western, and Northern divisions into four existing operating divisions, and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies.

  Arch estimates that the Divisional Reorganization, once fully implemented, will result in annual cost savings of approximately $15.0 million. These cost savings will consist primarily of a reduction in compensation expense of approximately $11.5 million, a reduction in rental expense of facilites and general and administrative costs of approximately $3.5 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities, however to date the extent of this reinvestment and therefore the cost has not yet been determined.

  In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other real estate assets and (iii) recorded a restructuring charge of $16.1 million during the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations, (iii) $1.4 million for the writedown of fixed assets and (iv) $1.5 million of other costs. The severance costs and lease obligations will require cash outlays throughout the 18 to 24 month restructing period. Management anticipates the cash requirements for these items to be relatively consistent from quarter to quarter throughout the Divisional Reorganization period. These cash outlays will be funded from operations or the API Credit Facility. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch following the Merger. See Note 9 to Arch's Consolidated Financial Statements.

ACE/USAM MERGER

  On June 29, 1998, Arch effected a number of restructuring transactions involving certain of its direct and indirect wholly owned subsidiaries. Arch Communications Enterprises, Inc. ("ACE") was merged (the "ACE/ USAM Merger") into API, which was then a subsidiary of USA Mobile Communications, Inc. II ("USAM"). In connection with the ACE/USAM Merger, USAM changed its name to ACI and issued 100 shares of its common stock to Arch. Immediately prior to and in connection with the ACE/USAM Merger, (i) USAM contributed its operating assets and liabilities to an existing subsidiary of USAM, (ii) The Westlink Company, which held ACE's 49.9% equity interest in Benbow, distributed its Benbow assets and liabilities to a new subsidiary of ACE, The Westlink Company II,
(iii) ACE contributed its operating assets and liabilities to an existing subsidiary of ACE, (iv) all of USAM's subsidiaries were merged into API, and
(v) The Westlink Company II was merged into a new API subsidiary, Benbow Investments, Inc. ("Benbow Investments").

RESULTS OF OPERATIONS

  The following table presents certain items from Arch's Consolidated Statements of Operations as a percentage of net revenues (total revenues less cost of products sold) and certain other information for the periods indicated:

                                   YEAR ENDED                      NINE MONTHS
                                   DECEMBER 31,                ENDED SEPTEMBER 30,
                          ---------------------------------   -----------------------
                            1995        1996        1997         1997         1998
                          ---------   ---------   ---------   ----------   ----------
 Total revenues..........     114.7 %     109.0 %     107.9 %      108.1%       107.6 %
 Cost of products sold...     (14.7)       (9.0)       (7.9)        (8.1)        (7.6)
                          ---------   ---------   ---------   ----------   ----------
 Net revenues............     100.0       100.0       100.0        100.0        100.0
 Operating expenses:
   Service, rental and
    maintenance..........      20.9        21.4        21.7         21.6         21.1
   Selling...............      17.3        15.4        14.0         14.3         12.8
   General and
    administrative.......      28.5        28.4        28.8         28.8         29.4
   Depreciation and
    amortization.........      42.5        63.1        63.2         65.8         57.3
   Restructuring charge..       --          --          --           --           5.6
                          ---------   ---------   ---------   ----------   ----------
   Operating income
    (loss)...............      (9.2)%     (28.3)%     (27.7)%      (30.5)%      (26.2)%
                          =========   =========   =========   ==========   ==========
   Net income (loss).....     (25.8)%     (37.7)%     (49.5)%      (52.2)%      (54.8)%
                          =========   =========   =========   ==========   ==========
 Arch Adjusted EBITDA....      33.3 %      34.8 %      35.4 %       35.3 %       36.7%
                          =========   =========   =========   ==========   ==========
 Cash flows provided by
  operating activities... $  14,749   $  37,802   $  63,590   $   44,551   $   91,415
 Cash flows used in in-
  vesting activities..... $(192,549)  $(490,626)  $(102,769)  $  (74,672)  $  (85,785)
 Cash flows provided by
  (used in) financing
  activities............. $ 179,092   $ 452,678   $  39,010   $   31,645   $   (2,387)
 Annual service, rental
  and maintenance
  expenses per pager..... $      28   $      25   $      22   $       22   $       20

 Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30, 1997

  Total revenues increased to $309.6 million (a 4.7% increase) in the nine months ended September 30, 1998, from $295.6 million in the nine months ended September 30, 1997. Net revenues (total revenues less cost of products sold) increased to $287.8 million (a 5.2% increase) in the nine months ended September 30, 1998 from $273.6 million in the nine months ended September 30, 1997. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of pagers, increased to $277.8 million (a 6.2% increase) in the nine months ended September 30, 1998 from $261.6 million in the nine months ended September 30, 1997. These increases in revenues were due primarily to the increase through internal growth in the number of pagers in service from 3.8 million at September 30, 1997 to 4.2 million at September 30, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the nine months ended September 30, 1998 and 1997. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, decreased to $9.9 million (a 17.0% decrease) in the nine months ended September 30, 1998 from $12.0 million in the nine months ended September 30, 1997, respectively, as a result of a decline in the average revenue per pager sold.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $60.8 million (21.1% of net revenues) in the nine months ended September 30, 1998 from $59.2 million (21.7% of net revenues) in the nine months ended September 30, 1997. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. As existing paging systems become more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber were $20.00 in the nine months ended September 30, 1998 as compared to $22.00 in the corresponding 1997 period.

  Selling expenses decreased to $36.9 million (12.8% of net revenues) in the nine months ended September 30, 1998 from $39.0 million (14.3% of net revenues) in the nine months ended September 30, 1997. The decrease was due primarily to a decrease in the number of net new subscriber additions and nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new subscriber additions resulting from internal growth decreased by 34.0% in the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997, primarily due to Arch's shift in operating focus from unit growth to capital efficiency and leverage reduction.

  General and administrative expenses increased to $84.5 million (29.4% of net revenues) in the nine months ended September 30, 1998, respectively, from $78.9 million (28.8% of net revenues) in the nine months ended September 30, 1997. The increase was due primarily to administrative and facility costs associated with supporting more pagers in service.

  Depreciation and amortization expenses decreased to $165.0 million in the nine months ended September 30, 1998 from $179.9 million in the nine months ended September 30, 1997. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods, accounted for as purchases, and investment in pagers and other system expansion equipment to support growth.

  Operating losses were $75.6 million in the nine months ended September 30, 1998 compared to $83.5 million in the nine months ended September 30, 1997, as a result of the factors outlined above.

  Net interest expense increased to $78.3 million in the nine months ended September 30, 1998 from $72.4 million in the nine months ended September 30, 1997. The increase is principally attributable to an increase in Arch's outstanding debt. Interest expense for the nine months ended September 30, 1998 and 1997 includes approximately $27.4 million and $24.6 million, respectively, of non-cash interest accretion on the 10 7/8% Arch Discount Notes under which semi-annual interest payments commence on September 15, 2001. See "Description of Certain Arch Indebtedness--Arch Discount Notes".

  Arch recognized income tax benefits of $15.9 million in the nine months ended September 30, 1997. This benefit represents the tax benefit of operating losses incurred subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisition of USA Mobile in September 1995 and Westlink in May 1996. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax asset which reduced the income tax benefit to zero. Arch does not expect to recover, in the foreseeable future, its deferred tax asset and will continue to increase its valuation reserve accordingly.

  In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

  Net loss increased to $157.8 million in the nine months ended September 30, 1998 from $142.9 million in the nine months ended September 30, 1997, as a result of the factors outlined above.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  Total revenues increased $65.5 million, or 19.8%, to $396.8 million in the year ended December 31, 1997 from $331.4 million in the year ended December 31, 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in the year ended December 31, 1997 from $291.4 million in the year ended December 31, 1996. These increases in revenues were due primarily to the increase in the number of pagers in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in the year ended December 31, 1997 from $12.5 million in the year ended December 31, 1996 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $79.8 million (21.7% of net revenues) in the year ended December 31, 1997 from $65.0 million (21.4% of net revenues) in the year ended December 31, 1996. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $22.00 in the year ended December 31, 1997 from $25.00 in the year ended December 31, 1996.

  Selling expenses increased to $51.5 million (14.0% of net revenues) in the year ended December 31, 1997 from $47.0 million (15.4% of net revenues) in the year ended December 31, 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new pager in service increased to $87.00 in the year ended December 31, 1997 from $58.00 in the year ended December 31, 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new pagers put into service.

  General and administrative expenses increased to $106.0 million (28.8% of net revenues) in the year ended December 31, 1997 from $86.2 million (28.4% of net revenues) in the year ended December 31, 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more pagers in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's National Services Division. See "Business--Arch--Subscribers and Marketing".

  Depreciation and amortization expenses increased to $232.3 million (63.2% of net revenues) in the year ended December 31, 1997 from $191.9 million (63.1% of net revenues) in the year ended December 31, 1996. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

  Operating loss increased to $102.0 million in the year ended December 31, 1997 from $86.1 million in the year ended December 31, 1996 as a result of the factors outlined above.

  Net interest expense increased to $97.2 million in the year ended December 31, 1997 from $75.9 million in the year ended December 31, 1996. The increase was attributable to an increase in Arch's average outstanding debt. In 1997 and 1996 interest expense includes approximately $33.0 million and $24.0 million, respectively, of non-cash interest accretion on Arch's 10 7/8% Senior Discount Notes due 2008 under which semi-annual interest payments commence on September 15, 2001. See Note 3 to Arch's Consolidated Financial Statements.

  During the years ended December 31, 1997 and 1996, Arch recognized income tax benefits of $21.2 million and $51.2 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

  Net loss increased to $181.9 million in the year ended December 31, 1997 from $114.7 million in the year ended December 31, 1996 as a result of the factors outlined above. Included in the net loss for the years ended December 31, 1997 and 1996 were charges of $3.9 million and $2.0 million, respectively, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

 Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

  Total revenues increased $168.8 million, or 103.8%, to $331.4 million in the year ended December 31, 1996 from $162.6 million in the year ended December 31, 1995 and net revenues increased $162.1 million, or 114.3%, from $141.8 million to $303.9 million over the same period. Service, rental and maintenance revenues increased $152.9 million, or 110.4%, to $291.4 million in the year ended December 31, 1996 from $138.5 million in the year ended December 31, 1995. These increases in revenues were due primarily to the increase in the number of pagers in service from 2.0 million at December 31, 1995 to 3.3 million at December 31, 1996. Acquisitions of paging companies added 0.5 million pagers in service during 1996, with the remaining 0.8 million pagers added through internal growth. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1995 and 1996. Product sales, less cost of products sold, increased 274.0% to $12.5 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $65.0 million (21.4% of net revenues) in the year ended December 31, 1996 from $29.7 million (20.9% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $25.00 in the year ended December 31, 1996 from $28.00 in the year ended December 31, 1995.

  Selling expenses increased to $47.0 million (15.4% of net revenues) in the year ended December 31, 1996 from $24.5 million (17.3% of net revenues) in the year ended December 31, 1995. The increase in selling expenses was due to the addition of sales personnel to support continued growth in the subscriber base, as the number of net new pagers in service resulting from internal growth increased by 122.7% from the year ended December 31, 1995 to the year ended December 31, 1996. Arch's selling cost per net new pager in service decreased to $58.00 in the year ended December 31, 1996 from $67.00 in the year ended December 31, 1995, primarily due to increased sales through indirect distribution channels.

  General and administrative expenses increased to $86.2 million (28.4% of net revenues) in the year ended December 31, 1996 from $40.4 million (28.5% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with supporting more pagers in service.

  Depreciation and amortization expenses increased to $191.9 million (63.1% of net revenues) in the year ended December 31, 1996 from $60.2 million (42.5% of net revenues) in the year ended December 31, 1995. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

  Operating loss increased to $86.1 million in the year ended December 31, 1996 from $13.0 million in the year ended December 31, 1995 as a result of the factors outlined above.

  Net interest expense increased to $75.9 million in the year ended December 31, 1996 from $22.5 million in the year ended December 31, 1995. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense in 1996 includes approximately $24 million of non-cash interest accretion on Arch's 10 7/8% Senior Discount Notes due 2008. See Note 3 to Arch's Consolidated Financial Statements.

  During the years ended December 31, 1996 and 1995, Arch recognized income tax benefits of $51.2 million and $4.6 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996 and 1995, Arch recognized an extraordinary charge of $1.9 million and $1.7 million, respectively, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under separate prior credit facilities.

  Net loss increased to $114.7 million in the year ended December 31, 1996 from $36.6 million in the year ended December 31, 1995 as a result of the factors outlined above. Included in net loss for the year ended December 31, 1995 was a charge of $4.0 million representing Arch's pro rata share of USA Mobile's net loss for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995. Included in the net loss for the year ended December 31, 1996 was a charge of $2.0 million representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for pagers and paging system equipment, to service debt and to finance acquisitions.

 Capital Expenditures and Commitments

  Excluding acquisitions of paging businesses, Arch's capital expenditures were $60.5 million in the year ended December 31, 1995, $155.6 million in the year ended December 31, 1996, $102.8 million in the year ended December 31, 1997 and $85.8 million in the nine months ended September 30, 1998. To date, Arch has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt.

  Arch currently anticipates capital expenditures (excluding deferred financing costs) of approximately $85.0 million to $90.0 million for the year ending December 31, 1998, primarily for the purchase of pagers, paging system equipment and transmission equipment, as well as expenditures for information systems and advances to Benbow (as described below). Such amounts are subject to change based on Arch's internal growth rate and acquisition activity, if any, during 1998. Included in Arch's anticipated capital expenditures for 1998 is funding to upgrade hardware and to internally develop software for a centralized billing and management information system which is expected to offer the back office capability to support significant future growth. See "Risk Factors--Risks Common to Arch and MobileMedia--Impact of the Year 2000 Issue". Arch believes that it will have sufficient cash available from operations and credit facilities to fund these expenditures.

  Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance to Benbow sufficient funds to service its FCC license-related debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system. The total cost to Benbow of servicing its debt obligations and constructing an N-PCS system (including the effect of Benbow's acquisition of Page Call) will be approximately $100.0 million over the next five years. Arch currently anticipates that approximately $40.0 million (approximately $10.0 million in each of the next four years) of such amount will be funded by Arch and the balance will be funded through vendor financing and other sources. See "Business--Arch--Investments in Narrowband PCS Licenses".

 Other Commitments and Contingencies

  Interest payments on the $467.4 million principal amount at maturity of Arch Discount Notes commence September 15, 2001. Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount of Arch Discount Notes presently outstanding, such interest payments will equal $25.4 million on March 15 and September 15 of each year until scheduled maturity on

March 15, 2008. A default by Arch in its payment obligations under the Arch Discount Notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch. See "Risk Factors-- Risks Related to Arch--Arch's Indebtedness and High Degree of Leverage".

 Sources of Funds

  Arch's net cash provided by operating activities was $14.7 million, $37.8 million and $63.6 million in the years ended December 31, 1995, 1996 and 1997, respectively, and $91.4 million in the nine months ended September 30, 1998. Arch believes that its capital needs for the foreseeable future will be funded with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see Note 3 of Notes to Arch's Consolidated Financial Statements. Arch's ability to access future borrowings will be dependent, in part, on its ability to continue to grow its EBITDA. After giving pro forma effect to the Merger and assuming an offering of the Planned ACI Notes, Arch estimates it will have $415.0 million outstanding, and approximately $185.0 million in available borrowing capacity under the API Credit Facility. If Arch is unable to complete the Planned ACI Notes offering and therefore borrows under the Bridge Facility, Arch estimates that the principal amount outstanding under the API Credit Facility would increase to $500.0 million and available borrowing capacity would be reduced to $100.0 million.

 API Credit Facility

  In June 1998, ACE amended its existing credit facility to establish senior secured revolving credit and term loan facilities with API as borrower in the aggregate amount of $400.0 million consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility"). See "Description of Certain Arch Indebtedness--API Credit Facility".

  Effective as of August 18, 1998, API, The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and Barclay's Bank PLC executed a commitment letter for the API Credit Facility Increase, which, subject to approval by each of API's lenders, would result in up to a $25.0 million increase in the Tranche A Facility, up to a $25.0 million increase in the Tranche B Facility and up to a $200.0 million increase in the Tranche C Facility. See "Description of Certain Arch Indebtedness--API Credit Facility " and "Risk Factors--Risks Related to Arch--API Credit Facility, Bridge Facility and Indenture Restrictions".

 Bridge Facility

  Effective as of August 18, 1998, ACI and the Bridge Lenders executed a commitment letter for the Bridge Facility pursuant to which a $120.0 million term loan will be available for a single drawing on the closing date of the Merger. See "Description of Certain Arch Indebtedness--Bridge Facility" and "Risk Factors--Risks Related to Arch--API Credit Facility, Bridge Facility and Indenture Restrictions".

 Issuance and Sale of Private Notes

  In June 1998, ACI issued and sold $130.0 million principal amount of private notes (the "Private Notes") to Bear Stearns, Barclays Capital Inc., RBC Dominion Securities Corporation, BNY Capital Markets, Inc. and TD Securities
(USA) Inc. (collectively, the "Initial Purchasers") for net proceeds of $122.6 million (after deducting the discount to the Initial Purchasers and estimated offering expenses payable by Arch) in a private placement made pursuant to Rule 144A under the Securities Act. The Private Notes were sold at an initial price to investors of 98.049% of the face amount of their investment. See "Description of Arch Indebtedness--ACI 12 3/4% Notes".

 Sandler Equity Investment

  On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., ("Sandler") an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Preferred Stock. Simultaneously, Arch contributed to ACI as an equity investment $24.0 million of the net proceeds from the sale of Series C Preferred Stock, ACI contributed such amount to API as an equity investment and API used such amount to repay indebtedness under ACE's existing credit facility as part of the establishment of the API Credit Facility. So long as at least 50% of the Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock have the right, voting as a separate class, to designate one member of the Arch Board. Immediately prior to the Series C Preferred Stock financing, partnerships managed by Sandler owned 4.3% of the outstanding Arch Common Stock. After giving effect to the issuance of the Series C Preferred Stock, the holders of the Series C Preferred Stock beneficially owned (including the Common Stock owned by partnerships managed by Sandler) 21.3% of Arch Common Stock. See "Description of Arch Securities".

 Inflation

  Inflation has not had a material effect on Arch's operations to date. Paging systems equipment and operating costs have not increased in price and Arch's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their pagers. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

RECENT AND PENDING ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch intends to adopt SFAS No. 131 for its year ending December 31, 1998. Arch has not completed its review of SFAS No. 131 but adoption of this standard is not expected to have a significant impact on its reporting.

  In March 1998, the Accounting Standards Committee of the Financial Accounting Standards Board issued Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for capitalizing costs of computer software developed or obtained for internal use. Arch adopted SOP 98-1 in 1998. The adoption of SOP 98-1 has not had a material effect on Arch's financial position or results of operations.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. Arch intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2000. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements, however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

MOBILEMEDIA

  Parent, through MobileMedia, operates one of the largest paging companies in the United States, with approximately 3.2 million units in service as of September 30, 1998. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia offers local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia markets its services primarily under the MobileComm brand name. Parent's business is conducted primarily through MobileMedia, and MMC and various subsidiaries of MMC hold MobileMedia's FCC licenses and, where applicable, state public utility commission authorizations that grant MobileMedia the authority to operate its paging systems. MobileMedia was incorporated in September 1993.

  MobileMedia distributes its paging services using three primary distribution channels: direct, reseller and retail, as described below. MobileMedia's paging and wireless messaging services consist principally of numeric and alphanumeric paging services offering local, regional and national coverage. As of September 30, 1998, MobileMedia had approximately 2.6 million numeric units in service, representing approximately 80% of its subscriber base, approximately .6 million alphanumeric units in service, representing approximately 19% of its subscriber base, with other types of units in service representing the remaining approximately 1% of its subscriber base.

BUSINESS STRATEGY

  Since the Petition Date, MobileMedia has been engaged in restructuring its operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls, management information systems conversion and customer service. MobileMedia has also undertaken cost reduction analyses and has taken actions that have the objective of reducing telecommunications, subcontracting and lease expenses, among others. In addition, MobileMedia has sought to refocus its marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and is continuing to change its management structure with the objective of establishing profit and loss accountability in each market.

PAGING AND MESSAGING SERVICES PRODUCTS AND OPERATIONS

 Paging and Messaging Services.

  MobileMedia currently offers a variety of paging and messaging services. To send a page to a MobileMedia subscriber, a party must initiate contact with a paging terminal. This is typically accomplished, depending on the type of paging service, by use of a touch-tone telephone, with the assistance of an operator employed by or working on behalf of MobileMedia or through software loaded onto the sender's personal computer, an input device or the Internet. The paging terminal then sends an encoded message to MobileMedia's transmitter network, which broadcasts the call to its geographic service area. This broadcast signal is received by the subscriber's pager, which decodes the information, alerts the subscriber and displays the message received. The main paging services offered by MobileMedia are:

    Numeric (Digital Display) Paging Service. Numeric paging service permits a caller, using a touch-tone telephone, to transmit to a subscriber a numeric message consisting of a telephone number, an account number or coded information. Numeric pagers have memory capability to store several such numeric messages which can be recalled by a subscriber when desired. As of September 30, 1998, MobileMedia had approximately 2.6 million numeric units in service.

    Alphanumeric Paging Service. Alphanumeric paging service allows subscribers to receive and store messages consisting of both letters and numbers. Alphanumeric pagers have sufficient memory to store numerous messages. This service has the capability to tie into computer-based networks to provide advanced messaging services. Callers may send messages either by using an operator dispatch center, a personal computer equipped with a modem and MessageSoft software or a portable alphanumeric input device, such as the AlphaMate manufactured by Motorola. Internet and WorldWide Web access is also possible for many alphanumeric paging customers. As of September 30, 1998, MobileMedia had approximately .6 million alphanumeric units in service.

    Other Services. In addition to local, regional and nationwide paging service--both numeric and alphanumeric--MobileMedia offers a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

  The following table sets forth the number of MobileMedia customers by service type as of the dates indicated.

                                       AS OF DECEMBER 31,                         AS OF SEPTEMBER 30,
                         -------------------------------------------------  --------------------------------
                              1995             1996             1997             1997             1998
                         ---------------  ---------------  ---------------  ---------------  ---------------
    TYPE OF SERVICE       NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %
    ---------------      --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Numeric Display......... 1,934,774  81.7% 3,713,579  83.9% 2,820,443  82.0% 3,033,939  82.4% 2,553,261  80.2%
Alphanumeric............   384,843  16.2%   658,769  14.9%   593,280  17.2%   614,909  16.7%   613,195  19.3%
Other...................    49,484   2.1%    51,759   1.2%    26,619   0.8%    32,221   0.9%    15,751   0.5%
                         --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total................... 2,369,101 100.0% 4,424,107 100.0% 3,440,342 100.0% 3,681,069 100.0% 3,182,207 100.0%
                         ========= =====  ========= =====  ========= =====  ========= =====  ========= =====
Customers with
 nationwide services
 (included above).......    63,101          325,924          330,254          336,818          334,498

 Products and Services

  Subscribers for paging services enter into a service contract with MobileMedia that provides for either the purchase or lease of pagers and the payment of airtime and other charges. As of September 30, 1998, approximately 49% of units in service were purchased either by subscribers or by resellers, and approximately 51% were owned by MobileMedia and leased to subscribers. Customer-owned and -maintained ("COAM") pagers and those owned by resellers do not require capital investment by MobileMedia, unlike MobileMedia-owned pagers leased to subscribers. MobileMedia also sells its services in bulk quantities to resellers, who subsequently sell MobileMedia's services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. MobileMedia sells other products and services, including pagers and accessories and pager replacement and maintenance contracts. The following table sets forth MobileMedia's units in service by ownership as of the dates indicated.

                                        AS OF DECEMBER 31,                         AS OF SEPTEMBER 30,
                          -------------------------------------------------  --------------------------------
                               1995             1996             1997             1997             1998
                          ---------------  ---------------  ---------------  ---------------  ---------------
       OWNERSHIP           NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %
       ---------          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Company owned and rented
 to subscribers.........  1,087,183  45.9% 1,996,141  45.2% 1,712,941  49.8% 1,808,134  49.1% 1,630,340  51.2%
COAM....................    514,068  21.7% 1,112,194  25.1%   861,250  25.0%   940,302  25.5%   759,229  23.9%
Resellers...............    767,850  32.4% 1,315,772  29.7%   866,151  25.2%   932,633  25.3%   792,638  24.9%
                          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total...................  2,369,101 100.0% 4,424,107 100.0% 3,440,342 100.0% 3,681,069 100.0% 3,182,207 100.0%
                          ========= =====  ========= =====  ========= =====  ========= =====  ========= =====

NETWORKS AND LICENSES

  MobileMedia operates local, regional and national paging networks which enable its customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides MobileMedia with an advantage over certain competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, who frequently demand national network coverage from their paging service provider.

  Although MobileMedia's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to capacity constraints in certain geographic markets. Although the capacity of MobileMedia's networks varies significantly market by market, almost all of MobileMedia's markets have adequate capacity to meet the demands of projected growth for the next several years. In addition,

MobileMedia is in the process of adding additional capacity to its network infrastructure through its Narrowband PCS buildout described below. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Certain of MobileMedia's networks utilize older technologies and are comparatively costlier to operate.

  MobileMedia is seeking to improve overall network efficiency through the deployment of new paging terminals, the consolidation of subscribers on fewer, higher capacity networks and increasing the transmission speed (baud rate) of certain of its existing networks. MobileMedia believes its investments in its network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

    Nationwide wireless networks. MobileMedia operates two nationwide 900 MHz networks. As part of the MobileComm Acquisition, MobileMedia acquired MobileComm's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX technology. The use of FLEX technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

    Nationwide two-way narrowband PCS networks. Narrowband PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. MobileMedia purchased five regional licenses through the FCC's 1994 auction of narrowband PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm Acquisition, MobileMedia acquired a second two-way narrowband PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

  In order to retain its narrowband PCS licenses, MobileMedia must comply with certain minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, MobileMedia would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm Acquisition, MobileMedia would be required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. MobileMedia estimates that the costs of these minimum build-outs (which would not be sufficient for MobileMedia to provide significant narrowband PCS applications) could be as much as approximately $9.0 million. MobileMedia has concluded that, given the expected high demand for nationwide alphanumeric services, the potential demand for guaranteed receipt services and MobileMedia's high fixed costs for maintaining and building out its existing networks, the most economical means for satisfying projected demand is for MobileMedia to construct a fully operational narrowband PCS network with ReFLEX 25 capability. MobileMedia estimates that the cost for this construction will be approximately $40.0 million over the next two years, and that it will be able to complete the construction relatively economically using its existing nationwide network infrastructure and supplementing it with additional transmitters and receivers. On May 12, 1998, the Bankruptcy Court authorized MobileMedia to enter into contracts during 1998 up to the amount of $16.0 million in connection with the buildout of the network necessary to support narrowband PCS services.

SALES AND MARKETING

  MobileMedia's sales and marketing efforts are directed toward adding additional units with existing subscribers and identifying new potential subscribers. Subscribers to MobileMedia's paging and wireless communications services generally have been individuals and organizations whose employees are highly mobile or whose business involves multiple work locations and who are required to remain in contact at all times. Traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. However, paging services are increasingly appealing to mass market consumers for private, non-business uses such as communicating with family and friends.

 Sales Channels

  MobileMedia markets its paging services through three primary sales channels: direct, reseller and retail.

    Direct. In the direct channel, MobileMedia leases or sells pagers directly to its customers and bills and services such customers. MobileMedia's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically exhibit lower churn rates than consumer accounts. The direct channel will continue to have the highest priority among MobileMedia's marketing and sales efforts, given its critical contribution to recurring revenue and projected growth. MobileMedia is engaged in efforts to improve sales productivity and strengthen its direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, MobileMedia has commenced implementing consumer direct marketing techniques in 1998. As of September 30, 1998, the direct channel accounted for approximately 79% of recurring revenue.

    Reseller. In the reseller channel, MobileMedia sells access to its transmission networks in bulk to a third party, who then resells such services to the end users (usually consumers or small businesses). MobileMedia offers paging services to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although MobileMedia retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by MobileMedia are reduced.

    MobileMedia's resellers generally are not exclusive distributors of MobileMedia's services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of pagers to resellers at discounted rates. MobileMedia intends to be an active participant in the reseller channels and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of September 30, 1998, the reseller channel accounted for approximately 11% of recurring revenue.

    Retail. In the retail channel, MobileMedia sells pagers to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts MobileMedia to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase (as opposed to lease) paging units, reducing MobileMedia's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by MobileMedia. Retail distribution permits MobileMedia to penetrate the consumer market by supplementing direct sales efforts. As of September 30, 1998, the retail channel accounted for approximately 10% of recurring revenue.

COMPETITION

  See "Industry Overview--Competition".

REGULATION

  See "Industry Overview--Regulation".

SOURCES OF EQUIPMENT

  MobileMedia does not manufacture any of the pagers or related transmitting and paging terminal equipment used in its paging operations. MobileMedia currently purchases pagers from a limited number of suppliers and in turn sells or leases the pagers to its subscribers. Motorola is the primary supplier of pagers to MobileMedia.

Glenayre is MobileMedia's primary supplier of paging terminals, paging transmitters and voice mail system equipment. On February 6, 1997, MobileMedia obtained Bankruptcy Court approval to pay the pre-petition outstanding accounts payable owing to Motorola, Glenayre, NEC and Panasonic Communications & Systems Company ("Panasonic" and together with Motorola, Glenayre and NEC, the "Key Suppliers"), in exchange for which each of Motorola, NEC, Panasonic and Glenayre entered into post-petition supply agreements with MobileMedia.

EMPLOYEES

  At September 30, 1998, MobileMedia employed 3,072 people in various capacities, with 161 in MobileMedia's corporate headquarters in Fort Lee, New Jersey and the balance in its five regions. None of such employees is covered by collective bargaining agreements. MobileMedia believes its employee relations are good.

TRADEMARKS

  MobileMedia markets its services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM, except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which it markets its services under the federally registered mark MOBILEMEDIA. MobileMedia markets its messaging services under the federally registered mark VOICESTAR, and other services under the federally registered mark SPORTSCASTER and the unregistered mark MOBILECOMM CITYLINK. MobileMedia also owns other federally registered marks including:
DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA (and design) MOBILEMEDIA (and Globe Design), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA. In addition, MobileMedia has applications on file for federal registration of the marks MMS and MOBILECOMM (and design.)

PROPERTIES

  In addition to its FCC licenses and network infrastructure (which includes radio transmission and satellite uplink equipment), MobileMedia has the following categories of assets: (i) pagers (including both pagers held as fixed assets for lease and pager inventory for sale), pager parts and accessories; (ii) its subscriber base and related accounts receivable; (iii) intellectual property; (iv) real estate and improvements; (vi) leased assets;
(vii) computer and telephone systems and equipment; (viii) furniture, fixtures and equipment; (ix) ownership of one-third of the equity of Abacus Communications Partners, L.P.; (x) goodwill and other intangibles; and (xi) cash and cash equivalents.

  On January 22, 1998, the Bankruptcy Court approved MobileMedia's entry into a lease with Miller Freeman, Inc. (the "Fort Lee Lease"). Pursuant to the Fort Lee Lease, MobileMedia relocated its headquarters to Fort Lee, New Jersey as of March 23, 1998, resulting in cost savings to MobileMedia of approximately $3.0 million over the term of the Fort Lee Lease. On March 18, 1998, the Bankruptcy Court approved the assignment of the lease for the premises that previously served as MobileMedia's headquarters. The Bankruptcy Court has also extended the period during which MobileMedia can decide whether to assume or reject non-residential real property leases to the confirmation date of the Plan. As of September 30, 1998, 121 leases had been rejected with Bankruptcy Court approval. On April 14, 1998, the Bankruptcy Court approved MobileMedia's motion to assume the lease for the premises that serves as its Dallas, Texas customer service center.

  At September 1, 1998, MobileMedia leased office space (including its executive offices) in approximately 33 states for use in conjunction with its paging operations. MobileMedia leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures. MobileMedia's leases are for various terms and provide for monthly lease payments at various rates. MobileMedia believes that it will be able to obtain additional space as needed at acceptable cost.

 Sale of MobileMedia Tower Sites

  On July 7, 1998, MobileMedia and Pinnacle executed an agreement, subject to Bankruptcy Court approval, to sell the MobileMedia Tower Sites and to rent from Pinnacle transmitter space on the MobileMedia Tower Sites. The MobileMedia Tower Site Sale was completed on September 3, 1998. MobileMedia recognized proceeds from such sale of $170.0 million, and the annual rental expense is approximately $10.7 million. The proceeds of the MobileMedia Tower Site Sale were paid to the Pre-Petition Lenders, which Lenders had liens on all of the assets being sold.

  The MobileMedia Tower Site Sale was the product of an extensive bidding process. Prior to executing this agreement, Blackstone, on behalf of MobileMedia, contacted approximately 40 potential MobileMedia Tower Sites buyers and executed confidentiality agreements with, and distributed MobileMedia Tower Sites information to, approximately 30 of these potential buyers. After permitting certain potential purchasers to conduct due diligence, MobileMedia and Blackstone determined that Pinnacle's offer represented the highest and best offer.

  In connection with the agreement to sell the MobileMedia Tower Sites to Pinnacle, MobileMedia filed two motions on July 14, 1998. One motion sought to establish procedures for bidding on the MobileMedia Tower Sites and provides for liquidated damages and the reimbursement of expenses to Pinnacle under certain circumstances. This relief was granted on July 23, 1998. The second motion sought Bankruptcy Court approval of the sale of the MobileMedia Tower Sites to Pinnacle, and the rental of transmitter sites from Pinnacle and the payment of the sale proceeds to the Pre-Petition Lenders. The relief requested in this motion was granted on August 10, 1998.


EVENTS LEADING UP TO MOBILEMEDIA'S BANKRUPTCY FILINGS

  Beginning in 1995, MobileMedia grew its business primarily through acquisitions. In August 1995, MobileMedia completed the acquisition of the paging and wireless messaging business of Dial Page (the "Dial Page Acquisition"). The purchase price of the Dial Page Acquisition was largely financed through an initial public offering of 8,800,000 shares of Parent Class A Common Stock which, at a price to the public of $18.50 per share, generated net proceeds of approximately $151.9 million, which proceeds were contributed to MMC. The total purchase price of the Dial Page Acquisition was $187.4 million, which included the assumption of $85 million outstanding principal amount of the 12 1/4% Dial Page Notes. Concurrently with the transaction, MMC repurchased all but approximately $1.6 million of the Dial Page Notes. The Dial Page Acquisition added approximately 0.4 million units in service in the southeastern United States to MMC's subscriber base.

  In January 1996, MMC completed the acquisition of MobileComm, the paging and wireless messaging unit of BellSouth Corporation and an associated nationwide two-way narrowband 50/12.5 kHz PCS license (the "MobileComm Acquisition"). The purchase price for the MobileComm Acquisition was $928.7 million which was financed by (i) Parent's public offering of 15,525,000 shares of Class A Common Stock which, at a price to the public of $23.75 per share, generated net proceeds of approximately $354.9 million, of which $340.0 million was contributed by Parent to MMC, (ii) a concurrent public offering by MMC of $250.0 million aggregate principal amount at maturity of 9 3/8% Notes (the "MobileMedia 9 3/8% Notes") and (iii) loan facilities aggregating $750.0 million, consisting of a $550.0 million secured term loan facility and a $200.0 million secured revolving loan facility (the "MobileMedia 1995 Credit Facility"), evidenced by The MobileMedia 1995 Credit Agreement. $500.0 million of the secured term loan facility was used as consideration for the MobileComm Acquisition. $50.0 million dollars of the MobileMedia 1995 Credit Facility was used to repay MMC's former credit facility. The MobileComm Acquisition added approximately 1.7 million units in service to MobileMedia's subscriber base.

  During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MobileComm into those of MobileMedia. As a result, MobileMedia did not achieve expected growth in its subscriber base and revenues, nor did it realize anticipated efficiencies and cost reductions from the elimination of duplicative functions.

  During 1996, MobileMedia's financial position deteriorated. As of September 30, 1996, MMC was in violation of certain financial covenants under the $750.0 million MobileMedia 1995 Credit Agreement, which resulted in the occurrence of "Events of Default" under that agreement and precluded MMC from borrowing additional funds thereunder. MMC's obligations under the MobileMedia 1995 Credit Agreement are guaranteed by Parent and by all the subsidiaries of MMC. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent for the lenders under the MobileMedia 1995 Credit Agreement, regarding the terms of a possible financial restructuring.

  In press releases issued on September 27 and October 21, 1996, MobileMedia disclosed that misrepresentations had been made to the FCC by former members of management and that other violations of law had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. The results of an expanded investigation were submitted to the FCC on November 8, 1996. MobileMedia is still in the process of resolving these issues with the FCC. See "--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations-- Pending FCC Action Against MobileMedia".

  In November and December of 1996, MobileMedia sought to modify payment terms with certain of its larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, MobileMedia's largest supplier of pagers and pager repair parts, informed MobileMedia that it would require credit support to assure payment of approximately $35.0 million past due accounts payable and would refuse to accept orders for products or services from, and refuse to make shipments to, MobileMedia pending resolution of the matter. Subsequently, Glenayre, MobileMedia's primary supplier of paging terminals, transmitters and related parts, and NEC and Panasonic, MobileMedia's secondary suppliers of pagers, also made demands on MobileMedia for payment of their past due accounts in the aggregate amount of $11.8 million.

  On November 1, 1996, MobileMedia failed to make a scheduled interest payment of approximately $11.8 million on the MobileMedia 9 3/8% Notes, which failure was not cured during the 30-day grace period ending November 30, 1996. In addition, in December 1996 and January 1997, MobileMedia failed to make scheduled interest payments in the aggregate amount of approximately $13.4 million under the MobileMedia 1995 Credit Agreement.

  Negotiations between MobileMedia and the Pre-Petition Lenders, the holders of the MobileMedia 9 3/8% Notes and certain other outstanding notes (collectively, the "MobileMedia Notes") and with the Key Suppliers continued through late 1996. When it became apparent that MobileMedia would be unable, among other things, to reach agreements with the Key Suppliers to resume shipments of critical inventory and equipment or to reach agreement with the Pre-Petition Lenders and the holders of the MobileMedia Notes on the terms of a restructuring of its indebtedness outside of Chapter 11 of the Bankruptcy Code, MobileMedia concluded that it had no practical alternative other than to seek protection under Chapter 11.

  On January 30, 1997, MobileMedia filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court.

LITIGATION

  MobileMedia is attempting to resolve issues with the FCC surrounding misrepresentations and violations that occurred during the licensing process. In addition, MobileMedia is involved in the following litigation, potential litigation or claims.

 Securities Class Actions

  Prior to the Petition Date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its officers, directors and underwriters in the United States District Court for the

District of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant, but alleges that (i) certain former officers of MobileMedia deceived the investing public in violation of section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder and section 20(b) of the Exchange Act by making false statements or omissions in press releases and public filings between June 29, 1995 and September 27, 1996 (the "Class Period"), and (ii) certain officers, directors and underwriters of MobileMedia violated sections 11, 12(a)(2) and 15 of the Securities Act by failing to disclose information in offering documents filed with the Commission on or around November 7, 1995 in connection with the secondary offering of MobileMedia common stock and MobileMedia 9 3/8% Notes.

  The plaintiffs in the New Jersey Actions allege that, as a result of alleged misrepresentations, purchasers of Parent's common stock and MobileMedia 9 3/8% Notes suffered hundreds of millions of dollars in damages as the truth concerning, among other things, the severe problems with MobileMedia's growth strategy and its submission of false license applications to the FCC began to emerge and the price of MobileMedia securities dropped.

  In June 1997, MobileMedia initiated an adversary proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. The basis of MobileMedia's motion for a stay was, inter alia, that the continued prosecution of the New Jersey Actions would interfere with MobileMedia's efforts to reorganize and would deplete the assets of the estate.

  Pursuant to a stipulation entered into among MobileMedia and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the Effective Date of the Plan. On October 21, 1998, a motion to dismiss the New Jersey Actions filed by the defendents therein was denied.

  In addition to the New Jersey Actions, two lawsuits were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and Ernst & Young LLP. MobileMedia is not named as a defendant in these two actions. The actions are styled Allen T. Gilliland Trust v. Hellman & Friedman Capital Partners II, L.P., Civil Action No. 97-3543 (N.D. Cal. 1997), and Allen T. Gilliland Trust v. Hellman & Friedman MobileMedia Partners, L.L.C., Case No. 989891 (Cal. Super. Ct. 1997) (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions"). The plaintiffs in the California Actions are or were shareholders of Parent who purchased stock during 1995 and 1996 and allege that Parent, through the actions of the named defendants, violated federal securities laws, various provisions of the California Corporations Code and California state law in connection with the sale of Parent's securities and in various public filings.

  On November 4, 1997, MobileMedia commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At a hearing held on December 10, 1997, the Bankruptcy Court enjoined the plaintiffs in the California Actions until May 31, 1998 from prosecuting the California Actions, except that the Bankruptcy Court permitted the plaintiffs in the California Actions to prosecute and respond to certain legal motions and to request documents of defendants and non-parties who do not currently serve on the Board of MobileMedia.

  On May 15, 1998, MobileMedia filed a motion with the Bankruptcy Court seeking an extension of the stay in connection with the California Actions. Subsequent to negotiations with the plaintiffs in the California Actions, MobileMedia submitted an agreed form of order that barred certain types of discovery until September 15, 1998. This order was signed by the Bankruptcy Court on May 29, 1998.

  Neither the New Jersey Actions nor the California Actions names MobileMedia or any of its subsidiaries as a defendant. However, proofs of claim have been filed against MobileMedia by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against MobileMedia's Directors, Officers and Corporate Liability Insurance Policy. As to MobileMedia, however, these Claims are classified in Classes 7 and 8, and will receive no distributions under the Amended Plan.

 Bankruptcy Claims

  Since the June 16, 1997 bar date established by the Bankruptcy Court for filing proofs of claim in the Cases, MobileMedia has been actively involved in resolving the claims filed against its estates. As of September 30, 1998, approximately 2,400 proofs of claim had been filed in the Cases. Approximately 1,292 of these claims, filed in an aggregate amount of approximately $110.8 million, have already been resolved by order of the Bankruptcy Court at an aggregate allowed amount of approximately $5.51 million. As of September 30, 1998, MobileMedia had also analyzed and resolved an additional 860 proofs of claim, representing an aggregate allowed amount of $6.7 million. Excluding claims filed by or on behalf of the Pre-Petition Lenders, the holders of the MobleMedia Notes and taxing authorities, there are fewer than 30 unresolved filed claims over $100,000, which claims have an aggregate filed value of less than $25.0 million. MobileMedia has already filed objections with the Bankruptcy Court to certain of these claims and is currently in the process of reconciling and resolving those remaining. MobileMedia believes that, once resolved, the aggregate allowed amount of these remaining claims will be substantially less than $25.0 million.

  MobileMedia is also in the process of reconciling and resolving the tax claims filed against its estates. These tax claims were filed in an aggregate amount of approximately $30 million. MobileMedia anticipates that these claims will be allowed in an amount substantially less than the filed amount.

 Potential Unsecured Creditors Committee Litigation

  At a hearing held before the Bankruptcy Court on January 27, 1998, counsel to the Unsecured Creditors Committee indicated its intention immediately to serve discovery demands in connection with a potential objection to the Plan as filed on January 27, 1998. The Committee's ex parte order authorizing discovery under Bankruptcy Rule 2004 was approved by the Bankruptcy Court on February 5, 1998, and the Committee subsequently served subpoenas for the production of documents on MobileMedia and other parties. The production of documents by the respondents was largely completed during March, although issues pertaining to the production of certain privileged documents have yet to be resolved. On April 1, the Unsecured Creditors Committee also served requests to conduct the depositions of numerous individuals, including members of MobileMedia's management, board of directors, professionals involved in the reorganization proceedings, and members of the steering committee for MobileMedia's pre- and post-petition secured lenders. Because the Unsecured Creditors Committee supports the Amended Plan in its present form, it is not expected that this litigation will continue.

MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRESENTATION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following definitions are relevant to a review and discussion of MobileMedia's operating results.

  Services, rents and maintenance revenues ("paging revenue"): includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

  Net revenues: includes primarily paging revenues and sales of customer owned and maintained pagers less cost of pagers sold.

  Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

  Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

  General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

  Average revenues per Unit ("ARPU"): calculated by dividing (i) the average monthly services, rents and maintenance revenues for the period by (ii) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

  Average monthly operating expense per unit : calculated by dividing (i) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (ii) the weighted average number of units in service for the period.

  As used herein, "MobileMedia Adjusted EBITDA" represents earnings before other income (expense), taxes, depreciation and amortization, impairment of long-lived assets (see Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein), amortization of deferred gain on the tower sale (see Note 3 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein) and restructuring costs. EBITDA is a financial measure commonly used in the paging industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness.

  As used herein, the term "acquisitions" refers to both the MobileComm Acquisition and the Dial Page Acquisition.

OVERVIEW

  The following discussion and analysis should be read in conjunction with MobileMedia's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

  MobileMedia builds and operates wireless messaging and communications systems, and generates revenues from the provision of paging and other wireless communications services. MobileMedia's strategy is to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

  MobileMedia's revenues are derived primarily from fixed periodic recurring fees, not dependent on usage, charged to MobileMedia's subscribers for paging services. While a subscriber remains in MobileMedia's service, future operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm and on August 31, 1995, MMC purchased the paging business of Dial Page, Inc. MobileMedia has incurred integration related costs in excess of those originally anticipated to (i) transfer units-in-service between paging networks to rationalize capacity, (ii) temporarily operate duplicative functions, primarily customer service, and (iii) hire additional employees and consultants to focus on the integration. Additionally, MobileMedia has experienced increased loss of subscribers related to the integration difficulties. Accordingly, MobileMedia's financial results have been negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

  On January 30, 1997, Parent and MobileMedia filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring ("Bankruptcy Filing"). Parent and MobileMedia are presently operating their business as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. Pursuant to the requirements of the Bankruptcy Code, Parent and MobileMedia are required to file monthly operating reports with the United States Trustee. Such reports are publicly available through the office of the United States Trustee, and copies of such reports to date have been filed as Current Reports on Form 8-K with the Commission. Financial statements included in MobileMedia's periodic reports for the months of February, 1997 through June, 1998 were not prepared in accordance with GAAP due to MobileMedia's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to, an impairment adjustment of approximately $792.5 million recorded as of December 31, 1996.

  A Disclosure Statement related to the Amended Plan was filed with the Bankruptcy Court on August 25, 1998 and was amended as of September 18, 1998. A hearing concerning the adequacy of information contained in the Disclosure Statement is currently scheduled for December 10, 1998.

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers and related equipment to Pinnacle for $170.0 million in cash. Under the terms of a lease with Pinnacle, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

PENDING FCC ACTION AGAINST MOBILEMEDIA

  Pending FCC Action against MobileMedia. MobileMedia disclosed in press releases dated September 27, 1996 and October 21, 1996 that misrepresentations and other violations occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. As part of the cooperative process, MobileMedia also proposed to the FCC that a consent order be entered which would result, among other things, in the return of certain local paging authorizations then held by MobileMedia, the dismissal of certain pending applications for paging authorizations, and the voluntary acceptance of a substantial monetary forfeiture.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to each of the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an ALJ to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The order was originally granted for ten months and was extended by the FCC through October 6, 1998. The order, which is based on an FCC doctrine known as Second Thursday, provides that if there is a change of control that meets the conditions of Second Thursday, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. MobileMedia believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be eliminated, or a sale or merger of MobileMedia will result in a change of control that will satisfy the Second Thursday doctrine. On September 2, 1998, MobileMedia and Arch filed a joint Second Thursday application. MobileMedia believes the plan of reorganization contemplated by the Merger Agreement and the Amended Plan satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the proposed transaction. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application. Public comments on the Second Thursday application were due on November 16, 1998.

  In the event that Arch and MobileMedia are unable to consummate the transactions contemplated by the Merger Agreement and the Amended Plan or any other plan of reorganization that satisfies the conditions of Second Thursday, MobileMedia may be required to proceed with the hearing, which, if adversely determined, could result in the loss of MobileMedia's FCC licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on MobileMedia's financial condition and results of operations.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1998 Compared With Nine Months Ended September 30, 1997

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                   NINE MONTHS ENDED SEPTEMBER 30,
                           -----------------------------------------------------
                                    1997                       1998
                           -------------------------- --------------------------
                           (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
                                             (UNAUDITED)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA
Revenues
  Services, rents and
   maintenance...........  $     378,922       99.8%  $     320,002       98.8%
  Equipment sales and ac-
   tivation fees.........         28,235        7.4%         20,367        6.3%
                           -------------  ---------   -------------  ---------
Total revenues...........        407,157      107.3%        340,369      105.1%
Cost of products sold....        (27,524)      (7.3)%       (16,531)      (5.1)%
                           -------------  ---------   -------------  ---------
Net revenues.............        379,633      100.0%        323,838      100.0%
Operating expenses
  Services, rents and
   maintenance...........        110,146       29.0%         83,506       25.8%
  Selling................         53,816       14.2%         45,848       14.2%
  General and administra-
   tive..................        145,337       38.3%        101,383       31.3%
  Restructuring costs....         15,578        4.1%         13,831        4.3%
  Depreciation and amor-
   tization..............        104,368       27.5%         88,312       27.3%
  Amortization of de-
   ferred gain on tower
   sale..................            --         --             (389)      (0.1)%
                           -------------  ---------   -------------  ---------
Total operating expenses.        429,245      113.1%        332,491      102.7%
                           -------------  ---------   -------------  ---------
Operating loss:                  (49,612)     (13.1)%        (8,653)      (2.7)%
Other income (expense)...
Interest expense (net)...        (51,531)     (13.6)%       (42,449)     (13.1)%
Gain on sale of assets...              3        0.0%         94,085       29.1%
                           -------------  ---------   -------------  ---------
Total other income (ex-
 pense)..................        (51,528)     (13.6)%        51,636       15.9%
                           -------------  ---------   -------------  ---------
Income (loss) from con-
 tinuing operations be-
 fore income tax provi-
 sion ...................       (101,140)     (26.6)%        42,983       13.3%
Income tax provision.....            --         --              678        0.2%
                           -------------  ---------   -------------  ---------
Income (loss) from con-
 tinuing operations......      $(101,140)     (26.6)% $      42,305       13.1%
                           =============  =========   =============  =========
OTHER DATA
MobileMedia Adjusted
 EBITDA..................  $      70,334       18.5%  $      93,101       28.7%
Cash flows provided by
 (used in) operating ac-
 tivities................  $      (2,847)             $      41,585
Cash flows provided by
 (used in) investing ac-
 tivities................  $     (32,321)             $     137,309
Cash flows provided by
 (used in) financing ac-
 tivities................  $      20,396                  $(180,000)
ARPU.....................  $       10.39              $       10.74
Average monthly operating
 expense per unit........  $        8.48              $        7.73
Units in service (at end
 of period)..............      3,681,069                  3,182,207

  Units in service decreased 498,862 from 3,681,069 as of September 30, 1997 to 3,182,207 as of September 30, 1998, a decrease of 13.6% of which 240,727 units decreased between October 1, 1997 and December 31, 1997. The decrease with respect to the fourth quarter of 1997 was attributable to continued increases in unit cancellations due to acquisition integration difficulties, billing system clean up to remove non-revenue producing units and cancellation of units for non-payment. In 1998 the decrease was primarily attributable to gross additions which were below expectations.

  Services, rents and maintenance revenues decreased 15.5% to $320.0 million for the nine months ended September 30, 1998 compared to $378.9 million for the nine months ended September 30, 1997. The decrease was attributable to fewer units in service and partially offset by a $0.35 increase in ARPU from $10.39 for the nine months ended September 30, 1997 to $10.74 for the nine months ended September 30, 1998. The increase in ARPU was largely due to a greater percentage of units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel. Units sold through the direct distribution channel generally are sold at higher ARPU.

  Equipment sales and activation fees decreased 27.9% to $20.4 million for the nine months ended September 30, 1998 compared to $28.2 million for the nine months ended September 30, 1997. The decrease in equipment sales was primarily due to a $3.1 million decrease in equipment sold through the retail distribution channel and a $4.4 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased 439.5% to $3.8 million for the nine months ended September 30, 1998 from $0.7 million for the nine months ended September 30, 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

  Net revenues decreased 14.7% to $323.8 million for the nine months ended September 30, 1998 compared to $379.6 million for the nine months ended September 30, 1997.

  Services, rents and maintenance expenses decreased 24.2% to $83.5 million for the nine months ended September 30, 1998 compared to $110.1 million for the nine months ended September 30, 1997. This decrease resulted primarily from lower subcontracted paging expenses of approximately $12.4 million resulting from billing reconciliations, increased unit cancellations and customer migration to company-owned networks and reduced paging related telecommunications expenses of approximately $12.0 million. The decline in paging-related telecommunications expenses resulted primarily from the FCC clarification of its interconnection rules pursuant to the Telecommunications Act, which prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCC is considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileComm's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 29.0% to 25.8%.

  Selling expenses for the nine months ended September 30, 1998 decreased 14.8% to $45.8 million compared to $53.8 million for the nine months ended September 30, 1997. The decrease resulted primarily from lower sales personnel costs and lower commissions attributable to lower sales headcount and lower gross additions. Selling expenses as a percentage of net revenue were constant at 14.2%.

  General and administrative expenses decreased 30.2% to $101.4 million for the nine months ended September 30, 1998 compared to $145.3 million for the nine months ended September 30, 1997 and decreased as a percentage of net revenues to 31.3% for the nine months ended September 30, 1998 from 38.3% for the nine months ended September 30, 1997. The decrease primarily resulted from reduced bad debt expense due to improvements in MobileMedia's billing and collections functions and lower administrative telephone expenses resulting from lower call volume and lower long distance rates as of October 1, 1997 and lower customer service and retail activation expenses of $7.2 million primarily resulting from lower headcount.

  Restructuring costs decreased from $15.6 million for the nine months ended September 30, 1997 to $13.8 million for the nine months ended September 30, 1998 due to a decline in professional fees incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

  Depreciation and amortization decreased 15.4% to $88.3 million for the nine months ended September 30, 1998 compared to $104.4 million for the nine months ended September 30, 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense increased to 27.3% for the nine months ended September 30, 1998 from 27.5% for the nine months ended September 30, 1997.

  Amortization of deferred gain on tower sale was $0.4 million for the nine months ended September 30, 1998. (See Note 3 to MobileMedia's Consolidated Financial Statements).

  Operating loss decreased 82.6% to $8.7 million for the nine months ended September 30, 1998 from $49.6 million for the nine months ended September 30, 1997. The decrease was primarily due to decreased operating expenses.

  Interest expense decreased 17.6% to $42.4 million for the nine months ended September 30, 1998 compared to $51.5 million for the nine months ended September 30, 1997. The decrease was primarily due to lower interest expense on MobileMedia's DIP facility resulting from lower outstanding borrowings in 1998.

  Gain on sale of assets increased to $94.1 million for the nine months ended September 30, 1998 primarily as a result of the sale of transmission towers and related equipment to Pinnacle (See Note 3 to MobileMedia's Consolidated Financial Statements).

  Income (loss) from continuing operations before income tax provision, as a result of the above factors, increased to income of $42.9 million for the nine months ended September 30, 1998 compared to a loss of $101.1 million for the nine months ended September 30, 1997.

  Income tax provision increased to $0.7 million for the nine months ended September 30, 1998 primarily as a result of the sale of transmission towers to Pinnacle.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                       YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------
                                     1996                        1997
                          ----------------------------  --------------------------
                           (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA
Revenues
  Services, rents and
   maintenance..........  $       568,892       100.1%  $     491,174       99.9%
  Equipment sales and
   activation fees......           71,818        12.6          36,218        7.4
                          ---------------  ----------   -------------  ---------
Total revenues..........          640,710       112.8         527,392      107.3
  Cost of products sold.          (72,595)      (12.8)        (35,843)      (7.3)
                          ---------------  ----------   -------------  ---------
                                  568,115       100.0         491,549      100.0
Operating expenses
  Services, rents and
   maintenance..........          144,050        25.4         139,333       28.3
  Selling...............           96,817        17.0          69,544       14.1
  General and adminis-
   trative..............          218,607        38.5         179,599       36.5
  Impairment of long-
   lived assets.........          792,478       139.5             --         --
  Restructuring costs...            4,256         0.7          19,811        4.0
  Depreciation and amor-
   tization.............          348,698        61.4         140,238       28.5
                          ---------------  ----------   -------------  ---------
Total operating ex-
 penses.................        1,604,906       282.5         548,525      111.6
                          ---------------  ----------   -------------  ---------
Operating loss..........       (1,036,791)     (182.5)        (56,976)     (11.6)
Total other expense.....          (92,595)      (16.2)        (67,608)     (13.8)
                          ---------------  ----------   -------------  ---------
Loss before income tax
 benefit................       (1,129,386)     (198.7)       (124,584)     (25.3)
Income tax benefit......          (69,442)       12.2             --         --
                          ---------------  ----------   -------------  ---------
Net loss................  $    (1,059,944)     (186.5)% $    (124,584)     (25.3)%
                          ===============  ==========   =============  =========
OTHER DATA
MobileMedia Adjusted
 EBITDA.................  $       108,641        19.1%  $     103,073       21.0%
Cash flows provided by
 operating activities...  $        57,194               $      14,920
Cash flows used in in-
 vesting activities.....  $    (1,028,321)              $     (40,556)
Cash flows provided by
 financing activities...  $       586,111               $      13,396
ARPU....................  $         11.08               $       10.41
Average monthly operat-
 ing expense per unit
 (1)....................  $          8.95               $        8.23
Units in service (at end
 of period).............        4,424,107                   3,440,342

--------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

  Services, rents and maintenance revenues decreased 13.7% to $491.2 million for the year ended December 31, 1997 compared to $568.9 million for the year ended December 31, 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for the year ended December 31, 1997 from $11.08 for the year ended December 31, 1996 largely due to continued competitive market conditions.

  Equipment sales and activation fees decreased 49.6% to $36.2 million for the year ended December 31, 1997 compared to $71.8 million for the year ended December 31, 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for the year ended December 31,1996 to $0.4 million for the year ended December 31, 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for the year ended December 31, 1996 includes a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for pagers held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues decreased 13.5% to $491.5 million for the year ended December 31, 1997 compared to $568.1 million for the year ended December 31, 1996.

  Services, rents and maintenance expenses decreased 3.3% to $139.3 million for the year ended December 31, 1997 compared to $144.1 million for the year ended December 31, 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

  Selling expenses for the year ended December 31, 1997 decreased 28.2% to $69.5 million from $96.8 million for the year ended December 31, 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.1% for the year ended December 31, 1997 from 17.0% for the year ended December 31, 1996.

  General and administrative expenses decreased 17.8% to $179.6 million for the year ended December 31, 1997 compared to $218.6 million for the year ended December 31, 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for the year ended December 31, 1997 from 38.5% for the year ended December 31, 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

  Restructuring costs increased from $4.2 million for the year ended December 31, 1996 to $19.8 million for the year ended December 31, 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

  Depreciation and amortization decreased 59.8% to $140.2 million for the year ended December 31, 1997 compared to $348.7 million for the year ended December 31, 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996 (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein), amortization of a non-competition agreement related to the MobileComm Acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.5% for the year ended December 31, 1997 from 61.4% for the year ended December 31, 1996.

  Operating loss decreased to $57.0 million for the year ended December 31, 1997 from $1,036.8 million for the year ended December 31, 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

  Total other expense, principally interest expense, decreased 27.0% to $67.6 million for the year ended December 31, 1997 compared to $92.6 million for the year ended December 31, 1996. The decrease was primarily due to interest expense related to MobileMedia's $250.0 million Senior Subordinated Notes due

November 1, 2007 and $210.0 million Senior Subordinated Deferred Coupon Notes not being recognized subsequent to the Bankruptcy filing on January 30, 1997.

  Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for the year ended December 31, 1997 from $1,129.4 million for the year ended December 31, 1996.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

 Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                       YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------
                                   1995                         1996
                          -------------------------- ----------------------------
                           (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA
Revenues
  Services, rents and
   maintenance..........  $     220,745       97.6%  $       568,892       100.1%
  Equipment sales and
   activation fees......         32,251       14.3            71,818        12.6
                          -------------  ---------   ---------------  ----------
Total revenues..........        252,996      111.9           640,710       112.8
  Cost of products sold.        (26,885)     (11.9)          (72,595)      (12.8)
                          -------------  ---------   ---------------  ----------
                                226,111      100.0           568,115       100.0
Operating expenses
  Services, rents and
   maintenance..........         59,800       26.4           144,050        25.4
  Selling...............         45,203       20.0            96,817        17.0
  General and adminis-
   trative..............         59,034       26.1           218,607        38.5
  Impairment of long-
   lived assets.........            --         --            792,478       139.5
  Restructuring costs...            --         --              4,256         0.7
  Depreciation and amor-
   tization.............         71,408       31.6           348,698        61.4
                          -------------  ---------   ---------------  ----------
Total operating ex-
 penses.................        235,445      104.1         1,604,906       282.5
                          -------------  ---------   ---------------  ----------
Operating loss..........         (9,334)      (4.1)       (1,036,791)     (182.5)
Total other expense.....        (31,745)     (14.0)          (92,595)      (16.2)
                          -------------  ---------   ---------------  ----------
Loss before income tax
 benefit................        (41,079)     (18.2)       (1,129,386)     (198.7)
Income tax benefit......            --         --            (69,442)       12.2
                          -------------  ---------   ---------------  ----------
Net loss................  $     (41,079)     (18.2)% $    (1,059,944)     (186.5)%
                          =============  =========   ===============  ==========
OTHER DATA
MobileMedia Adjusted
 EBITDA.................  $      62,074       27.5%  $       108,641        19.1%
Cash flows provided by
 operating activities...  $      43,849              $        57,194
Cash flows used in in-
 vesting activities.....      $(312,698)                 $(1,028,321)
Cash flows provided by
 financing activities...  $     671,794              $       586,111
ARPU....................  $        9.64              $         11.08
Average monthly operat-
 ing expense per unit
 (1)....................  $        7.17              $          8.95
Units in service (at end
 of period).............      2,369,101                    4,424,107

--------
(1)Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service increased by 2,055,006 to 4,424,107 as of December 31, 1996 when compared to December 31, 1995. The increase was attributable to 1,764,752 units acquired from the MobileComm Acquisition and 290,254 net units acquired from internal growth through MobileMedia's various sales distribution channels.

  Services, rents and maintenance revenues increased 157.7% to $568.9 million for the year ended December 31, 1996 compared to $220.7 million for the year ended December 31, 1995 due to additional revenues associated with the acquisitions and continued growth in the number of units in service. ARPU increased to $11.08 for the year ended December 31, 1996 from $9.64 for the year ended December 31, 1995 largely due to the impact of the acquired subscribers from MobileComm and Dial Page. The ARPU impact of the acquisitions was partly offset by net units added in 1996 through the reseller distribution channel at lower ARPU. ARPU also declined as a result of continued competitive market conditions.

  Equipment sales and activation fees increased 122.7% to $71.8 million for the year ended December 31, 1996 compared to $32.3 million for the year ended December 31, 1995. The increase in equipment sales is attributable to MobileMedia's significant presence in retail distribution as a result of the MobileComm Acquisition. Equipment sales and activation fees, less cost of products sold, decreased 114.5% to $(0.8) million for the year ended December 31,1996. The decrease is attributable to discounting of equipment selling prices to large retailers as a means of generating subscriber additions through the retail distribution channel. Cost of products sold also includes an writedown of $3.2 million in 1996, reflecting the establishment of a lower of cost or market reserve for pagers held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues increased 151.3% to $568.1 million for the year ended December 31, 1996 compared to $226.1 million for the year ended December 31, 1995.

  Services, rents and maintenance expenses increased 140.9% to $144.1 million for the year ended December 31, 1996 compared to $59.8 million for the year ended December 31, 1995, primarily due to increased expense levels related to the acquisitions and increased transmitter site lease expenses related to MobileMedia's nationwide paging network which commenced service on April 1, 1996. The balance of the increase resulted primarily from an increase in subcontracted paging expense by approximately $6.3 million primarily associated with the increase in nationwide paging units serviced by networks other than those owned by MobileMedia and $1.6 million in research and development expenses related to the development of a two-way wireless subscriber device. Services, rents and maintenance expenses decreased as a percentage of net revenues to 25.4% for the year ended December 31, 1996 from 26.4% for the year ended December 31, 1995.

  Selling expenses for the year ended December 31, 1996 increased 114.2% to $96.8 million from $45.2 million for the year ended December 31, 1995 primarily due to the increased expense levels related to the acquisitions. Selling expenses as a percentage of net revenue decreased to 17.0% for the year ended December 31, 1996 from 20.0% for the year ended December 31, 1995.

  General and administrative expenses increased 270.3% to $218.6 million for the year ended December 31, 1996 compared to $59.0 million for the year ended December 31, 1995 primarily due to the increased expense levels related to the acquisitions. General and administrative expenses increased as a percentage of net revenues to 38.5% for the year ended December 31, 1996 from 26.1% for the year ended December 31, 1995. The balance of the increase resulted primarily from increased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. During the third and fourth quarters of 1996, MobileMedia experienced significant difficulty in collecting outstanding accounts receivable. These difficulties resulted primarily from inaccurate billing and inadequate resolutions of customer problems largely caused by difficulties of integrating acquisitions. In addition, MobileMedia paid $2.1 million in separation expenses in the second half of 1996 due to the departure of several senior executives of MobileMedia and $0.7 million in separation expenses in the first quarter of 1995 due to the departure of the Chairman of the Board of Directors of MobileMedia.

  Impairment of long-lived assets of $792.5 million included a writedown of long-lived assets effective December 31, 1996, pursuant to Statement of Financial Accounting Standards No. 121. (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein).

  Restructuring costs of $4.3 million for the year ended December 31, 1996 included legal and professional fees related to various restructuring activities by MobileMedia prior to the Bankruptcy Filing.

  Depreciation and amortization increased 388.3% to $348.7 million for the year ended December 31, 1996 compared to $71.4 million for the year ended December 31, 1995. The increase was primarily due to additional amortization expenses related to the acquisitions and increased pager depreciation resulting from a decrease to the depreciable pager base resulting from unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values. As a percentage of net revenues, depreciation and amortization expense increased to 61.4% for the year ended December 31, 1996 compared to 31.6% for the year ended December 31, 1995.

  Operating loss increased to $1,036.8 million for the year ended December 31, 1996 from $9.3 million for the year ended December 31, 1995. The increase was primarily due to the impairment writedown of certain long-lived assets and increased amortization expenses relating to the acquisitions offset by the increase in net revenues.

  Total other expense, principally interest expense, increased 191.7% to $92.6 million for the year ended December 31, 1996 compared to $31.7 million for the year ended December 31, 1996. The increase was primarily due to additional debt incurred to finance the acquisitions and capital expenditures.

  Loss before income tax benefit, as a result of the above factors, increased to $1,129.4 million for the year ended December 31, 1996 compared to $41.1 million for the year ended December 31, 1995.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.


LIQUIDITY AND CAPITAL RESOURCES

  MobileMedia's operations and strategy require the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements have been funded by net cash from operating activities, additional borrowings and capital contributions.

 Chapter 11 Filing

  On January 30, 1997, Parent and MobileMedia filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Parent and MobileMedia are currently operating their businesses as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. Pursuant to the requirements of the Bankruptcy Code, Parent and MobileMedia are required to file monthly operating reports with the appointed United States Trustee. Such reports are publicly available through the office of the United States Trustee, and copies of such reports to date have been filed as Current Reports on Form 8-K with the Commission. Financial statements included in Parent's periodic reports for the months of February, 1997 through June, 1998 were not prepared in accordance with GAAP due to Parent's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to, an impairment adjustment of $792.5 million recorded as of December 31, 1996.

 Agreement with Key Suppliers

  In January 1997, MobileMedia sought approval of the Bankruptcy Court to pay the pre-petition claims of its Key Suppliers (Motorola, Glenayre, NEC and Panasonic) in the aggregate amount of $47.4 million, which approval was granted by the Bankruptcy Court on February 6, 1997. Upon entry of the Bankruptcy Court's order approving the payments, MobileMedia paid the pre-petition claims of and entered into supply agreements with each of the Key Suppliers. Each of the Key Suppliers has been shipping product to MobileMedia in accordance with its respective supply agreement.

 DIP Credit Agreement

  In connection with the Bankruptcy Filings, MobileMedia entered into the DIP Credit Agreement with The Chase Manhattan Bank, as agent (the "Agent"), and certain other financial institutions (collectively, the "DIP Agreement Lenders") that initially provided MobileMedia with up to $200.0 million of post-petition, debtor-in-possession ("DIP") financing. At a hearing on January 30, 1997, the Bankruptcy Court entered an interim order approving the DIP facility, as a result of which MobileMedia gained access to $70.0 million of such DIP funds, subject to MobileMedia entering into agreements with its Key Suppliers to sell equipment and provide services. This condition was satisfied when MobileMedia entered into such agreements with the Key Suppliers. MobileMedia used $47.4 million of the available $70.0 million of DIP funds to pay the pre-petition claims of their Key Suppliers, among other things. On February 19, 1997, the Bankruptcy Court entered a final order approving MobileMedia's DIP facility, as a result of which MobileMedia gained access to an additional $30.0 million of DIP funds for a total of $100.0 million. The remaining $100.0 million of DIP funds became available on May 1, 1997, as a result of MobileMedia's delivery of a business plan to the Agent by April 15, 1997, which was found to be satisfactory by the financial advisor to the DIP Agreement Lenders. Under the terms of the DIP Credit Agreement and the order of the Bankruptcy Court related thereto, MobileMedia is required to make monthly interest payments to the DIP Agreement Lenders, and monthly "adequate protection" payments to the pre-petition secured lenders of MobileMedia. During 1997, MobileMedia drew down $47.0 million of borrowings and repaid $37.0 million under the DIP facility. During January and February, 1998 MobileMedia repaid an additional $10.0 million. As of September 30, 1998 there were no funded borrowings under the DIP facility. On January 27, 1998, the DIP facility was amended and, at the request of MobileMedia, reduced from $200.0 million to $100.0 million. On August 12, 1998 the Debtors received approval from the Bankruptcy Court to extend the DIP facility to March 31, 1999 and to reduce availability thereunder further, at the request of MobileMedia, from $100.0 million to $75.0 million.

 Capital Expenditures and Commitments

  Capital expenditures were $32.4 million for the nine months ended September 30, 1998 compared to $32.3 million for the nine months ended September 30, 1997 and $40.6 million for the year ended December 31, 1997 compared to $161.9 million for the year ended December 31, 1996. Capital expenditures increased $0.1 million for the nine months ended September 30, 1998 compared to the nine-month period ended September 30, 1997 and $121.3 million for the year ended December 31, 1997 compared to the corresponding period in 1996 principally as a result of lower pager purchases resulting from fewer gross additions and increased utilization of existing pager inventory stock. The Merger Agreement contains certain restrictions on MobileMedia's ability to make certain capital expenditures without the consent of Arch. See "The Merger Agreement--Certain Covenants and Agreements".

  MobileMedia anticipates capital spending for the calendar years 1998 and 1999 to be approximately $60.0 million and $95.0 million, respectively. Capital spending includes approximately $10.0 million in 1998 and $24.0 million in 1999 for construction of a nationwide N-PCS network providing frequency reuse and guaranteed message delivery capabilities. The remaining expenditures are primarily for subscriber equipment and improvements to MobileMedia's one-way network.

 Sources of Funds

  MobileMedia's net cash provided by operating activities was $41.6 million for the nine months ended September 30, 1998 compared to a use of cash of $2.8 million for the nine months ended September 30, 1997.

Inventories increased $0.3 million from December 31, 1996 to September 30, 1998 compared to a decrease of $9.2 million from December 31, 1996 to September 30, 1997 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $10.7 million from December 31, 1997 to September 30, 1998 compared to a decrease of $19.4 million from December 31, 1996 to September 30, 1997. Net accounts receivable decreased $17.3 million from December 31, 1997 to September 30, 1998 compared to a decrease of $1.1 million from December 31, 1996 to September 30, 1997 due to improved billing and collections functions and lower sales volume.

  MobileMedia's net cash provided by operating activities was $14.9 million for the year ended December 31, 1997 compared to $57.2 million for the year ended December 31, 1996. Inventories decreased $12.5 million from December 31, 1996 to December 31, 1997 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $25.4 million from $181.8 million as of December 31, 1996 to $156.4 million as of December 31, 1997 primarily due to payments to Key Suppliers during 1997. Net accounts receivable decreased $11.3 million from $66.7 million as of December 31, 1996 to $55.4 million as of December 31, 1997 due to improved billing and collections functions.

 Tower Sale

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle for $170.0 million in cash. Under the terms of a lease with Pinnacle, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

 Debt Obligations

  As of September 30, 1998, the debt obligations of MobileMedia included a DIP credit facility. See "--DIP Credit Agreement". MobileMedia is subject to certain financial and operating restrictions contained in the DIP Credit Agreement that are customary in credit facilities of this type, including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Agreement Lenders. Amounts outstanding under the DIP Credit Agreement bear interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, MobileMedia drew down $47.0 million of borrowings and repaid $37.0 million under the DIP Credit Agreement. During January and February, 1998 MobileMedia repaid an additional $10.0 million. As of September 30, 1998 there were no funded borrowings under the DIP Credit Agreement.

  In addition to the DIP Credit Agreement, the debt obligations of MobileMedia also include the following:

  The MobileMedia 1995 Credit Agreement, a $750.0 million senior secured and guaranteed credit agreement with a syndicate of lenders including The Chase Manhattan Bank. As of September 30, 1998 there was $479.0 million outstanding under this facility consisting of term loans of $101.5 million and $304.6 million and loans under a revolving credit facility totaling $72.9 million. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996, MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. MobileMedia's obligations under the MobileMedia 1995 Credit Agreement are secured by substantially all of the assets of MobileMedia and all of its subsidiaries, including the capital stock of the subsidiaries, and Parent and the subsidiaries of MobileMedia have guaranteed all of MobileMedia's borrowings, including principal and interest. Performance of Parent's obligations as a guarantor is secured by a pledge of the capital stock of MMC. Since the petition date, MobileMedia brought current its interest payments and has been making monthly adequate protection payments to the lenders under the Pre-

Petition 1995 Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobleMedia repaid $170.0 million of borrowings under MobleMedia's 1995 Credit Agreement using proceeds from the sale of 166 transmission towers to Pinnacle.

  MobleMedia issued $250.0 million Senior Subordinated MobileMedia 9 3/8% Notes in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11 to MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the MobileMedia 9 3/8% Notes which constituted an event of default under this indenture. The noteholders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition Date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code and no interest has accrued on the notes.

  MobleMedia issued $210.0 million of Senior Subordinated Deferred Coupon Notes (the "MobileMedia Deferred Coupon Notes") , at a discount, in November 1993. The MobileMedia Deferred Coupon Notes accrete at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210.0 million by December 1, 1998 after which interest is paid in cash at a rate of 10.5% and is payable semiannually. By virtue of the missed interest payments on the MobileMedia 9 3/8% Notes and the MobileMedia 1995 Credit Agreement, an event of default has occurred under this indenture. The noteholders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition Date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code and no interest has accrued on the notes.

 Other Matters

  Prior to the Bankruptcy Filing, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL). The consolidated amended complaint was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an adversary proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a stipulation entered into among MobileMedia and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 or the effective date pursuant to a plan of reorganization. On October 21, 1998, defendants' motion to dismiss The New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

  In addition to the New Jersey Actions, the two California Actions were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and MobileMedia's independent auditors. MobileMedia is not named as defendant in the California Actions.

  On November 4, 1997, MobileMedia commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions.

  Neither the New Jersey Actions nor the California Actions name MobileMedia as a defendant. However, proofs of claim have been filed against MobileMedia by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against MobileMedia's Directors, Officers and Corporate Liability Insurance Policy. Under the Amended Plan, these claims will receive no distributions.

RISKS RELATING TO YEAR 2000

  Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, within the next year, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

 State of Readiness

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. While the results of the tests are still being analyzed, relatively few Year 2000 problems were identified. Additional testing is scheduled for the first quarter of 1999, including testing of MobileMedia's financial and human resource software packages. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $200,000 on additional software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

 Risks relating to Year 2000 Compliance Matters

  MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning in respect of Year 2000 compliance during calendar year 1999.

 New Authoritative Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia's management does not anticipate that the adoption of SFAS No. 130 will have any effect on MobileMedia's reporting.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore MobileMedia will adopt the new requirements retroactively in 1998. MobileMedia's management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have a significant effect on MobileMedia's reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued SOP 98-5, "Reporting Costs of Start-Up Activities", which requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on MobileMedia's financial position or results of operation.

                        DESCRIPTION OF ARCH SECURITIES

  The authorized capital stock of Arch consists of 75,000,000 shares of Arch Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. As of the Record Date, there were
outstanding shares of Arch Common Stock held by     stockholders of record,
and 250,000 shares of Series C Preferred Stock held by 9 stockholders of record. Upon approval of the Charter Amendment Proposal, and the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, the Arch Certificate will be amended to increase the number of authorized shares of Arch Common Stock to 365,000,000 shares, of which 65,000,000 will be designated Class B Common Stock, and to authorize the issuance of 65,000,000 shares of Class B Common Stock $.01 par value per share.

  Arch will issue (i) Rights to the holders of Class 6 claims, which will permit such holders to acquire shares of Arch Combined Common Stock at a price of $2.00 per share and (ii) Arch Stockholder Rights to the stockholders of Arch on a record date to be determined by the Arch Board which will permit such stockholders to acquire shares of Arch Common Stock at a price of $2.00 per share or Arch Participation Warrants to the extent such Arch Stockholder Rights are not exercised.

  The following summary of certain provisions of Arch Common Stock, Class B Common Stock, Series C Preferred Stock, Arch Warrants, Arch Certificate and Arch By-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Arch Certificate and Arch By-laws.

ARCH COMMON STOCK

  Holders of Arch Common Stock are entitled to one vote per share, to receive dividends when and if declared by the Arch Board and, subject to any participating or similar rights of any series of Arch Preferred Stock at the time outstanding, to share ratably in the assets of Arch legally available for distribution to its stockholders in the event of liquidation. Holders of Arch Common Stock will have no preemptive, subscription, redemption or conversion rights. All shares of Arch Common Stock issued in the Merger will be fully paid and nonassessable. The holders of Arch Common Stock do not have cumulative voting rights.

CLASS B COMMON STOCK

  The Class B Common Stock will be identical in all respects to Arch Common Stock, except that holders of Class B Common Stock will not be entitled to vote in the election of directors and will be entitled to 1/100th of a vote per share with respect to all other matters. Except as otherwise required by law, Class B Common Stock will vote as a single class together with the Arch Common Stock.

  The Class B Common Stock will only be issued to the Standby Purchasers and their affiliates to the extent that such Standby Purchasers and their affiliates would own, in the aggregate, more than 49.0% of the outstanding shares of capital stock of Arch generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the Merger, and any shares of Class B Common Stock transferred by any Standby Purchaser to any transferee other than another Standby Purchaser will automatically convert into an equal number of shares of Arch Common Stock. Class B Common Stock is being used so that the issuance of Arch Combined Common Stock to the Standby Purchasers in the Merger will not trigger the change of control repurchase provisions contained in the indentures governing certain notes previously issued by Arch and ACI. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization-- Certain Risks Associated with the Merger" and "Description of Certain Arch Indebtedness".

ARCH PREFERRED STOCK

  The Arch Board is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Arch Board may determine, including dividend, conversion, redemption and liquidation rights and preferences. Arch does not have any present plans to issue shares of its preferred stock, other than the shares of Series C Preferred Stock currently outstanding.

ARCH SERIES C PREFERRED STOCK

  The Series C Preferred Stock has the rights and preferences summarized below:

  Conversion. The Series C Preferred Stock is convertible into Arch Common Stock at an initial conversion price of $5.50 per share, subject to certain adjustments.

  Dividends. The Series C Preferred Stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at Arch's option, through the issuance of shares of Arch Common Stock valued at 95% of the then prevailing market price or, if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch.

  Voting Rights. So long as at least 50% of the Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock have the right, voting as a separate class, to designate one member of the Boards of Directors of Arch and ACI and such director has the right to be a member of any committee of either such Board of Directors. On all other matters, the Series C Preferred Stock votes as a single class with Arch Common Stock. Each share of Series C Preferred Stock is currently entitled to 18 2/9 votes.

  Redemption. The Series C Preferred Stock permits the holders in the year 2005 to require Arch to redeem the Series C Preferred Stock, for, at Arch's option, either cash or Arch Common Stock valued at 95% of the then prevailing market price of Arch Common Stock and is subject to redemption for cash or Arch Common Stock at ACI's option in certain circumstances.

  Liquidation Preference. Upon liquidation, dissolution or winding up of Arch, the holders of Series C Preferred Stock will be entitled, before any distribution or payment is made upon any Arch Common Stock, to be paid (i) $100.00 per share of Series C Preferred Stock (subject to certain adjustments), plus (ii) accrued and unpaid dividends on such shares of Series C Preferred Stock before any amounts paid to the holders of shares of Arch Common Stock. In the event that the assets of Arch are insufficient to permit full payment to the holders of Series C Preferred Stock as provided above, then the assets will be distributed pro rata among the holders of the Series C Preferred Stock.

ARCH PARTICIPATION WARRANTS

  On the terms and subject to the conditions set forth in the Amended Plan and the Merger Agreement, Arch will issue and deliver: (a) Arch Participation Warrants to the Standby Purchasers to acquire up to 3,675,659 shares of Arch Common Stock and (b) Arch Participation Warrants to the Arch stockholders (to the extent Arch Stockholders do not exercise the Arch Stockholder Rights) to acquire up to 44,893,166 shares of Arch Common Stock. The shares of Arch Combined Common Stock purchasable upon exercise of the Arch Participation Warrants are hereinafter referred to as the "Arch Participation Warrant Shares." The purchase price per Arch Participation Warrant Share issuable upon the exercise of an Arch Participation Warrant (the "Arch Participation Warrant Price") will be a fixed exercise price equal to the amount that would result at September 1, 2001 from an investment of $2.00 on the Effective Date assuming a 20% per annum internal rate of return.

  Each Arch Participation Warrant, including without limitation any Arch Participation Warrants that may be issued upon partial exercise, replacement, or transfer of Arch Participation Warrants, will be evidenced by, and subject to the terms of, a warrant certificate (the "Arch Participation Warrant Certificate").

  The Bank of New York (the "Warrant Agent"), on behalf of Arch, will keep or cause to be kept, at the principal office of the Warrant Agent designated for such purpose, books for registration and transfer of the Arch Participation Warrant Certificates issued hereunder by Arch. Arch and the Warrant Agent will be entitled to treat the registered holder of any Arch Participation Warrant Certificate as the sole owner of the Arch Participation Warrants represented by such Arch Participation Warrant Certificate for all purposes and will not be bound to recognize any equitable or other claim or interest in such Arch Participation Warrants on the part of any other person.

  Arch Participation Warrants may be exercised by the holder thereof, in whole or in part, at any time and from time to time after the Effective Time and prior to 5:00 p.m., New York City time, on September 1, 2001 provided that holders shall be able to exercise their Arch Participation Warrants only if
(i) (A) the Warrant Shares Registration Statement (as defined therein) is then in effect and Arch has delivered to each person exercising an Arch Participation Warrant a current prospectus meeting the requirements of the Securities Act, or (B) the exercise of the Arch Participation Warrants is exempt from the registration requirements of the Securities Act, and (ii) the Arch Participation Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the holder of the Arch Participation Warrants to be exercised, and, if applicable, the persons to whom it is proposed that the Arch Participation Warrant Shares be issued on exercise of the Arch Participation Warrants, reside.

  The Arch Participation Warrant Price and the number and kind of Arch Participation Warrant Shares purchasable upon exercise of the Arch Participation Warrants will be subject to adjustment from time to time upon the occurrence of certain events as provided in the Arch Participation Warrant Agreement.

  Arch may reduce the Arch Participation Warrant Price by any amount for any period of time, if the period is at least 20 calendar days and if the reduction is irrevocable during the period; provided that in no event may the Arch Participation Warrant Price be less than the par value of Arch Common Stock.

  Neither Arch nor the Warrant Agent will be required to issue fractional Arch Participation Warrant Shares or fractional interests in any other securities upon the exercise of Arch Participation Warrants.

  Arch will deliver to the Warrant Agent, within 15 calendar days after it files them with the Commission, copies of its annual report and other information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that Arch is required to file with the Commission. To the extent any such information, documents, or other reports are required to be sent by Arch to the holders of outstanding Arch Common Stock, the Company will simultaneously send copies thereof to the holders of Arch Participation Warrants.



FOREIGN OWNERSHIP RESTRICTIONS

  Under the Communications Act, generally no more than 25% of Arch capital stock can be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation. See "Industry Overview--Regulation". Accordingly, the Arch Certificate provides that Arch may redeem outstanding shares of its stock from certain holders if the continued ownership of such stock by such holders (because of their foreign citizenship or otherwise) would place the FCC licenses held by Arch in jeopardy. The Arch Certificate provides that required redemptions, if any, will be made at a price per share equal to the lesser of the Fair Market Value of the shares (as defined in the Arch Certificate) or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of Delaware law and the Arch Certificate and Arch By-Laws may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arch first to negotiate with Arch. Arch believes that the benefits of increased protection of Arch's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Arch outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

RIGHTS PLAN

  Arch has a stockholders rights plan (the "Preferred Stock Rights Plan") pursuant to which each outstanding share of Arch Common Stock has attached to it one preferred stock purchase right (a "Purchase Right") to purchase from Arch a unit (a "Preferred Stock Unit") consisting of one one-thousandth of a share of Arch Series B Preferred stock at a cash purchase price of $150.00 per Preferred Stock Unit, subject to adjustment. Pursuant to the Preferred Stock Rights Plan, the Purchase Rights automatically attach to and trade together with each share of Arch Common Stock.

  The Purchase Rights are not exercisable or transferable separately from the shares of Arch Common Stock to which they are attached until the earlier of
(i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (up to 33% in certain specified circumstances described below) of the outstanding shares of the Arch Common Stock (a "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of Arch Common Stock.

  In the event that any person or entity becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Arch Common Stock which Arch's independent directors determine to be fair to, and in the best interests of, Arch's stockholders), each holder of a Purchase Right other than the Acquiring Person will thereafter have the right to receive, upon exercise, that number of shares of Arch Common Stock which equals the exercise price of the Purchase Right divided by one-half of the current market price of Arch Common Stock at the Stock Acquisition Date. However, in any such event, all Purchase Rights that are beneficially owned by an Acquiring Person shall be null and void.

  In the event that a Stock Acquisition Date occurs and (i) Arch is acquired in a merger or other business combination transaction in which Arch is not the surviving corporation or the Arch Common Stock is changed or exchanged (other than a merger that follows an offer determined to be fair by Arch's independent directors as described above) or (ii) 50% or more of Arch's assets or earning power is sold or transferred, each holder of a Purchase Right (except Purchase Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Purchase Rights divided by one-half of the current market price of such common stock at the Stock Acquisition Date.

  The Purchase Rights are not currently exercisable. In connection with the execution of the Merger Agreement, Arch amended the Preferred Stock Rights Plan to permit each Standby Purchaser to acquire, without becoming an Acquiring Person, up to the sum of (i) the number of shares distributed to it from the Creditor Stock Pool, (ii) the number of shares purchased by it pursuant to the exercise of Purchase Rights (iii) the number of shares purchased directly pursuant to the Standby Purchase Agreements and (iv) 5% of the outstanding Arch Common Stock (but in no event more than a total of 33%, 27%, 26% or 15.5% of such outstanding stock in the case of W.R. Huff, Whippoorwill, Credit Suisse First Boston Corporation and Northwestern Mutual and their affiliates, respectively). The Amended Preferred Stock Rights Plan further provides that the Standby Purchasers will not be deemed to be a group for purposes of the Preferred Stock Rights Plan solely because of performance of their commitments under the Standby Purchase Agreements.

CLASSIFIED BOARD OF DIRECTORS

  The Arch Certificate and Arch By-laws provide that the Arch Board will be divided into three classes, with the terms of each class expiring in a different year. The Arch By-laws provide that the number of directors will be fixed from time to time exclusively by the Arch Board, but shall consist of not more than 15 nor less than three directors. A majority of the Arch Board then in office has the sole authority to fill in any vacancies on the Arch Board. The Arch Certificate provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

STOCKHOLDER ACTIONS AND MEETINGS

  The Arch Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Arch Certificate and Arch By-Laws provide that special meetings of stockholders can be called by the Chairman of the Arch Board, pursuant to a resolution approved by a majority of the total number of directors which Arch would have if there were no vacancies on the Arch Board, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman of the Arch Board, or at the request of a majority of the members of the Arch Board, or as specified in the stockholders' call for a meeting. The Arch By-laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Arch Board, of candidates for election as directors. The Arch By-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if written notice of such stockholder's intent to make such nomination or nominations has been given to the Secretary of Arch not later than 80 days prior to the date of any annual or special meeting. In the event that the date of such annual or special meeting was not publicly announced by Arch more than 90 days prior to the meeting, notice from the stockholder must be delivered to the Secretary of Arch not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. The notice must contain certain information about the proposed nominee as would be required to be included in a proxy statement filed pursuant to the Commission's proxy rules had the nominee been nominated by the Arch Board. The notice must also contain the consent of each nominee to serve as a director of Arch if so elected and certain information about the stockholder proposing to nominate such nominee.

AMENDMENT OF CERTAIN PROVISIONS OF THE ARCH CERTIFICATE AND ARCH BY-LAWS

  The Arch Certificate requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend certain provisions of the Arch Certificate, including provisions relating to the removal of directors, the prohibition on stockholder action by written consent in lieu of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the Arch By-laws.

CONSIDERATION OF NON-ECONOMIC FACTORS IN ACQUISITIONS

  The Arch Certificate empowers the Arch Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include: (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of Arch in a freely negotiated transaction, and the estimated future value of Arch as an independent entity; (ii) the impact of such a transaction on the subscribers and employees of Arch and its effect on the communities in which Arch operates; and (iii) the ability of Arch to fulfill its objectives under applicable statutes and regulations.

RESTRICTIONS ON CERTAIN PURCHASES OF STOCK BY ARCH

  The Arch Certificate prohibits Arch from repurchasing any shares of Arch's stock from any person, entity or group that beneficially owns 5% or more of Arch's then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of Arch's Disinterested Stockholders approves the transaction. "Disinterested Stockholders" means each holder of less than 5% of the voting power of Arch. This restriction on purchases by Arch does not apply to any offer to purchase a class of Arch's stock which is made on the same terms and conditions to all holders of the class of stock, to any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Arch's stock, to any purchase of Arch's stock in accordance with the terms of any stock option or employee benefit plan, or any purchase at prevailing marketing prices pursuant to a stock repurchase program.

"BLANK CHECK" PREFERRED STOCK

  The Arch Board is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Arch Board may determine, including dividend, conversion, redemption and liquidation rights and preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Arch Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control in Arch.

DELAWARE ANTI-TAKEOVER STATUTE

  Section 203 of the DGCL is applicable to publicly held corporations organized under the laws of Delaware, including Arch. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and the affiliates and associates of such person referred to in
(i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Arch Certificate and the Arch By-laws do not exclude Arch from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Arch to negotiate in advance with the Arch Board.

DIRECTOR LIABILITY AND INDEMNIFICATION

  Under the DGCL, a corporation has the power to indemnify any director or officer against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe the conduct of the person was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any officer or director against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine. The DGCL requires that to the extent an officer or director of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify the officer or director against expenses incurred in connection therewith.

  Under the DGCL, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

  The Arch Certificate provides that Arch will, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it has the power to indemnify against all of the costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, or any subsidiary of Arch, or of any other corporation for which such persons acted as officer or director at the request of Arch.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for Arch Common Stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

REGISTRATION RIGHTS

  Arch is granting certain registration rights to the Unsecured Creditors in connection with the proposed Merger. See "The Merger Agreement--Related Agreements--Registration Rights Agreements". The holders of Series C Preferred Stock and the former stockholders of PageCall are also entitled to certain registration rights. See "Business--Arch--Investments in Narrowband PCS Licenses".

                   DESCRIPTION OF CERTAIN ARCH INDEBTEDNESS

API CREDIT FACILITY

  API, The Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas), Inc., as managing agents, together with certain other lenders are parties to the API Credit Facility in the current total amount of $400.0 million, consisting of the $175.0 million reducing revolving Tranche A Facility, (ii) the $100.0 million 364-day revolving credit Tranche B Facility and (iii) the $125.0 million Tranche C Facility.

  The Tranche A Facility is subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the API Credit Facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The API Credit Facility is guaranteed by Arch, ACI and the former ACE operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility. Lenders representing 40% of the API Credit Facility have the right to require ACI and its subsidiaries to grant security interests in certain additional assets not currently pledged thereunder, subject to granting a ratable security interest to holders of the ACI 9 1/2% Notes and the ACI 14% Notes.

  Borrowings under the API Credit Facility bear interest based on a reference rate equal to either The Bank of New York's Alternate Base Rate or The Bank of New York's LIBOR rate, in each case plus a margin based on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires Arch and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

   On November 16, 1998, all API lenders approved an increase to the API Credit Facility from $400.0 million to $600.0 million. The $200.0 million increase will be allocated among the senior credit facilities as follows: (i) the Tranche A Facility will increase by up to $25.0 million to a maximum of $200.0 million, (ii) the Tranche B Facility will increase by up to $25.0 million to a maximum of $125.0 million and (iii) the Tranche C Facility will increase by up to $200.0 million to a maximum of $325.0 million. All other terms and conditions of the API Credit Facility Increase will remain unchanged except for minor changes to ACI's permitted ratio of total debt to annualized EBITDA and the margins on which the interest rates on borrowings are based. See "Risk Factors--Risks Related to Arch--Merger Cash Requirements".

BRIDGE FACILITY

  ACI and The Bear Stearns Companies, Inc. (an affiliate of Bear Stearns), The Bank of New York, TD Securities (USA) Inc. and Royal Bank of Canada (collectively, the "Bridge Lenders") have executed a commitment letter for the Bridge Facility on the following terms. Under the Bridge Facility, a $120.0 million term loan will be available to ACI in a single drawing upon the closing of the Merger (the "Bridge Loan"). The Bridge Loan will bear interest equal to the LIBOR rate plus 500 basis points (currently a total of 10.19%), increasing by 50 basis points each quarter after funding to a maximum rate of 18%. If not paid on or before maturity 180 days after the closing of the Merger, the Bridge Loan will convert into a term loan (the "Term Loan") due in December 2006. The Term Loan will bear interest at the interest rate under the Bridge Facility at the maturity of the Bridge Loan plus 50 basis points increasing by 50 basis points each quarter after funding to a maximum rate of 18%. Arch will be required to grant warrants (the "Bridge Warrants") to the Bridge Lenders for the purchase of 5.0% of the Arch Common Stock on a fully diluted basis if the Bridge Loan has not been repaid prior to the Bridge Loan maturity date. Upon notice from the Bridge Lenders given (a) prior to the Merger but subsequent to the earlier to occur of (i) January 29, 1999 and (ii) the 30th day prior to the targeted date of the Merger or (b) at any time after the funding of the Bridge Loan and prior to the Bridge Loan maturity date, ACI will issue and sell Planned ACI Notes in an amount at least sufficient to substitute for or refinance the Bridge Loans on such terms and conditions as may be specified by the Bridge Lenders, provided however that the interest rate on the Planned ACI Notes shall be determined by the Bridge Lenders in light of the then prevailing market conditions, but in no event shall the yield on the Planned ACI Notes exceed a rate equal to an agreed upon margin over the yield to worst on the ACI 12 3/4% Notes. In the event that Planned ACI Notes are issued after the Merger, the Bridge Lenders may direct Arch to issue all or a portion of the Bridge Warrants to the purchasers of the Planned ACI Notes rather than the Bridge Lenders. The Bridge Facility requires payment of certain fees to the Bridge Lenders. The fees will vary based on the amount and timing of the Bridge Facility and the Bridge Loan. The Bridge Lenders have agreed to refund a portion of the fees if the Bridge Loan is repaid prior to maturity. In addition, ACI has agreed to permit the Bridge Lenders to act as placement agents for the conversion of the Bridge Loan into the Term Loan or the issuance of the Planned ACI Notes for a fee equal to 3.0% of the principal amount so converted or issued.

  The Bridge Facility contains restrictions that are substantially similar to those contained in the API Credit Facility, including without limitation restrictions that, among other things, limit additional indebtedness and encumbrances on assets, cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions and mergers; and transactions with affiliates or between Arch and its subsidiaries. In addition, the Bridge Facility requires ACI and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest expense and total indebtedness to EBITDA.

ACI 9 1/2% NOTES

  ACI has outstanding $125.0 million in aggregate principal amount of ACI 9 1/2% Notes. The ACI 9 1/2% Notes accrue interest at the rate of 9.5% per annum, payable semi-annually on February 1 and August 1. The ACI 9 1/2% Notes are scheduled to mature on February 1, 2004.

  ACI, at its option, may redeem the ACI 9 1/2% Notes as a whole, or from time to time in part, on or after February 1, 1999 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning February 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

                                                 REDEMPTION
            YEAR                                   PRICE
            ----                                 ----------
            1999................................  104.750%
            2000................................  103.167%
            2001................................  101.583%
            2002 and thereafter.................  100.000%

  The covenants in the indenture under which the ACI 9 1/2% Notes are outstanding (the "ACI 9 1/2% Notes Indenture") limit the ability of ACI's subsidiaries to pay dividends to ACI. Additionally, the ACI 9 1/2% Notes

Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of ACI by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of ACI and on any merger, consolidation or sale of substantially all of the assets of ACI.

  Upon the occurrence of a "Change of Control", as defined in the ACI 9 1/2% Notes Indenture, each holder of ACI 9 1/2% Notes has the right to require that ACI repurchase such holder's ACI 9 1/2% Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the ACI 9 1/2% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of ACI or Arch having the right to vote in the election of directors; (ii) certain changes in the boards of directors of ACI or Arch; (iii) the sale or transfer of all or substantially all of the assets of ACI or (iv) the merger or consolidation of ACI or Arch with or into another corporation with the effect that a person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors.

  The following constitute "Events of Default" under the ACI 9 1/2% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the ACI 9 1/2% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the ACI 9 1/2% Notes as and when the same shall become due and payable either at maturity, upon redemption or repurchase, by declaration or otherwise; (iii) the failure on the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the ACI 9 1/2% Notes or in the ACI 9 1/2% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" and demanding that ACI remedy the same, shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee (as defined in the ACI 9 1/2% Notes Indenture), or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 9 1/2% Notes at the time outstanding; (iv) certain events of bankruptcy, insolvency or reorganization in respect of ACI or any of its restricted subsidiaries; (v)
(A) a default in payment of the principal of, premium, if any, or interest on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or more, whether such indebtedness now exists or is hereafter created, when the same shall become due and payable and continuation of such default after any applicable period of grace or (B) an event of default as defined in any indenture or instrument evidencing or under which ACI or any restricted subsidiary has at the date of the indenture or shall thereafter have outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable, and in any case referred to in the foregoing clause
(A) or (B) such non-payment or acceleration shall not be rescinded or annulled within 10 days after notice of such default in payment or event of default shall have been given to ACI by the Trustee (if such event is known to it), or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 9 1/2% Notes at the time outstanding; (vi) one or more judgments, orders or decrees for the payment of money (provided that the amount of such money judgment shall be calculated net of any insurance coverage that the insurer has irrevocably acknowledged to ACI as covering such money judgment in whole or in part) in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of ACI or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or (vii) the holder of any indebtedness of ACI or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary (or any agent of such holder of such debt or the trustee or other representative then acting under any indenture or other instrument under which such debt is outstanding) shall commence any proceeding, or take any action (including by way of set-off) to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of ACI or any of its restricted subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate (including funds on deposit or held pursuant to lock-box or other similar arrangements).

ACI 14% NOTES

  ACI has outstanding $100.0 million in aggregate principal amount of ACI 14% Notes. The ACI 14% Notes accrue interest at the rate of ACI 14% per annum, payable semi-annually on May 1 and November 1. The ACI 14% Notes are scheduled to mature on November 1, 2004.

  ACI may, at its option, redeem the ACI 14% Notes as a whole, or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning November 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

                                               REDEMPTION
            YEAR                                 PRICE
            ----                               ----------
            1999..............................  107.000%
            2000..............................  104.625%
            2001..............................  102.375%
            2002 and thereafter...............  100.000%

  The covenants in the indenture under which the ACI 14% Notes are outstanding (the "ACI 14% Notes Indenture") limit the ability of ACI and its subsidiaries to pay dividends to Arch. Additionally, the ACI 14% Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of ACI by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of ACI and on the merger, consolidation or sale of substantially all of the assets of ACI.

  Upon the occurrence of a "Change of Control", as defined in the ACI 14% Notes Indenture, each holder of ACI 14% Notes has the right to require that ACI repurchase such holder's ACI 14% Notes at a repurchase price in cash equal to 102% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the ACI 14% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of ACI or Arch having the right to vote in the election of directors; (ii) certain changes in the boards of directors of ACI or Arch; (iii) the sale or transfer of all or substantially all of the assets of ACI or (iv) the merger or consolidation of ACI or Arch with or into another corporation or the merger of another corporation with or into ACI or Arch with the effect that (A) a person or group shall have become the beneficial owner of the majority securities of the surviving corporation having the right to vote in the election of directors or
(B) the securities of ACI or Arch outstanding immediately prior to such transaction and which represent 100% of the voting securities having the right to vote in the election of directors are exchanged for cash, securities or property unless such securities are changed into or exchanged for securities of the surviving corporation representing a majority of the voting securities having the right to vote in the election of directors.

  The following constitute "Events of Default" under the ACI 14% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the ACI 14% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the ACI 14% Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise;
(iii) the failure of ACI to comply with the covenants limiting mergers and sales of assets; (iv) the failure of ACI to comply with certain other covenants limiting its ability to incur debt, make restricted payments, impose dividend restrictions on its subsidiaries, dispose of assets, transact with affiliates, grant liens, obtain guarantees from its subsidiaries, permit its subsidiaries to issue stock or suffer a change of control, for a period of 30 days after notice; (v) the failure on the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the ACI 14% Notes or in the ACI 14% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" and demanding that ACI remedy the same, shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee, or ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 14% Notes at the time outstanding; (vi) certain events of bankruptcy, insolvency or reorganization in respect of

ACI or any of its restricted subsidiaries; (vii) (A) a default in payment of the principal of, premium if any, or interest on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or more, whether such indebtedness now exists or is hereafter created, when the same shall become due and payable and continuation of such default after any applicable period of grace or (B) an event of default as defined in any indenture or instrument evidencing or under which ACI or any restricted subsidiary has at the date of the indenture of shall thereafter have outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable, and in any case referred to in the foregoing clause (A) or (B) such non-payment or acceleration shall not be rescinded or annulled within 10 days after notice of such default in payment or event of default shall have been given to ACI by the Trustee (if such event is known to it), or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 14% Notes at the time outstanding; (viii) one or more judgments, orders or decrees for the payment of money (provided that the amount of such money judgment shall be calculated net of any insurance coverage that the insurer has irrevocably acknowledged to ACI as covering such money judgment in whole or in part) in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of ACI or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or
(ix) the holder of any indebtedness of ACI or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary (or any agent of such holder of such debt or the trustee or other representative then acting under any indenture or other instrument under which such debt is outstanding) shall commence any proceeding, or take any action (including by way of set-off) to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of ACI or any of its restricted subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate (including funds on deposit or held pursuant to lock-box or other similar arrangements).

ACI 12 3/4% NOTES

  ACI has outstanding $127.5 million in aggregate principal amount of ACI 12 3/4% Notes. The ACI 12 3/4% Notes accrue interest at the rate of 12.75% per annum, payable semi-annually on January 1 and July 1. The ACI 12 3/4% Notes are scheduled to mature on July 1, 2007.

  ACI, at its option, may redeem the ACI 12 3/4% Notes as a whole, or from time to time in part, on or after July 1, 2003 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning July 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            2003........................     106.375%
            2004........................     104.250%
            2005........................     102.125%
            2006 and thereafter.........     100.000%

  In addition, on or prior to July 1, 2001, ACI, at its option, may redeem up to 35% of the original aggregate principal amount of the ACI 12 3/4% Notes, with the proceeds of a qualifying equity offering at a redemption price equal to 112.75% of the principal amount thereof, to the date of redemption provided that, immediately after giving effect to such redemption, ACI 12 3/4% Notes with an aggregate principal amount of at least $84,500,000 remain outstanding. ACI is not, however, obligated to redeem any ACI 12 3/4% Notes with the proceeds of any equity offering.

  The covenants in the indenture under which the ACI 12 3/4% Notes were issued (the "ACI 12 3/4% Notes Indenture") limit the ability of ACI and its subsidiaries to pay dividends. Additionally, the ACI 12 3/4% Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the occurrence of liens, on the disposition of assets, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of ACI and on the merger or consolidation of Arch and its subsidiaries or sale of substantially all of the assets of Arch.

  Upon the occurrence of a "Change of Control", as defined in the ACI 12 3/4% Notes Indenture, each holder of ACI 12 3/4% Notes has the right to require Arch to repurchase such holder's ACI 12 3/4% Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages (as defined therein), if any, to the date of repurchase. The following constitute a Change of Control under the ACI 12 3/4% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the voting power of all classes of voting stock of ACI or Arch; (ii) the sale or transfer of all or substantially all of the assets of Arch or ACI or the merger or consolidation of Arch or ACI with or into another corporation with the effect that the outstanding voting stock of Arch or ACI is converted into or exchanged for cash, securities or other property other than certain transactions in which (A) the voting stock of Arch or ACI is exchanged for or converted into either capital stock of the transferee or survivor entity or, under limited circumstances, cash, securities or other property and (B) no person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors; (iii) certain changes in the Arch Board; or (iv) Arch is liquidated or dissolved.

  The following constitute "Events of Default" under the ACI 12 3/4% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the ACI 12 3/4% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the ACI 12 3/4% Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise; (iii) the failure of ACI to comply with the covenants limiting mergers and sales of assets; (iv) the failure of the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the ACI 12 3/4% Notes or in the ACI 12 3/4% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee, or ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the Arch Discount Notes at the time outstanding;
(vi) (A) a default in any payment when due at final maturity on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or (B) an event of default as defined in any indenture or instrument evidencing or under which Arch or any restricted subsidiary has outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which it would otherwise become due and payable; (vii) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of Arch and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; (viii) the holder of any indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary shall notify the Trustee of the intended sale or disposition of any assets of ACI of any restricted subsidiary that have been pledged to or for the benefit of such holder or shall commence any proceeding, or take any action to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Arch or any of its restricted subsidiaries pursuant to the terms of any agreement or instrument evidencing any such debt of Arch or any restricted subsidiary or in accordance with applicable law; or (ix) certain events of bankruptcy, insolvency or reorganization in respect of ACI or any of its restricted subsidiaries.

ARCH DISCOUNT NOTES

  In March 1996, Arch issued $467.4 million in aggregate principal amount at maturity of Arch Discount Notes. The Arch Discount Notes are scheduled to mature on March 15, 2008. The Arch Discount Notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the Arch Discount Notes prior to March 15, 2001. Thereafter, interest on the Arch Discount Notes will accrue at the rate of 10 7/8% per annum, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

  Arch, at its option, may redeem the Arch Discount Notes as a whole or from time to time in part at any time on or after March 15, 2001 at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve month period beginning on March 15 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            2001........................     104.078%
            2002........................     102.719%
            2003........................     101.359%
            2004 and thereafter.........     100.000%

  In addition, on or prior to March 15, 1999, Arch, at its option, may redeem the Arch Discount Notes, in part, with the proceeds of a qualifying equity offering at a redemption price equal to 110.875% of the accreted value (as defined therein) to the date of redemption provided that, immediately after giving effect to such redemption, Arch Discount Notes with an aggregate principal amount at maturity at least equal to 66 2/3% of the original principal amount at maturity of the Arch Discount Notes remain outstanding. Arch is not, however, obligated to redeem any Arch Discount Notes with the proceeds of any equity offering.

  The covenants in the indenture under which the Arch Discount Notes were issued (the "Arch Discount Notes Indenture") limit the ability of Arch to pay dividends to its stockholders. Additionally, the Arch Discount Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by Arch and its subsidiaries, on the disposition of assets, on the occurrence of liens, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of Arch and on the merger or consolidation of Arch and its subsidiaries or sale of substantially all of the assets of Arch.

  Upon the occurrence of a "Change of Control", as defined in the Arch Discount Notes Indenture, each holder of Arch Discount Notes has the right to require Arch to repurchase such holder's Arch Discount Notes at a repurchase price in cash equal to 101% of the accrued principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the Arch Discount Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of Arch having the right to vote in the election of directors; (ii) certain changes in the Arch Board; (iii) the sale or transfer of all or substantially all of the assets of Arch or the merger or consolidation of Arch with or into another corporation with the effect that the outstanding voting stock of Arch is converted into or exchanged for cash, securities or other property other than certain transactions in which (i) the voting stock of Arch is exchanged for or converted into either capital stock of the transferee or survivor entity or, under limited circumstances, cash, securities or other property and (ii) no person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors.

  The following constitute "Events of Default" under the Arch Discount Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the Arch Discount Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the Arch Discount Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise; (iii) the failure of Arch to comply with the covenants limiting mergers and sales of assets; (iv) the failure on the part of Arch duly to observe or perform any other of the covenants or agreements on the part of Arch in the Arch Discount Notes or in the Arch Discount Notes Indenture for a period of 60 days after the date on which written notice specifying such failure shall have been given by registered or certified mail, return receipt requested, to Arch by the Trustee, or Arch and the Trustee by the holders of at least 25% in aggregate principal amount of the Arch Discount Notes at the time outstanding; (v) certain events of bankruptcy, insolvency or reorganization in respect of Arch or any of its restricted subsidiaries; (vii)
(A) a default in any payment when due at final maturity on any indebtedness for borrowed money of Arch or any restricted subsidiary in principal amount aggregating $5.0 million or (B) an event of default as defined in any indenture or instrument evidencing or under which Arch or any restricted subsidiary has outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which it would otherwise become due and payable; (viii) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against Arch or any restricted subsidiary of Arch and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or (ix) the holder of any indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of Arch or any restricted subsidiary shall notify the Trustee of the intended sale or disposition of any assets of Arch of any restricted subsidiary that have been pledged to or for the benefit of such holder or shall commence any proceeding, or take any action to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Arch or any of its restricted subsidiaries pursuant to the terms of any agreement or instrument evidencing any such debt of Arch or any restricted subsidiary or in accordance with applicable law.

ARCH CONVERTIBLE DEBENTURES

  Arch has outstanding $13.4 million in principal amount of Arch Convertible Debentures, the 6 3/4% Convertible Subordinated Debentures due 2003. The Arch Convertible Debentures accrue interest at the rate of 6.75% per annum, payable semi-annually on June 1 and December 1. The Arch Convertible Debentures are scheduled to mature on December 1, 2003. The principal amount of the Arch Convertible Debentures is convertible into Common Stock at a conversion price of $16.75 per share at any time prior to redemption or maturity.

  The Arch Convertible Debentures may be redeemed at any time at the option of Arch, in whole or from time to time in part, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning December 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            1997........................     104.050%
            1998........................     103.375%
            1999........................     102.700%
            2000........................     102.025%
            2001........................     101.350%
            2002........................     100.675%
            2003 and thereafter.........     100.000%

  Upon the occurrence of a "Fundamental Change", as defined in the indenture under which the Arch Convertible Debentures were issued (the "Arch Debenture Indenture"), each holder of Arch Convertible Debentures has the right, at the holder's option, to require Arch to repurchase all of such holder's Arch Convertible Debentures, or any portion thereof, at a price equal to 100% of the principal amount of the Arch Convertible Debentures, plus accrued interest to the repurchase date. The following constitute a Fundamental Change under the Arch Debenture Indenture: (i) the acquisition by a person or group of beneficial ownership of capital stock of Arch entitled to exercise more than 50% of the total voting power of all capital stock (unless such beneficial ownership is approved by the board of directors of Arch prior to such person or group acquiring such beneficial ownership); (ii) certain changes in the Arch Board; (iii) a share exchange of Arch with, or the merger of Arch into, any other person, any merger of another person into Arch, or any sale or transfer of all or substantially all of the assets of Arch to another person (subject in each case to certain exceptions); (iv) the purchase by Arch of beneficial ownership in shares of its Common Stock if such purchase would result in a default under any senior debt agreements to which Arch is a party; or (v) certain distributions by Arch of Arch Common Stock.

  The Arch Convertible Debentures represent senior unsecured obligations of Arch and are subordinated to "Senior Indebtedness" of Arch, as defined in the Arch Debenture Indenture. The Arch Debenture Indenture does not contain any limitation or restriction on the incurrence of Senior Indebtedness or other indebtedness or securities of Arch or its subsidiaries.

  The following constitute "Events of Default" under the Arch Debenture
Indenture: (i) a default in the payment of any interest on the Arch Convertible Debentures that continues for 30 days after the date when due;
(ii) a default in the payment of principal of or premium, if any, on any Arch Convertible Debenture when due and payable, whether at maturity, upon redemption or otherwise; (iii) a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default, requiring Arch to remedy the same; (iv) a default under any indebtedness for money borrowed by Arch, which default results in such indebtedness in an amount exceeding $5.0 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice of such default, requiring Arch to remedy the same; or (v) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch.

                     ITEM 2 -- CHARTER AMENDMENT PROPOSAL

  At the Special Meeting, Arch stockholders will consider and vote upon a proposal to amend the Arch Certificate (the "Charter Amendment") to (i) increase the number of authorized shares of Arch Common Stock from 75,000,000 to 365,000,000 shares, (ii) designate 65,000,000 of such additional shares as "Class B Common Stock" and (iii) increase the number of authorized shares of Series B Junior Participating Preferred Stock of Arch from 200,000 to 300,000 shares. The complete text of the Charter Amendment is set forth in Annex D to this Proxy Statement/Prospectus.

  Arch currently is authorized to issue 75,000,000 shares of Arch Common Stock and 10,000,000 shares of Preferred Stock. As of September 30, 1998, there were 21,067,110 shares of Arch Common Stock outstanding, 2,740,381 shares of Arch Common Stock reserved for issuance under stock and option plans of Arch and 4,639,103 shares reserved for issuance upon conversion of the 250,000 shares of Series C Preferred Stock outstanding. In excess of 160,000,000 shares of Arch Common Stock may be issuable in connection with the Merger and the Amended Plan (including shares issuable upon exercise of the Arch Rights and the Arch Participation Warrants). Therefore, the amendment to the Arch Certificate is required to authorize sufficient capital stock to effectuate the Merger and the Amended Plan and to have a sufficient number of authorized but unissued shares of Arch Common Stock available for future issuance.

  The additional shares of Arch Common Stock to be authorized would be available for possible future financing and acquisition transactions, stock dividends or splits and other corporate purposes. Having such shares available for issuance in the future would give Arch greater flexibility and allow shares of Arch Common Stock to be issued without the expense and delay of a stockholders' meeting. The additional shares of Arch Common Stock would be available for issuance without further action by the stockholders except as required by applicable law or the rules of any stock exchange on which Arch securities may be listed. The NNM, on which the Arch Common Stock is quoted, currently requires stockholder approval for the issuance of additional shares in certain instances, including in connection with acquisition transactions where the issuance of shares could result in an increase in the number of shares of Common Stock outstanding by 20% or more.

  The holders of Arch Common Stock do not have preemptive rights under the Arch Certificate and will not have such rights with respect to the additional authorized shares of Arch Common Stock. Holders of Series C Preferred Stock do have certain preemptive rights under the Arch Certificate.

  At the present time, Arch has no plans to issue shares of Arch Common Stock for which authorization is being sought other than as contemplated by the Merger Agreement, the Amended Plan and under Arch's existing stock and option plans (and contemplated amendments thereto in connection with the Merger).

ARCH BOARD RECOMMENDATION

  The Arch Board believes that the Charter Amendment Proposal is in the best interests of Arch and its stockholders and therefore unanimously recommends a vote FOR this proposal.

                  ITEM 3 -- APPROVAL OF STOCK SPLIT PROPOSAL

  At the Special Meeting, Arch stockholders will consider and vote upon a proposal to amend the Arch Certificate (the "Stock Split Amendment") to effect a reverse split of Arch Common Stock, pursuant to which outstanding shares of Arch Common Stock will be automatically converted into a smaller number of shares of Arch Common Stock without any action on the part of any stockholder (the "Reverse Split") in accordance with the following formula. In the Reverse Split, each x outstanding shares of Arch Common Stock will be automatically converted into one share of Arch Common Stock, where x (hereinafter referred to as the "Split Factor") equals the whole number obtained by dividing $6.00 by the Market Price (as hereinafter defined) and rounding the result up to the nearest whole number. For this purpose, "Market Price" will equal the average last reported sale price per share of the Arch Common Stock on the NNM (or such other exchange or market on which the Arch Common Stock in then traded) for the ten (10) trading days immediately preceding the date of filing the Stock Split Amendment with the Secretary of State of the State of Delaware. Based on the last reported sale price per share of the Arch Common Stock on the NNM for the ten (10) trading days between November , 1998 and December , 1998, the Split Factor would be five. The complete text of the Stock Split Amendment is set forth in Annex E to this Proxy Statement/Prospectus.

  The Reverse Split will become effective as of 5:00 p.m., local time, on the date (the "Split Date") that the Stock Split Amendment is filed with the Secretary of State of the State of Delaware. If for any reason the Arch Board deems it advisable, the Stock Split Amendment may be abandoned at any time before the Split Date, whether before or after the Special Meeting (even if the Stock Split Amendment has been approved by the stockholders of Arch). The Arch Board does not intend to effect the Reverse Split until the earlier of the consummation of the Merger or June 30, 1999 (or earlier if required for the continued listing of the Arch Common Stock on the NNM), and in any event the Arch Board does not intend to effect the Reverse Split unless it believes the Reverse Split is necessary for the continued listing of the Arch Common Stock on the NNM. See "--Purpose of the Reverse Split".

  In lieu of issuing less than one whole share of Arch Common Stock resulting from the Reverse Split to holders of Arch Common Stock, Arch will determine the fair value of each outstanding share of Arch Common Stock held on the Split Date (the "Fractional Share Value"). Arch currently anticipates that the Fractional Share Value will be based on the average last reported sale price per share of the Arch Common Stock on the NNM for the ten (10) trading days immediately preceding the Split Date. In the event Arch determines that unusual trading activity has caused such amount to be an inappropriate measure of the fair value of the Arch Common Stock, Arch may base the Fractional Share Value on the fair market value of the Arch Common Stock as reasonably determined in good faith by the Arch Board. Stockholders will be entitled to receive, in lieu of fractional shares, cash equal to the Fractional Share Value.

  As soon as practical after the Split Date, Arch will mail a letter of transmittal to each holder of record of a stock certificate or certificates which represent issued Arch Common Stock outstanding on the Split Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to Arch's designated exchange agent in exchange for certificates representing the number of whole shares of Arch Common Stock (plus any applicable cash portion of the Fractional Share Value) into which the shares of Arch Common Stock have been converted as a result of the Reverse Split. No cash payment will be made or new certificate issued to a stockholder until he or she has surrendered his or her outstanding certificates together with the letter of transmittal to Arch's exchange agent. See "--Exchange of Stock Certificates".

PURPOSE OF THE REVERSE SPLIT

  Shares of Arch Common Stock have been listed, and have traded, on the NNM since January 17, 1992. Arch has received a notice from the NNM indicating that unless Arch comes in compliance with the continued listing requirements of the NNM, Arch Common Stock will be delisted from the NNM. Arch has requested a hearing from the NNM at which it intends to seek the continued listing of the Arch Common Stock on the NNM based, in part, on the proposed Reverse Split.

  The rules of the NNM require that as a condition of the continued listing of a company's securities on the NNM, a company must satisfy at least one of several alternative maintenance requirements, which generally require that a company meet certain minimum criteria relating to specified financial parameters and the trading price for its listed securities. Under one such maintenance requirement, the minimum bid price of Arch Common Stock must equal or exceed $5.00, among other criteria. The closing price of Arch Common Stock on December 3, 1998 was $1.1875 per share.

  Arch believes that if the Reverse Split is approved by the stockholders at the Special Meeting, and the Reverse Split is effectuated, a share of Arch Common Stock will have a minimum bid price in excess of $5.00 per share, and therefore will satisfy one of the criteria of the above-mentioned NNM maintenance requirement. Arch would also need to continue to satisfy other criteria to continue to have the Arch Common Stock eligible for continued listing and trading on the NNM. These other criteria consist of maintaining
(i) total revenues and assets of at least $50.0 million each, (ii) a public float (defined as shares not held directly or indirectly by any officer, director or 10% stockholder) of at least 1.1 million shares, (iii) a market value of the public float of at least $15.0 million, (iv) at least 400 stockholders (round lot holders), (v) at least four market makers and (vi) compliance with certain corporate governance requirements. Arch believes that it satisfies all of these other maintenance criteria, however, the market value of its public float as of December 3, 1998 was approximately $16.2 million. There can be no assurance that Arch will be able to maintain a market value of its public float of at least $15.0 million or that Arch will be successful in continuing to meet the other maintenance criteria even if the Reverse Split is effected.

  If the Reverse Split is not approved by the stockholders at the Special Meeting, then it is highly likely that Arch Common Stock will cease to be approved for quotation on the NNM, which is a condition to the parties obligation to consummate the transactions under the Merger Agreement and which could also adversely affect the liquidity of Arch Common Stock and the ability of Arch to raise capital. In such event, Arch intends to make application for listing on the Nasdaq Small Cap Market. If not approved for listing on the Nasdaq Small Cap Market, Arch Common Stock will likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board and the spread between the bid and ask price of Arch Common Stock is likely to be greater than at present and stockholders may experience a greater degree of difficulty in effecting trades of Arch Common Stock.

  In addition, the Arch Board further believes that low trading prices of Arch Common Stock may have an adverse impact upon the efficient operation of the trading market in its securities. In particular, brokerage firms often charge a greater percentage commission on low-priced shares than that which would be charged on a transaction in the same dollar amount of securities with a higher per share price. Large brokerage firms will frequently not recommend purchases of low-priced shares to their clients or make a market in such shares, which tendencies may adversely affect the trading prices of Arch Common Stock.

  Stockholders should note that the effect of the Reverse Split upon the trading prices for Arch Common Stock cannot be accurately predicted. In particular, there can be no assurance that trading prices for Arch Common Stock after the Reverse Split will equal the prices for Arch Common Stock immediately prior to the Reverse Split multiplied by the Split Factor. Furthermore, there can be no assurance that the proposed Reverse Split will achieve the desired results which have been outlined above, nor can there be any assurance that the Reverse Split will not adversely impact the trading price of Arch Common Stock or, alternatively, that any increased price per share of Arch Common Stock immediately after the proposed Reverse Split will be sustained for any prolonged period of time. In addition, the Reverse Split may have the effect of creating odd lots of stock for some stockholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.

EFFECT OF THE REVERSE SPLIT

  As a result of the Reverse Split, the number of shares of Arch Common Stock held by stockholders of record as of the close of business on the Split Date will automatically, without any action required by the stockholders, be equal to the number of shares of Arch Common Stock held immediately prior to the close of business on the

Split Date divided by the Split Factor, plus cash in lieu of any fractional share. The Reverse Split will not affect a stockholder's percentage ownership interest in Arch or proportional voting power, except for immaterial differences resulting from the payment of cash in lieu of fractional shares. The rights and privileges of the holders of shares of Arch Common Stock will be unaffected by the Reverse Split. The par value of the Arch Common Stock following the Split Date will be $.01 multiplied by the Split Factor, and the number of outstanding shares of Arch Common Stock will be reduced. Consequently, the aggregate par value of the outstanding Arch Common Stock will remain the same.

  After giving effect to the Charter Amendment Proposal, there will be 365,000,000 authorized shares of Arch Common Stock, of which 65,000,000 shares will be designated as Class B Common Stock. If the Reverse Split is approved and implemented, the number of authorized shares of Arch Common Stock will be reduced from 365,000,000 to 75,000,000, of which 15,000,000 shares will be designated as Class B Common Stock. However, since the number of outstanding shares will be reduced by the Split Factor, the Reverse Split will, in effect, increase the number of authorized but unissued shares of Arch Common Stock. For example, if the Split Factor is five, the number of outstanding shares will be reduced by a factor of five, but the number of authorized shares of Arch Common Stock will be reduced only by a factor of 4.87 (i.e., 365,000,000 divided by 75,000,000). The subsequent issuance of the additional authorized shares may have the effect of diluting per-share measurements, of value (such as EBITDA), as well as the stock ownership and voting rights, of outstanding Arch Common Stock. As the Reverse Split will, in effect, increase the number of authorized but unissued shares of Arch Common Stock, it may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Arch Certificate or By-laws.

  If the Stock Split Proposal is approved, Arch stockholders will have no right under Delaware law or under the Arch Certificate or By-laws to dissent or seek appraisal rights from the Reverse Split.

  Arch Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, Arch is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of Arch Common Stock under the Exchange Act, and Arch has no current intention of terminating its registration under the Exchange Act.

  Upon consummation of the Reverse Split, the total number of shares currently reserved for issuance under Arch's stock and option plans would be decreased proportionately and the cash consideration payable per share thereunder would be increased proportionately. Upon consummation of the Reverse Split, the number of shares issuable upon conversion of all then outstanding convertible securities of Arch would be decreased proportionately.

EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Split Date, Arch intends to require stockholders to exchange their existing stock certificates ("Old Certificates") for new certificates ("New Certificates") representing the number of whole shares of Arch Common Stock into which their shares of Arch Common Stock have been converted as a result of the Reverse Split (as well as cash in lieu of fractional shares resulting from the Reverse Split). Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by Arch's transfer agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES TO THE TRANSFER AGENT UNTIL REQUESTED TO DO SO.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

  The following discussion addresses the material United States federal income tax considerations relating to the Reverse Split that are applicable to stockholders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Arch has not sought and will not seek an opinion of counsel or a ruling from the IRS regarding the federal income tax consequences of the Reverse Split.

  The following discussion is based on the Tax Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The IRS is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the information set forth therein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Reverse Split to Arch and its stockholders.

  Arch stockholders should be aware that the following discussion is for general information only and does not deal with all federal income tax considerations that may be relevant to particular taxpayers in light of their particular circumstances or to taxpayers subject to special treatment under the federal income tax laws (including foreign persons, banks and other financial institutions, tax exempt entities, broker-dealers, or insurance companies), and does not address any aspect of foreign, state or local taxation, or federal estate or gift taxation. ACCORDINGLY, ARCH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REVERSE SPLIT, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

  In general, the federal income tax consequences of the Reverse Split will vary among stockholders depending upon whether they receive the Fractional Value or solely a whole number of shares of Arch Common Stock in the Reverse Split. Arch believes that because the Reverse Split is not part of a plan to increase periodically a stockholder's proportionate interest in Arch's assets or earnings and profits, the Reverse Split will likely have the following federal income tax effects:

    1. A stockholder who receives solely a whole number of shares of Arch Common Stock in the Reverse Split will not recognize gain or loss on the exchange. In the aggregate, the stockholder's basis in the Arch Common Stock received in the Reverse Split will equal the holder's basis in the Arch Common Stock held prior to the Reverse Split.

    2. A stockholder who receives a portion of the Fractional Share Value as a result of the Reverse Split will generally be treated as having received the payment as a distribution in redemption of such fractional share, as provided in (S)302(a) of the Tax Code. Each affected stockholder should consult such stockholder's own tax advisor for the tax effect of such redemption (i.e., exchange or dividend treatment) in light of such stockholder's particular facts and circumstances.

    3. The Reverse Split will constitute a reorganization within the meaning of (S)368(a)(1)(E) of the Tax Code, and Arch will not recognize any gain or loss as a result of the Reverse Split.

ARCH BOARD RECOMMENDATION

  The Arch Board believes the Stock Split Proposal is in the best interests of Arch and its stockholders and unanimously recommends that stockholders vote FOR this proposal.

      ITEM 4 -- APPROVAL OF AN AMENDMENT TO ARCH'S 1997 STOCK OPTION PLAN

  The Arch Board believes that the future growth and success of Arch depends, in large part, on its ability to attract, retain and motivate key employees, consultants and advisors and that stock option grants under Arch's 1997 Stock Option Plan (the "1997 Option Plan") have provided and will continue to provide an important compensation element in attracting, retaining and motivating such persons. In connection with the consummation of the Merger, the number of employees of Arch will increase from approximately 2,800 to approximately 5,900. In order to have a sufficient number of shares of Common Stock available for future issuance under the 1997 Stock Option Plan, the Board of Directors of Arch has adopted, subject to stockholder approval, an amendment to the 1997 Option Plan that increased the number of shares of Common Stock available for issuance under such Plan from 1,500,000 to 6,000,000. The Board of Directors of Arch believes that the amendment to the 1997 Option Plan is in the best interests of Arch and its stockholders and recommends that the stockholders vote FOR this proposal. The following is a summary of the 1997 Option Plan.

SUMMARY OF THE PLAN

  The 1997 Option Plan provides for the granting of incentive stock options (within the meaning of the Tax Code) to Arch's employees (including officers) and for the granting of non-statutory stock options to Arch's employees, officers, directors, consultants and advisors. The 1997 Option Plan, as amended, authorizes the issuance of up to an aggregate of 6,000,000 shares of Common Stock, and no employee may be granted options for more than 500,000 shares in any calendar year. No options may be granted under the 1997 Option Plan with an exercise price below the fair market value of the Common Stock on the date of grant. No options may be granted under the 1997 Option Plan after February 10, 2007, but options previously granted may extend beyond that date.

  The 1997 Option Plan is administered by the Arch Board. The Arch Board has the authority to select the optionees and determine (i) the number of shares subject to each option, (ii) when the option becomes exercisable (generally at the rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter), (iii) the exercise price, which cannot be less than 100% of the fair market value of Arch Common Stock on the date of grant, and (iv) the duration of the option, which cannot exceed ten years in the case of incentive stock options. The Arch Board may amend, modify or terminate any outstanding option under the 1997 Option Plan, subject to the consent of the option holder if such action materially and adversely affects the option holder. The Arch Board may delegate its authority under the 1997 Option Plan to one or more committees of the Arch Board or, subject to certain limitations, to one or more executive officers.

  The 1997 Option Plan provides that all options granted thereunder will become immediately exercisable upon the occurrence of any of the following events: (i) any merger or consolidation which results in the voting securities of Arch outstanding immediately prior thereto continuing to represent less than 50% of the combined voting power of the voting securities of Arch or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of Arch; (iii) the complete liquidation of Arch; or (iv) with certain exceptions, the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of Arch representing 50% or more of the combined voting power of Arch's then outstanding securities by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act).

  Options may be granted under the 1997 Option Plan in substitution for options and other stock based awards held by employees of another corporation who become employees of Arch as a result of a merger or consolidation of the employing corporation with Arch or the acquisition by Arch of property or stock of the employing corporation. The substitute options shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

  Except as otherwise provided with respect to an option, options granted under the 1997 Option Plan are not transferable by the option holder except by will or the laws of descent and distribution. Vested options are generally exercisable during the lifetime of the optionee only by such optionee while such optionee is employed by Arch or within three months following termination of employment. In the event that termination is due to death or disability, or if death occurs within 90 days after termination, the vested option is exercisable for a maximum of one year thereafter.

  As of September 30, 1998, all Arch employees were eligible for option grants under the 1997 Option Plan, including the Named Executive Officers. As of September 30, 1998, options for 1,117,227 shares were outstanding under the 1997 Option Plan at exercise prices ranging from $3.5625 to $6.8750 per share, including (i) options to purchase 239,636, 140,000, 90,000, 15,905, and 16,887 shares held by Messrs. Baker, Daniels, Pottle, Saynor and Kuzia, respectively,
(ii) options to purchase 502,428 shares held by all current executive officers as a group and (iii) options to purchase 614,799 shares held by all employees (including current officers who are not executive officers) as a group. As of September 30, 1998, no options had been exercised under the 1997 Option Plan. The granting of options is discretionary, and Arch cannot now determine the number of additional options to be granted to any particular Named Executive Officers or to all Named Executive Officers as a group under the 1997 Option Plan.

  On December 3, 1998, the closing sale price of Arch Common Stock on the NNM was $1.1875 per share.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material United States federal income tax consequences that generally will arise with respect to stock options granted under the Plan and with respect to the sale of Common Stock acquired under the Plan but does not purport to be a complete analysis of all the potential tax considerations relating thereto. It does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of Common Stock acquired under the Plan. For precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax advisors. Participants should be aware that the following discussion is intended for general information only and does not deal with all federal income tax considerations that may be relevant to particular taxpayers in light of their particular circumstances. Accordingly, participants should consult with their own tax advisors regarding the application of any state, local, and foreign taxes and any federal gift, estate, and inheritance taxes. The Plan is not a qualified plan under Section 401(a) of the Tax Code.

INCENTIVE STOCK OPTIONS

  In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). Nevertheless, in the case of a participant who has not been an employee of Arch at all times commencing on the date on which a particular option was granted (the "Grant Date") and ending on the date that is three months before the date on which the option is exercised (the "Exercise Date"), an option generally will be treated as though it were a non-statutory option and taxed as described below under "Non-Statutory Options". Similarly, options will be treated as non-statutory options for purposes of the alternative minimum tax. While a participant will pay alternative minimum tax only to the extent of the excess of that tax over the participant's regular tax, the treatment of an option as a non-statutory option for purposes of the alternative minimum tax could create such an excess.

  Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the Grant Date and one year from the Exercise Date, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

  If the participant sells ISO Stock prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a
"Disqualifying Disposition"), then the participant generally will recognize ordinary compensation income in an amount equal to the lesser of:

    (i) the excess of the fair market value of the ISO Stock on the Exercise Date over the exercise price; and

    (ii) the excess of the sale price of the ISO Stock over the exercise price.

  A participant making a Disqualifying Disposition will also recognize capital gain in an amount equal to any excess of the sale price of the ISO Stock over the fair market value of the ISO Stock on the Exercise Date. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital gain if the participant has held the ISO Stock for a shorter period.

  If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital loss if the participant has held the ISO Stock for a shorter period.

NON-STATUTORY OPTIONS

  As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory option. However, a participant generally will recognize ordinary compensation income upon the exercise of a non-statutory option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "NSO Stock") on the Exercise Date over the exercise price.

  A participant will have a tax basis for any NSO Stock equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the NSO Stock for a shorter period.

DELIVERY OF COMMON STOCK UPON EXERCISE OF STOCK OPTIONS

  Under certain circumstances, the Plan permits a participant to exercise a stock option by delivering to Arch Common Stock having a fair market value equal in amount to the exercise price. The use of this method of exercise generally will not alter the tax consequences described above, and it may enable a participant to dispose of appreciated Common Stock without immediately recognizing capital gain on the disposition. The participant's tax basis in any shares of Common Stock delivered to Arch to exercise an option generally will be carried over to an equal number of shares of Common Stock acquired upon exercising the option. Nevertheless, participants should consider that the delivery to Arch of ISO Stock or stock acquired pursuant to Arch's employee stock purchase plan will constitute a Disqualifying Disposition, having all of the adverse tax consequences described above, if the holding period requirements described above are not satisfied with respect to that stock.

MAXIMUM INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME

  Long-term capital gain will be taxable at a maximum rate of 20%. Short-term capital gain and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

TAX CONSEQUENCES TO ARCH

  The grant of a stock option under the Plan will have no tax consequences to Arch. Moreover, in general, neither the exercise of an incentive stock option acquired under the 1997 Option Plan nor the sale of any Common Stock acquired under the 1997 Option Plan will have any tax consequences to Arch. However, Arch generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the 1997 Option Plan. Any such deduction will be subject to the limitations of Section 162(m) of the Tax Code.

WITHHOLDING

  Although a participant's Disqualifying Disposition of ISO Stock will result in the recognition of ordinary compensation income, Arch will have no withholding obligation with respect to that income. In contrast, Arch will have a withholding obligation with respect to ordinary compensation income recognized with respect to a non-statutory option by a participant who has been employed by Arch. Arch will require any such participant to make arrangements to satisfy this withholding obligation.

ARCH BOARD RECOMMENDATION

  The Arch Board believes that the amendment to the 1997 Option Plan is in the best interests of Arch and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

          ITEM 5--APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE PLAN

  The Arch Board believes that the future growth and success of Arch depends, in large part, upon the ability of Arch to maintain a competitive position in attracting and retaining key personnel. Accordingly, the Arch Board has adopted, subject to stockholder approval, Arch's 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"). The Arch Board believes that the approval of the 1999 Purchase Plan is in the best interests of Arch and its stockholders and recommends that the stockholders vote FOR this proposal. The following is a summary of the 1999 Purchase Plan.

SUMMARY OF THE PLAN

  The 1999 Purchase Plan authorizes the issuance of up to an aggregate of 1,500,000 shares of Arch Common Stock to participating employees ("Participants"). The 1999 Purchase Plan is administered by the Executive Compensation Committee of the Arch Board (the "Compensation Committee"), which is authorized to make rules and regulations for the administration and interpretation of the 1999 Purchase Plan. Employees (including executive officers) who have completed three months of employment with Arch (or any eligible subsidiary of Arch) and who are regularly employed by Arch prior to the applicable offering commencement date generally are eligible to participate in the 1999 Purchase Plan. As of December 4, 1998, Arch had approximately 2,500 eligible employees.

  Arch makes offerings ("Offerings") to Participants to purchase Common Stock under the 1999 Purchase Plan. No employee may be granted an option under the 1999 Purchase Plan which permits his rights to purchase stock under all employee stock purchase plans of Arch and any eligible subsidiary of Arch to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted at the commencement of an Offering (the "Offering Commencement Date")) for each calendar year in which such option is outstanding at any time. A Participant may elect to have up to 10% deducted from his or her regular salary for this purpose. The price at which a Participant's option is exercised is the lower of (i) 85% of the last sales price of the Arch Common Stock on the Nasdaq National Market (the "last sales price") on the Offering Commencement Date or (ii) 85% of the last sales price on the day that the Offering terminates.

  Assuming the 1999 Purchase Plan is approved by stockholders, the first Offering under the 1999 Purchase Plan will commence promptly after the Special Meeting and run through December 31, 1999. Subsequent Offerings under the 1999 Purchase Plan will commence on January 1 and July 1 and terminate, respectively, on June 30 and December 31. The market value of the total number of shares which may be issued under the 1999 Purchase Plan is $1,781,250, based upon the last sales price of Arch Common Stock as reported on the NNM on December 3, 1998.

  In the event of a "continuity of control" merger or consolidation (a merger or consolidation whereby the holders of capital stock of Arch immediately prior to such merger or consolidation continue to hold at least 80% of the voting power of the capital stock of the surviving corporation) with another corporation, each Participant holding an outstanding purchase option will be entitled to receive, at the end of the Offering, the equivalent number of securities or property which holders of Arch Common Stock were entitled to receive upon consummation of such merger. In the event of a non-continuity of control merger or a sale of all or substantially all of the assets of Arch, the Compensation Committee may (i) terminate all outstanding purchase options and refund all payroll deductions, (ii) provide notice to all Participants and allow them to exercise their purchase option prior to the effective date of such transaction, or (iii) provide that Participants shall receive such stock or securities as holders of shares of Arch Common Stock received pursuant to the terms of the transaction.

  The Arch Board may at any time terminate or amend the 1999 Purchase Plan. However, if stockholder approval of an amendment is required by Section 423 of the Tax Code, such amendment may not be effected without such stockholder approval. The 1999 Purchase Plan requires that all amounts in the accounts of Participants be promptly refunded upon termination of the 1999 Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

  The 1999 Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Tax Code. The following is a summary of the United States federal income tax consequences that generally will arise with respect to the sale of Arch Common Stock under the 1999 Purchase Plan.

 TAX CONSEQUENCES TO PARTICIPANTS

  In general, a Participant will not recognize taxable income upon enrolling in the 1999 Purchase Plan or upon purchasing shares of Arch Common Stock at the end of an Offering. Instead, if a Participant sells Arch Common Stock acquired under the 1999 Purchase Plan at a sale price that exceeds the price at which the Participant purchased the Arch Common Stock, then the Participant will recognize taxable income in an amount equal to the excess of the sale price of the Arch Common Stock over the price at which the Participant purchased the Arch Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

  If the Participant sells the Arch Common Stock more than one year after acquiring it and more than two years after the Offering Commencement Date, then the Participant will be taxed as follows. If the sale price of the Arch Common Stock is higher than the price at which the Participant purchased the Arch Common Stock, then the Participant will recognize ordinary compensation income in an amount equal to the lesser of: (i) 15% of the fair market value of the Arch Common Stock on the Offering Commencement Date; and (ii) the excess of the sale price of the Arch Common Stock over the price at which the Participant purchased the Arch Common Stock. Any further income will be long-term capital gain. If the sale price of the Arch Common Stock is less than the price at which the Participant purchased the capital stock, then the Participant will recognize long-term capital loss in an amount equal to the excess of the price at which the Participant purchased the Arch Common Stock over the sale price of the Arch Common Stock.

  If the Participant sells the Arch Common Stock within one year after acquiring it or within two years after the Offering Commencement Date (a "Disqualifying Sale"), then the Participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Arch Common Stock on the date that it was purchased over the price at which the Participant purchased the Arch Common Stock. The Participant will also recognize capital gain in an amount equal to the excess of the sale price of the Arch Common Stock over the fair market value of the Arch Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Arch Common Stock on the date that it was purchased over the sale price of the Arch Common Stock. This capital gain or loss will be a long-term capital gain or loss if the Participant has held the Arch Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the Participant has held the Arch Common Stock for a shorter period.

 TAX CONSEQUENCES TO ARCH

  The offering of Arch Common Stock under the 1999 Purchase Plan will have no tax consequences to Arch. Moreover, in general, neither the purchase nor the sale of Arch Common Stock acquired under the 1999 Purchase Plan will have any tax consequences to Arch except that Arch will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a Participant upon making a Disqualifying Sale. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for Arch by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of Arch included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. A representative of Arthur Andersen LLP is expected to be at the Special Meeting to answer appropriate questions by stockholders and will have the opportunity to make a statement if so desired.

  The consolidated financial statements of MobileMedia at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about MobileMedia's ability to continue as a going concern as described in Note 1 of MobileMedia's Notes to Consolidated Financial Statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  With the exception of matters unique to MobileMedia, the descriptions of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption" and "Industry Overview--Regulation" have been included under the authority of Wilkinson, Barker, Knauer & Quinn, LLP, as experts in telecommunications law. FCC matters unique to MobileMedia included in the description of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption" and "Industry Overview--Regulation" have been included under the authority of Wiley, Rein & Fielding as experts in telecommunications law. Stockholders of Arch should not rely on Wilkinson, Barker, Knauer & Quinn, LLP or Wiley, Rein & Fielding with respect to any other matters.

                             STOCKHOLDER PROPOSALS

  Arch expects to hold a 1999 Annual Meeting of Stockholders in May 1999. Any proposal that an Arch stockholder intends to present at the 1999 Annual Meeting of Stockholders must be submitted to the Secretary of Arch at its offices, 1800 West Park Drive, Westborough, Massachusetts 01581, no later than December 19, 1998 in order to be considered for inclusion in the proxy statement relating to that meeting.

  In addition, Arch's By-laws require that Arch be given advance notice of stockholder nominations for election to Arch's Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in Arch's proxy statement in accordance with Rule 14a-8). The required notice must be made in writing and delivered or mailed to the Secretary of Arch at the principal offices of Arch, and received not less than 80 days prior to the 1999 Annual Meeting; provided, however that if less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. The 1999 Annual Meeting is currently expected to be held on May 18, 1999. Assuming that this date does not change, in order to comply with the time periods set forth in Arch's By-Laws, appropriate notice would need to be provided no later than February 27, 1999.

                                 OTHER MATTERS

  As of the date of this Proxy Statement/Prospectus, the Arch Board does not know of any other matters to be presented for action by the stockholders at the Special Meeting. If, however, any other matters not now known are properly brought before the Special Meeting, the Arch proxy holders will vote upon the same according to their discretion and best judgment.

                       GLOSSARY OF CERTAIN DEFINED TERMS

DEFINED TERM                                DEFINITION
------------                                ----------
ACI........................................ Arch Communications, Inc., a wholly owned subsidiary of Arch.
Adjusted Pro Forma EBITDA.................. EBITDA (net of restructuring charges and bankruptcy related expenses, equity in loss
                                            of affiliates, income tax benefit, interest
                                            and non-operating expenses (net),
                                            extraordinary items and amortization of
                                            deferred gain on tower sale).
Amended Plan............................... Third Amended Joint Plan of Reorganization
                                            of Parent and MobileMedia under Chapter 11,
                                            dated as of December 1, 1998.
Arch....................................... Arch Communications Group, Inc., a Delaware
                                            corporation.
Arch Acquisition Proposal.................. Merger, consolidation, sale of material assets, tender offer, recapitalization,
                                            accumulation or acquisition of securities
                                            issued by Arch, proxy solicitation or other
                                            business combination involving Arch or any
                                            of its subsidiaries.
Arch Adjusted EBITDA....................... EBITDA (net of restructuring charges, equity in loss of affiliates, income tax
                                            benefit, interest and non-operating
                                            expenses (net) and extraordinary items).
Arch Board................................. The Board of Directors of Arch.
Arch By-laws............................... By-laws of Arch.
Arch Certificate........................... Restated Certificate of Incorporation of
                                            Arch.
Arch Combined Common Stock................. Arch Common Stock and Class B Common Stock.
Arch Common Stock.......................... Common Stock, par value $.01 per share, of
                                            Arch.
API........................................ Arch Paging, Inc, a wholly owned subsidiary of ACI.
Arch Participation Warrant Agreement....... Warrant Agreement between Arch and The Bank of New York with respect to Arch
                                            Participation Warrants.
Arch Participation Warrant Certificate..... Warrant certificate evidencing Arch
                                            Participation Warrants.
Arch Participation Warrants................ Warrants, exercisable until September 1,
                                            2001, with a fixed exercise price equal to
                                            $2.00 plus an amount to reflect
                                            compounding, from the Effective Date until
                                            September 1, 2001, at a 20% per annum
                                            internal rate of return over the Rights
                                            exercise price.
Arch Rights and Warrants................... Arch Stockholder Rights and the Arch
                                            Participation Warrants.
Arch Rights Offering....................... Distribution by Arch to holders of Arch
                                            Common Stock and Series C Preferred Stock
                                            of rights to acquire shares of Arch Common
                                            Stock. To the extent such Arch Stockholder
                                            Rights are not exercised, Arch will
                                            distribute Arch Participation Warrants to
                                            acquire an equivalent number of shares of
                                            Arch Common Stock in lieu of unexercised
                                            Arch Stockholder Rights.

DEFINED TERM                                DEFINITION
------------                                ----------
Arch Stockholder Registration Statement.... Registration Statement on Form S-4,
                                            containing the Proxy Statement/Prospectus.
Arch Stockholder Rights.................... Rights to acquire shares of Arch Common
                                            Stock distributed by Arch in the Arch
                                            Rights Offering.
Arch Superior Proposal..................... Arch Acquisition Proposal that the Arch
                                            Board determines, in good faith, would
                                            result in a transaction more favorable to
                                            Arch stockholders.
Arch Voting Stock.......................... Arch Common Stock and Series C Preferred
                                            Stock (voting on an as-converted basis
                                            together as a single class)
August 18 Agreements....................... Original Merger Agreement, First Amended
                                            Plan and the related documents.
Bankruptcy Court........................... U.S. Bankruptcy Court for the District of
                                            Delaware.
Bankruptcy Filing.......................... Voluntary petitions for relief filed under
                                            Bankruptcy Code by Parent and MobileMedia
                                            on January 30, 1997 to implement an
                                            operational and financial restructuring.
Bear Stearns............................... Bear Stearns and Co., Inc.
Breakup Events............................. Events including  a) Arch's termination of the Merger Agreement (i) as a result of a
                                            material breach of a representation,
                                            warranty or covenant by MobileMedia (ii)
                                            failure of the Confirmation Order to be
                                            entered due to MobileMedia's creditors'
                                            failure to vote on the Amended Plan or
                                            (iii) Amendment of the Amended Plan in a
                                            manner adversed to Arch b) MobileMedia's
                                            sale of all or a substantial portion of its
                                            assets (other than MobileMedia Tower site
                                            sale) and c) MobileMedia's termination of
                                            the Merger Agreement in connection with a
                                            MobileMedia Superior Proposal.
Buyer Breakup Fee.......................... Liability of MobileMedia to Arch of $25.0
                                            million at the time of a Breakup Event.
Buyer FCC Material Adverse Effect.......... A material adverse effect on the financial condition and operating income of Arch and
                                            its subsidiaries, taken as a whole,
                                            excluding any effect generally applicable
                                            to the economy or the industry in which
                                            Arch conducts its business.
Certificate of Merger...................... Certificate of Merger filed with the
                                            Delaware Secretary of State effecting the
                                            Merger.
Chapter 11................................. Chapter 11 of the United States Bankruptcy
                                            Code.
Charter Amendment.......................... Amendment to Arch Certificate to increase authorized shares of Arch Common Stock;
                                            designate a certain number of additional
                                            shares as Class B Common Stock; and
                                            increase number of authorized shares of
                                            Series B Junior Participating Preferred
                                            Stock.

DEFINED TERM                                DEFINITION
------------                                ----------
Charter Amendment Proposal................. Proposal to amend the Arch Certificate increasing the number of authorized shares
                                            of Arch Common Stock from 75,000,000 to
                                            365,000,000 shares, 65,000,000 of which
                                            will be designated Class B Common Stock;
                                            and increasing the number of authorized
                                            shares of Series B Junior Participating
                                            Preferred Stock.
Class B Common Stock....................... Class B Common Stock, par value $.01 per share, of Arch.
Class 7 Claims............................. Claims of holders of MobileMedia promissory notes based on alleged violations of
                                            applicable securities laws and any claims
                                            by officers or directors or underwriters
                                            for indemnification related thereto.
Class 8 Claims............................. Claims of all equity interests in Parent and all claims related to alleged
                                            violations of applicable securities laws
                                            and various claims for indemnification by
                                            any officer, director, underwriter,
                                            employee or professional related thereto.
Class 9 Claims............................. Any claim by Parent, MMC or any of MMC's subsidiaries against one another and the
                                            equity interests held by Parent, MMC or
                                            MMC's subsidiaries in one another.
Combined Company........................... Arch, after giving effect to the acquisition of MobileMedia.
Combined Company Projections............... The unaudited combined company projections set forth in pages 81 to 84 hereof.
Commission................................. Securities and Exchange Commission.
Communications Act......................... Communications Act of 1934, as amended.
Confirmation Date.......................... The date on which the Bankruptcy Court enters an order confirming the Amended
                                            Plan.
Confirmation Order......................... Order of the Bankruptcy Court confirming the Amended Plan.
Creditor Stock Pool........................ The 14,344,969 shares of Arch Common Stock to be issued under the Amended Plan to the
                                            Unsecured Creditors in consideration of the
                                            discharge of their claims against Parent
                                            and MobileMedia that are classified as
                                            Class 6 Claims.
Debtor FCC Material Adverse Effect......... A material adverse effect on the financial condition and operating income of
                                            MobileMedia and its subsidiaries, taken as
                                            a whole, excluding any effect generally
                                            applicable to the economy or the industry
                                            in which MobileMedia conducts its business.
Debtors.................................... Parent, MMC and all of MMC's subsidiaries.
DGCL....................................... Delaware General Corporation Law.

DEFINED TERM                                DEFINITION
------------                                ----------
Disqualifying Disposition.................. Occurs when participant in 1997 Option Plan sells ISO Stock prior to having owned it
                                            for at least two years from the Grant Date
                                            and one year from the Exercise Date.
Disqualifying Sale......................... Occurs when a participant in the 1999
                                            Purchase Plan sells Arch Common Stock
                                            within one year after acquiring it or
                                            within two years after the Offering
                                            Commencement Date.
EBITDA..................................... Earnings before interest, taxes, depreciation and amortization
Effective Date............................. Date Amended Plan becomes effective.
Effective Time............................. The Effective Time of the Merger, occurring upon filing of the Certificate of Merger or
                                            such later time as may be specified in the
                                            Certificate of Merger.
Exchange Act............................... Securities Exchange Act of 1934, as
                                            amended.
Exercise Date.............................. Date incentive stock option is exercised.
Expiration Date............................ 5:00 p.m., New York City time on the date selected by Arch and MobileMedia on or
                                            prior to later of (i) the Confirmation Date
                                            or (ii) the date on which the FCC Grant is
                                            issued, which date must be at least 15 days
                                            after the date on which all closing
                                            conditions in the Merger Agreement (other
                                            than (i) the requirement that the FCC Grant
                                            has become a Final Order (ii) the
                                            requirement that the Confirmation Order has
                                            become a Final Order and (iii) other
                                            conditions which by their terms cannot be
                                            satisfied until the Effective Time) are
                                            first satisfied or, if legally permissible,
                                            waived.
FCC........................................ Federal Communications Commission.
FCC Applications........................... Applications, filed jointly by Arch and
                                            MobileMedia on September 2, 1998,
                                            requesting the FCC's consent to the
                                            transfer of control of the Debtor
                                            Authorizations; consent to the transfer of
                                            control of Buyer Authorizations from Arch's
                                            current stockholders; termination of the
                                            Hearing; and grant to Arch of permanent
                                            license authority to operate certain
                                            stations.
FCC Grant.................................. FCC order consenting to requests in FCC
                                            Applications.
FCC Order.................................. FCC order, issued April 8, 1997, commencing an administrative hearing to inquire into
                                            the qualification of MobileMedia to remain
                                            an FCC licensee
Final Order................................ Confirmation Order becomes a Final Order when it shall have been in full force and
                                            effect for eleven days without any stay
                                            material modification or amendment thereof
                                            and time to appeal has expired.
Final Order................................ FCC Grant becomes a Final Order under certain conditions.

DEFINED                                     DEFINITION
-------                                     ----------
First Amended Plan......................... First Amended Joint Plan of Reorganization
                                            dated as of August 18, 1998.
Fractional Share Value..................... Fair value of each outstanding share of
                                            Arch Common Stock held on the Split Date.
FTC........................................ Federal Trade Commission.
Grant Date................................. Date on which ISO Stock was granted.
Hearing.................................... Hearing in WT Docket No. 97-115, In the
                                            matter of MobileMedia Corporation, et al.
HSR Act.................................... Hart-Scott-Rodino Antitrust Improvements
                                            Act of 1976, as amended.
Information Agent.......................... MacKenzie Partners, Inc.
Initial Merger Order....................... Bankruptcy Court order dated September 4,
                                            1998 approving exclusivity provisions,
                                            breakup fees and expense reimbursement
                                            provisions of the Merger Agreement.
ISO Stock.................................. Incentive Stock Option
LECs....................................... Local exchange carriers.
LQA........................................ Latest quarter annualized.
Market Price............................... The average last reported sale price per share of the Arch Common Stock on the NNM
                                            for the ten trading days immediately
                                            preceding the date of filing of the Stock
                                            Split Amendment.
Merger..................................... The proposed Merger of MMC with and into
                                            Merger Subsidiary pursuant to the Merger
                                            Agreement.
Merger Agreement........................... Agreement and Plan of Merger dated as of
                                            August 18, 1998, and amended as of
                                            September 3, 1998 and as of December 1,
                                            1998, by and among Parent, MMC, the Merger
                                            Subsidiary and Arch.
Merger Benefits............................ Certain estimates of anticipated cost savings, capital expenditure avoidance and
                                            other benefits.
Merger Subsidiary.......................... Farm Team Corp., a wholly-owned subsidiary of Arch.
Merger Transactions........................ Merger Agreement, Merger and other transactions contemplated thereby.
MMC........................................ MobileMedia Communications, Inc., a wholly-
                                            owned subsidiary of Parent and currently
                                            operating as a debtor-in-possession under
                                            Chapter 11.
MobileMedia................................ MMC and its subsidiaries.
MobileMedia Adjusted EBITDA................ Earnings before other income (expense), taxes, depreciation, amortization,
                                            impairment of long-lived assets,
                                            amortization of deferred gain on tower sale
                                            and restructuring costs.

DEFINED TERM                                DEFINITION
------------                                ----------
MobileMedia Acquisition Proposal........... Merger, consolidation, sale of material assets, tender offer, recapitalization,
                                            accumulation or acquisition of securities
                                            issued by MobileMedia, proxy solicitation
                                            or other business combination involving
                                            MobileMedia or any of its subsidiaries.
MobileMedia Boards......................... Board of Directors of Parent and Board of
                                            Directors of MMC.
MobileMedia Breakup Fee.................... Liability of Arch to MMC of $32.5 million for Arch's failure, not otherwise excused,
                                            to perform its obligation under the Merger
                                            Agreement.
MobileMedia Proposal....................... The issuance of Arch Combined Common Stock and warrants to acquire shares of Arch
                                            Common Stock pursuant to the Merger
                                            Agreement, the Amended Plan and Standby
                                            Purchase Agreements.
MobileMedia Superior Proposal.............. MobileMedia Acquisition Proposal that the
                                            MMC Board determines, in good faith, would
                                            result in a transaction more favorable to
                                            MobileMedia claimholders.
NASD....................................... National Association of Securities Dealers,
                                            Inc.
New Certificates........................... New certificates representing the number of whole shares of Arch Common Stock into
                                            which the shares of Arch Common Stock have
                                            been converted as a result of the Reverse
                                            Split.
1999 Purchase Plan......................... Arch's 1999 Employee Stock Purchase Plan.
1997 Option Plan........................... Arch's 1997 Stock Option Plan.
NNM........................................ Nasdaq National Market.
Northwestern Mutual........................ Northwestern Mutual Life Insurance Company.
NSO Stock.................................. Non-statutory stock option.
Offering Commencement Date................. Date an Offering of the 1999 Purchase Plan
                                            is commenced.
Old Arch................................... A predecessor to Arch, also named Arch
                                            Communications Group, Inc. On September 7,
                                            1995 Old Arch acquired USA Mobile by
                                            merging with and into USA Mobile, which
                                            simultaneously changed its name to Arch
                                            Communications Group, Inc.
Old Certificates........................... Existing Arch stock certificates.
Original Merger Agreement.................. Agreement and Plan of Merger dated as of
                                            August 18, 1998.
Original Plan.............................. Filing of original plan of reorganization by MobileMedia on January 27, 1998
                                            providing for the continued operation of
                                            MobileMedia as a stand-alone entity.
Parent..................................... MobileMedia Corporation, a Delaware
                                            corporation currently operating as a
                                            debtor-in-possession under Chapter 11.
Petition Date.............................. January 30, 1997, the date the Debtors filed voluntary petitions for
                                            reorganization under Chapter 11.

DEFINED TERM                                DEFINITION
------------                                ----------
Planned ACI Notes.......................... To fund the estimated cash payments required by the Merger, ACI intends to
                                            issue $200 million of new senior notes.
Pre-Petition Agent......................... The Chase Manhattan Bank, agent for the
                                            Pre-Petition Lenders.
Pre-Petition Lenders....................... Lenders under the MobileMedia 1995 Credit
                                            Agreement.
Record Date................................ The record date for the Special Meeting
                                            (close of business on December 11, 1998).
Registrable Securities..................... Arch Common Stock, Arch Participation
                                            Warrants (and the Arch Common Stock
                                            issuable upon exercise), Class B Common
                                            Stock (and the Arch Common Stock issuable
                                            upon conversion) and any securities
                                            received from Arch by reason of stock
                                            dividends or similar matters.
Registration Statement..................... Registration Statement filed by Arch to effect the Rights Offering.
Related Transactions....................... The completion of the Rights Offering;
                                            issuance and sale of Planned ACI Notes;
                                            additional borrowings under API Credit
                                            Facility; issuance of Arch Common Stock in
                                            accordance with the Amended Plan; and
                                            payment by Arch of $479.0 million in cash
                                            in accordance with the Amended Plan.
Reverse Split.............................. Five shares of Arch Common Stock will be converted into one share of Arch Common
                                            Stock.
Rights Offering............................ Distribution to the Unsecured Creditors of
                                            certain transferable rights to acquire
                                            securities of Arch.
Securities Act............................. Securities Act of 1933, as amended.
September 3 Amendments..................... Amendments to the August 18 Agreements and
                                            a Second Amended Joint Plan of
                                            Reorganization, executed September 3, 1998.
Series C Preferred Stock................... Series C Convertible Preferred Stock, par
                                            value $.01 per share, of Arch.
Special Meeting............................ Special Meeting of Arch stockholders to be held on January  , 1999 at 10:00 a.m.,
                                            local time, at the offices of Hale and Dorr
                                            LLP, 60 State Street, Boston, MA 02109.
Split Date................................. Date that certificate of amendment to Arch
                                            Certificate effecting the Reverse Split is
                                            filed with the Delaware Secretary of State.
Split Factor............................... The whole number obtained by dividing $6.00 by the Market Price and rounding the result
                                            to the nearest whole number.

DEFINED TERM                                DEFINITION
------------                                ----------
Standby Purchase Agreements................ Certain separate commitment letters, dated as of August 18, 1998 and amended as of
                                            September 3, 1998 and as of December 1,
                                            1998, among Arch, MMC and the Standby
                                            Purchasers whereby the Standby Purchasers
                                            will exercise any and all Rights not
                                            exercised by other Unsecured Creditors for
                                            an aggregate purchase price of up to $217.0
                                            million.
Standby Purchaser Registration Rights       Registration rights agreement with the
 Agreement................................. Standby Purchasers.
Standby Purchasers......................... Certain Unsecured Creditors of Parent and
                                            MobileMedia comprised of W.R. Huff,
                                            Northwestern Mutual, Credit Suisse First
                                            Boston Corporation and Whippoorwill.
Stock Split Amendment...................... Amendment to Arch certificate to effect a reverse split of Arch Common Stock.
Stock Split Proposal....................... Proposal to amend the Arch Certificate to effect a reverse stock split.
Subscription Agent......................... The Bank of New York.
Subscription Certificate................... Subscription Certificate evidencing the
                                            Arch Stockholder Rights.
Surviving Corporation...................... Merger Subsidiary.
Tax Code................................... Internal Revenue Code of 1986, as amended.
Telecommunications Act..................... Telecommunications Act of 1996.
10% Stockholder............................ Any stockholder who as a result of the
                                            Merger becomes the beneficial owner of at
                                            least 10% of the outstanding Arch Common
                                            Stock.
10% Stockholder Registration Rights         Registration rights agreement with the 10%
 Agreement................................. Stockholders.
Unsecured Creditors........................ The unsecured creditors of Parent and
                                            MobileMedia.
Unsecured Creditors Committee.............. Official Committee of Unsecured Creditors.
Whippoorwill............................... Whippoorwill Associates, Inc.
W.R. Huff.................................. W.R. Huff Asset Management Co., L.L.C.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Arch Communications Group, Inc.
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998 (unaudited).........................................  F-3
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited)..........................................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for Each of
   the Three Years in the Period Ended December 31, 1997 and for the Nine
   Months Ended September 30, 1998 (unaudited)............................  F-5
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited)..........................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
MobileMedia Communications, Inc. and Subsidiaries
  Report of Independent Public Auditors................................... F-22
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998 (unaudited)......................................... F-23
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited).......................................... F-24
  Consolidated Statement of Changes in Stockholders' Equity (Deficit) for
   Each of the Three Years in the Period Ended December 31, 1997 and for
   the Nine Months Ended September 30, 1998 (unaudited)................... F-25
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited).......................................... F-26
  Notes to Consolidated Financial Statements.............................. F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in
Item 14(a) (2) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                       Arthur Andersen LLP

Boston, Massachusetts
February 9, 1998 (except with respect to

 the matters discussed in Notes 3 and 4,
 as to which the date is June 29, 1998)

                        ARCH COMMUNICATIONS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                             1996        1997         1998
                                          ----------  ----------  -------------
                                                                   (UNAUDITED)
                 ASSETS
Current assets:
  Cash and cash equivalents.............. $    3,497  $    3,328    $  6,571
  Accounts receivable (less reserves of
   $4,111, $5,744 and $7,375 in 1996,
   1997 and 1998, respectively)               25,344      30,147      34,496
  Inventories............................     10,239      12,633      10,578
  Prepaid expenses and other.............      4,531       4,917       4,170
                                          ----------  ----------    --------
    Total current assets.................     43,611      51,025      55,815
                                          ----------  ----------    --------
Property and equipment, at cost:
  Land, buildings and improvements.......      8,780      10,089      10,382
  Paging and computer equipment..........    339,391     361,713     393,808
  Furniture, fixtures and vehicles.......      9,921      16,233      17,115
                                          ----------  ----------    --------
                                             358,092     388,035     421,305
  Less accumulated depreciation and
   amortization..........................     96,448     146,542     197,416
                                          ----------  ----------    --------
  Property and equipment, net............    261,644     241,493     223,889
                                          ----------  ----------    --------
Intangible and other assets (less
 accumulated amortization of $141,710,
 $260,932 and $342,101 in 1996, 1997 and
 1998, respectively).....................    841,501     728,202     662,662
                                          ----------  ----------    --------
                                          $1,146,756  $1,020,720    $942,366
                                          ==========  ==========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
Current liabilities:
  Current maturities of long-term debt... $       46  $   24,513    $    --
  Accounts payable.......................     17,395      22,486      23,571
  Accrued restructuring charge...........        --          --       14,810
  Accrued expenses.......................     14,287      11,894      12,523
  Accrued interest.......................     10,264      11,249      18,767
  Customer deposits......................      6,698       6,150       5,340
  Deferred revenue.......................      7,181       8,787      11,349
                                          ----------  ----------    --------
    Total current liabilities............     55,871      85,079      86,360
                                          ----------  ----------    --------
Long-term debt, less current maturities..    918,150     968,896     992,790
                                          ----------  ----------    --------
Other long-term liabilities..............     21,172         --       28,639
                                          ----------  ----------    --------
Commitments and contingencies
Redeemable preferred stock...............      3,712         --          --
                                          ----------  ----------    --------
Stockholders' equity (deficit):
  Preferred stock--$.01 par value,
   authorized 10,000,000 shares, 250,000
   shares issued ($25,515 aggregate
   liquidation preference)...............        --          --            3
  Common stock--$.01 par value,
   authorized 75,000,000 shares, issued
   and outstanding: 20,712,220,
   20,863,563 and 21,067,110 shares in
   1996, 1997 and 1998, respectively.....        207         209         211
  Additional paid-in capital.............    350,444     351,210     377,382
  Accumulated deficit....................   (202,800)   (384,674)   (543,019)
                                          ----------  ----------    --------
    Total stockholders' equity (deficit).    147,851     (33,255)   (165,423)
                                          ----------  ----------    --------
                                          $1,146,756  $1,020,720    $942,366
                                          ==========  ==========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Service, rental and
 maintenance revenues...  $  138,466  $  291,399  $  351,944  $  261,570  $  277,826
Product sales...........      24,132      39,971      44,897      34,029      31,811
                          ----------  ----------  ----------  ----------  ----------
    Total revenues......     162,598     331,370     396,841     295,599     309,637
Cost of products sold...     (20,789)    (27,469)    (29,158)    (22,044)    (21,863)
                          ----------  ----------  ----------  ----------  ----------
                             141,809     303,901     367,683     273,555     287,774
                          ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Service, rental and
   maintenance..........      29,673      64,957      79,836      59,227      60,812
  Selling...............      24,502      46,962      51,474      39,019      36,902
  General and
   administrative.......      40,448      86,181     106,041      78,878      84,527
  Depreciation and
   amortization.........      60,205     191,871     232,347     179,917     164,990
  Restructuring charge..         --          --          --          --       16,100
                          ----------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........     154,828     389,971     469,698     357,041     363,331
                          ----------  ----------  ----------  ----------  ----------
Operating income (loss).     (13,019)    (86,070)   (102,015)    (83,486)    (75,557)
Interest expense........     (22,560)    (77,353)    (98,063)    (73,057)    (79,592)
Interest income.........          38       1,426         904         621       1,258
Equity in loss of
 affiliate..............      (3,977)     (1,968)     (3,872)     (2,828)     (2,219)
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income tax benefit and
 extraordinary item.....     (39,518)   (163,965)   (203,046)   (158,750)   (156,110)
Benefit from income
 taxes..................       4,600      51,207      21,172      15,900         --
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary item.....     (34,918)   (112,758)   (181,874)   (142,850)   (156,110)
Extraordinary charge
 from early
 extinguishment of debt.      (1,684)     (1,904)        --          --       (1,720)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......     (36,602)   (114,662)   (181,874)   (142,850)   (157,830)
Accretion of redeemable
 preferred stock........        (102)       (336)        (32)        (32)        --
Preferred stock
 dividend...............         --          --          --          --         (515)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss) to
 common stockholders....  $  (36,704) $ (114,998) $ (181,906) $ (142,882) $ (158,345)
                          ==========  ==========  ==========  ==========  ==========
Basic/diluted income
 (loss) per common share
 before extraordinary
 item...................  $    (2.60) $    (5.53) $    (8.77) $    (6.89) $    (7.47)
Extraordinary charge
 from early
 extinguishment of debt
 per basic/diluted
 common share...........  $     (.12) $     (.09) $      --   $      --   $     (.08)
                          ----------  ----------  ----------  ----------  ----------
Basic/diluted net income
 (loss) per common
 share..................  $    (2.72) $    (5.62) $    (8.77) $    (6.89) $    (7.55)
                          ==========  ==========  ==========  ==========  ==========
Basic/diluted weighted
 average number of
 common shares
 outstanding............  13,497,734  20,445,943  20,746,240  20,735,730  20,968,281
                          ==========  ==========  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      TOTAL
                                           ADDITIONAL             STOCKHOLDERS'
                          PREFERRED COMMON  PAID-IN   ACCUMULATED    EQUITY
                            STOCK   STOCK   CAPITAL     DEFICIT     (DEFICIT)
                          --------- ------ ---------- ----------- -------------
Balance, December 31,
 1994....................   $--      $ 81   $ 60,823   $ (51,536)   $   9,368
  Exercise of options to
   purchase 475,903
   shares of common
   stock.................    --         5      5,137         --         5,142
  Issuance of 7,994,493
   shares of common stock
   to acquire stock of
   paging companies......    --        80    215,819         --       215,899
  Issuance of 2,706,659
   shares of common stock
   (net of issuance costs
   of $3,016)............    --        27     46,354         --        46,381
  Issuance of 417,311
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures (net of
   costs of conversion of
   $192).................    --         4      6,794         --         6,798
  Accretion of redeemable
   preferred stock.......    --       --        (102)        --          (102)
  Net loss...............    --       --         --      (36,602)     (36,602)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1995....................    --       197    334,825     (88,138)     246,884
  Exercise of options to
   purchase 169,308
   shares of common
   stock.................    --         2      1,469         --         1,471
  Issuance of 46,842
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...    --       --         373         --           373
  Issuance of 843,039
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures............    --         8     14,113         --        14,121
  Accretion of redeemable
   preferred stock.......    --       --        (336)        --          (336)
  Net loss...............    --       --         --     (114,662)    (114,662)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1996....................    --       207    350,444    (202,800)     147,851
  Issuance of 151,343
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...    --         2        798         --           800
  Accretion of redeemable
   preferred stock.......    --       --         (32)        --           (32)
  Net loss...............    --       --         --     (181,874)    (181,874)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1997....................    --       209    351,210    (384,674)     (33,255)
  Exercise of options to
   purchase 94,032 shares
   of common stock
   (unaudited)...........    --         1        293         --           294
  Issuance of 250,000
   shares of preferred
   stock (unaudited).....      3      --      24,997         --        25,000
  Issuance of 109,515
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan
   (unaudited)...........    --         1        367         --           368
  Preferred stock
   dividend..............    --       --         515        (515)         --
  Net loss (unaudited)...    --       --         --     (157,830)    (157,830)
                            ----     ----   --------   ---------    ---------
Balance, September 30,
 1998 (unaudited)........   $  3     $211   $377,382   $(543,019)   $(165,423)
                            ====     ====   ========   =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              NINE MONTHS
                            YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                          ------------------------------  --------------------
                            1995      1996       1997       1997       1998
                          --------  ---------  ---------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss)......  $(36,602) $(114,662) $(181,874) $(142,850) $(157,830)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization..........    60,205    191,871    232,347    179,917    164,990
 Deferred income tax
  benefit...............    (4,600)   (51,207)   (21,172)   (15,900)       --
 Extraordinary charge
  from early
  extinguishment of
  debt..................     1,684      1,904        --         --       1,720
 Equity in loss of
  affiliate.............     3,977      1,968      3,872      2,828      2,219
 Accretion of discount
  on senior notes.......       --      24,273     33,259     24,611     27,430
 Accounts receivable
  loss provision........     3,915      8,198      7,181      5,585      6,313
 Changes in assets and
  liabilities, net of
  effect from
  acquisitions of paging
  companies:
  Accounts receivable...    (9,582)   (15,513)   (11,984)    (8,481)   (10,662)
  Inventories...........    (3,176)     1,845     (2,394)    (3,677)     2,055
  Prepaid expenses and
   other................      (511)        89       (386)       679        747
  Accounts payable and
   accrued expenses.....      (551)   (12,520)     3,683        875     24,042
  Customer deposits and
   deferred revenue.....       (10)     1,556      1,058        964      1,752
  Other long-term
   liabilities..........       --         --         --         --      28,639
                          --------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities...    14,749     37,802     63,590     44,551     91,415
                          --------  ---------  ---------  ---------  ---------
Cash flows from
 investing activities:
 Additions to property
  and equipment, net....   (45,331)  (138,899)   (87,868)   (63,694)   (58,029)
 Additions to intangible
  and other assets......   (15,137)   (26,307)   (14,901)   (10,978)   (27,756)
 Acquisition of paging
  companies, net of cash
  acquired..............  (132,081)  (325,420)       --         --         --
                          --------  ---------  ---------  ---------  ---------
Net cash used for
 investing activities...  (192,549)  (490,626)  (102,769)   (74,672)   (85,785)
                          --------  ---------  ---------  ---------  ---------
Cash flows from
 financing activities:
 Issuance of long-term
  debt..................   191,617    676,000     91,000     91,000    455,964
 Repayment of long-term
  debt..................   (63,705)  (225,166)   (49,046)   (56,035)  (484,013)
 Repayment of redeemable
  preferred stock.......       --         --      (3,744)    (3,744)       --
 Net proceeds from sale
  of preferred stock....       --         --         --         --      25,000
 Net proceeds from sale
  of common stock.......    51,180      1,844        800        424        662
                          --------  ---------  ---------  ---------  ---------
Net cash provided by
 (used in) financing
 activities.............   179,092    452,678     39,010     31,645     (2,387)
                          --------  ---------  ---------  ---------  ---------
Net increase (decrease)
 in cash and cash
 equivalents............     1,292      (146)      (169)      1,524      3,243
Cash and cash
 equivalents, beginning
 of period..............     2,351      3,643      3,497      3,497      3,328
                          --------  ---------  ---------  ---------  ---------
Cash and cash
 equivalents, end of
 period.................  $  3,643  $   3,497  $   3,328  $   5,021  $   6,571
                          ========  =========  =========  =========  =========
Supplemental disclosure:
 Interest paid..........  $ 20,933  $  48,905  $  62,231  $  45,366  $  42,962
                          ========  =========  =========  =========  =========
 Issuance of common
  stock for acquisition
  of paging companies...  $215,899  $     --   $     --   $     --   $     --
                          ========  =========  =========  =========  =========
 Issuance of common
  stock for convertible
  debentures............  $  6,990  $  14,121  $     --   $     --   $     --
                          ========  =========  =========  =========  =========
 Accretion of redeemable
  preferred stock.......  $    102  $     336  $      32  $      32  $     --
                          ========  =========  =========  =========  =========
 Liabilities assumed in
  acquisition of paging
  companies.............  $314,139  $  58,233  $     --   $     --   $     --
                          ========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization--Arch Communications Group, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on EBITDA). The Company had 4.1 million pagers in service at June 30, 1998.

  Unaudited Interim Consolidated Financial Statements--The consolidated balance sheet as of June 30, 1998, the consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1998 and the consolidated statement of stockholders' equity (deficit) for the six months ended June 30, 1998 are unaudited and, in the opinion of the Company's management, include all adjustments and accruals, consisting only of normal recurring accrual adjustments, which are necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

  Inventories--Inventories consist of new pagers which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

  Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                                                                      ESTIMATED
                                                                        USEFUL
       ASSET CLASSIFICATION                                              LIFE
       --------------------                                           ----------
       Buildings and improvements....................................  20 Years
       Leasehold improvements........................................ Lease Term
       Pagers........................................................  3 Years
       Paging and computer equipment................................. 5-8 Years
       Furniture and fixtures........................................ 5-8 Years
       Vehicles......................................................  3 Years

  Effective October 1, 1995, Arch changed its estimate of the useful life of pagers from four years to three years. This change was made to better reflect the estimated period during which pagers will produce equipment rental revenue. The change did not have a material effect on depreciation expense or net loss in the quarter ended December 31, 1995.

                        ARCH COMMUNICATIONS GROUP, INC.

  Depreciation and amortization expense related to property and equipment totaled $25.0 million, $87.5 million and $108.0 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                 DECEMBER 31,
                               ----------------- SEPTEMBER 30,
                                 1996     1997       1998
                               -------- -------- -------------
                                                  (UNAUDITED)
     Goodwill................  $351,969 $312,017   $281,847
     Purchased FCC licenses..   330,483  293,922    265,873
     Purchased subscriber
      lists..................   120,981   87,281     64,341
     Deferred financing
      costs..................    12,449    8,752     21,885
     Investment in CONXUS
      Communications, Inc....     6,500    6,500      6,500
     Investment in Benbow PCS
      Ventures, Inc..........     3,642    6,189     12,362
     Non-competition
      agreements.............     3,594    2,783      2,026
     Other...................    11,883   10,758      7,828
                               -------- --------   --------
                               $841,501 $728,202   $662,662
                               ======== ========   ========

  Amortization expense related to intangible and other assets totaled $35.2 million, $104.4 million and $124.3 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period.

  Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended or renegotiated, unamortized deferred financing costs are written-off as an extraordinary charge. During 1995, 1996 and the six months ended June 30, 1998, charges of $1.7 million, $1.9 million and $1.7 million, respectively, were recognized in connection with the closing of new credit facilities.

  On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a two-way paging license in five designated regions in the United States in the FCC narrowband wireless spectrum auction. As of December 31, 1997, Arch's investment in CONXUS totaled $6.5 million representing an equity interest of 10.5% accounted for under the cost method.

  In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses since the acquisition date of Westlink are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

                        ARCH COMMUNICATIONS GROUP, INC.

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

  Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1996 and 1997.

  As discussed in Note 3, Arch's debt financing primarily consists of (1) senior bank debt, (2) fixed rate senior notes and (3) convertible subordinated debentures. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes and the convertible subordinated debentures based on the current market quote as of December 31, 1996 and 1997 (in thousands):

                                             DECEMBER 31, 1996 DECEMBER 31, 1997
                                             ----------------- -----------------
                                             CARRYING   FAIR   CARRYING   FAIR
     DESCRIPTION                              VALUE    VALUE    VALUE    VALUE
     -----------                             -------- -------- -------- --------
     10 7/8% Senior Discount Notes due
      2008.................................  $299,273 $265,236 $332,532 $288,418
     9 1/2% Senior Notes due 2004..........   125,000  117,500  125,000  122,488
     14% Senior Notes due 2004.............   100,000  115,000  100,000  112,540
     6 3/4% Convertible Subordinated Deben-
      tures due 2003.......................    13,364   12,211   13,364    7,968

  Arch had off balance sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $165.0 million and $55.0 million, respectively, at December 31, 1996 and $140.0 million and $80.0 million, respectively, at December 31, 1997. The fair values of the interest rate swaps and interest rate caps were $361,000 and $10,000, respectively, at December 31, 1996 and $47,000 and $9,000, respectively, at December 31, 1997. See Note 3.

  Basic/Diluted Net Income (Loss) Per Common Share -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". The Company adopted this standard in 1997. The adoption of this standard did not have an effect on the Company's financial position, results of operations or income (loss) per share. Basic net income (loss) per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options and upon conversion of the subordinated debentures (see Note 3) or the Series C Preferred Stock (see Note 4) have not been considered, as their effect would be anti-dilutive and thus diluted net income (loss) per common share is the same as basic net income (loss) per common share.

  Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1997 presentation.

2. ACQUISITIONS

  In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

  On September 7, 1995, Arch completed its acquisition of USA Mobile Communications Holdings, Inc. ("USA Mobile"). The acquisition was completed in two steps. First, in May 1995, Arch acquired approximately 37%, or 5,450,000 shares, of USA Mobile's then outstanding common stock for $83.9 million in cash, funded by borrowings under the Arch Enterprises Credit Facility (see
Note 3). Accordingly, Arch accounted for its investment in USA Mobile under the equity method of accounting. Arch recorded a charge of $4.0 million for the year ended December 31, 1995 representing its pro rata share of USA Mobile's net loss from May until the acquisition was completed. Second, on September 7, 1995, the acquisition was completed through the merger of Arch with and into USA Mobile ("the USAM Merger"). Upon consummation of the USAM Merger, USA Mobile was renamed Arch Communications Group, Inc. In the USAM Merger, each share of USA Mobile's outstanding common stock was exchanged for Arch common stock on a .8020-for-one basis (an aggregate of 7,599,493 shares of Arch common stock) and the 5,450,000 USA Mobile shares purchased by Arch in May 1995 were retired. Outstanding shares of USA Mobile's Series A Redeemable Preferred Stock were not affected by the USAM Merger (see Note 4). Arch is treated as the acquirer in the USAM Merger for accounting and financial reporting purposes and the purchase price was allocated based upon the fair market values of assets acquired and liabilities assumed. The aggregate consideration paid or exchanged in the USAM Merger was $582.2 million, consisting of cash paid of $88.9 million, including direct transaction costs, 7,599,493 shares of Arch common stock valued at $209.0 million and the assumption of liabilities of $284.3 million, including $241.2 million of long-term debt.

  During the year ended December 31, 1995, Arch completed five acquisitions of paging companies, in addition to the USAM Merger, for purchase prices aggregating approximately $43.0 million, consisting of cash of $36.1 million and 395,000 shares of Arch common stock valued at $6.9 million. Goodwill resulting from the acquisitions and the USAM Merger is being amortized over a ten-year period using the straight-line method.

  These acquisitions (including the USAM Merger) have been accounted for as purchases, and the results of their operations have been included in the consolidated financial statements from the dates of the respective acquisitions. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the period presented, or of results that may occur in the future.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1995      1996
                                                            --------  ---------
                                                            (UNAUDITED AND IN
                                                             THOUSANDS EXCEPT
                                                              FOR PER SHARE
                                                                 AMOUNTS)
       Revenues............................................ $321,963  $ 358,900
       Income (loss) before extraordinary item.............  (92,395)  (128,444)
       Net income (loss)...................................  (94,079)  (130,348)
       Basic/diluted net income (loss) per common share....    (6.97)     (6.39)

                        ARCH COMMUNICATIONS GROUP, INC.

3. LONG-TERM DEBT

  Long-term debt consisted of the following (in thousands):

                                                   DECEMBER 31,
                                                 ----------------- SEPTEMBER 30,
                                                   1996     1997       1998
                                                 -------- -------- -------------
                                                                    (UNAUDITED)
     Senior Bank Debt........................... $380,500 $422,500   $267,000
     10 7/8% Senior Discount Notes due 2008.....  299,273  332,532    359,892
     9 1/2% Senior Notes due 2004...............  125,000  125,000    125,000
     14% Senior Notes due 2004..................  100,000  100,000    100,000
     12 3/4% Senior Notes due 2007..............      --       --     127,534
     Convertible Subordinated Debentures........   13,364   13,364     13,364
     Other......................................       59       13        --
                                                 -------- --------   --------
                                                  918,196  993,409    992,790
     Less-current maturities....................       46   24,513        --
                                                 -------- --------   --------
     Long-term debt............................. $918,150 $968,896   $992,790
                                                 ======== ========   ========

  Senior Bank Debt--The Company, through its operating subsidiaries, entered into two credit agreements. Arch Communications Enterprise, Inc. ("ACE") entered into a credit facility dated May 5, 1995, as amended, with a group of banks and financial institutions who agreed, subject to certain terms and conditions, to provide (i) a $250 million, seven-year reducing revolver facility (the "ACE Revolver"), (ii) a $150 million, seven-year term loan (the "Tranche A Term Loan"), and (iii) a $100 million, eight-year term loan (the "Tranche B Term Loan"). The ACE Revolver, which was available for working capital and other purposes, the Tranche A Term Loan and the Tranche B Term Loan are collectively referred to as the ACE Credit Facility. The ACE Credit Facility is secured by all assets of the operating subsidiaries of ACE and a pledge of all the stock of Arch's direct and indirect subsidiaries. In addition, Arch and the operating subsidiaries of ACE guaranteed all obligations under the ACE Credit Facility.

  The ACE Revolver was subject to scheduled mandatory reductions commencing on December 31, 1999. The Tranche A Term Loan and Tranche B Term Loan were to be amortized in quarterly installments commencing on March 31, 1998.

  Except for the Tranche B Term Loan, borrowings under the ACE Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate, or (ii) the agent bank's LIBOR rate, in each case plus a margin which is based on the ratio of total debt to annualized operating cash flow. Borrowings under the Tranche B Term Loan bear interest at either the agent bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on the ratio of total debt to annualized EBITDA. Interest is payable quarterly in arrears. In addition, an annual commitment fee is payable based on the average daily unused portion of the ACE Revolver.

  ACE is also required to maintain interest rate protection on at least 50% of outstanding borrowings under the ACE Credit Facility, and has therefore entered into interest rate swap and interest rate cap agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of non-performance by the counterparty to these interest rate protection agreements, ACE would be subject to the prevailing interest rates specified in the ACE Credit Facility.

                        ARCH COMMUNICATIONS GROUP, INC.

  Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $140 million at December 31, 1997. The weighted average fixed payment rate was 5.818% while the weighted average rate of variable interest payments under the ACE Credit Facility was 5.872% at December 31, 1997. At December 31, 1996 and 1997, the Company had a net payable of $124,000 and a net receivable of $18,000, respectively, on the interest rate swaps.

  The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $80 million with cap levels between 7.5% and 8% at December 31, 1997. The transaction fees for these instruments are being amortized over the terms of the agreements.

  The ACE Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of ACE to: incur additional indebtedness, advance funds to Benbow (see Note 1), pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the ACE Credit Facility. As of December 31, 1997, ACE and its operating subsidiaries were in compliance with the covenants of the ACE Credit Facility.

  As of December 31, 1997, $359.5 million was outstanding and $28.7 million was available under the ACE Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.76%.

  USA Mobile Communications, Inc. II ("USAM") and the direct subsidiaries of USAM (the "USAM Borrowing Subsidiaries") are parties to a $110 million reducing revolving credit facility dated March 19, 1997, as amended, with a group of banks pursuant to which the banks have agreed to make advances for working capital and other purposes (the "USAM Credit Facility").

  Upon the closing of the USAM Credit Facility, the banks did not require the contemporaneous grant of a security interest in the assets of USAM and its subsidiaries but they have reserved the right to require such a security interest upon the occurrence of certain triggering events. Arch and USAM have guaranteed the obligations of the USAM Borrowing Subsidiaries under the USAM Credit Facility. Arch's guarantee is secured by the pledge of the stock of ACE and USAM.

  Obligations under the USAM Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate or
(ii) the agent bank's LIBOR rate, in each case plus a margin based on the ratio of USAM's total indebtedness to annualized operating cash flow. The annual commitment fee is payable based on the average daily unused portion of the USAM Credit Facility.

  The USAM Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of USAM to: incur additional indebtedness, pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the USAM Credit Facility. As of December 31, 1997, USAM and the USAM Borrowing Subsidiaries were in compliance with the covenants of the USAM Credit Facility.

  As of December 31, 1997, $63.0 million was outstanding and $4.6 million was available under the USAM Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.55%.

                        ARCH COMMUNICATIONS GROUP, INC.

  On June 29, 1998, ACE was merged (the "ACI Merger") into a subsidiary of USAM named Arch Paging, Inc. ("API"). In connection with the Merger, USAM changed its name to Arch Communications, Inc. ("ACI"). Contemporaneously with the ACI Merger, ACE's existing credit facility was amended and restated to establish senior secured revolving credit and term loan facilities with API, as borrower, in the aggregate amount of $400.0 million (collectively, the "API Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility").

  The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the API Credit Facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The API Credit Facility is guaranteed by Arch, ACI and the former ACE operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility.

  Borrowings under the API Credit Facility bear interest based on a reference rate equal to either the Bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

  Senior Notes--On March 12, 1996, Arch completed a public offering of 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes") in the aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). Interest does not accrue on the Senior Discount Notes prior to March 15, 2001. Commencing September 15, 2001, interest on the Senior Discount Notes is payable semi-annually at an annual rate of 10 7/8%. The $266.1 million net proceeds from the issuance of the Senior Discount Notes, after deducting underwriting discounts and commissions and offering expenses, were used principally to fund a portion of the purchase price of Arch's acquisition of Westlink (see Note 2).

  Interest on the ACI 14% Notes and the ACI 9 1/2% Notes (collectively, the "Senior Notes") is payable semiannually. The Senior Discount Notes and Senior Notes contain certain restrictive and financial covenants which, among other things, limit the ability of Arch or ACI to: incur additional indebtedness; pay dividends;

                        ARCH COMMUNICATIONS GROUP, INC.

grant liens on its assets; sell assets; enter into transactions with related parties; merge, consolidate or transfer substantially all of its assets; redeem capital stock or subordinated debt; and make certain investments.

  On June 29, 1998, ACI issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "Notes") for net proceeds of $122.6 million (after deducting the discount to the Initial Purchasers and estimated offering expenses payable by ACI) in a private placement (the "Note Offering") under Rule 144A under the Securities Act of 1933. The Notes were sold at an initial price to investors of 98.049%. The Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

  The covenants in the indenture under which the 12 3/4% Notes were issued ("the Indenture") contain certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

  Convertible Subordinated Debentures--On March 6, 1996, the holders of $14.1 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 ("Arch Convertible Debentures") elected to convert their Arch Convertible Debentures into Arch common stock at a conversion price of $16.75 per share and received approximately 843,000 shares of Arch common stock together with a $1.6 million cash premium.

  Interest on the remaining outstanding Arch Convertible Debentures is payable semiannually on June 1 and December 1. The Arch Convertible Debentures are unsecured and are subordinated to all existing indebtedness of Arch.

  The Arch Convertible Debentures are redeemable, at the option of Arch, in whole or in part, at certain prices declining annually to 100% of the principal amount at maturity plus accrued interest. The Arch Convertible Debentures also are subject to redemption at the option of the holders, at a price of 100% of the principal amount plus accrued interest, upon the occurrence of certain events.

  The Arch Convertible Debentures are convertible at their principal amount into shares of Arch's common stock at any time prior to redemption or maturity at an initial conversion price of $16.75 per share, subject to adjustment.

Maturities of Debt--Scheduled long-term debt maturities at December 31, 1997 and at September 30, 1998, are as follows (in thousands):

                                       DECEMBER 31, SEPTEMBER 30,
         YEAR ENDING DECEMBER 31,          1997         1998
         ------------------------      ------------ -------------
                                                     (UNAUDITED)
         1998.........................   $ 24,513     $    --
         1999.........................     37,750        1,250
         2000.........................     83,000       15,450
         2001.........................     74,750       29,650
         2002.........................    122,500       29,650
         Thereafter...................    650,896      916,790
                                         --------     --------
                                         $993,409     $992,790
                                         ========     ========

                        ARCH COMMUNICATIONS GROUP, INC.

4. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

  Redeemable Preferred Stock--In connection with the USAM Merger (see Note 2), Arch assumed the obligations associated with 22,530 outstanding shares of Series A Redeemable Preferred Stock issued by USA Mobile. The preferred stock is recorded at its accreted redemption value, based on 10% annual accretion through the redemption date. On January 30, 1997, all outstanding preferred stock was redeemed for $3.7 million in cash.

  Redeemable Series C Cumulative Convertible Preferred Stock--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm ("Sandler"), together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch ("Series C Preferred Stock"). The Series C Preferred Stock: (i) is convertible into Common Stock of Arch at an initial conversion price of $5.50 per share, subject to certain adjustments;
(ii) bears dividends at an annual rate of 8.0%, (A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch's Common Stock valued at 95% of the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock; (iv) is subject to redemption for cash or conversion into Arch's Common Stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing Arch's 10 7/8% Senior Discount Notes due 2008 (the "Arch Discount Notes Indenture"), requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch; (vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the Arch Discount Notes Indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Arch Common Stock.

  Stock Options--Arch has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan") which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years. The 1989 Plan provides for the granting of options to purchase a total of 1,128,944 shares of common stock. All outstanding options on September 7, 1995, under the 1989 Plan, became fully exercisable and vested as a result of the USAM Merger. The 1997 Plan provides for the granting of options to purchase a total of 1,500,000 shares of common stock.

  Effective October 23, 1996, the Compensation Committee of the Board of Directors of Arch authorized the grant of new options to each employee who had an outstanding option at a price greater than $12.50 (the fair market value of Arch's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 424,206 options were terminated and regranted at a price of $12.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25 "Accounting for Stock Issued to Employees".

  As a result of the USAM Merger, Arch assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of up to 601,500 options to purchase Arch's common stock. Under the 1994 Plan, incentive stock options may be granted

                        ARCH COMMUNICATIONS GROUP, INC.

to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the USAM Merger.

  In January 1995, Arch adopted a 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"), which terminated upon completion of the USAM Merger. Prior to termination of the 1995 Directors' Plan, 15,000 options were granted at an exercise price of $18.50 per share. Options have a duration of ten years and vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter.

  As a result of the USAM Merger, Arch assumed from USA Mobile the Non-Employee Directors' Stock Option Plan (the "Outside Directors Plan"), which provides for the grant of up to 80,200 options to purchase Arch's common stock to non-employee directors of Arch. Outside directors receive a grant of 3,000 options annually under the Outside Directors Plan, and newly elected or appointed outside directors receive options to purchase 3,000 shares of common stock as of the date of their initial election or appointment. Options are granted at fair market value of Arch's common stock on the date of grant. Options have a duration of ten years and vest over a three-year period from the date of grant with the first such vesting (25% of granted options) occurring on the date of grant and future vesting of 25% of granted options occurring on each of the first three anniversaries of the date of grant.

  On December 16, 1997, the Compensation Committee of the Board of Directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $5.06 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 1,083,216 options with exercise prices ranging from $5.94 to $20.63 and granted the same number of new options with an exercise price of $5.06 per share, the fair market value of the stock on December 16, 1997.

  On December 29, 1997, Arch adopted a Deferred Compensation Plan for Nonemployee Directors. Under this plan, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director. The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch's common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of the Company's common stock on the date of distribution. Deferred compensation is expensed when earned. Changes in the value of the phantom stock units are recorded as income/expense based on the fair market value of the Company's common stock.

                        ARCH COMMUNICATIONS GROUP, INC.

  The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                             NUMBER OF  EXERCISE
                                                              OPTIONS    PRICE
                                                             ---------  --------
     Options Outstanding at August 31, 1994................    602,744   $ 7.19
       Granted.............................................     41,740    18.58
       Exercised...........................................     (2,000)    5.94
       Terminated..........................................        --       --
                                                             ---------   ------
     Options Outstanding at December 31, 1994..............    642,484     7.95
       Granted.............................................    278,750    23.46
       Assumed in USAM Merger..............................    571,024    11.59
       Exercised...........................................   (475,903)   10.80
       Terminated..........................................    (10,600)   17.57
                                                             ---------   ------
     Options Outstanding at December 31, 1995..............  1,005,755    13.02
       Granted.............................................    695,206    15.46
       Exercised...........................................   (169,308)    8.69
       Terminated..........................................   (484,456)   21.60
                                                             ---------   ------
     Options Outstanding at December 31, 1996..............  1,047,197    11.37
       Granted.............................................    500,394     6.68
       Exercised...........................................        --       --
       Terminated..........................................   (190,636)   10.58
                                                             ---------   ------
     Options Outstanding at December 31, 1997..............  1,356,955   $ 9.75
                                                             =========   ======
     Options Exercisable at December 31, 1997..............    639,439   $ 9.64
                                                             =========   ======

  The following table summarizes the options outstanding and options exercisable by price range at December 31, 1997:

                                    WEIGHTED
                                     AVERAGE   WEIGHTED             WEIGHTED
                                    REMAINING  AVERAGE              AVERAGE
        RANGE OF         OPTIONS   CONTRACTUAL EXERCISE   OPTIONS   EXERCISE
     EXERCISE PRICES   OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
     ---------------   ----------- ----------- -------- ----------- --------
     $ 3.13 - $ 5.94      186,284     1.58      $ 4.39    169,784    $ 4.36
       6.25 -   8.25      617,654     7.45        7.09    195,010      7.77
      10.29 -  14.10      410,377     8.08       12.34    209,853     12.19
      15.85 -  20.63      124,640     8.10       20.12     51,292     19.66
      23.50 -  27.56       18,000     7.84       25.53     13,500     25.53
     ---------------    ---------     ----      ------    -------    ------
     $ 3.13 - $27.56    1,356,955     6.90      $ 9.75    639,439    $ 9.64
     ===============    =========     ====      ======    =======    ======

  Employee Stock Purchase Plan--On May 28, 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (ESPP). The ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996 and 1997, 46,842 and 151,343 shares were issued at an average price per share of $7.97 and $5.29, respectively. At December 31, 1997, 51,815 shares are available for future issuance. On May 19, 1998, the stockholders approved an amendment to the plan to increase the number of shares available for future issuance by 250,000.

  Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at

                        ARCH COMMUNICATIONS GROUP, INC.

a grant price equal to fair market value, no compensation cost has been recognized in the Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation", Arch's net income (loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                              YEAR ENDED DECEMBER 31,
                                            ------------------------------
                                              1995      1996       1997
                                            --------  ---------  ---------
                                             (IN THOUSANDS, EXCEPT PER
                                                   SHARE AMOUNTS)
   Net income (loss):           As reported $(36,602) $(114,662) $(181,874)
                                Pro forma    (36,740)  (115,786)  (183,470)
   Basic net income (loss) per
    common share:               As reported    (2.72)     (5.62)     (8.77)
                                Pro forma      (2.73)     (5.68)     (8.85)

  Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed a risk-free interest rate of 6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50% - 60%.

  The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1995, 1996 and 1997 were $11.89, $4.95 and $3.37, respectively. The weighted average fair value of shares sold under the ESPP in 1996 and 1997 was $5.46 and $2.83, respectively.

  Stockholders Rights Plan--Upon completion of the USAM Merger, Arch's existing stockholders rights plan was terminated. In October 1995, Arch's Board of Directors adopted a new stockholders rights plan (the "Rights") and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

5. INCOME TAXES

  Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities given the provisions of enacted laws.

  The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1996 and 1997 are as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
       Deferred tax assets.................................. $ 94,597  $134,944
       Deferred tax liabilities............................. (115,769)  (90,122)
                                                             --------  --------
                                                             (21,172)    44,822
       Valuation allowance..................................      --    (44,822)
                                                             --------  --------
                                                             $(21,172) $    --
                                                             ========  ========

                        ARCH COMMUNICATIONS GROUP, INC.

  The approximate effect of each type of temporary difference and carryforward at December 31, 1996 and 1997 is summarized as follows (in thousands):

                                                              1996       1997
                                                            ---------  --------
       Net operating losses................................ $  89,764  $106,214
       Intangibles and other assets........................  (115,769)  (87,444)
       Depreciation of property & equipment................     3,692    24,388
       Accruals and reserves...............................     1,141     1,664
                                                            ---------  --------
                                                             (21,172)    44,822
       Valuation allowance.................................       --    (44,822)
                                                            ---------  --------
                                                            $(21,172)  $    --
                                                            =========  ========

  The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization. The net operating loss (NOL) carryforwards expire at various dates through 2012. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

  The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

6. COMMITMENTS AND CONTINGENCIES

  In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

  Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

  Future minimum lease payments under noncancellable operating leases at December 31, 1997 are as follows (in thousands):

             YEAR ENDING DECEMBER 31,
             ------------------------
             1998............................. $16,909
             1999.............................   7,706
             2000.............................   4,546
             2001.............................   2,689
             2002.............................     950
             Thereafter.......................   1,680
                                               -------
               Total.......................... $34,480
                                               =======

  Total rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 approximated $6.4 million, $14.7 million, and $19.8 million, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

7. EMPLOYEE BENEFIT PLANS

  Retirement Savings Plan--Arch has a retirement savings plan, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under
Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1995, 1996 and 1997 approximated $124,000, $217,000 and $302,000, respectively.

8. TOWER SITE SALE (UNAUDITED)

  In April 1998, Arch announced an agreement to sell certain of its tower site assets (the "Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million was paid to entities affiliated with Benbow in payment for certain assets owned by such entities and included in the Tower Site Sale. In the Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. Arch will use its net proceeds from the Tower Site Sale (estimated to be $36.0 million) to repay indebtedness under the API Credit Facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets which such entities sold as part of this transaction) and held a second closing on September 29, 1998 with gross proceeds to Arch of approximately $20.4 million. The final closing for the balance of the transaction is expected to be completed in the fourth quarter of 1998, although no assurance can be given that the final closing will be held as expected.

  Arch entered into options to repurchase each site and until this continuing involvement ends the gain is deferred and included in other long-term liabilities. At September 30, 1998, Arch had sold 117 of the 133 sites which resulted in a total gain of approximately $23.5 million and through September 30, 1998 approximately $1.5 million of this gain had been recognized in the statement of operations and is included in operating income.

9. DIVISIONAL REORGANIZATION (UNAUDITED)

  In June 1998, Arch's Board of Directors approved a reorganization of Arch's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other assets and (iii) has recorded a restructuring charge of $16.1 million, or $0.77 per share (basic and diluted) in the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations, (iii) $1.4 million for the writedown of fixed assets and (iv) $1.5 million of other costs.

  The write-down of fixed assets relates to a non-cash charge which will reduce the carrying amount of certain leasehold improvements to their estimated net realizable value as of the date such assets are projected to be abandoned by the Company. The net realizable value of these assets was determined based on management's estimates and due to the nature of the assets should be zero.

                        ARCH COMMUNICATIONS GROUP, INC.

  The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

  Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 900 personnel. The majority of the positions to be eliminated will be related to customer service, collections, inventory and billing functions in local and regional offices which will be closed as a result of the Divisional Reorganization. As of September 30, 1998, 114 employees had been terminated due to the Divisional Reorganization. The majority of the severance and benefits costs to be paid by the Company will be paid during the remainder of 1998 and in 1999.

  The Company's restructuring activity as of September 30, 1998 is as follows (in thousands):

                                  RESERVE   UTILIZATION OF RESERVE
                                 INITIALLY  --------------------------REMAINING
                                ESTABLISHED    CASH        NON-CASH    RESERVE
                                ----------- ------------ ----------------------
     Severance costs...........   $ 9,700   $      1,105   $      --   $ 8,595
     Lease obligation costs....     3,500             34          --     3,466
     Write-down of fixed
      assets...................     1,400            --           --     1,400
     Other costs...............     1,500            151          --     1,349
                                  -------   ------------   ----------  -------
       Total...................   $16,100   $      1,290   $      --   $14,810
                                  =======   ============   ==========  =======

10. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

  Quarterly financial information for the years ended December 31, 1996 and 1997 is summarized below (in thousands, except per share amounts):

                                          FIRST     SECOND    THIRD     FOURTH
                                         QUARTER   QUARTER   QUARTER   QUARTER
                                         --------  --------  --------  --------
   YEAR ENDED DECEMBER 31, 1996:
   Revenues............................  $ 67,171  $ 78,983  $ 90,886  $ 94,330
   Operating income (loss).............   (12,949)  (18,821)  (23,647)  (30,653)
   Income (loss) before extraordinary
    item...............................   (19,377)  (25,678)  (32,178)  (35,525)
   Extraordinary charge................       --     (1,904)      --        --
   Net income (loss)...................   (19,377)  (27,582)  (32,178)  (35,525)
   Basic net income (loss) per common
    share:
     Income (loss) before extraordinary
      item.............................      (.98)    (1.26)    (1.56)    (1.72)
     Extraordinary charge..............       --       (.09)      --        --
     Net income (loss).................      (.98)    (1.35)    (1.56)    (1.72)
   YEAR ENDED DECEMBER 31, 1997:
   Revenues............................  $ 95,539  $ 98,729  $101,331  $101,242
   Operating income (loss).............   (26,632)  (29,646)  (27,208)  (18,529)
   Net income (loss)...................   (45,815)  (49,390)  (47,645)  (39,024)
   Basic net income (loss) per common
    share:
     Net income (loss).................     (2.21)    (2.38)    (2.29)    (1.88)

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
MobileMedia Communications, Inc.

  We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1996 and 1997 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 12, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee, which hearing has been stayed by the FCC until October 6, 1998. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as debtors-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) formulate a plan of reorganization which will gain approval of the creditors and confirmation by the Bankruptcy Court, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                          Ernst & Young LLP

MetroPark, New Jersey
July 31, 1998

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                             DECEMBER 31,
                                        ------------------------  SEPTEMBER 30,
                                           1996         1997          1998
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
                ASSETS
Current assets
 Cash and cash equivalents............. $    23,160  $    10,920   $     9,814
 Accounts receivable (less allowance
  for uncollectible accounts of
  $56,189, $26,497 and $17,424 in
  1996, 1997 and 1998, respectively)...      66,709       55,432        38,127
 Inventories...........................      13,382          868         1,167
 Prepaid expense.......................       1,118        5,108         6,391
 Other.................................       1,583        2,783         5,399
                                        -----------  -----------   -----------
   Total current assets................     105,952       75,111        60,898
                                        -----------  -----------   -----------
Investment in net assets of equity
 affiliate.............................       1,857        1,788         1,691
Property and equipment, net............     327,757      257,937       218,873
Intangible assets, net.................     325,753      295,358       273,287
Other assets...........................      28,911       24,940        22,557
                                        -----------  -----------   -----------
   Total assets........................ $   790,230  $   655,134   $   577,306
                                        ===========  ===========   ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Liabilities not subject to compromise
 Debtor-In-Possession (DIP) credit
  facility............................. $       --   $    10,000   $       --
 Accrued restructuring costs...........         --         4,897         7,001
 Accrued wages, benefits and payroll...         --        11,894        12,398
 Accounts payable--post petition.......         --         2,362         2,106
 Accrued interest......................         --         4,777         4,145
 Accrued expenses and other current
  liabilities..........................       6,703       35,959        36,071
 Advance billing and customer
  deposits.............................      37,022       34,252        31,340
 Deferred gain on tower sale...........         --           --         69,611
                                        -----------  -----------   -----------
   Total liabilities not subject to
    compromise.........................      43,725      104,141       162,672
                                        -----------  -----------   -----------
Liabilities subject to compromise
 Accrued wages, benefits and payroll
  taxes................................       9,443          562           555
 Accrued interest......................      31,443       18,450        17,601
 Accounts payable--pre petition........      45,484       19,646        12,473
 Accrued expenses and other current
  liabilities..........................      48,215       20,663        20,121
 Debt..................................   1,074,196    1,075,681       905,681
 Other.................................       3,460        2,915         2,822
                                        -----------  -----------   -----------
   Total liabilities subject to
    compromise.........................   1,212,241    1,137,917       959,253
                                        -----------  -----------   -----------
 Deferred tax liabilities..............       2,655        2,655         2,655
Stockholders' equity (deficit)
 Common stock (1 share, no par value,
  issued and outstanding at December
  31, 1996 and 1997 and September 30,
  1998)................................         --           --            --
 Additional paid-in-capital............     672,629      676,025       676,025
 Accumulated deficit--pre petition.....  (1,141,020)  (1,154,420)   (1,154,420)
 Accumulated deficit--post petition....         --      (111,184)      (68,879)
                                        -----------  -----------   -----------
   Total stockholders' equity
    (deficit)..........................    (468,391)    (589,579)     (547,274)
                                        -----------  -----------   -----------
   Total liabilities and stockholders'
    equity (deficit)................... $   790,230  $   655,134   $   577,306
                                        ===========  ===========   ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                   NINE MONTHS
                               YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                          -----------------------------------  ---------------------
                            1995         1996         1997        1997       1998
                          ---------  ------------  ----------  ----------  ---------
                                                                   (UNAUDITED)
Revenue
  Services, rents and
   maintenance..........  $ 220,745  $    568,892  $  491,174  $  378,922  $ 320,002
  Product sales.........     32,251        71,818      36,218      28,235     20,367
                          ---------  ------------  ----------  ----------  ---------
    Total revenues......    252,996       640,710     527,392     407,157    340,369
Cost of products sold...    (26,885)      (72,595)    (35,843)    (27,524)   (16,531)
                          ---------  ------------  ----------  ----------  ---------
                            226,111       568,115     491,549     379,633    323,838
Operating expenses
  Services, rents and
   maintenance..........     59,800       144,050     139,333     110,146     83,506
  Selling...............     45,203        96,817      69,544      53,816     45,848
  General and
   administrative.......     59,034       218,607     179,599     145,337    101,383
  Impairment of long-
   lived assets.........        --        792,478         --          --         --
  Restructuring costs...        --          4,256      19,811      15,577     13,831
  Depreciation..........     50,399       136,434     110,376      81,988     65,919
  Amortization..........     21,009       212,264      29,862      22,380     22,393
  Amortization of
   deferred gain on
   tower sale...........        --            --          --          --        (389)
                          ---------  ------------  ----------  ----------  ---------
    Total operating
     expenses...........    235,445     1,604,906     548,525     429,244    332,491
                          ---------  ------------  ----------  ----------  ---------
Operating (loss)........     (9,334)   (1,036,791)    (56,976)    (49,611)    (8,653)
Other income (expense)
  Interest expense, net
   .....................    (31,745)      (92,663)    (67,611)    (51,531)   (42,449)
  Gain (loss) on sale of
   assets...............        --             68           3           3     94,085
                          ---------  ------------  ----------  ----------  ---------
    Total other expense.    (31,745)      (92,595)    (67,608)    (51,528)    51,636
                          ---------  ------------  ----------  ----------  ---------
Income (loss) before
 income taxes (benefit).    (41,079)   (1,129,386)   (124,584)   (101,139)    42,983
Income taxes (benefit)..        --        (69,442)        --          --         678
                          ---------  ------------  ----------  ----------  ---------
Net income (loss).......  $ (41,079) $ (1,059,944) $ (124,584) $ (101,139) $  42,305
                          =========  ============  ==========  ==========  =========


                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                          ACCUMULATED  ACCUMULATED
                               ADDITIONAL   DEFICIT      DEFICIT
                                PAID IN      PRE-         POST-
                                CAPITAL    PETITION     PETITION      TOTAL
                               ---------- -----------  ----------- -----------
Balance at December 31, 1994..  $141,497  $   (39,997)  $       0  $   101,500
Capital contribution from
 MobileMedia..................   518,332          --          --       518,332
Net loss......................       --       (41,079)        --       (41,079)
                                --------  -----------   ---------  -----------
Balance at December 31, 1995..   659,829      (81,076)          0      578,753
Capital contribution from
 MobileMedia..................    12,800          --          --        12,800
Net loss......................       --    (1,059,944)        --    (1,059,944)
                                --------  -----------   ---------  -----------
Balance at December 31, 1996..   672,629   (1,141,020)          0     (468,391)
Capital contribution from
 MobileMedia..................     3,396          --          --         3,396
Net loss......................       --       (13,400)   (111,184)    (124,584)
                                --------  -----------   ---------  -----------
Balance at December 31, 1997..   676,025   (1,154,420)   (111,184)    (589,579)
Net income (unaudited)........       --           --       42,305       42,305
                                --------  -----------   ---------  -----------
Balance at September 30, 1998
 (unaudited)..................  $676,025  $(1,154,420)  $ (68,879) $  (547,274)
                                ========  ===========   =========  ===========



                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                          -----------------------------------  -------------------
                             1995         1996        1997       1997       1998
                          -----------  -----------  ---------  ---------  --------
                                                                  (UNAUDITED)
Operating activities
 Net income (loss)......  $   (41,079) $(1,059,944) $(124,584) $(101,139) $ 42,305
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
 Depreciation and
  amortization..........       71,408      348,698    140,238    104,368    88,312
 Amortization of
  deferred gain on tower
  sale..................                                                      (389)
 Income tax provision
  (benefit).............          --       (69,442)       --         --        678
 Accretion of note
  payable discount......       15,159       16,792      1,485      1,485
 Provision for
  uncollectible
  accounts..............        4,259       56,556     65,181     57,965    13,011
 Write-off of
  unamortized debt
  issuance costs........        5,391          --         --         --        --
 Recognized gain on sale
  of tower assets.......          --           --         --         --    (94,165)
 Impairment of long-
  lived assets..........          --       792,478        --         --        --
 Undistributed earnings
  of affiliate, net.....         (303)         160         69        (54)       97
Change in operating
 assets and liabilities:
 Accounts receivable....      (17,595)     (55,965)   (53,904)   (56,888)    4,294
 Inventories............       (3,353)       2,433     12,514      9,239      (299)
 Prepaid expenses and
  other assets..........          133       12,145       (686)     1,555    (1,541)
 Accounts payable,
  accrued expenses and
  other liabilities.....        9,829       13,283    (25,393)   (19,378)  (10,718)
                          -----------  -----------  ---------  ---------  --------
 Net cash provided by
  (used in) operating
  activities............       43,849       57,194     14,920     (2,847)   41,585
                          -----------  -----------  ---------  ---------  --------
Investing activities:
 Construction and
  capital expenditures,
  including net changes
  in pager assets.......      (86,163)    (161,861)   (40,556)   (32,321)  (32,394)
 Net proceeds from the
  sale of tower assets..          --           --         --         --    169,703
 Investment in net
  assets of equity
  affiliates............       (1,641)         --         --         --        --
 Acquisition of
  businesses............     (171,223)    (866,460)       --         --        --
 MAP Mobile channel
  exchange agreement....      (10,175)         --         --         --        --
 Cash paid to FCC for
  PCS license...........      (42,935)         --         --         --        --
 Other..................         (561)         --         --         --        --
                          -----------  -----------  ---------  ---------  --------
Net cash provided by
 (used in) investing
 activities.............     (312,698)  (1,028,321)   (40,556)   (32,321)  137,309
                          -----------  -----------  ---------  ---------  --------
Financing activities:
 Capital contribution by
  MobileMedia
  Corporation...........      518,332       12,800      3,396      3,396       --
 Proceeds from sale of
  notes, net............      245,863          --         --         --        --
 Repayment of Dial Page.      (83,430)         --         --         --        --
 Payment of debt issue
  costs.................      (22,721)      (6,939)       --         --        --
 Borrowing from
  revolving credit
  facilities............    1,071,000      580,250        --         --        --
 Repayments on revolving
  credit facilities.....   (1,057,250)         --         --         --   (170,000)
 Borrowing from DIP
  credit facilities.....          --           --      47,000     17,000       --
 Repayments on DIP
  credit facilities.....          --           --     (37,000)       --    (10,000)
                          -----------  -----------  ---------  ---------  --------
Net cash provided by
 (used in) financing
 activities.............      671,794      586,111     13,396     20,396  (180,000)
                          -----------  -----------  ---------  ---------  --------
Net (decrease) increase
 in cash, cash
 equivalents designated
 and cash designated for
 the MobileComm
 acquisition............      402,945     (385,016)   (12,240)   (14,772)   (1,106)
Cash and cash
 equivalents at
 beginning of period....        5,231      408,176     23,160     23,160    10,920
                          -----------  -----------  ---------  ---------  --------
Cash and cash
 equivalents at end of
 period.................  $   408,176  $    23,160  $  10,920  $   8,388  $  9,814
                          ===========  ===========  =========  =========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

  On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communication's Inc.'s subsidiaries ("MobileMedia") (collectively with Parent and MobileMedia, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

  The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

  Since the Petition date, the Bankruptcy Court has entered orders allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46 million in pre-petition amounts owing to certain essential vendors.

  Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability which may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

  In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of September 30, 1998, approximately 2,400 proofs of claim have been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of September 30, 1998, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,292 claims filed in an aggregate amount of approximately $110.8 million to an allowed amount of $5.51 million. The Debtors expect the objection process to continue.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  Confirmation and consummation of a plan of reorganization are the principal objectives of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted on the plan, and two-thirds in amount of equity interests in each impaired class of interests that voted on the plan. Section 1129(b) of the Bankruptcy Code--commonly referred to as the "cramdown" provision--permits confirmation of a plan over the objection of an impaired class under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

  On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Concurrently, Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. (On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization (the "Plan").) Under the Plan, Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

  The consolidated financial statements at December 31, 1996 and 1997 and September 30, 1998 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

2. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

 Consolidation

  The consolidated financial statements include the accounts of MobileMedia and it's wholly-owned subsidiaries (MobileMedia Communications of California, Inc., MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., RadioCall Company of Virginia, Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Cash Equivalents

  MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

 Concentrations of Credit Risk

  Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its temporary cash investments with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, which has been aggravated due to MobileMedia's operating problems, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

 Inventories

  MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

 Revenue Recognition

  MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

 Reclassifications

  Certain 1995 financial statement items have been reclassified to conform to the 1996 and 1997 presentation.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Property and Equipment

  Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

  Property and equipment are stated at cost, less accumulated depreciation.

  While several companies manufacture pagers, MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

  Expenditures for maintenance are charged to expense as incurred.

  Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

   Pagers............................................................    3 years
   Radio transmission equipment......................................   10 years
   Computer equipment................................................    4 years
   Furniture and fixtures............................................    5 years
   Leasehold improvements............................................ 1-10 years
   Buildings.........................................................   30 years

 Intangible Assets

  Intangible assets consist primarily of customer lists, FCC licenses, a non-competition agreement, software and the excess of consideration paid over fair values of net assets acquired and are being amortized principally using the straight-line method over periods ranging from 1 to 40 years. In connection with the impairment writedown discussed below, MobileMedia revised the lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

 Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

 Debt Issue Costs

  Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $26,582 at December 31, 1996, $22,939 at December 31, 1997 and $20,206 at September 30, 1998 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

 Restructuring Costs

  Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

 Income Taxes

  Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Unaudited Interim Financial Statements

  The interim financial information as of September 30, 1998 and the nine months ended September 30, 1997 and 1998 contained herein is unaudited but, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year.

 New Authoritative Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore MobileMedia will adopt the new requirements retroactively in 1998. Management does not anticipate that the adoption of SFAS No. 130 will have a significant effect on MobileMedia's reporting.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have any effect on MobileMedia's reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on MobileMedia's financial position or results of operations.

3. ACQUISITIONS AND DIVESTITURES

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170.0 million in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

  The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

   Current assets.................................................... $  55,301
   Property and equipment............................................   112,986
   Intangible assets.................................................   934,269
   Other assets......................................................       143
   Liabilities assumed...............................................  (149,662)
                                                                      ---------
                                                                      $ 953,037
                                                                      =========

  On August 31, 1995, MobileMedia purchased the paging assets and messaging services business (the "Paging Business") of Dial Page, Inc. ("Dial Page"), including the capital stock of two wholly-owned Dial Page subsidiaries, and assumed certain liabilities of the Paging Business (the "Dial Page Acquisition"). The purchase price for the Paging Business was $187,396, comprised of cash and the assumption by MobileMedia of the aggregate principal amount of and accrued interest on certain indebtedness of Dial Page.

  The Dial Page Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to August 31, 1995 reflect the purchase price, including bond tender premium and consent, and fees of $7,444 and transaction costs of $5,339, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of August 31, 1995.

  The allocation of the purchase price is summarized as follows:

   Current assets..................................................... $  3,441
   Property and equipment.............................................   37,406
   Intangible assets..................................................  167,101
   Other assets.......................................................       74
   Liabilities assumed................................................   (7,843)
                                                                       --------
                                                                       $200,179
                                                                       ========

  Results of operations for the year ended December 31, 1995 include results of Dial Page subsequent to August 31, 1995. The following unaudited pro forma information reflects the results of operations of MobileMedia assuming the Dial Page and MobileComm acquisitions had occurred as of January 1, 1995.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
   Net revenue................................................     $ 559,236
   Net loss...................................................     $(213,173)

  On October 23, 1995, MobileMedia completed the purchase of additional capacity for its nationwide Private Carrier Paging channel for $10,175 from MAP Mobile Communications, Inc.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                   DECEMBER 31,
                                                 ----------------- SEPTEMBER 30,
                                                   1996     1997       1998
                                                 -------- -------- -------------
                                                                    (UNAUDITED)
Pagers.......................................... $228,924 $196,791   $175,994
Radio transmission equipment....................  191,952  202,296    201,822
Computer equipment..............................   25,641   30,896     32,215
Furniture and fixtures..........................   19,435   20,918     21,890
Leasehold improvements..........................   14,943   14,652     16,022
Construction in progress........................    1,494    1,128      4,664
Land, buildings and other.......................   12,947    7,911      6,476
                                                 -------- --------   --------
                                                  495,336  474,592    459,083
Accumulated depreciation........................  167,579  216,655    240,210
                                                 -------- --------   --------
Property and equipment, net..................... $327,757 $257,937   $218,873
                                                 ======== ========   ========

5. INTANGIBLE ASSETS

                                                DECEMBER 31,
                 ---------------------------------------------------------------------------
                                    1996                                   1997              SEPTEMBER 30, 1998 (UNAUDITED)
                 -------------------------------------------- ------------------------------ ------------------------------
                                          FAS 121
                            ACCUMULATED  IMPAIRMENT           ADJUSTED ACCUMULATED           ADJUSTED ACCUMULATED
                    COST    AMORTIZATION   CHARGE      NET      COST   AMORTIZATION   NET      COST   AMORTIZATION   NET
                 ---------- ------------ ----------  -------- -------- ------------ -------- -------- ------------ --------
FCC Licenses.... $  774,731  $ (22,757)  $(490,651)  $261,323 $261,323   $ (8,918)  $252,405 $261,323   $(14,882)  $246,441
Customer lists..    288,137   (102,735)   (120,972)    64,430   64,430    (21,477)    42,953   64,430    (37,584)    26,846
Software........      3,500     (1,167)     (2,333)       --       --         --         --       --         --         --
Non-competition
 agreement......    125,999   (114,029)    (11,970)       --       --         --         --       --         --         --
Excess of
 consideration
 paid over fair
 value of net
 assets
 acquired.......    176,646    (10,094)   (166,552)       --       --         --         --       --         --         --
                 ----------  ---------   ---------   -------- --------   --------   -------- --------   --------   --------
                 $1,369,013  $(250,782)  $(792,478)  $325,753 $325,753   $(30,395)  $295,358 $325,753   $(52,466)  $273,287
                 ==========  =========   =========   ======== ========   ========   ======== ========   ========   ========

  MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, since the construction of paging networks related to such licenses has not been completed.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

6. DEBT

  Debt is summarized as follows:

                                                 DECEMBER 31,
                                             --------------------- SEPTEMBER 30,
                                                1996       1997        1998
                                             ---------- ---------- -------------
                                                                    (UNAUDITED)
DIP credit facility........................  $      --  $   10,000   $    --
Revolving loan.............................      99,000     99,000     72,900
Term loan..................................     550,000    550,000    406,100
10 1/2% Senior Subordinated Deferred Coupon
 Notes due December 1, 2003................     172,628    174,125    174,125
9 3/8% Senior Subordinated Notes due
 November 1, 2007..........................     250,000    250,000    250,000
Dial Page Notes............................       1,570      1,570      1,570
Note Payable...............................         998        986        986
                                             ---------- ----------   --------
  Total debt...............................  $1,074,196 $1,085,681   $905,681
                                             ========== ==========   ========

  The debt obligations of MobileMedia include:

    1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of September 30, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the debtors drew down $47 million of borrowings and repaid $37 million under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10 million. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000.

    2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of September 30, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

    3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded such

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

    4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semiannually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semiannually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

 Interest Expense on Debt

  Interest paid during the years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998 (unaudited) was $9,828, $65,978, $76,624, $58,114 and $41,321, respectively. Total interest cost incurred for the years ended December 31, 1995, 1996 and 1997 was $31,952, $94,231 and $68,409, respectively of which $176, $1,292 and $1,249 was capitalized. Total interest cost incurred for the nine months ended September 30, 1997 and 1998 was $51,661 and $42,573, respectively of which $130 and $124 was capitalized.

  Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 (unaudited) would have been approximately $104,152, $78,067 and $75,994 respectively.

7. RELATED PARTY TRANSACTIONS

  On February 8, 1995 Parent called upon certain investors for an additional $25,000 of capital which was required to be contributed to MobileMedia in exchange for 137,095 shares of Class A and 2,362,900 shares of Class B common stock at $10 per share and warrants to purchase 51,014 shares of Class A Common Stock. On June 13, 1995, MobileMedia received the $25,000 from the exercise of such call.

8. INCOME TAXES

  The components of income tax benefit (expense) are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1995     1996     1997
                                                       ------- --------- -------
   Current:
     Federal.......................................... $   --  $     --  $   --
     State and local..................................     --        --      --
                                                       ------- --------- -------
   Deferred:
     Federal..........................................     --     52,081     --
     State and local..................................     --     17,361     --
                                                       ------- --------- -------
       Total.......................................... $   --  $  69,442 $   --
                                                       ======= ========= =======

  MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  A reconciliation of income tax benefit and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1995      1996       1997
                                                 --------  ---------  --------
   Tax benefit at federal statutory rate........ $ 14,377  $ 395,285  $ 43,604
   Goodwill and intangible amortization and
    writedown...................................      --     (95,362)      --
   Valuation allowance on federal deferred tax
    assets......................................  (14,377)  (230,481)  (43,604)
                                                 --------  ---------  --------
     Total...................................... $    --   $  69,442  $    --
                                                 ========  =========  ========

  The effect of the valuation allowance shown above represents federal tax effects on income from continuing operations.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                             DECEMBER 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
   Deferred tax liabilities:
     Difference in book and tax basis of fixed assets.... $     --   $  10,206
     Other...............................................       --          68
                                                          ---------  ---------
       Net deferred tax liabilities......................       --      10,274
   Deferred tax assets:
     Accounts receivable reserves........................    22,476     10,578
     Differences between the book and tax basis of
      intangible assets..................................   136,492    128,462
     Difference between book and tax basis of accrued
      liabilities........................................     3,425      5,089
     Net operating loss carryforward.....................    80,440    161,840
     Difference between book and tax basis of fixed
      assets.............................................     2,208        --
     Other...............................................     1,357        --
                                                          ---------  ---------
       Total deferred assets.............................   246,398    305,969
       Valuation allowances for deferred tax assets......  (249,053)  (298,350)
                                                          ---------  ---------
       Net deferred tax assets...........................    (2,655)     7,619
                                                          =========  =========
       Net deferred tax liabilities...................... $   2,655  $   2,655
                                                          =========  =========

  As of December 31, 1997, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $400,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

  MobileMedia believes consummation of the public offering of 15,525,000 shares of Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40.0 million. If a second ownership change occurred subsequent to November 7, 1995, which has not been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes will be substantially reduced as a result of consummation of the Plan.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

9. LEASES

  Certain facilities and equipment used in operations are held under operating leases. In accordance with the Bankruptcy Code, all lease contracts will be reviewed, and subject to Court approval, are subject to rejection. Rental expenses under operating leases were $14,983, $44,574, $43,453, $32,891 and $30,847 for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (unaudited), respectively. At December 31, 1997, the aggregate minimum rental commitments under leases were as follows:

   1998................................................................ $ 23,566
   1999................................................................   18,953
   2000................................................................   14,037
   2001................................................................    7,625
   2002................................................................    4,788
   Thereafter..........................................................    7,707
                                                                        --------
                                                                        $ 76,676
                                                                        ========

  On March 23, 1998, MobileMedia moved into a new headquarters facility pursuant to a lease with Miller Freeman, Inc. entered into with Bankruptcy Court approval. On April 1, 1998, MobileMedia, with Bankruptcy Court approval, assigned its prior lease of rental property used for its Headquarters office to Southwestern Bell Yellow Pages, Inc. The lease expires in June, 2001. The estimated annual savings related to this lease assignment and the lease with Miller Freeman, Inc. is approximately $1,400. The cost savings is not reflected in the above minimum rental commitments.

10. EMPLOYEE BENEFIT PLANS

  MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $555 and $506 for the nine months ended September 30, 1997 and 1998 (unaudited), respectively.

  Employees of MobileComm and Dial Page who were hired by MobileMedia were eligible to participate in MobileMedia's retirement savings plan based on their recognized MobileComm and Dial Page service date. As of the date of the MobileComm and Dial Page Acquisitions employees with one year and at least 1,000 hours of credited service were eligible to participate.

11. COMMON STOCK, STOCK OPTION PLANS AND STOCK WARRANTS

  On July 6, 1995, Parent issued an aggregate of 8,000,000 shares of Class A Common Stock in a public offering at a price of $18.50 per share. Parent received net proceeds from the sale of approximately $137,975. In addition, on July 25, 1995, the underwriters exercised their over-allotment option to purchase an additional 800,000 shares of Class A Common Stock at the initial public offering price. Accordingly, Parent received additional net proceeds of $13,910 for the over-allotment shares. On November 13, 1995, Parent issued an aggregate of 13,500,000 shares of Class A Common Stock at a public offering price of $23.75 resulting in net proceeds of approximately $308,755. In addition, the underwriters exercised their over-allotment option to purchase an additional 2,025,000 shares of Class A Common Stock at the public offering price resulting in additional net proceeds of approximately $46,170.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Non-Employee Directors

  MobileMedia adopted a stock option plan under which options to purchase MobileMedia's Class A Common Stock would be granted to the Company's non-employee directors. Options for a total of 121,800 shares of Class A Common Stock were issued under the Plan since the beginning of the Plan. All exercise prices per share were considered to be the fair market value at the date of grant. The plan was amended in 1997 to provide that no additional options may be granted. Accordingly, no additional options were granted after 1996 under the Plan. At December 31, 1996, options for a total of 92,040 shares of Class A Common Stock, at exercise prices ranging from $10.00 to $26.38, were outstanding. At December 31, 1997, options for a total of 90,290 shares of Class A Common Stock were outstanding.

 Employees

  MobileMedia has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of MobileMedia's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. In light of MobileMedia's current circumstances, the pro forma effect of stock compensation expense pursuant to SFAS No. 123 has not been calculated. MobileMedia adopted the 1993 MobileMedia Corporation Stock Option Plan (the "Option Plan") under which options to purchase shares of MobileMedia's Class A Common Stock may be granted to officers and key employees of MobileMedia.

  Two types of options may be granted under the Option Plan: options intended to qualify as incentive stock options under Section 422 of the Code, and "non-qualified" stock options not specifically authorized or qualified for favorable federal income tax treatment under the Code. The option exercise price for incentive stock options granted under the Option Plan may not be less than the fair market value (as defined in the Option Plan) of Parent's Class A Common Stock on the date the option is granted. The exercise price of non-qualified stock options may be set by the Board of Directors at a discount from fair market value. Prior to the Petition date, qualified and non-qualified options issued to certain current and former officers and key employees of MobileMedia to purchase up to 1,618,740, 1,414,893 and 1,276,515, shares of Class A Common Stock at December 31, 1996 and 1997 and September 30, 1998, respectively, at exercise prices ranging from $6.81 to $10.00 per share, were outstanding.

12. COMMITMENTS AND CONTINGENCIES

  MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

  As announced on September 27, 1996 and October 21, 1996, MobileMedia discovered misrepresentations and other violations that occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 93 applications for fill-in sites

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The order was originally granted for ten months and was extended by the FCC through October 6, 1998. The order, which is based on an FCC doctrine known as Second Thursday, provides that, if there is a change of control that meets the conditions of Second Thursday, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. MobileMedia believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be eliminated, or a sale or merger of MobileMedia will result in a change of control that will satisfy the Second Thursday doctrine. On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. MobileMedia believes the plan of reorganization referenced in the application satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the proposed transaction. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application.

  In the event that MobileMedia was unable to consummate a plan of reorganization that satisfies the conditions of Second Thursday, MobileMedia would be required to proceed with the hearing, which, if adversely determined, could result in the loss of MobileMedia's licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on MobileMedia's financial condition and results of operations.

  Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendents' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

  On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

  Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

  Three former employees have pre-petition agreements which provide an incentive payment of up to $300 to each of them if the EBITDA for 1996 of an entity specified in such agreements equals or exceeds $82,000, subject to certain adjustments (the "1996 Target"), and of up to $1,000 to each of them if the EBITDA for 1998 of an entity specified in such agreements equals or exceeds $125,100, subject to certain adjustments (the "1998 Target"). One current and four former employees have pre-petition agreements which provide for incentive payments of up to $150 to each of them if the specified entity meets the 1996 Target and of up to $300 to each of them if the specified entity meets the 1998 Target. Several former employees have submitted proofs of claim with the Bankruptcy Court with respect to these incentive payments. MobileMedia intends to object to these unsecured claims.

13. OTHER INVESTMENTS

  On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 (unaudited), was $(303), $162, $69, $(54) and $97, respectively.

14. IMPACT OF YEAR 2000 (UNAUDITED)

GENERAL

  Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 State of Readiness

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. While the results of the tests are still being analyzed, relatively few Year 2000 problems were identified. Additional testing is scheduled for the first quarter of 1999, including testing of MobileMedia's financial and human resource software packages. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $200,000 on additional software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

 Risks relating to Year 2000 Compliance Matters

  MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning in respect of Year 2000 compliance during calendar year 1999.

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        ARCH COMMUNICATIONS GROUP, INC.,

                                FARM TEAM CORP.,

                            MOBILEMEDIA CORPORATION

                                      AND

                        MOBILEMEDIA COMMUNICATIONS, INC.


                          DATED AS OF AUGUST 18, 1998
                      AND AMENDED AS OF SEPTEMBER 3, 1998

                        AND AS OF DECEMBER 1, 1998

                                                                  COMPOSITE COPY

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I
 THE MERGER
    1.1  The Merger; Effective Time......................................     2
    1.2  The Closing.....................................................     2
    1.3  Actions at the Closing..........................................     3
    1.4  Additional Action...............................................     3
    1.5  Conversion of Securities........................................     3
         Appointment of Exchange Agent; Distributions in Accordance with
    1.6  Amended Plan....................................................     4
    1.7  Distribution to Holders of Buyer Common Stock...................     4
    1.8  Certificate of Incorporation....................................     4
    1.9  By-laws.........................................................     4
    1.10 Directors and Officers..........................................     4
    1.11 Payment of Administrative Claims and Expenses...................     5
 ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE COMPANY
    2.1  Organization, Qualification, Corporate Power and Authority......     5
    2.2  Capitalization..................................................     6
    2.3  Noncontravention................................................     6
    2.4  Business Entities...............................................     6
    2.5  Financial Statements; Accounts Receivable; Inventory............     7
    2.6  Absence of Certain Changes......................................     7
    2.7  Undisclosed Liabilities.........................................     8
    2.8  Tax Matters.....................................................     8
    2.9  Tangible Assets.................................................     9
    2.10 Owned Real Property.............................................     9
    2.11 Intellectual Property...........................................    10
    2.12 Real Property Leases............................................    11
    2.13 Contracts.......................................................    11
    2.14 Licenses and Authorizations.....................................    12
    2.15 Litigation......................................................    13
    2.16 Employees.......................................................    13
    2.17 Employee Benefits...............................................    13
    2.18 Environmental Matters...........................................    15
    2.19 Legal Compliance................................................    16
    2.20 Subscriber Cancellations; Suppliers.............................    16
    2.21 Capital Expenditures............................................    16
    2.22 Brokers' Fees...................................................    16
    2.23 Certain Information.............................................    17
    2.24 Disclosure......................................................    17
 ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE BUYER
    3.1  Organization Qualification, Corporate Power and Authority.......    18
    3.2  Capitalization..................................................    19
    3.3  Noncontravention................................................    20
    3.4  Business Entities...............................................    20

                                                                            PAGE
                                                                            ----
    3.5  Reports and Financial Statements.................................    21
    3.6  Absence of Certain Changes.......................................    21
    3.7  Undisclosed Liabilities..........................................    21
    3.8  Tax Matters......................................................    21
    3.9  Tangible Assets..................................................    23
    3.10 Owned Real Property..............................................    23
    3.11 Intellectual Property............................................    23
    3.12 Real Property Leases.............................................    23
    3.13 Contracts........................................................    24
    3.14 Licenses and Authorizations......................................    24
    3.15 Litigation.......................................................    25
    3.16 Employees........................................................    26
    3.17 Employee Benefits................................................    26
    3.18 Environmental Matters............................................    27
    3.19 Legal Compliance.................................................    28
    3.20 Merger Subsidiary................................................    28
    3.21 Capital Expenditures; Suppliers..................................    28
    3.22 Brokers' Fees....................................................    28
    3.23 Rights Agreement; Section 203....................................    28
    3.24 Opinion of Financial Advisor.....................................    28
    3.25 Required Vote of the Buyer's Stockholders........................    29
    3.26 Certain Information..............................................    29
    3.27 Disclosure.......................................................    29
 ARTICLE IV
 COVENANTS
    4.1  Best Efforts.....................................................    29
    4.2  Approvals; Consents..............................................    29
    4.3  Buyer Not To Control.............................................    30
    4.4  Bankruptcy Covenants.............................................    30
    4.5  Operation of Business............................................    31
    4.6  Notice of Breaches...............................................    34
    4.7  Exclusivity......................................................    34
    4.8  Breakup Fee Provisions...........................................    36
    4.9  Nasdaq National Market Quotation.................................    36
    4.10 Delivery of Financial Statements.................................    37
    4.11 Full Access......................................................    37
    4.12 Stockholders Approval; Meeting...................................    37
    4.13 Proxy Statement, Disclosure Statement, Etc.......................    37
    4.14 Application of Pinnacle Proceeds.................................    38
    4.15 FCC Filing.......................................................    38
    4.16 Indemnification; Director and Officers Insurance.................    39
    4.17 State Takeover Laws..............................................    39
    4.18 Employees........................................................    39
    4.19 Rights Agreement.................................................    40
    4.20 Buyer Rights Offering; Registration Statement....................    40
    4.21 Reimbursement of Buyer's Expenses................................    41
    4.22 Stockholder Rights Offering......................................    41

                                                                        PAGE
                                                                        ----
 ARTICLE V
 CONDITIONS TO CLOSING
    5.1  Conditions to Obligations of Each Party......................    42
    5.2  Conditions to Obligations of the Buyer.......................    44
    5.3  Conditions to Obligations of the Company.....................    44
 ARTICLE VI
 TERMINATION
    6.1  Termination of Agreement.....................................    45
    6.2  Effect of Termination........................................    46
 ARTICLE VII
 DEFINITIONS
 ARTICLE VIII
 GENERAL PROVISIONS
    8.1  Press Releases and Announcements.............................    51
    8.2  No Third Party Beneficiaries.................................    51
    8.3  Entire Agreement.............................................    51
    8.4  Succession and Assignment....................................    51
    8.5  Counterparts.................................................    51
    8.6  Headings.....................................................    51
    8.7  Notices......................................................    51
    8.8  Governing Law................................................    52
    8.9  Amendments and Waivers.......................................    52
    8.10 Severability.................................................    52
    8.11 Expenses.....................................................    52
    8.12 Specific Performance.........................................    52
    8.13 Construction.................................................    52
    8.14 Incorporation of Exhibits and Schedules......................    52
    8.15 Knowledge....................................................    52
    8.16 Survival of Representations..................................    53
    8.17 Bankruptcy Process...........................................    53

LIST OF EXHIBITS

 EXHIBIT A            Second Amended Joint Plan of Reorganization
 EXHIBIT B            Buyer Participation Warrant Agreement
 EXHIBIT C            Registration Rights Agreement
 EXHIBIT D            Amendment to Buyer's Rights Agreement dated as of August 18, 1998
 EXHIBIT D-1          Amendment to Buyer's Rights Agreement dated as of September 3, 1998
 EXHIBIT E            Opinion of Buyer's Financial Advisor
 EXHIBIT F            Buyer Charter Amendment
 EXHIBITS G,H,I,J,K&L Standby Purchase Commitments

LIST OF SCHEDULES

 SCHEDULE I           Subsidiaries of the Company
 SCHEDULE III         Rights Offering Term Sheet
 SCHEDULE IV          Stockholder Rights Offering Term Sheet

                    COMPOSITE AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") entered into as of August 18, 1998 (the date of this Agreement or the "Agreement Date") and amended as of September 3, 1998 and as of December 1, 1998 by and among Arch Communications Group, Inc., a Delaware corporation (the "Buyer"), Farm Team Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (the "Merger Subsidiary"), MobileMedia Corporation, a Delaware corporation (the "Parent"), and MobileMedia Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Company" and, together with the Buyer, the Merger Subsidiary and the Parent, the "Parties").

                             PRELIMINARY STATEMENT

  A. The Parent, the Company and those subsidiaries of the Company set forth in Schedule I attached hereto (collectively, the "Debtors" and each, individually, a "Debtor") are debtors in possession in Chapter 11 cases (Case Nos. 97-174 (PJW) through and including 97-192 (PJW)) (collectively the "Chapter 11 Proceeding") pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors have previously filed a proposed Joint Plan of Reorganization dated January 27, 1998 (the "Prior Plan") with the Bankruptcy Court.

  B. This Agreement contemplates a merger of the Company into the Merger Subsidiary. As a result of such merger, the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue as the Surviving Corporation (as defined in Section 1.1). For federal income tax purposes, it is intended that such merger will qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

  C. The merger contemplated by this Agreement shall constitute the basis for the Debtors' Third Amended Joint Plan of Reorganization in the form attached hereto as Exhibit A, as amended from time to time as permitted hereby and thereby (the "Amended Plan"). Pursuant to the Amended Plan, which shall be filed with the Bankruptcy Court as soon as practicable after the date of this Agreement (but not later than December 2, 1998 in any event): (i) all the outstanding equity interests in the Company and the Parent shall be canceled without consideration, and the Parent shall be dissolved; (ii) all allowed prepetition claims against, and prepetition obligations and indebtedness of, the Debtors (the "Allowed Claims") shall be (a) satisfied by the distribution of cash, shares of capital stock of the Buyer, Rights (as defined in paragraph
(E) below) and/or certain other consideration to the holders of the Allowed Claims or (b) otherwise discharged; (iii) the commitments under the DIP Loan Agreement (as defined in Section 1.11) shall be terminated and all amounts owed under or in respect of the DIP Loan Agreement shall be paid in full in cash; and (iv) the Merger Subsidiary shall remain a wholly owned subsidiary of the Buyer.

  D. This Agreement contemplates that the Buyer shall cause the Surviving Corporation (as defined in Section 1.1) to pay or assume all allowed administrative and priority claims and expenses of the Debtors and shall make available to the Surviving Corporation the monies necessary for the timely payment thereof.

  E. In connection with the Merger (as defined in Section 1.1) and as part of the Amended Plan, the Buyer intends to conduct the Rights Offering (as defined in Section 4.20), in which it will issue to holders of certain Allowed Claims transferable rights ("Rights") to purchase shares of Common Stock, $0.01 par value per share, of the Buyer ("Buyer Common Stock") or shares of Buyer Class B Common Stock (as defined in Section 3.1(b)), if applicable. Contemporaneously with the execution and delivery of this Agreement, certain holders of Allowed Claims (the "Standby Purchasers") are making certain commitments in connection with the Rights Offering (as the same may be amended from time to time, the "Standby Purchase Commitments"), copies of which are attached as Exhibits G, H, I, J, K and L hereto. In partial consideration for the Standby Purchase Commitments, the Buyer will issue to the Standby Purchasers warrants to purchase shares of Buyer Common Stock ("Buyer Participation Warrants"), such Buyer Participation Warrants to be issued pursuant to a warrant agreement in the form attached hereto as Exhibit B-1 (the "Buyer Participation Warrant Agreement"), as provided in the Standby Purchase Commitments. In addition, in connection with the Standby Purchase Commitments, the Buyer and the Standby Purchasers will enter into a registration rights agreement in the form attached hereto as Exhibit C (as the same may be amended from time to time, the "Registration Rights Agreement").

  F. The Buyer will conduct the Stockholder Rights Offering (as defined in
Section 4.22), in which it will issue to holders of Buyer Common Stock and Buyer's Series C Convertible Preferred Stock, $.01 par value per share (the "Buyer Preferred Stock" and, together with the Buyer Common Stock, the "Buyer Stock"), as of a record date to be determined by the Board of Directors of the Buyer (the "Buyer Record Date"), such holders being referred to herein as the "Stockholder Rights Holders", non-transferable rights ("Stockholder Rights") (except that, at the Buyer's election, Stockholder Rights will transfer with the underlying shares in respect of which Stockholder Rights are distributed) to acquire an aggregate of 44,893,166 shares of Buyer Common Stock. In connection therewith, immediately following the Merger, the Buyer will distribute to the stockholders of the Buyer Participation Warrants to purchase an aggregate number of shares of Buyer Common Stock equal to the excess of 44,893,166 over the number of shares of Buyer Common Stock issued upon exercise of Stockholder Rights issued in the Stockholder Rights Offering (such distribution being referred to herein as the "Buyer Distribution").

  G. The transactions contemplated by this Agreement, including the Merger, shall be consummated pursuant to the Amended Plan as confirmed by an order of the Bankruptcy Court entered pursuant to Section 1129 of the Bankruptcy Code (as defined in Section 2.1(a)) (the "Confirmation Order"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Amended Plan.

  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties further agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger; Effective Time. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall merge with and into the Merger Subsidiary (such merger being referred to herein as the "Merger") at the Effective Time (as defined below in this Section 1.1). The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, the separate corporate existence of the Company shall cease and thereafter the Merger Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and all the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of the Company and the Merger Subsidiary and all property (real, personal and mixed) of the Company and the Merger Subsidiary shall vest in the Surviving Corporation. The "Effective Time" shall be the time at which the Company and the Merger Subsidiary file a certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware or such later time as may be specified in the Certificate of Merger.

  1.2 The Closing. Unless this Agreement shall have been terminated pursuant to Article VI hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 10:00 a.m., local time, on a date to be mutually agreed by the Company and the Buyer, which date shall be at least seven, but no more than ten, business days after the date upon which all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 5.1 (other than Section 5.1(j)) have first been satisfied or waived, which date shall be the same date as the Effective Date under the Amended Plan (the "Closing Date"); provided that the Closing shall not occur until the condition set forth in Section 5.1(j) shall have been satisfied and the conditions set forth in Sections 5.2 and 5.3 shall have been satisfied or waived. Notwithstanding anything contained herein to the contrary, in no event will the Closing be earlier than twelve business days after the Buyer delivers to the Standby Purchasers the written notice required pursuant to Section 4(c)(i) of the Standby Purchase Commitments.

  1.3 Actions at the Closing. At the Closing, (a) the Parent and the Company shall deliver to the Buyer and the Merger Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Merger Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Buyer shall file with the Secretary of State of the State of Delaware the Buyer Charter Amendment (as defined in Section 4.12), (d) the Company and the Merger Subsidiary shall immediately thereafter file with the Secretary of State of the State of Delaware the Certificate of Merger, (e)(i) the Buyer shall deliver (A) to the Pre-Petition Agent, for the benefit of the Pre-Petition Lenders, $479,000,000 in immediately available funds, (B) to the Company (or, from and after the Effective Time, the Surviving Corporation) immediately available funds when and as required in amounts sufficient to pay allowed administrative and priority claims and expenses of the Debtors, whether allowed prior to or after the Effective Time, as set forth in the Amended Plan (collectively, the "Plan Cash") and (C) to a bank trust company or other entity reasonably satisfactory to the Company and the Buyer appointed by the Buyer to act as the exchange agent (the "Exchange Agent") pursuant to Section 1.6(a), certificates representing 14,344,969 shares of Buyer Common Stock (the "Plan Shares") to be distributed as contemplated by Section 1.6(b), (ii) the Buyer shall issue shares of Buyer Common Stock (and Buyer Class B Common Stock, if applicable) purchased through the exercise of the Rights (with the number of such shares not to exceed 108,500,000 in the aggregate), and (iii) the Buyer shall issue the shares of Buyer Common Stock purchased through the exercise of Stockholder Rights (with the number of such shares not to exceed 44,893,166 in the aggregate) and the Buyer shall effect the Buyer Distribution.

  1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Subsidiary, in order to consummate the transactions contemplated by this Agreement.

  1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and the Amended Plan and without any further action on the part of any person or entity:

    (a) Each share of common stock, $0.01 par value per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     (b) Each share of capital stock of the Parent (collectively, the "Company Stock") that is either outstanding or held in the treasury of the Parent immediately prior to the Effective Time, each share of capital stock of the Company, each share of capital stock of each of the other Debtors held by any person or entity other than the Debtors, and each option, warrant or other right issued by any of the Debtors to acquire any such capital stock and outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration therefor and shall cease to exist. Pursuant to Section 303 of the DGCL and the Amended Plan, holders of the Company Stock shall have no statutory right of appraisal in connection with the Merger, and such holders shall have no right to approve or disapprove the Merger or this Agreement.

  1.6 Appointment of Exchange Agent; Distributions in Accordance with Amended Plan.

  (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect, pursuant to and in accordance with the Amended Plan, the distribution of Plan Shares in exchange for, and in satisfaction of, certain Allowed Class 6 Claims.

  (b) The Buyer and the Surviving Corporation shall cause the Exchange Agent, promptly after the Effective Time, to commence the distribution of Plan Shares (which Plan Shares are defined in the Amended Plan as the "Creditor Stock Pool") to holders of Allowed Class 6 Claims in exchange for, and in satisfaction of, such Allowed Class 6 Claims, all as provided in the Amended Plan.

  1.7 Distribution to Holders of Buyer Common Stock

    (a) The Buyer shall conduct the Stockholder Rights Offering in accordance with Section 4.22, and the Buyer shall, as soon as practicable after the occurrence of the Effective Time, declare and make the Buyer Distribution.

    (b) Notwithstanding the foregoing, no fractional Buyer Participation Warrants shall be issued in the Buyer Distribution; in lieu thereof, fractional Buyer Participation Warrants that would otherwise be issued in the Buyer Distribution will be rounded up or down to the nearest whole number of Buyer Participation Warrants.

  1.8 Certificate of IncorporationI. From and after the Effective Time, the Certificate of Incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time (except that the name of the corporation set forth therein shall be changed to the name of the Company) and as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter further amended as provided by law and such Certificate of Incorporation.

  1.9 By-laws. From and after the Effective Time, the By-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time (except that the name of the corporation set forth therein shall be changed to the name of the Company), shall be the By-Laws of the Surviving Corporation, until thereafter further amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

  1.10 Directors and Officers. From and after the Effective Time, the directors and officers of the Merger Subsidiary immediately prior to the Effective Time shall be and continue as directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until thereafter changed in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

  1.11 Payment of Administrative Claims and Expenses. At the Effective Time, the Buyer shall cause the Surviving Corporation to pay or assume the allowed administrative and priority claims and expenses of the Debtors, whether allowed prior to or after the Effective Time (including, without limitation, (a) the payment of obligations under the existing debtor-in-possession financing facility (the "DIP Loan Agreement") and (b) the assumption of post-petition trade payables arising in the Ordinary Course of Business (as defined in Section 2.3)), as specified in the Amended Plan. The Buyer shall make available to the Surviving Corporation any monies necessary for the Surviving Corporation to make timely payment of such claims and expenses.

                                  ARTICLE II

         Representations and Warranties of the Parent and the Company

  Each of the Parent and the Company represents and warrants to the Buyer that the statements contained in this Article II are true and complete, except as set forth in the disclosure schedule of the Company delivered to the Buyer simultaneously with the execution and delivery hereof (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Company Disclosure Schedule shall qualify other sections or paragraphs in this Article II only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Debtor Material Adverse Effect" shall mean a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Debtors, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Company conducts its business.

  2.1 Organization, Qualification, Corporate Power and Authority.

  (a) Each of the Debtors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Debtors is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 2.1(a) of the Company Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not in the aggregate have a Debtor Material Adverse Effect. Subject to supervision by the Bankruptcy Court in accordance with Title 11 of the United States Code (the "Bankruptcy Code"), each of the Debtors has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Debtors has furnished to the Buyer true and complete copies of its charter and by-laws, each as amended and as in effect on the date hereof. Each of the Debtors has at all times complied with, and is not in default under or in violation of, any provision of its charter or by-laws, other than where the failure to so comply and such defaults and violations would not in the aggregate have a Debtor Material Adverse Effect.

  (b) Subject to the entry of the Initial Merger Order (as defined in Section 4.4(a)), with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement (each as defined in Article 4), and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, each of the Parent and the Company has all requisite power and authority to execute and deliver this Agreement. Subject to the entry of the Initial Merger Order, with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement, and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, this Agreement has been (i) duly and validly executed and delivered by the Parent and the Company and (ii) duly and validly authorized by all necessary corporate action on the part of the Parent and the Company. Subject to the entry of the Initial Merger Order, with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement, and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, this Agreement constitutes a valid and binding obligation of the Parent and the Company enforceable against the Parent and the Company in accordance with its terms.

  (c) Each of the Debtors has the requisite power and authority to execute and file with the Bankruptcy Court the Amended Plan. The Amended Plan has been (i) duly and validly executed by each Debtor and (ii) duly and validly authorized by all necessary corporate action on the part of each Debtor. Upon the entry of the Confirmation Order, the Amended Plan will constitute a valid and binding obligation of each Debtor enforceable against each Debtor in accordance with its terms.

  2.2 Capitalization. On the Closing Date, after giving effect to the Amended Plan (but immediately prior to the Merger), the authorized capital stock of each Debtor will be as set forth in Section 2.2 of the Company Disclosure Schedule. On the Closing Date, after giving effect to the Amended Plan, there will be no outstanding Company Stock and no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which any of the Debtors is a party or which are binding upon any of the Debtors providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights.

  2.3 Noncontravention. Except for the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any applicable state and foreign securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended (the "Communications Act"), and the regulations of the Federal Communications Commission (the "FCC"), state public utility, telecommunication or public service laws, and the Bankruptcy Code, the Confirmation Order and the Amended Plan, none of the execution and delivery of this Agreement by the Parent and the Company, the execution and filing with the Bankruptcy Court of the Amended Plan by the Debtors or the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter or by-laws of any Debtor; (b) require on the part of any Debtor any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals would not in the aggregate have a Debtor Material Adverse Effect or materially adversely affect the ability of the Reorganized Debtors (which, for purposes of this Agreement, shall mean the "Reorganized Debtors" as defined in the Amended Plan, together with "License Co. L.L.C." as defined in the Amended Plan) to operate the business of the Debtors following the Effective Time; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any post-petition contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below in this Section 2.3) or other arrangement to which any Debtor is a party or by which any Debtor is bound or to which any of their respective assets is subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to any Debtor or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations or notices, consents or waivers as would not in the aggregate have a Debtor Material Adverse Effect; or (d) result in the imposition of any Security Interest upon any assets of any Debtor. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than liens arising in the ordinary course of business consistent with past custom and practice, including with respect to frequency and amount (the "Ordinary Course of Business").

  2.4 Business Entities.

  (a) Section 2.4(a) of the Company Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association (a "Business Entity") in which any Debtor, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Debtor Business Entity") which is material to the Parent and the Company.

  (b) The Debtor Business Entities listed in Section 2.4(b) of the Company Disclosure Schedule are the only Debtor Business Entities which have conducted any operations, trade or businesses of the Debtors since January 30, 1997, hold any Debtor Authorizations (as defined in Section 2.14(a)) or own any assets necessary for the conduct of the businesses of the Debtors as currently conducted.

  (c) The Debtors own all the outstanding equity interests in each Debtor Business Entity.

  (d) No Debtor is in default under or in violation of any provision of its organizational documents. To the knowledge of the Parent or the Company, all the issued and outstanding equity interests of each Debtor Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. On the Closing Date, after giving effect to the effectiveness of the Amended Plan, all equity interests of each Debtor Business Entity that are held of record or owned beneficially by the Parent, the Company or another Debtor immediately prior to the Effective Time will be held or owned by the respective Reorganized Debtors free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

  (e) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Debtor Business Entity to which any Debtor is a party or by which it is bound, or, to the Parent's or the Company's knowledge, any other such trusts, proxies, agreements or understandings.

  2.5 Financial Statements; Accounts Receivable; Inventory.

  (a) The Debtors have previously provided to the Buyer (i) the audited consolidated balance sheets and statements of operations and changes in stockholders' equity and cash flows of the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 (the "Audited Company Financial Statements") and (ii) the unaudited consolidated balance sheet (which indicates separately liabilities arising on or after January 30, 1997 (the "Filing Date")) (the "June 30 Unaudited Company Balance Sheet") and the unaudited consolidated statements of operations and changes in stockholders' equity and cash flows of the Company as of and for the six-month period ended June 30, 1998 (the "Company Balance Sheet Date"). Such financial statements (collectively, the "Company Financial Statements"), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the U. S. Securities and Exchange Commission (the "SEC") with respect thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange
Act); (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein; and (iv) are consistent with the books and records of the Company, subject, in the case of clauses (i), (ii) and (iii), (a) to the paragraph in the report of independent auditors on the Audited Company Financial Statements describing conditions that raise substantial doubt about the Company's ability to continue as a going concern, and (b) to the Company Financial Statements not including any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

  (b) The accounts receivable of the Debtors reflected on the June 30 Unaudited Company Balance Sheet, and those arising since the date of the June 30 Unaudited Company Balance Sheet, are valid receivables subject to no set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the June 30 Unaudited Company Balance Sheet. The inventories of the Debtors reflected on the June 30 Unaudited Company Balance Sheet are of a quality and quantity useable and/or saleable in the Ordinary Course of Business, except as written down to net realizable value on the June 30 Unaudited Company Balance Sheet. All inventory shown on the June 30 Unaudited Company Balance Sheet has been priced at the lower of cost or net realizable value.

  2.6 Absence of Certain Changes. Since the Company Balance Sheet Date, (a) there has not been any Debtor Material Adverse Effect, nor has there occurred any event or development that would have a Debtor Material Adverse Effect, and
(b) no Debtor has taken any action that would be prohibited by subsection (a) of

Section 4.5 below if taken from and after the date of this Agreement. Except as set forth in amendments thereto currently being prepared that decrease the Debtors' liabilities thereunder, the Statement of Affairs and Schedules of Assets and Liabilities and Executory Contracts of the Debtors filed with the Bankruptcy Court in the Chapter 11 Proceeding, as amended, includes a list which is true and complete in all material respects of all the material creditors, whether secured or unsecured, of the Debtors at the Filing Date.

  2.7 Undisclosed Liabilities. None of the Debtors has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether arising prior to or subsequent to the Filing Date), except for (a) liabilities that will be fully discharged in the Chapter 11 Proceeding at the Effective Time, paid from the Plan Cash and the Plan Shares in accordance with the terms of the Amended Plan or, with respect to obligations arising under the DIP Loan Agreement, otherwise paid in full in cash; (b) liabilities arising after the Filing Date separately shown or expressly reserved for separately on the June 30 Unaudited Company Balance Sheet; (c) liabilities that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business of the Debtors and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and (d) liabilities incurred in the Ordinary Course of Business of the Debtors that are not required by GAAP to be reflected on the June 30 Unaudited Company Balance Sheet and that are not in the aggregate material. Section 2.7 of the Company Disclosure Statement sets forth all amounts due under the Dial Page Indenture at June 30, 1998.

  2.8 Tax Matters.

  (a) (i) Each of the Debtors has filed all Tax Returns (as defined below in this Section 2.8(a)) that it was required to file, and all such Tax Returns were true and complete in all material respects. (ii) No Debtor is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Debtors are or were members. (iii) The Debtors have paid all Taxes (as defined below in this Section 2.8(a)) of the Debtors that were due and payable prior to the date hereof. (iv) All Taxes that any Debtor is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

  (b) (i) The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all federal income Tax Returns for the "affiliated group" (as defined in Section 1504(a) of the Code) of which the Parent is the common parent and the Debtors are members (the "Company Group"), together with all related examination reports and statements of deficiency, for all periods commencing on or after December 1, 1993 and, to the extent in the possession of the Debtors, true and complete copies of the portion of the federal income Tax Returns of any member of a Debtor Affiliated Group (as defined below), together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods (as defined below). For purposes of this Section 2.8, "Debtor Affiliated Group" means each group of corporations with which any Debtor has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns and "Debtor Affiliated Period" means a period in which a Debtor was a member of a Debtor Affiliated Group. (ii) The federal income Tax Returns of the Company Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.8(b) of the Company Disclosure Schedule. (iii) The Debtors have made available to the Buyer true and complete copies of all other Tax Returns of the Debtors in the possession of the Debtors, together with all related examination reports and statements of deficiency, and, to the extent in the possession of the Debtors, true and complete copies of the portion of all other Tax Returns of any member of a Debtor Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods. (iv) No examination or audit of any Tax Return of any Debtor by any Governmental Entity is currently in progress, threatened or contemplated. (v) No Debtor has been informed by any jurisdiction that the jurisdiction believes that the Debtor was required to file any Tax Return that has not since been timely filed or, if not timely filed, with respect to which an assessed amount has not since been paid. (vi) No Debtor has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency which waiver or extension of time is still in effect.

  (c) No Debtor (i) is a "consenting corporation" within the meaning of
Section 341(f) of the Code and none of the assets of the Debtors is subject to an election under Section 341(f) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Debtors) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b) other than a reduction required by reason of the transactions contemplated by this Agreement, if any.

  (d) None of the assets of any Debtor: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

  (e) No Debtor will have undergone a change in its method of accounting requiring an inclusion in its taxable income of an adjustment pursuant to
Section 481(c) of the Code for any taxable period beginning on or after the Closing Date other than a change occurring by reason of the transactions contemplated by this Agreement, if any.

  (f) No state or federal "net operating loss" of the Debtors determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

  (g) Section 2.8(g) of the Company Disclosure Schedule sets forth in reasonable detail the following information with respect to the Debtors as of the most recent practicable date: (i) the basis of the Debtors in their assets; (ii) the basis of the stockholder(s) of the Debtors (other than the Company) in its stock (or the amount of any "excess loss account"); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Debtors; and (iv) the amount of any deferred gain or loss allocable to the Debtors arising out of any "deferred intercompany transaction."

  (h) Neither the Parent nor the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

  2.9 Tangible Assets. The Debtors own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used, other than where the failures or defects would not in the aggregate have a Debtor Material Adverse Effect.

  2.10 Owned Real Property. The Company has previously made available to the Buyer a true and complete listing of all material real property that has been owned by the Debtors at any time on or after January 30, 1997 (other than the real property that the Debtors have agreed to sell pursuant to the Purchase Agreement dated as of July 7, 1998 among the Debtors and Pinnacle Towers Inc. ("Pinnacle") (as approved by order of the Bankruptcy Court entered on August 10, 1998, and as such agreement may be amended in accordance with the terms hereof and thereof and in accordance with the terms of such order of the Bankruptcy Court, the "Debtor Tower Agreement"). With respect to each such parcel of real property which is currently owned by the Debtors, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests in favor of the lenders under the DIP Loan Agreement, and Security Interests, easements, covenants and other restrictions which do not materially impair the use, occupancy or value of such parcel as presently used in the Debtors' businesses.

  2.11 Intellectual Property.

  (a) The Debtors own, license or otherwise have the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the businesses of the Debtors or necessary for the operation of the businesses of the Debtors as presently conducted by the Debtors (collectively, "Debtors' Intellectual Property"). Each such item of Debtors' Intellectual Property owned or available for use by the Debtors immediately prior to Closing will be owned or available for use by the Reorganized Debtors and the Buyer on substantially similar terms and conditions immediately following the Closing. No other person or entity has any rights to any of the Debtors' Intellectual Property, and no other person or entity is infringing, violating or misappropriating any of the Debtors' Intellectual Property used in the businesses of the Debtors, other than such infringements, violations or misappropriations as would not in the aggregate have a Debtor Material Adverse Effect.

  (b) The business, operations and activities of each Debtor as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other person or entity. Since January 30, 1997, no Debtor has received any written, or to its knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 2.11(b) of the Company Disclosure Schedule.

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth each patent or trademark registration which has been issued to or is owned by any Debtor with respect to any Debtors' Intellectual Property, identifies each pending patent or trademark application or application for registration which any Debtor has made or which any Debtor owns with respect to any Debtors' Intellectual Property, identifies, with respect to each such patent or trademark registration or application: (i) the jurisdiction or jurisdictions where such filings have been made; and (ii) an estimate of the aggregate application, renewal, continuation or other fees payable with respect to such patent or trademark registrations and applications within six months of the date of this Agreement, and identifies each license or other agreement pursuant to which any Debtor has granted (other than in the Ordinary Course of Business) any rights to any third party with respect to any Debtors' Intellectual Property. The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all such licenses and agreements (each as amended to date) and have made available to the Buyer true and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item, as well as all patents and trademark registrations and applications.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth each item of Debtors' Intellectual Property (other than commercially available software generally available to the public at a license fee of less than $10,000) used by any Debtor in the operation of its business that is owned by a party other than the party using it. The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all licenses, sublicenses or other agreements (each as amended to date) pursuant to which any Debtor uses such Debtors' Intellectual Property, all of which are set forth in
Section 2.11(d) of the Company Disclosure Schedule.

  (e) The Debtors have previously delivered or otherwise made available to the Buyer true and complete copies of all internal reports, investigations, analyses or other documents concerning the Debtors' Year 2000 compliance.

  2.12 Real Property Leases. Section 2.12 of the Company Disclosure Schedule lists all real property (other than tower sites) leased or subleased to the Debtors, indicating, in each case, the term of the lease and any extension and expansion options and the rent payable under such lease. The Debtors have made available to the Buyer true and complete copies of all such leases and subleases (each as amended to date), together with true and complete lists of the tower sites omitted from Section 2.12 of the Company Disclosure Schedule. With respect to each such lease and sublease:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of the Chapter 11 Proceeding and bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (b) if assumed pursuant to the Amended Plan, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (c) none of the Debtors, nor, to the Parent's or the Company's knowledge, any other party to the lease or sublease, is in material breach or default, and no event (other than (i) the nonpayment of rent or other charges by the Debtors with respect to periods prior to the Filing Date or (ii) the commencement of the Chapter 11 Proceeding) has occurred which, with notice or lapse of time, would constitute a material breach or default by the Debtors or, to the Parent's or the Company's knowledge, by any such other party, or permit termination, modification or acceleration thereunder;

    (d) to the knowledge of the Debtors, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (e) none of the Debtors has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (g) other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Debtors (except amounts owing for periods prior to the Filing Date).

  2.13 Contracts.

  (a) Section 2.13 of the Company Disclosure Schedule sets forth a true and complete list of all written arrangements (including, without limitation, written agreements) to which any Debtor is a party which, pursuant to the rules and regulations of the SEC, would have to be attached as exhibits as material contracts to an Annual Report on Form 10-K filed by the Parent or the Company if such Annual Report were filed on the date of this Agreement.

  (b) The Debtors have delivered or otherwise made available to the Buyer a true and complete copy of each written arrangement (each as amended to date) required to be listed in Section 2.13 of the Company Disclosure Schedule. With respect to each written arrangement so listed: (i) as to a prepetition agreement susceptible of assumption, upon the assumption thereof by the Debtors pursuant to Section 365 of the Bankruptcy Code as specified in the Amended Plan, the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) none of the Debtors nor, to the Parent's or the Company's knowledge, any other party, is in material breach or default, and no event (other than (x) the failure by the Debtor to pay an amount due thereunder with respect to goods or services rendered prior to the Filing Date, (y) the failure by the Debtor to render goods or services thereunto prior to the Filing Date or (z) the commencement of the Chapter 11 Proceeding) has occurred which with notice or lapse of time would constitute a material breach or default by the Debtors or, to the Parent's or the Company's knowledge, by any such other party, or permit termination, modification or acceleration, under the written arrangement. None of the Debtors is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.13 of the Company Disclosure Schedule under the terms of this Section 2.13. None of the Debtors is restricted by any arrangement from carrying on its business anywhere in the United States.

  2.14 Licenses and Authorizations.

  (a) The Debtors hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including, without limitation, the FCC or any state or local regulatory authorities or any state or local public service commission or public utility commission (each, a "State Authority") asserting jurisdiction over any Debtor or its businesses or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (collectively, the "Debtor Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of either the Parent or the Company to consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing. Section 2.14(a) of the Company Disclosure Schedule contains a true and complete list of such Debtor Authorizations.

  (b) Section 2.14(b) of the Company Disclosure Schedule contains a true and complete list of (i) each application of the Debtors pending before the FCC (collectively, the "Debtor FCC Applications"); (ii) each FCC permit and FCC license which is not a Debtor Authorization but in which any Debtor, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect Debtor Authorizations"); and (iii) all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Debtors pending before any State Authority (collectively, the "Debtor State Applications"). The Debtor Authorizations, the Debtor FCC Applications, the Indirect Debtor Authorizations and the Debtor State Applications (collectively, the "Debtor Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Debtors as presently conducted, other than such consents, permits, approvals or authorizations the absence of which would not in the aggregate materially impair the ability of either the Parent or the Company to either consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  (c) The Debtor Authorizations and, to the Parent's and the Company's knowledge, the Indirect Debtor Authorizations are in full force and effect and, other than Security Interests in favor of the lenders under the DIP Loan Agreement and the Pre-Petition Lenders, have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and each Debtor has operated in compliance with all terms thereof or any renewals thereof applicable to it, other than where the failure to so comply would not in the aggregate have a Debtor Material Adverse Effect or materially impair the ability of either the Parent or the Company to consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing. No event has occurred with respect to any of the Debtor Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Debtor Authorizations. To the knowledge of the Parent or the Company, there is not pending any application, petition, objection or other pleading with the FCC, any State Authority or any similar body having jurisdiction or authority over the operations of the Debtors which questions the validity of or contests any Debtor Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Debtor Authorization.

  (d) Except for approval by the Bankruptcy Court or by the FCC as contemplated by Section 4.15 or as set forth in Section 2.14(d) of the Company Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be obtained or made by any Debtor in connection with the transfer or deemed transfer of the Debtor Licenses and Authorizations to the Buyer as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not materially impair the ability of the Company to consummate the transactions contemplated hereby or the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  2.15 Litigation. Except as to claims arising prior to the Filing Date that are within the jurisdiction of the Bankruptcy Court or are to be resolved in the Chapter 11 Proceeding or by force of the discharge granted to the Debtors in connection with the Chapter 11 proceeding, as of the date of this
Agreement: (a) there is no action, suit, proceeding or investigation to which any Debtor is a party (either as a plaintiff or defendant) pending or, to the Parent's or the Company's knowledge, threatened before any court, Governmental Entity or arbitrator, and, to the Parent's or the Company's knowledge, there is no basis for any such action, suit, proceeding or investigation; (b) none of the Debtors nor, to the Parent's or the Company's knowledge, any officer, director or employee of any Debtor has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Debtors; and (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which any Debtor is or was a party or, to the Parent's or the Company's knowledge, in any other proceeding, that enjoins or requires any Debtor to take action of any kind with respect to its businesses, assets or properties. Except for the regulatory matters addressed in Section 2.14, none of the actions, suits, proceedings or investigations listed in
Section 2.15 of the Company Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Debtors, would have a Debtor Material Adverse Effect.

  2.16 Employees.

  (a) Section 2.16(a) of the Company Disclosure Schedule sets forth a true and complete list as of the most recent practicable date of all employment contracts or agreements relating to employment to which any of the Debtors is a party which are not terminable by the Debtors without penalty upon less than 30 or fewer days' notice.

  (b) There are no collective bargaining agreements to which any of the Debtors is a party. No Debtor has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Parent's or the Company's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Parent or the Company, there is no reasonable basis to believe that any Debtor will be subject to any labor strike or other organized work force disturbance following the Closing.

  2.17 Employee Benefits.

  (a) Section 2.17(a) of the Company Disclosure Schedule contains a true and complete list of all Employee Benefit Plans (as defined below in this Section 2.17(a)) maintained, or contributed to, by any Debtor or any ERISA Affiliate (as defined below in this Section 2.17(a)) of any Debtor ("Company Employee Benefit Plans"). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect employee compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the
Code). True and complete copies of (i) all Company Employee Benefit Plans that have been reduced to writing; (ii) written summaries of all unwritten Company Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Company Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Company Employee Benefit Plan; and (v) the most recent qualification letter issued by the Internal Revenue Service with respect to each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Buyer. Each Company Employee Benefit Plan has been administered in accordance with its terms in all material respects, and each Debtor and, to the Parent's or the Company's knowledge, each ERISA Affiliate of any Debtor has in all material respects met its obligations (if any) with respect to each Company Employee Benefit Plan and has made all required contributions (if any) thereto. The Debtors and all Company Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Company Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

  (b) To the Parent's or the Company's knowledge, as of the date of this Agreement, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Company Employee Benefit Plan or asserting any rights or claims to benefits under any Company Employee Benefit Plan.

  (c) Neither any Debtor nor, to the Parent's or the Company's knowledge, any ERISA Affiliate of any Debtor has ever maintained a Company Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has any Debtor or, to the Parent's or the Company's knowledge, any ERISA Affiliate of any Debtor been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Company Employee Benefit Plan that would subject any Debtor or, to the Company's knowledge, any ERISA Affiliate of any Debtor to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Benefit Plan that is subject to ERISA or the Code. No Company Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any Debtor from amending or terminating any such Company Employee Benefit Plan and any Company Employee Benefit Plan may be terminated without liability to any Debtor or the Buyer, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 2.17(a) of the Company Disclosure Schedule beyond the month of the termination of his employment. No Company Employee Benefit Plan includes in its assets any securities issued by the Debtors. No Company Employee Benefit Plan has been subject to tax under Section 511 of the Code.

  (d) Section 2.17(d) of the Company Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Debtors (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Debtors of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive a payment from any Debtor that may be subject to the tax imposed by
Section 4999 of the Code or may constitute a "parachute payment" under Section 280G of the Code;

and (iii) agreement or plan binding any Debtor, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Company Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  2.18 Environmental Matters.

  Except for Sections 2.5(a), 2.23 and 2.24, this Section 2.18 contains the exclusive representations and warranties of the Parent and the Company concerning environmental matters, including but not limited to Environmental Laws and Materials of Environmental Concern (as both of those terms are defined below in this Section 2.18). Each of the Parent and the Company represents and warrants as follows:

  (a) Each of the Debtors is in compliance with all applicable Environmental Laws (as defined below in this Section 2.18(a)), other than where the failure to be in compliance would not in the aggregate have a Debtor Material Adverse Effect. There is no pending or, to the Parent's or the Company's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving any Debtors or their respective assets and properties. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state or local law, statute, permits, orders, rule or regulation or the common or decisional law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. For the purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in the United States Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

  (b) There have been no releases of any Materials of Environmental Concern (as defined below in this Section 2.18(b)) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by any Debtor for which any Debtor may be liable under any Environmental Law of the jurisdiction in which such property or facility is located, other than such releases as would not in the aggregate have a Debtor Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Debtor has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Buyer). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Debtors that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Debtors, other than such impacts as would not in the aggregate have a Debtor Material Adverse Effect. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or any Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the United States Resources Conservation and Recovery Act or any Environmental Law), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law, except for normal office and cleaning products.

  (c) Set forth in Section 2.18 of the Company Disclosure Schedule is a list of all environmental reports, investigations and audits which to the knowledge of the Parent or the Company (whether conducted by or on behalf of the Debtors or a third party, and whether done at the initiative of the Debtors or directed by a Governmental Entity or other third party) were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Debtors. True and complete copies of any such report, or the results of any such investigation or audit, which to the knowledge of the Parent or the Company are in the possession of the Parent or the Company (or can be obtained by the Company through reasonable efforts), have been delivered or otherwise made available to the Buyer.

  (d) Neither the Parent nor the Company has any knowledge of any material environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by Debtors.

  (e) The Debtors hold all Environmental Authorizations (as defined below in this Section 2.18(e)) that are legally required for the conduct of their businesses as currently conducted, other than where the failure to hold such Environmental Authorizations would not in the aggregate have a Debtor Material Adverse Effect, and such Environmental Authorizations (if any) are listed in
Section 2.18 of the Company Disclosure Schedule. For purposes of this Agreement, the term "Environmental Authorization" means any license, permit, certificate, or other authorization from a Governmental Entity under any applicable Environmental Law. Each of the Debtors is and has been in compliance with all such Environmental Authorizations, other than such noncompliance as would not in the aggregate have a Debtor Material Adverse Effect.

  (f) None of the transactions contemplated by this Agreement or the Amended Plan will require the Company or the Debtors to comply with an Environmental Property Transfer Act (as defined below in this Section 2.18(f)). For purposes of this Agreement, the term "Environmental Property Transfer Act" means any applicable law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government that requires any notification or disclosure of environmental conditions in connection with the transfer, sale, lease or closure of any property.

  2.19 Legal Compliance. Each Debtor and the conduct and operation of its respective business is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Debtors or their respective businesses, other than where the failure to be or to have been in compliance would not in the aggregate have a Debtor Material Adverse Effect or materially impair the ability of the Parent or the Company to consummate the transactions contemplated hereby or the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  2.20 Subscriber Cancellations; Suppliers. The Debtors have previously delivered or otherwise made available to the Buyer true and complete reports of the number of paging units the Debtors had in service on a quarterly basis for its most recent fiscal year and the interim period covered by the Company Financial Statements, and the number of subscriber cancellations the Debtors had for each such period. To the knowledge of the Parent or the Company, no material supplier of any Debtors has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them.

  2.21 Capital Expenditures. The Debtors have previously delivered to the Buyer a true and complete list of all capital expenditures in an amount in excess of $300,000 incurred by the Debtors during 1997, which list is attached as Section 4.5(a) of the Company Disclosure Schedule.

  2.22 Brokers' Fees. None of the Debtors has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

  2.23 Certain Information. None of the information supplied by the Debtors for inclusion or incorporation by reference in (i) the Proxy Statement and Registration Statement (each as defined in Section 4.13) or (ii) any document to be filed with the SEC, the FCC or any other Governmental Entity in connection with the transactions contemplated hereby will, at the respective times filed with the SEC, the FCC or other Governmental Entity and, in addition, (A) in the case of the Proxy Statement, at the time it or any amendment or supplement thereto is mailed to the Buyer's stockholders and at the time of the Meeting (as defined in Section 4.12) and at the Closing and,
(B) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, contain any untrue statement of the Debtors of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Debtors with respect to statements made in any of the foregoing documents based upon information supplied by the Buyer.

  2.24 Disclosure. No representation or warranty by the Debtors contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Debtors pursuant to this Agreement, contains or will as of the Closing Date contain any untrue statement of a material fact or omits or will as of the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III

                  Representrations and Warrants of the Buyer

  The Buyer represents and warrants to the Parent and the Company that the statements contained in this Article III are true and complete, except as set forth in the disclosure schedule of the Buyer delivered to the Company simultaneously with the execution and delivery hereof (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosures in any section or paragraph of the Buyer Disclosure Schedule shall qualify other sections or paragraphs in this Article III only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Buyer Material Adverse Effect" shall mean a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Buyer and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Buyer conducts its business.

  3.1 Organization Qualification, Corporate Power and Authority.

  (a) Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Merger Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 3.1(a) of the Buyer Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not in the aggregate have a Buyer Material Adverse Effect. Each of the Buyer and the Merger Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished to the Company true and complete copies of the Buyer's and the Merger Subsidiary's respective certificates of incorporation and by-laws, each as amended and as in effect on the date hereof. Each of the Buyer and the Merger Subsidiary has at all times complied with, and is not in default under or in violation of, any provision of its certificate of incorporation or by-laws, other than where the failure to so comply and such defaults and violations would not in the aggregate have a Buyer Material Adverse Effect.

  (b) Each of the Buyer and the Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by the Buyer and the Merger Subsidiary and, subject to the approval of the Buyer Charter Amendment (as defined in Section 4.12) and the Buyer Share Issuance (as defined below in this Section 3.1(b)) by the stockholders of the Buyer, the performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and the Merger Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Merger Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Merger Subsidiary and constitutes a valid and binding obligation of the Buyer and the Merger Subsidiary, enforceable against the Buyer and the Merger Subsidiary in accordance with its terms. For purposes of this Agreement, "Buyer Share Issuance" means the issuance by the Buyer of shares of its capital stock as contemplated by this Agreement and the Amended Plan, including (i) the issuance of the Plan Shares as contemplated by the Merger Agreement and the Amended Plan, (ii) the issuance of shares of Buyer Common Stock and, if applicable, shares of Class B Common Stock, par value $0.01 per share, of the Buyer ("Buyer Class B Common Stock") having the terms specified in the Buyer Charter Amendment upon exercise of Rights issued pursuant to the Rights Offering or issued to the Standby Purchasers (or their assignees or persons in substitution therefor) pursuant to the Standby Purchase Commitments in connection with the Rights Offering, (iii) the issuance of shares of Buyer Common Stock upon the exercise of Stockholder Rights issued pursuant to the Stockholder Rights Offering, and

(iv) the issuance of the Buyer Participation Warrants by the Buyer (x) to the Standby Purchasers in connection with the Rights Offering and (y) pursuant to the Buyer Distribution, and the issuance of shares of Buyer Common Stock upon exercise of any of the foregoing Buyer Participation Warrants.

  3.2 Capitalization.

  (a) The authorized capital stock of the Buyer consists of 75,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, $.01 par value ("Buyer Preferred Stock"), of which 100,000 shares have been designated as Series B Junior Participating Preferred Stock and 250,000 shares have been designated as Series C Convertible Preferred Stock. As of the date hereof, (i) 21,067,110 shares of Buyer Common Stock are issued and outstanding, (ii) no shares of Buyer Common Stock are held in the treasury of the Buyer, (iii) 2,740,381 shares of Buyer Common Stock are issuable upon exercise of certain outstanding options or are reserved for issuance pursuant to the Buyer's existing stock option and purchase plans, and (iv) 5,343,305 shares of Buyer Common Stock are reserved for issuance upon exercise of other convertible securities of the Buyer. As of the date hereof, no shares of Series B Junior Participating Preferred Stock and 250,000 shares of Series C Convertible Preferred Stock are issued and outstanding, and no shares of Buyer Preferred Stock are held in the treasury of the Buyer. Except for such options and such other convertible securities and except for the rights to purchase shares of Series B Junior Participating Preferred Stock of the Buyer (the "Preferred Rights") issued pursuant to the Rights Agreement dated as of October 13, 1995 (the "Rights Agreement"), between the Buyer and The Bank of New York, as Rights Agent, there are no options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Buyer or any Buyer Subsidiary is a party or which are binding upon any of them (other than this Agreement) providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights. All the issued and outstanding shares of the Buyer's capital stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

  (b) All the outstanding shares of capital stock of each of the Buyer Subsidiaries are beneficially owned by the Buyer, directly or indirectly, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities or demands, and all such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

  (c) There are no voting trusts, proxies or other agreements or understandings to which the Buyer or any of the Buyer Subsidiaries is a party with respect to the voting of the capital stock of the Buyer or any Buyer Subsidiary. None of the Buyer or the Buyer Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or debt securities of the Buyer or of any Buyer Subsidiary as a result of the transactions contemplated by this Agreement.

  (d) The authorized capital stock of the Merger Subsidiary consists of 1,000 shares of common stock, $.01 par value, all of which are issued and outstanding and held beneficially and of record by the Buyer.

  (e) (i) The Plan Shares to be issued and distributed as contemplated by Sections 1.3(e) and 1.6 of this Agreement, (ii) the shares of Buyer Common Stock to be issued and distributed pursuant to the Stockholder Rights Offering, (iii) the shares of Buyer Common Stock and the shares of Buyer Class B Common Stock, if applicable, to be issued and delivered pursuant to the Rights Offering (as defined in Section 4.20(a)) or as contemplated by the Standby Purchase Commitments, (iv) the shares of Buyer Common Stock to be issued and delivered upon conversion of shares of Buyer Class B Common Stock, if applicable, when so converted in accordance with the Buyer Charter Amendment (as defined in Section 4.12), (v) the Buyer Participation Warrants to be issued and delivered as contemplated by the Standby Purchase Commitments and pursuant to the Buyer Distribution, in either case, when so issued and distributed or delivered, as the case may be, and (vi) the shares of Buyer Common Stock to be issued and delivered upon exercise of Buyer Participation Warrants, when issued, paid for and delivered as provided in the Buyer Participation Warrant Agreement, will all be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

  3.3 Noncontravention. Except for the applicable requirements of the Securities Act and the Exchange Act, any applicable state and foreign securities laws, the HSR Act, the Communications Act and the regulations of the FCC, and state public utility, telecommunication or public service laws, neither the execution and delivery of this Agreement by each of the Buyer and the Merger Subsidiary nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provision of the Buyer's or Merger Subsidiary's respective certificate of incorporation or by-laws, (b) require on the part of the Buyer and/or the Merger Subsidiary any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals would not in the aggregate have a Buyer Material Adverse Effect or materially adversely affect the ability of the Buyer to operate the business of the Buyer following the Effective Time, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary is bound or to which any of their respective assets are subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any Buyer Subsidiary or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations or notices, consents or waivers as would not in the aggregate have a Buyer Material Adverse Effect, or (d) result in the imposition of any Security Interest upon any assets of the Buyer or any Buyer Subsidiary.

  3.4 Business Entities.

  (a) Section 3.4(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association in which the Buyer, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Buyer Business Entity") which is material to the Buyer.

  (b) The Buyer Business Entities listed in Section 3.4(b) of the Buyer Disclosure Schedule are the only Buyer Business Entities which have conducted any operations, trade or businesses of the Buyer since January 30, 1997, hold any Buyer Authorizations (as defined in Section 3.14(a)) or own any assets necessary for the conduct of the businesses of the Buyer as currently conducted.

  (c) The Buyer owns all the outstanding equity interests in each Buyer Business Entity. For purposes of this Agreement, "Buyer Subsidiary" means any Buyer Business Entity in which the Buyer, directly or indirectly, owns a majority of the equity interests.

  (d) No Buyer Business Entity is in default under or in violation of any provision of its organizational documents. To the knowledge of the Buyer, all the issued and outstanding equity interests of each Buyer Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity interests of each Buyer Business Entity are held of record or owned beneficially by the Buyer free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

  (e) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Buyer Business Entity to which the Buyer or any Buyer Subsidiary is a party or by which it is bound, or, to the Buyer's knowledge, any other such trusts, proxies, agreements or understandings.

  3.5 Reports and Financial Statements.

  (a) The Buyer has previously furnished to the Debtors true and complete copies, each as amended or supplemented to date, of (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed by the Buyer with the SEC, and (ii) all other reports, statements, exhibits and other documents filed by the Buyer with the SEC under Section 13 or 15 of the Exchange Act (which are all the reports, statements, exhibits and other documents required to be so filed) since December 31, 1997 (such materials, together with any amendments or supplements thereto, collectively being referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer Reports and the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

  (b) The accounts receivable of the Buyer and its subsidiaries reflected on the consolidated balance sheet of the Buyer as of June 30, 1998 (the "Buyer Balance Sheet Date"), filed by the Buyer as part of its Quarterly Report on Form 10-Q for the quarter that ended on such date (the "Most Recent Buyer Balance Sheet"), and those arising since the date of the Most Recent Buyer Balance Sheet, are valid receivables subject to no set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the Most Recent Buyer Balance Sheet. The inventories of the Buyer and its subsidiaries reflected on the Most Recent Buyer Balance Sheet are of a quality and quantity useable and/or saleable in the Ordinary Course of Business, except as written down to net realizable value on the Most Recent Buyer Balance Sheet. All inventory shown on the Most Recent Buyer Balance Sheet has been priced at the lower of cost or net realizable value.

  3.6 Absence of Certain Changes. Since the Buyer Balance Sheet Date, (a) there has not been any Buyer Material Adverse Effect, nor has there occurred any event or development that would have a Buyer Material Adverse Effect and
(b) the Buyer has not taken any action that would be prohibited by subsection
(b) of Section 4.5 below if taken from and after the date of this Agreement.

  3.7 Undisclosed Liabilities. Neither the Buyer nor any Buyer Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for
(a) liabilities separately shown or expressly reserved on the Most Recent Buyer Balance Sheet, (b) liabilities that have arisen since the Buyer Balance Sheet Date in the Ordinary Course of Business of the Buyer or any Subsidiary and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and
(c) liabilities incurred in the Ordinary Course of Business of the Buyer that are not required by GAAP to be reflected on the Most Recent Buyer Balance Sheet and that are not in the aggregate material.

  3.8 Tax Matters.

  (a) Each of the Buyer and the Buyer Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were true and complete in all material respects. Neither the Buyer nor any Buyer Subsidiary is or has even been a member of a group of corporations which has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Buyer and the Buyer Subsidiaries are or were members. Except as described in Section 3.8(a) of the Buyer Disclosure Schedule, (i) each group of corporations with which the Buyer has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns

(a "Buyer Affiliated Group") has filed all Tax Returns that it was required to file with respect to any period in which the Buyer was a member of such Buyer Affiliated Group (a "Buyer Affiliated Period") and (ii) all such Tax Returns were true and complete in all material respects. Each of the Buyer and the Buyer Subsidiaries has paid on a timely basis all Taxes (as defined below) that were due and payable and, to the Buyer's knowledge, each member of a Buyer Affiliated Group has paid all Taxes that were due and payable with respect to all Buyer Affiliated Periods. The unpaid Taxes of the Buyer for tax periods through the Most Recent Buyer Balance Sheet do not exceed the accruals and reserves (other than accruals and reserves established to reflect timing differences between book and tax income) for Taxes reflected on the Most Recent Buyer Balance Sheet. All Taxes that the Buyer or any Buyer Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

  (b) The Buyer has delivered or otherwise made available to the Company true and complete copies of all federal income Tax Returns of the Buyer and the Buyer Subsidiaries, together with all related examination reports and statements of deficiencies, for all periods commencing after December 31, 1993 and, to the extent in the possession of the Buyer, true and complete copies of the portion of the federal income Tax Returns of any member of a Buyer Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Buyer or any Buyer Subsidiary for all Buyer Affiliated Periods commencing after December 31, 1993. The federal income Tax Returns of each of the Buyer, any Buyer Subsidiary and, each member of a Buyer Affiliated Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Buyer Disclosure Schedule. The Buyer has delivered or otherwise made available to the Company true and complete copies of all other Tax Returns of the Buyer and each Buyer Subsidiary, together with all related examination reports and statements of deficiency, for all periods commencing after December 31, 1993 and, to the extent in the possession of the Buyer, true and complete copies of the portion of all other Tax Returns, of any member of a Buyer Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Buyer or any Buyer Subsidiary for all Affiliated Periods commencing after December 31, 1993. No examination or audit of any Tax Return of the Buyer, any Buyer Subsidiary or, to the Buyer's knowledge, any member of a Buyer Affiliated Group with respect to an Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of the Buyer, threatened or contemplated. Neither the Buyer, any Buyer Subsidiary nor, to the Buyer's knowledge, any member of a Buyer Affiliated Group has been informed by any jurisdiction that the jurisdiction believes that the Buyer or any Buyer Subsidiary or any member of a Buyer Affiliated Group was required to file any Tax Return that was not filed on a timely basis. Neither the Buyer, any Buyer Subsidiary nor, to the Buyer's Knowledge, any member of a Buyer Affiliated Group has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

  (c) Neither the Buyer nor any Buyer Subsidiary (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Buyer or any Buyer Subsidiary is subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Buyer or any Buyer Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

  (d) None of the assets of the Buyer or any Buyer Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

  (e) Neither the Buyer nor any Buyer Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

  (f) No state or federal "net operating loss" of the Buyer or any Buyer Subsidiary determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

  (g) Section 3.8(g) of the Buyer Disclosure Schedule sets forth in reasonable detail the following information with respect to the Buyer and each Buyer Subsidiary as of the most recent practicable date: (i) the basis of the Buyer and each Buyer Subsidiary in their respective assets; (ii) the basis of the stockholder(s) in its stock (or the amount of any "excess loss account");
(iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable; and (iv) the amount of any deferred gain or loss allocable arising out of any "deferred intercompany transaction."

  3.9 Tangible Assets. The Buyer and the Buyer Subsidiaries own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used, other than where the failures or defects would not in the aggregate have a Buyer Material Adverse Effect.

  3.10 Owned Real Property. The Buyer has previously made available to the Company a true and complete listing of all material real property that has been owned by the Buyer or any Buyer Subsidiary at any time on or after January 30, 1997. With respect to each parcel of real property which is currently owned by the Buyer or any Buyer Subsidiary, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests, easements, covenants and other restrictions which do not materially impair the use, occupancy or value of such parcel as presently used in the Buyer's or Buyer Subsidiaries' businesses.

  3.11 Intellectual Property.

  (a) The Buyer owns, licenses or otherwise has the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the business of the Buyer or any Buyer Subsidiary or necessary for the operation of the business of the Buyer or any Buyer Subsidiary as presently conducted by the Buyer or any Buyer Subsidiary (collectively "Buyer Intellectual Property"). Each such item of Buyer Intellectual Property owned or available for use by the Buyer or a Buyer Subsidiary immediately prior to Closing will be owned or available for use by the Buyer or the Buyer Subsidiary on substantially similar terms and conditions immediately following the Closing. No other person or entity has any rights to any of the Buyer Intellectual Property, and no other person or entity is infringing, violating or misappropriating any of, the Buyer Intellectual Property used in the business of the Buyer, other than such infringements, violations or misappropriations as would not in the aggregate have a Buyer Material Adverse Effect.

  (b) The business, operations and activities of the Buyer and each Buyer Subsidiary as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other person or entity. Since January 30, 1997, neither the Buyer nor any Buyer Subsidiary has received any written, or to its knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 3.11(b) of the Buyer Disclosure Schedule.

  3.12 Real Property Leases. Section 3.12 of the Buyer Disclosure Schedule lists all real property (other than tower sites) leased or subleased to the Buyer or any Buyer Subsidiary, indicating, in each case, the term of the lease and the rent payable under such lease. The Buyer has made available to the Company true and complete copies of all such leases and subleases (each as amended to date). With respect to each such lease and sublease:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (b) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any other party to the lease or sublease, is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, by any such other party, or permit termination, modification or acceleration thereunder;

    (c) to the knowledge of the Buyer, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (d) neither the Buyer nor any Buyer Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (e) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (f) other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Buyer or any Buyer Subsidiary.

  3.13 Contracts. The Buyer has delivered or otherwise made available to the Company a true and complete copy of each written arrangement (each as amended to date) filed as an exhibit to any Buyer Report. With respect to each written arrangement (i) each written agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, by any such other party, or permit termination, modification or acceleration, under the written arrangement. Neither the Buyer nor any Buyer Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be filed as an exhibit as a material contract to an Annual Report on Form 10-K filed by the Buyer. Neither the Buyer nor any Buyer Subsidiary is restricted by any arrangement from carrying on its business anywhere in the United States.

  3.14 Licenses and Authorizations

  (a) The Buyer and the Buyer Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including, without limitation, the FCC or any State Authority asserting jurisdiction over the Buyer or any Buyer Subsidiary or its business or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (the "Buyer Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of the Buyer to consummate the transactions contemplated hereby or of the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing. The Buyer has heretofore delivered to the Company a true and complete list of such Buyer Authorizations.

  (b) The Buyer has previously made available to the Company a true and complete list of (i) each application of the Buyer and/or any Buyer Subsidiary pending before the FCC (collectively, the "Buyer FCC Applications"); (ii) each FCC permit and FCC license which is not a Buyer Authorization but in which the Buyer or any Buyer Subsidiary, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect Buyer Authorizations"); and (iii) all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Buyer and the Buyer Subsidiaries, as applicable, pending before any State Authority (collectively, the "Buyer State Applications"). The Buyer Authorizations, the Buyer FCC Applications, the Indirect Buyer Authorizations and the Buyer State Applications (collectively, the "Buyer Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Buyer and the Buyer Subsidiaries as presently conducted, other than such consents, permits, approvals or authorizations the absence of which would not in the aggregate materially impair the ability of the Buyer and the Merger Subsidiary to either consummate the transactions contemplated hereby or of the Buyer and the Buyer Subsidiaries to own and operate the properties, assets and businesses of the Buyer and the Buyer Subsidiaries following the Closing.

  (c) The Buyer Authorizations and, to the Buyer's knowledge, the Indirect Buyer Authorizations are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and the Buyer and the Buyer Subsidiaries have each operated in compliance with all terms thereof or any renewals thereof applicable to them, other than where the failure to so comply would not in the aggregate have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to consummate the transactions contemplated hereby or of the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing. No event has occurred with respect to any of the Buyer Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Buyer Authorizations. To the knowledge of the Buyer, there is not pending any application, petition, objection or other pleading with the FCC, any State Authority or any similar body having jurisdiction or authority over the operations of the Buyer and the Buyer Subsidiaries which questions the validity of or contests any Buyer Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Buyer Authorization.

  (d) Except for approval by the Bankruptcy Court or by the FCC as contemplated by Section 4.15, or as set forth in Section 3.14(d) of the Buyer Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be obtained or made by the Buyer or any Buyer Subsidiary in connection with the transfer or deemed transfer of the Buyer Licenses and Authorizations as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not materially impair the ability of the Buyer to consummate the transactions contemplated hereby or the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing.

  3.15 Litigation. Except as described in the Buyer Reports, as of the date of this Agreement: (a) there is no action, suit, proceeding or investigation to which the Buyer or any Buyer Subsidiary is a party (either as a plaintiff or defendant) pending or, to the Buyer's knowledge, threatened before any court, Governmental Entity or arbitrator, and, to the Buyer's knowledge, there is no basis for any such action, suit, proceeding or investigation; (b) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any officer, director or employee of the Buyer or any Buyer Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Buyer or any Buyer Subsidiary; and (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which the Buyer or any Buyer Subsidiary is or was a party or, to the Buyer's knowledge, in any other proceeding, that enjoins or requires the Buyer or any Buyer Subsidiary to take action of any kind with respect to its business, assets or properties. None of the actions, suits, proceedings or investigations listed in Section 3.15 of the Buyer Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Buyer or any Buyer Subsidiary, would have a Buyer Material Adverse Effect.

  3.16 Employees.

  (a) There are no collective bargaining agreements to which Buyer or any Buyer Subsidiary is a party. Neither the Buyer nor any Buyer Subsidiary has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Buyer's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Buyer or any Buyer Subsidiary there is no reasonable basis to believe that the Buyer or any Buyer Subsidiary will be subject to any labor strike or other organized work force disturbance following the Closing.

  3.17 Employee Benefits.

  (a) Section 3.17(a) of the Buyer Disclosure Schedule contains a true and complete list of all Employee Benefit Plans maintained, or contributed to, by the Buyer or any Buyer Subsidiary or any ERISA Affiliate of the Buyer or any Buyer Subsidiary (the "Buyer Employee Benefit Plan"). True and complete copies of (i) all Buyer Employee Benefit Plans that have been reduced to writing;
(ii) written summaries of all unwritten Buyer Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Buyer Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Buyer Employee Benefit Plan; and (v) the most recent qualification letter issued by the Internal Revenue Service with respect to each Buyer Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Company. Each Buyer Employee Benefit Plan has been administered in accordance with its terms in all material respects, and the Buyer and each Buyer Subsidiary and, to the Buyer's knowledge, each ERISA Affiliate of the Buyer or any Buyer Subsidiary has in all material respects met its obligations (if any) with respect to each Buyer Employee Benefit Plan and has made all required contributions (if any) thereto. The Buyer, all Buyer Subsidiaries and all Buyer Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Buyer Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Buyer Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

  (b) To the Buyer's knowledge, as of the date of this Agreement, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Buyer Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Buyer Employee Benefit Plan or asserting any rights or claims to benefits under any Buyer Employee Benefit Plan.

  (c) Neither the Buyer or any Buyer Subsidiary nor, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary has ever maintained an Buyer Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Buyer Employee Benefit Plan that would subject the Buyer, any Buyer Subsidiary or, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Buyer Employee Benefit Plan that is subject to ERISA or the Code. No Buyer Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Buyer from amending or terminating any such Buyer Employee Benefit Plan and any Buyer Employee Benefit Plan may be terminated without liability to the Buyer or any Buyer Subsidiary, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 3.17(a) of the Buyer Disclosure Schedule beyond the month of the termination of his employment. No Buyer Employee Benefit Plan includes in its assets any securities issued by the Buyer. No Employee Benefit Plan has been subject to tax under Section 511 of the Code.

  (d) Section 3.17(d) of the Buyer Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Buyer or any Buyer Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Buyer or any Buyer Subsidiary of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Buyer or any Buyer Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or may constitute a "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding the Buyer or any Buyer Subsidiary, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  3.18 Environmental Matters.

  Except for Sections 3.5(a), 3.26, and 3.27, this Section 3.18 contains the exclusive representations and warranties of the Buyer concerning environmental matters, including but not limited to Environmental Laws and Materials of Environmental Concern. The Buyer represents and warrants as follows:

  (a) Each of the Buyer and each Buyer Subsidiary is in compliance with all applicable Environmental Laws, other than where the failure to be in compliance would not in the aggregate have a Buyer Material Adverse Effect. There is no pending or, to the knowledge of the Buyer or any Buyer Subsidiary, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving the Buyer or any Buyer Subsidiary or their respective assets and properties.

  (b) There have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Buyer or any Buyer Subsidiary for which the Buyer or any Buyer Subsidiary may be liable under any Environmental Law of the jurisdiction in which such property or facility is located, other than such releases as would not in the aggregate have a Buyer Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Buyer or such Buyer Subsidiary has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Company). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Buyer or any Buyer Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Buyer or any Buyer Subsidiary other than such impacts as would not in the aggregate have a Debtor Material Adverse Effect.

  (c) Set forth in Section 3.18 of the Buyer Disclosure Schedule is a list of all environmental reports, investigations and audits which to the knowledge of the Buyer (whether conducted by or on behalf of the Buyer or any Buyer Subsidiary or a third party, and whether done at the initiative of the Buyer or any Buyer Subsidiary or directed by a Governmental Entity or other third party) were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Buyer or any Buyer Subsidiary. True and complete copies of any such report, or the results of any such investigation or audit, which to the knowledge of the Buyer are in the possession of Buyer or any Buyer Subsidiary (or can be obtained by Buyer or any Buyer Subsidiary through reasonable efforts), have been delivered or otherwise made available to the Company.

  (d) Neither the Buyer nor any Buyer Subsidiary has any knowledge of any material environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Buyer or any Buyer Subsidiary.

  (e) The Buyer and the Buyer Subsidiaries hold all Environmental Authorizations that are legally required for the conduct of their businesses as currently conducted, other than where the failure to hold such Environmental Authorizations would not in the aggregate have a Buyer Material Adverse Effect, and such Environmental Authorizations (if any) are listed in
Section 3.18 of the Buyer Disclosure Schedule. The Buyer and each of the Buyer Subsidiaries is and has been in compliance with all such Environmental Authorizations, other than such noncompliance as would not in the aggregate have a Buyer Material Adverse Effect.

  (f) None of the transactions contemplated by this Agreement or the Amended Plan will require the Buyer or any Buyer Subsidiary to comply with an Environmental Property Transfer Act.

  3.19 Legal Compliance. Each of the Buyer and each Buyer Subsidiary and the conduct and operation of its respective business, is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer or any Buyer Subsidiary or their respective businesses, other than where the failure to be or to have been in compliance would not in the aggregate have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to consummate the transactions contemplated hereby or the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing.

  3.20 Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of effecting the transactions contemplated by this Agreement and, except for such obligations or liabilities incurred in connection with its incorporation or organization, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, the Merger Subsidiary has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  3.21 Capital Expenditures; Suppliers. The Buyer has previously delivered to the Company a true and complete accounting of all capital expenditures incurred by it or the Buyer Subsidiaries during 1997 and their projected capital expenditure budget for calendar years 1998 and 1999. To the knowledge of the Buyer or any Buyer Subsidiary no material supplier of the Buyer or any Buyer Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them.

  3.22 Brokers' Fees. Neither the Buyer nor any Buyer Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except to Bear, Stearns & Co. Inc. ("Bear Stearns"), the financial advisor to the Buyer.

  3.23 Rights Agreement; Section 203.

  (a) The Buyer has executed amendments dated as of August 18, 1998 and September 3, 1998 to its Rights Agreement dated as of October 13, 1995 in the forms attached hereto as Exhibit D, and Exhibit D-1, respectively.

  (b) The Board of Directors of the Buyer has approved this Agreement, the Merger and the Amended Plan together with the transactions contemplated hereby and thereby (including without limitation the acquisition by the Standby Purchasers of Buyer Participation Warrants and Buyer Common Stock or Buyer Class B Common Stock, if applicable, pursuant to this Agreement, the Amended Plan and the Standby Purchase Commitments, or of Buyer Common Stock pursuant to the Buyer Warrants or Buyer Participation Warrants), including for purposes of Section 203 of the DGCL.

  3.24 Opinion of Financial Advisor. The Buyer has received an opinion of Bear Stearns & Co. Inc., a copy of which is attached hereto as Exhibit E.

  3.25 Required Vote of the Buyer's Stockholders. The affirmative vote of a majority of the votes cast by holders of Buyer Stock is required to approve the Buyer Share Issuance and the affirmative vote of a majority of the votes entitled to be cast by holders of Buyer Stock is required to approve the Buyer Charter Amendment. No other vote of the security holders of the Buyer or of any Buyer Subsidiary is required by law, the respective organization documents thereof or otherwise in order for the Buyer to consummate the Merger and the other transactions contemplated hereby and by the Amended Plan.

  3.26 Certain Information. None of the information supplied by the Buyer or any Buyer Subsidiary for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 4.13(a)) and Registration Statement (as defined in Section 4.20(c)) or (ii) any document to be filed with the SEC, the FCC or any other Governmental Entity in connection with the transactions contemplated hereby will, at the respective times filed with the SEC, the FCC or other Governmental Entity and, in addition, (A) in the case of the Proxy Statement, at the time it or any amendment or supplement thereto is mailed to the Buyer's stockholders and at the time of the Meeting (as defined in Section 4.12) and at the Closing and, (B) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, contain any untrue statement of the Buyer or any Buyer Subsidiary of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Buyer or any Buyer Subsidiary with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

  3.27 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will as of the Closing Date contain any untrue statement of a material fact or omits or will as of the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                                   Covenants

  4.1 Best Efforts. Except, in the case of the Parent and the Company, to the extent required by Bankruptcy-Related Requirements (as defined in Section 4.5), each Party shall use its best efforts to cause the transactions contemplated by this Agreement and the Amended Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use its best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Amended Plan and the transactions contemplated hereby and thereby and, in the case of the Buyer, to assist the Parent and the Company in the preparation of a Disclosure Statement related to the Amended Plan and, in the case of the Parent and the Company, to assist the Buyer in the preparation of the Proxy Statement and Registration Statement, including, without limitation, entry of the Confirmation Order, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of it in order to consummate the transactions contemplated hereby and thereby, provided, however, that actions taken by the Parent and the Company in compliance with
Section 4.7(b) and actions taken by the Buyer in accordance with Section 4.7(e) shall not be deemed a breach by the Parent or the Company, on the one hand, or the Buyer, on the other hand, of this Section 4.1.

  4.2 Approvals; Consents. Each Party shall obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations from all Governmental Entities reasonably necessary or required for the operation of their respective businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required, except where the failure to do so would not have a Debtor Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or materially impair the ability of the Company or the Buyer to consummate the transactions contemplated hereby or the

Reorganized Debtors or the Buyer to own and operate the properties, assets and businesses of the Debtors following the Closing. Without limiting the generality of the foregoing, each Party shall maintain its respective authorizations in full force and effect, shall not take any action which could reasonably be expected to have a material adverse effect on such authorizations or any licenses and authorizations, shall diligently pursue all applications and shall, prior to the expiration date of any material authorization, timely file for the renewal of any such authorization. Neither Party shall make any material commitments to any Governmental Entity relating to any material approval, consent, permit, license or other authorization without the prior written consent of the other Parties. The Parties shall consult with one another as to the approach to be taken with any Governmental Entity with respect to obtaining any necessary consent to the transactions contemplated hereby and by the Amended Plan, and each of the Parties shall keep the other Parties reasonably informed as to the status of any such communications with any Governmental Entity. Without limiting the generality of the foregoing, the Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to make the necessary preliminary filings under the HSR Act no later than ten days following the date of this Agreement and shall seek early termination of all applicable waiting periods. The Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, the Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Buyer to divest or hold separate any portion of its business or otherwise take any action, which divestiture or holding separate or taking such action would be materially adverse to the continued conduct of the Buyer's or the Debtor's businesses. The Buyer shall pay all filing fees payable by any Party in connection with the HSR Act.

  4.3 Buyer Not To Control. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the consummation of the transactions contemplated hereby, the Buyer shall not obtain actual (de facto) or legal (de jure) control over the Debtors. Specifically, and without limitation, the responsibility for the operation of the Debtors shall, pending the consummation of the transactions contemplated hereby, reside with the Boards of Directors of the Debtors (subject to the jurisdiction of the Bankruptcy Court), including, but not limited to, responsibility for the following matters: access to and the use of the facilities of and equipment owned by the Debtors; control of the daily operation of the Debtors; creation and implementation of policy decisions; employment and supervision of employees; payment of financing obligations and expenses incurred in the operation of the Debtors; receipt and distribution of monies and profits derived from the operation of the Debtors; and execution and approval of all contracts and applications prepared and filed before regulatory agencies. Notwithstanding the foregoing, the Parties shall consult and cooperate with one another, and consider in good faith the views of one another with respect to the assumption or rejection by the Debtors prior to Closing of any unexpired lease, license or other executory contract.

  4.4 Bankruptcy Covenants.

  (a) Promptly after the execution of this Agreement, the Parent and the Company shall, and shall cause each of the other Debtors to, file a motion (the "Initial Merger Motion") for expedited determination of approval of the Exclusivity Provisions (as defined in Section 4.7(a)), the Company Breakup Fee and the Buyer Breakup Fee (as defined in Section 4.8(a)) and the Buyer Reimbursement (as defined in Section 4.21) provided for in this Agreement in form and substance acceptable to the Buyer. The Parent and the Company shall, and shall cause each of the other Debtors to, use its best efforts to obtain an order approving the Initial Merger Motion (the

"Initial Merger Order") within 15 days after the date of this Agreement, which order shall be in form and substance acceptable to the Buyer, the Parent and the Company with only such changes as shall be agreed to by all the Parties in writing.

  (b) As soon as practicable following the execution of this Agreement (and in no event later than December 2, 1998), the Parent and the Company shall, and shall cause each of the other Debtors to, file with the Bankruptcy Court the Amended Plan. As soon as practicable following the filing of the Amended Plan (and in no event later than December 3, 1998), the Parent and the Company shall, and shall cause each of the Debtors to, file with the Bankruptcy Court a Disclosure Statement related thereto in form and substance reasonably acceptable to the Buyer and the Company (the "Disclosure Statement"). Thereafter, without the prior written consent of the Buyer, the Parent and the Company shall not, and shall cause each of the other Debtors not to, amend or modify any material provision of the Amended Plan or the Disclosure Statement or, except as provided in Section 4.7(b), withdraw the Amended Plan or file any other plan of reorganization of the Debtors.

  (c) The Parent and the Company shall, and shall cause each of the other Debtors to, promptly provide the Buyer with drafts of all documents, motions, orders, filings or pleadings that the Parent, the Company or any other Debtor proposes to file with the Bankruptcy Court which relate to the consummation or approval of the Amended Plan, this Agreement or any provision therein or herein, and will provide the Buyer with reasonable opportunity to review such filings to the extent reasonably practicable. The Parent and the Company shall, and shall cause each of the other Debtors to, consult and cooperate with the Buyer, and consider in good faith the views of the Buyer, as contemplated by the Amended Plan, with respect to all such filings and the acceptance or rejection prior to Closing of any unexpired lease, license or other executory contract. The Parent and the Company shall, and shall cause each of the other Debtors to, promptly (and, in any event, within 48 hours after receipt of such pleadings by the Debtors) provide the Buyer with copies of all pleadings (other than proofs of claim below $10,000 in amount) received by or served by or upon any of the Debtors in connection with the Chapter 11 Proceeding after the date hereof, which either the Parent or the Company knows have not otherwise been served on the Buyer.

  4.5 Operation of Business. Except as otherwise contemplated by this Agreement or the Amended Plan and, in the case of the Debtors, to the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee, and any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Chapter 11 Proceeding during the period prior to the Closing (collectively, "Bankruptcy-Related Requirements"), each of the Company, the Parent or the Company, on the one hand, or the Buyer, on the other hand, shall, and shall cause each of the other Debtors or each of the Buyer Subsidiaries, as applicable, to, conduct its operations in the Ordinary Course of Business and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all Taxes (all post-petition Taxes in the case of the Debtors) as they become due and payable, maintain insurance on its business and assets (in amounts and types consistent with past practice), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

  (a) Without limiting the generality of the foregoing, prior to the Closing, and, except to the extent required by any Bankruptcy-Related Requirements, the Parent and the Company shall not and shall not permit any other Debtor to, without the prior written consent of the Buyer and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Company Disclosure Schedule:

    (i) except for assets not in excess of $2,500,000 in aggregate fair market value, sell, lease, mortgage, pledge, encumber or dispose (collectively, "Dispose") of any of its assets, other than in the Ordinary Course of Business;

    (ii) except for borrowings under the existing DIP Loan Agreement in an aggregate amount outstanding at any one time equal to the sum of (x) amounts representing costs incurred or committed as of the date hereof in connection with the Company's NPCS network construction as set forth in
  Section 4.5(a) of the

  Company Disclosure Schedule ("NPCS Construction") plus any additional costs for NPCS Construction approved by the Buyer (which approval shall be given or withheld in writing within ten (10) business days after the written request for such approval) and (y) (1) at any time on or before December 31, 1998 up to a maximum of $20 million, and (2) at any time between January 1, 1999 and June 30, 1999 up to a maximum of $30 million, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (iii) except for changes to Debtors' payroll program as previously disclosed to the Buyer, enter into, adopt or amend any Company Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.17, or (except for normal adjustments in the Ordinary Course of Business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of its directors, officers or employees generally or pay any benefit not required by the terms in effect on the date hereof of any existing Company Employee Benefit Plan;

    (iv) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (v) pay any pre-petition liability other than (x) liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that the Debtors are authorized to pay by the Bankruptcy Court and (y) adequate protection payments and the payment of the Net Cash Proceeds (as defined in the DIP Loan Agreement) under the Debtor Tower Agreement to the Pre-Petition Lenders, in each case as authorized by the Bankruptcy Court;

    (vi) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (vii) sell, assign, transfer or license any material Debtor Licenses and Authorizations or Debtors' Intellectual Property, other than in the Ordinary Course of Business;

    (viii) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Debtor Licenses and Authorizations, or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 2.13 of the Company Disclosure Schedule, other than in the Ordinary Course of Business; provided, that (x) without such consent, the Company may enter into the Master Lease (as defined in the Debtor Tower Agreement) and (y) with such consent, which shall not be unreasonably withheld, terminate the Debtor Tower Agreement and, in connection therewith, enter into a Replacement Tower Agreement and a Comparable Tower Lease;

    (ix) make or commit to make any capital expenditure not set forth in the capital expense budget set forth as Section 4.5(a) to the Company Disclosure Schedule;

    (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Debtor other than the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (xi) issue, sell, grant or pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

    (xii) settle or compromise any material Tax liability or any pending or threatened suit or action other than consistent with the Company's practice since the Filing Date or pursuant to the terms of the Amended Plan or make any material Tax election;

    (xiii) establish, or transfer any assets to, a trust for purposes of funding any Debtor Employee Benefit Plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or

    (xiv) agree in writing or otherwise to take any of the foregoing actions.

  (b) Without limiting the generality of the foregoing, prior to the Closing, the Buyer shall not, and shall not permit any Buyer Subsidiary to, without the prior written consent of the Company, and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Buyer Disclosure Schedule:

    (i) Dispose of any of its assets or acquire or Dispose of any assets or shares or other equity interests in or securities of any Business Entity, other than in the Ordinary Course of Business, except for (A) the mortgage, pledge or encumbering of such assets, shares, equity interests or securities pursuant to agreements existing as of the date of this Agreement or agreements entered into to provide funding, in whole or in part, for the amounts payable by the Buyer under this Agreement or the Amended Plan or
  (B) the acquisition of such assets, shares, equity interests or securities of any other Person with an aggregate purchase price not exceeding $25,000,000;

    (ii) except for borrowings under the terms of its Second Amended and Restated Credit Agreement (Tranche A and Tranche C Facilities), dated as of June 29, 1998, by and among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and the other parties thereto, and its Second Amended and Restated Credit Agreement (Tranche B Facility), dated as of June 29, 1998, by and among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and the other parties thereto, each as amended from time to time, or borrowings to provide funding for the amounts payable by Buyer under this Agreement or the Amended Plan, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (iii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (iv) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (v) sell, assign, transfer or license any material Buyer Licenses and Authorizations or Buyer Intellectual Property, other than in the Ordinary Course of Business;

    (vi) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Buyer Licenses and Authorizations or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 3.13 of the Buyer Disclosure Schedule, other than in the Ordinary Course of Business;

    (vii) make or commit to make any capital expenditure not set forth in the capital expense budget attached as Section 4.5(b) to the Buyer Disclosure Schedule;

    (viii) except as required under agreements existing as of the date of this Agreement, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to any Buyer Subsidiary, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options;

    (ix) issue, sell, grant, pledge or, if outstanding as of the date hereof, change the material terms of, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than pursuant to the terms of any benefit plan as in effect on the date of this Agreement in accordance with past practice or upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

    (x) make any material Tax election or settle or compromise any material Tax liability or any pending or threatened suit or action;

    (xi) establish, or transfer any assets to, a trust for purposes of funding any Buyer Employee Benefit Plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or

    (xii) agree in writing or otherwise to take any of the foregoing actions.

  4.6 Notice of Breaches. Each Party shall promptly deliver to the other Parties written notice of any event or development that would (a) render any statement, representation or warranty of such Party in this Agreement (including its respective Disclosure Schedule) inaccurate or incomplete in any respect, or (b) constitute or result in a breach by such Party of, or a failure by such Party to comply with, any agreement or covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

  4.7 Exclusivity.

  (a) Except as contemplated by the Debtor Tower Agreement, from and after the date hereof, the Parent and the Company shall not, and shall cause each other Debtor and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by any Debtor, proxy solicitation or other business combination involving any Debtor (collectively, "Company Acquisition Proposals") or (ii) provide any non-public information concerning the business, properties or assets of any Debtor to any person or entity (other than to the Buyer and to the Debtors' creditors in accordance with existing confidentiality arrangements). The Parent and the Company shall, and shall cause each of the other Debtors to, immediately cease any and all existing activities, discussions or negotiations with any person other than the Buyer with respect to any Company Acquisition Proposal. The Parent and the Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section
4.7. The provisions of this Section 4.7 are referred to in this Agreement as the "Exclusivity Provisions".

  (b) Notwithstanding the provisions of subsection (a) above, prior to the entry of the Confirmation Order, the Debtors may, to the extent required by the Bankruptcy-Related Requirements, or to the extent that the Board of Directors of the Company determines, in good faith after consultation with outside legal counsel, that such Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Debtors, in writing, an unsolicited bona fide offer to effect a Company Acquisition Proposal that the Board of Directors of the Company in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stakeholders of the Debtors from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of such Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "Company Superior Proposal"). In the event the Debtors receive a Company Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from approving such Company Superior Proposal or requesting authorization of such Company Superior Proposal from the Bankruptcy Court, if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may terminate this Agreement pursuant to Section 6.1(e) hereof; provided, however, that the Company shall not terminate this Agreement until at least 48 hours after the Buyer's receipt of a copy of such Company Superior Proposal.

  (c) Notwithstanding anything to the contrary in this Section 4.7, the Parent and the Company shall not, and shall cause each of the other Debtors not to, provide any non-public information to a third party unless: (i) the Debtors provide such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreements between the Parent and the Buyer dated March 26, 1998 and June 10, 1998 (the "Confidentiality Agreement"); and (ii) such non-public information has previously been delivered or made available to the Buyer.

  (d) Except as contemplated by the Asset Purchase and Sale Agreement between certain subsidiaries of Arch Communications Group, Inc., and OmniAmerica, Inc., dated April 10, 1998, from and after the date hereof the Buyer shall not, and shall cause each Buyer Subsidiary and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Parent, the Company and, in connection with the transactions contemplated by this Agreement, the Official Committee of Unsecured Creditors of the Company) concerning any merger (other than mergers of the Buyer Subsidiaries in connection with acquisitions of other businesses by the Buyer
(x) with a fair market value not in excess of $25,000,000 and (y) that would not upon the closing thereof be in breach of the Buyer's obligations under
Section 4.5), consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by the Buyer or any of the Buyer Subsidiaries, proxy solicitation or other business combination (other than business combinations of the Buyer Subsidiaries in connection with acquisitions of other businesses by the Buyer (x) with a fair market value not in excess of $25,000,000 and (y) that would not upon the closing thereof be in breach of the Buyer's obligations under Section 4.5), involving the Buyer or any Buyer Subsidiary (collectively, "Buyer Acquisition Proposals") or (ii) except as permitted by the foregoing clause (i), provide any non-public information concerning the business, properties or assets of the Buyer or any Buyer Subsidiary to any person or entity (other than the Debtors or any of the Buyer's financing sources). The Buyer and the Buyer Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any person other than the Company with respect to any Buyer Acquisition Proposal. The Buyer shall immediately notify the Company of, and shall disclose to the Company all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7(d).

  (e) Notwithstanding the provisions of subsection (d) above, prior to the Meeting (as defined in Section 4.12), the Buyer may, to the extent that the Board of Directors of the Buyer determines, in good faith, after consultation with outside legal counsel, that such Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (f) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Buyer, in writing, an unsolicited bona fide offer to effect a Buyer Acquisition Proposal that the Board of Directors of the Buyer in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the shareholders of the Buyer from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of such Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "Buyer Superior Proposal"). In the event the Buyer receives a Buyer Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Buyer from recommending to the Buyer's shareholders such Buyer Superior Proposal if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law.

  (f) Notwithstanding anything to the contrary in this Section 4.7, the Buyer shall not provide any non-public information to a third party unless: (i) the Buyer provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has previously been delivered or made available to the Company.

  4.8 Breakup Fee Provisions. (a) In the event that (i) the Buyer terminates this Agreement pursuant to Section 6.1(b) or Section 6.1(i) or (ii) the Company or the Buyer terminates this Agreement pursuant to Section 6.1(c) or 6.1(d) (in either case as a result of the failure of the condition set forth in Section 5.1(h) to be satisfied due to (A) the failure of the creditors of the Debtors entitled to vote on the Amended Plan (other than holders of Class 7, 8 or 9 Claims) to vote in favor of the Amended Plan, (B) the withdrawal of the Amended Plan by the Debtors, the filing of any other plan of reorganization by the Debtors, or the modification or amendment of any material provision of the Amended Plan by the Debtors, in each case without the prior written consent of the Buyer, or (C) the confirmation of any other plan of reorganization filed by any person other than the Debtors), (iii) except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Debtors sell or otherwise transfer (other than to the Buyer or the Buyer Subsidiaries) all or any substantial portion of their assets as part of a sale approved pursuant to Section 363 of the Bankruptcy Code, (iv) the Company has terminated this Agreement pursuant to Section 6.1(e) (a termination under (i), (ii), (iii) or (iv) being herein called a "Major Breakup Event"), or (v) the Buyer or the Company terminates this Agreement pursuant to Section 6.1(j) (a "Minor Breakup Event"; together with the Major Breakup Events, the "Breakup Events"), and at the time of any such Breakup Event the Buyer is not in material breach of any material covenant or obligation required to be performed by the Buyer hereunder at or before such time, and is not in breach of its representations and warranties contained in this Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Buyer Material Adverse Effect), then the Company shall pay to the Buyer as promptly as practicable after demand therefor (but in no event later than the third Business Day thereafter and, in the case of a Minor Breakup Event, only if and when any Pinnacle Breakup Amount referred to below is actually received by the Debtors) (x) in the case of a Major Breakup Event, the amount of $25,000,000, and (y) in the case of a Minor Breakup Event, an amount equal to one-half of any amount ("Pinnacle Breakup Amount") actually received by the Debtors pursuant to
Section 7.05 of the Debtor Tower Agreement (or pursuant to a settlement with Pinnacle in lieu thereof) (in either case, the "Buyer Breakup Fee"). The claims of the Buyer to the Buyer Breakup Fee shall constitute a first priority administrative expense under 11 U.S.C. (S)507(a)(1).

  (b) In the event that (i) the Company terminates this Agreement pursuant to
Section 6.1(b) or (g), or (ii) the Buyer or the Company terminates this Agreement after June 30, 1999 pursuant to Section 6.1(c) or (d) (in either case as a result of the Closing not occurring due to the Buyer's failure to obtain the financing necessary to effect the transactions contemplated hereby and by the Amended Plan under circumstances when all the conditions set forth in Section 5.1 (other than the condition set forth in Section 5.1(j)) and
Section 5.2 are satisfied, or would have been satisfied had such financing been obtained) and at the time of such termination each of the Company and the Parent is not in material breach of any material covenant or obligation required to be performed by the Company or the Parent hereunder at or before such time and is not in breach of its representations and warranties contained in this Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Debtor Material Adverse Effect), then the Buyer shall pay to the Company as promptly as practicable after demand therefor (but in no event later than the third Business Day thereafter) the amount of $32,500,000 (the "Company Breakup Fee").

  (c) This Section 4.8 shall be effective only from and after the date the Initial Merger Order is signed by the Bankruptcy Court.

  4.9 Nasdaq National Market Quotation. The Buyer shall use its best efforts to have the shares of Buyer Common Stock (including all such shares issuable upon conversion of the Buyer Class B Common Stock and upon exercise of the Buyer Participation Warrants) to be issued as contemplated by the Amended Plan and this Agreement approved for quotation on the Nasdaq National Market prior to the Closing.

  4.10 Delivery of Financial Statements. As promptly as possible following the last day of each month after the date of this Agreement until the Closing Date, and in any event within 35 days after the end of each such month, each of the Buyer and the Company shall deliver to the other its unaudited consolidated balance sheet and the related consolidated statements of operations and cash flows for the one-month period then ended, all certified by its chief financial officer to the effect that such interim financial statements are prepared in accordance with GAAP (except as otherwise described therein) on a consistent basis as with each Party's audited financial statements and fairly present the consolidated financial condition and results of operations of each Party as of the date thereof and for the period covered thereby (collectively, the "Interim Monthly Financial Statements"). As promptly as possible following the last day of each fiscal quarter, and in any event within 45 days after the end of each such quarter, each of the Buyer and the Company shall deliver to the other its unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for the year-to-date period then ended, prepared in accordance with GAAP (except as otherwise described therein) applied on a consistent basis as with the Audited Financial Statements, which comply as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (collectively, the "Unaudited Quarterly Financial Statements"). The Company shall furnish the Buyer with all information (including, without limitation, the Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request in connection with any offering of securities of the Buyer used to fund the amounts to be paid by the Buyer under the Amended Plan or the working capital requirements of the Buyer following the Closing.

  4.11 Full Access. Each of the Buyer, the Parent and the Company shall permit representatives of the other to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party. Each of the Buyer, the Parent and the Company shall cause its officers and management to cooperate fully with the representatives and agents of such other Party and shall make themselves available to the extent reasonably necessary to complete the due diligence process and the consummation of the transactions contemplated hereby. The Parent and the Company shall, at the request of the Buyer, introduce the Buyer to its principal suppliers and employees to facilitate discussions between such persons and the Buyer in regard to the conduct of the businesses of the Surviving Corporation following the Closing.

  4.12 Stockholders Approval; Meeting. The Buyer shall take all action reasonably necessary in accordance with applicable law, the rules of the Nasdaq National Market, this Agreement and the Buyer's Restated Certificate of Incorporation, as amended, and By-laws, as amended, duly to convene a meeting of its stockholders (the "Meeting") as promptly as practicable to consider and vote upon (i) the Buyer Charter Amendment in the form attached as Exhibit F hereto (the "Buyer Charter Amendment") and (ii) the Buyer Share Issuance. The Buyer will (i) subject to Section 4.7(e), recommend in the Proxy Statement (as defined in Section 4.13(a)) that its stockholders vote in favor of the Buyer Charter Amendment and the Buyer Share Issuance (the "Buyer Recommendation") and (ii) subject to Section 4.7(e), use its best efforts to cause to be solicited proxies from stockholders of the Buyer to be voted at the Meeting in favor of the Buyer Charter Amendment and the Buyer Share Issuance and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to approve the Buyer Charter Amendment and the Buyer Share Issuance.

  4.13 Proxy Statement, Disclosure Statement, Etc.

  (a) The Buyer shall promptly after execution of this Agreement prepare and file with the SEC under the Exchange Act, and shall use its best efforts to have declared effective by the SEC as soon as practicable thereafter and shall thereafter promptly mail to its stockholders, a proxy statement/prospectus for the Meeting and to effect the Stockholder Rights Offering (the "Proxy Statement"). The Buyer shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the Stockholder Rights Offering. The Proxy Statement shall be mailed to stockholders of the Buyer at least 20 business days in advance of the date of the Meeting. The Company shall furnish the Buyer with all information (including, without limitation, its

Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action (including obtaining any necessary consents from the accountants) as the Buyer may reasonably request in connection with the Proxy Statement. The Buyer shall consult with the Company and its counsel in connection with, and shall permit the Company and its counsel to participate in, the preparation of the Proxy Statement and any amendments or supplements thereto.

  (b) The Buyer shall promptly notify the Company of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly supply the Debtors with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for the Company to participate in any telephone conferences or meetings with the staff of the SEC. If, at any time prior to the Meeting, any event should occur relating to or affecting a Party or its officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, such Party shall promptly inform the other Party and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities law, mailing to the Buyer's stockholders, as the case may be, such amendment or supplement.

  (c) The Buyer shall furnish the Company with all information (including historical and pro forma financial information and projections of the Buyer) and shall take such other action as the Company may reasonably request in connection with the Disclosure Statement. The Company shall consult with the Buyer and its counsel in connection with, and shall permit the Buyer and its counsel to participate in, the preparation and Bankruptcy Court approval process of the Disclosure Statement and any amendments or supplements thereto.

  4.14 Application of Pinnacle Proceeds Application of Pinnacle Proceeds. The Buyer, the Parent and the Company agree that the net proceeds from the Closing (as defined in the Debtor Tower Agreement) shall promptly be paid to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders.

  4.15 FCC Filing. As soon as practicable following the date of this Agreement and in no event later than the later to occur of the date fifteen days following the execution hereof or the date ten days following the filing with the Bankruptcy Court of the Amended Plan, the Parties shall jointly prepare and file applications (the "FCC Applications") on the appropriate FCC forms in accordance with all applicable FCC rules and regulations requesting (i) the FCC's consent to the transfer of the control of the Debtor Authorizations to the Buyer, (ii) to the extent that such consent is required, the FCC's consent to the transfer of control of the Buyer Authorizations from the Buyer's current stockholders to the Buyer's stockholders immediately following the consummation of the transactions contemplated hereby in accordance with the Amended Plan, (iii) the termination of the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al. (the "Hearing") without any further findings adverse to the Debtors, or to the Debtor Authorizations or otherwise materially restricting the Buyer's or the Reorganized Debtors' ability to own or operate the properties, assets and businesses of the Debtors following the Closing, and (iv) the grant to the Buyer of permanent license authority to operate those stations listed on Attachment C of Public Notice DA 97-78 (January 13, 1997) (the "Attachment C Stations"), as to which Debtors are currently operating under a grant of interim operating authority, or in the Ralternative, a determination by the FCC that as to such stations, the Buyer will enjoy protection from, and rights of incumbency as to, any future Market Area Licensee authorized to operate on the frequencies licensed under interim operating authority. The Parties shall cooperate in providing all information and taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications with the FCC. In the event any person or entity petitions the FCC to deny any FCC Application, or petitions for any further proceedings in the Hearing, or otherwise challenges the grant of any FCC Application before the FCC, or in the event the FCC approves the transfer of control of the Debtor Authorizations (and, if necessary, the Buyer Authorizations), and any person requests reconsideration or judicial review of such order, then the Parties shall take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith; provided, however, that nothing contained herein shall be deemed to require the Buyer to intervene in the Hearing or otherwise to defend the Debtors as to any allegations or proceedings relating to the allegations before the FCC in the Hearing, except as reasonably required to support the transfer of control of the Debtor Authorizations to the Buyer. The Company shall provide the Buyer (whether or not the Buyer intervenes or otherwise participates in the Hearing) with reasonable advance notice of, and a right to participate in, any meetings or hearings relating to the FCC Applications or the Hearing, and a right to review in advance any correspondence, agreements, or pleadings which may be submitted by the Debtors to the FCC or any other party to the Hearing with regard to the FCC Applications or any proceedings relating to the Hearing. In each such case, each Party shall bear its own costs and expenses of prosecuting such application to a favorable conclusion, to the end that the transactions contemplated by this Agreement and the Amended Plan may be consummated.

  The Parent and the Company each covenants that it will continue to use reasonable best efforts to complete the program, voluntarily undertaken by the Debtors and monitored by its independent regulatory consultant, to inspect and audit the Debtors' transmitter site facilities and license data, within the time frames established by Debtors' independent regulatory consultant and reported to the FCC, and will provide Buyer with periodic updates of the progress of the program, including copies of status reports prepared by the Debtors' independent regulatory consultant and furnished to the Company's Board of Directors.

  4.16 Indemnification; Director and Officers Insurance. (a) The Buyer agrees that, to the extent set forth in the Amended Plan and only to such extent, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Debtors as provided in their respective charters or by-laws (or comparable organization documents) and any indemnification agreements of the Debtors (including with Alvarez & Marsal, Inc.) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than three years from the Effective Time and the obligations of the Debtors in connection therewith shall be assumed by the Buyer. To the extent set forth in the Amended Plan and only to such extent, the Buyer shall provide, or shall cause the Surviving Corporation to provide, the Debtors' current directors and officers an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the three-year period following the Effective Time for events occurring prior to the Effective Time.

  (b) The provisions of this Section 4.16 are intended to be for the benefit of, and shall be enforceable by, each person who is or has been a director or officer of any of the Debtors (except for such Persons who are not entitled to indemnification as provided for in the Amended Plan) and such director's or officer's heirs and personal representatives and shall be binding on all successors and assigns of the Buyer and the Surviving Corporation.

  4.17 State Takeover Laws. If any "fair price", "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Buyer, the Parent and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

  4.18 Employees.

  (a) Buyer's Benefits for Affected Employees. As promptly as practicable following the Effective Time, the Buyer shall transfer to one or more employee benefit plans maintained by the Buyer any employee of the Parent, the Company or any of the Company's Subsidiaries who becomes an employee of the Buyer or any of its Subsidiaries (collectively, the "Affected Employees"). Prior to such transfer, the Buyer shall maintain, or shall cause the Company and its Subsidiaries to maintain, compensation and employee benefits plans and arrangements for the Affected Employees that are comparable to those provided for under the compensation arrangements and Company Employee Benefit Plans as in effect on the date hereof; provided, that for such period, the Buyer shall not reduce the severance benefits payable to any terminated employee or Affected Employee below the level currently provided to such terminated employee or Affected Employee by the Company. Notwithstanding the foregoing, the Buyer shall have the right, following the Effective Time, in the good faith exercise of its managerial discretion, to terminate the employment of any employee. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment.

  (b) Honoring Accrued Vacation and 1998 Employee Incentive Plan. Without limiting the generality of the foregoing subsection, and to the extent permitted by law, the Buyer shall (i) honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Parent, the Company and its Subsidiaries ("Former Employees") as of the Effective Time and (ii) for purposes of the Company's 1998 Employee Incentive Plan, in the event the payments under the 1998 Employee Incentive Plan would be paid or payable after the Closing, (x) use the evaluations of the executives covered by such plan prepared in good faith, and to be provided by the Company to the Buyer at least five business days prior to the Closing and (y) calculate the Company's 1998 EBITDA in a manner consistent with the Company's current accounting practices, in connection with the 1998 Employee Incentive Plan and without deduction for any restructuring or other special or one-time charge relating to the transactions contemplated by this Agreement.

  (c) Participation in Benefit Plans. Employees and, to the extent applicable, Former Employees shall be given credit, to the extent permitted by law, for all service with the Parent, the Company and its Subsidiaries (or service credited by the Company or such Subsidiaries) under all Buyer Employee Benefit Plans currently maintained by the Buyer or any of its Subsidiaries in which they are or become participants for purposes of eligibility, vesting, level of participant contributions and benefit accruals (but subject to an offset, if necessary, to avoid duplication of benefits) to the same extent as if rendered to the Buyer or any of its Subsidiaries other than as otherwise provided in clause (a) or (b) of this Section 4.18. The Buyer shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Affected Employee or, to the extent applicable, a Former Employee. The Buyer agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees or, to the extent applicable, Former Employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year under the relevant benefit plans of the Buyer and the Buyer Subsidiaries.

  4.19 Rights Agreement. The Buyer shall not (i) amend the Rights Agreement other than as contemplated by Section 3.23 or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Preferred Rights) with the purpose of facilitating a Buyer Acquisition Proposal.

  4.20 Buyer Rights Offering; Registration Statement. (a) As specified in the Amended Plan, the Buyer will offer (the "Rights Offering") to the holders of certain Allowed Claims as specified in the Amended Plan pursuant to the Rights, the opportunity to purchase, for consideration of $2.00 per share in cash (the "Subscription Price"), an aggregate of 108,500,000 shares of Buyer Common Stock, and Buyer Class B Common Stock, if applicable ("Rights Shares"). The Rights Offering will be made substantially on the terms set forth in
Schedule III hereto.

  (b) Concurrently with the execution of this Agreement, the Company and the Buyer have entered into a Standby Purchase Commitment with each Standby Purchaser and, prior to or at the Closing, the Buyer will execute and deliver to each of the Standby Purchasers the Registration Rights Agreement.

  (c) The Buyer will file with the SEC a registration statement as required under the Securities Act to effect the Rights Offering as contemplated hereby (the "Registration Statement") as promptly as practicable (in any event within 15 days) after the date of this Agreement, and the Buyer will use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. The Buyer shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the Rights Offering. The Parent and the Company shall furnish the Buyer with all information (including, without limitation, the Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action, including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request in connection with the Registration Statement. The Buyer shall consult with the Parent and the Company and its counsel in connection with, and shall permit the Parent and the

Company and its counsel to participate in, the preparation of the Registration Statement. The Buyer shall cause the Rights to be issued as specified in the Amended Plan as soon as practicable after the date the Registration Statement becomes effective but not before approval of Disclosure Statement by the Bankruptcy Court.

  (d) The Buyer shall promptly notify the Parent and the Company of the receipt of the comments of the SEC and of any requests by the SEC for amendment or supplements to the Registration Statement or for additional information, and shall promptly supply the Parent and the Company with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for the Parent and the Company to participate in any telephone conferences or meetings with the staff of the SEC. If, at any time prior to the Effective Date, any event should occur relating to or affecting a Party or its officers or directors, which event should be described in an amendment or supplement to the Registration Statement, such Party shall promptly inform the other Party and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities law, distributing such amendment or supplement.

  4.21 Reimbursement of Buyer's Expenses. As soon as practicable after the date of receipt of the Initial Merger Order (but in no event later than the third Business Day thereafter), the Company shall pay to the Buyer, by wire transfer to a bank account of the Buyer specified in a prior written notice from the Buyer to the Company, $500,000 in next day funds in partial reimbursement of the Buyer's expenses in connection with the negotiation and execution of this Agreement (the "Buyer Reimbursement").

  4.22 Stockholder Rights Offering. The Buyer will offer (the "Stockholder Rights Offering") to the Stockholder Rights Holders, pursuant to the Stockholder Rights, the opportunity to purchase, for the Subscription Price, an aggregate of 44,893,166 shares of Buyer Common Stock. The Stockholder Rights Offering will be made substantially on the terms set forth in Schedule IV hereto.

                                   ARTICLE V

                             Conditions to Closing

  5.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by such Parties, of the following conditions:

    (a) each of the Buyer Charter Amendment and the Buyer Share Issuance shall have been approved by the requisite vote of the holders of Buyer Stock in accordance with the DGCL and the restated certificate of incorporation, as amended, and by-laws, as amended, of the Buyer;

    (b) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity which prohibits the consummation of the transactions contemplated hereby and all consents, orders and approvals from all Governmental Entities and other persons or entities listed in Section 2.3 of the Company Disclosure Schedule or Section 3.3 of the Buyer Disclosure Schedule shall have been obtained and shall be in effect;

    (c) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated hereby;

    (d) the expiration or early termination of any waiting period under the HSR Act shall have occurred;

    (e) (1) the FCC shall have issued an order (the "FCC Grant") both (i) consenting to the transfer of the Debtor Authorizations and, to the extent requested by the Parties, to the transfer of the Buyer Authorizations without any conditions that would have a Buyer FCC Material Adverse Effect (as defined below in this Section 5.1(e)) or a Debtor FCC Material Adverse Effect (as defined below in this Section 5.1(e)) and (ii) terminating the Hearing without any findings or conclusions (x) that are materially adverse to the Reorganized Debtors or the Debtor Authorizations or which would have a material adverse effect on the use of the Debtor Authorizations by the Reorganized Debtors following the Closing, or (y) which impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on the Buyer or the Reorganized Debtors based on the activities of the Debtors prior to the Closing, or (z) which would have a Buyer FCC Material Adverse Effect or a Debtor FCC Material Adverse Effect; and (2) either (i) the FCC Grant has become a Final Order (as defined below in this Section 5.1(e)) or
  (ii)(a) any condition or conditions under the Bank Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect) and (b) any condition or conditions under the Other Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); it being agreed that, for purposes of this Section 5.1(e) and Section 5.1(h), (A) "Bank Lenders" shall mean, collectively, the Existing Lenders (as defined in the Bank Commitment Letter) and the Credit Parties (as so defined), as the same in each case shall exist at the Closing, (B) "Bank Lending Documents" shall mean the Existing Credit Agreements (as defined in the Bank Commitment Letter) as amended and modified by the Amendments (as so defined), (C) "Bank Commitment Letter" shall mean the Commitment Letter of even date herewith between Arch Paging, Inc. and the Credit Parties, including the Term Sheet (as defined in such Bank Commitment Letter), copies of which has been delivered to the Company by the Buyer, as the same may be amended or modified, (D) "Other Lenders" shall mean the Lenders (as defined in the Bridge Commitment Letter), as the same shall exist at the Closing, or, if applicable, any other lenders which lend funds to Arch Communications, Inc. (or the Buyer or any other Buyer Subsidiary) pursuant to a Substitute Loan Agreement (as defined below), (E) "Other Lending Documents" shall mean the Bridge Commitment Letter, Bridge Loan Agreement (as defined in the Bridge Commitment Letter) or any other loan agreement, indenture or similar agreement (the "Substitute Loan Agreement") entered into by the Buyer or any Buyer Subsidiary in lieu thereof for purposes of funding a material portion of the consideration required by the Buyer for the transactions contemplated by this Agreement, (F) "Bridge Commitment Letter" shall mean the Bridge Commitment Letter, the Bridge Fee Letter and the Bridge Engagement Letter, each of even date herewith, between the Buyer and Arch Communications, Inc., on the one hand, and the Other Lenders, on the other hand, a copy of which has been delivered by the Buyer to the Company, as the same may be amended or modified, (G) "Buyer FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of the Buyer and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which Buyer conducts its business, and (H) "Debtor FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of the Debtors, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Company conducts its business; and it being further agreed that, for purposes of this Section 5.1(e), the FCC Grant shall become a "Final Order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed;

    (f) each of the Registration Statement and the Proxy Statement shall have been declared effective and no stop order with respect to either of the Registration Statement or the Proxy Statement shall be in effect;

    (g) the shares of Buyer Common Stock (including all such shares issuable upon conversion of the Buyer Class B Common Stock and exercise of the Buyer Participation Warrants) to be issued as contemplated by the Amended Plan and this Agreement shall have been approved for quotation on the Nasdaq National Market;

    (h) (1) the Confirmation Order (which shall authorize and approve the assumption by the Debtors of the Assumed Contracts), in a form reasonably satisfactory to each of the Parties, shall have been entered by the Bankruptcy Court; and (2) either (i) the Confirmation Order has become a Final Order (as defined below in this Section 5.1(h)) or (ii) (a) any condition or conditions under the Bank Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), and (b) any condition or conditions under the Other Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), it being agreed that, for purposes of this Section 5.1(h), the Confirmation Order shall become a "Final Order" when it shall have been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired;

    (i) no action, suit or proceeding shall be pending or threatened by any Governmental Entity challenging the validity of the actions taken by the Buyer, the Debtors or any of their respective Subsidiaries in connection with the confirmation of the Amended Plan;

    (j) the Effective Date (as defined in the Amended Plan) shall have occurred; and

    (k) the Plan Shares to be issued and distributed as contemplated by
  Section 1.3(e) and Section 1.6 shall, when so issued and distributed, be
  (i) issued and distributed pursuant to the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code,
  (ii) freely tradeable by holders thereof who are not then affiliates of the Buyer or "underwriters" under the Securities Act or 1145(b)(1) of the Bankruptcy Code and, (iii) except for certificates issuable to such affiliates or underwriters, represented by certificates bearing no restrictive legend.

  5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

    (a) the representations and warranties of the Parent and the Company contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 5.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to a "Debtor Material Adverse Effect" or otherwise), shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by this Agreement or would not in the aggregate have a Debtor Material Adverse Effect;

    (b) the Parent and the Company shall each have performed or complied with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing in all material respects;

    (c) there shall not have occurred between the Agreement Date and the Closing Date a Debtor Material Adverse Effect;

    (d) the Parent and the Company shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses
  (a) through (c) of this Section 5.2 is satisfied in all respects;

    (e) after each of the Registration Statement and the Proxy Statement has been declared effective, each of the Rights Offering and the Stockholder Rights Offering shall have expired and the Buyer shall have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Commitments) of at least $217.0 million; and

    (f) the Debtors shall have on or prior to the Closing Date paid to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders at least $165 million in net proceeds under the Debtor Tower Agreement or a Replacement Tower Agreement (the "Company Tower Sale Proceeds").

  5.3 Conditions to Obligations of the Company. The obligations of the Parent and the Company to consummate the transactions to be performed by each of them in connection with the Closing is subject to the satisfaction, or waiver by the Parent and the Company, of the following conditions:

    (a) the representations and warranties of the Buyer contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 5.3(a) not to include any qualification or limitation with respect to materiality (whether by reference to a "Buyer Material Adverse Effect" or otherwise), shall be true and correct as of the Effective Time with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct result from actions permitted by this Agreement or would not in the aggregate have a Buyer Material Adverse Effect;

    (b) the Buyer shall have performed or complied with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing in all material respects;

    (c) there shall not have occurred between the Agreement Date and the Closing Date a Buyer Material Adverse Effect;

    (d) the Preferred Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement; and

    (e) the Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this
  Section 5.3 is satisfied in all respects.

                                  ARTICLE VI

                                  Termination

  6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing Date only as provided below:

    (a) the Parties may terminate this Agreement by mutual written consent;

    (b) either the Buyer or the Company may terminate this Agreement by giving written notice to the other in the event the other is in breach (i) of its representations and warranties contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 6.1(b) not to include any qualification or limitation with respect to materiality (whether by reference to a "Debtor Material Adverse Effect", "Buyer Material Adverse Effect" or otherwise), except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Debtor Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or (ii) of its material covenants or agreements contained in this Agreement in any material respect, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice shall specify in reasonable detail the nature of such breach);

    (c) after June 30, 1999, the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

    (d) after June 30, 1999, the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

    (e) the Company may terminate this Agreement pursuant to and in accordance with the provisions of Section 4.7 by giving written notice to the Buyer, provided that on or before such termination the Debtors shall have paid to the Buyer the applicable Buyer Breakup Fee;

    (f) the Buyer may terminate this Agreement by giving written notice to the Company if the Initial Merger Order has not been entered by the Bankruptcy Court on or prior to September 4, 1998, provided, however, that such termination shall not be effective unless such notice is delivered on or before October 4, 1998;

    (g) The Company may terminate this Agreement by giving written notice to the Buyer if (i) the Buyer's Board of Directors does not issue the Buyer Recommendation prior to the Meeting or withdraws or amends in a manner adverse to the Company the Buyer Recommendation or otherwise materially breaches the first sentence of Section 4.12 or of Section 4.13(a) or (ii) at the Meeting the Buyer Charter Amendment or the Buyer Share Issuance is not approved by the requisite vote of the holders of Buyer Common Stock;

    (h) the Buyer may terminate this Agreement by giving written notice to the Company if the Company or any other Debtor files either an amendment to the Amended Plan or any other plan of reorganization in violation of
  Section 4.4(b);

    (i) the Buyer may terminate this Agreement by giving written notice to the Company if (x) the Company takes any action (or omits to take any action) that would constitute a material breach of any of its material covenants or agreements contained in Section 4.1 or 4.5 but for the language of such Sections that permits the Company to take actions (or omit to take actions) required by a Bankruptcy-Related Requirement, and (y) such action (or omission to take action) is not remedied within 20 business days of delivery of written notice thereof (which notice shall specify in reasonable detail the nature of such action (or omission to take action) and the nature of the resulting breach (but for such language)); and

    (j) either the Buyer or the Company may terminate this Agreement by giving written notice to the other (i) if at the time of giving such notice the Debtor Tower Agreement shall have been terminated in accordance with its terms, unless, prior to or simultaneously with such termination, the Company shall have entered into a definitive agreement (which agreement (herein called a "Replacement Tower Agreement") shall be comparable in form and substance to the Debtor Tower Agreement, and any lease (herein called a "Comparable Tower Lease") entered into in connection therewith shall be comparable in form and substance to the Master Lease (as defined in the Debtor Tower Agreement), and a copy of which shall be delivered to Arch promptly following execution thereof) with a bona fide third-party purchaser providing for a sale to such third party of the assets or substantially all the assets to be sold to Pinnacle Towers Inc. pursuant to the Debtor Tower Agreement and which results in net proceeds to the Company of not less than $165,000,000 (an "Acceptable Sale"), or (ii) on or after December 31, 1998 if the Closing (as defined in the Debtor Tower Agreement) or the closing of an Acceptable Sale shall not have occurred on or before such date.

  6.2 Effect of Termination If any Party terminates this Agreement pursuant to
Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party for willful or intentional breaches of this Agreement, and except for the Company's obligation to pay the Buyer Breakup Fee, if applicable, and the Buyer's obligation to pay the Company Breakup Fee, if applicable, each pursuant to Section 4.8, which shall survive any such termination; provided that Article VIII shall also survive any such termination. Any claims arising out of or in connection with the Company's willful or intentional breach of any covenant or agreement herein after entry of the Confirmation Order shall be treated as a claim for an expense of administration under 11 U.S.C.
(S)503(b)(1) of each of Debtor's bankruptcy estate.

                                  ARTICLE VII

                                  Definitions

  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Affected Employees.................................. 4.18(a)
      Agreement........................................... Introduction
      Agreement Date...................................... Introduction
      Allowed Claims...................................... Preliminary Statement
      Amended Plan........................................ Preliminary Statement
      Attachment C Stations............................... 4.15
      Audited Company Financial Statements................ 2.5(a)
      Bank Commitment Letter.............................. 5.1(e)
      Bank Lenders........................................ 5.1(e)
      Bank Lending Documents.............................. 5.1(e)
      Bankruptcy Code..................................... 2.1(a)
      Bankruptcy Court.................................... Preliminary Statement
      Bankruptcy-Related Requirements..................... 4.5
      Bear Stearns........................................ 3.22
      Breakup Events...................................... 4.8(a)
      Bridge Commitment Letter............................ 5.1(e)
      Business Entity..................................... 2.4(a)
      Buyer............................................... Introduction
      Buyer Acquisition Proposals......................... 4.7(d)
      Buyer Affiliated Group.............................. 3.8(a)
      Buyer Affiliated Period............................. 3.8(a)
      Buyer Authorizations................................ 3.14(a)
      Buyer Balance Sheet Date............................ 3.5(b)
      Buyer Breakup Fee................................... 4.8(a)
      Buyer Business Entity............................... 3.4(a)
      Buyer Class B Common Stock.......................... 3.1(b)
      Buyer Common Stock.................................. Preliminary Statement
      Buyer Charter Amendment............................. 4.12
      Buyer Disclosure Schedule........................... Article III
      Buyer Distribution.................................. 1.7(c)
      Buyer Employee Benefit Plan......................... 3.17(a)
      Buyer FCC Applications.............................. 3.14(b)
      Buyer FCC Material Adverse Effect................... 5.1(e)
      Buyer Intellectual Property......................... 3.11(a)
      Buyer Licenses and Authorizations................... 3.14(b)
      Buyer Material Adverse Effect....................... Article III
      Buyer Participation Warrant Agreement............... Preliminary Statement
      Buyer Participation Warrants........................ Preliminary Statement
      Buyer Preferred Stock............................... 1.7(a)
      Buyer Recommendation................................ 4.12
      Buyer Record Date................................... Preliminary Statement
      Buyer Reimbursement................................. 4.21
      Buyer Reports....................................... 3.5(a)
      Buyer Share Issuance................................ 3.1(b)
      Buyer State Applications............................ 3.14(b)

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Buyer Stock......................................... 1.7(a)
      Buyer Subsidiary.................................... 3.4(c)
      Buyer Superior Proposal............................. 4.7(e)
      Buyer Warrant Agreement............................. Preliminary Statement
      Buyer Warrants...................................... Preliminary Statement
      CERCLA.............................................. 2.18(a)
      Certificate of Merger............................... 1.1
      Chapter 11 Proceeding............................... Preliminary Statement
      Closing............................................. 1.2
      Closing Date........................................ 1.2
      Code................................................ Preliminary Statement
      Communications Act.................................. 2.3
      Company............................................. Introduction
      Company Acquisition Proposals....................... 4.7(a)
      Company Balance Sheet Date.......................... 2.5(a)
      Company Breakup Fee................................. 4.8(b)
      Company Disclosure Schedule......................... Article II
      Company Employee Benefit Plans...................... 2.17(a)
      Company Financial Statements........................ 2.5(a)
      Company Group....................................... 2.8(b)(i)
      Company Stock....................................... 1.5(b)
      Company Superior Proposal........................... 4.7(b)
      Company Tower Sale Proceeds......................... 5.2(f)
      Comparable Tower Lease.............................. 6.1(j)
      Confidentiality Agreement........................... 4.7(c)
      Confirmation Order.................................. Preliminary Statement
      Debtor.............................................. Preliminary Statement
      Debtor Affiliated Group............................. 2.8(b)
      Debtor Affiliated Period............................ 2.8(b)
      Debtor Authorizations............................... 2.14(a)
      Debtor Business Entity.............................. 2.4(a)
      Debtor FCC Applications............................. 2.14(b)
      Debtor FCC Material Adverse Effect.................. 5.1(e)
      Debtor Licenses and Authorizations.................. 2.14(b)
      Debtor Material Adverse Effect...................... Article II
      Debtor State Applications........................... 2.14(b)
      Debtor Tower Agreement.............................. 2.10
      Debtors............................................. Preliminary Statement
      Debtors' Intellectual Property...................... 2.11(a)
      DGCL................................................ 1.1
      DIP Loan Agreement.................................. 1.11
      Disclosure Statement................................ 4.4(b)
      Dispose............................................. 4.5(a)(i)
      Effective Time...................................... 1.1
      Employee Benefit Plan............................... 2.17(a)
      Environmental Authorization......................... 2.18(e)
      Environmental Law................................... 2.18(a)
      Environmental Property Transfer Act................. 2.18(f)
      ERISA............................................... 2.17(a)
      ERISA Affiliate..................................... 2.17(a)
      Exchange Act........................................ 2.3

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Exchange Agent...................................... 1.3
      Exclusivity Provisions.............................. 4.7(a)
      FCC................................................. 2.3
      FCC Applications.................................... 4.15
      FCC Grant........................................... 5.1(e)
      Filing Date......................................... 2.5(a)
      Final Order......................................... 5.1(e)
      Former Employees.................................... 4.18(b)
      GAAP................................................ 2.5(a)
      Governmental Entity................................. 2.3
      Hearing............................................. 4.15
      HSR Act............................................. 2.3
      Indirect Buyer Authorizations....................... 3.14(b)
      Indirect Debtor Authorizations...................... 2.14(b)
      Initial Merger Motion............................... 4.4(a)
      Initial Merger Order................................ 4.4(a)
      Interim Monthly Financial Statements................ 4.10
      June 30 Unaudited Company Balance Sheet............. 2.5(a)
      knowledge........................................... 8.15
      Major Breakup Event................................. 4.8(a)
      Materials of Environmental Concern.................. 2.18(b)
      Meeting............................................. 4.12
      Merger.............................................. 1.1
      Merger Subsidiary................................... Introduction
      Minor Breakup Event................................. 4.8(a)
      Most Recent Buyer Balance Sheet..................... 3.5(b)
      Ordinary Course of Business......................... 2.3
      Other Lenders....................................... 5.1(e)
      Other Lending Documents............................. 5.1(e)
      Parties............................................. Introduction
      Parent.............................................. Introduction
      Pinnacle............................................ 2.10
      Pinnacle Breakup Amount............................. 4.8(a)
      Plan Cash........................................... 1.3
      Plan Shares......................................... 1.3
      Preferred Rights.................................... 3.2(a)
      Prior Plan.......................................... Preliminary Statement
      Proxy Statement..................................... 4.13(a)
      Registration Rights Agreement....................... Preliminary Statement
      Registration Statement.............................. 4.20(c)
      Replacement Tower Agreement......................... 6.1(j)
      Rights Agreement.................................... 3.2(a)
      Rights Offering..................................... 4.20(a)
      Rights Offering Adjustment.......................... Schedule II
      SEC................................................. 2.5(a)
      Securities Act...................................... 2.3
      Security Interest................................... 2.3
      Standby Purchase Commitments........................ Preliminary Statement
      Standby Purchasers.................................. Preliminary Statement
      State Authority..................................... 2.14(a)
      Stockholder Rights Offering......................... 4.22

      DEFINED TERM                                                       SECTION
      ------------                                                       -------
      Substitute Loan Agreement......................................... 5.1(e)
      Surviving Corporation............................................. 1.1
      Tax Returns....................................................... 2.8(a)
      Taxes............................................................. 2.8(a)
      Unaudited Quarterly Financial Statements.......................... 4.10

                                 ARTICLE VIII

                              General Provisions

  8.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it determines in good faith, after consultation with counsel, is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

  8.2 No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

  8.3 Entire Agreement. This Agreement and the exhibits and schedules attached hereto, including the Amended Plan, and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of the Agreement.

  8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that the Buyer may assign its rights under this Agreement to another wholly owned subsidiary of the Buyer by notice to the Company; provided, further, that the Buyer shall remain liable for all its obligations hereunder.

  8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company:                         Copy to:
     MobileMedia Communications, Inc.           Sidley & Austin
     Fort Lee Executive Park                    875 Third Avenue
     One Executive Drive, Suite 500             New York, NY 10022
     Fort Lee, NJ 07024                         Attn: James D. Johnson
     Attn: Chairman--Restructuring

     If to the Parent:                          Copy to:
     MobileMedia Corporation                    Sidley & Austin
     Fort Lee Executive Park                    875 Third Avenue
     One Executive Drive, Suite 500             New York, NY 10022
     Fort Lee, NJ 07024                         Attn: James D. Johnson
     Attn: Chairman--Restructuring

     If to the Buyer:                           Copy to:
     Arch Communications Group, Inc.            Hale and Dorr LLP
     1800 West Park Drive, Suite 250            60 State Street
     Westborough, MA 01581                      Boston, MA 02109
     Attn: Chairman and Chief Executive         Attn: Jay E. Bothwick
        Officer


Any Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

  8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time by a written instrument signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  8.10 Severability. If any court of competent jurisdiction determines that any material provision of this Agreement is invalid or unenforceable, then, only to the extent the Parties agree, such provision shall be severable and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Agreement.

  8.11 Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall bear its or their own costs and expenses (including fees and expenses of their respective legal, accounting and financial advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

  8.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

  8.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

  8.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  8.15 Knowledge. For purposes of this Agreement, the term "knowledge" of the Company and the Buyer shall mean the actual knowledge, after due inquiry, of the senior executive officers of the Buyer and each of its Subsidiaries and the Parent, the Company and each other Debtor, respectively.

  8.16 Survival of Representations. None of the representations and warranties made by the Parties herein or the documents or certificates contemplated hereby, nor the covenants set forth in Article IV, shall survive the Closing.

  8.17 Bankruptcy Process. Nothing contained in this Agreement shall be deemed to limit in any manner the ability of any Debtor to take any position before or make any motion to the Bankruptcy Court in connection with the Chapter 11 Proceeding; provided, however, that no Debtor shall take any such position or make any such motion in support of any action or inaction by such Debtor that would constitute a breach of any covenant of the Company contained in this Agreement.

  8.18 Reverse Stock Split. Notwithstanding anything to the contrary herein contained, if the Buyer effects the reverse stock split contemplated by
Section 4.5 of the Buyer Disclosure Schedule (the "Reverse Stock Split") prior to or simultaneously with the Closing, (a)(i) the number of Plan Shares, (ii) the number of Rights Shares, and (iii) the number of shares of Buyer Common Stock issuable upon exercise of Stockholder Rights or Buyer Participation Warrants issued pursuant to the Buyer Distribution will be adjusted, in each case, to a number equal to the product of (x) the number provided therefor herein and (y) the Adjustment Fraction and (b) the Subscription Price will be adjusted to a price equal to the product of (x) $2.00 and (y) the Inverse Adjustment Fraction. For purposes of this Section 8.18, the term "Adjustment Fraction" means a fraction, the numerator of which is the total number of shares of Buyer Common Stock issued and outstanding immediately following the effectiveness of the Reverse Stock Split and the denominator of which is the total number of shares of Buyer Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split (provided, however, that if the Reverse Stock Split occurs simultaneously with the Closing, shares of Buyer Common Stock issued in connection with the Closing will not be treated as outstanding for purposes of determining the numerator or denominator of such fraction), and the term "Inverse Adjustment Fraction" means a fraction that is the inverse of the Adjustment Fraction.

  IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

                                          ARCH COMMUNICATIONS GROUP, INC.

                                                     /s/ J. Roy Pottle
                                          By: _________________________________
                                            Name: J. Roy Pottle
                                            Title: Executive Vice President
                                            and Chief Financial Officer

                                          FARM TEAM CORP.

                                                     /s/ J. Roy Pottle
                                          By: _________________________________
                                            Name: J. Roy Pottle
                                            Title: Executive Vice President
                                            and Chief Financial Officer

                                          SUBJECT TO ENTRY OF THE PROVISION
                                          ORDER AS TO THE PROVISIONS HEREOF
                                          COVERED THEREBY AND TO THE RECEIPT
                                          OF THE CONFIRMATION ORDER FROM THE
                                          BANKRUPTCY COURT WITH RESPECT TO THE
                                          AMENDED PLAN AS DESCRIBED HEREIN:

                                          MOBILEMEDIA CORPORATION

                                                    /s/ Joseph A. Bondi
                                          By: _________________________________
                                            Name: Joseph A. Bondi
                                            Title: Chairman--Restructuring

                                          MOBILEMEDIA COMMUNICATIONS, INC.

                                                    /s/ Joseph A. Bondi
                                          By: _________________________________
                                            Name: Joseph A. Bondi
                                            Title: Chairman--Restructuring

September 1, 1998

Board of Directors
Arch Communications Group, Inc.
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581

Dear Sirs:

  We understand that (i) Arch Communications Group, Inc. ("Arch"), MobileMedia Corporation ("Parent") and Parent's wholly owned subsidiary, MobileMedia Communications, Inc. ("MobileMedia"), have entered into an Agreement and Plan of Merger dated as of August 18, 1998 (the "Original Merger Agreement") pursuant to which MobileMedia will be merged with and into a newly-formed, wholly-owned subsidiary of Arch, immediately following Parent's contribution of all of its assets to MobileMedia and (ii) the parties to the Original Merger Agreement intend to modify the Original Merger Agreement in certain respects (as so proposed to be modified, the "Merger Agreement"). MobileMedia and its subsidiaries are currently operating as debtors-in-possession under Chapter 11 of the United States Bankruptcy Code and the proposed merger pursuant to the Merger Agreement (the "Merger") constitutes the basis of MobileMedia's joint plan of reorganization. You have provided us a copy of (i) the Original Merger Agreement, together with the exhibits and schedules thereto, (ii) the First Amended Joint Plan of Reorganization (the "Plan"),
(iii) a summary of the proposed modifications to the Original Merger Agreement and the Plan and (iv) the proxy statement, in draft form, filed by Arch with the Securities and Exchange Commission on August 21, 1998 (the "Proxy Statement").

  In connection with the Merger and pursuant to the Plan as proposed to be modified (as so proposed to be modified, the "Amended Plan"), so long as the "Arch Market Price" (as defined below), is greater than or equal to $6.25 per share: (i) MobileMedia's senior secured creditors will receive approximately $649 million in cash ($170 million of which will be raised from the sale of certain transmission tower assets by MobileMedia and $217 million of which will be raised through a distribution (the "Rights Offering") to MobileMedia unsecured creditors of rights (the "Rights") to acquire shares of common stock, par value $.01 per share, of Arch ("Arch Common Stock"), at an exercise price between $5.00 and $8.50 per share (or $217 million in the aggregate)),
(ii) Arch will pay up to approximately $34 million, in the aggregate, of MobileMedia non-ordinary course administrative claims and pre-petition priority claims, (iii) Arch will repay up to $30 million of debtor-in-possession financing (notwithstanding any additional amounts spent by MobileMedia on N-PCS capital expenditures) outstanding as of the effective date of the Merger, (iv) Arch will issue (directly and pursuant to the exercise of the Rights) an aggregate of between approximately 48.8 million and
57.7 million shares of Arch Common Stock to MobileMedia unsecured creditors (representing between approximately 66% and 69%, respectively, of the "Pro Forma Shares" (as defined below)), (v) Arch will distribute to MobileMedia unsecured creditors (including certain creditors (the "Standby Purchasers") that have committed to purchase shares of Arch Common Stock to the extent any of the Rights are not otherwise exercised) warrants ("$8.19 Warrants") to purchase, at an exercise price of $8.19 per share, Arch Common Stock representing approximately 5% of the "Fully-Diluted Shares" (as defined below) and (vi) Arch will distribute, to the holders of Arch Common Stock and Series C Convertible Preferred Stock, par value $.01 per share, of Arch ("Arch Convertible Preferred Stock") outstanding immediately prior to the consummation of the Merger, $8.19 Warrants to purchase shares of Arch Common Stock representing approximately 7% of the Fully-Diluted Shares.

  If the Arch Market Price is less than $6.25 per share, (i) MobileMedia's senior secured creditors will receive approximately $649 million in cash ($170 million of which will be raised from the sale of certain transmission tower assets by MobileMedia and $217 million of which will be raised through the Rights Offering (except that the Rights will be exercisable at an exercise price of between $2.00 and $4.99 per share), (ii) Arch will pay up to approximately $34 million, in the aggregate, of MobileMedia non-ordinary course administrative claims and pre-petition priority claims, (iii) Arch will repay up to $30 million of debtor-in-possession financing (notwithstanding any additional amounts spent by MobileMedia on N-PCS capital expenditures) outstanding as of the effective date of the Merger, (iv) Arch will issue (directly and pursuant to the exercise of the Rights) an aggregate of between approximately 57.8 million and 122.8 million shares of Arch Common Stock to MobileMedia unsecured creditors (representing between approximately 69.3% and 82.7%, respectively, of the Pro Forma Shares), (v) Arch will issue to the Standby Purchasers warrants ("Arch Participation Warrants") to purchase, at an exercise price estimated to be between $3.25 and $8.11 per share, shares of Arch Common Stock representing approximately 2.5% of the Fully-Diluted Shares, and (vi) Arch will distribute to the holders of Arch Common Stock and Arch Convertible Preferred Stock outstanding immediately prior to the consummation of the Merger rights (the "Arch Stockholder Rights") to acquire, at an exercise price of between $2.00 and $4.99 per share, shares of Arch Common Stock which, if such Arch Stockholder Rights are fully exercised, would result in the holders of Arch Common Stock and Arch Convertible Preferred Stock outstanding immediately prior to the Merger holding shares of Arch Common Stock representing not less than approximately 32.175% of the Fully-Diluted Shares. To the extent the Arch Stockholder Rights are not exercised by any Arch Stockholder, such Arch Stockholder will receive Arch Participation Warrants, at an exercise price estimated to be between $3.25 and $8.11 per share, for an equivalent number of shares of Arch Common Stock in lieu of the Arch Common Stock to be received from the exercise of such Arch Stockholder Rights.

  As used herein, "Arch Market Price" means the greater of (i) the average closing price of Arch Common Stock on the Nasdaq National Market for four of the trading days during the 20 consecutive trading days ending September 22, 1998 (such four days to be randomly selected pursuant to a procedure to be set forth in the Merger Agreement) and (ii) $6.25; provided, that if the average closing price of Arch Common Stock for three of the trading days during the 15 consecutive trading days commencing on the first day following the Confirmation Date (as defined in the Plan) (such three days to be randomly selected pursuant to a procedure to be set forth in the Merger Agreement) (the "Subsequent Arch Market Price") is less than $6.25, the Arch Market Price will be the Subsequent Arch Market Price; provided, further, that in no event may the Arch Market Price be less than $2.50 or more than $10.63. In addition, as used herein, (i) "Pro Forma Shares" means the number of shares of Arch Common Stock to be outstanding after giving effect to the consummation of the Merger and assuming the issuance of all shares of Arch Common Stock issuable pursuant to the Rights Offering and the conversion of all outstanding shares of the Arch Convertible Preferred Stock (but without giving effect to the issuance of Arch Common Stock upon the exercise of warrants or Arch Stockholder Rights to be issued in connection with the Merger) and (ii) "Fully Diluted Shares" means the Pro Forma Shares plus (x) the number of shares of Arch Common Stock (if any) issued to Arch Stockholders pursuant to the exercise of the Arch Stockholder Rights and (y) the number of shares of Arch Common Stock issuable upon the exercise of all warrants to be issued in connection with the Merger.

  Existing stockholders of Parent will receive no distribution in connection with the Merger or the Amended Plan.

  You have asked us to render our opinion as to whether (i) the consideration to be paid by Arch to the claimholders of MobileMedia in connection with the Merger (and pursuant to the Amended Plan) and (ii) the issuance of the $8.19 Warrants or the Arch Stockholder Rights (or Arch Participation Warrants in lieu of unexercised Arch Stockholder Rights), as the case may be, to holders of Arch Common Stock and Arch Convertible Preferred Stock, taken together as a whole, is fair, from a financial point of view, to Arch and its stockholders.

  In the course of our analyses for rendering this opinion, we have:

    1. reviewed the Original Merger Agreement, together with the exhibits and schedules thereto;

    2. reviewed the Plan;

    3. reviewed the Proxy Statement in draft form;

    4. reviewed a summary of the proposed modifications to the Original Merger Agreement and the Plan;

    5. reviewed Parent's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 and 1995, its audited financial statements for the fiscal years ended

  December 31, 1996 and 1997, its unaudited financial statements for the six months ended June 30, 1998 and its Quarterly Report on Form 10-Q for the period ended September 30, 1997;

    6. reviewed MobileMedia's Monthly Operating Reports as filed with the United States Bankruptcy Court for the District of Delaware since its declaration of bankruptcy in January 1997, and its filings on Form 8-K during the interim;

    7. reviewed Arch's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 through 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998;

    8. reviewed certain operating and financial information provided to us by the senior managements of Arch and MobileMedia relating to Arch's and MobileMedia's respective businesses and prospects, including projections of each company for the years ended 1998 through 2002 (and Arch management's adjustments thereto in the case of MobileMedia's projections) (collectively, the "Projections") and certain other forward-looking information;

    9. reviewed certain estimates of anticipated cost savings, capital expenditure avoidance and other transaction benefits (collectively, the "Merger Benefits") expected to result from the Merger, jointly prepared and provided to us by the senior managements of Arch and MobileMedia;

    10. reviewed certain estimates of anticipated MobileMedia non-ordinary course administrative claims and other pre-petition priority claims, and certain liabilities to be assumed pursuant to the Amended Plan (the "Claims Estimates");

    11. met separately and/or jointly with certain members of the senior managements of Arch and MobileMedia to discuss (i) the current paging industry landscape and competitive dynamics related thereto, (ii) each company's operations, historical financial statements, future prospects and financial condition, (iii) their views of the business, operational and financial rationale for, and expected strategic benefits and other implications of, the Merger and (iv) the Projections and the Merger Benefits;

    12. reviewed the historical stock prices, trading volumes and valuation multiples for the Arch Common Stock;

    13. reviewed and analyzed the pro forma financial impacts of the Merger on Arch;

    14. reviewed publicly available financial data, stock market performance data and valuation multiples for companies which we deemed generally comparable to Arch and MobileMedia or otherwise relevant to our inquiry;

    15. reviewed the financial terms, to the extent publicly available, of recent mergers and acquisitions which we deemed generally comparable to the Merger; and

    16. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In preparing our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available. With respect to the Projections, the Merger Benefits and the Claims Estimates, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Arch as to the anticipated future performance of Arch and MobileMedia and as to the anticipated Merger Benefits achievable within the time frames forecast therein. We have not assumed any responsibility for the independent verification of such information, or of the Projections or the Merger Benefits, nor have we undertaken an independent evaluation or appraisal of any of the assets or liabilities of Arch or MobileMedia or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Arch or MobileMedia. We have further relied upon the assurances of the senior managements of Arch and MobileMedia that they are unaware of any facts that would make the information, Projections or Merger Benefits provided to us incomplete or misleading in any material respect. We have also assumed that the Merger will be consummated in accordance with the terms described in the Original Merger Agreement and the

Plan (each as amended to reflect the proposed modifications), without the waiver of any material condition and with all necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Arch, MobileMedia or the expected benefits of the Merger to Arch.

  We are not expressing any opinion as to what the value of Arch Common Stock actually will be at the time of the Merger or the price or range of prices at which Arch Common Stock may trade subsequent to the announcement or consummation of the Merger. Such trading price or range of prices of Arch Common Stock may be impacted by, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial holdings of Arch Common Stock by former MobileMedia unsecured creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, the potential concentration of shares of Arch Common Stock that may be held by the standby purchasers in the Rights Offering, arbitrage activity and other factors that generally influence the prices of securities. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof, and we undertake no obligation to update our opinion to reflect any developments occurring after the date hereof.

  We have acted as financial advisor to Arch in connection with the Original Merger Agreement, the Merger and the Plan (and the proposed modifications to the Original Merger Agreement and the Plan) and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Merger. In addition, we will be receiving fees for our services on Arch's behalf in connection with the financing for the Merger. We have also previously rendered certain investment banking and financial advisory services to Arch for which we received customary compensation. In the ordinary course of our business, we may actively trade the debt and equity securities of Arch and/or MobileMedia for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is intended for the benefit and use of the Board of Directors of Arch. Our opinion does not address the merits of the underlying decision by Arch to engage in the Merger and does not constitute a recommendation to any holder of Arch Common Stock as to how to vote in connection with the Merger or the issuance of Arch Common Stock to effect the Merger, or as to any related financing transaction. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in the Proxy Statement or Prospectus to be distributed to the holders of Arch Common Stock in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the consideration to be paid by Arch to the claimholders of MobileMedia in connection with the Merger (and pursuant to the Amended Plan) and (ii) the issuance of the $8.19 Warrants or the Arch Stockholder Rights (or Arch Participation Warrants in lieu of unexercised Arch Stockholder Rights), as the case may be, to holders of Arch Common Stock and Arch Convertible Preferred Stock, taken together as a whole, is fair, from a financial point of view, to Arch and its stockholders.

                                          Very truly yours,

                                          Bear Stearns & Co. Inc.

                                                   /s/ H.C. Charles Diao
                                          By: _________________________________
                                                 Senior Managing Director

                                                                    ANNEX C

                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE


In re:                             )    Chapter 11
                                   )
MobileMedia Communications,        )    Case No. 97-174 (PJW)
Inc., et al.,                      )
      -- ---
                                   )    (Jointly Administered)
                   Debtors         )


              DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION

                            DATED: DECEMBER 1, 1998


J. Ronald Trost
James D. Johnson
Shelley C. Chapman
Lee M. Stein
SIDLEY & AUSTIN
875 Third Avenue
New York, New York 10022
(212) 906-2000

James L. Patton, Jr. (No. 2202)
Joel A. Waite (No. 2925)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
P.O. Box 391
Wilmington, Delaware 19899
(302) 571-6600

Co-Counsel to Debtors and
Debtors-in-Possession

                               TABLE OF CONTENTS

                                                                                          Page
INTRODUCTION...........................................................................     1

ARTICLE I
DEFINITIONS; INTERPRETATION............................................................     1
     1.1    Definitions................................................................     1
     1.2    Interpretation.............................................................    14
     1.3    Computation of Time........................................................    14

ARTICLE II
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS...................................    14
     2.1    Administrative Claims......................................................    15
     2.2    Priority Tax Claims........................................................    16
     2.3    Class 1 Claims (Priority Claims)...........................................    16
     2.4    Class 2 Claims (Miscellaneous Secured Claims)..............................    16
     2.5    Class 3 Claims (Customer Refund Claims)....................................    17
     2.6    Class 4 Claims (Claims arising under or related to the 1995 Credit
            Agreement).................................................................    17
     2.7    Class 5 Claims (Claims arising under or related to the Dial Page Notes)....    18
     2.8    Class 6 Claims (Non-Priority Unsecured Claims).............................    18
     2.9    Class 7 Claims (Note Litigation Claims)....................................    20
     2.10   Class 8 Claims and Interests (Common Stock Claims and Interests and
            Subordinated Indemnification Obligation Claims)............................    20
     2.11   Class 9 Claims and Interests (Subsidiary Claims and Interests).............    21

ARTICLE III
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..................................    21
     3.1    Rejection..................................................................    21
     3.2    Assumption.................................................................    21
     3.3    Post-Petition Contracts and Leases.........................................    22

ARTICLE IV
IMPLEMENTATION OF PLAN.................................................................    23
     4.1    Actions Occurring Prior to the Effective Date..............................    23
     4.2    Actions Occurring on the Effective Date....................................    24
     4.3    Distributions Occurring On and After the Effective Date....................    26
     4.4    Procedure For Determination of Claims and Interests........................    31
     4.5    Issuance of Arch Capital Shares............................................    32
     4.6    Issuance of Warrants.......................................................    33
     4.7    Issuance of Rights.........................................................    33
     4.8    Exemption from Securities Laws.............................................    33
     4.9    Registration Rights Agreement..............................................    33
     4.10   Effectuating Documents; Further Transactions; Exemption From Certain

            Transfer Taxes.............................................................    33
     4.11   Release of Security Interests..............................................    33

ARTICLE V
CONDITIONS TO EFFECTIVE DATE...........................................................    34
     5.1    Conditions to Occurrence of Effective Date.................................    34
     5.2    Effect of Non-occurrence of Conditions to the Effective Date...............    34
     5.3    Non-consensual Confirmation................................................    34

ARTICLE VI
DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS............................    35
     6.1    Discharge of Claims and Termination of Interests...........................    35
     6.2    Injunctions................................................................    35
     6.3    Termination of Subordination Rights and Settlement of Related Claims
            and Controversies..........................................................    36

ARTICLE VII
MISCELLANEOUS..........................................................................    37
     7.1    Retention of Jurisdiction..................................................    37
     7.2    Retention and Enforcement Of Causes Of Action..............................    38
     7.3    Limitation of Liability....................................................    38
     7.4    Releases...................................................................    39
     7.5    Indemnification Obligations; Directors' and Officers' Liability Insurance..    40
     7.6    Terms Binding..............................................................    41
     7.7    Additional Terms of Securities and Other Instruments.......................    42
     7.8    Post-Consummation Effect of Evidences of Claims or Interests...............    42
     7.9    Payment Dates..............................................................    42
     7.10   Successors and Assigns.....................................................    42
     7.11   Inconsistencies............................................................    42
     7.12   Compliance with Applicable Law.............................................    42
     7.13   Governing Law..............................................................    42
     7.14   Severability...............................................................    42
     7.15   Incorporation by Reference.................................................    43

Exhibit A                                 Registration Rights Agreement
                                          (10% Holders)
Exhibits B-1 through B-6                  Standby Purchase Commitments

Schedule 1                                Assumed Employment and

Benefit                                   Agreements

          MobileMedia Corporation, a Delaware corporation ("MobileMedia"), MobileMedia Communications, Inc., a Delaware corporation ("Communications"), MobileMedia Communications, Inc. (California), a California corporation, MobileMedia DP Properties, Inc., a Delaware corporation, MobileMedia PCS, Inc., a Delaware corporation, Dial Page Southeast, Inc., a Delaware corporation, Radio Call Company of Va., Inc., a Virginia corporation, MobileMedia Paging, Inc., a Delaware corporation, Mobile Communications Corporation of America, a Mississippi corporation, MobileComm of the Southeast, Inc., a Delaware corporation, MobileComm of the Northeast, Inc., a Delaware corporation, MobileComm Nationwide Operations, Inc., a Delaware corporation, MobileComm of Tennessee, Inc., a Tennessee corporation, MobileComm of the Southeast Private Carrier Operations, Inc., a Georgia corporation, MobileComm of the Southwest, Inc., a Texas corporation, MobileComm of Florida, Inc., a Florida corporation, MobileComm of the Midsouth, Inc., a Missouri corporation, FWS Radio, Inc., a Texas corporation, and MobileComm of the West, Inc., a California corporation, each a debtor and debtor-in-possession herein (collectively, the "Debtors"), propose the following Third Amended Joint Plan of Reorganization (the "Plan").


                                 INTRODUCTION
                                 ------------

          This Plan encompasses a reorganization of the Debtors pursuant to which Communications will merge with and into Farm Team Corp., a Delaware corporation ("Merger Subsidiary") and a subsidiary of Arch Communications Group, Inc. ("Arch"), with Merger Subsidiary being the surviving company. The Debtors' creditors will receive cash or equity securities of Arch. There will be no recovery for the Debtors' equity security holders.

          Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits thereto, for a discussion of the Debtors' and Arch's history, business, results of operations and properties, and for a summary and analysis of this Plan. All creditors are encouraged to consult the Disclosure Statement and to read this Plan carefully before voting to accept or reject this Plan.

          NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.


                                   ARTICLE I
                          DEFINITIONS; INTERPRETATION
                          ---------------------------

          1.1  Definitions.
               -----------

          In addition to such other terms as are defined in other Sections of this Plan, the following terms (which appear in this Plan as capitalized terms) shall have the meanings set forth below. A term used in this Plan and not defined in this Plan but that is defined in the Code has the meaning set forth in the Code.

          "93/8% Note Indenture" means the Indenture dated as of November 13, 1995, between Communications, as Issuer, and State Street Bank and Trust Company, as Trustee.

          "93/8% Notes" means the Senior Subordinated Notes due November 1, 2007, issued pursuant to the 93/8% Note Indenture.

          "101/2% Note Indenture" means the Indenture dated as of December 1, 1993, between Communications, as Issuer, and First Trust USA (as successor to BankAmerica National Trust Company), as Trustee, as amended.

          "101/2% Notes" means the 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003, issued pursuant to the 10 1/2% Note Indenture.

          "1995 Credit Agreement" means the Credit Agreement dated as of December 4, 1995, as amended, among Communications, the Pre-Petition Lenders and the Pre-Petition Agent.

          "Administrative Claim" means a Claim to the extent that it is of the kind described in section 503(b) of the Code and is entitled to priority under section 507(a)(1) of the Code.

          "Allowed" means as to any Claim (whether an Administrative Claim, Priority Claim, Priority Tax Claim, Secured Claim or Unsecured Claim), the extent to which such Claim:

               (a)  (i)  was timely filed or listed in the Schedules and not listed as disputed, contingent or unliquidated as to amount; and

                    (ii) the Debtors, the Reorganized Debtors or any other party in interest entitled to do so has not and does not file an objection to such Claim within the time period set forth for objecting in Section 4.4;
                                                -----------


               (b)  is allowed by a Final Order of the Bankruptcy Court; or

               (c)  is allowed by this Plan.

          "Arch Capital Shares" means, collectively, the Arch Common Shares and the Arch Class B Common Shares.

          "Arch Class B Common Shares" means the shares of Class B Common Stock of Arch, par value $0.01 per share, to be authorized and issued as and when contemplated by the Merger Agreement.

          "Arch Common Shares" means the shares of Common Stock of Arch, par value $0.01 per share, which are issued and outstanding plus additional shares which will be authorized and issued as and when contemplated by the Merger Agreement.

          "Arch Participation Warrants" means warrants for the purchase of Arch Common Shares, which warrants will be issued pursuant to a Warrant Agreement governing their issuance and exercise that will be in the form set forth in Exhibit B-1 to the Merger Agreement.

          "Arch Series C Convertible Preferred Shares" means the shares of Series C Convertible Preferred Stock of Arch, par value $0.01 per share.

          "Arch Stockholder Rights" means non-transferable rights issued by Arch (except that, at Arch's election, the rights will transfer with the underlying shares in respect of which the rights are distributed) for the purchase of Arch Common Shares.

          "Arch Stockholder Rights Offering" means the issuance of Arch Stockholder Rights to the holders of Arch Common Stock on a date to be determined by the Board of Directors of Arch, as more fully described in
Schedule IV to the Merger Agreement.

          "Arch Stockholder Rights Offering Commencement Date" has the meaning set forth in Schedule IV to the Merger Agreement.

          "Ballot" means the ballot for voting to accept or reject this Plan distributed by the Debtors to all holders of impaired Claims entitled to vote on this Plan.

          "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware in which the Cases were filed on January 30, 1997, or any other court with jurisdiction over the Cases.

          "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time to the extent applicable to the Cases.

          "Benefit Plan Indemnification Obligations" means Indemnification Obligations with respect to any officer or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by law, contract or applicable state law for any actions taken or not taken in the discharge of such officer's or employee's duties as a fiduciary of such employee benefit plans or programs.

          "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in the city of New York, New York or the States of New Jersey or Delaware are authorized or required to close.

          "Capped Administrative Claims" means the Debtors' good faith estimate of the sum of (i) Priority Tax Claims, (ii) Administrative Claims for (x) bonuses payable to employees and professionals on or as a result of the Effective Date, (y) amounts necessary to cure any defaults in executory contracts or unexpired leases assumed pursuant to this Plan as required by section 365(b) of the Code and (z) any accrued and unpaid fees and expenses of professionals retained by the Debtors or the Committee pursuant to orders of the Bankruptcy Court, and (iii) Claims for (x) the Allowed Class 4 Claims described in Section 2.6(B)(ii), (iii) and (iv), (y)
                                        -----------------   -----     ----
the Allowed Class 5 Claims described in Section 2.7(B), and (z) Allowed Class 6
                                        -------------
Claims of the indenture trustees under the Subordinated Indentures described in
Section 2.8(C)(3), in each case (other than those Claims in clause (iii)(z)
-----------------
hereof which shall be payable until such professionals no longer provide services to their respective constituencies on account of the Cases), accrued and unpaid or payable as of the Effective Date, which estimate shall be in reasonable detail (which in the case of professional fees, shall be in substantially the same form as would be submitted to the Bankruptcy Court) and shall be delivered to Arch (with a copy to the Committee) twenty days prior to the Effective Date. If no objection is made by Arch to the Debtors' estimate within ten days after receipt thereof, the estimate shall be deemed to be the amount of Capped Administrative Claims for purposes of Section 2.1(D). If Arch
                                                       -------------
delivers to the Debtors (with a copy to the Committee) a written objection to the Debtors' estimate within ten days after receipt of such estimate, and the Debtors and Arch are unable to resolve such objection, it shall be submitted to the Bankruptcy Court to be determined on or as soon as practicable after the Effective Date.

          "Cash Equivalent" means, with respect to any Right, an amount equal to the value of such Right as determined based on the actual proceeds received from the sale of Rights from the Rights Reserve pursuant to Section 4.1(B)(5) (or, if
                                                       -----------------
the Rights Reserve is then fully depleted, the fair value thereof as of the time such sale would have occurred based on the market price for such Right or, if no such price is available, as determined by the Debtors, Arch and the Committee in good faith or determined by the Bankruptcy Court if no agreement can be reached).

          "Cases" means the reorganization proceedings of the Debtors under chapter 11 of the Code, jointly administered as Case No. 97-174 (PJW).

          "Causes of Action" means all claims and causes of action now owned or hereafter acquired by the Debtors, whether arising under any contract or under the Code or other federal or state law, including, without limitation, any causes of action arising under sections 544, 545, 547, 548, 549, 550, 551, 553(b) or other sections of the Code.

          "Claim" means "claim" as defined in section 101(5) of the Code, as supplemented by section 102(2) of the Code, and shall, in each case, mean a Claim against any Debtor (whether or not so designated).

          "Class" means each class of Claims or Claims and Interests created under this Plan.

          "Class 6 Adjusted Pro Rata Share" means, as to any Allowed Class 6 Claim, as of the date that is five Business Days prior to the Final Distribution Date, a fraction (i) the numerator of which is the amount of such Allowed Class 6 Claim and (ii) the denominator of which is the aggregate amount of all Allowed Class 6 Claims as of such date.

          "Class 6 Pro Rata Share" means, as to any Allowed Claim in Class 6 on the Effective Date or such later date (prior to the Final Distribution Date) as such Claim becomes Allowed, a fraction (i) the numerator of which is the amount of such Allowed Claim and (ii) the denominator of which is the sum of (x) the Effective Date Disputed Claims, (y) the Effective Date Allowed Claims and (z) an estimate of the aggregate amount of Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are
                                                     -----------
anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch in good faith or determined by the Bankruptcy Court if no such agreement can be reached.

          "Code" means the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101 et seq., as amended from time to time to the extent applicable to the Cases.
-- ----

          "Committee" means the Official Committee of Unsecured Creditors appointed by the United States Trustee for the District of Delaware on February 10, 1997.

          "Common Stock" means, collectively, (i) the Class A common stock of MobileMedia, par value $.001, issued and outstanding immediately prior to the Effective Date, (ii) the Class B common stock of MobileMedia, par value $.001, issued and outstanding immediately prior to the Effective Date and (iii) all options, warrants and other rights to purchase the Class A common stock or the Class B common stock of MobileMedia.

          "Common Stock Claim" means any Claim with respect to the Common Stock of the kind described in section 510(b) of the Code, including, without limitation, any such Claim asserted in or by the parties to the Securities Actions and any Claim by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto.

          "Confirmation" means "confirmation" as used in section 1129 of the Code.

          "Confirmation Date" means the date on which the Confirmation Order is entered by the Bankruptcy Court.

          "Confirmation Hearing" means the hearing at which the Bankruptcy Court considers Confirmation of this Plan.

          "Confirmation Order" means an order of the Bankruptcy Court confirming this Plan, which order shall be reasonably satisfactory to Arch and, as to the provisions relating to the treatment of Allowed Class 4 Claims, the Pre-Petition Agent.

          "Creditor" means "creditor" as defined in section 101(10) of the Code and shall mean a creditor of any Debtor.

          "Creditor Stock Pool" means 14,344,969 newly-issued Arch Common Shares, as such number of shares constituting the Creditor Stock Pool may be adjusted pursuant to Section 2.1(D) and Section 4.1(B)(6).
                     --------------     -----------------

          "Customer Refund Claim" means a Claim by a customer or subscriber of any of the Debtors for refund of amounts improperly paid or billed, or for the return of a deposit.

          "Delaware Subsidiary Co." means Mobile Communications Corporation of America, a Delaware corporation and wholly owned subsidiary of Communications.

          "Dial Page Indenture" means the Indenture dated as of February 1, 1993, between Dial Page, Inc., a Delaware corporation, as Issuer, and the Dial Page Indenture Trustee, as amended.

          "Dial Page Indenture Trustee" means Norwest Bank Minnesota, N.A. (as successor to First Union Bank of South Carolina), as Trustee under the Dial Page Indenture.

          "Dial Page Notes" means the 12 1/4% Senior Notes due 2000, issued pursuant to the Dial Page Indenture.

          "DIP Agent" means The Chase Manhattan Bank, in its capacity as agent for the DIP Lenders under the DIP Credit Agreement.

          "DIP Approval Orders" means, collectively, (i) the Final Order (I) Authorizing (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C. (S) 364, (B) Use Of Cash Collateral Pursuant to 11 U.S.C.
(S) 363 and (C) Grant of Adequate Protection Pursuant To 11 U.S.C. (S)(S) 363 And 364, dated February 19, 1997, (ii) Order (I) Authorizing Extension of (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C.
(S) 364, (B) Use Of Cash Collateral Pursuant To 11 U.S.C. (S) 363 And (C) Grant Of Adequate Protection Pursuant To 11 U.S.C. (S)(S) 363 And 364 And (II) Scheduling A Final Hearing Pursuant To Bankruptcy Rule 4001(c), dated January 27, 1998 and (iii) Order (I) Authorizing Extension of (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C. (S) 364, (B) Use Of Cash Collateral Pursuant To 11 U.S.C. (S) 363 And (C) Grant Of Adequate Protection Pursuant To 11 U.S.C. (S)(S) 363 And 364 And (II) Scheduling A Final Hearing Pursuant To Bankruptcy Rule 4001(c), dated July 28, 1998.

          "DIP Credit Agreement" means the Revolving Credit and Guarantee Agreement dated as of January 30, 1997, as amended, among Communications, as Borrower, MobileMedia, as Parent and Guarantor, each of the direct and indirect subsidiaries of Communications designated as Guarantor in Schedule 3.5 thereto, as Guarantors, the DIP Agent and the DIP Lenders.

          "DIP Lenders" means those financial institutions from time to time party to the DIP Credit Agreement as lenders.

          "Director Indemnification Obligations" means Indemnification Obligations with respect to any present or former director of any of the Debtors.

          "Disclosure Statement" means the Disclosure Statement respecting this Plan approved by order of the Bankruptcy Court, and all supplements and exhibits thereto.

          "Disputed Claim" means a Claim against any of the Debtors to the extent that such Claim is not Allowed.

          "Effective Date" means the date on which this Plan becomes effective, which date shall be ten Business Days after all the conditions to the Effective Date set forth in Section 5.1 have first been satisfied or waived, or such
                  -----------
earlier date (but not less than seven Business Days after such conditions have first been satisfied or waived) as the Debtors, Arch, the Pre-Petition Agent, the DIP Agent and the Committee shall agree.

          "Effective Date Allowed Claims" means those Class 6 Claims that have been Allowed by order of the Bankruptcy Court prior to the Effective Date or that are Allowed pursuant to this Plan, as set forth in a schedule delivered by the Debtors to the Exchange Agent and Arch two Business Days prior to the Effective Date, which schedule, absent manifest error, shall be conclusive for the purposes of calculating Class 6 Pro Rata Share.

          "Effective Date Disputed Claims" means, on and as of the Effective Date, any Class 6 Claim that is a Disputed Claim on and as of such date, in the full amount set forth in any timely filed proof of claim or listed by the Debtors in the Schedules, as set forth in a schedule delivered by the Debtors to the Exchange Agent and Arch two Business Days prior to the Effective Date, which schedule, absent manifest error, shall be conclusive for purposes of calculating Class 6 Pro Rata Share.

          "Estate Representative" has the meaning given such term in Section
                                                                     -------
4.2(C)(5).
---------

          "Exchange Agent" means a bank trust company or other entity reasonably satisfactory to MobileMedia and the Committee, appointed by Arch to act as the exchange agent for making distributions to the holders of Allowed Class 6 Claims.

          "Excluded Indemnification Obligations" means Indemnification Obligations with respect to (i) any present or former officer of the Debtors considered as of the Effective Date by the FCC to be an alleged wrongdoer for purposes of the FCC Proceeding, (ii) any present or former officer of the Debtors now or hereafter named as a defendant in the Securities Actions, as to claims arising out of the matters alleged in the Securities Actions, (iii) any present or former officer of the Debtors named as a defendant in any action initiated after the date hereof based upon similar factual allegations, or alleging similar causes of action, to the Securities Actions, as to claims arising out of the matters alleged therein, (iv) any officer or employee of the Debtors that is not an officer or employee as of the Effective Date, (v) present or former professionals or advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys, other than Indemnification Obligations arising out of post-petition agreements approved by the Bankruptcy Court, and (vi) any Indemnification Obligation of the kind described in section 510(b) of the Code.

          "FCC" means the Federal Communications Commission or any governmental authority succeeding to the rights and powers thereof.

          "FCC Proceeding" means the hearing in WT Docket No. 97-115, In the
                                                                      ------
Matter of MobileMedia Corporation, et al.
-----------------------------------------

          "Final Distribution Date" means the tenth Business Day after the day on which no Class 6 Claim remains a Disputed Claim.

          "Final Order" means, as to any court, administrative agency or other tribunal, an order or judgment of such tribunal as entered on its docket as to which the time to appeal or petition for certiorari has expired and as to which no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari has expired.

          "Indemnification Obligations" means the obligation of any of the Debtors to indemnify, reimburse or provide contribution to any present or former officer, director or employee, or any present or former professionals or advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys, whether pursuant to charter, by law, contract or statute, regardless of whether the indemnification is owed in connection with a pre-Petition Date or post-Petition occurrence.

          "Interest" means all rights (including unpaid dividends) arising from any equity security (as defined in section 101(16) of the Code) of the Debtors, including, without limitation, the Common Stock, but excluding Common Stock Claims.

          "License Co. L.L.C." means the limited liability company formed as a wholly owned subsidiary of MCCA that will hold the Reorganized Debtors' Licenses after the Effective Date.

          "Licenses" means the licenses and other authorizations of the Debtors to operate their paging networks.

          "Lien" means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

          "MCCA" means Mobile Communications Corporation of America, a Mississippi corporation.

          "Merger" means the merger of Communications into Merger Subsidiary contemplated by the Merger Agreement and Section 4.2(B).
                                         --------------

          "Merger Agreement" means the Agreement and Plan of Merger by and among Arch, the Merger Subsidiary, MobileMedia and Communications dated as of August 18, 1998, as amended by the First Amendment thereto dated as of September 3, 1998 and the Second Amendment thereto dated as of December 1, 1998, and as the same may be further amended from time to time.

          "Miscellaneous Secured Claim" means a Secured Claim not classified in Class 4 under this Plan.

          "Non-Priority Unsecured Claim" means any Unsecured Claim not classified in Class 3, 5, 7, 8 or 9 under this Plan.

          "Note Litigation Claim" means any Claim with respect to the Notes of the kind described in section 510(b) of the Code, including, without limitation, any such Claim asserted in or by the parties to the Securities Actions and any Claim by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto.

          "Notes" means, collectively, the Dial Page Notes, the 93/8% Notes and the 101/2% Notes.

          "Person" means any person, including, without limitation, any individual, partnership, joint venture, corporation, company, trust, estate, unincorporated organization and any governmental unit.

          "Personal Injury Claim" means a Claim against any of the Debtors that is unliquidated or contingent as of the Confirmation Date and is of the kind described in 28 U.S.C. (S) 157(b)(5).

          "Petition Date" means January 30, 1997, the date on which the petitions initiating the Cases were filed with the Bankruptcy Court.

          "Plan" means this Third Amended Joint Plan of Reorganization, as amended from time to time, and all addenda, exhibits, schedules and other attachments hereto, as the same may be amended from time to time, pursuant to this Plan or the Code, all of which are incorporated herein by reference.

          "Pre-Petition Agent" means The Chase Manhattan Bank, in its capacity as the agent for the Pre-Petition Lenders under the 1995 Credit Agreement.

          "Pre-Petition Lenders" means those financial institutions from time to time party to the 1995 Credit Agreement as lenders.

          "Priority Claim" means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(3), (a)(4) or
(a)(6) of the Code.

          "Priority Tax Claim" means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(8) of the Code.

          "Pro Rata Share" means proportionately, so that with respect to an Allowed Claim other than an Allowed Class 6 Claim, the ratio of (i) the amount of payments or other property distributable on account of a particular Allowed Claim in a particular Class under this Plan to (ii) the amount of such Allowed Claim in such Class is the same as the ratio of (a) the amount of payments or other property distributable on account of all Allowed Claims in such Class to
(b) the amount of all Allowed Claims in such Class.

          "Registration Rights Agreement" means a registration rights agreement to be entered into pursuant to Section 4.9 between Arch and any Person entitled
                               -----------
to become a party to such registration rights agreement under Section 4.9, which
                                                              -----------
shall be in substantially the form attached as Exhibit A.

          "Reorganized Communications" means, on and after the Effective Date, Merger Subsidiary, the successor to Communications (as reorganized under and pursuant to this Plan) and a wholly owned subsidiary of Arch as a result of the Merger.

          "Reorganized Debtors" means, on and after the Effective Date, Reorganized Communications and Reorganized MCCA.

          "Reorganized Debtor's Certificate of Incorporation" means, (i) as to Reorganized Communications, the Certificate of Incorporation of Merger Subsidiary, as amended by the Certificate of Merger relating to the Merger and except that the name of the corporation set forth therein shall be changed to "MobileMedia Communications, Inc.", and (ii) as to Reorganized MCCA, the Certificate of Incorporation of Delaware Subsidiary Co.

          "Reorganized Debtor's Bylaws" means, as to Reorganized Communications, the Bylaws of Merger Subsidiary, and as to Reorganized MCCA, the Bylaws of Delaware Subsidiary Co.

          "Reorganized MCCA" means Delaware Subsidiary Co., the successor to MCCA (as reorganized under and pursuant to this Plan) and a wholly owned subsidiary of Reorganized Communications.

          "Rights" means certificated, transferable rights issued by Arch. The securities to be offered pursuant to the Rights will be an aggregate of 108,500,000 Arch Capital Shares. Each Right will be exercisable for one Arch Capital Share.

          "Rights Offering" means the issuance of the Rights by Arch to holders of Allowed Class 6 Claims on the Rights Offering Commencement Date.

          "Rights Offering Commencement Date" means the date on which Arch commences the Rights Offering by mailing to holders of Allowed Class 6 Claims as of the Rights Offering Initial Record Date certificates representing the Rights and instructions for the exercise thereof, which date shall be as soon as practicable after the later to occur of (i) approval by the Bankruptcy Court of the Disclosure Statement and
(ii) the effectiveness of the Registration Statement (as defined in the Merger Agreement) .

          "Rights Offering Distribution Pool" means all of the Rights minus the
                                                                      -----
Rights included in the Rights Reserve.

          "Rights Offering Expiration Date" means 5:00 p.m., New York City time, on the date on which the Rights Offering terminates, which date shall be established by Arch and Communications, on the later to occur of the Confirmation Date and receipt of the FCC Grant (as defined in the Merger Agreement), but shall be not less than 15 calendar days after the date on which all the conditions to effectiveness of this Plan shall have been satisfied or waived (other than (i) the requirement that the FCC Grant has become a Final Order in connection with the condition set forth in Section 5.1(e) of the Merger Agreement, (ii) the requirement that the Confirmation Order has become a Final Order in connection with the condition set forth in Section 5.1(h) of the Merger Agreement, and (iii) such conditions that by their nature are to be satisfied on the Effective Date).

          "Rights Offering Initial Record Date" means the date that is the record date to determine which holders of Claims are entitled to vote on this Plan.

          "Rights Offering Pro Rata Share" means, as to any Allowed Class 6 Claim, a fraction, (i) the numerator of which is the amount of such Allowed Class 6 Claim as of the date of determination and (ii) the denominator of which is the aggregate amount of Allowed Class 6 Claims as of the Rights Offering Initial Record Date.

          "Rights Offering Supplemental Record Date" means the Confirmation
Date.

          "Rights Reserve" means, as of the Rights Offering Initial Record Date, a number of Rights equal to the product of (i) the total number of Rights, and
(ii) a fraction, (A) the numerator of which is the sum of the estimated aggregate amount of (x) Class 6 Claims that are Disputed Claims and (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are anticipated to become Allowed Claims, such estimate to
   -----------
be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and
(B) the denominator of which is the sum of the estimated aggregate amount of (x) Class 6 Claims that are Disputed Claims, (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are
                                                        -----------
anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and (z) all Allowed Class 6 Claims as of such date, as such number may be adjusted pursuant to Section
                                                                     -------
4.1(B)(6).
---------

          "Schedules" means the joint Schedules of Assets, Liabilities and Executory Contracts filed by the Debtors with the Clerk of the Bankruptcy Court for the District of

Delaware pursuant to Bankruptcy Rule 1007, as such schedules have been or may be amended or supplemented by the Debtors from time to time.

          "Secured Claim" means a Claim that is secured by a Lien on, or interest in, property of any of the Debtors, or that is subject to setoff under section 553 of the Code, but only to the extent of the value of the Creditor's interest (directly or by enforceable subrogation) in the Debtor's interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506(a) of the Code or as provided in this Plan.

          "Securities Actions" means, collectively, the actions styled In re
                                                                       -----
MobileMedia Securities Litigation, No. 96-5723 (AJL) (D. N.J. 1996), Allen T.
---------------------------------                                    --------
Gilliland Trust v. Hellman & Friedman Capital Partners II, L.P., et al., Civil
-----------------------------------------------------------------------
Action No. 97-3543 (N.D. Cal. 1997) and Allen T. Gilliland Trust  v. Hellman &
                                        --------------------------------------
Friedman MobileMedia Partners, L.L.C., et al., Case No. 989891 (Cal. Super. Ct.
---------------------------------------------
1997).

          "Semi-Annual Distribution Date" means the last Business Day of each June and December after the Effective Date and prior to the Final Distribution Date; provided, that if the Effective Date is within 60 days before the end of
      --------
June or December, the first Semi-Annual Distribution Date will be the last Business Day of the next succeeding June (if the Effective Date is in December) or December (if the Effective Date is in June).

          "Standby Purchase Commitment" means the various commitments of the Standby Purchasers to purchase Arch Capital Shares in the event any Rights are not exercised in the Rights Offering, as evidenced by the letters attached hereto as Exhibits B-1 through B-6, as such letters may be amended from time to
          ------------         ---
time.

          "Standby Purchasers" means those creditors of the Debtors that have executed a Standby Purchase Commitment.

          "Subordinated Indemnification Obligation Claims" means Indemnification Obligations that are rejected pursuant to Section 7.5(A) and any Claims arising
                                          --------------
therefrom.

          "Subordinated Indentures" means, collectively, the 93/8% Note Indenture and the 10 1/2% Note Indenture.

          "Subordinated Noteholder Claims" means all Claims arising under or relating to the Subordinated Notes, the Subordinated Indentures and related agreements, other than Note Litigation Claims.

          "Subordinated Notes" means, collectively, the 93/8% Notes and the 10 1/2% Notes.

          "Subsidiary Claim" means any Claim by a Debtor against another Debtor.

          "Subsidiary Interest" means any Interest held by a Debtor in another Debtor, including all options, warrants and other rights to purchase any such Interest in a Debtor held by another Debtor.

          "Tower Sale Agreement" means the Purchase Agreement between the Debtors and Pinnacle Towers Inc. dated July 7, 1998, as approved by the Bankruptcy Court on August 10, 1998, or as amended in accordance therewith and in accordance with the order of the Bankruptcy Court.

          "Unsecured Claim" means a Claim that is not an Administrative Claim, a Priority Claim, a Priority Tax Claim or a Secured Claim.

          "Voting Deadline" means that date set in an order of the Bankruptcy Court as the deadline for the return of Ballots accepting or rejecting this Plan.

          1.2  Interpretation.  For purposes of this Plan: (a) whenever from the
               --------------
context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in this Plan, any reference in this Plan to an existing document or Exhibit means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) unless otherwise specified herein, any reference to an entity as a holder of a Claim includes that entity's successors, assigns and affiliates; (e) unless otherwise specified, all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan; (f) the words "herein" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Plan; and (h) the rules of construction set forth in section 102 of the Code will apply.

          1.3  Computation of Time.  In computing any period of time prescribed
               -------------------
or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.


                                  ARTICLE II
             CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
             ----------------------------------------------------

                 The following is a designation of the Classes of Claims and Interests classified under this Plan, and the treatment to be provided to each such Class.

                 A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. Administrative Claims and Priority

Tax Claims have not been classified in accordance with section 1123(a)(1) of the Code, although the treatment for such unclassified Claims is set forth below.

          The treatment of and consideration to be provided on account of Claims and Interests pursuant to this Plan shall be in full settlement, release and discharge of such Claims and Interests; provided, that such discharge shall not
                                        --------
affect the liability of any other entity on, or the property of any other entity encumbered to secure payment of, any such Claim or Interest, except as otherwise provided in this Plan; and provided, further, that such discharge shall not
                           --------  -------
affect the Reorganized Debtors' obligations under and pursuant to this Plan.
The treatment of and consideration to be provided to Allowed Claim and Interest holders in each Class shall apply to all of the Cases.

          No Claim shall entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to this Plan unless, and only to the extent that, such Claim is an Allowed Claim.

UNCLASSIFIED CLAIMS
-------------------

           2.1 Administrative Claims.
               ---------------------

               A.   General.  Subject to the provisions of Section 4.4(A) and
                    -------                                --------------
unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement shall govern), each holder of an Allowed Administrative Claim shall receive on account of such Administrative Claim: (i) cash equal to the unpaid amount of such Allowed Administrative Claim; or (ii) at the option of Reorganized Communications, payment in accordance with the ordinary business terms of such Allowed Administrative Claim.

               B.   Statutory Fees.  On or before the Effective Date,
                    --------------
Administrative Claims for fees payable pursuant to section 1930 of title 28 of the United States Code, 28 U.S.C. (S) 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash in an amount equal to the amount of such Administrative Claims. All such fees payable after the Effective Date will be assumed by the Reorganized Debtors.

               C.   Ordinary Course Liabilities.  Administrative Claims based on
                    ---------------------------
liabilities incurred by the Debtors in the ordinary course of their businesses will be assumed and paid by Reorganized MCCA pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

               D.   Funding of Certain Administrative Claims.  Arch shall make
                    ----------------------------------------
available to Reorganized Communications any monies necessary for Reorganized Communications to make timely payment of all Administrative Claims; provided,
                                                                    --------
that in the event the sum of Capped Administrative Claims and the costs and expenses of the Standby Purchasers as provided in the Standby Purchase Commitment exceeds $34,000,000, the number of Arch Common Shares constituting the Creditor Stock Pool shall be reduced by a number of shares equal to (i) the excess of the sum of (x) Capped Administrative Claims and

(y) the costs and expenses of the Standby Purchasers as provided in the Standby Purchase Commitment over $34,000,000, divided by (ii) $25.315; and provided,
                                      ------- --                   --------
further, that in the event Arch effects the Reverse Stock Split (as defined in
-------
the Merger Agreement), the number of Arch Common Shares constituting the Creditor Stock Pool shall be adjusted as set forth in Section 8.18 of the Merger Agreement.

          2.2  Priority Tax Claims.  Unless otherwise agreed by the holder of an
               -------------------
Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of an Allowed Priority Tax Claim against any of the Debtors shall, on the Effective Date, receive, at Arch's option, either (a) cash equal to the amount of such Allowed Priority Tax Claim or (b) a promissory note payable by Reorganized Communications in a principal amount equal to the amount of such Allowed Priority Tax Claim on which interest shall accrue from and after the Effective Date at the rate of 7% or such higher or lower rate as is determined by the Bankruptcy Court to be appropriate under section 1129(a)(9)(C) of the Code and shall be paid semiannually in arrears; the principal amount of the promissory note shall be paid in full on a date or dates six (6) years after the date of assessment of such Allowed Priority Tax Claim.

CLASSIFIED CLAIMS AGAINST AND INTERESTS IN THE DEBTORS
------------------------------------------------------

          2.3  Class 1 Claims (Priority Claims).
               --------------------------------

               A.   Classification.  Class 1 consists of all Priority Claims
                    --------------
against any of the Debtors.

               B.   Allowance.  Claims in Class 1 shall be allowed or disallowed
                    ---------
in accordance with Section 4.4(B) of this Plan and applicable provisions of the
                   --------------
Code and Bankruptcy Rules.

               C.   Treatment.  Allowed Claims in Class 1 shall be paid in full
                    ---------
in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

               D.   Impairment and Voting.  Class 1 Claims are unimpaired and
                    ---------------------
are not entitled to vote on this Plan.

          2.4  Class 2 Claims (Miscellaneous Secured Claims).
               ---------------------------------------------

               A.   Classification.  Class 2 consists of all Miscellaneous
                    --------------
Secured Claims against any of the Debtors, if any.

               B.   Allowance.  Claims in Class 2 shall be allowed or disallowed
                    ---------
in accordance with Section 4.4(B) of this Plan and applicable provisions of the
                   --------------
Code and Bankruptcy Rules.

               C.   Treatment. The legal, equitable and contractual rights to
                    ---------
which each holder of an Allowed Claim in Class 2 is entitled shall be left unaltered or, at the option of the Reorganized Debtors, shall be left unimpaired in the manner described in section 1124(2) of the Code.

               D.   Impairment and Voting.  Class 2 Claims are unimpaired and
                    ---------------------
are not entitled to vote on this Plan.

          2.5  Class 3 Claims (Customer Refund Claims).
               ---------------------------------------

               A.   Classification.  Class 3 consists of all Customer Refund
                    --------------
Claims against any of the Debtors not otherwise classified in Class 1 or Class
2.

               B.   Allowance.  Claims in Class 3 shall be allowed or disallowed
                    ---------
in accordance with Section 4.4(B) of this Plan and applicable provisions of the
                   --------------
Code and Bankruptcy Rules.

               C.   Treatment.  The legal, equitable and contractual rights to
                    ---------
which each holder of an Allowed Claim in Class 3 is entitled shall be left unaltered or, at the option of the Reorganized Debtors, shall be left unimpaired in the manner described in section 1124(2) of the Code.

               D.   Impairment and Voting.  Class 3 Claims are unimpaired and
                    ---------------------
are not entitled to vote on this Plan.

          2.6  Class 4 Claims (Claims arising under or related to the 1995
               -----------------------------------------------------------
Credit Agreement).
-----------------

               A.   Classification.  Class 4 consists of all Secured Claims
                    --------------
against any of the Debtors arising under or related to the 1995 Credit
Agreement.

               B.   Allowance.  Allowed Class 4 Claims shall consist of the
                    ---------
following unpaid obligations arising under the 1995 Credit Agreement, and shall be Allowed in an aggregate amount equal to: (i) $479,000,000; (ii) reasonable accrued and unpaid commitment, letter of credit and similar fees under the 1995 Credit Agreement, in an amount, as of the Petition Date, equal to $179,148.29, together with any such amounts accrued after the Petition Date and unpaid as of the Effective Date; (iii) the unpaid, reasonable costs and expenses of the Pre-Petition Agent, to the extent provided in the 1995 Credit Agreement; and (iv) the unpaid, reasonable costs and expenses of the members of the Steering Committee for the Pre-Petition Lenders, other than the Pre-Petition Agent, up to the aggregate amount of $1,000,000. Adequate protection payments in connection with, and the costs and expenses of the Pre-Petition Agent arising under, the 1995 Credit Agreement shall continue to be paid in cash through the Effective Date at the rate and in the manner set forth under the DIP Approval Orders. Class 4 Claims shall not include interest accrued at the default rate under
Section 5.4(c) of the 1995 Credit Agreement or otherwise.

               C.   Treatment.  Each holder of an Allowed Claim in Class 4 shall
                    ---------
receive, in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim, payable in accordance with Section 4.3(A).
                                          --------------

               D.   Impairment and Voting.  Class 4 Claims are impaired and are
                    ---------------------
entitled to vote on this Plan.

          2.7  Class 5 Claims (Claims arising under or related to the Dial Page
               ----------------------------------------------------------------
Notes).
------

               A.   Classification.  Class 5 consists of all Claims against any
                    --------------
of the Debtors arising under or related to the Dial Page Notes, the Dial Page Indenture and related agreements, other than Note Litigation Claims.

               B.   Allowance.  Class 5 Claims shall be Allowed Claims in the
                    ---------
sum of: (i) the outstanding principal amount of the Dial Page Notes; (ii) unpaid interest on the Dial Page Notes accrued to the Effective Date calculated at the non-default rate set forth in the Dial Page Notes; and (iii) the unpaid reasonable fees and expenses of the trustee for the Dial Page Notes incurred prior to the Petition Date, to the extent provided for in the Dial Page Indenture.

               C.   Treatment.  Each holder of an Allowed Claim in Class 5 shall
                    ---------
receive, in full satisfaction of its Claim, cash equal to the full amount of its Allowed Claim, payable in accordance with Section 4.3(B).
                                          --------------

               D.   Impairment and Voting.  Class 5 Claims are impaired and are
                    ---------------------
entitled to vote on this Plan.

          2.8  Class 6 Claims (Non-Priority Unsecured Claims).
               ----------------------------------------------

               A.   Classification.  Class 6 consists of all Non-Priority
                    --------------
Unsecured Claims against any of the Debtors, including the Subordinated Noteholder Claims.

               B.   Allowance.  (i) Class 6 Claims other than Subordinated
                    ---------
Noteholder Claims and Personal Injury Claims shall be allowed or disallowed in accordance with Section 4.4(B) and applicable provisions of the Code and
                ------- ------
Bankruptcy Rules, (ii) Subordinated Noteholder Claims other than Claims of the indenture trustees under the Subordinated Indentures shall be Allowed Claims in the sum of: (x) the outstanding principal amount (or outstanding accreted principal amount, as the case may be) of the Subordinated Notes and (y) unpaid interest on the Subordinated Notes accrued prior to the Petition Date calculated at the non-default rate set forth in the Subordinated Notes, (iii) Subordinated Noteholder Claims for the indenture trustees under the Subordinated Indentures shall be Allowed Claims in an amount equal to the unpaid reasonable fees and expenses of each such indenture trustee incurred prior to and after the Petition Date through the Effective Date, to the extent provided for in the Subordinated Indentures, and (iv) Personal Injury Claims shall be liquidated and allowed or disallowed in the district court in which the Cases are pending, or in the district court in the district in which the claim arose, as determined by the district court in which the Cases are pending.

               C.   Treatment.
                    ---------

                    1. Each holder of an Allowed Claim in Class 6 (other than the indenture trustees under the Subordinated Indentures) shall receive:

                    (a) for each holder of an Allowed Claim as of the Rights Offering Initial Record Date, from Arch on the Rights Offering Commencement Date, its Rights Offering Pro Rata Share of the Rights Offering Distribution Pool;

                    (b) for each holder of a Claim that becomes an Allowed Claim after the Rights Offering Initial Record Date but before the Rights Offering Supplemental Record Date, (i) from Arch, as soon as practicable after the Rights Offering Supplemental Record Date, an amount of Rights from the Rights Reserve equal to the amount of Rights that would have been such holder's Rights Offering Pro Rata Share of the Rights Offering Distribution Pool if such holder's Claim had been an Allowed Claim as of the Rights Offering Initial Record Date or, (ii) if the number of Rights in the Rights Reserve on the Rights Offering Supplemental Record Date is insufficient to make the distribution set forth in clause
                    (i), from Arch, (x) its ratable share (based on such holders' respective amounts of Allowed Class 6 Claims) of the Rights in the Rights Reserve on such date and (y) its Cash Equivalent of each Right (or portion thereof) that would have been distributed pursuant to clause (i) if sufficient Rights had been available in the Rights Reserve on the Rights Offering Supplemental Record Date;

                    (c) from Arch on the Effective Date, if such holder has exercised any or all of its Rights in accordance with the terms and conditions thereof, for each Right so exercised, one Arch Capital Share;

                    (d) for each holder of a Claim in Class 6 that is not Allowed as of the Rights Offering Supplemental Record Date, from Arch, instead of receiving any Rights, as soon as reasonably practical after such Claim becomes an Allowed Claim (but no sooner than the Effective Date), its Cash Equivalent;

                    (e) from the Exchange Agent (x) if such Claim is an Allowed Claim on the Effective Date, on or as soon as practicable after the Effective Date, its Class 6 Pro Rata Share of the Creditor Stock Pool or (y) if such Claim is not an Allowed Claim on the Effective Date, on a later date after which the Claim is Allowed, its Class 6 Pro Rata Share of the Creditor Stock Pool; and

                    (f) from the Exchange Agent on the Final Distribution Date, its Class 6 Adjusted Pro Rata Share of the Arch Common Shares remaining in the Creditor Stock Pool, if any, on such date; provided, that if there are fewer than 10,000 Arch
                          --------
                    Common Shares remaining in the Creditor Stock Pool on the Final Distribution Date, no distribution will be made to holders of Allowed Class 6 Claims on such date, and the Arch Common Shares remaining in the Creditor Stock Pool on such date shall be returned to Arch and become treasury shares.

                    2. In lieu of the foregoing treatment, any holder of a Claim in Class 6 of $2,000 or less may elect, by marking the appropriate box on the Ballot sent to such holder, to receive cash equal to 50% of its Allowed Claim, or, if such holder's claim is in excess of $2,000, such holder may elect to have its Claim reduced to and Allowed at $2,000 and receive cash with respect to such reduced Claim in accordance with this Section 2.8(C)(2).
                                              -----------------

                    3. On the Effective Date, the Reorganized Debtors shall pay to the indenture trustees under the Subordinated Indentures cash equal to the amount of fees and expenses of the indenture trustees (including the reasonable fees and expenses of counsel retained by the indenture trustees), in accordance with and to the extent provided for in the Subordinated Indentures, whether incurred prior or subsequent to the Petition Date, without application by or on behalf of the indenture trustees or their respective counsel to the Bankruptcy Court.

               D.   Impairment and Voting.  Class 6 Claims are impaired and are
                    ---------------------
entitled to vote on this Plan.

          2.9  Class 7 Claims (Note Litigation Claims).
               ---------------------------------------

               A.   Classification.  Class 7 consists of all Note Litigation
                    --------------
Claims against any of the Debtors.

               B.   Treatment.  The holders of Claims in Class 7 shall not be
                    ---------
entitled to receive or retain any property pursuant to this Plan on account of their Claims.

               C.   Impairment and Voting.  Class 7 Claims are impaired and are
                    ---------------------
deemed not to have accepted this Plan.

          2.10 Class 8 Claims and Interests (Common Stock Claims and
               -----------------------------------------------------
Interests and Subordinated Indemnification Obligation Claims).
-------------------------------------------------------------

               A.   Classification. Class 8 consists of all Interests
                    --------------
arising from or related to the Common Stock, all Common Stock Claims and all Subordinated Indemnification Obligation Claims against any of the Debtors.

               B.   Treatment. Interests in Class 8 shall be canceled, and
                    ---------
the holders of Claims and Interests in Class 8 shall not be entitled to receive or retain any property on account of their Claims and Interests.

               C.   Impairment and Voting. Class 8 Claims and Interests are
                    ---------------------
impaired and are deemed not to have accepted this Plan.

          2.11 Class 9 Claims and Interests (Subsidiary Claims and
               ---------------------------------------------------
Interests).
----------

               A.   Classification. Class 9 consists of all Subsidiary
                    --------------
Claims and Subsidiary Interests.

               B.   Treatment.  The Interests in Class 9 shall be canceled,
                    ---------
except that, in accordance with Section 4.2(B), Reorganized Communications shall
                                --------------
retain its Interests in Reorganized MCCA, and the holders of Claims and Interests in Class 9 shall not be entitled to receive or retain any property on account of such Claims and Interests.

               C.   Impairment and Voting. Class 9 Claims and Interests are
                    ---------------------
impaired and are deemed not to have accepted this Plan.

                                  ARTICLE III
             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
             -----------------------------------------------------

                 3.1 Rejection. No later than 25 days prior to the Voting
                     ---------
Deadline, the Debtors, at the direction of Arch, shall prepare a schedule of the executory contracts and unexpired leases to be rejected on the Effective Date (the "Rejection Schedule"). The Rejection Schedule shall be filed and served on each party to an executory contract or unexpired lease listed thereon to be rejected by the Debtors no later than twenty days prior to the Voting Deadline. Any claims for damages arising from the rejection of an executory contract or unexpired lease listed on the Rejection Schedule must be filed by the Voting Deadline and shall be determined, if necessary, at Confirmation. The Rejection Schedule may be amended from and after the Confirmation Date for sixty days thereafter (but in no event after the Effective Date) by the Debtors at the direction of Arch and with notice to any party to an executory contract or unexpired lease added to or removed from such schedule. Any claims for damages arising from the rejection of an executory contract or unexpired lease rejected after the Confirmation Date pursuant to this Section 3.1 must be filed within 20
                                             -----------
days after receipt of notice of rejection of such contract. Any such Claims not filed within the applicable 20-day period shall be barred and may not thereafter be asserted.

          3.2  Assumption.
               ----------

               A.   Assumed Contracts.  Each executory contract or unexpired
                    -----------------
lease of the Debtors that has not expired by its own terms prior to the Effective Date, has not been rejected during the Cases prior to Confirmation, is not subject to a notice of rejection and is not rejected under this Plan shall, by the terms of this Plan, be assumed by Reorganized MCCA pursuant to sections 365 and 1123(b)(2) of the Code on the Effective Date. All such assumed contracts, unexpired leases, franchises and permits, and any contracts or unexpired leases assumed by the Debtors by order of the Bankruptcy Court prior to the Confirmation Date, shall be vested in and continue in effect for the benefit of the Reorganized Debtors.

               B.   Cure Payments and Release of Liability.  The Debtors shall,
                    --------------------------------------
at least twenty days prior to the Voting Deadline, file and serve on all parties to executory contracts and unexpired leases to be assumed as of the Effective Date, and on the Pre-Petition Agent, the Committee and Arch a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which schedule shall be acceptable to Arch. Objections to any such proposed cure payment must be made by the Voting Deadline, and shall be determined, if necessary, at the Confirmation Hearing. In the event the Debtors amend the Rejection Schedule pursuant to Section 3.1 after the Confirmation Date to
                                -----------
remove an executory contract or unexpired lease therefrom, the Debtors shall, within five days after such amendment to the Rejection Schedule, file and serve on all parties to executory contracts and unexpired leases to be assumed as a result of any such Schedule amendment, and on the Pre-Petition Agent, the Committee and Arch, a supplemental schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which supplemental schedule of cure payments shall be reasonably acceptable to Arch. Objections to any proposed cure payment set forth in the supplemental schedule must be made within 20 days after receipt thereof. A party to an assumed executory contract or unexpired lease that has not filed an appropriate pleading with the Bankruptcy Court on or before the applicable 20-day period shall be deemed to have waived its right to dispute such amount. All unpaid cure and compensation payments under any executory contracts or unexpired leases that are assumed or assumed and assigned under this Plan (including, without limitation, Claims filed in the Cases or listed in the Schedules and Allowed by order of the Bankruptcy Court prior to the Confirmation Date that relate to executory contracts or unexpired leases that are assumed or assumed and assigned under this Plan) shall be made by the Reorganized Debtors as soon as practicable after the Effective Date, but not later than thirty days after the Effective Date; provided, that, in the event of
                                                 --------
a dispute regarding the amount of any cure and compensation payments, the Reorganized Debtors shall make such cure and compensation payments as may be required by section 365(b)(1) of the Code following the entry of a Final Order resolving such dispute.

               C.   Continuation of Employment Agreements and Benefits
                    --------------------------------------------------
Agreements.  On the Effective Date, the Debtors shall assume pursuant to
----------
sections 365 and 1123(b)(2) of the Code the employment and benefit agreements set forth on Schedule 1.
             ----------

          3.3  Post-Petition Contracts and Leases.  All contracts and leases
               ----------------------------------
entered into by the Debtors after the Petition Date, including (a) the Tower Sale Agreement and (b) the Master Lease between Communications and Pinnacle Towers Inc. to be entered into pursuant to the Tower Sale Agreement, but excluding the DIP Credit Agreement, shall be deemed assigned by the Debtors to Reorganized MCCA on the Effective Date.


                                  ARTICLE IV
                            IMPLEMENTATION OF PLAN
                            ----------------------


          4.1  Actions Occurring Prior to the Effective Date.
               ---------------------------------------------

               A.   Actions Occurring Before the Confirmation Date.
                    ----------------------------------------------

                    1.   Rights Offering. Pursuant to the Merger Agreement, Arch
                         ---------------
will commence the Rights Offering and the Arch Stockholder Rights Offering.

                    2.   Standby Purchase Commitments.  Each of the Standby
                         ----------------------------
Purchasers has executed the Standby Purchase Commitment, copies of which are attached hereto as Exhibits B-1 through B-6.
                   ------------         ---

               B.   Actions Occurring Between the Confirmation Date and the
                    -------------------------------------------------------
Effective Date.
--------------

                    1.   Management and Operation of Debtors. After the
                         -----------------------------------
Confirmation Date and until the Effective Date, the Debtors shall be managed by substantially the same personnel that managed and operated the Debtors on the Confirmation Date, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the Bylaws and Articles or Certificate of Incorporation of such Debtor. During such period, the Debtors will conduct their business in the usual, regular and ordinary course, in a manner consistent with past practice, sound business practice and the terms of this Plan and the Merger Agreement, and subject to their obligations as debtors-in-possession pursuant to the Code.

                    2.   Continuation of Committee.  The Committee shall
                         -------------------------
continue to exist after the Confirmation Date until the Effective Date with the same power and authority, and the same ability to retain and compensate professionals, as it had prior to the Confirmation Date, and shall be dissolved on the Effective Date.

                    3.   Rights of Creditors and Committee.  Between the
                         ---------------------------------
Confirmation Date and the Effective Date, the Committee, the holders of Claims against and Interests in the Debtors and the indenture trustees for the Notes shall be parties-in-interest in all proceedings in the Bankruptcy Court with the same rights to participate in such proceedings as such persons had prior to Confirmation.

               4.   Term of Injunctions or Stays.  All injunction or stays,
                    ----------------------------
whether by operation of law or by order of the Bankruptcy Court, provided for in the Cases pursuant to sections 105 or 362 of the Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

               5.   Sale of Rights Reserve.  Arch shall select an agent
                    ----------------------
independent of Arch (as such term is defined in Regulation M promulgated under the Securities Exchange Act of 1934), which independent agent shall be reasonably acceptable to the Debtors and the Committee, to sell Rights from the Rights Reserve in the over-the-counter market on a date or dates no more than five business days in advance of the Rights Offering Expiration Date. All proceeds derived from such sale shall be distributed to Arch.

               6.   Stock Split.  If the Reverse Stock Split (as defined in the
                    -----------
Merger Agreement) is effective prior to or simultaneously with the Effective Date, the number of shares issued or issuable in the Rights Offering and the Arch Stockholder Rights Offering and the subscription price therefor, the number of shares specified in the definition of Creditor Stock Pool, the number of Rights in the Rights Reserve and the number of shares of Arch Common Stock issuable upon exercise of the Arch Participation Warrants and the exercise price therefor shall be adjusted as set forth in Section 8.18 of the Merger Agreement.

          4.2  Actions Occurring on the Effective Date.
               ---------------------------------------

               A.   Revesting of Assets.  Except as provided in this Plan, all
                    -------------------
property of the estate, to the full extent of section 541 of the Code, and any and all other rights and assets of the Debtors of every kind and nature shall, on the Effective Date of this Plan, revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (i) those Liens, Claims and Interests retained or created pursuant to this Plan and (ii) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date.

               B.  Merger.  Effective as of the Effective Date but immediately
                   ------
prior to the discharge of the Debtors described in Section 6.1, each of the
                                                   -----------
following transactions shall occur in the order listed: (i) MobileMedia shall contribute to the capital of Communications all Subsidiary Claims that it holds;
(ii) Communications shall contribute to the capital of each of its direct subsidiaries other than FWS Radio, Inc. any Subsidiary Claim that it holds against each such subsidiary; (iii) Communications shall contribute to the capital of FWS Radio, Inc., 50% of any Subsidiary Claim that it holds against FWS Radio, Inc.; (iv) Communications shall contribute to the capital of MCCA all Subsidiary Claims that it holds against direct and indirect subsidiaries of MCCA (which includes any remaining Subsidiary Claim, against FWS Radio, Inc.); (v) MCCA shall contribute to the capital of each of its direct subsidiaries other than MobileComm of the West, Inc. any Subsidiary Claim that it holds against each such subsidiary; (vi) MCCA shall contribute to the capital of MobileComm of the West, Inc. 89% of any Subsidiary Claim that it holds against MobileComm of the West, Inc.; (vii) MCCA shall contribute to the capital of MobileComm of the Northeast, Inc. any remaining Subsidiary Claim that it holds against MobileComm of the West, Inc. and MobileComm of the Northeast, Inc. shall, in turn, contribute any such Subsidiary Claim against MobileComm of the West, Inc. to the capital of MobileComm of the West, Inc.; and (viii) MCCA shall contribute to the capital of MobileComm of the Southwest, Inc. any Subsidiary Claim that it holds against FWS Radio, Inc. and MobileComm of the Southwest, Inc. shall, in turn, contribute any such Subsidiary Claim against FWS Radio, Inc. to the capital of FWS Radio, Inc.

          Effective as of the Effective Date but immediately following the discharge of the Debtors described in Section 6.1, each of the following
                                      -----------
transactions shall occur in the order listed: (i) MobileMedia shall contribute all of its assets to Communications and thereafter immediately dissolve, at which time the separate corporate existence of MobileMedia shall cease; (ii) Communications shall merge with and into Merger Subsidiary, and the separate corporate existence of Communications shall cease as contemplated by the Merger Agreement; (iii) MCCA shall merge with and into Delaware Subsidiary Co., a Delaware corporation originally a wholly owned direct subsidiary of Communications and a wholly owned direct subsidiary of Merger Subsidiary as a result of the merger described in clause (ii) of this Section 4.2(B), and the separate corporate existence of MCCA shall cease; (iv) all wholly owned direct subsidiaries of MCCA shall be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (v) Merger Subsidiary (as successor to Communications) shall contribute its interest in the common stock of FWS Radio, Inc. to Delaware Subsidiary Co. (as successor to MCCA), and FWS Radio, Inc. shall then be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (vi) MobileComm of the West, Inc., a wholly owned direct subsidiary of Delaware Subsidiary Co. (as successor to MCCA) as a result of the mergers described in clause (iv) of this
Section 4.2(B), shall be merged with and into Delaware Subsidiary Co. (as
--------------
successor to MCCA); (vii) Dial Page Southeast, Inc., MobileMedia Communications, Inc. (California), MobileMedia DP Properties, Inc., MobileMedia Paging, Inc., MobileMedia PCS, Inc. and Radio Call Co. of Virginia, Inc., all wholly owned direct subsidiaries of Merger Subsidiary (as successor to Communications) shall be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (viii) Merger Subsidiary shall transfer its assets (other than its shares of Delaware Subsidiary Co.) to Delaware Subsidiary Co.; and (ix) Delaware Subsidiary Co. shall organize License Co. L.L.C. as a wholly owned limited liability company of Delaware Subsidiary Co. and shall transfer the Licenses then held by it to License Co. L.L.C. It is anticipated that License Co. L.L.C. will be taxed as a branch of Delaware Subsidiary Co. Notwithstanding the foregoing, Arch and the Reorganized Debtors retain their right to make such changes in the post-Effective Date corporate structure of Arch and the Reorganized Debtors as is determined in the business judgment of Arch and Reorganized Communications.

               C.   Amended Certificates of Incorporation and Corporate
                    ---------------------------------------------------
Governance.
----------

                    1.   Certificates of Incorporation.  As of the Effective
                         -----------------------------
Date, each Reorganized Debtor's Certificate of Incorporation shall comply with section 1123(a)(6) of the Code.

                    2.   Bylaws.  As of the Effective Date, the bylaws of
                         ------
Reorganized Communications shall be the same as the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein shall be changed to "MobileMedia Communications, Inc."), and the bylaws of Reorganized MCCA shall be the same as the by laws of Delaware Subsidiary Co. as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein shall be changed to "Mobile Communications Corporation of America"). Each Reorganized Debtor's Bylaws will be effective as of the Effective Date.

                    3.   Corporate Governance.  The directors and officers of
                         --------------------
each Debtor shall continue to serve in such capacities until the Effective Date. As of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated, the directors and officers of Merger Subsidiary immediately prior to the Effective Date shall become the directors and officers of Reorganized Communications, the directors of Merger Subsidiary immediately prior to the Effective Date shall become the directors of Reorganized MCCA and the officers of Delaware Subsidiary Co. immediately prior to the Effective Date shall become the officers of Reorganized MCCA. The Debtors shall file with the Bankruptcy Court no later than ten (10) Business Days prior to the Voting Deadline a statement setting forth the office, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor, as well as of Arch, on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor shall be governed in accordance with such Reorganized Debtor's Certificate of Incorporation and such Reorganized Debtor's Bylaws.

                    4.   Amendments after the Effective Date.  After the
                         -----------------------------------
Effective Date, each Reorganized Debtor's Certificate of Incorporation, each Reorganized Debtor's Bylaws and the officers and directors of each Reorganized Debtor shall be subject to such amendments or changes as may be made by law, or by such Reorganized Debtor's Certificate of Incorporation or such Reorganized Debtor's Bylaws.

                    5.   Estate Representative.  Within 15 days after the
                         ---------------------
Confirmation Date, the Committee shall designate a person, subject to Arch's and the Debtors' consent (which consent shall not be unreasonably withheld) (the "Estate Representative"), who shall be responsible for the winding up of the Debtors' estates after the Effective Date. The Estate Representative shall have the authority to hire counsel and other advisors, to prosecute and settle Disputed Claims, to oversee distributions by the Exchange Agent, to pursue any preserved Causes of Action and otherwise to effect the closing of the Cases. The Estate Representative shall be reimbursed for all reasonable expenses incurred in the performance of his or her duties as Estate Representative by Arch based on a monthly budget to be submitted to Arch no later than ten Business Days prior to the end of each month after the Effective Date for the succeeding month, which Budget shall set forth in reasonable detail the proposed activities to be undertaken by the Estate Representative during such month and the estimated costs and expenses therefor. If Arch does not object to such Budget within five Business Days after receipt thereof, it shall be the final budget for such month. At least once every calendar quarter, the Estate Representative shall report to Arch on the material activities taken in the prior quarter and to be taken in the succeeding quarter, which activities shall be reasonably acceptable to Arch.

               D.   Cancellation of Stock.  On and as of the Effective Date, the
                    ---------------------
Common Stock, and each share of capital stock of each Debtor other than MobileMedia not owned, beneficially and of record, by MobileMedia or one of the other Debtors, shall be canceled and rendered null and void.

          4.3  Distributions Occurring On and After the Effective Date.
               -------------------------------------------------------

               A.   Distributions to Holders of Allowed Class 4 Claims.  The
                    --------------------------------------------------
cash distribution to be made to the holders of Allowed Class 4 Claims shall be made by wire transfer by Arch on the Effective Date or the first Business Day thereafter to the Pre-Petition Agent, which shall, subject to the rights of the Pre-Petition Agent, if any, against the other holders of Allowed Class 4 Claims under the 1995 Credit Agreement, promptly transmit to each such holder its Pro Rata Share of the cash provided by Arch; provided, that, if requested by a
                                         --------
Standby Purchaser in writing at least two days prior to the Effective Date, any cash to be distributed to the Standby Purchaser on account of such Standby Purchaser's Allowed Class 4 Claim shall, in accordance with the instructions included in such written request, be applied on behalf of the Standby Purchaser first to the payment of any amounts required to be paid by such Standby Purchaser in accordance with its Standby Purchase Commitment.

               B.  Distributions to Holders of Dial Page Notes.
                   -------------------------------------------

                    1. Exchange of Notes. The cash distribution to be made to the holders of Allowed Class 5 Claims shall be made by Reorganized Communications to the Dial Page Indenture Trustee on the Effective Date or the first Business Day thereafter, which shall, subject to the rights of such Dial Page Indenture Trustee as against holders of the Dial Page Notes under the Dial Page Indenture, transmit, upon surrender by a holder of its Dial Page Notes, the cash to which such holder is entitled under Section 2.7(C). The reasonable fees
                                            --------------
and expenses of the Dial Page Indenture Trustee incurred solely in connection with making such distributions, unless otherwise paid hereunder, shall be paid by Reorganized Communications to the extent so required by the Dial Page Indenture or as otherwise agreed between Reorganized Communications, the Dial Page Indenture Trustee and Arch, and in any case subject to required approvals of the Bankruptcy Court, if any.

                    2.  Lost Notes.  If a holder of a Dial Page Note is unable
                        ----------
to surrender such Note because it has been destroyed, lost or stolen, such holder may receive a distribution with respect to such Note upon request to the Dial Page Indenture Trustee in an acceptable form with: (i) proof of such holder's title to such Note; (ii) proof of the destruction or theft of such Note, or an affidavit to the effect that the same has been lost and after diligent search cannot be found; and (iii) such indemnification as may reasonably be required by the Reorganized Debtors to indemnify Arch, the Reorganized Debtors, the Dial Page Indenture Trustee and all other persons deemed appropriate by the Reorganized Debtors, against any loss, action, suit or other claim whatsoever that may be made as a result of such holder's receipt of a distribution on account of such Dial Page Note under this Plan.

               C.   Distributions from Arch.  Arch will distribute to each
                    -----------------------
holder of an Allowed Class 6 Claim and each Standby Purchaser that exercised its Rights in accordance with the terms thereof (and, in the case of the Standby Purchasers, in accordance with the terms of the Standby Purchase Commitment), on the Effective Date, for each Right so exercised, the Arch Common Shares or Arch Class B Shares, as applicable, subscribed for. Arch will distribute to each holder of an Allowed Class 6 Claim that was not Allowed as of the Rights Offering Supplemental Record Date, as soon as practicable after such Claim is Allowed (but no sooner than the Effective Date), its Cash Equivalent, as provided in Section 2.8(C)(1)(d). In the event the exercise of Rights and the
            --------------------
purchase of Arch Common Shares would cause (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities and Exchange Act of
1934) or (ii) the Standby Purchasers collectively, on the Effective Date, in the aggregate, to beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (a) more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors or (b) more than 49.0% of the total voting power of the capital stock of Arch, then, the "person" or "group" or the Standby Purchasers, shall receive in lieu of the Arch Common Shares, Arch Class B Common Shares such that (x) such "person" or "group" or (y) the Standby Purchasers collectively, on the Effective Date, in the aggregate, beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (i) no more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors and (ii) no more than 49.0% of the total voting power of the capital stock of Arch on the Effective Date. For purposes of calculating the percentages referred to above, it will be assumed that no additional Class 6 Claims are Allowed after the Effective Date and all of the Arch Common Shares in the Creditor Stock Pool are distributed to the Allowed Class 6 Claims as of the Effective Date.

               D.   Distributions from the Exchange Agent.  On the Effective
                    -------------------------------------
Date, Arch will deliver to the Exchange Agent a certificate, in the name of the Exchange Agent, for the number of Arch Common Shares comprising the Creditor Stock Pool. Distributions to the holders of Allowed Class 6 Claims other than on account of the Rights, on the Effective Date and thereafter, shall be made by the Exchange Agent on behalf of Reorganized Communications from the Arch Common Shares evidenced by the certificate so delivered by Arch.

                    1.   Holders of the Subordinated Notes.  As soon as
                         ---------------------------------
practicable after the Effective Date, Reorganized Communications shall cause the Exchange Agent to send a notice and a transmittal form (which shall specify that delivery shall be effected and risk of loss and title to the Subordinated Notes shall pass, only upon delivery of the Subordinated Notes to the Exchange Agent, and shall be in such form and have such other reasonable provisions as Arch may reasonably specify) to each holder of a Subordinated Note advising such holder of the effectiveness of the Merger and this Plan and the procedure for surrendering to the Exchange Agent such Subordinated Note in exchange for the Arch Common Shares issuable to it pursuant to Section 2.8(C).
                                                  --------------

          Commencing on the Effective Date, the Exchange Agent shall distribute to each holder of an Allowed Claim that constitutes a Subordinated Noteholder Claim, upon proper surrender of its Subordinated Notes, its Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Pro Rata Share of the Creditor Stock Pool shall be made to the holders of Allowed Class 6 Claims that constitute Subordinated Noteholder Claims who have surrendered their Subordinated Notes since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares shall be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim constituting a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of the remaining shares in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f)).
                 --------------------

          In the event of a transfer of ownership of Subordinated Notes that is not registered on the transfer records of the indenture trustee for such Subordinated Notes, the securities to be distributed may be distributed to a transferee of the Subordinated Notes if an executed letter of transmittal in form satisfactory to the Exchange Agent is presented to the Exchange Agent, accompanied by such documents as are required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid.

          After the Effective Date, there shall be no further registration of transfers on the record books of Reorganized Communications of the Subordinated Notes outstanding prior to the Effective Date. If, after the Effective Date, the Subordinated Notes are presented to Reorganized Communications for any reason, they shall be canceled and exchanged as provided in this Section
                                                                 -------
4.3(D)(1).
---------

          If any Arch Common Shares are to be issued in the name of a person other than the person in whose name the Subordinated Note surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Arch Common Shares that (i) the Subordinated Note so surrendered shall be transferable, and shall be properly assigned and endorsed, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Person shall be liable to a holder of Subordinated Notes for any Arch Common Shares issuable to such holder pursuant to Section 2.8(C) that are delivered to a public official pursuant to applicable
   --------------
abandoned property, escheat or similar laws.

          No dividends or other distributions that are payable to the holders of record of Arch Common Shares as of a date on or after the Effective Date shall be paid to holders of Allowed Class 6 Claims entitled to receive Arch Common Shares pursuant to Section 2.8(C) until such holders surrender their
                   --------------
Subordinated Notes in accordance with this Section 4.3(D)(1). Upon such
                                           -----------------
surrender, Arch shall pay or deliver to the persons in whose name the certificates representing such Arch Common Shares are issued any dividends or other distributions that have been paid or are payable to the holders of record of Arch Common Shares as of a date on or after the Effective Date and which were paid or delivered between the Effective Date and the time of such surrender; provided, that no such person shall be entitled to receive any interest on such
--------
interest payments, dividends or other distributions.

          If a holder of a Subordinated Note is unable to surrender such Note because it has been destroyed, lost or stolen, such holder may receive a distribution with respect to such Note upon request to the Exchange Agent in an acceptable form with: (i) proof of such holder's title to such Note; (ii) proof of the destruction or theft of such Note, or an affidavit to the effect that the same has been lost and after diligent search cannot be found; and (iii) such indemnification as may reasonably be required by the Reorganized Debtors to indemnify Arch, the Reorganized Debtors, the Exchange Agent and all other persons deemed appropriate by the Reorganized Debtors against any loss, action, suit or other claim whatsoever that may be made as a result of such holder's receipt of a distribution on account of such Subordinated Note under this Plan.

               2.   Holders of Allowed Class 6 Claims other than the
                    ------------------------------------------------
Subordinated Noteholder Claims. On the Effective Date, the Exchange Agent shall
------------------------------
distribute to each holder of an Effective Date Allowed Claim other than a Subordinated Noteholder Claim its Class 6 Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Pro Rata Share of the Creditor Stock Pool shall be made to each holder of a Class 6 Claim other than a Subordinated Noteholder Claim whose Claim has been Allowed (as certified by the Estate Representative to the Exchange Agent) since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares shall be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim other than a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of any shares remaining in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f)).
                       --------------------

               3.   Fractional Interests.  The Arch Capital Shares shall be
                    --------------------
issued and distributed in whole shares, and not in fractional shares. To the extent that any holder would be entitled to a fractional Arch Capital Share but for this provision, such holder shall, at Arch's option, (i) be paid by Reorganized Communications cash in an amount equal to the fraction of said share multiplied by the price of an Arch Capital Share on the Effective Date, or (ii) receive the number of whole shares determined by rounding up to the next whole number of shares. Arch Participation Warrants shall be issued and distributed in whole units, and not in fractional units. To the extent that any holder would be entitled to a fractional Arch Participation Warrant but for this provision, such holder shall receive the number of whole warrants determined by rounding up or down to the next whole number of warrants. For purposes of this Section 4.3(D),
                                                                --------------
holders of Allowed Claims under or evidenced by the Notes shall, in the case of Notes held in street name, mean the beneficial holders thereof.

          E.   Undeliverable Distributions.
               ---------------------------

               1.   Method of Distribution.  All property under this Plan to be
                    ----------------------
distributed by mail shall be sent to the latest mailing address filed of record with the Bankruptcy Court for the party entitled thereto or, if no such mailing address has been so filed, the mailing address reflected in the Schedules or, in the case of the holder of Notes, to the latest mailing address maintained of record by the pertinent indenture trustee or, if no mailing address is maintained of record, to the pertinent indenture trustee.

               2.   Holding and Investment of Undeliverable Distributions.  If
                    -----------------------------------------------------
any Allowed Claim holder's distribution is returned to the Debtors, Reorganized Debtors, Arch or the Exchange Agent as undeliverable, no further distributions will be made to such holder unless the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, are notified in writing of such holder's then-current address. Undeliverable distributions will remain in the possession of the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, pursuant to this Section 4.3(E)(2) until such time as a distribution becomes
                 -----------------
deliverable. Undeliverable cash will be held in a segregated bank account in the name of the Reorganized Debtors for the benefit of the potential claimants of such funds and, until such time as such cash becomes property of Arch pursuant to Section 4.3(E)(4), such cash will not constitute property of Arch. The
   -----------------
Reorganized Debtors will invest any undeliverable cash in a manner consistent with the Reorganized Debtors' investment and deposit practices. Undeliverable shares of newly-issued Arch Common Shares will be held by the Exchange Agent for the benefit of the potential claimants of such securities until the expiration of the time period set forth in Section 4.3(E)(4).
                                -----------------

               3.   After Distributions Become Deliverable.  On each Semi-Annual
                    --------------------------------------
Distribution Date and on the Final Distribution Date, the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, will make all distributions that have, prior to such date, become deliverable to holders of Allowed Claims. Each such distribution will include, to the extent applicable, dividends or other distributions, if any, that would have been paid in respect of the shares of Arch Common Shares or Arch Class B Common Shares distributed to such holder from the Effective Date through the date of such distribution (without any interest thereon).

               4.   Undistributed Property.  Any property that remains
                    ----------------------
undeliverable to the holders of Allowed Claims as of the later of the Final Distribution Date and the date that is two years after the Effective Date shall be delivered to, and become the property of, Arch.

          F.   Compliance with Tax Requirements.
               --------------------------------

               1. In connection with this Plan, to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to this Plan that may be necessary or appropriate to comply with such withholding and reporting requirements.

               2. Notwithstanding any other provision of this Plan, each entity that has received any distribution pursuant to this Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

          4.4  Procedure For Determination of Claims and Interests.
               ---------------------------------------------------

               A.   Bar Date For Administrative Claims.
                    ----------------------------------

                    1. All applications for compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Confirmation Date and all other requests for payment of administrative costs and expenses incurred prior to the Confirmation Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) shall be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Confirmation Date. Any such claim that is not filed and served within this time shall be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided,
                                                                     --------
that Arch shall have no right to object to any such application for professional fees. From and after the hearing on such applications, the Debtors (or the Reorganized Debtors if the hearing is after the Effective Date) shall be authorized to pay all of its and the Committee's professionals in full based on monthly statements delivered to the Debtors subject to the final hearing described in Section 4.4(A)(2).
             -----------------

                    2. All applications for final compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered on or after the Confirmation Date and prior to the Effective Date and all other requests for payment of administrative costs and expenses incurred on or after the Confirmation Date and prior to the Effective Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) shall be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Effective Date. Any such claim that is not served and filed within this time shall be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided,
                                                                     --------
that Arch shall have no right to object to any such application for professional fees.

               B.   Objections To Claims.
                    --------------------

                    1. Objections to any Administrative Claim (other than Administrative Claims governed by Section 4.4(A)) and to any other Claim (other
                                  ---------------
than Class 6 Claims governed by the next sentence of this Section 4.4(B)(1))
                                                          ------------------
must be filed no later than the Effective Date. Objections must be filed no later than the Rights Offering Commencement Date as to any Class 6 Claim other than (x) Class 6 Claims relating to the rejection of executory contracts or unexpired leases pursuant to this Plan, as to which objections must be filed as set forth in Section 3.1 and (y) Class 6 Claims as to which a proof
             -----------
of claim is filed after the Rights Offering Commencement Date, as to which objections must be filed by the Effective Date. Objections shall be served on the holder of any Claim being objected to and counsel for each of Arch, the Pre-Petition Agent, the DIP Agent and the Committee. No distribution shall be made on account of any Claim that is not Allowed. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors.

                    2. On and after the Effective Date, only the Estate Representative shall have authority to continue to prosecute, settle or withdraw objections to Claims. After the Effective Date, the Estate Representative shall be entitled to compromise or settle any Disputed Claim without seeking approval of the Bankruptcy Court. The Estate Representative shall be paid subject to the budget described in Section 4.2(C)(5), but without seeking approval of the
                    -----------------
Bankruptcy Court.

                    3. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim shall be made in accordance with the provisions of this Plan governing the Class of Claims to which such Claim belongs. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim shall be distributed, together with any dividends, payments or other distributions made on account of such property from the date such distributions would have been due had such Claim then been an Allowed Claim to the date such distributions are made (without any interest thereon).

          4.5  Issuance of Arch Capital Shares.  On and as of the Effective
               -------------------------------
Date, Arch will issue the Arch Common Shares and, if applicable pursuant to
Section 4.3(C), Arch Class B Common Shares to be distributed to the holders of
--------------
Allowed Class 6 Claims, to all persons that exercised Rights and, if applicable, the Standby Purchasers.

          4.6  Issuance of Warrants.  On and as of the Effective Date, Arch will
               --------------------
issue the Arch Participation Warrants, as contemplated by this Plan, the Standby Purchase Commitments and the Merger Agreement.

          4.7  Issuance of Rights.  On and as of the Rights Offering
               ------------------
Commencement Date, Arch will issue the Rights, as contemplated by this Plan and the Merger Agreement. On and as of the Arch Stockholder Rights Offering Commencement Date, Arch will issue the Arch Stockholder Rights, as contemplated by this Plan and the Merger Agreement.

          4.8  Exemption from Securities Laws.  All notes, instruments, stock
               ------------------------------
and other securities distributed pursuant to this Plan (other than the Rights and the Units) are entitled to the benefits and exemptions provided by section 1145 of the Code.

          4.9  Registration Rights Agreement.  Each Person (other than the
               -----------------------------
Standby Purchasers) that, as a result of the transactions contemplated by this Plan, becomes the beneficial owner (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of at least 10% of the outstanding Arch Capital Shares, shall be entitled to become a party to the Registration Rights Agreement.

          4.10  Effectuating Documents; Further Transactions; Exemption From
                ------------------------------------------------------------
Certain Transfer Taxes.  The Chief Executive Officer, President, Chief Financial
----------------------
Officer or any Vice President of Reorganized Communications or the Debtors, or such other persons as the Bankruptcy Court may designate at the request of the Debtors, will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan. The Secretary or any Assistant Secretary of each Debtor or the Reorganized Debtors or such other persons as the Bankruptcy Court may designate at the request of the Debtors will be authorized to certify or attest to any of the foregoing actions.

          Pursuant to section 1146(c) of the Code (a) the issuance, transfer or exchange of Arch Capital Shares, (b) the creation of any mortgage deed or trust or other security interest and (c) the making of any agreement or instrument in furtherance of, or in connection with, this Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, or assignments executed in connection with the Merger Agreement, will not be subject to any stamp, real estate transfer tax or similar tax.

          4.11  Release of Security Interests.  Within ten Business Days after
                ------------------------------
the Confirmation Date, the Pre-Petition Agent shall deliver to Communications UCC-3 termination statements and such other documents as are reasonably requested by Communications to evidence the termination of the security interests granted to the Pre-Petition Agent to secure amounts outstanding under the 1995 Credit Agreement, which statements and other documents shall be held by Communications in escrow and released for filing only upon receipt by the Pre-Petition Agent of the distribution provided for in Section 4.3(A).
                                                   --------------


                                   ARTICLE V
                         CONDITIONS TO EFFECTIVE DATE
                         ----------------------------

          5.1   Conditions to Occurrence of Effective Date.  Each of the
                ------------------------------------------
following is a condition to the Effective Date:

               A. That the Confirmation Order has been entered by the Bankruptcy Court, more than ten (10) days have elapsed since the Confirmation Date, no stay of the Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated;

               B. That all conditions to the Closing under the Merger Agreement (other than the condition set forth in Section 5.1(j) of the Merger Agreement) have been satisfied or waived by the party entitled thereto, and the Merger shall occur as contemplated by Section 4.2(B)(ii); and
                ------------------

               C. The commitments under the DIP Credit Agreement shall have terminated, all amounts owing under or in respect of the DIP Credit Agreement shall have been paid in full in cash and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement or the 1995 Credit Agreement shall have been terminated or satisfied, or the Debtors shall have provided cash collateral therefor in accordance with the terms of the DIP Credit Agreement or the 1995 Credit Agreement, as applicable.

          5.2  Effect of Non-occurrence of Conditions to the Effective Date.  If
               ------------------------------------------------------------
the Merger Agreement is terminated in accordance with its terms, then the Confirmation Order shall be vacated by the Bankruptcy Court unless the Debtors, Arch or the Committee files a motion opposing the vacation of the Confirmation Order within ten Business Days after termination of the Merger Agreement. The Confirmation Order may not be vacated after all the conditions to the Effective Date have either occurred or been waived.

          5.3  Non-consensual Confirmation.  Because Classes 7, 8 and 9 are
               ---------------------------
deemed not to have accepted this Plan pursuant to section 1126(g) of the Code, as to such Classes and any other Class that votes to reject this Plan, the Debtors are seeking confirmation of this Plan in accordance with section 1129(b) of the Code either under the terms provided herein or upon such terms as may exist if this Plan is modified in accordance with section 1127(d) of the Code. In the event Class 4 votes to reject this Plan, the Debtors, the Committee and Arch each reserves the right to contest all or any portion of the amount of the Allowed Class 4 Claims as set forth in Section 2.6(B).
                                       --------------


                                  ARTICLE VI
          DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS
          -----------------------------------------------------------

            6.1  Discharge of Claims and Termination of Interests.
                 ------------------------------------------------

               A. Except as provided in the Confirmation Order, the rights afforded under this Plan and the treatment of Claims and Interests under this Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in this Plan or the Confirmation Order, Confirmation will, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Code, whether or not (x) a proof of claim based on such debt is filed or deemed filed pursuant to section 501 of the Code, (y) a Claim based on such debt is allowed pursuant to section 502 of the Code, or (z) the holder of a Claim based on such debt has accepted this Plan and (ii) satisfy or terminate all Interests and other rights of equity security holders in the Debtors.

               B. As of the Effective Date, except as provided in this Plan or the Confirmation Order, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction or termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

          6.2  Injunctions.
               -----------

               A. Except as provided in this Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

               B. As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to this Plan are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

               C. By accepting a distribution pursuant to this Plan, each holder of an Allowed Claim receiving such distribution pursuant to this Plan will be deemed to have specifically consented to the injunctions set forth in this Section 6.2.
     -----------

          6.3  Termination of Subordination Rights and Settlement of Related
               -------------------------------------------------------------
Claims and Controversies.
------------------------
               A. The classification and manner of satisfying all Claims and Interests under this Plan takes into consideration all contractual, legal and equitable subordination and turnover rights, whether arising under general principles of equitable subordination, section 510(c) of the Code or otherwise, that a holder of a Claim or Interest or the Debtors may have against other Claim holders with respect to any distribution made pursuant to this Plan. On the Effective Date, all contractual, legal, equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to this Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

               B. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the enforcement or termination of all contractual, legal and equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to this Plan on account of such Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors and the Reorganized Debtors and their respective property and Claim and Interest holders, and is fair, equitable and reasonable.


                                  ARTICLE VII
                                 MISCELLANEOUS
                                 -------------

          7.1  Retention of Jurisdiction.  Following the Effective Date, the
               -------------------------
Bankruptcy Court shall retain such jurisdiction as is set forth in this Plan. Without in any manner limiting the scope of the foregoing, the Bankruptcy Court shall retain jurisdiction for the following purposes:

               A. To determine the allowability, classification, priority or subordination of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date, or to hear proceedings to subordinate Claims or Interests brought by any party in interest with standing to bring such objection or proceeding;

               B. To construe and to take any action authorized by the Code and requested by the Reorganized Debtors or any other party in interest to enforce this Plan and the documents and agreements filed in connection with this Plan, issue such orders as may be necessary for the implementation, execution and consummation of this Plan, including, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of this Plan and to ensure conformity with the terms and conditions of this Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

          C. To determine any and all applications for allowance of compensation and expense reimbursement of professionals retained by the Debtors, the Reorganized Debtors or the Committee, and for members of the Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

          D. To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

          E. To resolve any dispute regarding the implementation or interpretation of this Plan, the Merger Agreement or any related agreement or document that arises at any time before the Cases are closed, including determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors' obligations to cure defaults under assumed contracts, leases, franchises and permits;

          F. To determine any and all applications pending on the Confirmation Date for the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, and the allowance of any Claim resulting therefrom;

          G. To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought on or before the Effective Date;

          H. To determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Code, and to determine any tax claims that may arise against the Debtors or Reorganized Debtors as a result of the transactions contemplated by this Plan;

          I. To resolve any dispute arising out of actions taken by the Estate Representative;

          J. To modify this Plan pursuant to section 1127 of the Code, or to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in this Plan so as to carry out its intent and purposes; and

          K. For such other purposes as may be provided for in the Confirmation Order.

          Prior to the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

          7.2  Retention and Enforcement Of Causes Of Action.  Pursuant to
               ---------------------------------------------
section 1123(b)(3)(B) of the Code, but subject to Sections 7.3 and 7.4 of this
                                                  ------------     ---
Plan, the Reorganized Debtors, on behalf of themselves and holders of Allowed Claims and Interests, shall retain all Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action. All Causes of Action shall remain the property of the Reorganized Debtors. Nothing contained in this Plan shall constitute a waiver of the rights, if any, of the Debtors or the Reorganized Debtors to a jury trial with respect to any Cause of Action or objection to any Claim or Interest.

          7.3  Limitation of Liability.  None of the Debtors, the Reorganized
               -----------------------
Debtors, Arch or any affiliate thereof, the Committee, the Pre-Petition Agent, the Pre-Petition Lenders, the DIP Agent, the DIP Lenders, the Standby Purchasers, the indenture trustees for the Notes, Arch's financing sources, nor any of their respective officers, directors, employees, members, agents, underwriters or investment bankers, nor any other professional Persons employed by any of them (collectively, the "Exculpated Persons"), shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, negotiating, implementing, confirming or consummating this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan.
The Exculpated Persons shall have no liability to any Debtor, holder of a Claim, holder of an Interest, other party in interest in the Cases or any other Person for actions taken or not taken under this Plan, in connection herewith or with respect hereto, or arising out of their administration of this Plan or the property to be distributed under this Plan, in good faith, including, without limitation, failure to obtain Confirmation of this Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date, and in all respects such Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

          7.4  Releases.
               --------

               A. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, each of the Debtors'
(1) present officers and directors, (2) former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding), (3) the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such directors and (4) their respective professional advisers (collectively, the "Officer and Director Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Cases or this Plan (collectively, the "Released Matters"); provided, that the
                                                           --------
foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release
                                       --------  -------
shall not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date.

          B. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, each of (1) the Pre-Petition Lenders, the Pre-Petition Agent, the DIP Lenders and the DIP Agent and
(2) their respective professional advisers (collectively, the "Lender Releasees"), from the Released Matters; provided, that the foregoing release
                                        --------
shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

          C. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, (1) each member of the Committee, the Committee and their respective present or former members, officers, directors, employees, affiliates, advisors, attorneys or agents (collectively, the "Representatives"), (2) the Standby Purchasers and their Representatives, and (3) their respective professional advisers (collectively, the "Creditor Releasees"), from the Released Matters; provided, that the
                                                      --------
foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

          D. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, Arch, any affiliate of Arch, or Arch's financing sources, agents, underwriters and investment bankers and their respective professional advisers (collectively, the "Arch Releasees") from the Released Matters; provided, that the foregoing release
                                       --------
shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

          E. On the Effective Date, Arch and its subsidiaries shall be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees and the Creditor Releasees from the Released Matters; provided, that
                                                                --------
the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release
                                       --------  -------
shall not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date.

               F. On the Effective Date, each holder of a Claim that is entitled to vote on this Plan shall be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees and the Arch Releasees from the Released Matters; provided, that the foregoing
                                                  --------
release shall not apply to any action or omission that constitutes actual fraud or criminal behavior and shall not constitute a release of any recovery such holder would be entitled to as a plaintiff or putative plaintiff in the Securities Actions or any action initiated after the date hereof based upon similar factual allegations or alleging similar causes of action to the Securities Actions; and provided, further, that a holder (other than Arch) may
                        --------  -------
elect, by checking the appropriate box or boxes provided on the Ballot, not to grant such release as to the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees or the Arch Releasees, or all of them.

               G.   The Confirmation Order shall contain a permanent injunction to effectuate the releases granted in the foregoing Sections 7.4(A), (B), (C),
                                                    ---------------  ---  ---
(D), (E) and (F). Any release granted pursuant to the foregoing Sections 7.4(A),
---  ---     ---                                                ---------------
(B), (C), (D), (E) and (F) shall be ineffective and null and void automatically
---  ---  ---  ---     ---
and immediately upon the assertion by any released party of any claim in any manner or in any forum against any party that granted the release, and all Causes of Action that the Debtors had or had the power to assert immediately prior to the Effective Date with respect to any such party shall be preserved and become the property of the Reorganized Debtors pursuant to Section 7.2.
                                                               -----------

          7.5  Indemnification Obligations; Directors' and Officers' Liability
               ---------------------------------------------------------------
Insurance.
---------

               A. Director Indemnification Obligations and Excluded Indemnification Obligations shall be deemed to be, and shall be treated as if they are, executory contracts that are rejected pursuant to section 365 of the Code. Any Claims arising out of the rejection of the Indemnification Obligations pursuant to this Section 7.5(A) shall be subordinated in full under sections
                 --------------
510(b) and 510(c) of the Code.

               B. Benefit Plan Indemnification Obligations and Indemnification Obligations with respect to officers and employees who are officers and employees of the Debtors as of the Effective Date (other than Excluded Indemnification Obligations) shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed agreements under this Plan and such obligations (subject to any defenses thereto) shall remain unaffected and shall not be discharged or impaired hereby, and any Claim for indemnification filed by any such party shall not be an Allowed Claim hereunder; provided, that the foregoing assumption shall not affect any release of any such
--------
obligation given in writing to the Debtors before the Effective Date or to the Reorganized Debtors on or after the Effective Date or any other releases under
Section 7.4.
-----------

               C. On the Effective Date, the Reorganized Debtors shall purchase a "run-off" policy for the Debtors' current and former directors and officers (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding), which policy shall provide for aggregate coverage up to $40 million (or such lesser amount as can be purchased for a premium of $750,000) for claims made during a period of at least three (3) years following the Effective Date based on alleged "wrongful acts" through the Effective Date, and shall contain such other usual and customary terms and conditions as are approved by the Board of Directors of MobileMedia.

               D. As of the Effective Date, Arch shall make available up to an aggregate amount of $1,000,000 (the "Defense Fund") to be used by present and former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding) of the Debtors solely for the costs and expenses (including reasonable attorneys' fees and expenses) of defending the Securities Actions not otherwise covered by the Debtors' insurance. The Defense Fund is being provided by Arch at its election and not in exchange for any Claim or Interest by any officer or director. Provision of the Defense Fund hereunder shall not negate, constitute a waiver or modification of or otherwise impair the discharge of the Debtors and the Reorganized Debtors under sections 524 and 1141 of the Code and this Plan. As a condition to any officer or director obtaining amounts from the Defense Fund, such officer or director shall deliver to Arch, at Arch's request, a release, in form and substance reasonably acceptable to Arch, confirming the unconditional release and discharge of the Arch Releasees and the Reorganized Debtors from the Released Matters. Any officer or director shall be required to reimburse Arch for any amounts obtained from the Defense Fund that are subsequently covered by insurance.

          7.6  Terms Binding. Upon the entry of the Confirmation Order, all
               -------------
provisions of this Plan, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtors, Arch or the Reorganized Debtors in connection with this Plan, shall be binding upon the Debtors, Arch, the Reorganized Debtors, all Claim and Interest holders and all other entities that are affected in any manner by this Plan. All agreements, instruments and other documents filed in connection with this Plan shall have full force and effect, and shall bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter.

          7.7  Additional Terms of Securities and Other Instruments.  Any
               ----------------------------------------------------
modification of the Merger Agreement, the Arch Common Shares and Arch Class B Common Shares, and all other securities or agreements issued or entered into pursuant to this Plan after the Voting Deadline, shall be treated as a Plan modification and shall be governed by section 1127 of the Code.

          7.8  Post-Consummation Effect of Evidences of Claims or Interests.
               ------------------------------------------------------------
Notes, stock certificates and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Plan.

          7.9  Payment Dates.  Whenever any payment to be made under this Plan
               -------------
is due on a day other than a Business Day, such payment shall instead be made, without interest, on the next succeeding Business Day.

          7.10  Successors and Assigns.  The rights, benefits and obligations of
                ----------------------
any person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assignee of such person.

          7.11  Inconsistencies.  In the event that there is any inconsistency
                ---------------
between this Plan and the Disclosure Statement, any exhibit to this Plan or any other instrument or document created or executed pursuant to this Plan, this Plan shall govern.

          7.12  Compliance with Applicable Law.  It is intended that the
                ------------------------------
provisions of this Plan (including the implementation thereof) shall be in compliance with applicable law, including, without limitation, the Code, the Delaware General Corporation Law, as amended, the Communications Act of 1934, as amended, the Securities Act of 1933, as amended, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as, in each case, any rules and regulations promulgated thereunder. If the Debtors shall conclude that this Plan may not comply with any of the foregoing, then and in such event the Debtors intend to amend this Plan in such respects as they deem necessary to bring this Plan into compliance therewith.

          7.13  Governing Law.  Except to the extent that the Code or any other
                -------------
federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtors, the rights, duties and obligations arising under this Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the laws of the State of Delaware.

          7.14  Severability.  If the Bankruptcy Court determines at the
                ------------
Confirmation Hearing that any material provision of this Plan is invalid or unenforceable, such provision, to the extent the Debtors, Arch and the Committee agree, but subject to section 1127 of the Code, shall be severable from this Plan and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Plan.

           7.15 Incorporation by Reference. Each Exhibit or Schedule hereto is
                --------------------------
incorporated herein by reference.

               MOBILEMEDIA COMMUNICATIONS, INC.
               MOBILEMEDIA CORPORATION
               MOBILEMEDIA COMMUNICATIONS, INC. (CALIFORNIA)
               MOBILEMEDIA DP PROPERTIES, INC.
               MOBILEMEDIA PCS, INC.
               DIAL PAGE SOUTHEAST, INC.
               RADIO CALL COMPANY OF VA. INC.
               MOBILEMEDIA PAGING, INC.
               MOBILE COMMUNICATIONS CORPORATION OF AMERICA
               MOBILECOMM OF THE SOUTHEAST, INC.
               MOBILECOMM OF THE NORTHEAST, INC.
               MOBILECOMM NATIONWIDE OPERATIONS, INC.
               MOBILECOMM OF TENNESSEE, INC.
               MOBILECOMM OF THE SOUTHEAST PRIVATE CARRIER
                 OPERATIONS, INC.
               MOBILECOMM OF THE SOUTHWEST, INC.
               MOBILECOMM OF FLORIDA, INC.
               MOBILECOMM OF THE MIDSOUTH, INC.
               FWS RADIO, INC.
               MOBILECOMM OF THE WEST, INC.

               Debtors and Debtors-in-Possession


               By: /s/ Joseph A. Bondi
                   _________________________________________________
                   Joseph A. Bondi
                     Chairman-Restructuring of
                     MobileMedia Corporation

J. Ronald Trost
James D. Johnson
Shelley C. Chapman
Lee M. Stein
SIDLEY & AUSTIN
875 Third Avenue
New York, New York  10022
(212) 906-2000

James L. Patton, Jr. (No. 2202)
Joel A. Waite (No. 2925)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
11th Floor - Rodney Square North
P.O. Box 391
Wilmington, Delaware  19899
(302) 571-6600


COUNSEL TO DEBTORS AND DEBTORS-IN-POSSESSION

                                                                        ANNEX D

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                        ARCH COMMUNICATIONS GROUP, INC.

  Arch Communications Group, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

  At a duly convened meeting of the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth amendments to the Restated Certificate of Incorporation of the Corporation, as amended by a Certificate of Designation dated October 13, 1995 stating the designation and number of shares, and fixing the relative rights, preferences and limitations, of the Corporation's Series B Junior Participating Preferred Stock (the "Series B Certificate of Designation") and a Certificate of Designation dated June 29, 1998 stating the designation and number of shares, and fixing the relative rights, preferences and limitations, of the Corporation's Series C Convertible Preferred Stock (as so amended, the "Restated Certificate of Incorporation"), and declaring such amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments in accordance with Section 242 of the General Corporation Law of the State of Delaware at a duly convened meeting of stockholders. The resolutions setting forth the amendments are as follows:

RESOLVED:   That Article FOURTH of the Restated Certificate of Incorporation
            of the Corporation, as previously amended, be and hereby is further amended by deleting paragraph (a) of said Article FOURTH and inserting in lieu thereof the following:

            (a) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 375,000,000 shares, consisting of (i) 300,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), (ii) 65,000,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock"), and (iii) 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), of which 300,000 shares have been designated as Series B Junior Participating Preferred Stock, $.01 par value per share, 250,000 shares have been designated as Series C Convertible Preferred Stock, $.01 par value per share, and 9,450,000 shares remain available for future designation and issuance in accordance with the General Corporation Law of the State of Delaware.

FURTHER
RESOLVED:
            That Article FOURTH of the Restated Certificate of Incorporation be and hereby is amended by deleting subparagraph (b)(i) of said Article FOURTH and inserting in lieu thereof the following:

            (i) Common Stock and Class B Common Stock.

              (A) Subject to the provisions of any series of Preferred Stock which may at the time be outstanding, the holders of Common Stock and Class B Common Stock shall be entitled to receive, when and as declared from time to time by the Board of Directors out of any funds legally available for the purpose, such dividends as may be declared from time to time by the Board of Directors. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, each holder of Common Stock or Class B Common Stock will be entitled to participate in such dividends ratably on a per share basis. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon the distribution of its assets, after the payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of Preferred Stock at the time outstanding shall be entitled, the remaining assets of the Corporation available for payment and distribution to stockholders shall, subject to any participating or similar rights of any series of Preferred Stock at the time outstanding, be distributed ratably among the holders of Common Stock and Class B Common Stock at the time outstanding on a per share basis. Shares of Common Stock shall have no preference, conversion, exchange, preemptive or other similar rights. Shares of Class B Common Stock shall have no preference, exchange, preemptive right or other similar rights, shall be identical in all respects to shares of Common Stock except as set forth in subparagraphs (B), (C) and (D) below, and shall have no conversion rights except as set forth in subparagraphs (C) and (D) below.

              (B) Except as otherwise required by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, on all matters to be voted on by the Corporation's stockholders, the Common Stock will be entitled to one vote per share. Except as otherwise required by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, the Class B Common Stock shall not be entitled to vote with respect to the election of directors and shall be entitled to 1/100th vote per share on all other matters to be voted on by the Corporation's stockholders. Except as otherwise required by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, the Common Stock, the Class B Common Stock and the Preferred Stock shall vote as a single class with respect to all matters as to which such shares are entitled to vote.

              (C) Upon any transfer of shares of Class B Common Stock to a person or entity other than (i) any person or entity who received Class B Common Stock pursuant to Section 4.3(C) of the Debtor's Third Amended Joint Plan of Reorganization dated December 1, 1998 as filed by MobileMedia Corporation, MobileMedia Communications, Inc. and MobileMedia Communications, Inc.'s direct and indirect subsidiaries with the United States Bankruptcy Court for the District of Delaware, Case No. 97-174 (PJW), including the Rights Offering as defined therein (the "Initial Distributees"), (ii) any other person or entity who, when taken together with any of the Initial Distributees, would constitute a "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or (iii) any "affiliate" (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of any of them (collectively, the "Class B Holders"), such transferred shares shall automatically convert into an identical number of shares of Common Stock without any action on the part of any person or entity (except as follows). The Class B Holder transferring such shares shall surrender to the Corporation at its principal office the share certificate or certificates evidencing all such shares of Class B Common Stock being transferred together with a certificate (a "Transfer Certificate") (i) stating the number of shares of Class B Common Stock being transferred to such transferee and (ii) stating that, to the knowledge of such Class B Holder, after due inquiry, such transferee is not a Class B Holder. Promptly after the delivery of such share certificate or certificates, together with such Transfer Certificate, the Corporation shall (i) cause to be issued in the name of the transferee identified in the Transfer Certificate and delivered to such Class B Holder, or to such person as directed by his or its written order, a share certificate or certificates for the number of shares of Common Stock equal to the number of shares of Class B Common Stock being transferred to such transferee and (ii) cause to be issued in the name of such Class B Holder and delivered to such Class B Holder a share certificate or certificates evidencing the number of shares, if any, of Class B Common Stock evidenced by the share certificate or certificate(s) surrendered to the Corporation not being so transferred. Upon such transfer, all rights with respect to the Class B Common Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their share certificate or certificates therefor, to receive certificates registered in the name of its transferee for the number of shares of Common Stock into which such Class B Common Stock has been converted, and payment of any declared but unpaid dividends thereon.

              (D) Any Class B Holder may, at any time and from time to time by surrendering to the Corporation at its principal office a share certificate or certificates for shares of Class B Common Stock together with a certificate (a "Conversion Certificate") stating that such Class B Holder has transferred shares of Common Stock (in an amount set forth in such Conversion Certificate) to a transferee that, to the knowledge of such Class B Holder, after due inquiry, is not a Class B Holder, request that the Corporation exchange shares of Common Stock, on a one-for-one basis, for a number of shares of Class B Common Stock not greater than the number of shares of Common Stock set forth in such Conversion Certificate. The Corporation shall, upon receipt of such certificate or certificates and the Conversion Certificate in a form the Corporation deems appropriate, issue an equal number of shares of Common Stock in exchange for such number of shares of Class B Common Stock set forth in any Conversion Certificate.

              (E) All certificates evidencing shares of Class B Common Stock which are surrendered for transfer and conversion in accordance with the provisions of subparagraph (C) above, or as accepted for conversion in accordance with the provisions of subparagraph (D) above, shall, from and after the presentation thereof together with any other documentation required hereunder, be deemed to have been retired and cancelled and the shares of Class B Common Stock represented thereby converted into Common Stock for all purposes. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Class B Common Stock accordingly.

FURTHER
RESOLVED:
            That Article FOURTH of the Restated Certificate of Incorporation be and hereby is amended by deleting subparagraph (b)(ii) of said Article FOURTH.

FURTHER
RESOLVED:
            That the Series B Certificate of Designations be and hereby is amended by deleting Section 1 thereof and inserting in lieu thereof the following:

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

  IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chairman
and Chief Executive Officer and attested by its Secretary this    day of
     , 1998.

                                          Arch Communications Group, Inc.


                                          By:__________________________________

                                                                        ANNEX E

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                        ARCH COMMUNICATIONS GROUP, INC.

  Arch Communications Group, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

  By written action of the Board of Directors of the Corporation, dated      ,
1998, the Board of Directors duly adopted resolutions pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a Certificate of Designation dated October 13, 1995 stating the designation and number of shares, and fixing the relative rights, preferences and limitations, of the Corporation's Series B Junior Participating Preferred Stock (the "Series B Certificate of Designation") and a Certificate of Designation dated June 29, 1998 stating the designation and number of shares, and fixing the relative rights, preferences and limitations, of the Corporation's Series C Convertible Preferred Stock (as so amended, the "Restated Certificate of Incorporation"), and declaring such amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware at a duly convened meeting of stockholders.

  The resolution setting forth the amendment is as follows:

RESOLVED:  That the following paragraph be inserted prior to the first paragraph of Article FOURTH of the Restated Certificate of
           Incorporation:

             "That upon the filing date of this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation (the "Effective Date"), a reverse split of the Corporation's Common Stock, $.01 par value per share ("Common Stock"), shall become
           effective, such that each   outstanding shares of Common Stock
           (including treasury shares) immediately prior to the Effective Date shall be automatically converted into one share of the Corporation's Common Stock, $ par value per share".

[Include the following paragraph if the authorized number of shares of the Corporation's Common Stock has increased from 75,000,000 to 365,000,000]


RESOLVED:  That Article FOURTH of the Restated Certificate of Incorporation of
           the Corporation, as previously amended, be and hereby is further amended by deleting paragraph (a) of said Article FOURTH and inserting in lieu thereof the following:

           (a) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000 shares, consisting of (i) 65,000,000 shares of Common Stock, $ par value per share ("Common Stock"), (ii) 10,000,000 shares of Class B Common Stock, $ par value per share ("Class B Common Stock"), and
           (iii) 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), of which 300,000 shares have been designated as Series B Junior Participating Preferred Stock, $.01 par value per share, 250,000 shares have been designated as Series C Convertible Preferred Stock, $.01 par value per share, and 9,450,000 shares remain available for future designation and issuance in accordance with the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chairman
and Chief Executive Officer and attested by its Secretary this    day of
           , 1998.

                                          ARCH COMMUNICATIONS GROUP, INC.

                                          By: _________________________________
                                             C. Edward Baker, Jr.
                                             Chairman of the Board and
                                               Chief Executive Officer

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Arch Certificate provides that Arch will, to the fullest extent permitted by the DGCL, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  The Arch Certificate also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

    2.1 Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
          Corporation and MobileMedia Communications, Inc.,
    2.2 First Amendment to Agreement and Plan of Merger, dated as of September 3, 1998, by and among Arch Communications Group, Inc., Farm
          Team Corp. and MobileMedia Communications, Inc.
    2.3** Second Amendment to Agreement and Plan of Merger, dated as of December 1, 1998, by and among Arch Communications Group, Inc., Farm
          Team Corp. and MobileMedia Communications, Inc.
    3.1   Restated Certificate of Incorporation. (1)
    3.2   Certificate of Designations establishing the Series B Junior
          Participating Preferred Stock. (2)
    3.3 Certificate of Correction, filed with the Secretary of State of Delaware on February 15, 1996. (1)
    3.4   Certificate of Designations establishing the Series C Convertible
          Preferred Stock. (3)
    3.5   Form of Certificate of Amendment to the Restated Certificate of
          Incorporation
    3.6   Form of Certificate of Amendment to the Restated Certificate of
          Incorporation
    3.7   By-laws, as amended. (1)
    4.1   Indenture, dated February 1, 1994, between Arch Communications, Inc.
          (formerly known as USA Mobile Communications, Inc. II) and United
          States Trust Company of New York, as Trustee, relating to the 9 1/2%
          Senior Notes due 2004 of Arch Communications, Inc.(4)
    4.2   Indenture, dated December 15, 1994, between Arch Communications, Inc.
          (formerly known as USA Mobile Communications, Inc. II) and United
          States Trust Company of New York, as Trustee, relating to the 14%
          Senior Notes due 2004 of Arch Communications, Inc. (5)
    4.3   Indenture, dated June 29, 1998, between Arch Communications, Inc. and
          U.S. Bank Trust National Association, as Trustee, relating to the 12
          3/4% Senior Notes due 2007 of Arch Communications, Inc. (3)
    5.1** Opinion of Hale and Dorr LLP
    8.1** Tax opinion of Hale and Dorr LLP
   10.1   Second Amended and Restated Credit Agreement (Tranche A and Tranche C
          Facilities), dated June 29, 1998, among Arch Paging, Inc., the
          Lenders party thereto, The Bank of New York, Royal Bank of Canada and
          Toronto Dominion (Texas), Inc. (3)
   10.2 Second Amended and Restated Credit Agreement (Tranche B Facility), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto. The Bank of New York, Royal Bank of Canada and Toronto
          Dominion (Texas), Inc. (3)
   10.3   Asset Purchase and Sale Agreement, dated April 10, 1998, among
          OmniAmerica, Inc. and certain subsidiaries of Arch Communications
          Group, Inc. (3)
   10.4   Letter agreement, dated June 10, 1998, between Arch Communications
          Group, Inc. and Motorola, Inc. (3)(6)
   10.5** Debtors' Third Amended Joint Plan of Reorganization, dated as of
          December 1, 1998, included as Annex C to the Proxy
          Statement/Prospectus which is a part of this Registration Statement.

    10.6   Commitment Letters to Purchase Stock and Warrants, dated as of
           August 18, 1998, by and among Arch Communications Group, Inc.,
           MobileMedia Communications Inc. and W. R. Huff Asset Management Co.,
           L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
           Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
           Whippoorwill Associates, Inc.
    10.7 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of September 3, 1998, by and among Arch Communications
           Group, Inc., MobileMedia Communications, Inc. and W.R. Huff Asset
           Management Co., L.L.C., The Northwestern Mutual Life Insurance
           Company, Northwestern Mutual Series Fund, Inc., Credit Suisse First
           Boston Corporation and Whippoorwill Associates, Inc.
    10.8** Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of December 1, 1998, by and among Arch Communications
           Group, Inc., MobileMedia Communications, Inc. and W.R. Huff Asset
           Management Co., L.L.C., The Northwestern Mutual Life Insurance
           Company, Northwestern Mutual Series Fund, Inc., Credit Suisse First
           Boston Corporation and Whippoorwill Associates, Inc.
    10.9   Form of Registration Rights Agreement among Arch Communications
           Group, Inc. and W. R. Huff Asset Management Co., L.L.C., The
           Northwestern Mutual Life Insurance Company, Northwestern Mutual
           Series Fund, Inc., Credit Suisse First Boston Corporation and
           Whippoorwill Associates, Inc.
    10.10  Form of Registration Rights Agreement among Arch Communications
           Group, Inc. and certain Stockholders.
    10.11  Amendment No. 1 to Rights Agreement, dated June 29, 1998, between
           Arch Communications Group, Inc. and the Bank of New York. (3)
    10.12 Amendment No. 2 to Rights Agreement, dated as of August 18, 1998, amending the Rights Agreement between Arch Communications Group,
           Inc. and the Bank of New York.
    10.13 Amendment No. 3 to Rights Agreement, dated September 3, 1998, amending the Rights Agreement between Arch Communications Group,
           Inc. and the Bank of New York.
    10.14  Form of Warrant Agreement, between Arch Communications Group, Inc.
           and the Bank of New York, as provided for in the First Amendment to Agreement and Plan of Merger dated as of September 3, 1998, by and among Arch Communications Group, Inc, Farm Team Corp. and
           MobileMedia Communication Inc.
    10.15  Commitment Letter, dated as of August 18, 1998, by and among Arch
           Paging, Inc. and The Bank of New York, BNY Capital Markets, Inc.,
           Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank of Canada and Barclays Bank PLC amending the Second and Amended
           Restated Credit Agreements, dated June 29, 1998 (Tranche A, B and C
           Facilities).
    10.16  Bridge Commitment Letter, dated as of August 20, 1998, among Arch
           Communications, Inc., Arch Communications Group, Inc. and The Bear
           Stearns Companies, Inc., The Bank of New York, TD Securities (USA)
           Inc. and the Royal Bank of Canada.
    10.17  Amendment No. 1 to Registration Rights Agreement, dated August 19,
           1998, amending the Registration Rights Agreement dated as of June
           29, 1998 by and among Arch Communications Group, Inc. and the
           Sandler Capital Partners IV, LP, Sandler Capital Partners IV, FTE
           LP, South Fork Partners, The Georgica International Fund Limited,
           Aspen Partners and Consolidated Press International Limited.
   +10.18  Amended and Restated Stock Option Plan (8)
   +10.19  Non-Employee Directors' Stock Option Plan (9)
   +10.20  1989 Stock Option Plan, as amended (1)
   +10.21  1995 Outside Directors' Stock Option Plan (10)
   +10.22  1996 Employee Stock Purchase Plan (11)
   +10.23  1997 Stock Option Plan (12)
   +10.24  Deferred Compensation Plan for Nonemployee Directors (13)
   +10.25  Form of Executive Retention Agreement by and between Messrs. Baker,
           Daniels, Kuzia, Pottle and Saynor (13)
    10.26  Stock Purchase Agreement, dated June 29, 1998, among Arch
           Communications Group, Inc., Sandler Capital Partners IV, L.P.,
           Sandler Capital Partners IV FTE, L.P., Harvey Sandler, John
           Kornreich, Michael J. Marocco, Andrew Sandler, South Fork Partners, the Georgica International Fund Limited, Aspen Partners and
           Consolidated Press International Limited (3)
    10.27  Registration Rights Agreement, dated June 29, 1998, among Arch
           Communications Group, Inc., Sandler Capital Partners IV, L.P.,
           Sandler Capital Partners IV FTE, L.P., Harvey Sandler, John
           Kornreich, Michael J. Marocco, Andrew Sandler, South Fork Partners,
           The Georgica International Fund Limited, Aspen Partners and
           Consolidated Press International Limited (3)

   10.28  Exchange Agreement, dated June 29, 1998, between Adelphia
          Communications Corporation and Benbow PCS Ventures, Inc. (3)
   10.29  Promissory Note, dated June 29, 1998, in the Principal amount of
          $285,015, issued by Benbow PCS Ventures, Inc. to Lisa-Gaye Shearing
          (3)
   10.30  Guaranty, dated June 29, 1998, given by Arch Communications Group,
          Inc. to Adelphia Communications Corporation (3)
   10.31  Guaranty, dated June 29, 1998, given by Arch Communications Group,
          Inc. to Lisa-Gaye Shearing (3)
   10.32  Registration Rights Agreement, dated June 29, 1998, among Arch
          Communications Group, Inc., Adelphia Communications Corporation and
          Lisa-Gaye Shearing (3)
   21.1** Subsidiaries of the Registrant
   23.1** Consent of Hale and Dorr LLP (contained in its opinion filed as
          Exhibit 5.1)
   23.2** Consent of Arthur Andersen LLP
   23.3** Consent of Ernst & Young LLP
   23.4** Consent of Wilkinson, Barker, Knauer & Quinn, LLP
   23.5** Consent of Wiley, Rein & Fielding
   24.1   Power of Attorney (included on signature page to this Registration
          Statement)
   27.1   Financial Data Schedule (7)
   99.1   Form of Subscription Certificate and related documents
   99.2** Form of Proxy for the Common Stock of Arch for Arch Annual Meeting

  --------
  *  To be filed by amendment.
  ** Filed herewith.
  + Identifies exhibits constituting a management contract or compensation plan.
  (1) Incorporated by reference from the Registration Statement on Form S-3 (File No. 333-542) of Arch Communications Group, Inc.
  (2) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated October 13, 1995 and filed on October 24, 1995.
  (3) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998 and filed on July 23, 1998.
  (4) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.
  (5) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.
  (6) A Confidential Treatment Request has been filed with respect to portions of this exhibit so incorporated by reference.
  (7) Incorporated by reference from the Quarterly Report on Form 10-Q of Arch Communications Group, Inc. for the quarter ended September 30, 1998.
  (8) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group. Inc. (then known as USA Mobile Communications Inc. II) for the fiscal year ended December 31, 1994.
  (9) Incorporated by reference from the Registration Statement on Form S-4 (File No. 33-83648) of Arch (then known as USA Mobile Communications Inc. II).
  (10) Incorporated by reference from the Registration Statement on Form S-3 (File No. 33-87474) of Arch Communications Group, Inc.
  (11) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1995.
  (12) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1996.
  (13) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1997.

  (B) FINANCIAL STATEMENT SCHEDULES

    Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) The registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  (g) The registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WESTBOROUGH, COMMONWEALTH OF MASSACHUSETTS ON DECEMBER 3, 1998.

                                         Arch Communications, Inc.

                                                /s/ C. Edward Baker, Jr.
                                         By: __________________________________
                                            C. EDWARD BAKER, JR.CHAIRMAN OF
                                             THE BOARD AND CHIEF EXECUTIVE
                                                        OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

         SIGNATURE                 TITLE
                                                                 DATE

  /s/ C. Edward Baker,     Chairman of the Board and          December 3, 1998
          Jr.              Chief Executive Officer
------------------------   Director (principal executive officer)
  C. EDWARD BAKER, JR.

   /s/ J. Roy Pottle       Executive Vice President and       December 3, 1998
------------------------   Chief Financial Officer
     J. ROY POTTLE         (principal financial officer and
                           principal accounting officer)

 * /s/ R. Schorr Berman    Director                           December 3, 1998
------------------------
    R. SCHORR BERMAN

                           Director                           December  , 1998
------------------------
    JAMES S. HUGHES

                           Director                           December  , 1998
------------------------
     JOHN KORNREICH

                           Director                           December  , 1998
------------------------
   ALLAN L. RAYFIELD

  * /s/ John B. Saynor     Director                           December 3, 1998
------------------------
     JOHN B. SAYNOR

   * /s/ John A. Shane      Director                            December 3,
-------------------------                                       1998
      JOHN A. SHANE

By:  /s/ Gerald J.
Cimmino                                                         December 3,
                                                                1998
  ----------------------
    GERALD J. CIMMINO
    Attorney in Fact

                                                                     SCHEDULE II

                        ARCH COMMUNICATIONS GROUP, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                           BALANCE                  OTHER               BALANCE
 ALLOWANCE FOR DOUBTFUL  AT BEGINNING  CHARGED   ADDITIONS TO WRITE-    AT END
        ACCOUNTS          OF PERIOD   TO EXPENSE ALLOWANCE(1)  OFFS    OF PERIOD
 ----------------------  ------------ ---------- ------------ -------  ---------
Year ended December 31,
 1997...................    $4,111      $7,181      $  --     $(5,548)  $5,744
                            ======      ======      ======    =======   ======
Year ended December 31,
 1996...................    $2,125      $8,198      $1,757    $(7,969)  $4,111
                            ======      ======      ======    =======   ======
Year ended December 31,
 1995...................    $  707      $3,915      $1,251    $(3,748)  $2,125
                            ======      ======      ======    =======   ======

--------
(1) Additions arising through acquisitions of paging companies

                                 EXHIBIT INDEX

  (A) EXHIBITS

    2.1 Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
          Corporation and MobileMedia Communications, Inc.,
    2.2 First Amendment to Agreement and Plan of Merger, dated as of September 3, 1998, by and among Arch Communications Group, Inc., Farm
          Team Corp. and MobileMedia Communications, Inc.
    2.3** Second Amendment to Agreement and Plan of Merger, dated as of December 1, 1998, by and among Arch Communications Group, Inc., Farm
          Team Corp. and MobileMedia Communications, Inc.
    3.1   Restated Certificate of Incorporation. (1)
    3.2   Certificate of Designations establishing the Series B Junior
          Participating Preferred Stock. (2)
    3.3 Certificate of Correction, filed with the Secretary of State of Delaware on February 15, 1996. (1)
    3.4   Certificate of Designations establishing the Series C Convertible
          Preferred Stock. (3)
    3.5   Form of Certificate of Amendment to the Restated Certificate of
          Incorporation
    3.6   Form of Certificate of Amendment to the Restated Certificate of
          Incorporation
    3.7   By-laws, as amended. (1)
    4.1   Indenture, dated February 1, 1994, between Arch Communications, Inc.
          (formerly known as USA Mobile Communications, Inc. II) and United
          States Trust Company of New York, as Trustee, relating to the 9 1/2%
          Senior Notes due 2004 of Arch Communications, Inc.(4)
    4.2   Indenture, dated December 15, 1994, between Arch Communications, Inc.
          (formerly known as USA Mobile Communications, Inc. II) and United
          States Trust Company of New York, as Trustee, relating to the 14%
          Senior Notes due 2004 of Arch Communications, Inc. (5)
    4.3   Indenture, dated June 29, 1998, between Arch Communications, Inc. and
          U.S. Bank Trust National Association, as Trustee, relating to the 12
          3/4% Senior Notes due 2007 of Arch Communications, Inc. (3)
    5.1** Opinion of Hale and Dorr LLP
    8.1** Tax opinion of Hale and Dorr LLP
   10.1   Second Amended and Restated Credit Agreement (Tranche A and Tranche C
          Facilities), dated June 29, 1998, among Arch Paging, Inc., the
          Lenders party thereto, The Bank of New York, Royal Bank of Canada and
          Toronto Dominion (Texas), Inc. (3)
   10.2 Second Amended and Restated Credit Agreement (Tranche B Facility), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto. The Bank of New York, Royal Bank of Canada and Toronto
          Dominion (Texas), Inc. (3)
   10.3   Asset Purchase and Sale Agreement, dated April 10, 1998, among
          OmniAmerica, Inc. and certain subsidiaries of Arch Communications
          Group, Inc. (3)
   10.4   Letter agreement, dated June 10, 1998, between Arch Communications
          Group, Inc. and Motorola, Inc. (3)(6)
   10.5** Debtors' Third Amended Joint Plan of Reorganization, dated as of
          December 1, 1998, included as Annex C to the Proxy
          Statement/Prospectus which is a part of this Registration Statement.
   10.6   Commitment Letters to Purchase Stock and Warrants, dated as of August
          18, 1998, by and among Arch Communications Group, Inc., MobileMedia
          Communications Inc. and W. R. Huff Asset Management Co., L.L.C., The
          Northwestern Mutual Life Insurance Company, Northwestern Mutual
          Series Fund, Inc., Credit Suisse First Boston Corporation and
          Whippoorwill Associates, Inc.
   10.7 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of September 3, 1998, by and among Arch Communications
          Group, Inc., MobileMedia Communications, Inc. and W.R. Huff Asset
          Management Co., L.L.C., The Northwestern Mutual Life Insurance
          Company, Northwestern Mutual Series Fund, Inc., Credit Suisse First
          Boston Corporation and Whippoorwill Associates, Inc.
   10.8** Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of December 1, 1998, by and among Arch Communications Group, Inc., MobileMedia Communications, Inc. and W.R. Huff Asset Management
          Co., L.L.C., The Northwestern Mutual Life Insurance Company,
          Northwestern Mutual Series Fund, Inc., Credit Suisse First Boston
          Corporation and Whippoorwill Associates, Inc.
   10.9   Form of Registration Rights Agreement among Arch Communications
          Group, Inc. and W. R. Huff Asset Management Co., L.L.C., The
          Northwestern Mutual Life Insurance Company, Northwestern Mutual
          Series Fund, Inc., Credit Suisse First Boston Corporation and
          Whippoorwill Associates, Inc.

    10.10  Form of Registration Rights Agreement among Arch Communications
           Group, Inc. and certain Stockholders.
    10.11  Amendment No. 1 to Rights Agreement, dated June 29, 1998, between
           Arch Communications Group, Inc. and the Bank of New York. (3)
    10.12  Amendment No. 2 to Rights Agreement, dated as of August 18, 1998, amending the Rights Agreement between Arch Communications Group,
           Inc. and the Bank of New York.
    10.13  Amendment No. 3 to Rights Agreement, dated September 3, 1998, amending the Rights Agreement between Arch Communications Group,
           Inc. and the Bank of New York.
    10.14  Form of Warrant Agreement, between Arch Communications Group, Inc.
           and the Bank of New York, as provided for in the First Amendment to
           Agreement and Plan of Merger dated as of September 3, 1998, by and among Arch Communications Group, Inc, Farm Team Corp. and
           MobileMedia Communication Inc.
    10.15  Commitment Letter, dated as of August 18, 1998, by and among Arch
           Paging, Inc. and The Bank of New York, BNY Capital Markets, Inc.,
           Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank
           of Canada and Barclays Bank PLC amending the Second and Amended
           Restated Credit Agreements, dated June 29, 1998 (Tranche A, B and C
           Facilities).
    10.16  Bridge Commitment Letter, dated as of August 20, 1998, among Arch
           Communications, Inc., Arch Communications Group, Inc. and The Bear
           Stearns Companies, Inc., The Bank of New York, TD Securities (USA)
           Inc. and the Royal Bank of Canada.
    10.17  Amendment No. 1 to Registration Rights Agreement, dated August 19,
           1998, amending the Registration Rights Agreement dated as of June
           29, 1998 by and among Arch Communications Group, Inc. and the
           Sandler Capital Partners IV, LP, Sandler Capital Partners IV, FTE
           LP, South Fork Partners, The Georgica International Fund Limited,
           Aspen Partners and Consolidated Press International Limited.
   +10.18  Amended and Restated Stock Option Plan (8)
   +10.19  Non-Employee Directors' Stock Option Plan (9)
   +10.20  1989 Stock Option Plan, as amended (1)
   +10.21  1995 Outside Directors' Stock Option Plan (10)
   +10.22  1996 Employee Stock Purchase Plan (11)
   +10.23  1997 Stock Option Plan (12)
   +10.24  Deferred Compensation Plan for Nonemployee Directors (13)
   +10.25  Form of Executive Retention Agreement by and between Messrs. Baker,
           Daniels, Kuzia, Pottle and Saynor (13)
    10.26  Stock Purchase Agreement, dated June 29, 1998, among Arch
           Communications Group, Inc., Sandler Capital Partners IV, L.P.,
           Sandler Capital Partners IV FTE, L.P., Harvey Sandler, John
           Kornreich, Michael J. Marocco, Andrew Sandler, South Fork Partners,
           the Georgica International Fund Limited, Aspen Partners and
           Consolidated Press International Limited (3)
    10.27  Registration Rights Agreement, dated June 29, 1998, among Arch
           Communications Group, Inc., Sandler Capital Partners IV, L.P.,
           Sandler Capital Partners IV FTE, L.P., Harvey Sandler, John
           Kornreich, Michael J. Marocco, Andrew Sandler, South Fork Partners,
           The Georgica International Fund Limited, Aspen Partners and
           Consolidated Press International Limited (3)
    10.28  Exchange Agreement, dated June 29, 1998, between Adelphia
           Communications Corporation and Benbow PCS Ventures, Inc. (3)
    10.29  Promissory Note, dated June 29, 1998, in the Principal amount of
           $285,015, issued by Benbow PCS Ventures, Inc. to Lisa-Gaye Shearing
           (3)
    10.30  Guaranty, dated June 29, 1998, given by Arch Communications Group,
           Inc. to Adelphia Communications Corporation (3)
    10.31  Guaranty, dated June 29, 1998, given by Arch Communications Group,
           Inc. to Lisa-Gaye Shearing (3)
    10.32  Registration Rights Agreement, dated June 29, 1998, among Arch
           Communications Group, Inc., Adelphia Communications Corporation and
           Lisa-Gaye Shearing (3)
    21.1** Subsidiaries of the Registrant
    23.1** Consent of Hale and Dorr LLP (contained in its opinion filed as
           Exhibit 5.1)
    23.2** Consent of Arthur Andersen LLP
    23.3** Consent of Ernst & Young LLP
    23.4** Consent of Wilkinson, Barker, Knauer & Quinn, LLP
    23.5** Consent of Wiley, Rein & Fielding
    24.1   Power of Attorney (included on signature page to this Registration
           Statement)

   27.1    Financial Data Schedule (7)
   99.1    Form of Subscription Certificate and related documents
   99.2**  Form of Proxy for the Common Stock of Arch for Arch Annual Meeting

  --------

  *  To be filed by amendment.

  ** Filed herewith.

  + Identifies exhibits constituting a management contract or compensation plan.

  (1) Incorporated by reference from the Registration Statement on Form S-3 (File No. 333-542) of Arch Communications Group, Inc.

  (2) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated October 13, 1995 and filed on October 24, 1995.

  (3) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998 and filed on July 23, 1998.

  (4) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.

  (5) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.

  (6) A Confidential Treatment Request has been filed with respect to portions of this exhibit so incorporated by reference.

  (7) Incorporated by reference from the Quarterly Report on Form 10-Q of Arch Communications Group, Inc. for the quarter ended September 30, 1998.

  (8) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group. Inc. (then known as USA Mobile Communications Inc. II) for the fiscal year ended December 31, 1994.

  (9) Incorporated by reference from the Registration Statement on Form S-4 (File No. 33-83648) of Arch (then known as USA Mobile Communications Inc. II).

  (10) Incorporated by reference from the Registration Statement on Form S-3 (File No. 33-87474) of Arch Communications Group, Inc.

  (11) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1995.

  (12) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1996.

  (13) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1997.